UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $405,723.53

(2)	Form, Schedule or Registration Statement No.: Form S-4 (No. 333-208524)

(3)	Filing Party: Denali Holding Inc.

(4)	Date Filed: December 14, 2015

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 11, 2016

[    ], 2016

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear EMC Corporation Shareholders:

EMC Corporation, referred to as EMC, and Denali Holding Inc., referred to as Denali, have entered into an Agreement and Plan of Merger, dated as of October 12, 2015, referred to as the merger agreement, under which a wholly owned subsidiary of Denali will be merged with and into EMC, and EMC will continue as a wholly owned subsidiary of Denali, which transaction is referred to as the merger. If the merger is completed, EMC shareholders will receive, in exchange for each share of EMC common stock owned immediately prior to the merger, (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of common stock of Denali designated as Class V Common Stock, par value $0.01 per share, equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to track and reflect the economic performance of the Class V Group, which would initially have attributed to it approximately 65% of EMC’s current economic interest in the business of VMware, Inc., referred to as VMware, which currently consists of approximately 343 million shares of VMware common stock. The Class V Common Stock is intended to track the performance of such economic interest in the VMware business following the completion of the merger, but there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The shares of EMC common stock are listed on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “EMC.” Denali will apply for listing of the Class V Common Stock on the NYSE under the symbol “DVMT.” The shares of Class V Common Stock will begin trading following the completion of the merger.

EMC will hold a special meeting of its shareholders to vote on certain matters in connection with the proposed merger. Attendance at the special meeting will be limited as more fully described in the accompanying proxy statement/prospectus.

EMC shareholders are cordially invited to attend the special meeting of EMC shareholders. The special meeting will be held at [            ] (Eastern Time), on [                    ], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, EMC shareholders will be asked to approve the merger agreement. In addition, EMC shareholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

We cannot complete the merger without the approval of the merger by EMC shareholders. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, a number of related transactions and agreements, and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully and in its entirety. Please pay particular attention to “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

We hope to see you at the special meeting and look forward to the successful completion of the merger.

Sincerely,

[/s/ Joseph M. Tucci]

Joseph M. Tucci

Chairman of the Board and Chief Executive Officer

EMC Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [                    ], 2016 and is first being mailed to EMC shareholders on or about [                    ], 2016.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business, financial and other information about EMC from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing, via email or by telephone from EMC or Denali at the following addresses and telephone numbers:

Denali Holding Inc. One Dell Way Round Rock, Texas 78682 Attention: Investor Relations Email: investor_relations@dell.com Telephone: (512) 728-7800	EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 Attention: Investor Relations Email: emc_ir@emc.com Telephone: (508) 435-1000

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated, EMC’s proxy solicitor, toll-free at (888) 750-5834 or collect at (212) 750-5833. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of the special meeting of shareholders (which is [                    ], 2016) to receive them before the special meeting.

See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

EMC CORPORATION

176 South Street

Hopkinton, Massachusetts 01748

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ], 2016

[                    ], 2016

To the Shareholders of EMC Corporation:

A special meeting of shareholders of EMC Corporation, a Massachusetts corporation, referred to as EMC, will be held at [            ] (Eastern Time), on [                    ], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, shareholders will be asked to take the following actions:

•	to approve the Agreement and Plan of Merger, dated as of October 12, 2015, as it may be amended from time to time, referred to as the merger agreement, among Denali Holding Inc., a Delaware corporation, referred to as Denali, Dell Inc., a Delaware corporation, referred to as Dell, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Denali, referred to as Merger Sub, and EMC, pursuant to which Merger Sub will be merged with and into EMC, and EMC will continue as a wholly owned subsidiary of Denali (which transaction is referred to as the merger) (a copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus);

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

EMC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

The EMC board of directors has fixed the close of business on [                    ], 2016 as the record date for the special meeting. Only holders of record of EMC common stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Attendance at the special meeting will be limited to EMC shareholders as of the record date and to guests of EMC, as more fully described under “Special Meeting of EMC Shareholders—Date, Time and Location” beginning on page 161 of the accompanying proxy statement/prospectus. If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [                    ], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form. Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [                    ], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, referred to as a nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of EMC common stock represented at the special meeting and entitled to vote thereon.

Under the Massachusetts Business Corporation Act, referred to as the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA subject to certain exceptions. For the reasons described in the accompanying proxy statement/prospectus, EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger. Any shareholder seeking to assert appraisal rights should carefully review the procedures described in the accompanying proxy statement/prospectus. A copy of the applicable provisions of the MBCA is attached as Annex E to the accompanying proxy statement/prospectus.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Your vote is very important. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by the record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus. If you have any questions concerning the merger, the merger agreement, the non-binding, advisory vote on the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help submitting a proxy to have your shares of EMC common stock voted, please contact EMC’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

[/s/ Paul T. Dacier]

Paul T. Dacier

Executive Vice President, General Counsel and

Assistant Secretary

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Denali with the U.S. Securities and Exchange Commission, constitutes a prospectus of Denali under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Class V Common Stock to be issued to EMC shareholders as consideration in the merger. This proxy statement/prospectus also constitutes a proxy statement for EMC under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the special meeting of EMC shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. The mailing of this proxy statement/prospectus to EMC shareholders will not create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Denali has been provided by Denali and information contained in this proxy statement/prospectus regarding EMC has been provided by EMC.

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:

•	“Class V Common Stock” refers to the series of Denali common stock, par value $0.01 per share, designated as Class V Common Stock;

•	“Dell” refers to Dell Inc., a Delaware corporation, or, as the context requires, to Dell Inc. and its consolidated subsidiaries;

•	“Dell International” refers to Dell International LLC, a Delaware limited liability company and wholly owned subsidiary of Dell;

•	“Denali” refers to Denali Holding Inc., a Delaware corporation, before the closing on October 29, 2013 of the going-private transaction referred to in this proxy statement/prospectus, and Denali Holding Inc. or, as the context requires, to Denali Holding Inc. and its consolidated subsidiaries from and after such closing;

•	“Denali bylaws” refers to the Amended and Restated Bylaws of Denali Holding Inc., which will be amended and restated prior to the effective time of the merger, a copy of which is attached as Annex C to this proxy statement/prospectus;

•	“Denali certificate” refers to the Fourth Amended and Restated Certificate of Incorporation of Denali Holding Inc., which will be filed with the Secretary of State of the State of Delaware prior to the effective time of the merger, a copy of which is attached as Annex B to this proxy statement/prospectus;

•	“Denali Intermediate” refers to Denali Intermediate, Inc., a Delaware corporation;

•	“Denali Tracking Stock Policy” refers to the Tracking Stock Policy Statement regarding DHI Group and Class V Group Matters, a copy of which is attached as Annex D to this proxy statement/prospectus;

•	“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•	“DHI Group common stock” refers collectively to the series of Denali common stock, each with a par value $0.01 per share, designated as Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock;

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•	“DOJ” refers to the U.S. Department of Justice;

•	“EMC” refers to EMC Corporation, a Massachusetts corporation;

•	“EMC articles” refers to the Restated Articles of Organization of EMC;

•	“EMC bylaws” refers to the Amended and Restated Bylaws of EMC;

•	“EMC common stock” refers to EMC common stock, par value $0.01 per share;

•	“Evercore” refers to Evercore Group L.L.C.;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refers to American Stock Transfer & Trust Company, LLC;

•	“FTC” refers to the U.S. Federal Trade Commission;

•	“GAAP” refers to U.S. Generally Accepted Accounting Principles;

•	“going-private agreement” refers to the Agreement and Plan of Merger, dated as of February 5, 2013, as amended, pursuant to which the going-private transaction of Dell was effected;

•	“going-private consideration” refers to the consideration paid to the public stockholders of Dell in connection with the going-private transaction of Dell;

•	“going-private transaction” refers to the acquisition of Dell by Denali on October 29, 2013 in which the public stockholders of Dell received cash for their shares of Dell common stock;

•	“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Internal Revenue Code” refers to the U.S. Internal Revenue Code of 1986, as amended;

•	“MBCA” refers to the Massachusetts Business Corporation Act;

•	“MD stockholders” refers to Michael S. Dell and the Susan Lieberman Dell Separate Property Trust and any person to whom either of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“merger” refers to the merger of Merger Sub with and into EMC, as a result of which the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of October 12, 2015, as it may be amended from time to time, among Denali, Dell, Merger Sub and EMC, a copy of which is attached as Annex A to this proxy statement/prospectus;

•	“merger consideration” refers to the consideration, per share of EMC common stock, to be received by EMC shareholders in the merger, consisting of:

•	$24.05 in cash, without interest, and

•	a number of shares of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (1) 222,966,450 by (2) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares;

•	“Merger Sub” refers to Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Denali;

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•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC;

•	“MSD Partners” means MSD Partners, L.P. and its affiliates (other than Michael S. Dell for so long as Michael S. Dell serves as the chief executive officer of Denali);

•	“MSD Partners stockholders” refers to MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company and any person to whom either of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“Nasdaq” refers to the Nasdaq Stock Market;

•	“Number of Retained Interest Shares” refers to the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with the Denali certificate, as described in this proxy statement/prospectus;

•	“NYSE” refers to the New York Stock Exchange;

•	“Pivotal” refers to Pivotal Software, Inc., a Delaware corporation;

•	“record date” refers, as to the EMC shareholders entitled to receive notice of, and to vote at, the special meeting of EMC shareholders, to the close of business on [ ], 2016;

•	“retained interest,” or “inter-group interest in the Class V Group,” refers to the economic interest in the Class V Group that is attributed to the holders of the DHI Group Common Stock and not to the holders of the Class V Common Stock, which retained interest is expressed in terms of the Number of Retained Interest Shares;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Silver Lake Partners” refers to Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles;

•	“SLP stockholders” refers to Silver Lake Partners III, L.P., a Delaware limited partnership, Silver Lake Technology Investors III, L.P., a Delaware limited partnership, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P. and any person to whom any of them would be permitted to transfer any equity securities of Denali under the Denali certificate;

•	“Temasek” refers to Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited;

•	“VMware” refers to VMware, Inc., a Delaware corporation;

•	“VMware common stock” refers to Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of VMware;

•	“VMware intercompany notes” refers to (1) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (2) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (3) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC; and

•	“we,” “our” or “us” refers to Denali, Dell or EMC, as the context requires.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and matters to be addressed at the special meeting. The questions and answers below are preceded by a brief summary of some of the material terms of the merger transaction and the Class V Common Stock that will be issued to EMC shareholders if the merger is completed. These questions and answers may not address all of the questions that may be important to EMC shareholders. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Summary of Certain Material Terms of the Merger and the Class V Common Stock

•	On October 12, 2015, EMC entered into the merger agreement with Denali and two subsidiaries of Denali. The merger agreement provides that, subject to its terms and conditions, a subsidiary of Denali will be merged with and into EMC.

•	If the merger is completed, EMC shareholders will receive in exchange for each share of EMC common stock owned immediately prior to the merger (1) $24.05 in cash, without interest, and (2) approximately 0.111 shares of Denali Class V Common Stock based on Denali’s current estimates. The specific number of shares of Class V Common Stock to be received in the merger will be determined pursuant to a formula that is described elsewhere in this proxy statement/prospectus. While the cash portion of the merger consideration is known, the value of the Class V Common Stock merger consideration that EMC shareholders will receive is uncertain. See “The Merger Agreement—Merger Consideration,” “Risk Factors—Risk Factors Relating to the Merger—Because there is no established trading market or market price of Class V Common Stock, the value of the merger consideration that EMC shareholders will receive in the merger is uncertain” and “—Between the date the merger agreement was entered into and the date of this proxy statement/prospectus, the market value of the VMware Class A common stock has declined, thereby reducing the implied value of the stock portion of the merger consideration. Changes in the market value of the VMware Class A common stock also will impact the amount of cash that holders of EMC common stock will receive in the merger in lieu of fractional shares of Class V Common Stock.”

•	The Class V Common Stock is a type of common stock that is commonly referred to as a tracking stock. The approximately 223 million shares of Class V Common Stock issuable in the merger are intended to track the economic performance of approximately 65% of Denali’s economic interest in the Class V Group (described in the next bullet) following the completion of the merger (the remaining approximately 35% economic interest in the Class V Group is initially intended to be tracked by the DHI Group common stock as a result of the DHI Group’s retained interest in the Class V Group).

•	The Class V Group will initially consist of EMC’s economic interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. See “Description of Denali Capital Stock Following the Merger.” Below is a diagram identifying the Denali businesses that will initially be attributed to the DHI Group and the Class V Group:

•	The number of shares of Class V Common Stock to be issued initially will have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC. However, the VMware Class A common stock and the Class V Common Stock have different characteristics and Denali expects there may not be a direct correlation in the potential market price of Class V Common Stock to the market price of VMware Class A common stock, and EMC shareholders should not rely on the market price of the VMware Class A common stock to value the Class V Common Stock. These characteristics include (among others):

•

Although the Class V Group is initially intended to track Denali’s economic interest in the shares of VMware common stock attributed to it, the Class V Group may in the future have different assets and liabilities attributed to it. Denali will have the ability to attribute other assets or liabilities to the Class V Group in exchange for assets and liabilities having an equivalent fair market value, in each case as authorized and determined by the Denali board of directors with the consent of its Capital Stock Committee. See “Description of Denali Tracking Stock Policy—Relationship between the DHI Group and the Class V Group.” Any such alteration of assets and liabilities attributed to the Class V Group may result in Denali’s economic interest in all or part of the shares of VMware common stock initially attributed to the Class V Group being attributed to the DHI Group and may also result in a change to the amount of the DHI Group’s retained interest in the Class V Group. See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Certain Adjustments to the Number of Retained Interest Shares.”

•	The Class V Common Stock is subject to the credit risk of Denali. The DHI Group and the Class V Group are not separate legal entities and cannot own assets, and as a result, holders of Class V Common Stock will not have a direct claim to, or any special legal rights related to, specific assets attributed to the Class V Group and Denali’s tracking stock capitalization will not limit Denali’s legal responsibility, or that of Denali’s subsidiaries, for their respective debts and liabilities. See “Questions and Answers—Will the Class V Common Stock have exposure to credit risk at Denali?” and “Risk Factors—Risk Factors Relating to Denali’s Proposed Tracking Stock Structure—Holders of Class V Common Stock will be common stockholders of Denali and will be, therefore, subject to risks associated with an investment in Denali as a whole.”

•	The Class V Common Stock is common stock of Denali and the holders of Class V Common Stock will not have voting rights at the VMware level. See “Questions and Answers—What will be the voting rights of the series of stock of Denali after the merger?”

•	The Denali board of directors may in certain circumstances elect to (1) convert all of the Class V Common Stock into publicly-traded Class C Common Stock of Denali or (2) redeem the Class V Common Stock in exchange for shares of common stock of VMware, publicly-traded shares of common stock of a wholly owned subsidiary of Denali owning the assets attributed to the Class V Group, cash or a combination thereof. The rights of any securities that may be received in a conversion or in redemption may be significantly different from the Class V Common Stock. See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Redemption for VMware Common Stock,” “—Redemption for Securities of Class V Group Subsidiary,” “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and “Description of Denali Capital Stock Following the Merger—Conversion.”

In addition, tracking stocks have often historically traded at a discount to the estimated value of the underlying business they are intended to track. Accordingly, although the Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger, there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such interest. Tracking stocks are relatively uncommon financing structures, and we are not aware of any current or historical examples of a tracking stock that is intended to track solely an interest in another publicly-traded company (other than the proposed Class V Common Stock).

•

Immediately following the completion of the merger, it is expected that, for matters on which all holders of Denali common stock are entitled to vote, the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock will be entitled. The members of the Denali board of directors will be divided into three groups and holders of Class V Common Stock will have voting rights with respect to the election of only one of the three groups. Following the completion of the merger, Denali will qualify as a “controlled company” under NYSE rules and will qualify for exemptions from certain corporate governance requirements. As a result, holders of Class V Common Stock will not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of the NYSE. Denali expects that a majority of its directors will not be independent under NYSE rules and that it will not establish fully independent compensation and nominating committees. Even though Denali will be a “controlled company,” it will be required to comply with the rules of the SEC and the NYSE relating to the membership, qualifications and operations of the audit committee of the board of directors. Denali expects that each of the three directors who will serve on Denali’s audit committee will qualify as an independent director. Denali is also required to maintain a Capital Stock Committee, a majority of whose members must be independent. See “Management of Denali after the Merger—Board of Directors” and “—Committees of the Board of Directors” and “Risk Factors—Risk Factors Relating to the Combined Company—Upon the listing of the shares of Class V Common Stock on the NYSE, Denali will be a ‘controlled company’ within the meaning of NYSE rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. Holders of Class V Common Stock will therefore not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Questions and Answers Regarding the Merger and the Special Meeting

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus serves as both a proxy statement of EMC for the special meeting of EMC shareholders to be held to obtain shareholder approval of the merger agreement and take the other actions described in this document, and as a prospectus of Denali relating to its offering of the Class V Common Stock to be issued to EMC shareholders as merger consideration pursuant to the merger agreement.

Denali and EMC have agreed to a merger, pursuant to which EMC shareholders will receive the merger consideration described in this proxy statement/prospectus and EMC will become a wholly owned subsidiary of Denali and will no longer be a publicly held corporation. In order for Denali and EMC to complete the merger, EMC shareholders must approve the merger agreement.

EMC is holding a special meeting of shareholders to obtain the shareholder approval necessary to approve the merger agreement. In addition, EMC shareholders will also be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. EMC’s named executive officers are identified under “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers.”

Your vote is very important. We encourage you to submit a proxy as soon as possible to have your shares of EMC common stock voted.

Q:	What will EMC shareholders receive in the merger?

A:	If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to the completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

Q:	What is the Class V Common Stock?

A:

The Class V Common Stock is a type of common stock commonly referred to as a tracking stock (as described below) and is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger. However, there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to track and reflect the economic performance of approximately 65% of EMC’s current economic interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares of Class V Common Stock to be issued initially will have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC.

Q:	What are your expectations about how the market price of the Class V Common Stock will correlate with the performance of the economic interest in the VMware business it is intended to track or with the market price of the VMware Class A common stock?

A:	The Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business, but there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. Further, while investors may view the market price of the VMware Class A common stock as relevant to a valuation of the VMware business, because the Class V Common Stock and the VMware Class A common stock have different characteristics, as discussed above, which we expect may affect their respective market prices in distinct ways, the market prices of the two stocks may not be directly correlated. Tracking stocks often trade at a discount to the estimated value of the assets or businesses they are intended to track.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, EMC shareholders will not receive any consideration for their shares of EMC common stock, EMC will remain an independent public company and EMC common stock will continue to be traded on the NYSE. In addition, in certain circumstances, EMC or Denali may be required to pay a termination fee to the other party following the termination of the merger agreement. See “The Merger Agreement—Termination Fees.”

Q:	If I am an EMC shareholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving proper documentation from you, following the effective time of the merger, the exchange agent will forward to you Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of shares of EMC common stock for shares of Class V Common Stock and cash, see “Proposal 1: Approval of the Merger Agreement—Exchange of Shares in the Merger.”

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at [ ] (Eastern Time), on [ ], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of EMC common stock as of the record date, the close of business on [ ], 2016, are entitled to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were [ ] shares of EMC common stock outstanding. Each outstanding share of EMC common stock is entitled to one vote.

Q:	Who may attend the special meeting?

A:	Attendance at the special meeting will be limited to EMC shareholders as of the record date and to pre-approved guests of EMC. All shareholder guests must be pre-approved by EMC and will be limited to spouses, persons required for medical assistance and properly authorized representatives of EMC shareholders as of the record date. If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [ ], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form.

Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [                    ], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings.

The special meeting is a private business meeting. In accordance with the EMC bylaws, EMC’s chairman of the board of directors or other presiding officer has the right and authority to adjourn the special meeting and to determine and maintain the rules, regulations and procedures for the conduct of the special meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the special meeting. Failure to abide by the special meeting rules will not be tolerated and may result in expulsion from the special meeting. A copy of the special meeting rules will be provided to all properly pre-registered shareholders and guests. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you have a disability, EMC can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call EMC’s Office of the Secretary no later than [                    ], 2016, at 176 South Street, Hopkinton, Massachusetts 01748, telephone number (508) 435-1000.

Q:	What are EMC shareholders being asked to vote on?

A:	EMC shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement, pursuant to which Merger Sub will be merged with and into EMC, and as a result of which the separate corporate existence of Merger Sub will cease and EMC will continue as a wholly owned subsidiary of Denali;

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger. Approval of the other proposals is not a condition to the completion of the merger.

Q:	Are there any important risks about the merger or Denali’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on how to vote, you are urged to read the section “Risk Factors” carefully and in its entirety.

Q:	How does the EMC board of directors recommend that EMC shareholders vote?

A:	The EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

The EMC board of directors also unanimously recommends that EMC shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. For information about these proposals, see “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors,” “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders.”

Q:	How do I vote?

A:	You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of EMC common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares voted even if you plan to attend the special meeting. You may always change your vote at the special meeting.

If you are a shareholder of record for the special meeting, then you may have your shares voted at the special meeting in person or by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the special meeting is [            ] (Eastern Time) on [                    ], 2016.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from your nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by [            ] (Eastern Time) on [                    ], 2016, for the trustee to vote your shares. You may not vote these shares in person at the special meeting.

Q:	What is a “broker non-vote”?

A:	Under NYSE rules, brokers and other nominees may use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. A “broker non-vote” occurs on an item when a nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Q:	What EMC shareholder vote is required for (1) the approval of the merger agreement, (2) the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and (3) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, and what happens if I abstain or fail to vote?

A:	The following are the vote requirements:

•	Approval of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting is required to approve the merger agreement. Accordingly, an abstention or failure to vote or a broker non-vote will have the same effect as a vote “AGAINST” the approval of the merger agreement.

•	Non-Binding, Advisory Approval of Compensation Payments: The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger. Abstentions and broker non-votes are not considered votes cast and, therefore, will have no effect on the proposal.

•	Approval of Adjournment of Special Meeting of EMC Shareholders: The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. Abstentions and broker non-votes are not considered votes cast and, therefore, will have no effect on the proposal.

Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the shares of EMC common stock outstanding on the record date entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Q:	If my shares are held in “street name” by my bank, brokerage firm, dealer, trust company or other nominee, will my bank, brokerage firm, dealer, trust company or other nominee automatically vote my shares for me?

A:	No. Your bank, brokerage firm, dealer, trust company or other nominee will not vote your shares if you do not provide your bank, brokerage firm, dealer, trust company or other nominee with a signed voting instruction form with respect to your EMC common stock. Therefore, you should instruct your bank, brokerage firm, dealer, trust company or other nominee to vote your EMC common stock by following the directions your bank, brokerage firm, dealer, trust company or other nominee provides.

Because banks, brokerage firms, dealers, trust companies and other nominees do not have discretionary voting authority with respect to any of the proposals at the special meeting, if a beneficial owner of EMC common stock held in “street name” does not give voting instructions to the bank, brokerage firm, dealer, trust company or other nominee for any proposals, then those shares will not be counted as votes cast for or against any of the proposals and will not be counted for purposes of determining whether a quorum is present at the special meeting.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan and you do not give instructions about how your shares are to be voted, the plan trustee will vote your shares in the same manner, proportionally, as it votes the other shares of EMC for which proper and timely instructions of other plan participants have been received by the plan trustee. If you hold shares of EMC common stock through your participation in the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan and do you not give instructions about how your shares are to be voted, the plan trustee may not vote your shares at all.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the EMC common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors. The EMC board of directors has recommended that such proxy cards be voted “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Q:	Is my vote important?

A:	Yes, your vote is very important. The merger cannot be completed without the approval of the merger agreement by EMC shareholders.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

Q:	May I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your voting instructions at any time before your shares are voted at the special meeting.

If you are a holder of record as of the record date, you may revoke your proxy by:

•	sending a signed, written notice stating that you revoke your proxy to the Corporate Secretary, at EMC’s offices at 176 South Street, Hopkinton, Massachusetts 01748, Attention: Office of the Secretary, that bears a date later than the date of the proxy you want to revoke and is received by the EMC Office of the Secretary prior to the special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [ ], 2016, or by mailing a later-dated, new proxy card that is received by [ ] prior to the special meeting; or

•	attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your voting instructions or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Q:	What happens if I transfer my shares of EMC common stock before the special meeting?

A:	The record date is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of EMC common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting. However, if you are an EMC shareholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of EMC common stock through the effective time of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form sent to you by your nominee or intermediary. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please sign and return each set separately in order to ensure that all of your shares are voted.

Q:	How do I obtain the voting results from the special meeting?

A:	Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that EMC intends to issue after the special meeting. The press release will be available on the EMC website at www.emc.com. Final voting results for the special meeting will be published in a current report on Form 8-K filed with the SEC within four business days after the special meeting. A copy of this current report on Form 8-K will be available after filing with the SEC on the EMC website and at www.sec.gov.

Q:	What will happen if any or all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to the completion of the merger, EMC shareholders must approve the merger agreement. Completion of the merger is not conditioned or dependent upon the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger. Nor is completion of the merger conditioned upon the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. Additionally, if the merger agreement is terminated by EMC or Denali in the event the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting, EMC will be obligated to reimburse Denali for all reasonable out-of-pocket expenses incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Q:	May EMC shareholders exercise appraisal rights instead of receiving the per share merger consideration for shares of EMC common stock?

A:	Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under “Appraisal Rights of EMC Shareholders,” EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Under Part 13 of the MBCA, EMC shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to EMC a written notice of intent to demand payment for such shareholders’ shares of EMC common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

These procedures are summarized under “Appraisal Rights of EMC Shareholders.” In addition, the text of Part 13 of the MBCA is reproduced in its entirety as Annex E to this proxy statement/prospectus.

Q:	Why are EMC shareholders being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger?

A:	The SEC has adopted rules that require EMC to seek a non-binding, advisory vote on the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger.

Q:	What happens if EMC shareholders do not approve the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger?

A:	Approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger is not a condition to the completion of the merger. The vote is a non-binding, advisory vote. If EMC shareholders approve the merger agreement and the merger is completed, EMC will be obligated to pay all or a portion of this compensation to its named executive officers in connection with the completion of the merger or certain terminations of employment following the merger, even if EMC shareholders do not approve this proposal.

Q:	What are the material U.S. federal income tax consequences of the merger to EMC shareholders?

A:	It is anticipated that the merger should generally be treated as an exchange by EMC shareholders of shares of EMC common stock for common stock of Denali and cash in a transaction described in Section 351 of the Internal Revenue Code (except to the extent treated as a redemption, as described below). However, there is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock. See “Risk Factors—There is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock” and “Proposal 1: Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock.”

The completion of the merger is conditioned upon the receipt by each of EMC and Denali, respectively, of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. Neither Denali nor EMC currently intends to waive the opinion condition to its obligation to complete the merger. If either Denali or EMC waives the opinion condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to EMC shareholders have materially changed, Denali and EMC will recirculate appropriate soliciting materials to resolicit the votes of EMC shareholders.

To the extent the exchange of shares of EMC common stock for common stock of Denali and cash qualifies as an exchange described in Section 351 of the Internal Revenue Code, and subject to the discussion below regarding cash provided by EMC, U.S. holders of EMC common stock who receive cash and Class V Common Stock in the merger should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Class V Common Stock and the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in the exchange for shares of EMC common stock exceeds the holder’s adjusted basis in such shares of EMC common stock, and (2) the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in such exchange for shares of EMC common stock. However, to the extent that cash in the merger is considered to be provided by EMC, (1) the exchange of such cash for EMC common stock should be treated as a redemption of EMC common stock for the cash provided by EMC and (2) to the extent so treated, a U.S. holder of EMC common stock would recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock deemed to have been redeemed in such redemption.

The treatment of any cash received instead of a fractional share interest in Class V Common Stock is discussed in “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock—Cash in Lieu of Fractional Shares.”

While we believe that, for U.S. federal income tax purposes, the Class V Common Stock should be treated as common stock of Denali, there are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published rulings of the U.S. Internal Revenue Service, referred to as the IRS, directly addressing the characterization of stock with characteristics similar to the Class V Common Stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Accordingly, no assurance can be given that the treatment of the Class V Common Stock as common stock of Denali, if contested, would be sustained by a court.

If the Class V Common Stock were not treated as common stock of Denali, the U.S. federal income tax consequences of the merger to U.S. holders of EMC common stock would differ from those described above. For a more detailed discussion of the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”

EMC shareholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as estate, gift, state, local or non-U.S. tax consequences.

Q:	When do you expect to complete the merger?

A:	As of the date of this proxy statement/prospectus, it is not possible to estimate accurately the completion date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Denali’s and EMC’s obligations to complete the merger. Denali and EMC, however, expect the merger to close during the second or third quarter of Denali’s fiscal year ending February 3, 2017. Because the completion of the merger is conditioned on receipt of governmental approvals and the satisfaction of other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. The merger agreement provides for an outside date of December 16, 2016 for the completion of the merger. For more information regarding the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	What will happen to outstanding EMC equity awards in the merger?

A:	Each currently outstanding EMC stock option will become vested and fully exercisable for a reasonable period of time prior to the effective time of the merger. Each EMC stock option that remains outstanding immediately prior to the effective time of the merger will be automatically exercised immediately prior to the effective time of the merger on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding will reduce the number of shares of EMC common stock otherwise issuable. Each such holder of a net exercised EMC stock option will thereafter be entitled to receive the merger consideration with respect to the net number of shares of EMC common stock issued upon such net exercise. Except for a limited number of restricted stock units that may be granted following the date of the merger agreement and that will continue in effect as cash awards following the effective time of the merger, each EMC restricted stock unit outstanding immediately prior to the effective time of the merger will become fully vested immediately prior to the effective time (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which will be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different treatment with respect to equity awards made prior to the execution of the merger agreement; no such agreements were in effect as of the date of this proxy statement/prospectus. See “Proposal 1: Approval of the Merger Agreement—Treatment of EMC Equity Awards” for additional information about the treatment of EMC equity awards under the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes, please submit your proxy as promptly as possible, so that your shares may be represented and voted at the special meeting. To submit a proxy or to vote your shares of EMC common stock, do so by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares in street name, please instruct your nominee or intermediary to vote your shares by following the instructions that the nominee or intermediary provides to you with these materials. Your nominee or intermediary will vote your shares of EMC common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your nominee or intermediary to see if you may submit voting instructions using the telephone or Internet.

Q:	Should I send in my EMC stock certificates now?

A:	No. EMC shareholders should not send in their stock certificates at this time. After the completion of the merger, Denali’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of EMC common stock for the merger consideration. The shares of Class V Common Stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “Proposal 1: Approval of the Merger Agreement—Exchange of Shares in the Merger.”

Q:	How will the merger be financed?

A:	The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from, among others, Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank and RBC Capital Markets for the purpose of financing the merger and refinancing certain existing indebtedness of Denali and EMC. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earlier of the termination of the merger agreement in accordance with its terms and December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion, in the case of EMC) at the completion of the merger for the purpose of financing the transactions contemplated by the merger agreement.

Q:	Does Denali expect to use any of VMware’s cash flows and debt capacity to repay indebtedness incurred by Denali in connection with the merger?

A:	No. The credit structure and plans for servicing the indebtedness of Denali and its subsidiaries after the completion of the merger are based entirely on anticipated proceeds from sales of non-core businesses attributable to the DHI Group, operating cash flows attributable to the DHI Group and working capital improvements by the DHI Group and do not rely on VMware’s cash flows or debt capacity.

Q:	Will VMware be liable for the debt financing incurred by Denali to consummate the merger or be subject to contractual restrictions on its business?

A:	No. VMware will not have any liability for the debt financing incurred by Denali to consummate the merger and Denali’s debt will not impose any contractual restrictions on VMware’s business.

Q:	Will the Class V Common Stock issued to EMC shareholders at the time of the completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the completion of the merger that the shares of Class V Common Stock to be issued to EMC shareholders in the merger be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance. Denali will apply for listing of the Class V Common Stock on the NYSE under the symbol “DVMT.” The Class V Common Stock will be freely transferable and will trade just like other publicly listed common stocks.

Q:	If I am an EMC shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the special meeting, or wish to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

or

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Attention: Investor Relations

Email: emc_ir@emc.com

Telephone: (508) 435-1000

Q:	Where can I find more information about Denali and EMC?

A:	You can find more information about Denali and EMC from the sources described under “Where You Can Find More Information.”

Questions and Answers Regarding Denali’s Proposed Tracking Stock Structure

Q:	What is a tracking stock?

A:	A tracking stock is a separate class or series of a company’s common stock that is intended to reflect the economic performance of a defined set of assets and liabilities, usually consisting of a specific business or subsidiary.

Q:	What will be the series of common stock of Denali?

A:	The series of common stock of Denali will be the Class V Common Stock and the DHI Group common stock.

•	EMC’s interest in the VMware business currently consists of approximately 343 million shares of VMware common stock. The approximately 223 million shares of Class V Common Stock issuable to EMC shareholders as merger consideration (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) will represent approximately 65% of the shares of Class V Common Stock authorized to be issued under the Denali certificate and, as a result, are intended to track and reflect the economic performance of approximately 65% of EMC’s current economic interest in the VMware business. The Class V Common Stock is initially intended to track the performance of such economic interest in the VMware business after the merger, but we cannot assure you that the market price of the Class V Common Stock will, in fact, reflect such performance. The number of shares of Class V Common Stock to be issued initially will have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC.

•	The DHI Group common stock, which is comprised of four series of common stock, is intended to track the performance of Denali as a whole excluding the interest in the Class V Group to be represented by outstanding shares of Class V Common Stock. Following the merger, we expect that the DHI Group common stock initially will track and reflect the economic performance of approximately 35% of EMC’s current economic interest in the VMware business.

•	The assets and liabilities of Denali that are intended to be tracked by the authorized Class V Common Stock, which initially will consist solely of Denali’s economic interest in the VMware business as of the completion of the merger, are referred to as the Class V Group, and the remaining assets and liabilities of Denali that are intended to be tracked by the DHI Group common stock (including a retained interest in the Class V Group) are referred to as the DHI Group.

Q:	How are Denali’s interests aligned with the interests of the holders of the Class V Common Stock?

A:	After the completion of the merger, Denali will be the largest stockholder of VMware. The owners of the DHI Group common stock, which includes Michael S. Dell and the SLP stockholders, will have an indirect economic interest in the approximately 35% of the VMware common stock owned by Denali at the completion of the merger that are not attributed to the holders of the Class V Common Stock. As a result, at the completion of the merger, the owners of the DHI Group common stock will have an indirect economic interest in approximately 28% of the VMware business. We believe this significant ownership interest by Denali in VMware provides a significant incentive for Denali to promote success at VMware and aligns Denali’s interests with the interests of the holders of the Class V Common Stock.

After the completion of the merger and assuming no change in the number of outstanding shares of VMware common stock before the completion of the merger, Denali is expected to beneficially own 300 million shares of VMware Class B common stock, representing 100% of the outstanding shares of VMware Class B common stock, and approximately 43 million shares of VMware Class A common stock, representing approximately 35.5% of the outstanding shares of VMware Class A common stock. Each share of VMware Class A common stock is entitled to one vote per share and each share of VMware Class B common stock is entitled to ten votes per share. Such beneficial ownership by Denali is expected to represent approximately 97.5% of the total voting power of the outstanding VMware common stock.

Q:	What is the Capital Stock Committee and what function will it serve in our tracking stock structure?

A:

The Denali board of directors will create a standing committee known as the Capital Stock Committee. The Denali board of directors will not be permitted to take certain actions with respect to the Class V Common Stock without the approval of the Capital Stock Committee, including any actions that would result in any changes to the policies governing the relationship between the Class V Group and the DHI Group or in any reallocation of assets and liabilities between the Class V Group and the DHI Group. The Capital Stock Committee will consist of at least three members, the majority of whom must qualify as independent directors under the rules of the NYSE. Under the Denali board policies, if such independent directors are granted equity compensation by Denali, approximately half of the value at grant of all such compensation will consist of Class V Common Stock or options to purchase Class V Common Stock.

Q:	What will be the voting rights of the series of stock of Denali after the merger?

A:	Holders of Class V Common Stock will vote together with the DHI Group common stock as a single class except in certain limited circumstances under which the holders of Class V Common Stock will have the right to vote as a separate class and except in the election of Denali’s Group II Directors and Group III Directors, as described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights.”

Each holder of record of Class V Common Stock and Class C Common Stock will be entitled to one vote per share of Class V Common Stock or Class C Common Stock, as applicable. Holders of Class A Common Stock and Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable. Class D Common Stock will not vote on any matters except to the extent required under Delaware law. Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled, and the number of votes to which holders of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled.

The Class V Common Stock is common stock of Denali and will not vote on matters brought before the shareholders of VMware.

Q:	Who will control Denali following the merger?

A:

After the completion of the merger, by reason of their ownership of substantially all of the Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger, Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by the holders of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class. Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to limited exceptions and certain consent rights of the SLP stockholders and to any required approval of the audit committee or the Capital Stock Committee, be able to control actions to be taken by Denali, including the election of directors of VMware and Denali’s other subsidiaries, and, subject to certain exceptions requiring separate class votes, amendments to Denali’s organizational documents and the approval of significant corporate transactions. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particular series of shares. Denali intends to form an executive committee of its board of directors consisting entirely of

Group II Directors and Group III Directors (none of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee. See “Management of Denali After the Merger.”

Q:	What kind of financial information will be publicly available in the future?

A:	Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Denali will be required to file periodic reports, proxy statements and other information with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q that, following the completion of the merger, will include consolidated financial statements for Denali as a whole. In addition, Denali will include unaudited financial information that will show the attribution of its assets, liabilities, revenue and expenses to the Class V Group in accordance with its tracking stock policy. In addition, VMware will remain a public company and will continue to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC and issue periodic press releases and updates just as it does currently.

Q:	Will the Class V Common Stock pay a dividend?

A:	VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could, but would not be required to, distribute some or all of that amount to the holders of Class V Common Stock. The after-tax amount of any dividends paid on the VMware common stock owned by Denali that is attributable to the Class V Group, but not thereafter distributed by Denali to the holders of Class V Common Stock, would be allocated to the assets tracked by the Class V Common Stock. Any determination to reallocate or use such amounts for any purpose other than to pay dividends on the Class V Common Stock may be made only upon approval of the Capital Stock Committee. For as long as Denali files consolidated U.S. federal income tax returns with VMware, Denali would not be subject to U.S. federal income tax on dividends received on the VMware common stock.

Q:	Will VMware become part of Denali’s consolidated group for U.S. federal income tax purposes?

A:	Denali intends to seek to maintain a sufficient direct or indirect ownership interest in VMware to enable Denali to consolidate with VMware for U.S. federal income tax purposes. As a result, consistent with the practice of EMC, Denali may from time to time acquire, directly or indirectly, additional shares of VMware to the extent necessary to maintain U.S. federal income tax consolidation.

Q:	Does Denali intend to repurchase Class V Common Stock after the completion of the merger?

A:	Following the completion of the merger, Denali intends to consider opportunities to repurchase shares of Class V Common Stock from time to time. Any such repurchases will be subject to Denali’s ability to generate free cash flow (through operations, assets sales or otherwise), to Denali’s objective of reducing its indebtedness in the first 18-24 months after the completion of the merger and achieving an investment-grade rating for such indebtedness, to restrictions in Denali’s debt instruments, to the existence of sufficient lawfully available funds for such repurchases and to market conditions and other factors. Denali’s debt facilities are expected initially to permit up to $3 billion of such repurchases and other types of restricted payments, which amount may increase over time based on Denali’s net income and other factors.

Q:	What happens if VMware issues additional shares of common stock?

A:	An issuance of additional common stock by VMware would dilute the ownership of all existing VMware common stockholders, including Denali. Similarly, the economic interest in the VMware business tracked by the Denali Class V Common Stock would be diluted on a pro rata basis.

Q:	Will the Class V Common Stock have exposure to credit risk at Denali?

A:	Yes. Holders of DHI Group common stock and Class V Common Stock will be stockholders of a single company and subject to all risks associated with an investment in Denali and all of our businesses, assets and liabilities. The DHI Group common stock and the Class V Common Stock will not have ownership interests in either group and will not entitle their holders to any special rights to receive specific assets of either group. Denali believes that the merger will have a neutral or positive impact on Dell’s current corporate debt ratings. Since the completion of its going-private transaction in October 2013, Dell has generated significant free cash flow (defined as cash flows from operations minus capital expenditures), reduced its aggregate indebtedness by approximately $2.9 billion (with Denali reducing its aggregate indebtedness by $4.9 billion) and improved its corporate debt ratings.

Q:	May Denali allocate assets and liabilities to the Class V Group that would not initially be part of the Class V Group?

A:	Yes. However, pursuant to the Denali certificate and Denali’s tracking stock policy, any allocation or reallocation of assets or liabilities to the Class V Group would need to be in exchange for assets and liabilities having an equivalent fair value, as determined by the Denali board of directors with the approval of the Capital Stock Committee, a majority of whom will be independent directors. Any such allocation or reallocation of assets and/or liabilities between the two groups, and the impact thereof, would be reflected in the unaudited financial information that Denali will provide in its periodic filings with the SEC, which will show the attribution of Denali’s assets, liabilities, revenue and expenses to the Class V Group in accordance with its tracking stock policy. Although any such allocation or reallocation would change the nature of assets and liabilities that would be attributed to the Class V Group, it would not change the relative economic interests of the holders of Class V Common Stock and the holders of DHI Group common stock in the Class V Group (initially approximately 65% and 35%, respectively), unless such an allocation or reallocation involved a transfer of assets or liabilities from one group to the other in return for an increase or decrease, as the case may be, of the DHI Group’s retained interest in the Class V Group. See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Certain Adjustments to the Number of Retained Interest Shares” and “Description of Denali Tracking Stock Policy—Relationship between the DHI Group and the Class V Group.”

Q:	How can the relative economic interests of the holders of Class V Common Stock and the holders of DHI Group common stock in the Class V Group change?

A:	In addition to the reallocation of assets or liabilities from one group to the other in return for an increase or decrease of the DHI Group’s retained interest in the Class V Group as referred to in the previous question, the relative economic interests of the holders of the Class V Common Stock and the holders of the DHI Group common stock in the Class V Group could also change when Denali issues or repurchases shares of Class V Common Stock, as described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Certain Adjustments to the Number of Retained Interest Shares.”

Q:	Why is a tracking stock being used to finance the acquisition of EMC?

A:	The Class V Common Stock will afford EMC shareholders the opportunity to benefit from any value creation that may result from any revenue synergies of the Class V Group with Dell. Collectively, EMC shareholders indirectly own approximately 81% of VMware as of the date of this proxy statement/prospectus. Upon the completion of the merger, EMC shareholders will receive shares of Class V Common Stock that will be publicly traded and that are intended to track, in the aggregate, an approximately 53% economic interest in the VMware business (assuming no change to the percentage economic interest of EMC in the VMware business prior to the completion of the merger and that EMC shareholders either are not entitled to or do not properly exercise appraisal rights).

Owning EMC’s interest in the VMware business is a fundamental part of Denali’s strategic rationale for this transaction. VMware’s success is important to the business strategy of a merger combining Dell and EMC, and Denali believes it will be in the best interests of its common stockholders after the merger to retain a large economic interest in the VMware business. Additionally, given constraints on the amount of cash financing available for the transaction, the issuance of the Class V Common Stock enables Denali to pay a higher purchase price for EMC than it could in a transaction consisting entirely of 100% cash consideration.

Q:	How common is tracking stock? Do other tracking stocks exist? When was the last time a tracking stock was issued?

A:	Tracking stocks have been utilized many times in the past, including by such blue chip companies as The Walt Disney Company, General Motors, Liberty Media, AT&T and Georgia Pacific, but they have been used infrequently since 2001. Tracking stocks have been used most recently by Fidelity National Financial, Inc. in June 2014. Additionally, on November 12, 2015, Liberty Media announced that its board of directors had authorized its management to pursue a reclassification of its common stock into three new tracking stocks. Tracking stocks are relatively uncommon financing structures, and we are not aware of any current or historical examples of a tracking stock that is intended to track solely an economic interest in another publicly traded company (other than the proposed Class V Common Stock).

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read this entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the merger, the merger agreement and the other related transactions and agreements. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet. Each item in this summary refers to the beginning page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See page 79)

Denali Holding Inc.

Denali Holding Inc., referred to as Denali, is a holding company that conducts its business operations through Dell Inc., referred to as Dell, and Dell’s direct and indirect wholly owned subsidiaries.

Denali was incorporated in the state of Delaware on January 31, 2013 in connection with the going-private transaction of Dell, which was completed in October 2013. Denali is owned by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners (a global private equity firm), investment funds affiliated with MSD Partners, L.P. (an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family), members of Dell’s management and other investors. As of April 1, 2016, Mr. Dell and his wife’s trust beneficially owned approximately 70% of Denali’s voting securities, the investment funds associated with Silver Lake Partners beneficially owned approximately 24% of Denali’s voting securities, and the other stockholders beneficially owned approximately 6% of Denali’s voting securities.

Upon the listing of the shares of Class V Common Stock on the NYSE, Denali will be a “controlled company” within the meaning of NYSE rules and, as a result, will qualify for exemptions from, and may elect not to comply with, certain corporate governance requirements, including the requirements that, within one year of the date of the listing of the Class V Common Stock:

•	Denali have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	Denali have a compensation committee that is composed entirely of independent directors; and

•	Denali have a corporate governance and nominating committee that is composed entirely of independent directors.

Following the completion of the merger, Denali intends to utilize these exemptions. Accordingly, holders of Class V Common Stock will not have the same protections afforded to stockholders of companies such as EMC that are subject to all of the corporate governance requirements of the NYSE.

Denali’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Denali’s website address is www.dell.com. The information contained in, or that may be accessed through, Denali’s website is not intended to be incorporated into this proxy statement/prospectus.

Dell Inc.

Dell is a leading global information technology company that designs, develops, manufactures, markets, sells and supports a wide range of products and services. Dell was incorporated in the state of Delaware in 1984 and is an indirect wholly owned subsidiary of Denali.

Dell’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell’s website address is www.dell.com. The information contained in, or that may be accessed through, Dell’s website is not intended to be incorporated into this proxy statement/prospectus.

Universal Acquisition Co.

Universal Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Denali. Merger Sub was incorporated on October 8, 2015, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800.

EMC Corporation

EMC Corporation, referred to as EMC, including its subsidiaries and affiliates, is a company that manages a federation of businesses, each of which plays a vital role in the transformation of IT. These businesses enable customers to build cloud-based infrastructures for existing applications while at the same time helping customers build and run new applications. EMC was incorporated in Massachusetts in 1979.

EMC common stock is listed on the NYSE under the trading symbol “EMC.” EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus.

Special Meeting of EMC Shareholders (See page 150)

General

The special meeting will be held at [            ] (Eastern Time), on [                    ], 2016, at EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748. At the special meeting, EMC shareholders will vote on:

•	the approval of the merger agreement;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger.

Record Date

The EMC board of directors has fixed the close of business on [                    ], 2016 as the record date for determination of the EMC shareholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only EMC shareholders of record on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

As of the record date, there were [                    ] shares of EMC common stock outstanding and entitled to vote at the special meeting, held by approximately [                    ] holders of record. Each outstanding share of EMC common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Quorum

A majority of the outstanding shares of EMC common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Required Vote

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted upon:

Proposal		Vote Necessary*
Proposal 1	Approval of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

Proposal 3	Adjournment of Special Meeting of EMC Shareholders	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

*	Under the rules of the NYSE, if you hold your shares of EMC common stock in street name, your nominee or intermediary may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your broker may not vote your shares on Proposal 1, Proposal 2 or Proposal 3. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, and will have no effect on Proposal 2 or Proposal 3. Broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 or Proposal 3. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting. If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the EMC common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors. The EMC board of directors has recommended that such proxy cards be voted “FOR” Proposal 1, Proposal 2 and Proposal 3.

Share Ownership of and Voting by EMC Directors and Executive Officers

At the record date, EMC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [                    ] shares of EMC common stock at the special meeting, which represents [        ]% of the shares of EMC common stock entitled to vote at the special meeting.

It is expected that EMC’s directors and executive officers will vote their shares “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The Merger and the Merger Agreement (See pages 156 and 246)

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the MBCA and the DGCL, at the effective time of the merger, Merger Sub will merge with and into EMC. As a result of the merger, the separate corporate existence of Merger Sub will cease and EMC will continue as a wholly owned subsidiary of Denali. The merger may not be completed without the approval of the merger agreement by EMC shareholders.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “Proposal 1: Approval of the Merger Agreement” and “The Merger Agreement.”

As of the date of this proxy statement/prospectus, it is not possible to estimate accurately the completion date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Denali’s and EMC’s obligations to complete the merger. Denali and EMC, however, expect the merger to close during the second or third quarter of Denali’s fiscal year ending February 3, 2017. Because the completion of the merger is conditioned on receipt of governmental approvals and the satisfaction of other conditions to the merger, no assurance can be given as to when, or if, the merger will be completed. The merger agreement provides for an outside date of December 16, 2016 for the completion of the merger.

What EMC Shareholders Will Receive in the Merger (See page 156)

If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to the completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to track and reflect the economic performance of approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The Class V Common Stock is intended to track the performance of such portion of Denali’s economic interest in the VMware business following the completion of the merger, but there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The number of shares of Class V Common Stock to be issued initially will have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC.

EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors (See page 177)

After consideration and consultation with its advisors, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of, EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement. For the factors considered by the EMC board of directors in reaching this decision, see “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors.”

In addition, the EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. See “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders” for a more detailed discussion of the recommendation.

Opinions of EMC’s Financial Advisors (See page 183)

Opinion of Morgan Stanley

At the meeting of the board of directors of EMC on October 11, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of EMC common stock.

The full text of Morgan Stanley’s written opinion, dated as of October 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus under the caption “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley” is qualified in its entirety by reference to the full text of Morgan Stanley’s written opinion.

The full text of Morgan Stanley’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations upon the review undertaken by Morgan Stanley in connection with its opinion.

Opinion of Evercore

At a meeting of the board of directors of EMC held to evaluate the merger on October 11, 2015, Evercore rendered its oral opinion to the board of directors of EMC, subsequently confirmed by delivery of a written opinion, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger is fair, from a financial point of view, to such holders of EMC common stock.

The full text of Evercore’s written opinion, dated as of October 11, 2015, which sets forth, among other things, the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its opinion, is attached as Annex G to this proxy statement/prospectus and is incorporated herein in its entirety by reference.

The full text of Evercore’s written opinion should be read carefully in its entirety for a description of the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its opinion. Evercore’s opinion was addressed to, and provided for the information and benefit of, the EMC board of directors in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the EMC board of directors or to any other persons in respect of the merger, including as to how any holder of EMC common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which EMC might engage or the merits of the underlying decision by EMC to engage in the merger. The summary of Evercore’s opinion set forth in this proxy statement/prospectus under the caption “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors—Opinion of Evercore” is qualified in its entirety by reference to the full text of Evercore’s written opinion.

Financing of the Merger (See page 218)

The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from, among others, Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank and RBC Capital Markets for the purpose of financing the merger and refinancing certain existing indebtedness. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earlier of the termination of the merger agreement in accordance with its terms and December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion, in the case of EMC) at the completion of the merger for the purpose of financing the transactions contemplated by the merger agreement.

For more information on the financing of the merger, see “Proposal 1: Approval of the Merger Agreement—Financing of the Merger,” “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers” and “The Merger Agreement—Common Stock Purchase Agreements.”

Interests of Certain EMC Directors and Officers (See page 225)

The EMC board of directors and its compensation committee have designed the director and executive compensation programs of EMC, in consultation with independent outside compensation experts, with a view towards attracting and retaining qualified candidates and taking into account, among other things, the compensation practices of EMC peers and competitors for such qualified candidates and market compensation practices generally. However, in considering the recommendation of the EMC board of directors with respect to the approval of the merger agreement, you should be aware that the executive officers and directors of EMC have certain interests in the merger that may be different from, or in addition to, the interests of EMC shareholders generally. The EMC board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that EMC shareholders vote to approve the merger agreement at the special meeting. These interests include, among others:

•

Restricted stock units held by officers and directors will vest immediately prior to the closing (with performance restricted stock units vesting at the target level of performance) and the shares subject to those awards will receive Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares in the same manner as other outstanding shares of EMC common stock; and

•	Unvested EMC stock options held by EMC officers will vest and become fully exercisable prior to the completion of the transaction and options held by officers and directors that are unvested immediately prior to the merger will be automatically exercised on a net exercise basis, such that shares of EMC common stock otherwise issuable pursuant to the stock options with a value equal to the aggregate exercise price and applicable tax withholding are used to satisfy those obligations; the shares of EMC common stock issuable upon the exercise of such stock options will receive Class V Common Stock, the cash portion of the merger consideration and any cash in lieu of fractional shares in the same manner as other outstanding shares.

The treatment of EMC equity awards described above is in accordance with the terms of EMC’s governing equity compensation plans.

In addition, certain of the executive officers of EMC are parties to change in control severance agreements that provide severance benefits if both (1) there is a change in control of EMC (which will occur upon the completion of the merger) and (2) the executive’s employment is terminated by EMC without cause or the executive terminates his or her employment for good reason, in each case within 24 months following a change in control. In the case of such a qualifying termination following the completion of the merger, the executive would receive cash severance equal to a specified multiple (between 2 and 2.99) times the sum of the executive’s annual base salary and target annual bonus, a lump sum cash severance payment equal to the executive’s prorated annual bonus for the year of termination assuming target performance and certain other benefits.

We estimate that the aggregate amount of shares of Class V Common Stock and cash, respectively, that would become payable to EMC’s executive officers in settlement of their unvested EMC stock options and unvested time- and performance-vesting restricted stock units (in each case as of March 1, 2016) are as follows: Joseph Tucci, 64,371 shares and $13,912,011; William J. Teuber Jr., 25,498 shares and $5,510,576; David I. Goulden, 63,038 shares and $13,623,844; Howard D. Elias, 48,184 shares and $10,413,458; Jeremy Burton, 50,552 shares and $10,413,458; William F. Scannell, 48,184 shares and $10,413,458; Paul T. Dacier, 32,503 shares and $7,024,644; Erin McSweeney, 16,227 shares and $3,506,947; Harry L. You, 15,812 shares and $3,417,120; Amit Yoran, 23,132 shares and $4,999,298; and Denis G. Cashman, 26,780 shares and $5,787,825. We estimate that the aggregate amount of cash and shares of Class V Common Stock, respectively, that would become payable to EMC’s non-employee directors in settlement of their unvested time-vesting restricted stock units (as of March 1, 2016) are as follows: each of Michael W. Brown, Donald J. Carty, Randolph L. Cowen, James S. DiStasio, John R. Egan, William D. Green, Edmund F. Kelly, Jami Miscik, and Paul Sagan, $214,045 and 990 shares; and Laura J. Sen, $142,689 and 660 shares. See the section of this proxy statement/prospectus titled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers” for a more detailed description of the interests of EMC’s executive officers and directors.

Management of Denali After the Merger (See page 124)

Denali’s business and affairs will be managed under the direction of the Denali board of directors. Pursuant to the Denali certificate, as described under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Board of Directors—Number, Election and Removal of Directors and Filling Vacancies,” and the Denali stockholders agreement, as described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement,” the Denali board of directors will consist of three classes, the Group I directors, referred to as the Group I Directors, the Group II directors, referred to as the Group II Directors, and the Group III directors, referred to as the Group III Directors.

After the completion of the merger, by reason of their ownership of substantially all of the Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger, Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particular series of shares. Denali intends to form an executive committee of its board of directors consisting entirely of Group II Directors and Group III Directors (none of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee.

By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by the holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class. Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to any required approval of the audit committee or the Capital Stock Committee, certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock and certain consent rights of the Denali stockholders described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock” and “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” be able to control actions to be taken by Denali, including the election of directors of Denali’s subsidiaries, including VMware, amendments to Denali’s organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of Denali’s assets, distributions of Denali’s assets, the incurrence of indebtedness and any incurrence of liens on Denali’s assets.

Regulatory Approvals Required for the Merger (See page 234)

Under the merger agreement, unless waived by the parties (subject to applicable law), the merger may not be completed until (1) the parties have filed a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated; and (2) the approval or clearance of the merger has been granted by relevant antitrust authorities in Australia, Brazil, Canada, China, the European Union, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey. As of April 8, 2016, the waiting period under the HSR Act had expired, and approval or clearance of the merger had been granted in the European Union, Australia, Brazil, Canada, Israel, Japan, Mexico, Russia, South Africa, Switzerland, Taiwan and Turkey.

If the merger is not completed by December 16, 2016 or if a governmental authority in the United States or a jurisdiction in which Denali, EMC or any of their respective subsidiaries has material operations has adopted any law or regulation prohibiting or rendering the completion of the merger permanently illegal or has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree or ruling has become final and nonappealable, either party has the right to terminate the merger agreement as described under “The Merger Agreement—Termination.”

Material U.S. Federal Income Tax Consequences of the Merger (See page 236)

It is anticipated that the merger should generally be treated as an exchange by EMC shareholders of shares of EMC common stock for common stock of Denali and cash in a transaction described in Section 351 of the Internal Revenue Code (except to the extent treated as a redemption, as described below). However, there is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock. See “Risk Factors—There is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock” and “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock.”

The completion of the merger is conditioned upon the receipt by each of EMC and Denali, respectively, of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. Neither Denali nor EMC currently intends to waive the opinion condition to its obligation to complete the merger. If either Denali or EMC waives the opinion condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to EMC shareholders have materially changed, Denali and EMC will recirculate appropriate soliciting materials to resolicit the votes of EMC shareholders.

To the extent the exchange of shares of EMC common stock for common stock of Denali and cash qualifies as an exchange described in Section 351 of the Internal Revenue Code, and subject to the discussion below regarding cash provided by EMC, U.S. holders of EMC common stock who receive cash and Class V Common Stock in the merger should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Class V Common Stock and the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in the exchange for shares of EMC common stock exceeds the holder’s adjusted basis in such shares of EMC common stock, and (2) the amount of cash (other than cash received instead of fractional shares of Class V Common Stock) received by such holder in such exchange for shares of EMC common stock. However, to the extent that cash in the merger is considered to be provided by EMC, (i) the exchange of such cash for EMC common stock should be treated as a redemption of EMC common stock for the cash provided by EMC and (ii) to the extent so treated, a U.S. holder of EMC common stock would recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock deemed to have been redeemed in such redemption.

The treatment of any cash received instead of a fractional share interest in Class V Common Stock is discussed in “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock—Cash in Lieu of Fractional Shares.”

While we believe that, for U.S. federal income tax purposes, the Class V Common Stock should be treated as common stock of Denali, there are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common Stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Accordingly, no assurance can be given that the treatment of the Class V Common Stock as common stock of Denali, if contested, would be sustained by a court. If the Class V Common Stock were not treated as common stock of Denali, the U.S. federal income tax consequences of the merger to U.S. holders of EMC common stock would differ from those described above.

For a more detailed discussion of the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”

EMC shareholders are urged to consult their tax advisors to determine the U.S. federal income tax consequences of the merger to them in light of their particular circumstances, as well as estate, gift, state, local or non-U.S. tax consequences.

Accounting Treatment (See page 240)

The merger will be accounted for using the purchase method of accounting under GAAP. Under this method of accounting, Denali will record the assets acquired and liabilities assumed of EMC as of the effective time of the merger at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill which will not be amortized for financial accounting purposes, but will be evaluated annually for impairment. Financial statements of Denali issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of EMC. See “Proposal 1: Approval of the Merger Agreement—Accounting Treatment.”

Listing of Shares of Class V Common Stock and Delisting and Deregistration of EMC Common Stock (See page 241)

Under the terms of the merger agreement, Denali is required to use its reasonable best efforts to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the closing of the merger. Such approval for listing is a condition to EMC’s obligations to complete the merger, subject to official notice of issuance. Accordingly, application will be made to have the shares of Class V Common Stock to be issued in the merger approved for listing on the NYSE under the symbol “DVMT.”

If the merger is completed, there will no longer be any publicly held shares of EMC common stock. Accordingly, EMC common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger (See page 242)

In connection with the merger, purported stockholders of EMC and VMware have to date filed fifteen putative shareholder class action lawsuits against various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell and Merger Sub, among other defendants. The Business Litigation Session of the Massachusetts Superior Court consolidated nine of those lawsuits, which generally allege, among other things, that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger, by, among other things, failing to maximize shareholder value, agreeing to provisions in the merger agreement that favor Dell and discourage competing bids, and that there were various conflicts of interest in the proposed transaction. These lawsuits further allege that various combinations of defendants aided and abetted the EMC directors in the alleged breach of their fiduciary duties. The Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion to dismiss the nine consolidated lawsuits. Three plaintiffs have appealed the dismissal. The operative complaints in two other lawsuits generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. These two complaints further allege that certain defendants aided and abetted these alleged breaches of fiduciary duties. Finally, the operative complaints in four other lawsuits generally allege that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. These four complaints further allege that various combinations of defendants are liable for violations of Section 20(a) of the Exchange Act. The fifteen lawsuits seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future. See the section “Proposal 1: Approval of the Merger Agreement—Litigation Relating to the Merger” for more information about the lawsuits related to the merger that have been filed prior to the date of this proxy statement/prospectus.

Solicitation of Acquisition Proposals (See page 256)

Until 11:59 p.m. (Eastern Time) on December 11, 2015, EMC was permitted to solicit proposals relating to alternative transactions, subject to the conditions and limitations contained in the merger agreement. Such solicitation did not result in any offers to enter into an alternative transaction.

Except as expressly permitted in the merger agreement, after December 11, 2015, EMC and its subsidiaries are not permitted to solicit alternative transactions, engage in discussions or negotiations with respect to, or provide nonpublic information to any person in connection with, any alternative transaction proposal. However, prior to the approval of the merger agreement by EMC shareholders, in response to a bona fide written acquisition proposal from a person that is not an affiliate of EMC that the EMC board of directors determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal, EMC may, subject to compliance with the merger agreement, (1) furnish information or data with respect to EMC and its subsidiaries to the person that is not an affiliate of EMC making such acquisition proposal and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

If the EMC board of directors concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such an acquisition proposal constitutes a superior proposal, the EMC board of directors would be permitted to make a change of recommendation with respect to the approval of the merger agreement by EMC shareholders or terminate the merger agreement to enter into an alternative acquisition agreement in response to an acquisition proposal. However, the EMC board of directors would not be permitted to take such action unless EMC has complied with the conditions and limitations in the merger agreement with respect to the solicitation of alternative acquisition proposals (which include an obligation to negotiate in good faith with Denali to amend the terms and conditions of the merger agreement in such a manner as would permit the EMC board of directors or EMC to not take such action).

Completion of the Merger is Subject to Certain Conditions (See page 266)

The obligations of each of Denali and EMC to effect the merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

•	the approval of the merger agreement by EMC shareholders;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that makes illegal or prohibits the completion of the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act and any other antitrust law of certain other jurisdictions, and all consents under any such other antitrust law having been obtained; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

The obligation of Denali to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of EMC being true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the merger agreement, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect;

•	EMC having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect;

•	the absence of a material adverse effect on EMC since the date of the merger agreement, together with the receipt by Denali of a certificate executed by EMC’s chief executive officer or chief financial officer to such effect; and

•	Denali having received a tax opinion from Simpson Thacher & Bartlett LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to EMC referred to below.

The obligation of EMC to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Denali, Dell and Merger Sub being true and correct to the extent required by, and subject to the applicable materiality standards set forth in, the merger agreement, together with the receipt by EMC of a certificate executed by Denali’s chief executive officer or chief financial officer to such effect;

•	Denali having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing, together with the receipt by EMC of a certificate executed by Denali’s chief executive officer or chief financial officer to such effect;

•	EMC having received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to Denali referred to above; and

•	the approval for listing by the NYSE or Nasdaq, subject to official notice of issuance, of the Class V Common Stock.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Termination of the Merger Agreement (See page 267)

The merger agreement may be terminated at any time by Denali or EMC prior to the effective time of the merger, whether before or after the receipt of the EMC shareholder approval, under the following circumstances:

•	by mutual written consent;

•	if the merger is not completed on or before December 16, 2016;

•	if any governmental entity of competent jurisdiction located in the United States or certain other jurisdictions has deemed applicable to the merger any law that prohibits or makes permanently illegal the completion of the merger or issued a final and nonappealable order permanently enjoining or otherwise prohibiting the merger;

•	if EMC shareholders vote on and fail to approve the merger agreement at the special meeting; and

•	subject to cure rights, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties of the other party such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied.

The merger agreement may also be terminated at any time by Denali prior to the effective time of the merger if EMC has materially breached the shareholder recommendation or non-solicitation provisions of the merger agreement.

The merger agreement may also be terminated at any time by EMC prior to the effective time of the merger:

•	if prior to obtaining the EMC shareholder approval of the merger agreement, as permitted by and in compliance with the terms of the merger agreement, EMC enters into a binding agreement providing for a superior proposal; or

•	if all of the conditions to Denali’s obligation to complete the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement) at the time the closing is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except that (1) no such termination will relieve EMC from any liability for damages for fraud or willful and material breach by EMC of the merger agreement, up to a maximum aggregate amount of $4 billion, suffered by Denali, Dell or Merger Sub and (2) certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Under the Merger Agreement (See page 269)

Except as expressly provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

EMC will be obligated to pay a termination fee, referred to as the EMC termination fee, of $2.5 billion to Denali if:

•

the merger agreement is terminated by Denali, at a time when (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the EMC shareholder meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote for the approval of the merger agreement in this proxy statement/prospectus, (4) an alternative acquisition proposal shall have been publicly announced and the EMC board of directors shall have failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer shall have been commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	the merger agreement is terminated by EMC if permitted by and in compliance with the terms of the merger agreement, prior to obtaining its shareholder approval, to enter into an alternative acquisition agreement with respect to a superior proposal, except that, if such alternative acquisition agreement was entered into prior to 11:59 p.m. (Eastern Time) on December 11, 2015, then the EMC termination fee shall instead be $2 billion; or

•	an alternative acquisition proposal shall have been made to EMC or directly to the EMC shareholders or shall have become publicly known or any person shall have publicly announced an intention to make an acquisition proposal and the merger agreement is terminated by Denali or EMC because the EMC shareholders vote on and fail to approve the merger agreement at the special meeting or by Denali because of EMC’s breach or failure to perform any of its covenants or agreements in the merger agreement or the failure of any of EMC’s representations and warranties to be true and correct, and, within 12 months of such termination, EMC enters into a definitive agreement for an alternative acquisition proposal or consummates the transactions contemplated by an alternative transaction proposal, except that references to 20% in the definition of alternative acquisition proposal will be deemed to be references to 50% and references to “or any significant subsidiary of EMC” and “or any of its significant subsidiaries” shall be deemed to refer only to VMware.

If the merger agreement is terminated by (1) EMC or Denali where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) Denali where EMC breached or failed to perform any of its covenants or agreements in the merger agreement or any inaccuracy of any of the representations or warranties of EMC, such that (subject to cure provisions) the conditions to Denali’s obligations to complete the merger would not be satisfied, then EMC will be obligated to reimburse Denali for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Denali, Merger Sub or their respective affiliates, and all out-of-pocket fees and expenses of financing sources for which Denali, Merger Sub or their affiliates may be responsible) incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Denali and Dell will be obligated to pay a termination fee, referred to as the reverse termination fee, of $4 billion to EMC if:

•	the merger agreement is terminated by EMC due to Denali’s, Dell’s or Merger Sub’s breach or failure to perform any of its covenants or agreements in the merger agreement (subject to any cure provisions) or the inaccuracy of the representations and warranties of any of them related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock (subject to any cure provisions);

•

the merger agreement is terminated by EMC in a circumstance where all of the conditions to Denali’s obligation to complete the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of termination of the merger agreement) at the time the closing of the merger is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement, except that if the merger agreement is terminated by EMC as described in this paragraph and at such time (1) EMC has made available the target amount of cash on hand that EMC is required to make available under the merger agreement and has otherwise complied with its obligations relating to making such cash available (see “The Merger Agreement—Liquidation of Investments; Cash Transfers”), (2) the financing sources for Denali’s debt financing have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger (assuming the substantially concurrent funding of the equity financing under the common stock purchase agreements with the existing Denali stockholder investors and the availability of the target amount of cash on hand to be made available by each of EMC and Denali), and (3) Denali and Dell do not make available the amount of cash on hand to be made available by Denali for the purpose of financing the transactions contemplated by the merger agreement (see “The Merger Agreement—Denali Cash on Hand”), then the reverse termination fee payable by Dell shall instead be $6 billion; or

•	the merger agreement is terminated by Denali where the merger was not completed by the outside date in circumstances where EMC could have terminated the agreement due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of the representations and warranties of Denali, Dell or Merger Sub related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock.

For example, Denali would be obligated to pay the reverse termination fee to EMC as required by the second bullet immediately above if the merger agreement is terminated by EMC because Denali and Merger Sub fail to complete the closing as required by the merger agreement solely as a result of Denali’s failure to obtain its debt financing.

Common Stock Purchase Agreements (See page 272)

Concurrently with the execution of the merger agreement, Denali entered into common stock purchase agreements, referred to as the common stock purchase agreements, with (1) Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., referred to as the SLP investors, (2) Michael S. Dell and the Susan Lieberman Dell Separate Property Trust, referred to as the MD investors, (3) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC, referred to as the MSD Partners investors and, together with the MD investors and the SLP investors, the existing Denali stockholder investors, and (4) Temasek and, together with the existing Denali stockholder investors, the common stock investors, pursuant to which the common stock investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion. See “The Merger Agreement—Common Stock Purchase Agreements” for more information about these agreements.

Description of Denali Capital Stock Following the Merger (See pages 294 and 316)

Class V Group and DHI Group

Following the merger, Denali will have five authorized series of common stock: Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, collectively referred to as the DHI Group common stock, and the Class V Common Stock. For purposes of the DHI Group common stock and the Class V Common Stock, Denali’s assets, liabilities and businesses will be divided into two groups:

•	the “Class V Group,” which initially will be comprised of Denali’s post-closing economic interest in the VMware business; and

•	the “DHI Group,” which will be comprised of the remainder of Denali’s businesses, as well as a retained interest in a portion of the Class V Group, which we refer to as the “inter-group interest in the Class V Group.”

The shares of Class V Common Stock issued in the merger will represent a percentage interest in the Class V Group equal to the “Outstanding Interest Fraction” as of such date, which Denali expects will initially be equal to approximately 65%, and the DHI Group initially will have a retained interest in the remainder of the Class V Group, which Denali expects will initially be the remaining approximately 35%.

Holders of the Class V Common Stock and the DHI Group common stock will be subject to the credit risk of Denali, Denali will retain legal title to all of its assets, and Denali’s tracking stock capitalization will not limit the legal responsibility of Denali or Denali’s subsidiaries for their respective debts and liabilities. The DHI Group and the Class V Group are not separate legal entities and cannot own assets, and as a result, holders of the Class V Common Stock and the DHI Group common stock will not have any direct claim to, or any special legal rights related to, specific assets attributed to the Class V Group or the DHI Group, respectively.

Dividends

VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay dividends on shares of Class V Common Stock or DHI Group common stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could, but would not be required to, distribute some or all of that amount to the holders of Class V Common Stock. Should the Denali board of directors decide to declare any dividends, funds available for dividends on the DHI Group common stock and the Class V Common Stock will be limited to the lesser of the amount that would be legally available under Delaware law for the payment of dividends on the stock of such group if the group were a separate corporation and an amount equal to the funds legally available for the payment of dividends for Denali as a whole.

The Denali board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, prior dividends received on the VMware common stock owned by Denali, or any other factor.

Voting Rights

The holders of the Class V Common Stock will be entitled to one vote per share of Class V Common Stock. The holders of Class A Common Stock and the Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable, and the holders of the Class C Common Stock will be entitled to one vote per share of Class C Common Stock. The holders of the Class D Common Stock will not have any voting rights except to the extent required under Delaware law. Immediately following the completion of the merger, it is expected that the aggregate number of votes to which the holders of shares of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which the holders of shares of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which the holders of shares of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled, and the number of votes to which the holders of shares of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled.

On matters for which holders of Class V Common Stock are entitled to vote, such holders will vote together with holders of DHI Group common stock as a single class except that, under certain limited circumstances, holders of Class V Common Stock will have the right to vote as a separate class, including (1) to approve certain changes to the Denali certificate that (i) would adversely alter or change the powers, preferences or special rights of the shares of Class V Common Stock or (ii) would change or alter certain restrictions on corporate actions, (2) to approve any merger or business combination pursuant to which (i) the holders of Denali common stock would not own at least 50% of the voting power of the surviving corporation and (ii) the holders of Class V

Common Stock would not receive the same type of consideration as the other series of common stock in an aggregate amount equal to or greater in value than the proportion of the aggregate fair market value of the outstanding Class V Common Stock to the aggregate fair market value of the other outstanding series of Denali common stock and (3) to amend or repeal the provisions in the Denali bylaws that establish the Capital Stock Committee of the Denali board of directors.

The Group II Directors of Denali will be elected solely by the holders of Class A Common Stock voting as a separate class and the Group III Directors of Denali will be elected solely by the holders of Class B Common Stock voting as a separate class.

Capital Stock Committee

The Denali board of directors will create a standing committee known as the Capital Stock Committee. The Denali board of directors will not be permitted to take certain actions with respect to the Class V Common Stock without the approval of the Capital Stock Committee, including any actions that would result in any changes to the policies governing the relationship between the Class V Group and the DHI Group or in any reallocation of assets and liabilities between the Class V Group and the DHI Group. The Capital Stock Committee will consist of at least three members, the majority of whom must qualify as independent directors under the rules of the NYSE. Under the Denali board policies, if such independent directors are granted equity compensation by Denali, approximately half of the value at grant of all such compensation will consist of Class V Common Stock or options to purchase Class V Common Stock.

Provisions Relating to Unwinding of Tracking Stock Structure and Certain Corporate Transactions

The conversion, redemption and dividend provisions of the Class V Common Stock described below are triggered upon a decision by the Denali board of directors to (1) unwind the tracking stock structure, in the case of the first provision described below, (2) redeem the Class V Common Stock, in the case of the second and third provisions described below, or (3) sell “substantially all” of the assets attributed to the Class V Group, in the case of the last provision described below.

Optional Conversion. At any time at which shares of Class C Common Stock are traded on a U.S. securities exchange, the Denali board of directors may convert all, but not less than all, of the shares of the Class V Common Stock into shares of Class C Common Stock at a premium to the weighted average market value of both series of shares, subject to the applicable provisions of the Denali certificate. Upon the occurrence of specified tax-related events, the Denali board of directors may convert shares of the Class V Common Stock into shares of Class C Common Stock without such a premium, so long as such shares of Class C Common Stock are registered under all applicable U.S. securities laws and are listed for trading on a U.S. securities exchange. The Class C Common Stock is not currently listed on a U.S. securities exchange and Denali does not currently have any plans to effect such a listing.

Redemption for VMware Common Stock. Subject to the applicable provisions of the Denali certificate, at any time at which shares of common stock of VMware comprise all of the assets of the Class V Group, Denali may redeem all, but not less than all, of the outstanding shares of Class V Common Stock for a number of shares of common stock of VMware that is equal to the product of the Outstanding Interest Fraction and the number of shares of common stock of VMware attributed to the Class V Group.

Redemption for Securities of Class V Group Subsidiary. Subject to the applicable provisions of the Denali certificate, at any time at which shares of common stock of VMware do not comprise all of the assets of the Class V Group, Denali may redeem all, but not less than all, of the outstanding shares of Class V Common Stock for a number of shares of common stock of a Class V Group Subsidiary that is equal to the product of the Outstanding Interest Fraction and the number of outstanding shares of common stock of such subsidiary. A “Class V Group Subsidiary” is a wholly owned subsidiary of Denali that holds all of the assets and liabilities attributed to the Class V Group (which subsidiary may or may not be formed specifically for the purpose of such redemption). Any shares of a Class V Group Subsidiary to be so issued must be registered under all applicable U.S. securities laws and listed for trading on a U.S. securities exchange.

Dividend, Redemption or Conversion in Case of Class V Group Disposition. Subject to the applicable provisions of the Denali certificate, upon a disposition by Denali of all or “substantially all” of the assets attributed to the Class V Group (which means, for this purpose, assets representing at least 80% of the fair value of the total assets of the Class V Group), Denali will be required to:

•	pay a dividend to the holders of the outstanding shares of Class V Common Stock with a fair value equal to the “net proceeds” (as defined) of such a disposition;

•	redeem a number of outstanding shares of the Class V Common Stock with an aggregate weighted average market value equal to the “net proceeds” of such a disposition for cash or publicly traded securities with a fair value equal to such “net proceeds,” except that if such a disposition involves all of the assets attributed to the Class V Group, then all of the outstanding shares of Class V Common Stock may be redeemed for cash or publicly traded securities with such fair value;

•	convert such number of outstanding shares of Class V Common Stock into a number of shares of Class C Common Stock (if such stock is publicly traded) based on the relative weighted average market values of both series of shares; or

•	effect any combination of such dividend, redemption or conversion.

Liquidation

In the event of a dissolution or liquidation and winding-up of Denali, after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amounts due to the holders of any other class or series of stock, the holders of the DHI Group common stock and the Class V Common Stock will be entitled to receive a proportionate interest in all of Denali’s assets, if any, remaining for distribution to holders of common stock in proportion to their respective number of “liquidation units” per share, subject to the applicable provisions of the Denali certificate.

The liquidation rights of the holders of the respective classes may not bear any relationship to the value of the assets attributed to the Class V Group or to changes in the relative value of the DHI Group common stock and the Class V Common Stock over time.

Comparison of Rights of Denali Stockholders and EMC Shareholders (See page 322)

EMC shareholders will have different rights once they become Denali stockholders due to their receipt of a tracking stock as well as due to differences between the organizational documents of Denali and EMC and differences between Delaware law, where Denali is incorporated, and Massachusetts law, where EMC is incorporated. See “Comparison of Rights of Denali Stockholders and EMC Shareholders” for a description of the differences.

Appraisal Rights of EMC Shareholders (See page 338)

Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging

Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under “Appraisal Rights of EMC Shareholders,” EMC has concluded that EMC shareholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and EMC and Denali reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Under Part 13 of the MBCA, EMC shareholders who believe they are or may be entitled to appraisal rights in connection with the merger must, in order to exercise those rights:

•	prior to the special meeting, deliver to EMC a written notice of intent to demand payment for such shareholders’ shares of EMC common stock if the merger is effectuated;

•	NOT vote for the proposal to approve the merger agreement; and

•	comply with other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA will result in the loss of any appraisal rights. If you hold your shares of EMC common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section entitled “Appraisal Rights of EMC Shareholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex E to this proxy statement/prospectus for further information.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement/prospectus that are not historical in nature are forward-looking statements within the meaning of federal securities laws. When used in this proxy statement/prospectus and in documents incorporated by reference into this proxy statement/prospectus, forward-looking statements include, without limitation, statements regarding financial estimates, regulatory approvals and the expected timing, completion and effects of the merger, future financial and operating results, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.

These statements regarding future events or the future performance or results of the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. The risks, contingencies and other uncertainties that could result in the failure of the merger to be completed or, if completed, that could have an adverse effect on the results of operations, cash flows and financial position of the combined company and any anticipated benefits of the merger to Denali and EMC shareholders, include:

•	the failure to obtain necessary regulatory or other approvals for the merger or, if such approvals are obtained, the possibility that they may be subject to conditions that could reduce the expected benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on Denali;

•	the failure to obtain the necessary financing arrangements as set forth in the debt commitment letter and the common stock purchase agreements with the MD stockholders, the MSD Partners stockholders, the SLP stockholders, or the failure of the merger to close for any other reason;

•	the failure to satisfy required closing conditions or complete the merger in a timely manner;

•	the failure to obtain necessary EMC shareholder approval of the merger agreement;

•	the effect of the announcement of the merger on the ability to retain and hire key personnel and maintain business relationships, and on operating results and businesses generally;

•	the effect of restrictions placed on EMC’s or its subsidiaries’ business activities and the limitations put on EMC’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the possibility of delay or prevention of the merger by lawsuits challenging the merger filed against Denali, EMC and the members of the EMC board of directors;

•	the uncertainty of the market price of the Class V Common Stock EMC shareholders will receive in the merger following the merger and differences in the market price of the Class V Common Stock relative to the market price of the VMware Class A common stock;

•	the existence of interests of directors and executive officers of EMC in the merger that are different from, or in addition to, the interests of EMC shareholders generally;

•	the effect of the substantial additional indebtedness that Denali will incur in connection with the merger;

•	the likelihood that Denali’s actual results of operations and financial position after the merger will be materially different from those reflected in the Denali unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus;

•	the difference in rights provided to EMC shareholders under Massachusetts law, the EMC articles and the EMC bylaws, as compared to the rights EMC shareholders will obtain as Denali stockholders under Delaware law, the Denali certificate and the Denali bylaws;

•	the failure or delay in realizing expected synergies and other benefits from the merger;

•	risks related to diversion of management’s attention from Denali’s and EMC’s ongoing business operations due to the transaction;

•	the incurrence of significant pre- and post-transaction related costs in connection with the merger; and

•	the occurrence of any event giving rise to the right of a party to terminate the merger.

For a further discussion of these and other risks, contingencies and uncertainties applicable to Denali and EMC, see “Risk Factors” and EMC’s filings with the SEC incorporated by reference into this proxy statement/prospectus.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Except as provided by federal securities laws, neither Denali nor EMC is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to Denali or EMC or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Denali and EMC do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable federal securities laws.

RISK FACTORS

In deciding whether to vote for the approval of the merger agreement, EMC shareholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference into this proxy statement/prospectus, including but not limited to the matters addressed in “Cautionary Information Regarding Forward-Looking Statements” and the matters discussed under “Item 1A. Risk Factors” of EMC’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated from time to time in EMC’s subsequent filings with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the Internet.

Risk Factors Relating to the Merger

The merger is subject to the receipt of consents and clearances from certain regulatory authorities that may impose conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay in, or the abandonment of, the merger or otherwise have an adverse effect on Denali.

Before the merger can be completed, waiting periods must expire or terminate and applicable clearances must be obtained under applicable antitrust laws, including the HSR Act and the competition laws of the European Union and China, among others. In deciding whether to grant antitrust clearances, the relevant authorities will consider the effect of the merger on competition within their relevant jurisdictions. Although Denali and EMC have agreed in the merger agreement to use their reasonable best efforts to make certain governmental filings and, subject to certain limitations, obtain the required governmental authorizations, there can be no assurance that the relevant authorizations will be obtained.

The governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. The terms and conditions of approvals that are granted may impose requirements, limitations, costs or restrictions on the conduct of Denali’s and its subsidiaries’ businesses following the closing of the merger. Under the terms of the merger agreement, subject to certain conditions, Denali or its subsidiaries could be required to divest, hold separate or otherwise take actions that would limit their ownership or control, or their ability to retain or hold, directly or indirectly, businesses, assets, equity interests, product lines, properties or services (including those of EMC and its subsidiaries). Moreover, governmental authorities could seek to prevent or enjoin the completion of the merger, and under the terms of the merger agreement, subject to certain conditions, Denali and EMC have agreed to litigate or defend against any such proceeding involving governmental authorities. Additional information about each party’s commitments to take certain specified actions, subject to certain exceptions and limitations, in connection with obtaining regulatory approvals are described under “Proposal 1: Approval of the Merger Agreement—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Governmental Approvals.”

There can be no assurance that regulators will not impose terms, conditions, requirements, limitations, costs or restrictions that would delay the closing of the merger, impose additional material costs on or limit the revenues of Denali, or limit some of the synergies and other benefits that Denali and EMC expect following the closing of the merger. In addition, neither Denali nor EMC can provide any assurance that any such terms, conditions, requirements, limitations, costs or restrictions will not result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger or any modification to the transactions currently contemplated may adversely affect the synergies and other benefits that Denali expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

The merger is subject to a number of conditions to the obligations of both Denali and EMC to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the merger agreement.

The merger agreement contains a number of conditions to the completion of the merger, including, among others:

•	approval of the merger agreement by EMC shareholders;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the approval for listing by the NYSE or Nasdaq of the Class V Common Stock issuable to EMC shareholders in the merger;

•	the absence of any law, order, judgment or other legal restraint issued or imposed by a court or other governmental entity that makes illegal or prohibits the closing of the merger;

•	the accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain qualifications;

•	performance by the other party of the obligations required to be performed by it at or prior to the completion of the merger, including with respect to the delivery of a certain amount of cash on hand required to be delivered at the closing of the merger; and

•	the absence of a material adverse effect (as defined in “The Merger Agreement—Representations and Warranties”) since the date of the merger agreement.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Many of the conditions to the closing of the merger are not within either Denali’s or EMC’s control, and neither company can predict when or if these conditions will be satisfied. The merger agreement provides for an outside date of December 16, 2016 for the completion of the merger, beyond which the merger agreement may be terminated by either party. Although Denali and EMC have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than Denali and EMC expect. Any delay in completing the merger may adversely affect the synergies and other benefits that Denali expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe. See the sections entitled “The Merger Agreement—Termination” for a discussion of the rights of each of Denali and EMC to terminate the merger agreement, and “The Merger Agreement—Conditions to the Merger” for a discussion of the conditions to the closing of the merger.

Because the merger is subject to the approval of the merger agreement by EMC shareholders, failure to obtain this approval would prevent the closing of the merger.

Before the merger can be completed, EMC shareholders must approve the merger agreement. There can be no assurance that this approval will be obtained. Failure to obtain the required approval within the expected time- frame, or having to make significant changes to the structure, terms or conditions of the merger to obtain such approval, may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may adversely affect the synergies and other benefits that Denali expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected time period.

Uncertainties associated with the merger may cause a loss of Denali’s, EMC’s and VMware’s senior management personnel and other key employees, which could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

Denali and EMC and their respective subsidiaries (including VMware) are dependent on the continued availability and service of senior management personnel. Denali’s success after the merger will depend in part upon its ability and the abilities of its subsidiaries to retain and hire executive officers, other key senior management personnel and other key employees. The employees of Denali and EMC and their respective subsidiaries (including VMware) may experience uncertainty about their roles within Denali or EMC following the merger. This uncertainty may inhibit each company’s ability to retain those executive officers, other key senior management personnel and other key employees following the merger. There can be no assurance that executive officers, other key senior management personnel and other key employees can be retained either prior to or following the closing of the merger to the same extent that Denali and EMC and their respective subsidiaries (including VMware) have previously been able to attract and retain their own employees. Any loss of such employees could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

The business relationships of Denali and EMC and their respective subsidiaries (including VMware) may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of Denali and EMC.

Parties with which Denali or EMC, or their respective subsidiaries (including VMware), do business may experience uncertainty associated with the merger and related transactions, including with respect to current or future business relationships with Denali, EMC, their respective subsidiaries (including VMware) or the combined business of Dell and EMC. The business relationships of Denali and EMC and their respective subsidiaries (including VMware) may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Denali, EMC, their respective subsidiaries (including VMware) or the combined business of Dell and EMC. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Denali following the closing of the merger, including an adverse effect on Denali’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the completion of the merger or a termination of the merger agreement.

The merger agreement subjects EMC to restrictions on its business activities.

The merger agreement subjects EMC to restrictions on its business activities and obligates EMC generally to use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice. These restrictions could prevent EMC from pursuing attractive business opportunities that arise prior to the completion of the merger, and could otherwise have an adverse effect on EMC’s (or, following completion of the merger, Denali’s) results of operations, cash flows and financial position. Such restrictions generally include restrictions on:

•	payment of dividends;

•	stock splits, issuances of stock or similar transactions;

•	repurchases or redemptions of stock or securities;

•	amendments of organizational documents;

•	acquisitions and sales of assets, and merger and acquisition activity;

•	incurrences or repayments of indebtedness;

•	loans or advances by EMC;

•	capital expenditures;

•	settlements of claims or litigation matters;

•	amendments of material contracts;

•	certain actions with respect to benefit plans or hiring or compensation of employees;

•	recognition of labor organizations;

•	revaluation of assets or changes in accounting policies;

•	plant closings or mass layoffs;

•	actions in connection with the complete or partial liquidation of EMC or any of its subsidiaries;

•	changes in methods of tax accounting or tax elections, or settlements of tax audits or proceedings, or the filing of amendments to tax returns;

•	failure to acquire additional shares of VMware common stock if such failure would cause VMware to cease to be a member of the affiliated group of corporations filing a consolidated tax return with EMC; and

•	authorizing, committing, resolving or agreeing to do any of the foregoing.

These restrictions do not apply to actions taken by VMware or Pivotal Software, Inc., referred to as Pivotal, a majority owned subsidiary of EMC in which VMware has an interest, although the merger agreement includes restrictions on the taking of certain actions by EMC in its capacity as a stockholder of VMware and Pivotal. See “The Merger Agreement—Conduct of Business” for a more complete description of the restrictions on EMC’s business activities.

Lawsuits have been filed and other lawsuits may be filed challenging the merger. An adverse ruling in any such lawsuit may delay the merger or prevent the merger from being completed.

Fifteen putative shareholder class action lawsuits have been filed against various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell and Merger Sub, among other defendants. The Business Litigation Session of the Massachusetts Superior Court consolidated nine of those lawsuits, which generally allege, among other things, that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger, by, among other things, failing to maximize shareholder value, agreeing to provisions in the merger agreement that favor Dell and discourage competing bids, and that there were various conflicts of interest in the proposed transaction. These lawsuits further allege that various combinations of defendants aided and abetted the EMC directors in the alleged breach of their fiduciary duties. The Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion to dismiss the nine consolidated lawsuits. Three plaintiffs have appealed the dismissal. The operative complaints in two other lawsuits generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. These two complaints further allege that certain defendants aided and abetted these alleged breaches of fiduciary duties. Finally, the operative complaints in four other lawsuits generally allege that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. These four complaints further allege that various combinations of defendants are liable for violations of Section 20(a) of the Exchange Act. The fifteen lawsuits seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

See the section “Proposal 1: Approval of the Merger Agreement—Litigation Relating to the Merger” for more information about the lawsuits related to the merger that have been filed prior to the date of this proxy statement/prospectus. Lawsuits challenging the merger could prevent the merger from being completed, or could result in a material delay in, or the abandonment of, the merger.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect in the United States or certain other jurisdictions that prohibits consummation of the merger. Accordingly, if a plaintiff in any such jurisdiction is successful in obtaining an order that prohibits consummation of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

The merger consideration payable for each outstanding share of EMC common stock will be adjusted to reflect the number of shares of EMC common stock outstanding immediately prior to the merger, but will not be adjusted in the event of any change in EMC’s stock price prior to the closing of the merger.

In the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

Because the aggregate number of shares of Class V Common Stock that may be issued in the merger is fixed, the number of shares of Class V Common Stock to be issued for each share of EMC common stock will depend on the aggregate number of shares of EMC common stock outstanding at the time of the merger. Pursuant to the terms of the merger agreement, immediately prior to the merger, all EMC restricted stock units will fully vest (with performance vesting units vesting at the target level of performance), all unvested options will vest and all unexercised options will be automatically exercised on a “net exercise” basis. As a result, the aggregate number of shares of EMC common stock outstanding at the time of the merger (and therefore the number of shares of Class V Common Stock to be issued for each share of EMC common stock) will depend on (1) the number of unvested restricted stock units and options that are forfeited prior to the merger as a result of the termination of the relevant employee’s employment with EMC, (2) the number of vested options that are exercised prior to the merger and (3) the closing price of EMC’s common stock on the last trading day before the completion of the merger.

The merger agreement provides for the issuance of 222,966,450 shares of Class V Common Stock in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights). Such shares of Class V Common Stock are intended to track and reflect the economic performance of approximately 65% of EMC’s current economic interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares issuable in the merger will not be adjusted for changes in the market price of EMC common stock between the date of signing the merger agreement and the completion of the merger.

Because there is no established trading market or market price of Class V Common Stock, the value of the merger consideration that EMC shareholders will receive in the merger is uncertain.

Although the cash portion of the merger consideration is known, the value of the stock portion of the merger consideration will depend on the market price of Class V Common Stock following the merger. While the Class V Common Stock is intended to track the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger, there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such interest. The Class V Common Stock and the VMware Class A common stock have different characteristics, which Denali expects may affect their respective market prices in distinct ways. Accordingly, at the time of the special meeting, the value of the stock portion of the merger consideration will not be known. Market reaction to the establishment of tracking stocks is unpredictable and Denali does not know how the market will react to the issuance of the Class V Common Stock. Until an orderly trading market develops for Class V Common Stock following the completion of the merger, the trading price of Class V Common Stock may fluctuate significantly.

Denali and EMC shareholders are urged to obtain current market quotations for shares of EMC common stock.

Between the date the merger agreement was entered into and the date of this proxy statement/prospectus, the market value of the VMware Class A common stock has declined, thereby reducing the implied value of the stock portion of the merger consideration. Changes in the market value of the VMware Class A common stock also will impact the amount of cash that holders of EMC common stock will receive in the merger in lieu of fractional shares of Class V Common Stock.

Since the public announcement of the merger, the stock price of VMware Class A common stock has fluctuated, and the stock price may continue to fluctuate in the future. Changes in the market value of VMware Class A common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in VMware’s business, financial results and prospects, market assessments of the likelihood that the merger transactions will be completed, the timing of the merger and regulatory considerations. On October 9, 2015, the last trading date before the public announcement of the transaction, the closing price of VMware Class A common stock as reported on the NYSE was $78.65. On [                    ], 2016, the most recent practicable trading date before the date of this proxy statement/prospectus, the closing price of VMware Class A common stock as reported on the NYSE was $[            ]. As a result, the reduction of the market price of VMware Class A common stock since the merger agreement was executed has resulted in a reduction in the implied value of the stock portion of the merger consideration. Despite their differing characteristics, we believe that changes in the market value of the VMware Class A common stock before the completion of the merger may impact the market value of the Class V Common Stock at the time the merger is completed.

No fractional shares of Class V Common Stock will be issued in the merger. Each holder of EMC common stock who otherwise would have been entitled to receive a fraction of a share of Class V Common Stock in the merger shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product of (1) such fractional share interest multiplied by (2) the average closing price of a share of VMware Class A common stock over the 10 trading days prior to the completion of the merger. As a result, if the merger were completed on the date of this proxy statement/prospectus, the reduction in the market price of VMware Class A common stock since the merger agreement was executed would have resulted in a reduction in the amount of cash received by EMC shareholders in lieu of fractional shares of Class V Common Stock.

EMC’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of EMC shareholders generally.

Certain of the directors and executive officers of EMC have interests in the merger that are different from, or in addition to, the interests of EMC shareholders generally. These interests include, among others:

•	certain acceleration of and payment in respect of outstanding equity awards upon the completion of the merger;

•	pro-rata payment of the annual bonus for 2016 upon a qualifying termination of employment following the completion of the merger;

•	certain change in control and termination benefits under existing severance agreements in connection with certain termination events generally relating to an executive’s employment following the completion of the merger; and

•	certain commitments by Denali to indemnification, advancement of expenses and directors’ and officers’ insurance for executive officers and directors as provided in the merger agreement.

These interests may cause EMC’s directors and executive officers to view the proposals relating to the merger differently than EMC shareholders may view them. For further information, see “Proposal 1: Approval of the Merger Agreement—Interests of Certain Denali Directors and Officers” and “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers.”

The fairness opinions obtained by the EMC board of directors from its financial advisors will not reflect changes, circumstances, developments or events that may occur or may have occurred after the date of the opinions.

EMC has not obtained updated opinions in respect of the consideration to be paid to holders of EMC common stock in connection with the merger from its financial advisors, Morgan Stanley and Evercore, as of the date of this proxy statement/prospectus and does not expect to receive updated opinions prior to the completion of the merger. Changes in financial, economic, market and other conditions on which the opinions of Morgan Stanley and Evercore were based may significantly alter the value of Denali or EMC or the price of EMC common stock prior to the completion of the merger. The opinions of Morgan Stanley and Evercore do not speak as of the time the merger will be completed or as of any date other than the date of the respective opinion. Because Morgan Stanley and Evercore will not be updating their opinions, which were rendered on October 11, 2015, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The recommendation of the EMC board that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, however, are made as of the date of this proxy statement/prospectus. The opinions of Morgan Stanley and Evercore are included as Annexes F and G to this proxy statement/prospectus, respectively. For a description of the opinions that the EMC board of directors received from Morgan Stanley and Evercore and a summary of the material financial analyses they provided to the EMC board of directors in connection with rendering such opinions, see “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors.”

The merger agreement includes restrictions on EMC’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that restrict EMC’s ability to pursue alternative acquisition proposals and limit the ability of EMC and Denali to terminate the merger agreement. The definition of “material adverse effect” is limited under the merger agreement. Certain events could materially and adversely affect Denali’s, EMC’s or their respective subsidiaries’ business, but not give rise to a right of termination under the merger agreement.

The merger agreement contains provisions that make it more difficult for EMC to sell its business to a party other than Denali. These provisions include a general prohibition on EMC soliciting any acquisition proposal or offer for a competing transaction, other than during the 60-day period following the date of the merger agreement. Further, there are only limited exceptions to EMC’s agreement that the EMC board of directors will not withdraw or modify in a manner adverse to Denali the recommendation of the EMC board of directors that EMC shareholders approve the merger agreement, and Denali generally has a limited right to match any competing acquisition proposals that may be made. Even if the EMC board of directors withdraws or qualifies its recommendation with respect to the merger agreement, in accordance with the terms and conditions of the merger agreement, EMC will nevertheless be required to submit the approval of the merger agreement to a vote by EMC shareholders at a special meeting, unless the merger agreement is terminated by Denali prior to the special meeting date in accordance with its terms.

In certain cases, upon termination of the merger agreement, EMC will be required to pay to Denali a termination fee of $2.5 billion (which, under certain circumstances, would be decreased to $2 billion). In addition, if the merger agreement is terminated in certain circumstances, EMC may be required to reimburse Denali’s expenses in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $50 million. EMC may also be liable to Denali for damages for fraud or willful and material breaches of the merger agreement, up to a maximum aggregate amount of $4 billion.

For more information about the parties’ termination rights and the termination fee provisions, see “The Merger Agreement—Termination,” and “—Termination Fees.”

Failure to complete the merger could negatively impact EMC’s stock price and have an adverse effect on its results of operations, cash flows and financial position.

If the merger is not completed for any reason, including as a result of a failure of EMC shareholders to approve the merger agreement, the ongoing business of EMC may be adversely affected and, without realizing any of the benefits of having completed the merger, EMC would be subject to a number of risks, including the following:

•	EMC may experience negative reactions from the financial markets, including negative impacts on the market price of EMC common stock;

•	EMC and its subsidiaries may experience negative reactions from their customers, regulators and employees, which may impair EMC’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties, joint venture partners and others to seek to change existing business relationships with EMC;

•	EMC will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	EMC may be required to pay a cash termination fee as set forth in the merger agreement;

•	the merger agreement places certain restrictions on the conduct of the business of EMC and its subsidiaries prior to the completion of the merger, which may prevent them from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger;

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by EMC management, which could result in the distraction of EMC management from ongoing business operations during the pendency of the merger; and

•	EMC may become subject to litigation related to any failure to complete the merger or related to any proceeding commenced against EMC seeking to compel it to perform its obligations under the merger agreement.

If the merger is not completed, the effects of the risks described above may occur and have an adverse impact on EMC’s results of operations, cash flows, financial position and stock price.

There is a lack of certainty regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock.

The closing of the merger is conditioned upon the receipt by each of EMC and Denali of an opinion from its tax counsel that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. The opinions will rely on the facts as stated in the merger agreement, this proxy statement/prospectus and certain other documents, representations of EMC, Denali and others to be delivered at the time of the closing of the merger, and customary assumptions. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the opinions and cause them to be invalid. The opinions will be based on current law in effect on the date of the opinions, and cannot be relied upon if such law changes with retroactive effect. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. There are currently no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to those of the Class V Common Stock. Consequently, Denali cannot make any assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth under “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” or any of the tax consequences described in the tax opinions.

If the IRS were to be successful in any such contention, or if for any other reason the merger were to fail to qualify as an exchange described in Section 351 of the Internal Revenue Code or the Class V Common Stock were to fail to be treated as common stock of Denali, then:

•	each EMC shareholder would recognize gain or loss with respect to such shareholder’s shares of EMC common stock as a result of the merger equal to the difference between (1) the sum of the fair market value of the Class V Common Stock and cash received and (2) the shareholder’s basis in the EMC common stock exchanged;

•	EMC may be required to recognize gain for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the VMware common stock that is tracked by the Class V Common Stock over EMC’s basis in such VMware common stock, which liability would be allocated to the Class V Group pursuant to the Denali Tracking Stock Policy if such tax liability is imposed as a result of a change in tax law under certain circumstances, and would be allocated to the DHI Group in all other circumstances; and

•	Denali may no longer be able to file consolidated U.S. federal income tax returns that include VMware, which could require Denali to file amended tax returns and pay additional taxes.

The tax liabilities described in the second and third bullet points immediately above, if they arise, would be likely to have a material adverse effect on Denali and its subsidiaries. For additional information regarding the material U.S. federal income tax consequences of the merger and the Class V Common Stock, see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”

No IRS ruling has been obtained with respect to the tax consequences of the merger or the issuance of Class V Common Stock.

The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of the Class V Common Stock. Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinions of the respective tax counsel of EMC and Denali could be challenged by the IRS.

Risk Factors Relating to the Combined Company

After the completion of the merger, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will have the ability to elect all of the directors of Denali and such stockholders’ interests may differ from the interests of the holders of Class V Common Stock.

After the completion of the merger, by reason of their ownership of substantially all of Denali’s Class A Common Stock, the MD stockholders and the MSD Partners stockholders will have the ability to elect all of the Group I Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors, and all of the Group II Directors, who will have an aggregate of 7 of the 13 total votes on the Denali board of directors. By reason of their ownership of all of the Class B Common Stock, the SLP stockholders will have the ability to elect all of the Group III Directors, who will have an aggregate of 3 of the 13 total votes on the Denali board of directors. Immediately following the completion of the merger, Michael S. Dell is expected to be the sole Group II Director and will therefore be entitled to cast a majority of the votes entitled to be cast by all Denali directors and thereby approve any matter submitted to the Denali board of directors other than any matter that also requires the separate approval of the Capital Stock Committee or the audit committee. Immediately following the completion of the merger, Egon Durban and Simon Patterson are expected to be the sole Group III Directors. Denali’s directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders and not just to holders of a particulars series of shares.

After the completion of the merger, Denali will be controlled by the MD stockholders, the MSD Partners stockholders and the SLP stockholders, whose interests may differ from the interests of the holders of Class V Common Stock.

By reason of their ownership of Class A Common Stock possessing a majority of the aggregate votes entitled to be cast by holders of Denali’s Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock, voting together as a single class, the MD stockholders and the MSD Partners stockholders will have the ability to approve any matter submitted to the vote of all of the outstanding shares of Denali common stock voting together as a single class.

Through their control of Denali, the MD stockholders and the MSD Partners stockholders will, subject to certain special voting rights of the Class V Common Stock related to actions that affect the Class V Common Stock and certain consent rights of the SLP stockholders described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock” and “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” be able to control actions to be taken by Denali, including the election of directors of Denali’s subsidiaries (including VMware and its subsidiaries), amendments to Denali’s organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of Denali’s assets, distributions of Denali’s assets, the incurrence of indebtedness and any incurrence of liens on Denali’s assets.

After the completion of the merger, the Denali board of directors intends to form an executive committee of the board consisting entirely of directors designated by the MD stockholders and the SLP stockholders and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee.

After the completion of the merger, the Denali board of directors intends to form an executive committee of the board consisting entirely of Group II Directors and Group III Directors (none of whom are expected to be independent directors) and expects that a substantial portion of the power and authority of the Denali board of directors will be delegated to the executive committee. It is expected that, among other things, the executive committee will be delegated the board’s full power and authority to review and approve, with respect to Denali and its subsidiaries, acquisitions and dispositions, the annual budget and business plan, the incurrence of indebtedness, entry into material commercial agreements, joint ventures and strategic alliances, and the commencement and settlement of material litigation. In addition, the executive committee is expected to act as the compensation committee of Denali’s board of directors. See “Management of Denali After the Merger—Committees of the Board of Directors—Executive Committee.” The interests of the MD stockholders and the SLP stockholders may differ materially from the interests of the holders of Class V Common Stock and Denali’s other stakeholders.

The MD stockholders and the SLP stockholders will be able to continue to strongly influence or effectively control decisions made by the Denali board of directors even if they own less than 50% of Denali’s combined voting power.

So long as the MD stockholders and the SLP stockholders continue to own a significant amount of Denali’s combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions made by the Denali board of directors. For example, prior to an initial public offering of DHI Group common stock, so long as the MD stockholders and the SLP stockholders each continue to beneficially own an aggregate number of shares of DHI Group common stock equal to 10% or more of the Reference Number (which is defined as 98,181,818 shares of DHI Group common stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the merger)), they will be jointly entitled to nominate for election as directors up to three Group I Directors, the MD stockholders will be entitled to nominate for election as directors up to three Group II Directors and the SLP stockholders will be entitled to nominate for election as directors up to three Group III Directors. Following an initial public offering of DHI Group common stock, so long as each of the MD stockholders and the SLP stockholders beneficially own at least

5% of all outstanding shares of Denali’s stock entitled to vote generally in the election of directors, each of the MD stockholders and the SLP stockholders will be entitled to nominate at least one individual for election to the board, with each of the MD stockholders and the SLP stockholders having the right to nominate a number of directors equal to the percentage of the total voting power for the regular election of directors of Denali beneficially owned by the MD stockholders or by the SLP stockholders, as the case may be, multiplied by the number of directors then on the Denali board. See “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions” and “Certain Relationships and Related Transactions—Denali Stockholders Agreement.”

The MD Stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates may have interests that conflict with your interests or those of the combined company.

In the ordinary course of their business activities, the MD stockholders, the MSD Partners stockholders and the SLP stockholders and their respective affiliates may engage in activities where their interests conflict with your interests or those of the combined company. The Denali certificate will provide that none of the MD stockholders, the MSD Partners stockholders and the SLP stockholders, any of their respective affiliates or any director who is not employed by Denali (including any non-employee director who serves as one of Denali’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Denali operates. The MD stockholders, the MSD Partners stockholders and the SLP stockholders also may pursue acquisition opportunities that may be complementary to Denali’s business and, as a result, those acquisition opportunities may not be available to Denali. In addition, such stockholders may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance the value of their investment in Denali, even though such transactions might involve risks to you.

Upon the listing of the shares of Class V Common Stock on the NYSE, Denali will be a “controlled company” within the meaning of NYSE rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements. Holders of Class V Common Stock will therefore not have the same protections afforded to stockholders of companies that are subject to such requirements.

Immediately following the completion of the merger, for any matter submitted to a vote of the holders of Denali common stock voting together as a single class, it is expected that the number of votes to which:

•	holders of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled;

•	holders of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled;

•	holders of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled; and

•	holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled.

Accordingly, after the completion of the merger, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will continue to control a majority of the combined voting power of all classes of Denali stock entitled to vote generally in the election of directors. As a result, Denali will be a “controlled company” within the meaning of NYSE rules. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of the Class V Common Stock:

•	Denali have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	Denali have a compensation committee that is composed entirely of independent directors; and

•	Denali have a corporate governance and nominating committee that is composed entirely of independent directors.

Following the closing of the merger, Denali intends to utilize these exemptions. As a result, Denali does not expect that a majority of the directors on the Denali board of directors will be independent following the completion of the merger. In addition, Denali does not expect that any of the committees of the Denali board of directors will consist entirely of independent directors, other than the audit committee within one year of the listing date and the Capital Stock Committee. Accordingly, holders of Class V Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

As of the date of this proxy statement/prospectus, EMC is not a “controlled company” within the meaning of NYSE rules. Therefore, following the completion of the merger, EMC shareholders that become holders of Class V Common Stock will no longer be afforded the same corporate governance protections such shareholders currently are entitled to as EMC shareholders.

Denali is highly dependent on the services of Michael S. Dell, its Chief Executive Officer, and its success depends on the ability to attract, retain and motivate key employees.

Denali is highly dependent on the services of Michael S. Dell, its Chief Executive Officer and largest stockholder. If Denali loses the services of Mr. Dell, Denali may not be able to locate a suitable or qualified replacement and Denali may incur additional expenses to recruit a replacement, which could severely disrupt Denali’s business and growth. Further, Denali relies on key personnel, including other members of its executive leadership team, to support its business and increasingly complex product and services offerings. Denali may not be able to attract, retain and motivate the key professional, technical, marketing and staff resources needed.

Denali’s substantial level of indebtedness could adversely affect its financial condition.

As of January 29, 2016, Denali had approximately $14.0 billion in long-term debt principal outstanding, including current maturities. After the closing of the merger, Denali will have a substantial amount of indebtedness, which will require significant interest payments. After giving effect to the transactions contemplated by the merger agreement on a pro forma basis, including the incurrence of merger financing under Denali’s debt financing commitments, Denali and its subsidiaries would have had approximately $59.1 billion of short-term and long-term indebtedness as of April 1, 2016 and estimated cash interest for the twelve months ended April 1, 2016 would have been approximately $2.6 billion. Denali and its subsidiaries would also have had an additional $1.15 billion available for borrowing under its senior secured revolving credit facility on such date (without giving effect to letters of credit outstanding) and approximately an additional $0.7 billion available for borrowing under its existing asset backed securities facility, referred to as the ABS facility, on such date.

Denali’s substantial level of indebtedness could have important consequences, including the following:

•	Denali must use a substantial portion of its cash flow from operations to pay interest and principal on its new senior credit facilities, senior secured notes and senior unsecured notes, referred to as the notes, and other indebtedness, which will reduce funds available to Denali for other purposes such as working capital, capital expenditures, other general corporate purposes and potential acquisitions;

•	Denali’s ability to refinance such indebtedness or to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	Denali will be exposed to fluctuations in interest rates because Denali’s new senior credit facilities will have variable rates of interest;

•	Denali’s leverage may be greater than that of some of its competitors, which may put Denali at a competitive disadvantage and reduce Denali’s flexibility in responding to current and changing industry and financial market conditions; and

•	Denali may be unable to comply with financial and other restrictive covenants in its new senior credit facilities, the notes and other indebtedness that will limit Denali’s ability to incur additional debt, make investments and sell assets, which could result in an event of default that, if not cured or waived, would have an adverse effect on Denali’s business and prospects and could force it into bankruptcy or liquidation.

Denali and its subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Denali’s and its subsidiaries’ credit facilities and the indentures governing the notes to be issued in connection with the transactions contemplated by the merger agreement. If new indebtedness is added to Denali’s and its subsidiaries’ debt levels as of the closing of the merger, the related risks that Denali now faces could intensify. Denali’s ability to access additional funding under Denali’s new revolving credit facility and the existing ABS facility will depend upon, among other things, the absence of a default under either such facility, including any default arising from a failure to comply with the related covenants. If Denali is unable to comply with its covenants under its new revolving credit facility or the existing ABS facility, Denali’s liquidity may be adversely affected.

As of April 1, 2016, after giving effect to the transactions contemplated by the merger agreement on a pro forma basis, including the incurrence of the merger financing under Denali’s debt financing commitments, approximately $23.35 billion of Denali’s debt would have been variable rate debt and the effect of a 0.5% increase or decrease in interest rates would have increased or decreased such total annual cash interest by approximately $107 million and $77 million, respectively. Denali’s ability to meet expenses, to remain in compliance with its covenants under its debt instruments and to make future principal and interest payments in respect of its debt depends on, among other things, Denali’s operating performance, competitive developments and financial market conditions, all of which are significantly affected by financial, business, economic and other factors. Denali is not able to control many of these factors. Given current industry and economic conditions, Denali’s cash flow may not be sufficient to allow Denali to pay principal and interest on its debt and meet its other obligations.

Denali may not be able to achieve its objective of reducing its indebtedness in the first 18-24 months after the completion of the merger.

Denali has an objective of reducing its indebtedness in the first 18-24 months after completion of the merger and achieving an investment grade credit rating for such indebtedness. The cash necessary to achieve that objective is expected to come from divestitures of non-core businesses of the DHI Group, including EMC, cash flows from operations of the DHI Group and cash generated by reductions in the working capital needed to operate the DHI Group. Denali may not be able to generate the sale proceeds, operating cash flows and other cash necessary to accomplish this objective. Any failure of Denali to significantly reduce its indebtedness and achieve its objectives could result in a material reduction in the credit quality of Denali and adversely impact the value of the Class V Common Stock.

The Denali certificate designates a state court of the State of Delaware or the federal district court for the District of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Denali’s stockholders, which could limit the ability of the holders of Class V Common Stock to obtain a favorable judicial forum for disputes with Denali or with directors, officers or the controlling stockholders of Denali.

Under the Denali certificate, unless Denali consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Denali, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of Denali to Denali or Denali’s stockholders, (3) any action asserting a claim against Denali or any director or officer or stockholder of Denali arising pursuant to any provision of the DGCL or Denali’s certificate or bylaws, or (4) any action asserting a claim against Denali or any director or officer or stockholder of Denali governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These provisions of the Denali certificate could limit the ability of the holders of the Class V Common Stock to obtain a favorable judicial forum for disputes with Denali or with directors, officers or the controlling stockholders of Denali, which may discourage such lawsuits against Denali and its directors, officers and stockholders. Alternatively, if a court were to find these provisions of its constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Denali may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Denali and EMC.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Denali and EMC. There is a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. In addition, the businesses of Denali and EMC will continue to maintain a presence in Texas and Massachusetts, respectively. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Denali and EMC will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s costs in connection with the financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Denali cannot identify the timing, nature and amount of all such expenses as of the date of this proxy statement/prospectus. However, any such expenses could affect Denali’s results of operations and cash flows from operations in the period in which such charges are recorded.

The combined company may not realize the anticipated synergies from the merger.

Although the combined company expects to achieve synergies as a result of the merger, including with respect to VMware, it may not succeed in doing so. The combined company’s ability to realize the anticipated synergies will depend on the successful integration of EMC’s business with that of Dell. Even if the combined company successfully integrates the Dell and EMC businesses, the integration may not result in the realization of the full benefits of the anticipated synergies or the realization of these benefits within the expected periods. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, benefits from the merger may be offset by costs incurred in integrating Dell and EMC, or regulatory authorities may impose adverse conditions on the combined company in connection with granting approval of the merger.

Failure to integrate EMC’s technology, solutions, products and services with those of Dell in an effective manner could reduce Denali’s profitability and delay or prevent realization of many of the potential benefits of the merger.

To obtain the benefits of the merger, Denali must integrate EMC’s technology, solutions, products and services with those of Dell in an effective manner. Denali may not be able to accomplish this integration quickly and efficiently. Denali may be required to spend additional time and money on operating compatibility that otherwise would be spent on developing and selling solutions, products and services. Denali’s business, financial condition and results of operations could be harmed if it does not integrate operations effectively or uses too many resources on integration efforts.

The time and effort required to be dedicated to the integration of Dell and EMC could divert the attention of Denali’s management from other business concerns or otherwise harm Denali’s business.

The integration process could result in the diversion of Denali management’s attention from other business concerns, in the disruption or interruption of, or the loss of momentum in, Denali’s business, or in inconsistencies in standards, controls, procedures and policies. Any of these impacts could adversely affect Denali’s ability to maintain relationships with its customers and employees or achieve the anticipated benefits of the merger, or could reduce Denali’s earnings or otherwise adversely affect its business and financial results.

Denali may be unable to use some or all of EMC’s net operating losses following the merger.

Based on current tax law, as of December 31, 2015, EMC had gross federal, state and foreign net operating losses, referred to as NOLs, of approximately $250 million, $250 million and $224 million, respectively. Until such NOLs expire, they can be used to reduce taxable income in future years. After the merger, Denali’s ability to use these tax attributes to offset future taxable income will be subject to significant limitations under Sections 382 and 383 and other provisions of the Internal Revenue Code. For this reason, Denali may be unable to use EMC’s NOLs after the merger in the amounts it projects or at all.

After the completion of the merger, former shareholders of EMC, a Massachusetts corporation, will be stockholders of Denali, a Delaware corporation.

The rights of holders of Class V Common Stock will be governed by Delaware corporate law and by the Denali certificate and Denali bylaws, as opposed to Massachusetts corporate law and the EMC articles and EMC bylaws. Consequently, the rights of such Denali stockholders following the merger may vary in some respects from their rights as EMC shareholders prior to the merger.

Risk Factors Relating to Denali, Dell and EMC

Risk Factors Relating to Denali and Dell

Competitive pressures may adversely affect Dell’s industry unit share position, revenue and profitability.

Dell operates in an industry in which there are rapid technological advances in hardware, software and service offerings. As a result, Dell faces aggressive product and price competition from both branded and generic competitors. Dell competes based on its ability to offer to its customers competitive integrated solutions that provide the most current and desired product and services features. There is a risk that Dell’s competitors may provide products that are less costly, perform better or include additional features that are not available with Dell’s products. There also is a risk that Dell’s product portfolios may quickly become outdated or that Dell’s market share may quickly erode. Further, efforts to balance the mix of products and services in order to optimize profitability, liquidity and growth may put pressure on Dell’s industry position.

As the technology industry continues to expand globally, there may be new and increased competition in different geographic regions. The generally low barriers to entry in the technology industry increase the potential for challenges from new industry competitors. There also may be increased competition from new types of products as the options for mobile and cloud computing solutions increase. In addition, companies with which Dell has strategic alliances may become competitors in other product areas or current competitors may enter into new strategic relationships with new or existing competitors, all of which may further increase the competitive pressures on Dell.

Reliance on vendors for products and components, many of whom are single-source or limited-source suppliers, could harm Dell’s business by adversely affecting product availability, delivery, reliability and cost.

Dell maintains several single-source or limited-source supplier relationships, including relationships with third-party software providers, either because multiple sources are not readily available or because the relationships are advantageous due to performance, quality, support, delivery, capacity or price considerations. A delay in the supply of a critical single- or limited-source product or component may prevent the timely shipment of the related product in desired quantities or configurations. In addition, Dell may not be able to replace the functionality provided by third-party software currently offered with its products if that software becomes obsolete, defective or incompatible with future product versions or is not adequately maintained or updated. Even where multiple sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm Dell’s operating results.

Dell obtains many of its products and all of its components from third-party vendors, many of which are located outside of the United States. In addition, significant portions of Dell’s products are assembled by contract manufacturers, primarily in various locations in Asia. A significant concentration of such outsourced manufacturing is currently performed by only a few of Dell’s contract manufacturers, often in single locations. Dell sells components to these contract manufacturers and generates large non-trade accounts receivables, an arrangement that would present a risk of uncollectibility if the financial condition of a contract manufacturer should deteriorate.

Although these relationships generate cost efficiencies, they limit Dell’s direct control over production. The increasing reliance on vendors subjects Dell to a greater risk of shortages and reduced control over delivery schedules of components and products, as well as a greater risk of increases in product and component costs. Because Dell maintains minimal levels of component and product inventories, a disruption in component or product availability could harm Dell’s ability to satisfy customer needs. In addition, defective parts and products from these vendors could reduce product reliability and harm Dell’s reputation.

If Dell fails to achieve favorable pricing from vendors, its profitability could be adversely affected.

Dell’s profitability is affected by its ability to achieve favorable pricing from vendors and contract manufacturers, including through negotiations for vendor rebates, marketing funds and other vendor funding received in the normal course of business. Because these supplier negotiations are continuous and reflect the evolving competitive environment, the variability in timing and amount of incremental vendor discounts and rebates can affect Dell’s profitability. The vendor programs may change periodically, potentially resulting in adverse profitability trends if Dell cannot adjust pricing or variable costs. An inability to establish a cost and product advantage, or determine alternative means to deliver value to customers, may adversely affect Dell’s revenue and profitability.

Adverse global economic conditions and instability in financial markets may harm Dell’s business and result in reduced net revenue and profitability.

As a global company with customers operating in a broad range of businesses and industries, Dell’s performance is affected by global economic conditions. Adverse economic conditions may negatively affect customer demand for Dell’s products and services. Such economic conditions could result in postponed or decreased spending amid customer concerns over unemployment, reduced asset values, volatile energy costs, geopolitical issues, the availability and cost of credit and the stability and solvency of financial institutions, financial markets, businesses, local and state governments and sovereign nations. Weak global economic conditions also could harm Dell’s business by contributing to product shortages or delays, insolvency of key suppliers, customer and counterparty insolvencies and increased challenges in managing Dell’s treasury operations. Any such effects could have a negative impact on Dell’s net revenue and profitability.

Dell’s results of operations may be adversely affected if it fails to successfully execute its growth strategy.

Dell’s growth strategy involves reaching more customers through new distribution channels, expanding relationships with resellers and augmenting select business areas through targeted acquisitions and other commercial arrangements. As more customers are reached through new distribution channels and expanded reseller relationships, Dell may fail to manage effectively the increasingly difficult tasks of inventory management and demand forecasting. The ability to implement this growth strategy depends on a successful transitioning of sales capabilities, the successful addition to the breadth of Dell’s solutions capabilities through selective acquisitions of other businesses and the effective management of the consequences of these strategic initiatives. If Dell is unable to meet these challenges, its results of operations could be adversely affected.

Dell faces risks and challenges in connection with its transformation to a scalable end-to-end technology solutions provider and its business strategy.

Dell expects its strategic transformation to a scalable end-to-end technology solutions provider to take more time and investment, and the investments it must make are likely to result in lower gross margins and raise its operating expenses and capital expenditures.

For fiscal 2016, Dell’s Client Solutions business generated 65% of Dell’s net revenue, and largely relied on PC sales. Moreover, revenue from Client Solutions absorbs Dell’s significant overhead costs and allows for scaled procurement. As a result, Client Solutions remains an important component in Dell’s broad transformation strategy. While Dell continues to rely on Client Solutions as a critical element of its business, Dell also anticipates an increasingly challenging demand environment in Client Solutions and intensifying market competition. Current challenges in Client Solutions stem from fundamental changes in the PC market, including a decline in worldwide revenues for desktop and laptop PCs and lower shipment forecasts for PC products due to a general lengthening of the replacement cycle for PC products and increasing interest in alternative mobile solutions. PC shipments worldwide declined 10.6% during calendar year 2015, and further deterioration in the PC market may occur. Other challenges include declining margins as demand for PC products shifts from higher-margin premium products to lower-cost and lower-margin products, particularly in emerging markets, and significant and increasing competition from efficient and low-cost manufacturers and from manufacturers of innovative and higher-margin PC products. For example, the built-to-order model that Dell has historically used is losing competitiveness in an environment where profit pools are moving toward lower-margin segments primarily based on a build-to-stock model, and Dell also lacks a strong offering in tablets.

The challenges Dell faces in its transformation include low operating margin for the Enterprise Solutions Group, referred to as ESG, and, although Client Solutions drives pull-through revenue and cross-selling of ESG solutions, the potential for further margin erosion remains due to intense competition, including emerging competitive pressure from cloud services. Improving integration of Dell’s product and service offerings as well as its ability to cross-sell remain a work in progress, as Dell is in the early stages of integrating its products into solutions and thus far has limited overlap in the base of large customers for the Client Solutions business and the ESG and Dell services businesses. In addition, returns from Dell’s prior acquisitions have been mixed and will require additional investments to reposition the business for growth, while cross-selling synergies have not been achieved as anticipated. As a result of the foregoing challenges, Dell’s business, financial condition and results of operations may be adversely affected.

Dell may not successfully implement its acquisition strategy, which could result in unforeseen operating difficulties and increased costs.

Dell makes strategic acquisitions of other companies as part of its growth strategy. Dell could experience unforeseen operating difficulties in assimilating or integrating the businesses, technologies, services, products, personnel or operations of acquired companies, especially if Dell is unable to retain the key personnel of an acquired company. Further, future acquisitions may result in a delay or reduction of client sales for both Dell and the acquired company because of client uncertainty about the continuity and effectiveness of solutions offered by either company and may disrupt Dell’s existing business by diverting resources and significant management attention that otherwise would be focused on development of the existing business. Acquisitions may also negatively affect Dell’s relationships with strategic partners if the acquisitions are seen as bringing Dell into competition with such partners.

To complete an acquisition, Dell may be required to use substantial amounts of cash, engage in equity or debt financings or enter into credit agreements to secure additional funds. Such debt financings could involve restrictive covenants that could limit Dell’s capital-raising activities and operating flexibility. In addition, an acquisition may negatively affect Dell’s results of operations because it may expose Dell to unexpected liabilities, require the incurrence of charges and substantial indebtedness or other liabilities, have adverse tax consequences, result in acquired in-process research and development expenses, or in the future require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or fail to generate a financial return sufficient to offset acquisition costs.

If its cost efficiency measures are not successful, Dell may become less competitive.

Dell continues to focus on minimizing operating expenses through cost improvements and simplification of Dell’s structure. Certain factors may prevent the achievement of these goals, which may negatively affect Dell’s competitive position. For example, Dell may experience delays or unanticipated costs in implementing its cost efficiency plans, which could prevent the timely or full achievement of expected cost efficiencies.

Dell’s inability to manage solutions and product and services transitions in an effective manner could reduce the demand for Dell’s solutions, products and services and the profitability of Dell’s operations.

Continuing improvements in technology result in the frequent introduction of new solutions, products and services, improvements in product performance characteristics and short product life cycles. If Dell fails to effectively manage transitions to new solutions and offerings, the products and services associated with such offerings and customer demand for Dell’s solutions, products and services could diminish and Dell’s profitability could suffer.

Dell is increasingly sourcing new products and transitioning existing products through its contract manufacturers and manufacturing outsourcing relationships in order to generate cost efficiencies and better serve its customers. The success of product transitions depends on a number of factors, including the availability of sufficient quantities of components at attractive costs. Product transitions also present execution challenges and risks, including the risk that new or upgraded products may have quality issues or other defects.

Failure to deliver high-quality products and services could lead to loss of customers and diminished profitability.

Dell must identify and address quality issues associated with its products and services, many of which include third-party components. Although quality testing is performed regularly to detect quality problems and implement required solutions, failure to identify and correct significant product quality issues before the sale of such products to customers could result in lower sales, increased warranty or replacement expenses and reduced customer confidence, which could harm Dell’s operating results.

Dell’s ability to generate substantial non-U.S. net revenue is subject to additional risks and uncertainties.

Sales outside the United States accounted for approximately 50% of Dell’s consolidated net revenue for Fiscal 2016. Dell’s future growth rates and success are substantially dependent on the continued growth of Dell’s business outside the United States. Dell’s international operations face many risks and uncertainties, including varied local economic and labor conditions, political instability, changes in the U.S. and international regulatory environments, and the impacts of trade protection measures, tax laws (including U.S. taxes on foreign operations), copyright levies and foreign currency exchange rates. Any of these factors could negatively affect Dell’s international business results and prospects for growth.

Dell’s profitability may be adversely affected by product, customer and geographic sales mix and seasonal sales trends.

Dell’s overall profitability for any period may be adversely affected by changes in the mix of products, customers and geographic markets reflected in sales for that period and by seasonal trends. Profit margins vary among products, services, customers and geographic markets. For instance, services offerings generally have a higher profit margin than consumer products. In addition, parts of Dell’s business are subject to seasonal sales trends. Among the trends with the most significant impact on Dell’s operating results, sales to government customers (particularly the U.S. federal government) are typically stronger in Dell’s third fiscal quarter, sales in Europe, the Middle East and Africa are often weaker in Dell’s third fiscal quarter, and consumer sales are typically strongest during Dell’s fourth fiscal quarter.

Dell may lose revenue opportunities and experience gross margin pressure if sales channel participants fail to perform as expected.

Dell relies on third-party distributors, retailers, systems integrators, value-added resellers and other sales channels to complement its direct sales organization in order to reach more end-users globally. Future operating results increasingly will depend on the performance of sales channel participants and on Dell’s success in maintaining and developing these relationships. Revenue and gross margins could be negatively affected if the financial condition or operations of channel participants weaken as a result of adverse economic conditions or other business challenges, or if uncertainty regarding the demand for Dell’s products causes channel participants to reduce their orders for Dell’s products. Further, some channel participants may consider the expansion of Dell’s direct sales initiatives to conflict with their business interests as distributors or resellers of Dell’s products, which could lead them to reduce their investment in the distribution and sale of Dell’s products, or to cease all sales of Dell’s products.

Dell’s financial performance could suffer from reduced access to the capital markets by Dell or some of its customers.

Dell may access debt and capital sources to provide financing for customers and to obtain funds for general corporate purposes, including working capital, acquisitions, capital expenditures and funding of customer receivables. In addition, Dell maintains customer financing relationships with some companies that rely on access to the debt and capital markets to meet significant funding needs. Any inability of these companies to access such markets could compel Dell to self-fund transactions with such companies or to forgo customer financing opportunities, which could harm Dell’s financial performance. The debt and capital markets may experience extreme volatility and disruption from time to time in the future, which could result in higher credit spreads in such markets and higher funding costs for Dell. Deterioration in Dell’s business performance, a credit rating downgrade, volatility in the securitization markets, changes in financial services regulation or adverse changes in the economy could lead to reductions in the availability of debt financing. In addition, these events could limit Dell’s ability to continue asset securitizations or other forms of financing from debt or capital sources, reduce the amount of financing receivables that Dell originates or negatively affect the costs or terms on which Dell may be able to obtain capital. Any of these developments could adversely affect Dell’s net revenue, profitability and cash flows.

Weak economic conditions and additional regulation could harm Dell’s financial services activities.

Dell’s financial services activities are negatively affected by adverse economic conditions that contribute to loan delinquencies and defaults. An increase in loan delinquencies and defaults would result in greater net credit losses, which may require Dell to increase its reserves for customer receivables. In addition, the implementation of new financial services regulation, or the application of existing financial services regulation in new countries where Dell expands its financial services and related supporting activities, could unfavorably impact the profitability and cash flows of Dell’s consumer financing activities.

Dell is subject to counterparty default risks.

Dell has numerous arrangements with financial institutions that include cash and investment deposits, interest rate swap contracts, foreign currency option contracts and forward contracts. As a result, Dell is subject to the risk that the counterparty to one or more of these arrangements will default, either voluntarily or involuntarily, on its performance under the terms of the arrangement. In times of market distress, a counterparty may default rapidly and without notice, and Dell may be unable to take action to cover its exposure, either because of lack of contractual ability to do so or because market conditions make it difficult to take effective action. If one of Dell’s counterparties becomes insolvent or files for bankruptcy, Dell’s ability eventually to recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable legal regime governing the bankruptcy proceeding. In the event of such default, Dell could incur significant losses, which could harm Dell’s business and adversely affect its results of operations and financial condition.

The exercise by customers of certain rights under their services contracts with Dell, or Dell’s failure to perform as it anticipates at the time it enters into services contracts, could adversely affect Dell’s revenue and profitability.

Many of Dell’s services contracts allow customers to take actions that may adversely affect Dell’s revenue and profitability. These actions include terminating a contract if Dell’s performance does not meet specified service levels, requesting rate reductions or contract termination, reducing the use of Dell’s services or terminating a contract early upon payment of agreed fees. In addition, Dell estimates the costs of delivering the services at the outset of the contract. If Dell fails to estimate such costs accurately and actual costs significantly exceed estimates, Dell may incur losses on the services contracts.

Loss of government contracts could harm Dell’s business.

Contracts with the U.S. federal, state and local governments and foreign governments are subject to future funding that may affect the extension or termination of programs and to the right of such governments to terminate contracts for convenience or non-appropriation. There is pressure on governments, both domestically and internationally, to reduce spending. Funding reductions or delays could adversely affect public sector demand for Dell’s products and services. In addition, if Dell violates legal or regulatory requirements, the applicable government could suspend or disbar Dell as a contractor, which would unfavorably affect Dell’s net revenue and profitability.

Dell’s business could suffer if Dell does not develop and protect its proprietary intellectual property or obtain or protect licenses to intellectual property developed by others on commercially reasonable and competitive terms.

If Dell or Dell’s suppliers are unable to develop or protect desirable technology or technology licenses, Dell may be prevented from marketing products, may have to market products without desirable features or may incur substantial costs to redesign products. Dell also may have to defend or enforce legal actions or pay damages if Dell is found to have violated the intellectual property of other parties. Although Dell’s suppliers might be contractually obligated to obtain or protect such licenses and indemnify Dell against related expenses, those suppliers could be unable to meet their obligations. Although Dell invests in research and development and obtains additional intellectual property through acquisitions, those activities do not guarantee that Dell will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on Dell’s business. In addition, Dell’s operating costs could increase because of copyright levies or similar fees by rights holders and collection agencies in European and other countries.

Infrastructure disruptions could harm Dell’s business.

Dell depends on its information technology and manufacturing infrastructure to achieve its business objectives. Natural disasters, manufacturing failures, telecommunications system failures or defective or improperly installed new or upgraded business management systems could lead to disruptions in this infrastructure. Portions of Dell’s IT infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work. Such disruptions may prevent Dell’s ability to receive or process orders, manufacture and ship products in a timely manner or otherwise conduct business in the normal course. Further, portions of Dell’s services business involve the processing, storage and transmission of data, which would also be negatively affected by such an event. Disruptions in Dell’s infrastructure could lead to loss of customers and revenue, particularly during a period of heavy demand for Dell’s products and services. Dell also could incur significant expense in repairing system damage and taking other remedial measures.

Cyber attacks or other data security breaches that disrupt Dell’s operations or result in the dissemination of proprietary or confidential information about Dell, Dell’s customers or other third parties could disrupt Dell’s business, harm its reputation, cause Dell to lose clients and expose Dell to costly litigation.

Dell manages and stores various proprietary information and sensitive or confidential data relating to its operations. In addition, Dell’s outsourcing services and cloud computing businesses routinely process, store and transmit large amounts of data for Dell’s customers, including sensitive and personally identifiable information. Dell may be subject to breaches of the information technology systems it uses for these purposes. Experienced computer programmers and hackers may be able to penetrate Dell’s network security and misappropriate or compromise Dell’s confidential information or that of third parties, create system disruptions or cause shutdowns. Further, sophisticated hardware and operating system software and applications that Dell produces or procures from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of such systems.

The costs to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber incident could be significant. Remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential customers that may impede Dell’s sales, manufacturing, distribution or other critical functions. Dell could lose existing or potential customers for outsourcing services or other information technology solutions in connection with any actual or perceived security vulnerabilities in Dell’s products. In addition, breaches of Dell’s security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about Dell or its customers or other third parties could expose Dell, its customers or other third parties affected to a risk of loss or misuse of this information, result in litigation and potential liability for Dell, damage Dell’s brand and reputation or otherwise harm Dell’s business. Further, Dell relies in certain limited capacities on third-party data management providers whose possible security problems and security vulnerabilities may have similar effects on Dell.

Dell is subject to laws, rules and regulations in the United States and other countries relating to the collection, use and security of user data. Dell’s ability to execute transactions and to possess and use personal information and data in conducting its business subjects it to legislative and regulatory burdens that may require Dell to notify customers or employees of a data security breach. Dell has incurred, and will continue to incur, significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

Failure to hedge effectively Dell’s exposure to fluctuations in foreign currency exchange rates and interest rates could adversely affect Dell’s financial condition and results of operations.

Dell utilizes derivative instruments to hedge its exposure to fluctuations in foreign currency exchange rates and interest rates. Some of these instruments and contracts may involve elements of market and credit risk in excess of the amounts recognized in Dell’s financial statements. If Dell is not successful in monitoring its foreign exchange exposures and conducting an effective hedging program, Dell’s foreign currency hedging activities may not offset the impact of fluctuations in currency exchange rates on its future results of operations and financial position.

The expiration of tax holidays or favorable tax rate structures, unfavorable outcomes in tax audits and other tax compliance matters, or adverse legislative or regulatory tax changes could result in an increase in Dell’s tax expense or Dell’s effective income tax rate.

Portions of Dell’s operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time. Many of these holidays may be extended when certain conditions are met, or may be terminated if certain conditions are not met. If the tax holidays are not extended, or if Dell fails to satisfy the conditions of the reduced tax rate, then its effective tax rate would increase in the future. Dell’s effective tax rate also could increase if Dell’s geographic sales mix changes. In addition, any actions by Dell to repatriate non-U.S. earnings for which it has not previously provided for U.S. taxes may impact the effective tax rate.

The application of tax laws to Dell’s operations and past transactions involves some inherent uncertainty. Dell is continually under audit in various tax jurisdictions. Although Dell believes its tax positions are appropriate, Dell may not be successful in resolving potential tax claims that arise from these audits. An unfavorable outcome in certain of these matters could result in a substantial increase in Dell’s tax expense. In addition, Dell’s provision for income taxes could be affected by changes in the valuation of deferred tax assets.

Further, changes in tax laws (including laws relating to U.S. taxes on foreign operations) could adversely affect Dell’s operations and profitability. In recent years, numerous legislative, judicial and administrative changes have been made to tax laws applicable to Dell and companies similar to Dell. Additional changes to tax laws are likely to occur, and such changes may adversely affect Dell’s tax liability.

Dell’s profitability could suffer from any impairment of its portfolio investments.

Dell invests a significant portion of its available funds in a portfolio consisting primarily of debt securities of various types and maturities pending the deployment of these funds in Dell’s business. Dell’s earnings performance could suffer from any impairment of its investments. Dell’s portfolio securities generally are classified as available-for-sale and are recorded in Dell’s financial statements at fair value. If any such investments experience declines in market price and it is determined that such declines are other than temporary, Dell may have to recognize in earnings the decline in the fair market value of such investments below their cost or carrying value.

Unfavorable results of legal proceedings could harm Dell’s business and result in substantial costs.

Dell is involved in various claims, suits, investigations and legal proceedings that arise from time to time in the ordinary course of business, as well as in connection with its going-private transaction and the merger, including those described elsewhere in this proxy statement/prospectus. Additional legal claims or regulatory matters may arise in the future and could involve stockholder, consumer, regulatory, compliance, intellectual property, antitrust, tax and other issues on a global basis. Litigation is inherently unpredictable. Regardless of the merits of the claims, litigation may be both time-consuming and disruptive to Dell’s business. Dell could incur judgments or enter into settlements of claims that could adversely affect its operating results or cash flows in a particular period. In addition, Dell’s business, operating results and financial condition could be adversely affected if any infringement or other intellectual property claim made against it by any third party is successful, or if Dell fails to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions.

Denali will incur increased costs and become subject to additional regulations and requirements as a result of becoming a newly public company, and Denali’s management will be required to devote substantial time to new compliance matters, which could lower Denali’s profits or make it more difficult to run its business.

As a newly public company, Denali will incur significant legal, accounting and other expenses that it has not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. Denali will also incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Denali expects these rules and regulations to increase its legal and financial compliance costs and to make some activities more time-consuming and costly, although it is currently unable to estimate these costs with any degree of certainty. Denali’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements. These laws and regulations also could make it more difficult or costly for Denali to obtain certain types of insurance, including director and officer liability insurance, and Denali may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Denali to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers. Furthermore, if Denali is unable to satisfy its obligations as a public company, the Class V Common Stock could be subject to delisting and Denali could be subject to fines, sanctions and other regulatory action and potentially civil litigation.

As a public company, Denali will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to do so may adversely affect investor confidence in Denali and, as a result, the value of the Class V Common Stock.

Following a transition period afforded to companies that were not previously SEC reporting companies, Denali will be required by Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by management on, among other things, its assessment of the effectiveness of its internal control over financial reporting. The assessment will need to include disclosure of any material weaknesses identified by Denali’s management in Denali’s internal control over financial reporting. Denali also will be required to disclose significant changes made in its internal control procedures on a quarterly basis. In addition, Denali’s independent registered public accounting firm is required to express an opinion as to the effectiveness of Denali’s internal control over financial reporting beginning with the second annual report on Form 10-K. The process of designing, implementing and testing internal controls over financial reporting is time consuming, costly and complicated.

During the evaluation and testing process of its internal controls, if Denali identifies one or more material weaknesses in its internal control over financial reporting, Denali will be unable to assert that its internal control over financial reporting is effective. Denali may experience material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Denali’s ability to report accurately its financial condition or results of operations. If Denali is unable to conclude that its internal control over financial reporting is effective, or if Denali’s independent registered public accounting firm determines Denali has a material weakness or significant deficiency in its internal control over financial reporting, Investors could lose confidence in the accuracy and completeness of its financial reports, the market price of the Class V Common Stock could decline, and Denali could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in its internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, also could restrict Denali’s future access to the capital markets.

Compliance requirements of current or future environmental and safety laws, or other regulatory laws, may increase costs, expose Denali and Dell to potential liability and otherwise harm Dell’s business.

Dell’s operations are subject to environmental and safety regulations in all areas in which Dell conducts business. Product design and procurement operations must comply with new and future requirements relating to climate change laws and regulations, materials composition, sourcing, energy efficiency and collection, recycling, treatment, transportation and disposal of electronics products, including restrictions on mercury, lead, cadmium, lithium metal, lithium ion and other substances. If Dell fails to comply with applicable rules and regulations regarding the transportation, source, use and sale of such regulated substances, Dell could be subject to liability. The costs and timing of costs under environmental and safety laws are difficult to predict, but could have an adverse impact on Dell’s business.

In addition, Denali and its subsidiaries are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business and are also subject to export controls, customs and economic sanctions laws and embargoes imposed by the U.S. Government. Violations of the Foreign Corrupt Practices Act or other anti-corruption laws or export control, customs or economic sanctions laws may result in severe criminal or civil sanctions and penalties, and Denali and its subsidiaries may be subject to other liabilities which could have a material adverse effect on Denali’s business, results of operations and financial condition.

In addition, Denali will be subject to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act intended to improve transparency and accountability concerning the supply of minerals originating from the conflict zones of the Democratic Republic of Congo or adjoining countries. Denali will incur costs to comply with the disclosure requirements of this law and may realize other costs relating to the sourcing and availability of minerals used in Dell’s products. Further, Denali may face reputational harm if Denali’s customers or other Denali stakeholders conclude that Denali is unable to sufficiently verify the origins of the minerals used in Dell’s products.

Armed hostilities, terrorism, natural disasters or public health issues could harm Dell’s business.

Armed hostilities, terrorism, natural disasters or public health issues, whether in the U.S. or abroad, could cause damage or disruption to Dell or Dell’s suppliers and customers, or could create political or economic instability, any of which could harm Dell’s business. For example, the earthquake and tsunami in Japan and severe flooding in Thailand which occurred during fiscal 2012 caused damage to infrastructure and factories that disrupted the supply chain for a variety of components used in Dell’s products. Any such future events could cause a decrease in demand for Dell’s products, make it difficult or impossible to deliver products or for suppliers to deliver components and could create delays and inefficiencies in Dell’s supply chain.

Risk Factors Relating to EMC

Denali’s and EMC’s businesses are and, when combined, will be subject to the risks described above. EMC is, and following the completion of the merger Denali will be, subject to the risks described in EMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated from time to time in EMC’s subsequent filings with the SEC, including those incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the incorporated documents or view them via the Internet.

Risk Factors Relating to Denali’s Proposed Tracking Stock Structure

Holders of Class V Common Stock will be common stockholders of Denali and will be, therefore, subject to risks associated with an investment in Denali as a whole.

Even though Denali will attribute, for financial reporting purposes, all of Denali’s consolidated assets, liabilities, revenue and expenses to either the DHI Group or the Class V Group in order to prepare the unaudited financial information for the Class V Group, Denali will retain legal title to all of Denali’s assets, and Denali’s tracking stock capitalization will not limit Denali’s legal responsibility, or that of Denali’s subsidiaries, for their debts and liabilities. While Denali’s proposed Denali Tracking Stock Policy provides that reallocations of assets between groups may result in the creation of inter-group debt or an increase or decrease of the DHI Group’s inter-group interest in the Class V Group or in an offsetting reallocation of cash or other assets, Denali’s creditors will not be limited by Denali’s tracking stock capitalization from proceeding against any assets against which they could have proceeded if Denali did not have a tracking stock capitalization. The DHI Group and the Class V Group are not separate legal entities and cannot own assets, and as a result, holders of Class V Common Stock will not have special legal rights related to specific assets attributed to the Class V Group and, in any liquidation, holders of DHI Group common stock and holders of Class V Common Stock will be entitled to their proportionate interests in assets of Denali after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock based on their respective numbers of liquidation units. See “Description of Denali Capital Stock Following the Merger—Liquidation and Dissolution.”

The Denali board of directors may not reallocate assets and liabilities between the DHI Group and the Class V Group without the approval of the Capital Stock Committee, which will consist of a majority of independent directors, but any such reallocation of assets and liabilities may make it difficult to assess the future prospects of either group based on its past performance.

The Denali board of directors may not allocate or reallocate assets and liabilities to one group or the other without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. However, any such allocation or reallocation may be made without the approval of any of Denali’s stockholders in accordance with the Denali Tracking Stock Policy and the Denali certificate. See “Description of Denali Tracking Stock Policy.” Any such reallocation made by the Denali board of directors, as well as the existence of the right in and of itself to effect a reallocation, may impact the ability of investors to assess the future prospects of either group, including its liquidity and capital resource needs, based on its past performance. Stockholders may also have difficulty evaluating the liquidity and capital resources of each group based on past performance, as the Denali board of directors may use one group’s liquidity to fund the other group’s liquidity and capital expenditure requirements through the use of inter-group loans or other inter-group arrangements.

The market price of Class V Common Stock may not reflect the performance of the Class V Group as Denali intends.

Denali cannot make any assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of Denali’s interest in VMware and any other businesses, assets and liabilities that may be attributed to the Class V Group at any time. Holders of Class V Common Stock will be common stockholders of Denali as a whole and, as such, will be subject to all risks associated with an investment in Denali and all of Denali’s businesses, assets and liabilities, including the approximately $59.1 billion of short-term and long-term indebtedness that Denali is expected to have outstanding immediately following the merger. In addition, investors may discount the value of the Class V Common Stock because it is part of a common enterprise rather than of a stand-alone entity. As a result of the characteristics of tracking stocks, tracking stocks often trade at a discount to the estimated value of the assets or businesses they are intended to track.

The market price of Class V Common Stock may be volatile, could fluctuate substantially and could be affected by factors that do not affect traditional common stock.

Market reaction to the establishment of tracking stocks is unpredictable and Denali does not know how the market will react to the merger. In addition, given that the Class V Common Stock is intended to track the performance of a more focused group of businesses, assets and liabilities than EMC common stock does, the market price of Class V Common Stock may be more volatile than the market price of EMC common stock has historically been. The market price of Class V Common Stock may be materially affected by, among other things:

•	actual or anticipated fluctuations in VMware’s operating results or in the operating results of any other businesses attributable to the Class V Group from time to time;

•	potential acquisition activity by Denali or the companies in which Denali invests;

•	adverse changes in the credit rating or credit quality of Denali and its subsidiaries;

•	issuances of additional debt or equity securities to raise capital by Denali or the companies in which Denali invests and the manner in which that debt or the proceeds of an equity issuance are attributed to each of the groups;

•	changes in financial estimates by securities analysts regarding Class V Common Stock or the companies attributable to either of Denali’s groups;

•	changes in market valuations of other companies engaged in similar lines of business;

•	the complex nature and the potential difficulties investors may have in understanding the terms of the Class V Common Stock, as well as concerns regarding the possible effect of certain of those terms on an investment in Denali’s stock; and

•	general market conditions.

In addition, until an orderly trading market develops for Class V Common Stock following the completion of the merger, the market price of Class V Common Stock may fluctuate significantly.

There may not be an active trading market for shares of the Class V Common Stock, which may cause a decrease in the market price of the shares of the Class V Common Stock and make it difficult to sell such shares.

Prior to the completion of the merger, there will not be a public trading market for shares of the Class V Common Stock. It is possible that after the completion of the merger, an active trading market will not develop or, if developed, that any market will be sustained. The market price of the Class V Common Stock may decline from time to time and you may not be able to sell your shares of Class V Common Stock at an attractive price or at all.

The market value of Class V Common Stock could be adversely affected by events involving the assets and businesses attributed to the DHI Group.

Because Denali will be the issuer of both DHI Group common stock and Class V Common Stock, an adverse market reaction to events relating to the assets and businesses attributed to the DHI Group, such as disclosure of earnings or announcements of new products or services, acquisitions or dispositions that the market does not view favorably, may have an adverse effect on the Class V Common Stock. Because Denali’s objective of reducing its indebtedness during the first 18-24 months after the completion of the merger will be dependent on cash generated by the DHI Group, any failure of the DHI Group to generate such cash could result in a material reduction in the credit quality of Denali and adversely impact the value of the Class V Common Stock. In addition, the incurrence of significant additional indebtedness by Denali or any of Denali’s subsidiaries on behalf of the DHI Group, including additional indebtedness incurred or assumed in connection with acquisitions of, or investments in, businesses, could affect Denali’s credit rating and that of Denali’s subsidiaries and, therefore, could increase the borrowing costs of Denali and its subsidiaries.

Denali may not pay dividends equally or at all on Class V Common Stock.

VMware does not currently pay dividends on its common stock, and any decisions regarding dividends on the VMware common stock would be a decision of VMware’s board of directors. Denali does not presently intend to pay cash dividends on the Class V Common Stock. If VMware were to pay a dividend on the VMware common stock owned by Denali that is attributable to the Class V Group, Denali could, but would not be required to, distribute some or all of that amount to the holders of Class V Common Stock. Denali will have the right to pay dividends on the shares of common stock of each group in equal or unequal amounts, and Denali may pay dividends on the shares of common stock of one group and not pay dividends on shares of common stock of the other group. See “—Risk Factors Relating to the Combined Company—After the completion of the merger, Denali will be controlled by the MD stockholders, the MSD Partners stockholders and the SLP stockholders, whose interests may differ from the interests of the holders of Class V Common Stock.” In addition, any dividends or distributions on, or repurchases of, shares relating to either group will reduce Denali’s assets legally available to be paid as dividends on the shares relating to the other group.

Denali’s operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Denali determines in the future to pay dividends on the DHI Group common stock or the Class V Common Stock, the terms of certain agreements governing Denali’s or its subsidiaries’ indebtedness, including the credit agreement governing the new revolving credit facility and any credit facilities of VMware, may significantly restrict the ability of Denali’s subsidiaries to pay dividends or otherwise transfer assets to Denali, as well as the ability of Denali to pay dividends to holders of its common stock. In addition, Delaware law imposes requirements that may restrict Denali’s ability to pay dividends to holders of its common stock.

Denali’s tracking stock capital structure could create conflicts of interest, and the Denali board of directors may make decisions that could adversely affect only some holders of Denali’s common stock.

Denali’s tracking stock capital structure could give rise to circumstances where the interests of holders of stock of one group might diverge or appear to diverge from the interests of holders of stock of the other group. In addition, given the nature of their businesses, there may be inherent conflicts of interests between the DHI Group and the Class V Group. Denali’s groups are not separate entities and thus holders of DHI Group common stock and Class V Common Stock will not have the right to elect separate boards of directors. As a result, Denali’s officers and directors will owe fiduciary duties to Denali as a whole and all of Denali’s stockholders as opposed to only holders of a particular group. Decisions deemed to be in the best interest of Denali and all of Denali’s stockholders may not be in the best interest of a particular group when considered independently, such as:

•	decisions as to the terms of any business relationships that may be created between the DHI Group and the Class V Group or the terms of any reallocations of assets between the groups;

•	decisions as to the allocation of corporate opportunities between the groups, especially where the opportunities might meet the strategic business objectives of both groups;

•	decisions as to operational and financial matters that could be considered detrimental to one group but beneficial to the other;

•	decisions as to the conversion of Class V Common Stock into Class C Common Stock, which the Denali board of directors may make in its sole discretion, so long as the Class C Common Stock is then traded on a U.S. securities exchange;

•	decisions regarding the increase or decrease of the inter-group interest that the DHI Group may own in the Class V Group from time to time;

•	decisions as to the internal or external financing attributable to businesses or assets attributed to either of Denali’s groups;

•	decisions as to the dispositions of assets of either of Denali’s groups; and

•	decisions as to the payment of dividends on the stock relating to either of Denali’s groups.

Ownership of DHI Group common stock and Class V Common Stock by Denali’s directors or officers may create or appear to create conflicts of interest.

With the exception of the three independent directors who will serve as Group I Directors (whose equity compensation by Denali must be approximately half in the form of Class V Common Stock or options to acquire Class V Common Stock based on value at the time of grant), it is expected that all or substantially all of the direct and indirect equity ownership in Denali of Denali’s directors and officers will consist of DHI Group common stock. Such ownership of DHI Group common stock by Denali’s directors and officers could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the holders of DHI Group common stock or Class V Common Stock.

The Denali board of directors may not change the Denali Tracking Stock Policy without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. However, any such change following its implementation may be made to the detriment of either group without stockholder approval.

The Denali board of directors intends to adopt the Denali Tracking Stock Policy described in this proxy statement/prospectus to serve as guidelines in making decisions regarding the relationships between the DHI Group and the Class V Group with respect to matters such as tax liabilities and benefits, inter-group debt, inter-group interests, allocation and reallocation of assets, financing alternatives, corporate opportunities, payment of dividends and similar items. These policies also set forth the initial allocation of Denali’s businesses, assets and liabilities between them. See “Description of Denali Tracking Stock Policy.” These policies will not be included in the Denali certificate. The Denali board of directors may not change or make exceptions to these policies without the approval of the Capital Stock Committee, which will consist of a majority of independent directors. Because these policies relate to matters concerning the day-to-day management of Denali as opposed to significant corporate actions, such as a merger involving Denali or a sale of substantially all of Denali’s assets, no stockholder approval is required with respect to their adoption or amendment. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage one group while advantaging the other.

Holders of shares of stock relating to a particular group may not have any remedies if any action by Denali’s directors or officers has an adverse effect on only that stock.

Principles of Delaware law and the provisions of the Denali certificate may protect decisions of the Denali board of directors that have a disparate impact upon holders of shares of stock relating to a particular group. Under Delaware law, the Denali board of directors has a duty to act with due care and in the best interests of all stockholders. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the corporation’s certificate of incorporation, a board of directors owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, Denali’s directors or officers may be required to make a decision that is viewed as adverse to the holders of shares relating to a particular group. Under the principles of Delaware law and the business judgment rule referred to above, Denali stockholders may not be able to successfully challenge decisions they believe have a disparate impact upon the stockholders of one of Denali’s groups if a majority of the Denali board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the Denali board of directors is acting in the best interest of Denali and all of Denali’s stockholders.

Denali may dispose of assets of the Class V Group without the approval of holders of the Class V Common Stock.

Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Denali taken as a whole, and the Denali certificate does not require a separate class vote in the case of a sale of a significant amount of assets attributed to any of Denali’s groups. As long as the assets attributed to the Class V Group proposed to be disposed of represent less than substantially all of Denali’s assets, Denali may approve sales and other dispositions of any amount of the assets attributed to such group without any stockholder approval.

If Denali disposes of all or substantially all of the assets attributed to the Class V Group (which means, for this purpose, assets representing 80% of the fair value of the total assets of the Class V Group as of such date, as determined by the Denali board of directors), Denali would be required, if the disposition is not an excluded transaction under the terms of the Denali certificate, to choose one or more of the following three alternatives:

•	declare and pay a dividend on the Class V Common Stock;

•	redeem shares of the Class V Common Stock in exchange for cash, securities or other property; and/or

•	so long as the Class C Common Stock is then traded on a U.S. securities exchange, convert all or a portion of the outstanding Class V Common Stock into Class C Common Stock.

See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition.”

In this type of a transaction, holders of the Class V Common Stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the Class V Group.

The Denali board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any group of Denali’s common stock.

Holders of Class V Common Stock may receive less consideration upon a sale of the assets attributed to the Class V Group than if such group were a separate company.

If the Class V Group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of Class V Common Stock would receive upon a sale of all or substantially all of the assets of the Class V Group. In addition, Denali cannot make any assurance that in the event of such a sale the per share consideration to be paid to holders of Class V Common Stock will be equal to or more than the per share value prior to or after the announcement of a sale of all or substantially all of the assets of the Class V Group. Further, there is no requirement that the consideration paid be tax-free to the holders of Class V Common Stock. Accordingly, if Denali sells all or substantially all of the assets attributed to the Class V Group, the value of Denali’s stockholders’ investment in Denali could decrease.

In the event of a liquidation of Denali, holders of Class V Common Stock will not have a priority with respect to the assets attributed to the Class V Group remaining for distribution to stockholders.

Under the Denali certificate, upon Denali’s liquidation, dissolution or winding-up, holders of the Class V Common Stock will be entitled to receive, in respect of their shares of such stock, their proportionate interest in all of Denali’s assets, if any, remaining for distribution to holders of common stock in proportion to their respective number of “liquidation units” per share. Relative liquidation units will be based on the volume weighted average price of the Class V Common Stock over the 10 trading day period commencing shortly after the initial filing of the Denali certificate and the determination of the Denali board of directors of the value of the DHI Group common stock at such time. Hence, the assets to be distributed to a holder of Class V Common Stock upon a liquidation, dissolution or winding-up of Denali will not be linked to the relative value of the assets attributed to the Class V Group at that time or to changes in the relative value of the DHI Group common stock and the Class V Common Stock over time.

The Denali board of directors may in its sole discretion elect to convert the Class V Common Stock into Class C Common Stock, thereby changing the nature of the investment.

The Denali certificate will permit the Denali board of directors, in its sole discretion, to convert all of the outstanding shares of Class V Common Stock into Class C Common Stock at such time as the Class C Common

Stock is already traded on a U.S. securities exchange and the shares are converted at a ratio that provides the stockholders of the Class V Common Stock with the applicable conversion premium to which they are entitled. See “Description of Denali Capital Stock Following the Merger—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali.” A conversion would preclude the holders of Class V Common Stock from retaining their investment in a security that is intended to reflect separately the performance of the Class V Group. Denali cannot predict the impact on the market value of Denali’s stock of (1) the Denali board of directors’ ability to effect any such conversion or (2) the exercise of this conversion right by Denali.

If Denali exercises its option to convert all outstanding shares of Class V Common Stock into shares of Class C Common Stock, such conversion would effectively eliminate Denali’s tracking stock structure because the holders of Class V Common Stock would upon conversion hold one of four series of DHI Group common stock, none of which, after such conversion, would be intended to track the performance of any distinct tracking groups. Upon any such conversion, holders would no longer, for example, have special class voting rights or be subject to certain redemption or conversion provisions related to the Class V Group. Additionally, there would no longer be a Capital Stock Committee or a tracking stock policy. See “Description of Denali Capital Stock Following the Merger—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali—Material Differences in Rights between Class V Common Stock and Class C Common Stock.”

Holders of DHI Group common stock and Class V Common Stock will generally vote together and holders of Class V Common Stock will have limited separate voting rights.

Holders of DHI Group common stock and Class V Common Stock will vote together as a single class, except in certain limited circumstances prescribed by the Denali certificate and under Delaware law. Each share of Class V Common Stock and Class C Common Stock will have one vote per share. Each share of Class A Common Stock and Class B Common Stock will have ten votes per share. Class D Common Stock will not vote on any matters except to the extent required under Delaware law. In addition, the Group II Directors of DHI will be elected solely by the holders of Class A Common Stock voting as a separate class and the Group III Directors of DHI will be elected solely by the holders of Class B Common Stock voting as a separate class.

Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled, and the number of votes to which holders of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled. As a result, when holders of DHI Group common stock and Class V Common Stock vote together as a single class, holders of DHI Group common stock will be in a position to control the outcome of the vote even if the matter involves a conflict of interest among Denali’s stockholders or has a greater impact on one group than the other. See “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Voting Rights.”

Certain restrictions provided in the Denali certificate will lapse on the two-year anniversary of the closing of the merger, which would allow Denali to cause VMware Class A common stock to cease to be publicly listed and would prevent investors who may view the market price of VMware Class A common stock as relevant to a valuation of the VMware business from accessing sale information.

As described under “Description of Denali Capital Stock Following the Merger—Restrictions on Corporate Actions,” certain restrictions in the Denali certificate will prevent Denali from acquiring shares of VMware common stock for two years in circumstances in which the VMware Class A common stock would cease to be listed on a U.S. national securities, subject to certain exceptions related to tax consolidation. While investors may view the market price of VMware Class A common stock as relevant to a valuation of the VMware business, the Class V Common Stock and the VMware Class A common stock have different characteristics, which Denali expects may affect their respective market prices in distinct ways. If Denali determined to take such actions following the expiration of such restrictions in the Denali certificate and the VMware Class A common stock ceased to publicly trade, such action may negatively impact the market price of Class V Common Stock or cause it to fluctuate significantly.

Holders of Class V Common Stock may not benefit from any potential premiums paid to the public holders of VMware Class A common stock following the merger.

Denali or other persons may choose to purchase shares of VMware Class A common stock at a premium, and holders of Class V Common Stock would not be entitled to a similar premium for their shares of Class V Common Stock in such circumstances.

Denali’s capital structure, as well as the fact that the Class V Group is not an independent company, may inhibit or prevent acquisition bids for the Class V Group and may make it difficult for a third party to acquire Denali, even if doing so may be beneficial to Denali’s stockholders.

If the Class V Group were a separate, independent company, any person interested in acquiring the Class V Group without negotiating with management could seek control of the group by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although Denali intends the Class V Common Stock to reflect the separate economic performance of the Class V Group, the group is not a separate entity and a person interested in acquiring only the Class V Group without negotiation with Denali’s management could obtain control of the group only by obtaining control of a majority in voting power of all of the outstanding shares of common stock of Denali. Even if the MD stockholders, the MSD Partners stockholders and the SLP stockholders approved such an acquisition, the existence of shares of common stock relating to different groups could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to Denali’s.

Certain provisions of the Denali certificate and Denali bylaws may discourage, delay or prevent a change in control of Denali that a stockholder may consider favorable. These provisions include:

•	limiting who may call special meetings of stockholders;

•	establishing advance notice requirements for nominations of candidates for election to the Denali board of directors; and

•	the existence of authorized and unissued stock, including “blank check” preferred stock, which could be issued by the Denali board of directors without approval of the holders of Denali common stock to persons friendly to Denali’s then-current management, thereby protecting the continuity of Denali’s management, or which could be used to dilute the stock ownership of persons seeking to obtain control of Denali.

Further, as a Delaware corporation, Denali is also subject to provisions of Delaware law, which may deter a takeover attempt that its stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of Denali, including actions that its stockholders may deem advantageous, or negatively affect the trading price of its common stock, including the Class V Common Stock. These provisions could also discourage proxy contests and make it more difficult for Denali’s stockholders to elect directors of their choosing and to cause Denali to take other corporate actions that may be desired by its stockholders.

Denali’s board of directors is authorized to issue and designate shares of preferred stock in additional series without stockholder approval.

The Denali certificate will authorize Denali’s board of directors, without the approval of its stockholders, to issue 1.0 billion shares of preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of the Denali certificate, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with Denali’s series of common stock, including the Class V Common Stock, which may reduce the value of the Class V Common Stock.

You may be diluted in certain circumstances by the future issuance of additional Class V Common Stock.

After the completion of the merger, Denali will have 120,058,858 shares of authorized but unissued Class V Common Stock. The Denali certificate authorizes Denali to issue these shares of Class V Common Stock from time to time on the terms and conditions established by the Denali board of directors, whether in connection with acquisitions or otherwise. The issuance of currently authorized but unissued shares of Class V Common Stock will not dilute your interest in the Class V Group. However, your percentage interest in the Class V Group may be diluted in certain circumstances following such time, if any, as the Denali certificate is amended to increase the number of authorized shares of Class V Common Stock to over 343,025,308 shares.

Future sales, or the perception of future sales, by Denali or holders of Class V Common Stock in the public market could cause the market price for the Class V Common Stock to decline.

The sale of substantial amounts of shares of the Class V Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Class V Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Denali to sell equity securities in the future at a time and at a price that it deems appropriate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DENALI

The following tables present Denali’s selected historical consolidated financial data. On October 29, 2013, Denali acquired Dell in a transaction referred to as the going-private transaction. For the purposes of the consolidated financial data included in this proxy statement/prospectus for Denali, periods prior to October 29, 2013 reflect the financial position, results of operations and changes in financial position of Dell and its consolidated subsidiaries prior to the going-private transaction, referred to as the Predecessor, and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali and its consolidated subsidiaries as a result of the going-private transaction, referred to as the Successor. For more information on the predecessor and successor periods, see Note 1 of the Notes to the Audited Consolidated Financial Statements of Denali.

The consolidated balance sheet data as of January 29, 2016 and January 30, 2015 and the results of operations and cash flow data for the fiscal years ended January 29, 2016 and January 30, 2015, the successor period October 29, 2013 to January 31, 2014, and the predecessor period February 2, 2013 to October 28, 2013 have been derived from Denali’s Audited Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. The consolidated balance sheet data as of January 31, 2014 has been derived from Denali’s Audited Consolidated Financial Statements for the fiscal year then ended, which are not included or incorporated by reference herein. The consolidated balance sheet data as of February 1, 2013 and February 3, 2012 and the results of operations and cash flow data for the fiscal years ended February 1, 2013 and February 3, 2012 have been derived from Dell’s audited financial statements included in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 filed with the SEC and is not included or incorporated by reference herein.

The selected historical consolidated financial data presented below is not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data does not reflect the capital structure of the combined company following the completion of the merger and related financings and is not indicative of results that would have been reported had such transactions occurred as of the dates indicated. The selected historical consolidated financial data presented below should be read in conjunction with Denali’s Audited Consolidated Financial Statements and accompanying notes and the “Denali Unaudited Pro Forma Condensed Combined Financial Statements,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Denali,” included elsewhere in this proxy statement/prospectus.

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 to January 31, 2014	February 2, 2013 to October 28, 2013	Fiscal Year Ended February 1, 2013	Fiscal Year Ended February 3, 2012(a)
	(in millions, except per share data)
Results of Operations and Cash Flow Data:
Net revenue	$54,886	$58,119	$14,075	$42,302	$56,940	$62,071
Gross margin	$9,832	$10,208	$1,393	$7,991	$12,186	$13,811
Operating income (loss)	$(383)	$(422)	$(1,798)	$518	$3,012	$4,431
Income (loss) before income taxes	$(1,175)	$(1,346)	$(2,002)	$320	$2,841	$4,240
Net income (loss)	$(1,104)	$(1,221)	$(1,612)	$(93)	$2,372	$3,492
Earnings (loss) per common share:
Basic	$(2.73)	$(3.02)	$(4.06)	$(0.05)	$1.36	$1.90
Diluted	$(2.73)	$(3.02)	$(4.06)	$(0.05)	$1.35	$1.88
Number of weighted-average shares outstanding:
Basic	405	404	397	1,755	1,745	1,838
Diluted	405	404	397	1,755	1,755	1,853
Net cash provided by operating activities	$2,162	$2,551	$1,082	$1,604	$3,283	$5,527

(a)	The fiscal year ended February 3, 2012 included 53 weeks.

The following table presents Denali’s selected historical consolidated balance sheet information as of the dates indicated:

	Successor			Predecessor
	January 29, 2016	January 30, 2015	January 31, 2014	February 1, 2013	February 3, 2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$6,576	$5,398	$6,449	$12,569	$13,852
Total assets	$45,250	$48,192	$51,153	$47,540	$44,533
Short-term debt	$2,984	$2,921	$3,063	$3,843	$2,867
Long-term debt	$10,775	$11,234	$14,352	$5,242	$6,387
Total stockholders’ equity	$1,466	$2,904	$4,014	$10,701	$8,917

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EMC

The following table presents selected historical consolidated financial data for EMC as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011.

The consolidated summary of operations data for the years ended December 31, 2015, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from EMC’s audited consolidated financial statements included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. The consolidated summary of operations data for the years ended December 31, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from EMC’s audited consolidated financial statements for such periods, which are not included or incorporated by reference herein.

The selected historical consolidated financial data set forth below is not necessarily indicative of future results and should be read together with the other information contained in EMC’s Annual Report on Form 10-K for the year ended December 31, 2015, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes thereto. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

(in millions, except per share amounts)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Summary of Operations:
Revenues	$24,704	$24,440	$23,222	$21,714	$20,008
Operating income	2,841	4,037	4,150	3,964	3,442
Net income attributable to EMC Corporation	1,990	2,714	2,889	2,733	2,461
Net income attributable to EMC Corporation per weighted average share, basic	$1.02	$1.34	$1.39	$1.31	$1.20
Net income attributable to EMC Corporation per weighted average share, diluted	$1.01	$1.32	$1.33	$1.23	$1.10
Weighted average shares, basic	1,944	2,028	2,074	2,093	2,056
Weighted average shares, diluted	1,962	2,059	2,160	2,206	2,229
Dividend declared per common share	$0.46	$0.45	$0.30	$—	$—
Balance Sheet Data:
Working capital (1)	$2,178	$2,953	$4,567	$961	$473
Total assets (1, 2)	46,612	45,585	45,396	37,494	34,017
Current obligations (3)	1,299	—	1,665	1,652	3,305
Long-term obligations (2)	5,475	5,469	5,462	—	—
Total shareholders’ equity	22,719	23,525	23,786	23,524	20,280

(1)	During 2015, EMC retrospectively adopted the accounting guidance related to the balance sheet classification of deferred taxes which requires that all deferred taxes be presented as non-current. The adoption is reflected in all periods in the table above.
(2)	Long-term obligations include EMC issued long-term debt. During 2015, EMC retrospectively adopted the accounting guidance requiring the presentation of debt issuance costs to be presented in the balance sheet as a direct reduction from the carrying amount of the related debt liability rather than as an asset. The adoption is reflected in all relevant periods in the table above.
(3)	Current obligations include commercial paper issued and credit facility borrowings outstanding at December 31, 2015 and the convertible debt and notes converted and payable, which were classified as current at December 31, 2013, 2012 and 2011.

SELECTED DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined financial data for the year ended January 29, 2016 combines the historical consolidated statements of income (loss) of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on January 31, 2015, the first day of the fiscal year ended January 29, 2016. The unaudited pro forma condensed combined statement of loss for the year ended January 29, 2016 additionally reflects the anticipated disposition of Dell Services, which will be accounted for as discontinued operations, as if it had occurred on February 2, 2013. The selected unaudited pro forma condensed combined statement of financial position data as of January 29, 2016 combines the historical consolidated statements of financial position of Denali and EMC, giving effect to the merger, related financing transactions and anticipated disposition of Dell Services, which will be accounted for as discontinued operations, as if they had occurred on January 29, 2016. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Denali Unaudited Pro Forma Condensed Combined Financial Statements.”

The selected unaudited pro forma condensed combined financial data is presented for informational purposes only. The selected unaudited pro forma condensed combined financial data does not purport to represent what the combined company’s results of operations or financial condition would have been had the merger or disposition actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The selected unaudited pro forma condensed combined financial data does not reflect all potential divestitures that may occur prior to, or subsequent to, the completion of the merger, cost savings that may be realized as a result of the merger, or any potential changes in compensation plans. Further, as explained in the notes accompanying the unaudited pro forma condensed combined financial information included under “Denali Unaudited Pro Forma Condensed Combined Financial Statements,” the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial data is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the selected unaudited pro forma condensed financial data, which are described in those notes, are preliminary and may be revised.

Pro forma
Fiscal Year Ended January 29, 2016
(in millions, except per share data)
Combined Results of Operations Data:
Net revenue	$73,959
Gross margin	$19,150
Operating loss	$(2,925)
Loss from continuing operations before income taxes	$(5,936)
Net loss from continuing operations	$(3,903)
DHI Group Common Stock:
Loss per share from continuing operations, basic	$(7.67)
Loss per share from continuing operations, diluted	$(7.67)
Weighted average shares outstanding, basic	560
Weighted average shares outstanding, diluted	560
Net loss from continuing operations attributable to DHI Group common stock	$(4,296)
Class V Common Stock:
Earnings per share from continuing operations, basic	$2.35
Earnings per share from continuing operations, diluted	$2.34
Weighted average shares outstanding, basic	223
Weighted average shares outstanding, diluted	223
Net income from continuing operations attributable to Class V Common Stock	$524

The following table presents Denali’s selected unaudited pro forma combined statement of financial position data as of January 29, 2016:
Pro forma
January 29, 2016
(in millions)
Combined Statement of Financial Position Data:
Cash and cash equivalents	$9,180
Total assets	$137,011
Short-term debt	$2,147
Long-term debt	$56,833
Total stockholders’ equity	$16,702

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth:

•	historical per share information of Denali for the fiscal year ended January 29, 2016;

•	historical per share information of EMC for the fiscal year ended December 31, 2015; and

•	unaudited pro forma per share information of the combined company for the fiscal year ended January 29, 2016 after giving effect to the transactions contemplated by the merger agreement and the anticipated disposition of Dell Services.

The pro forma net income and cash dividends per share information reflects the transactions contemplated by the merger agreement as if they had occurred on January 31, 2015.

This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma condensed combined financial information and the historical financial statements of Denali included in this proxy statement/prospectus and the historical financial information that EMC has presented in its filings with the SEC that are incorporated herein by reference. See the section entitled “Where You Can Find More Information” for information on how you can obtain copies of EMC’s incorporated SEC filings or access them via the Internet. The unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger.

Fiscal Years

	Denali (Fiscal Year Ended January 29, 2016)	EMC (Fiscal Year Ended December 31, 2015)	DHI Group Unaudited Pro Forma Combined (Fiscal Year Ended January 29, 2016) (unaudited)	Class V Group Unaudited Pro Forma Combined (Fiscal Year Ended January 29, 2016) (unaudited)
Net income (loss) per common share, basic	$(2.73)	$1.02	$(7.67)	$2.35
Net income (loss) per common share, diluted	$(2.73)	$1.01	$(7.67)	$2.34
Cash dividends per share	$—	$0.46	$—	$—
Book value per share	$3.88	$11.69

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Shares of EMC are currently listed and principally traded on the NYSE under the symbol “EMC.” The following table sets forth, for the periods indicated, the high and low sales price per share of EMC common stock as reported on the NYSE, and the dividends declared during such periods. Denali common stock is not publicly traded. Denali has never declared or paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future. In addition, Denali’s operations are conducted almost entirely through its subsidiaries and its ability to generate cash to make future dividend payments, if any, is highly dependent on the cash flows and the receipt of funds from its subsidiaries via dividends or intercompany loans. To the extent that Denali determines in the future to pay dividends on the DHI Group common stock or the Class V Common Stock, the terms of certain agreements governing Denali’s or its subsidiaries’ indebtedness, including the credit agreement governing the new revolving credit facility and any credit facilities of VMware, may significantly restrict the ability of Denali’s subsidiaries to pay dividends or otherwise transfer assets to Denali, as well as the ability of Denali to pay dividends to holders of its common stock. In addition, Delaware law may also impose requirements that may restrict Denali’s ability to pay dividends to holders of its common stock.

EMC	High	Low	Dividends
Fiscal year ended December 31, 2015
Fourth quarter	$28.77	$23.70	$0.115
Third quarter	$28.00	$22.66	$0.115
Second quarter	$27.73	$25.22	$0.115
First quarter	$30.05	$25.07	$0.115

Fiscal year ended December 31, 2014
Fourth quarter	$30.92	$26.11	$0.115
Third quarter	$30.18	$26.34	$0.115
Second quarter	$28.10	$24.92	$0.115
First quarter	$28.26	$23.47	$0.100

The following table sets forth the closing price of EMC common stock on October 9, 2015, the last trading date prior to the public announcement of the transaction, and on [    ], 2016, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The market prices of EMC common stock will likely fluctuate between the date of this proxy statement/prospectus and the time of the special meeting and completion of the merger.

	EMC Common Stock
October 9, 2015		$27.86
[ ], 2016	$	[ ]

THE COMPANIES

Denali Holding Inc.

Denali Holding Inc., referred to as Denali, is a holding company that conducts its business operations through Dell Inc., referred to as Dell, and Dell’s direct and indirect wholly owned subsidiaries.

Denali was incorporated in the state of Delaware on January 31, 2013 in connection with the going-private transaction of Dell, which was completed in October 2013. Denali is owned by Michael S. Dell, the Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners (a global private equity firm), investment funds affiliated with MSD Partners, L.P. (an investment firm that was formed by the principals of MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family), members of Dell’s management and other investors. As of April 1, 2016, Mr. Dell and his wife’s trust beneficially owned approximately 70% of Denali’s voting securities, the investment funds associated with Silver Lake Partners beneficially owned approximately 24% of Denali’s voting securities, and the other stockholders beneficially owned approximately 6% of Denali’s voting securities.

Upon the listing of the shares of Class V Common Stock on the NYSE, Denali will be a “controlled company” within the meaning of NYSE rules and, as a result, will qualify for exemptions from and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of the Class V Common Stock:

•	Denali have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	Denali have a compensation committee that is composed entirely of independent directors; and

•	Denali have a corporate governance and nominating committee that is composed entirely of independent directors.

Following the closing of the merger, Denali intends to utilize these exemptions. Accordingly, holders of Class V Common Stock will not have the same protections afforded to stockholders of companies such as EMC that are subject to all of the corporate governance requirements of the NYSE.

Denali’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Denali’s website address is www.dell.com. The information contained in, or that may be accessed through, Denali’s website and the information contained therein or connected thereto is not intended to be incorporated into this proxy statement/prospectus.

Dell Inc.

Dell is a leading global information technology company that designs, develops, manufactures, markets, sells and supports a wide range of products and services. Dell was incorporated in the state of Delaware in 1984 and is an indirect wholly owned subsidiary of Denali.

Dell’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800. Dell’s website address is www.dell.com. The information contained in, or that may be accessed through, Dell’s website and the information contained therein or connected thereto is not intended to be incorporated into this proxy statement/prospectus.

Universal Acquisition Co.

Universal Acquisition Co., referred to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Denali. Merger Sub was incorporated on October 8, 2015, solely for the purpose of effecting the merger. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and its telephone number is (512) 728-7800.

EMC Corporation

EMC Corporation, referred to as EMC, including its subsidiaries and affiliates, is a company that manages a federation of businesses, each of which plays a vital role in the transformation of IT. These businesses enable customers to build cloud-based infrastructures for existing applications while at the same time helping customers build and run new applications. EMC was incorporated in Massachusetts in 1979.

EMC common stock is listed on the NYSE under the trading symbol “EMC.” EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus.

INFORMATION ABOUT DENALI AND DELL

Denali is a holding company that conducts its business operations through Dell and Dell’s direct and indirect wholly owned subsidiaries.

Business

Dell is a leading provider of scalable IT solutions enabling customers to be more efficient, mobile, informed and secure. Dell built its reputation through listening to customers and developing solutions that meet their needs. Several years ago, Dell initiated a broad transformation of its operations with the goal of becoming the leading provider of information technology solutions. Dell is positioned to help customers of any size with the essential infrastructure to modernize IT and enable digital business, differentiated by Dell’s practical innovation and efficient, simple, and affordable solutions. Dell seeks to build superior customer relationships through its direct business model and its network of channel partners, which includes value-added resellers, system integrators, distributors, and retailers. Dell can react quickly to customer needs, invest in strategic solutions, and expand its go-to-market sales and marketing capabilities. Dell will continue to build strong capabilities to create a leading global technology company poised for long-term sustainable growth and innovation.

A key component of Dell’s strategic transformation is to continue shifting its product and services portfolio to offerings that provide higher-value and recurring revenue streams over time. As part of this strategy, Dell is continuing to expand and enhance its offerings through acquisitions and strategic investments that will complement its existing portfolio of solutions. As Dell innovates to make its customers’ existing IT increasingly productive, Dell helps them reinvest their savings into the next generation of technologies that they need to succeed in the digital economy of a hyper-connected world. These solutions include digital transformation, software-defined data centers, hybrid cloud, converged and hyper-converged infrastructure, mobile and security. In addition, Dell’s extended warranty and delivery offerings, and software and peripherals, which are closely tied to the sale of its hardware products, are important value differentiators that it is able to offer its customers. Dell’s Client Solutions offerings are an important element of its strategy, and Dell believes that the strategic expansion of this business is critical to its long-term success.

Products and Services

Dell designs, develops, manufactures, markets, sells, and supports a wide range of products and services through its four product and services business units: Client Solutions, Enterprise Solutions Group, Dell Software Group and Dell Services.

In the first quarter of Fiscal 2016, Dell redefined the categories within Client Solutions and Enterprise Solutions Group to reflect the way it currently organizes products and services within these business units. The commercial and consumer categories of Client Solutions consist of products designed to meet the needs of the relevant customer. None of these changes impacted Dell’s consolidated or total business unit results. Prior period amounts have been reclassified to conform to the current year presentation.

On March 28, 2016, Dell entered into a definitive agreement with NTT Data International L.L.C. to sell Dell Services for cash consideration of approximately $3.1 billion. See “Notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements” for more information regarding the divestiture.

Dell offers its products and services through the following four business units:

Client Solutions. Dell’s Client Solutions offerings include desktops, thin client products, notebooks, and services that are closely tied to the sale of Client Solutions hardware offerings, and Client Solutions peripherals and third-party software related to the sale of these product offerings. Dell’s computing devices are designed with customer needs in mind. Dell’s offerings balance performance, manageability, design, and security. Dell believes that the strategic and profitable expansion of the Client Solutions offerings is critical to its long-term success.

•	Commercial—On an ongoing basis, Dell continues to refresh and enhance its commercial line of desktops, notebooks, and thin client products. Dell also offers a variety of support and deployment services, customized configuration services, and extended warranty services that are tailored to meet the wide-ranging needs of its commercial customers. These services are highly integrated with the sale and deployment of hardware for Dell’s commercial customers.

•	Consumer—Dell’s desktops and notebooks provide strong performance, superior display, and enhanced entertainment capabilities. In addition to these hardware offerings, Dell’s portfolio of solutions includes peripherals and other service offerings, such as support and extended warranty services, which are closely tied to the sale of consumer hardware.

•	Third-party software and after-point-of-sale peripherals—Dell sells a variety of Client Solutions third-party software and peripherals, including monitors, printers, and projectors.

Enterprise Solutions Group. Offerings by Dell’s Enterprise Solutions Group, referred to as ESG, include servers, networking, storage, services that are closely tied to the sale of ESG hardware offerings, and ESG-related peripherals and third-party software.

•	Servers and Networking—Dell’s servers are designed to offer customers affordable performance, reliability, and scalability. Dell’s offerings include high-performance rack, blade, tower, and hyperscale servers for its business customers as well as converged infrastructure that combines servers, storage and networking capabilities. Dell’s networking portfolio is designed to help companies transform and modernize their infrastructure, mobilize and enrich end-user experiences, and accelerate business applications and processes. Dell offers integrated and simplified solutions for wired and wireless connectivity to complement its Client Solutions portfolio. In the data center, Dell’s open networking line complements its server and storage portfolios, helping customers boost performance and reduce management costs through convergence and software-defined solutions.

•	Storage—Dell offers a comprehensive portfolio of advanced storage solutions, including storage area networks, network-attached storage, direct-attached storage, software-defined storage, and various data protection solutions. Dell’s storage offerings allow customers to grow capacity, add performance, and protect their data in a more economical manner. The flexibility and scalability offered by Dell’s storage systems help organizations optimize storage for diverse environments with varied IT requirements. Dell continues to evolve its storage portfolio through enhancements across the entire portfolio, including advances in flash technology, new hyper-converged architectures, and software-defined storage offerings. Dell also provides services and third-party software and peripherals that are closely tied to the sale of storage products.

Dell Software Group. The Dell Software Group, referred to as DSG, offers systems management, security software solutions, and information management software.

Dell Services. Dell Services offers a broad range of IT and business services, including infrastructure, cloud, applications, and business process services. Infrastructure and cloud services may be performed under multi-year outsourcing arrangements. Within these arrangements, Dell is often responsible for defining the infrastructure technology strategies for Dell’s customers through the identification and delivery of new technology offerings and innovations that deliver value to its customers. Applications services include such services as application development, modernization and maintenance, application migration and management services, package implementation, testing and quality assurance functions, business intelligence and data warehouse solutions, and application consulting services. Through its business process services, Dell assumes responsibility for certain customer business functions, including back office administration, call center management, and other technical and administration services.

Upon the completion of the merger, Denali will reevaluate the organization of its product and services business units.

Dell Financial Services

Dell offers or arranges various financing options and services for its commercial and consumer customers in the United States, Canada, Europe, and Mexico through Dell Financial Services, referred to as DFS. DFS offers a wide range of financial services, including originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. DFS offers private label credit financing programs to qualified commercial and consumer customers and offers leases and fixed-term financing primarily to commercial customers. Financing through DFS is one of many sources of funding Dell’s customers may select. For additional information about Dell’s financing arrangements, see Note 5 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

SecureWorks

SecureWorks Corp., referred to as SecureWorks, a consolidated subsidiary of Dell and Denali, is a leading global provider of intelligence-driven information security solutions exclusively focused on protecting customers from cyber attacks. On December 2, 2015, SecureWorks announced that it plans to conduct a registered initial public offering of its Class A common stock. This registration process was ongoing as of the date of this proxy statement/prospectus.

Product Development

Dell focuses on developing scalable technology solutions that incorporate highly desirable features and capabilities at competitive prices. It employs a collaborative approach to product design and development in which its engineers, with direct customer input, design innovative solutions and work with a global network of technology companies to architect new system designs, influence the direction of future development, and integrate new technologies into Dell’s products. Dell manages its research, development, and engineering, or RD&E, spending by targeting those innovations and products that Dell believes are most valuable to its customers and by relying on the capabilities of Dell’s strategic relationships. Through this collaborative, customer-focused approach, Dell strives to deliver new and relevant products to the market quickly and efficiently.

To further its goal of transforming its operations to become the leading provider of scalable end-to-end technology solutions, Dell has been investing in research and development activities that support its strategic initiatives. At January 29, 2016, Dell operated 17 global research and development centers, including the Dell Silicon Valley Research and Development Center. Dell’s total RD&E expenses were $1.3 billion, $1.2 billion, and $1.3 billion for Fiscal 2016, Fiscal 2015, and Fiscal 2014, respectively. These investments reflect Dell’s commitment to research and development activities that support Dell’s initiatives to grow its enterprise solutions and services offerings.

Manufacturing and Materials

Third parties manufacture the majority of the client products sold under the Dell brand. Dell uses contract manufacturers and manufacturing outsourcing relationships as part of its strategy to enhance Dell’s variable cost structure and to achieve Dell’s goals of generating cost efficiencies, delivering products faster, better serving Dell’s customers, and building a world-class supply chain. Dell’s manufacturing facilities are located in Penang, Malaysia; Chengdu, China; Xiamen, China; Hortolândia, Brazil; Chennai India; and Lodz, Poland. See “—Properties” for information about Dell’s manufacturing and distribution locations.

Dell’s manufacturing process consists of assembly, software installation, functional testing, and quality control. Testing and quality control processes are also applied to components, parts, sub-assemblies, and systems obtained from third-party suppliers. Quality control is maintained through the testing of components, sub-assemblies, and systems at various stages in the manufacturing process. Quality control procedures also include a burn-in period for completed units after assembly, ongoing production reliability audits, failure tracking for early identification of production and component problems, and information from customers obtained through services and support programs. Dell is certified to the ISO (International Organization for Standardization) 9001: 2008 Quality management systems standard. This certification includes most of Dell’s global sites that design, manufacture, and service its products.

Dell purchases materials, supplies, product components, and products from a large number of vendors. In some cases, where multiple sources of supply are not available, Dell relies on single-source or a limited number of sources of supply if Dell believes it is advantageous to do so because of performance, quality, support, delivery, capacity, or price considerations. Dell believes that any disruption that may occur because of its dependence on single- or limited-source vendors would not disproportionately disadvantage Dell relative to its competitors. See “Risk Factors—Risk Factors Relating to Denali, Dell and EMC—Risk Factors Relating to Denali and Dell—Reliance on vendors for products and components, many of whom are single-source or limited-source suppliers, could harm Dell’s business by adversely affecting product availability, delivery, reliability and cost” for information about the risks associated with Dell’s use of single- or limited-source suppliers.

Geographic Operations

Dell’s global corporate headquarters is located in Round Rock, Texas. Dell has operations and conducts business in many countries located in the Americas, Europe, the Middle East, Asia, and other geographic regions. To increase its global presence, Dell continues to focus on emerging markets outside of the United States, Western Europe, Canada, China and Japan. Dell continues to view these geographical markets, which include the vast majority of the world’s population, as a long-term growth opportunity. Accordingly, Dell continues to pursue the development of technology solutions that meet the needs of these markets. Dell’s continued expansion in emerging markets creates additional complexity in coordinating the design, development, procurement, manufacturing, distribution, and support of Dell’s product and services offerings. For information about percentages of revenue Dell generated from its operations outside of the United States and other financial information for each of the last three fiscal years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Denali—Results of Operations” and Note 15 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

Competition

Dell operates in an industry in which there are rapid technological advances in hardware, software, and services offerings. Dell faces ongoing product and price competition in all areas of its business, including from both branded and generic competitors. Dell competes based on its ability to offer customers competitive, scalable, and integrated solutions that provide the most current and desired product and services features at a competitive price. Dell closely monitors competitor list pricing, including the effect of foreign exchange rate movements, in an effort to provide the best value for its customers. Dell believes that its strong relationships with its customers and channel partners allow it to respond quickly to changing customer needs, and other macroeconomic factors.

Sales and Marketing

Dell sells products and services directly to customers and through other sales distribution channels, such as retailers, third-party solutions providers, system integrators, and third-party resellers. Dell’s customers include large global and national corporate businesses, public institutions that include government, education, healthcare organizations, and law enforcement agencies, small and medium-sized businesses, and consumers.

Dell’s sales efforts are organized around the evolving needs of Dell’s customers, and Dell’s marketing initiatives reflect this focus. Dell believes that its unified global sales and marketing team creates a sales organization that is more customer-focused, collaborative, and innovative. Dell’s go-to-market strategy includes a direct business model, as well as channel distribution. Dell’s direct business model emphasizes direct communication with customers, thereby allowing Dell to refine its products and marketing programs for specific customers groups, and Dell continues to rely on this strategy. In addition to its direct business model, Dell relies on a network of channel partners to sell Dell products and services, enabling Dell to serve a greater number of customers.

Dell markets its products and services to small and medium-sized businesses and consumers through various advertising media. Customers may offer suggestions for current and future Dell products, services, and operations on Dell IdeaStorm, an interactive portion of Dell’s internet website. To react quickly to its customers’ needs, Dell tracks Dell’s Net Promoter Score, a customer loyalty metric that is widely used across various industries. Increasingly, Dell also engages with customers through Dell’s social media communities on www.dell.com and in external social media channels.

For large business and institutional customers, Dell maintains a field sales force throughout the world. Dedicated account teams, which include enterprise solutions specialists, form long-term relationships to provide Dell’s largest customers with a single source of assistance, develop tailored solutions for these customers, and provide Dell with customer feedback. For these customers, Dell offers several programs designed to provide single points of contact and accountability with global account specialists, special global pricing, and consistent global service and support programs. Dell also maintains specific sales and marketing programs targeted at federal, state, and local governmental agencies, as well as healthcare and educational customers.

Patents, Trademarks, and Licenses

At January 29, 2016, Dell held a worldwide portfolio of 5,138 patents and had an additional 2,732 patent applications pending. Dell also holds licenses to use numerous third-party patents. To replace expiring patents, Dell obtains new patents through Dell’s ongoing research and development activities. The inventions claimed in Dell’s patents and patent applications cover aspects of Dell’s current and possible future computer system products, manufacturing processes, and related technologies. Dell’s product, business method, and manufacturing process patents may establish barriers to entry in many product lines. Although Dell uses its patented inventions and also licenses them to others, Dell is not substantially dependent on any single patent or group of related patents. Dell has entered into a variety of intellectual property licensing and cross-licensing agreements and software licensing agreements with other companies. Dell anticipates that its worldwide patent portfolio will be of value in negotiating intellectual property rights with others in the industry.

Dell has obtained U.S. federal trademark registration for the DELL word mark and the Dell logo mark. At January 29, 2016, Dell owned registrations for 198 of Dell’s other trademarks in the United States and had pending applications for registration of 19 other trademarks. Dell believes that the establishment of the DELL word mark and logo mark in the United States is material to its operations. At January 29, 2016, Dell also had applied for, or obtained registration of, the DELL word mark and several other marks in approximately 195 other countries.

From time to time, other companies and individuals assert exclusive patent, copyright, trademark, or other intellectual property rights to technologies or marks that are alleged to be relevant to the technology industry or Dell’s business. Dell evaluates each claim relating to Dell’s products and, if appropriate, seeks a license to use the protected technology. The licensing agreements generally do not require the licensor to assist Dell in duplicating the licensor’s patented technology, nor do the agreements protect Dell from trade secret, copyright, or other violations by Dell or Dell’s suppliers in developing or selling these products.

Government Regulation and Sustainability

Government Regulation. Dell’s business is subject to regulation by various U.S. federal and state governmental agencies and other governmental agencies. Such regulation includes the activities of the U.S. Federal Communications Commission; the anti-trust regulatory activities of the U.S. Federal Trade Commission, the U.S. Department of Justice, and the European Union; the consumer protection laws and financial services regulation of the U.S. Federal Trade Commission and various state governmental agencies; the export regulatory activities of the U.S. Department of Commerce and the U.S. Department of Treasury; the import regulatory activities of the U.S. Customs and Border Protection; the product safety regulatory activities of the U.S. Consumer Product Safety Commission and the U.S. Department of Transportation; the health information privacy and security requirements of the U.S. Department of Health and Human Services; and the environmental, employment and labor, and other regulatory activities of a variety of governmental authorities in each of the countries in which Dell conducts business. Dell was not assessed any material environmental fines, nor did Dell have any material environmental remediation or other environmental costs, during Fiscal 2016.

Sustainability. Environmental stewardship and social responsibility are both integral parts of how Dell manages its business, and complement Dell’s focus on business efficiencies and customer satisfaction. Dell believes that its focus on environmental and social responsibility drives top-line performance and customer loyalty, reduces operational and regulatory risk, and enhances Dell’s brand.

Dell uses open dialogue with its customers, vendors, and other stakeholders as part of its sustainability governance process in which Dell solicits candid feedback and offers honest discussions on the challenges Dell faces globally. Dell’s environmental initiatives take many forms, including maximizing product energy efficiency, reducing and eliminating sensitive materials from Dell’s products, and providing responsible, convenient computer recycling options for customers. Dell’s social responsibility initiatives are focused on both Dell’s own facilities and Dell’s complex supply chain.

Dell was the first company in its industry to offer a free worldwide recycling program for consumers. Dell has streamlined its transportation network to reduce transit times, minimize air freight, and reduce emissions. Dell’s sustainable packaging is designed to minimize box size and to increase recycled content of materials along with recyclability. When developing and designing products, Dell selects materials guided by a precautionary approach in which Dell seeks to eliminate environmentally sensitive substances (where reasonable alternatives exist) from Dell’s products and works towards developing reliable, environmentally sound, and commercially scalable solutions. Dell also has created a series of tools that help customers assess their current IT operations and uncover ways to reduce both the costs of those operations and their impact on the environment.

Product Backlog

Dell believes that product backlog is not a meaningful indicator of net revenue that can be expected for any period. Dell’s business model generally gives it flexibility to manage product backlog at any point in time by expediting shipping or prioritizing customer orders toward products that have shorter lead times, thereby reducing product backlog and increasing current period revenue. Moreover, product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period, as unfilled orders can generally be canceled at any time by the customer.

Trademarks and Services Marks

Unless otherwise noted, trademarks appearing in this description of Denali’s business are trademarks owned by Dell. Dell and Denali disclaim proprietary interest in the marks and names of others. Net Promoter Score is a trademark of Satmetrix Systems, Inc., Bain & Company, Inc., and Fred Reichheld.

Employees

At the end of Fiscal 2016, Dell had approximately 101,800 total full-time employees, compared to approximately 98,300 total full-time employees at the end of Fiscal 2015. At the end of Fiscal 2016, approximately 36% of these full-time employees were located in the United States, and approximately 64% of these full-time employees were located in other countries.

Properties

At January 29, 2016, Dell owned or leased a total of approximately 18 million square feet of office, manufacturing and warehouse space worldwide, approximately 7 million square feet of which is located in the United States. At the same date, Dell owned approximately 48% of this space and leased the remaining 52%. Included in these amounts are approximately 532 thousand square feet that are either vacant or sublet.

Denali’s principal executive offices and Dell’s global headquarters are located at One Dell Way, Round Rock, Texas. At January 29, 2016, Dell’s business centers, which include facilities that contain operations for sales, technical support, administrative and support functions, occupy 12 million square feet of space, of which Dell owned 47%. At the same date, Dell’s manufacturing operations occupied 2.5 million square feet of manufacturing space, of which Dell owned 86%. In addition, at January 29, 2016, Dell’s research and development centers were housed in 2.8 million square feet of space, of which Dell owned 55%.

Dell believes that its existing properties are suitable and adequate for its current needs and that it can readily meet its requirements for additional space at competitive rates by extending expiring leases or by finding alternative space.

Because of the interrelation of the products and services offered in each of Dell’s segments, Dell does not designate its properties to any segment. With limited exceptions, each property is used at least in part by all of Dell’s segments, and Dell retains the flexibility to make future use of each of the properties available to each of the segments.

Legal Proceedings

Denali and Dell are involved in various claims, suits, assessments, investigations and legal proceedings that arise from time to time in the ordinary course of business, consisting of matters involving consumer, antitrust, tax, intellectual property and other issues on a global basis. Information about their significant legal matters and other proceedings is set forth under Note 11 of the Notes to the Audited Consolidated Financial Statements of Denali included in this proxy statement/prospectus.

Divestitures

On March 28, 2016, Denali entered into a definitive agreement with NTT Data International L.L.C. to sell Dell Services for cash consideration of approximately $3.1 billion. The pro forma financial information included elsewhere in this proxy statement/prospectus reflects adjustments relating to this divestiture. Denali expects that it may divest certain other business lines, assets, equity interests or properties of Denali and EMC, as yet to be determined. Proceeds from the Dell Services divestiture or other future divestitures may be used, among other purposes, to repay indebtedness incurred in connection with the merger. Such divestitures may be material to each company’s financial condition and results of operations. As of the date of this proxy statement/prospectus, there is no commitment or probable transaction related to these potential divestitures, and the manner in which any potential divestitures might be effected has not been determined. Accordingly, the pro forma financial information included elsewhere in this proxy statement/prospectus does not reflect any adjustments relating to such divestitures.

STOCKHOLDER MATTERS

Market Information

Denali is a privately held company. Its securities are not listed on an exchange or quoted on any automated quotation service, and there is no established trading market for its securities.

As of April 1, 2016, there were 306,551,222 shares of Series A Common Stock outstanding and 42 record holders of Series A Common Stock, 98,181,818 shares of Series B Common Stock outstanding and 5 record holders of Series B Common Stock, and 327,986 shares of Series C Common Stock outstanding and 20 record holders of Series C Common Stock. Under the Denali certificate that Denali will adopt in connection with the merger, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. There will be five series of authorized common stock, consisting of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock and 343,025,308 shares of Class V Common Stock.

Denali has never declared or paid any cash dividends on its capital stock and presently does not intend to pay cash dividends on the Class A, Class B, Class C or Class D common stock after the merger. See “Description of Denali Tracking Stock Policy—Dividend Policy” for information about payment of dividends on the Class V Common Stock.

Because there is no established trading market for the Class V Common Stock, price information for the shares of Class V Common Stock is not available as of the date of this proxy statement/prospectus or as of the date immediately prior to the public announcement of the merger.

See “Security Ownership of Certain Beneficial Owners and Management” for information about beneficial ownership of Denali’s outstanding equity securities by its directors, officers and greater than 5% beneficial owners, both prior to the merger and after giving effect to the merger.

Equity Compensation Plan Information

The following table provides information about stock-based awards outstanding and shares of common stock available for future awards under all of Denali’s equity compensation plans as of January 29, 2016. See “Executive Compensation” for information about compensation arrangements expected to be adopted by the combined company in connection with the merger.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)		Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
	(In thousands, except per share data)
Equity compensation plans approved by security holders	54,352,119	(1)	$14.27	16,994,887	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	54,352,119	(1)	$14.27	16,994,887	(2)

(1)	Represents shares of Series C Common Stock issuable upon the exercise of options granted by Denali under the Denali Holding Inc. 2013 Stock Incentive Plan, as well as options granted by Dell Inc. prior to the going-private transaction that were assumed by Denali upon the closing of the going-private transaction.
(2)	Represents shares that remain available for issuance under the Denali Holding Inc. 2013 Stock Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF DENALI

On October 29, 2013, Dell was acquired by Denali in a going-private transaction. For purposes of this management’s discussion and analysis and the historical consolidated financial statements and related notes of Denali included elsewhere in this proxy statement/prospectus, periods prior to October 29, 2013 reflect the financial position, results of operations and changes in financial position of Dell prior to the going-private transaction, referred to as the predecessor periods (with our company during such periods referred to as the Predecessor), and periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali subsequent to the going-private transaction, referred to as the successor periods (with our company during such periods referred to as the Successor).

This management’s discussion and analysis should be read in conjunction with the “Denali Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Data of Denali” and the Audited Consolidated Financial Statements and related notes of Denali included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs, and that are subject to numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this proxy statement/prospectus. Our actual results may differ materially from those expressed or implied in any forward-looking statements.

Unless otherwise indicated, all changes identified for the current-period results represent comparisons to results for the prior corresponding fiscal periods. Our fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. We refer to our fiscal years ended January 29, 2016, January 30, 2015, and January 31, 2014 as Fiscal 2016, Fiscal 2015, and Fiscal 2014, respectively. Each of these fiscal years includes 52 weeks. Unless the context indicates otherwise, references in this management’s discussion and analysis to “we,” “us,” “our,” “Denali,” and “Denali Holding” mean Denali Holding Inc. and its consolidated subsidiaries and references to “Dell” mean Dell Inc. and Dell Inc.’s consolidated subsidiaries.

The following management’s discussion and analysis of our financial condition and results of operations covers Fiscal 2016 and Fiscal 2015 and the combined results for the 2014 predecessor and successor periods, adjusted for pro forma items directly associated with the going-private transaction to give effect to that transaction as if it had occurred on the first day of Fiscal 2014, referred to as pro forma Fiscal 2014. These pro forma Fiscal 2014 results are unaudited. We believe the presentation of a twelve-month period on a pro forma basis for our 2014 fiscal year is meaningful to the reader and more useful for comparative purposes than any alternative presentation.

INTRODUCTION

We are a leading provider of scalable IT solutions enabling customers to be more efficient, mobile, informed and secure. We built our reputation through listening to customers and developing solutions that meet their needs. Several years ago, we initiated a broad transformation of our company to become the leading provider of scalable information technology solutions. We are positioned to help customers of any size with the essential infrastructure to modernize IT and enable digital business, differentiated by our practical innovation and efficient, simple, and affordable solutions. Our announcement in October 2015 of our agreement to combine with EMC evidences our intention to accelerate this strategy over the coming years as we bring together two companies with complementary product portfolios, sales teams and research and development strategies. See “—The EMC Merger Transaction” below for additional information. We will continue to build superior customer relationships through our direct model and through our network of channel partners, which includes value-added resellers, system integrators, distributors and retailers. We believe we can react quickly to customer needs, invest in strategic solutions and expand our go-to-market sales and marketing capabilities. We will continue to build strong capabilities to create a leading global technology company poised for long-term sustainable growth and innovation.

A key component of our strategic transformation is to continue shifting our product and solutions portfolio to offerings that provide higher-value and recurring revenue streams over time. As part of this strategy, we are continuing to expand and enhance our offerings through acquisitions and strategic investments that will complement our existing portfolio of solutions. As we innovate to make our customers’ existing IT increasingly productive, we help them reinvest their savings into the next generation of technologies that they need to succeed in the digital economy of a hyper-connected world. These solutions include digital transformation, software-defined data centers, hybrid cloud, converged and hyper-converged infrastructure, mobile and security. In addition, our extended warranty and delivery offerings, and software and peripherals, which are closely tied to the sale of our hardware products, are important value differentiators that we are able to offer our customers. Our Client Solutions offerings are an important element of our strategy, and we believe the strategic expansion of this business is critical to our long-term success.

We operate a diversified business model with the majority of our net revenue and operating income derived from commercial clients (large enterprises, small and medium-sized businesses, and public sector customers). We have a large global presence across the Americas, Europe, Middle East, Asia and other geographic regions, with approximately 50% of revenue coming from customers outside of the United States during Fiscal 2016. We continue to view emerging markets, which include the vast majority of the world’s population, as a long-term growth opportunity. Accordingly, we continue to pursue the development of technology solutions that meet the needs of these markets.

Products and Services

We design, develop, manufacture, market, sell and support a wide range of products and services. We are organized into the following four product and services business units, which are our reportable segments: Client Solutions; Enterprise Solutions Group; Dell Software Group; and Dell Services.

•	Client Solutions—Client Solutions includes sales to our commercial and consumer customers of desktops, notebooks, thin clients, and third-party software and peripherals and services closely tied to the sale of Client Solutions hardware. Generally, over half of Client Solutions revenue is generated in the Americas, with the remaining portion derived from sales in Europe, the Middle East and Africa, referred to as EMEA, and Asia Pacific and Japan, referred to as APJ.

•	Enterprise Solutions Group (ESG)—ESG includes servers, networking and storage, as well as services and third-party software and peripherals that are closely tied to the sale of ESG hardware. Generally, over half of ESG revenue is generated in the Americas, with the remaining portion derived from sales in EMEA and APJ.

•	Dell Software Group (DSG)—DSG includes systems management, security software solutions and information management software offerings. DSG revenue is primarily derived from sales in the Americas and EMEA.

•	Dell Services—Dell Services includes a broad range of IT and business services, including infrastructure, cloud, applications, and business process services. Dell Services revenue is mostly generated in the Americas, primarily in the United States.

In the first quarter of Fiscal 2016, we redefined the categories within Client Solutions and ESG to reflect the way we currently organize products and services within these business units. None of these changes impacted our consolidated or total business unit results. Prior period amounts have been reclassified to conform to the current year presentation. See Note 15 of the Notes to the Audited Consolidated Financial Statements of Denali for a reconciliation of net revenue by reportable segment to consolidated net revenue.

We also offer or arrange various financing options and services for our commercial and consumer customers in the United States, Canada, Europe and Mexico through DFS and its affiliates. DFS services include originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. The results of these operations are allocated to our segments based on the underlying product or service financed.

SecureWorks, a consolidated subsidiary of Dell and Denali, is a leading global provider of intelligence-driven information security solutions exclusively focused on protecting customers from cyber attacks. On December 2, 2015, SecureWorks announced that it plans to conduct a registered initial public offering of its Class A common stock. This registration process was ongoing as of the date of this proxy statement/prospectus. The results of the SecureWorks operations are recorded in Corporate.

For further discussion regarding our reportable segments, see “—Results of Operations—Product and Services Business Units.”

Business Trends and Challenges

We are seeing an unprecedented rate of change in the IT industry, but our strategy remains consistent. As a leading provider of scalable end-to-end technology solutions, we accelerate results for our customers by enabling them to be more efficient, mobile, informed and secure. We continue to invest in R&D, sales and other key areas of our business to deliver superior products and solution capabilities and to drive execution of long-term profitable growth. We believe that our results will improve over time in connection with the productivity initiatives directed at our salesforce and as a result of our differentiated products and solution capabilities. We intend to continue to execute on our business model and seek to balance liquidity, profitability and growth to position our company for long-term success.

We are able to leverage our traditional strength in the PC market to offer solutions and services that provide higher value recurring revenue streams. Revenue generated from our Client Solutions business unit was 65%, 68%, and 68% of total net revenue for Fiscal 2016, Fiscal 2015, and pro forma Fiscal 2014, respectively. We anticipate an increasingly challenging demand environment, increased pricing pressures, and intensifying market competition in Client Solutions, given the macroeconomic environment and PC demand trends. However, we are committed to a long-term growth strategy that will benefit from the consolidation trends that are occurring in the market. Our Client Solutions offerings remain an important element of our strategy, generating strong cash flow and opportunities for cross-selling of complementary solutions.

In addition, we expect our ESG business to continue to be impacted by declines in the traditional storage market, even as we continue to develop new solutions. We also continue to be impacted by the emerging trends of enterprises deploying software defined storage, hyper-converged, and modular solutions based on server-centric architectures. We are seeking to combine with EMC to complement our current offerings within this business unit and to strengthen our overall data center offerings.

We manage our business on a U.S. dollar basis, but a significant portion of our revenue is earned from international sources and, therefore, can be impacted by fluctuations in foreign currency exchange rates. The strength of the U.S. dollar relative to most foreign currencies continued during Fiscal 2016, which contributed to a challenging pricing and demand environment. We utilize a comprehensive hedging strategy intended to mitigate the impact of foreign currency volatility over time, and we adjust pricing when possible to further minimize foreign currency impacts.

The EMC Merger Transaction

On October 12, 2015, EMC, Denali, Dell, and Merger Sub entered into the merger agreement pursuant to which Merger Sub will be merged with and into EMC, with EMC surviving the merger as a wholly owned subsidiary of Denali.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub, EMC, or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which EMC’s shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

The merger agreement provides that each currently outstanding EMC stock option will vest and become fully exercisable prior to the effective time of the merger. As of the effective time of the merger, each outstanding EMC stock option will be canceled and converted into the right to receive the merger consideration with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. The merger agreement also provides that as of the effective time of the merger each currently outstanding EMC restricted stock unit and share of EMC restricted stock will fully vest (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which will be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different equity treatment. No such agreements were in effect as of the date of this proxy statement/prospectus.

Also, in connection with the merger, all principal, accrued but unpaid interest, fees and other amounts (other than certain contingent obligations) outstanding at the effective time of the merger under EMC’s unsecured revolving credit facility, Dell International’s asset-based revolving credit facility and Dell International’s term facilities will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests, as applicable, in connection therewith will be terminated and/or released. In connection with the merger, Dell expects that the aggregate amounts of principal, interest and premium necessary to redeem in full the outstanding $1.4 billion in aggregate principal amount of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp. will be deposited with the trustee for such notes, and that such notes will thereby be satisfied and discharged, substantially concurrently with the effective time of the merger. Dell further expects that all of Dell’s and EMC’s other outstanding senior notes and senior debentures will remain outstanding after the effective time of the merger in accordance with their respective terms.

Denali expects to finance the merger, the refinancing of certain of Dell International’s and EMC’s indebtedness outstanding as of the closing of the merger, and the payment of related fees and expenses with up to $49.5 billion from debt financings and up to $4.25 billion of committed equity financing.

Other than the recognition of certain expenses related to the pending merger, there was no impact of the merger on the Audited Consolidated Financial Statements of Denali.

Going-Private Transaction

On October 29, 2013, Dell was acquired by Denali in a merger transaction pursuant to an agreement and plan of merger, dated as of February 5, 2013, as amended. Denali is a Delaware corporation owned by Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners, the MSD Partners stockholders, and certain members of Dell’s management. Mr. Dell serves as Chairman and Chief Executive Officer of Denali and Dell. See Note 1 and Note 3 of the Notes to the Audited Consolidated Financial Statements of Denali for more information about the going-private transaction.

NON-GAAP FINANCIAL MEASURES

In this management’s discussion and analysis we use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. These non-GAAP financial measures include non-GAAP product revenue, non-GAAP services revenue, non-GAAP revenue, non-GAAP product gross margin, non-GAAP services gross margin, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share—diluted, earnings before interest and other, net, taxes, depreciation and amortization, referred to as EBITDA, and adjusted EBITDA.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures will provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons.

In particular, we have excluded the impact of purchase accounting adjustments related to the going-private transaction. The going-private transaction was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities on the date of the transaction. All of our assets and liabilities were accounted for and recognized at fair value as of the transaction date, and the fair value adjustments are being amortized over the estimated useful lives in the periods following the transaction, while the ongoing business and operations did not change. As a result, we believe that excluding these adjustments provides results that are useful in understanding our operating performance, and aligns with how we manage our business. Excluding these adjustments also provides for more comparable operating results over the periods presented.

There are limitations to the use of the non-GAAP financial measures presented in this report. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Non-GAAP product revenue, non-GAAP services revenue, non-GAAP revenue, non-GAAP product gross margin, non-GAAP services gross margin, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share—diluted, as defined by us, exclude the following items: the impact of purchase accounting, amortization of intangible assets, other corporate expenses, and for non-GAAP net income and non-GAAP earnings per share, an aggregate adjustment for income taxes. As the excluded items have a material impact on our financial results, our management compensates for this limitation by relying primarily on GAAP or pro forma results and using non-GAAP financial measures supplementally or for projections when comparable GAAP financial measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for revenue, gross margin, operating expenses, operating income, or net income prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP or, for Fiscal 2014, pro forma basis. For comparative purposes, we have presented pro forma Fiscal 2014 operating results, giving effect to the going-private transaction as if it had occurred on the first day of Fiscal 2014. See “—Results of Operations—Dell’s Going-Private Transaction” for more information on pro forma Fiscal 2014. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP or pro forma financial measure are presented below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. See the discussion below for more information on each of the excluded items as well as our reasons for excluding them from our non-GAAP results. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The following is a summary of the items excluded from the most comparable GAAP or pro forma financial measures to calculate our non-GAAP financial measures:

•	Impact of Purchase Accounting—The impact of purchase accounting includes purchase accounting adjustments recorded under the acquisition method of accounting, related to the going-private transaction. Purchase accounting adjustments primarily include fair value adjustments made to deferred revenue, inventory and property, plant, and equipment which are recorded over time. During pro forma Fiscal 2014, purchase accounting adjustments also include a provision charge on customer receivables recorded on October 29, 2013, amortization of fair value adjustments on customer shipments in transit, and compensation costs related to cash settlement of employee stock options, triggered by the going-private transaction. See Notes 1 and 3 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction. We exclude these charges for purposes of calculating the non-GAAP financial measures presented below to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•	Amortization of Intangible Assets—Amortization of intangible assets consists of amortization of customer relationships, developed technology, and trade names. We incur charges related to the amortization of these intangibles, which are included in our consolidated financial statements. In connection with the going-private transaction, all of Denali’s tangible and intangible assets and liabilities were accounted for and recognized at fair value on the transaction date. Accordingly, for the successor periods, amortization of intangible assets consists primarily of amortization associated with intangible assets recognized in connection with the going-private transaction. Amortization charges for purchased intangible assets are significantly impacted by the timing and magnitude of our acquisitions, and these charges may vary in amount from period to period. We exclude these charges for purposes of calculating the non-GAAP financial measures presented below to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•	Other Corporate Expenses—Other corporate expenses consists of the following items:

•	Severance and facility action costs primarily related to severance and benefits for employees terminated pursuant to cost savings initiatives.

•	Acquisition-related charges which are expensed as incurred and consist primarily of retention payments, integration costs, and other costs. This includes costs related to the merger.

•	Stock-based compensation expense associated with equity awards.

•	Costs related to the going-private transaction.

Other corporate expenses vary from period to period and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures presented below facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

In addition, pro forma Fiscal 2014 net income includes a $204 million valuation allowance on deferred tax assets for one of our foreign jurisdictions. We are excluding this valuation allowance on deferred tax assets described above for the purpose of calculating the non-GAAP net income financial measure presented below because we believe this adjustment is outside our ordinary course of business and does not contribute to a meaningful evaluation of our current operating performance or comparisons to our past operating performance.

•	Aggregate Adjustment for Income Taxes—The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the tax jurisdictions where the above items were incurred.

•	Non-GAAP Adjustments Per Share—This financial measure shows the cumulative impact of the above adjustments on earnings per share—diluted.

Fiscal 2016 compared to Fiscal 2015 and Fiscal 2015 compared to Pro Forma Fiscal 2014

The tables below presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP or, for Fiscal 2014, pro forma, measure for each of the periods presented:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Product net revenue	$43,317	(7)%	$46,690	6%	$44,004
Non-GAAP adjustments:
Impact of purchase accounting	1		23		$151

Non-GAAP product net revenue	$43,318	(7)%	$46,713	6%	$44,155

Services net revenue	$11,569	1%	$11,429	(1)%	$11,575
Non-GAAP adjustments:
Impact of purchase accounting	505		953		1,071

Non-GAAP services net revenue	$12,074	(2)%	$12,382	(2)%	$12,646

Net revenue	$54,886	(6)%	$58,119	5%	$55,579
Non-GAAP adjustments:
Impact of purchase accounting	506		976		1,222

Non-GAAP net revenue	$55,392	(6)%	$59,095	4%	$56,801

Product gross margin	$5,394	(14)%	$6,275	22%	$5,134
Non-GAAP adjustments:
Impact of purchase accounting	59		119		866
Amortization of intangibles	483		466		459
Other corporate expenses	10		24		123

Non-GAAP product gross margin	$5,946	(14)%	$6,884	5%	$6,582

Services gross margin	$4,438	13%	$3,933	11%	$3,558
Non-GAAP adjustments:
Impact of purchase accounting	453		906		1,097
Amortization of intangibles	—		—		—
Other corporate expenses	13		24		4

Non-GAAP services gross margin	$4,904	1%	$4,863	4%	$4,659

Gross margin	$9,832	(4)%	$10,208	17%	$8,692
Non-GAAP adjustments:
Impact of purchase accounting	512		1,025		1,963
Amortization of intangibles	483		466		459
Other corporate expenses	23		48		127

Non-GAAP gross margin	$10,850	(8)%	$11,747	5%	$11,241

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Operating expenses	$10,215	(4)%	$10,630	(7)%	$11,489
Non-GAAP adjustments:
Impact of purchase accounting	(104)		(91)		(157)
Amortization of intangibles	(1,706)		(1,833)		(1,874)
Other corporate expenses	(194)		(152)		(710)

Non-GAAP operating expenses	$8,211	(4)%	$8,554	(2)%	$8,748

Operating loss	$(383)	9%	$(422)	85%	$(2,797)
Non-GAAP adjustments:
Impact of purchase accounting	616		1,116		2,120
Amortization of intangibles	2,189		2,299		2,333
Other corporate expenses	217		200		837

Non-GAAP operating income	$2,639	(17)%	$3,193	28%	$2,493

Net loss	$(1,104)	10%	$(1,221)	63%	$(3,324)
Non-GAAP adjustments:
Impact of purchase accounting	616		1,122		2,088
Amortization of intangibles	2,189		2,299		2,333
Other corporate expenses	211		202		837
Aggregate adjustment for income taxes	(558)		(732)		(871)

Non-GAAP net income	$1,354	(19)%	$1,670	57%	$1,063

Earnings (loss) per share—diluted	$(2.73)	10%	$(3.02)	63%	$(8.23)
Non-GAAP adjustments per share—diluted	6.03		7.15		10.86

Non-GAAP earnings per share—diluted	$3.30	(20)%	$4.13	57%	$2.63

In addition to the above measures, we also use EBITDA and adjusted EBITDA to facilitate a more meaningful evaluation of our operating performance. Adjusted EBITDA excludes purchase accounting adjustments related to the going-private transaction, severance and facility actions, acquisition-related costs, stock-based compensation expense, and the costs related to the going-private transaction. EBITDA and adjusted EBITDA provide more comparability between our historical results prior to the completion of the going-private transaction and historical results that reflect our capital structure upon completion of the going-private transaction.

As is the case with the non-GAAP measures presented above, users should consider the limitations of using EBITDA and adjusted EBITDA, including the fact that those measures do not provide a complete measure of our operating performance. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow available for management’s discretionary use, as these measures do not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, interest payments, tax payments, and other debt service requirements.

In deriving adjusted EBITDA, we have excluded the impact of purchase accounting related to the going-private transaction. We believe that due to the non-cash impact of the purchase accounting entries, it is appropriate to exclude these adjustments as they do not reflect our true operating performance.

Our management believes that these non-GAAP financial measures are helpful in highlighting trends because they exclude the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

The table below presents a reconciliation of EBITDA and adjusted EBITDA to net income (loss) for the periods presented:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Net income (loss)	$(1,104)	10%	$(1,221)	63%	$(3,324)
Adjustments:
Interest and other, net (a)	792		924		872
Income tax provision (benefit)	(71)		(125)		(345)
Depreciation and amortization	2,872		2,977		2,991

EBITDA	$2,489	(3)%	$2,555	NM	$194

EBITDA	$2,489	(3)%	$2,555	NM	$194
Adjustments:
Stock based compensation expense	72		72		135
Impact of purchase accounting (b)	494		1,011		2,010
Other corporate expenses (c)	145		128		748

Adjusted EBITDA	$3,200	(15)%	$3,766	22%	$3,087

(a)	See “—Results of Operations—Interest and Other, Net” for more information on the components of interest and other, net.
(b)	This amount includes the non-cash purchase accounting adjustments related to the going-private transaction.
(c)	Consists of severance and facility action costs, acquisition-related costs, and the costs related to the going-private transaction.

RESULTS OF OPERATIONS

Dell’s Going-Private Transaction

The going-private transaction was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities on the date of the transaction. All of our assets and liabilities were accounted for and recognized at fair value as of the transaction date. Accordingly, periods prior to October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell prior to the going-private transaction, referred to as the predecessor periods (with our company referred to as the Predecessor entity during such periods), and the periods beginning on or after October 29, 2013 reflect the financial position, results of operations and changes in financial position of Denali Holding Inc. and its consolidated subsidiaries subsequent to the going-private transaction, referred to as the successor periods (with our company referred to as the Successor entity during such periods). Included in the results for the successor periods is the impact of purchase accounting adjustments, primarily related to deferred revenue, and an increase in amortization expense for intangible assets.

The following tables provide unaudited pro forma results of operations for the fiscal year ended January 31, 2014 as if the going-private transaction had occurred at the beginning of the fiscal year ended January 31, 2014. The impact of the fair value adjustments related to deferred revenue and intangible assets and the impact of interest expense on borrowings are the primary items impacting comparability between the Fiscal 2014 predecessor and successor periods.

	As Reported
	Successor	Predecessor	Subtotal	Adjustments			Pro Forma
	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended January 31, 2014	Going- private transaction	Notes		Fiscal Year Ended January 31, 2014
	(in millions)
Net revenue:
Products	$11,253	$32,786	$44,039	$(35)	(1	)(2)	$44,004
Services, including software related	2,822	9,516	12,338	(763)	(2)		11,575

Total net revenue	14,075	42,302	56,377	(798)			55,579

Cost of net revenue:
Products	10,695	28,150	38,845	25	(1	)(3)(4)(6)	38,870
Services, including software related	1,987	6,161	8,148	(131)	(3	)(4)(5)(9)	8,017

Total cost of net revenue	12,682	34,311	46,993	(106)			46,887

Gross margin	1,393	7,991	9,384	(692)			8,692

Operating expenses:
Selling, general, and administrative	2,863	6,528	9,391	822	(3	)(4)(6)	10,213
Research, development, and engineering	328	945	1,273	3	(3	)(4)	1,276

Total operating expenses	3,191	7,473	10,664	825			11,489

Operating income (loss)	(1,798)	518	(1,280)	(1,517)			(2,797)
Interest and other, net	(204)	(198)	(402)	(470)	(7	)(10)	(872)

Income before income taxes	(2,002)	320	(1,682)	(1,987)			(3,669)
Income tax provision (benefit)	(390)	413	23	(368)	(8)		(345)

Net income (loss)	$(1,612)	$(93)	$(1,705)	$(1,619)			$(3,324)

(1)	Reflects the impact on the products net revenue and cost of net revenue as if the purchase accounting was applied to financing receivables as of the first day in the period. The adjustment reflects amortization of the financing receivables fair value adjustment over the three year weighted average useful life of the loan portfolio.
(2)	Reflects the decrease in products and services net revenue to illustrate the effects of the going-private transaction. The adjustment represents the amortization of the deferred revenue fair value adjustment over the estimated useful life of one to three years.
(3)	Reflects the impact on depreciation and amortization as if purchase accounting was applied to property, plant and equipment and purchased intangible assets as of the first day in the period.
(4)	Reflects the impact to compensation expense related to replacement of share-based compensation awards.
(5)	Reflects the impact on services cost of net revenue as if purchase accounting was applied to extended warranty liability as of the first day in the period. The adjustment reflects amortization related to the fair value adjustment over the estimated useful life of 2.5 years.
(6)	Represents the transaction costs related to the going-private transaction, included in the historical results, as these expenses are non-recurring and are not expected to have a continuing impact.

(7)	Reflects interest expense and income resulting from our new capital structure, including acquisition-related debt upon closing the going-private transaction and extinguishment of existing debt.
(8)	Reflects the tax effect of the pro forma adjustments. The tax effect pro forma adjustments for the going-private transaction were calculated utilizing blended tax rates. We operate in multiple jurisdictions, and therefore the adjustments were tax-affected based on marginal tax rates of the related jurisdictions, which resulted in a higher tax rate for the pro forma adjustments compared to the historical rate.
(9)	Reflects the write-off of deferred cost of net revenue primarily related to the Dell Services business unit.
(10)	Reflects the impact of adjusting for the mark to market of post-going-private transaction de-designated cash flow hedges.

Summary of Pro Forma Adjustments for Results of Operations for Fiscal Year Ended January 31, 2014

(in millions)
Net revenue:
Products	$(35)
(1) Amortization of financing receivables adjustment	(33)
(2) Amortization of deferred revenue adjustment	(2)

Services, including software related	(763)
(2) Amortization of deferred revenue adjustment	(763)

Cost of net revenue:
Products	25
(1) Amortization of financing receivables adjustment	28
(3) Amortization of property, plant, and equipment and intangibles adjustments	17
(4) Impact to compensation expense	(14)
(6) Costs related to the going-private transaction	(6)

Services, including software related	(131)
(3) Amortization of property, plant, and equipment and intangibles adjustments	(86)
(4) Impact to compensation expense	(3)
(5) Amortization of warranty liability adjustment	(27)
(9) Write-off of deferred cost of net revenue	(15)

Operating expenses:
Selling, general, and administrative	822
(3) Amortization of property, plant, and equipment and intangibles adjustments	1,296
(4) Impact to compensation expense	(105)
(6) Costs related to the going-private transaction	(369)

Research, development, and engineering	3
(3) Amortization of property, plant, and equipment and intangibles adjustments	11
(4) Impact to compensation expense	(8)

Interest and other, net	(470)
(7) Interest expense and income resulting from new capital structure	(464)
(10) Mark to market adjustment of de-designated cash flow hedges	(6)

Income tax provision / (benefit)	(368)
(8) Cumulative tax effect of pro forma adjustments	(368)

Consolidated Operations

Fiscal 2016 compared to Fiscal 2015 and Fiscal 2015 compared to Pro Forma Fiscal 2014

The following management’s discussion and analysis of our financial condition and results of operations covers Fiscal 2016 and Fiscal 2015 and the combined results for the 2014 predecessor and successor periods, adjusted for pro forma items directly associated with the going-private transaction to give effect to that transaction as if it had occurred on the first day of Fiscal 2014, referred to as pro forma Fiscal 2014. These pro forma Fiscal 2014 results are unaudited. We believe the presentation of a twelve-month period on a pro forma basis for our 2014 fiscal year is meaningful to the reader and more useful for comparative purposes than any alternative presentation.

We have also presented pro forma Fiscal 2014 on a non-GAAP basis, referred to as non-GAAP pro forma Fiscal 2014, as we believe this presentation facilitates an enhanced understanding of our operating performance and enables more meaningful period-to-period comparisons.

The following table summarizes our consolidated results of operations for each of the periods presented:

	Fiscal Year Ended
	Successor			Successor			Pro Forma
	January 29, 2016			January 30, 2015			January 31, 2014
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages)
Net revenue:
Product	$43,317	78.9%	(7)%	$46,690	80.3%	6%	$44,004	79.2%
Services, including software related	11,569	21.1%	1%	11,429	19.7%	(1)%	11,575	20.8%

Total net revenue	$54,886	100.0%	(6)%	$58,119	100.0%	5%	$55,579	100.0%
Gross margin:
Product	$5,394	12.5%	(14)%	$6,275	13.4%	22%	$5,134	11.7%
Services, including software related	4,438	38.4%	13%	3,933	34.4%	11%	3,558	30.7%

Total gross margin	$9,832	17.9%	(4)%	$10,208	17.6%	17%	$8,692	15.6%
Operating expenses	$10,215	18.6%	(4)%	$10,630	18.3%	(7)%	$11,489	20.7%
Operating income (loss)	$(383)	(0.7)%	9%	$(422)	(0.7)%	85%	$(2,797)	(5.0)%
Net income (loss)	$(1,104)	(2.0)%	10%	$(1,221)	(2.1)%	63%	$(3,324)	(6.0)%
Earnings (loss) per share—diluted	$(2.73)	N/A	10%	(3.02)	N/A	63%	(8.23)	N/A

Other Financial Information
Non-GAAP revenue	$55,392	N/A	(6)%	$59,095	N/A	4%	$56,801	N/A
Non-GAAP gross margin	$10,850	19.6%	(8)%	$11,747	19.9%	5%	$11,241	19.8%
Non-GAAP operating expenses	$8,211	14.8%	(4)%	$8,554	14.5%	(2)%	$8,748	15.4%
Non-GAAP operating income	$2,639	4.8%	(17)%	$3,193	5.4%	28%	$2,493	4.4%
Non-GAAP net income	$1,354	2.4%	(19)%	$1,670	2.8%	57%	$1,063	1.9%
EBITDA	$2,489	4.5%	(3)%	$2,555	4.3%	NM	$194	0.3%
Adjusted EBITDA	$3,200	5.8%	(15)%	$3,766	6.4%	22%	$3,087	5.4%
Non-GAAP earnings per share—diluted	$3.30	N/A	(20)%	$4.13	N/A	57%	$2.63	N/A

Non-GAAP revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, EBITDA, adjusted EBITDA, and non-GAAP earnings per share—diluted are not measurements of financial performance prepared in accordance with GAAP. Non-GAAP financial measures as a percentage of revenue are calculated based on non-GAAP revenue. See “—Non-GAAP Financial Measures” for information about these non-GAAP financial measures, including our reasons for including the measures, material limitations with respect to the usefulness of the measures, and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Overview

During Fiscal 2016, our total net revenue decreased 6% on both a GAAP and non-GAAP basis. The decreases in net revenue during Fiscal 2016 were attributable to lower revenue in our Client Solutions, DSG, and Dell Services business units. Client Solutions contributed to most of the decrease in revenue during Fiscal 2016, driven by a global decline in demand for desktops and notebooks. In aggregate, revenue from our ESG, DSG, and Dell Services business units remained relatively flat during Fiscal 2016. As a result the combined revenue from ESG, DSG, and Dell Services represented 34.9% of total GAAP revenue for Fiscal 2016 compared to 33.0% of total GAAP revenue for Fiscal 2015.

During Fiscal 2016, on a GAAP basis we incurred operating losses of $383 million, compared to operating losses of $422 million in Fiscal 2015. Operating loss on a GAAP basis includes purchase accounting adjustments related to the going-private transaction, amortization of intangible assets, and other corporate expenses. In aggregate, these items totaled $3.0 billion and $3.6 billion during Fiscal 2016 and Fiscal 2015, respectively. On a non-GAAP basis, during Fiscal 2016, operating income decreased 17% to $2.6 billion from $3.2 billion in Fiscal 2015. The decrease in non-GAAP operating income was primarily attributable to lower gross margin, partially offset by a decrease in operating expenses.

We generated cash flow from operations of $2.2 billion during Fiscal 2016, compared to $2.6 billion during Fiscal 2015. The decline in operating cash flows was due to a decline in profitability and lower working capital benefits in the current period. Despite this decline, our operating cash flow performance has remained strong over the periods presented. See “Liquidity, Capital Commitments, and Contractual Cash Obligations” for further information on our cash flow metrics.

Revenue

Fiscal 2016 compared to Fiscal 2015

•	Product Revenue—Product revenue includes revenue from the sale of hardware products and Dell-owned software licenses. During Fiscal 2016, product revenue decreased 7%, on both a GAAP and non-GAAP basis, due to decreases in revenue from Client Solutions as we experienced an overall decline in demand for desktops and notebooks. Product revenue for Fiscal 2016 did not benefit from the positive effects of the Windows XP refresh that contributed to product revenue in Fiscal 2015.

•	Services Revenue, including software related—Services revenue, including software related, includes revenue from our services offerings, third-party software revenue, and support services related to Dell-owned software. During Fiscal 2016, revenue attributable to these services increased 1% on a GAAP basis, which was primarily attributable to the diminishing negative impact of purchase accounting adjustments which were $0.5 billion in Fiscal 2016, compared to $1.0 billion in Fiscal 2015. On a non-GAAP basis, during Fiscal 2016, revenue attributable to these services decreased 2%, which was attributable to both a decrease in revenue from our Dell Services business unit and a decrease in sales of our third-party software offerings and post-contract customer support associated with those software offerings.

See “—Product and Services Business Units” for further information regarding revenue from our products, services, and software offerings.

From a geographical perspective, net revenue decreased in all regions during Fiscal 2016, partially offset by growth in certain emerging markets, including China and India.

Fiscal 2015 compared to Pro Forma Fiscal 2014

•	Product Revenue—During Fiscal 2015, product revenue increased 6% when compared to pro forma Fiscal 2014. On a non-GAAP basis, product revenue during Fiscal 2015 also increased 6% when compared to non-GAAP pro forma Fiscal 2014. Overall, these increases were primarily attributable to increases in revenue from Client Solutions due to favorable market conditions during Fiscal 2015 and also due to our improved execution through strategic pricing. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Services Revenue, including software related—During Fiscal 2015, revenue on a GAAP basis attributable to services, including software related, decreased 1% when compared to pro forma Fiscal 2014. On a non-GAAP basis, revenue during Fiscal 2015 decreased 2% when compared to non-GAAP pro forma Fiscal 2014. The slight decline in services revenue, including software related, for Fiscal 2015 was primarily attributable to decreases in revenue from third-party software, as we elected not to resell certain third-party software offerings during the period. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

See “—Product and Services Business Units” above for further information regarding revenue from our products, services, and software offerings.

From a geographical perspective, revenue across all regions increased during Fiscal 2015 when compared to pro forma Fiscal 2014. Revenue from emerging countries increased 9% during Fiscal 2015, driven primarily by an increase in revenue from India and China.

Gross Margin

Fiscal 2016 compared to Fiscal 2015

During Fiscal 2016, our total gross margin decreased 4% to $9.8 billion on a GAAP basis and 8% to $10.9 billion on a non-GAAP basis. During Fiscal 2016, our gross margin percentage increased 30 basis points to 17.9% on a GAAP basis, and decreased 30 basis points to 19.6% on a non-GAAP basis. Gross margin on a GAAP basis for Fiscal 2016 included the effects of $1.0 billion in purchase accounting adjustments and amortization of intangibles related to the going-private transaction.

•	Products—During Fiscal 2016, product gross margin dollars decreased 14%, on both a GAAP and non-GAAP basis. Product gross margin percentage on a GAAP and non-GAAP basis decreased 90 and 100 basis points during Fiscal 2016 to 12.5% and 13.7%, respectively. The decrease in product gross margin in dollars and percentages on both a GAAP and non-GAAP basis was primarily attributable to the adverse impact on Client Solutions of an overall decline in demand that resulted in a decrease in desktop and notebook units sold, as well as challenging pricing dynamics. These pricing dynamics included the impacts of competitive pressure and foreign currency volatility. Our gross margins include benefits relating primarily to settlements from certain vendors regarding their past pricing practices. These benefits were $97 million and $109 million for Fiscal 2016 and Fiscal 2015, respectively. Vendor settlements are allocated to our segments based on the relative amount of affected vendor products sold by each segment.

•	Services, including software related—During Fiscal 2016, our gross margin dollars for services, including software related, increased 13% and 1% on a GAAP and non-GAAP basis, respectively. The increase in GAAP services gross margin dollars was primarily attributable to the diminishing negative impact of purchase accounting adjustments which were $0.5 billion in Fiscal 2016, compared to $0.9 billion in Fiscal 2015. Services gross margin percentage on a GAAP and non-GAAP basis increased 400 and 130 basis points during Fiscal 2016 to 38.4% and 40.6%, respectively. The increase in services gross margin in dollars and gross margin percentages on a non-GAAP basis was attributable to higher gross margin from Dell Services and a shift away from lower margin product offerings.

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, our total gross margin increased 17% to $10.2 billion on a GAAP basis when compared to pro forma Fiscal 2014. On a non-GAAP basis, our total gross margin during Fiscal 2015 increased 5% to $11.7 billion when compared to non-GAAP pro forma Fiscal 2014. During Fiscal 2015, gross margin percentage on a GAAP basis increased 200 basis points to 17.6% when compared to pro forma Fiscal 2014. On a non-GAAP basis, gross margin percentage increased 10 basis points to 19.9% when compared to non-GAAP pro forma Fiscal 2014. Gross margin on a GAAP basis for Fiscal 2015 includes the effects of $1.5 billion in purchase accounting adjustments and amortization of intangibles related to the going-private transaction. In comparison, our gross margin for pro forma Fiscal 2014 included $2.4 billion in purchase accounting adjustments and amortization of intangibles related to the going-private transaction. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Products—During Fiscal 2015, product gross margin dollars on a GAAP basis increased 22% when compared to pro forma Fiscal 2014. Product gross margin dollars on a non-GAAP basis for Fiscal 2015 increased 5% when compared to non-GAAP pro forma Fiscal 2014. Product gross margin percentage on a GAAP basis increased 170 basis points to 13.4% when compared to pro forma Fiscal 2014. Product gross margin percentage on a non-GAAP basis remained relatively unchanged when compared to non-GAAP pro forma Fiscal 2014. The increase in product gross margin dollars was driven by higher gross margin from Client Solutions, resulting from favorable market conditions coupled with pricing discipline and continued focus on our cost structure. Our gross margins include benefits, relating primarily to settlements from certain vendors regarding their past pricing practices. These benefits were $109 million for Fiscal 2015 and immaterial for pro forma Fiscal 2014.

•	Services, including software related—During Fiscal 2015, our gross margin for services, including software related, increased 11% on a GAAP basis when compared to pro forma Fiscal 2014. On a non-GAAP basis, during Fiscal 2015, our gross margin for services, including software related, increased 4% when compared to non-GAAP pro forma Fiscal 2014. On a GAAP basis, services, including software related, gross margin percentage increased 370 basis points to 34.4% when compared to pro forma Fiscal 2014. On a non-GAAP basis, services, including software related, gross margin percentage increased 250 basis points to 39.3% when compared to non-GAAP pro forma Fiscal 2014. The increase in services gross margin in dollars and gross margin percentages on a non-GAAP basis was attributable to higher gross margin from Dell Services as well as higher gross margin for support services related to DSG offerings.

Vendor Programs and Settlements

Our gross margin is affected by our ability to achieve competitive pricing with our vendors and contract manufacturers, including through our negotiation of a variety of vendor rebate programs to achieve lower net costs for the various components we include in our products. Under these programs, vendors provide us with rebates or other discounts from the list prices for the components, which are generally elements of their pricing strategy. We account for vendor rebates and other discounts as a reduction in cost of net revenue. We manage our costs on a total net cost basis, which includes supplier list prices reduced by vendor rebates and other discounts.

The terms and conditions of our vendor rebate programs are largely based on product volumes and are generally negotiated either at the beginning of the annual or quarterly period, depending on the program. The timing and amount of vendor rebates and other discounts we receive under the programs may vary from period to period reflecting changes in the competitive environment. We monitor our component costs and seek to address the effects of any changes to terms that might arise under our vendor rebate programs. Our gross margins for Fiscal 2016, Fiscal 2015 and pro forma Fiscal 2014 were not materially affected by any changes to the terms of our vendor rebate programs, as the amounts we received under these programs were generally stable relative to our total net cost. We are not aware of any significant programmatic changes to vendor pricing or rebate programs that may impact our results in the near term.

In addition, we have pursued legal action against certain vendors and are currently involved in negotiations with other vendors regarding their past pricing practices. We have negotiated settlements with some of these vendors and may have additional settlements in future quarters. These settlements are allocated to our segments based on the relative amount of affected vendor products used by each segment.

Operating Expenses

The following table presents information regarding our operating expenses during each of the periods presented:

	Fiscal Year Ended
	Successor			Successor			Pro Forma
	January 29, 2016			January 30, 2015			January 31, 2014
	Dollars	% of Revenue	% Change	Dollars	% of Revenue	% Change	Dollars	% of Revenue
	(in millions, except percentages)
Operating expenses:
Selling, general, and administrative	$8,900	16.2%	(6)%	$9,428	16.2%	(8)%	$10,213	18.4%
Research, development, and engineering	1,315	2.4%	9%	1,202	2.1%	(6)%	1,276	2.3%

Total operating expenses	$10,215	18.6%	(4)%	$10,630	18.3%	(7)%	$11,489	20.7%

Other Financial Information
Non-GAAP operating expenses	$8,211	14.8%	(4)%	$8,554	14.5%	(2)%	$8,748	15.4%
Fiscal 2016 compared to Fiscal 2015

During Fiscal 2016, our total operating expenses decreased 4% on both a GAAP and non-GAAP basis. During Fiscal 2016 and Fiscal 2015, we recognized $1.8 billion and $1.9 billion, respectively, in amortization of intangible assets and purchase accounting adjustments related to the going-private transaction.

•	Selling, General, and Administrative—Selling, general, and administrative, or SG&A, expenses on a GAAP basis decreased 6% during Fiscal 2016. The decreases were driven by a reduction in compensation expense, primarily due to a decrease in performance-based compensation. We continue to actively manage our cost structure, which allows us to invest in strategic areas such as strengthening our sales force.

•	Research, Development, and Engineering—On a GAAP basis, RD&E expenses were 2.4% of net revenue for Fiscal 2016, compared to 2.1% for Fiscal 2015. The increase in RD&E expenses was primarily related to personnel-related expenses as we continue to invest in product development.

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, total operating expenses on a GAAP basis decreased 7% to $10.6 billion when compared to pro forma Fiscal 2014. During Fiscal 2015 and pro forma Fiscal 2014, we recognized $1.9 billion and $2.0 billion, respectively, in amortization of intangible assets and purchase accounting adjustments related to the going-private transaction. Excluding these costs as well as other corporate expenses, total operating expenses on a non-GAAP basis decreased 2% during Fiscal 2015 when compared to non-GAAP pro forma Fiscal 2014. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

•	Selling, General, and Administrative—SG&A expenses declined 8% on a GAAP basis when compared to pro forma Fiscal 2014. The decrease was driven by a reduction in compensation expense, due to personnel-related productivity initiatives enacted primarily in the fourth quarter of pro forma Fiscal 2014. This decrease was partially offset by an increase in costs associated with our annual incentive plans, which is directly related to our stronger results for Fiscal 2015.

•	Research, Development, and Engineering—On a GAAP basis, RD&E expenses were 2.1% of net revenue for Fiscal 2015. For pro forma Fiscal 2014, RD&E expenses were 2.3% of net revenue.

Operating Income/Loss

Fiscal 2016 compared to Fiscal 2015

On a GAAP basis during Fiscal 2016, operating loss was $383 million, compared to $422 million during Fiscal 2015. The decrease in operating loss over the period was primarily attributable to the diminishing negative impact of purchase accounting adjustments. Operating loss on a GAAP basis includes amortization of intangible assets and purchase accounting adjustments associated with the going-private transaction of $2.8 billion for Fiscal 2016. In comparison, during Fiscal 2015, we recognized $3.4 billion in amortization of intangibles and purchase accounting adjustments associated with the going-private transaction. Excluding these costs as well as other corporate expenses, during Fiscal 2016, operating income on a non-GAAP basis decreased 17% to an operating income of $2.6 billion. These decreases were primarily attributable to lower gross margin primarily driven by Client Solutions, the effect of which was offset partially by a reduction in operating expenses.

Fiscal 2015 compared to Pro Forma Fiscal 2014

On a GAAP basis, during Fiscal 2015, operating loss decreased 85% to an operating loss of $422 million when compared to pro forma Fiscal 2014. Operating income on a GAAP basis for Fiscal 2015 included $3.4 billion in amortization of intangible assets and purchase accounting adjustments associated with the going-private transaction. In comparison, during pro forma Fiscal 2014, we recognized $4.5 billion in amortization of intangibles and purchase accounting adjustments associated with the going-private transaction. Excluding these costs as well as other corporate expenses, during Fiscal 2015, operating income on a non-GAAP basis increased 28% to $3.2 billion when compared to non-GAAP pro forma Fiscal 2014. These increases were primarily attributable to higher gross margin, coupled with a decrease in operating expenses. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Interest and Other, Net

The following table provides a detailed presentation of interest and other, net for each of the periods presented:

	Fiscal Year Ended
	Successor	Successor	Pro Forma
	January 29, 2016	January 30, 2015	January 31, 2014
	(in millions)
Interest and other, net:
Investment income, primarily interest	$39	$47	$42
Gain (loss) on investments, net	(2)	(29)	2
Interest expense	(680)	(807)	(857)
Foreign exchange	(122)	(96)	(47)
Other	(27)	(39)	(12)

Total interest and other, net	$(792)	$(924)	$(872)

Fiscal 2016 compared to Fiscal 2015

During Fiscal 2016, changes in interest and other, net were favorable by $132 million, primarily due to a decrease in interest expense from lower debt balances over the period. The positive effect of lower interest expense was partially offset by an increase in foreign exchange losses. Foreign exchanges losses increased due to revaluations of certain un-hedged foreign currencies, which were partially offset by lower trading costs.

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, changes in interest and other, net were unfavorable by $52 million, when compared to pro forma Fiscal 2014. This change was primarily attributable to an increase in foreign exchange losses and a loss on investments, partially offset by a decrease in interest expense due to lower debt balances over the period. The increase in foreign exchange losses was due to higher costs associated with our hedging program and revaluations of certain un-hedged foreign currencies.

Income and Other Taxes

Our effective income tax rate was 6.0% and 9.3% on pre-tax losses of $1,175 million and $1,346 million for Fiscal 2016 and Fiscal 2015, respectively, and 9.4% on pre-tax losses of $3,669 million for pro forma Fiscal 2014. The change in our effective income tax rate for Fiscal 2016 was primarily attributable to a change in the mix of geographical income, as well as higher discrete tax expenses. The change in our effective income tax rate for Fiscal 2015 as compared to pro forma Fiscal 2014 was primarily attributable to fewer charges related to the going-private transaction which are generally deductible at higher tax rates, offset by a valuation allowance on deferred tax assets recorded in pro forma Fiscal 2014 for one of our foreign jurisdictions, and a change in the mix of geographic income to lower tax jurisdictions.

Our effective tax rate can fluctuate depending on the geographic distribution of our world-wide earnings, as our foreign earnings are generally taxed at lower rates than in the United States. In certain jurisdictions, our tax rate is significantly less than the applicable statutory rate as a result of tax holidays. The majority of our foreign income that is subject to these tax holidays and lower tax rates is attributable to Singapore, China, and Malaysia. A significant portion of these income tax benefits is related to a tax holiday that will expire on January 31, 2017. We are currently seeking new terms for the affected subsidiary and it is uncertain whether any terms will be agreed upon. Our other tax holidays will expire in whole or in part during Fiscal 2019 through Fiscal 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met. The differences between our effective tax rate and the U.S. federal statutory rate of 35% principally resulted from the geographical distribution of taxable income discussed above and permanent differences between the book and tax treatment of certain items. We continue to assess our business model and its impact in various taxing jurisdictions.

For further discussion regarding tax matters, including the status of income tax audits, see Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali.

Net Income/Loss

Fiscal 2016 compared to Fiscal 2015

During Fiscal 2016, net loss on a GAAP basis decreased 10% to a loss of $1.1 billion when compared to Fiscal 2015. Net loss for Fiscal 2016, on a GAAP basis includes amortization of intangible assets, purchase accounting adjustments, costs related to the going-private transaction, and other corporate expenses. In aggregate these costs totaled $3.0 billion and $3.6 billion for Fiscal 2016 and Fiscal 2015, respectively. Excluding these costs, net income for Fiscal 2016 on a non-GAAP basis decreased 19% to $1.4 billion. The decrease in non-GAAP net income for Fiscal 2016 was primarily attributable to a decrease in non-GAAP operating income, which was partially offset by a decrease in non-GAAP tax expense. See Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali for more information regarding our effective tax rate.

Fiscal 2015 compared to Pro Forma Fiscal 2014

During Fiscal 2015, net loss on a GAAP basis decreased 63% to a loss of $1.2 billion when compared to pro forma Fiscal 2014. Net loss for Fiscal 2015, on a GAAP basis, and pro forma Fiscal 2014 includes amortization of intangible assets, purchase accounting adjustments, the costs related to the going-private transaction, and other corporate expenses. In aggregate these costs totaled $3.6 billion and $5.3 billion for Fiscal 2015 and pro forma Fiscal 2014, respectively. Excluding these costs, net income for Fiscal 2015 on a non-GAAP basis increased 57% to $1.7 billion when compared to non-GAAP pro forma Fiscal 2014. The increase in non-GAAP net income for Fiscal 2015 is primarily attributable to an increase in operating income. See “—Dell’s Going-Private Transaction” above for more information about pro forma Fiscal 2014.

Product and Services Business Units

Fiscal 2016 compared to Fiscal 2015 and Fiscal 2015 compared to Pro Forma Fiscal 2014

Recognition of Dell’s Going-Private Transaction for Product and Services Business Units

In analyzing results of operations for Product and Services Business Units, we have presented “Fiscal 2015 compared to pro forma Fiscal 2014.” The impact of purchase accounting and intangibles amortization associated with the going-private transaction are recorded at the corporate level and not recorded within the business units. As a result, the comparability of business unit results across the fiscal periods being analyzed in this management’s discussion and analysis are not affected by the going-private transaction and related accounting impacts.

	Successor	Predecessor	Subtotal	Adjustments	Pro Forma
	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013	Fiscal Year Ended January 31, 2014	Going- Private Transaction	Fiscal Year Ended January 31, 2014
		(in millions)
Consolidated net revenue:
Client Solutions	$9,839	$28,101	$37,940	$—	$37,940
Enterprise Solutions Group	3,500	10,875	14,375	—	14,375
Dell Software Group	360	951	1,311	—	1,311
Dell Services	739	2,219	2,958	—	2,958

Segment net revenue	$14,438	$42,146	$56,584	$—	56,584
Corporate (a)	61	156	217	—	217
Impact of purchase accounting (b)	(424)	—	(424)	(798)	(1,222)

Total	$14,075	$42,302	$56,377	$(798)	$55,579

Consolidated operating income:
Client Solutions	$289	$1,070	$1,359	$—	$1,359
Enterprise Solutions Group	270	867	1,137	—	1,137
Dell Software Group	(52)	(196)	(248)	—	(248)
Dell Services	2	(44)	(42)	—	(42)

Segment operating income	509	1,697	2,206	—	2,206
Impact of purchase accounting (b)	(1,252)	—	(1,252)	(868)	(2,120)
Amortization of intangible assets	(584)	(594)	(1,178)	(1,155)	(2,333)
Corporate (a)	102	—	102	185	287
Other (c)	(573)	(585)	(1,158)	321	(837)

Total	$(1,798)	$518	$(1,280)	$(1,517)	$(2,797)

(a)	Corporate primarily consists of unallocated transactions and certain security offerings.
(b)	Impact of purchase accounting in the successor periods represents the non-cash purchase accounting adjustments related to the going-private transaction.
(c)	Other costs include severance, facility, acquisition, and compensation expenses and costs related to the going-private transaction.

Client Solutions:

The following table presents revenue and operating income attributable to Client Solutions for the respective periods:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Net Revenue:
Commercial	$21,297	(11)%	$23,988	9%	$21,954
Consumer	9,167	(7)%	9,886	—%	9,918
Third-party software and after-point-of-sale peripherals	5,413	(6)%	5,760	(5)%	6,068

Total Client Solutions revenue	$35,877	(9)%	$39,634	4%	$37,940

Operating Income:

Client Solutions operating income	$1,410	(31)%	$2,051	51%	$1,359

% of segment revenue	3.9%		5.2%		3.6%

Fiscal 2016 compared to Fiscal 2015

Net Revenue—During Fiscal 2016, Client Solutions experienced a 9% decrease in net revenue due to lower demand across all Client Solutions product categories coupled with competitive pricing pressure. The decline in commercial and consumer revenue reflected decreased demand for desktops and notebooks, which was magnified by our product mix. Product revenue for Fiscal 2016 did not benefit from the positive effects of the Windows XP refresh that contributed to product revenue in Fiscal 2015. From a geographical perspective, revenue attributable to Client Solutions decreased across all regions during Fiscal 2016, with revenue from the Americas and EMEA representing most of the decline.

Operating Income—During the Fiscal 2016, operating income as a percentage of revenue attributable to Client Solutions decreased 130 basis points to 3.9%. This decline was driven by both a decrease in our gross margin percentage, and an increase in our operating expense percentage. The decline in our gross margin percentage was a result of challenging economic conditions, competitive pressures, and a strong U.S. dollar that all impacted our ability to adjust pricing accordingly. Despite this challenging environment, we are making investments in our sales force to enhance efficiency and drive growth in future periods. As a result of this investment and strategic R&D investments, operating expenses as a percentage of revenue increased over the period.

Fiscal 2015 compared to Pro Forma Fiscal 2014

Net Revenue—During Fiscal 2015, Client Solutions experienced a 4% increase in net revenue when compared to pro forma Fiscal 2014, due to growth in the commercial category driven by an increase in units sold. Client Solutions net revenue also benefited from favorable market conditions, driven by the Windows XP refresh cycle, which gradually weakened in the second half of the year. Consumer net revenue was effectively unchanged during Fiscal 2015. Throughout Fiscal 2015, we improved our execution through strategic pricing, leveraging our direct sales force as well as our channel partners. We have also been experiencing a consolidation of the industry, which contributed to the improved results for Fiscal 2015. From a geographical perspective, revenue attributable to Client Solutions increased across all regions during Fiscal 2015, led by an increase in revenue from the Americas.

Operating Income—During Fiscal 2015, Client Solutions operating income as a percentage of revenue increased 160 basis points to 5.2%. This increase was attributable to an improvement in our gross margin percentage, driven primarily by desktops and notebooks as we benefited from favorable market conditions. The increase in operating income was also due to a reduction in our operating expense percentage as we continue to optimize our cost structure.

Enterprise Solutions Group:

The following table presents revenue and operating income attributable to ESG for the respective periods:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Net Revenue:
Servers and networking	$12,761	3%	$12,368	4%	$11,901
Storage	2,217	(5)%	2,346	(5)%	2,474

Total ESG revenue	$14,978	2%	$14,714	2%	$14,375

Operating Income:

ESG operating income	$1,052	(14)%	$1,230	8%	$1,137

% of segment revenue	7.0%		8.4%		7.9%

Fiscal 2016 compared to Fiscal 2015

Net Revenue—During Fiscal 2016, ESG net revenue increased 2% primarily due to a 3% increase in net revenue from servers and networking. PowerEdge server average selling prices increased due to a shift to products with richer configurations, while overall units remained relatively flat. The increase in net revenue from servers and networking was partially offset by a 5% decrease in storage revenue. From a geographical perspective, during Fiscal 2016, the overall increase in ESG net revenue was primarily due to increased revenue in APJ.

Operating Income—During Fiscal 2016, ESG operating income as a percentage of revenue decreased 140 basis points to 7.0%. The decrease in our operating income percentage was driven by lower gross margin percentages. These declines were primarily driven by challenging pricing dynamics, including competitive pressures and the strong U.S. dollar. These challenging economic conditions affected our ability to raise prices sufficiently to offset the higher costs associated with the shift to products with richer configurations.

Fiscal 2015 compared to Pro Forma Fiscal 2014

Net Revenue—During Fiscal 2015, ESG experienced a 2% increase in net revenue, which was attributable to a 4% increase in revenue from our servers and networking products, driven by an increase in PowerEdge server units and average selling prices attributable to richer configurations. These increases were partially offset by a 5% decline in storage revenue. From a geographical perspective, ESG revenue increased during Fiscal 2015 driven by an increase in revenue from EMEA and, to a lesser extent, an increase in revenue from APJ, partially offset by a decline in revenue from the Americas.

Operating Income—During Fiscal 2015, operating income as a percentage of revenue attributable to ESG increased 50 basis points to 8.4%. This increase was primarily driven by a decline in our operating expense percentage as we continue to optimize our cost structure, partially offset by a decline in our gross margin percentage.

Dell Software Group:

The following table presents revenue and operating income attributable to DSG for the respective periods:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Net Revenue:

DSG revenue	$1,362	(9)%	$1,493	14%	$1,311

Operating Loss:

DSG operating loss	$(1)	97%	$(30)	88%	$(248)

% of segment revenue	(0.1)%		(2.0)%		(18.9)%

Fiscal 2016 compared to Fiscal 2015

Net Revenue—During Fiscal 2016, revenue attributable to DSG decreased 9%, driven by a decrease in systems management software sales, primarily due to disruption from a realignment of our sales organization. From a geographical perspective, DSG revenue decreased across all regions during Fiscal 2016.

Operating Income—During Fiscal 2016, DSG operating income as a percentage of revenue increased 190 basis points to an operating loss percentage of 0.1%. This improvement was attributable to a decrease in our operating expense percentage, driven by a decrease in SG&A expenses, primarily as a result of headcount reduction. The positive impact of the decreases was partially offset by a decline in our gross margin percentage due to a shift to software solutions with lower margins.

Fiscal 2015 compared to Pro Forma Fiscal 2014

Net Revenue—During Fiscal 2015, revenue attributable to DSG increased 14% as we experienced growth across our entire portfolio of software solutions.

Operating Income—During Fiscal 2015, DSG operating loss as a percentage of revenue decreased to an operating loss percentage of 2.0%. Overall, the decrease in operating loss percentage was primarily driven by a decrease in our operating expense percentage.

Dell Services:

The following table presents revenue and operating income attributable to Dell Services for the respective periods:

	Fiscal Year Ended
	Successor		Successor		Pro Forma
	January 29, 2016	% Change	January 30, 2015	% Change	January 31, 2014
	(in millions, except percentages)
Net Revenue:
Infrastructure and cloud services	$1,679	(3)%	$1,734	—%	$1,735
Applications and business process services	1,163	(7)%	1,248	2%	1,223

Total Dell Services revenue	$2,842	(5)%	$2,982	1%	$2,958

Operating Income (Loss):
Dell Services operating income (loss)	$152	23%	$124	395%	$(42)

% of segment revenue	5.3%		4.2%		(1.4)%

Fiscal 2016 compared to Fiscal 2015

Net Revenue—During Fiscal 2016, Dell Services experienced a 5% decrease in net revenue. The decrease was attributable to a decline in revenue across all Dell Services categories driven by revenue runoff from several large contracts in advance of the benefits to be recognized from new contract signings. At a regional level, Dell Services revenue is mostly generated in the Americas, primarily in the United States. Dell Services revenue generated in the Americas decreased 3% during Fiscal 2016.

Operating Income—For Fiscal 2016, operating income as a percentage of revenue attributable to Dell Services increased 110 basis points to 5.3%. This increase was driven by improved gross margin percentages, primarily attributable to our infrastructure and cloud offerings, as we continued to optimize our cost structure and automate our delivery process. This increase in gross margin percentages was partially offset by an increase in our operating expense percentage primarily due to an increase in outside services fees.

Services Backlog—Services backlog decreased 10% to $7.2 billion as of January 29, 2016, compared to $8.0 billion as of January 30, 2015. Our focus continues to be on building a sustainable pipeline and improving our cost structure to enable our growth in the market. Estimated services backlog is primarily related to our outsourcing services business. The majority of services backlog represents signed contracts that are initially $2 million or more in total expected revenue with an initial contract term of at least 18 months. We provide information regarding services backlog because we believe it provides useful trend information regarding changes in the size of our services business over time. The terms of the signed services contracts included in our calculation of services backlog are subject to change and are affected by terminations, changes in the scope of services, and changes to other factors that could impact the value of the contract. For these and other reasons, it is not reasonably practicable to estimate the portions of these backlog amounts that will ultimately be recognized as revenue when performance on the contracts is completed.

Fiscal 2015 compared to Pro Forma Fiscal 2014

Net Revenue—During Fiscal 2015, Dell Services experienced a 1% increase in net revenue. Revenue from applications and business process services increased 2% during Fiscal 2015, due to an increase in revenue from applications services. Revenue from infrastructure and cloud services was effectively unchanged during that period.

Operating Income—During Fiscal 2015, operating income percentage increased 560 basis points to 4.2%. Overall, this increase was attributable to an increase in our gross margin percentage, driven by infrastructure and cloud services, coupled with a decline in our operating expense percentage.

Services Backlog—Services backlog decreased 4% to $8.0 billion as of January 30, 2015, compared to $8.3 billion as of January 31, 2014. At a regional level, Dell Services revenue is comprised primarily of the U.S. market, and U.S. revenue remained largely unchanged during Fiscal 2015.

Accounts Receivable

We sell products and services directly to customers and through a variety of sales channels, including retail distribution. As of January 29, 2016, our accounts receivable, net, was $5.5 billion, compared to $6.1 billion as of January 30, 2015. This decrease was primarily driven by a decrease in revenue over the period and improved collections performance. We maintain an allowance for doubtful accounts to cover receivables that may be deemed uncollectible. The allowance for losses is based on a provision for accounts that are collectively evaluated based on historical bad debt experience as well as specific identifiable customer accounts that are deemed at risk. As of January 29, 2016 and January 30, 2015, the allowance for doubtful accounts was $57 million and $60 million, respectively. Based on our assessment, we believe that we are adequately reserved for expected credit losses. We monitor the aging of our accounts receivable and continue to take actions to reduce our exposure to credit losses.

Dell Financial Services and Financing Receivables

Dell Financial Services, referred to as DFS, offers a wide range of financial services, including originating, collecting, and servicing customer receivables primarily related to the purchase of Dell products. In some cases, we originate financing activities for our commercial customers related to the purchase of third-party technology products that complement our portfolio of products and services. New financing originations, which represent the amounts of financing provided by DFS to customers for equipment and related software and services, including third-party originations, were $3.7 billion for both Fiscal 2016 and Fiscal 2015 and $3.3 billion for pro forma Fiscal 2014. As of January 29, 2016 and January 30, 2015, our financing receivables, net were $5.1 billion and $5.0 billion, respectively.

During pro forma Fiscal 2014, prior to the going-private transaction, we completed our acquisition of CIT Vendor Finance’s Dell-related financing assets portfolio and sales and servicing functions in Europe which has enabled global expansion of our direct finance model. In connection with this transaction we obtained a bank license from The Central Bank of Ireland to facilitate our ongoing offerings of financial services in Europe.

We have securitization programs to fund revolving loans and fixed-term leases and loans through consolidated special purpose entities, referred to as SPEs, which we account for as secured borrowings. We transfer certain U.S. customer financing receivables to these SPEs, whose purpose is to facilitate the funding of customer receivables through financing arrangements with multi-seller conduits that issue asset-backed debt securities in the capital markets and to private investors. During Fiscal 2016, Fiscal 2015, and pro forma Fiscal 2014, we transferred $3.2 billion, $2.7 billion and $5.4 billion to these SPEs, respectively. The significant amount of receivables securitized through SPEs during pro forma Fiscal 2014 reflect our entry into new securitization programs as a result of the going-private transaction. Our risk of loss related to these securitized receivables is limited to the amount of our over-collateralization in the transferred pool of receivables. The structured financing debt related to all of our securitization programs included as secured borrowing was $2.8 billion and $2.3 billion, as of January 29, 2016 and January 30, 2015, respectively. In addition, the carrying amount of the corresponding financing receivables was $3.3 billion and $3.0 billion, as of January 29, 2016 and January 30, 2015, respectively.

We maintain an allowance to cover expected financing receivable credit losses and evaluate credit loss expectations based on our total portfolio. For Fiscal 2016, Fiscal 2015 and pro forma Fiscal 2014, the principal charge-off rate for our total portfolio was 2.5%, 2.9% and 3.7%, respectively. The credit quality mix of our financing receivables has improved in recent years due to our underwriting actions and as the mix of high quality commercial accounts in our portfolio has increased. The allowance for losses is determined based on various factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. At January 29, 2016 and January 30, 2015, the allowance for financing receivable losses was $176 million and $194 million, respectively. In general, the loss rates on our financing receivables have improved over the periods presented. We expect the loss rates in future periods to stabilize, with movements in these rates being primarily driven by seasonality and a continued shift in portfolio composition to lower risk commercial assets. We continue to monitor broader economic indicators and their potential impact on future loss performance. We have an extensive process to manage our exposure to customer credit risk, including active management of credit lines and our collection activities. We also sell selected fixed-term financing receivables to unrelated third parties on a periodic basis, primarily to manage certain concentrations of customer credit exposure. Based on our assessment of the customer financing receivables, we believe that we are adequately reserved.

See Note 5 of the Notes to the Audited Consolidated Financial Statements of Denali for additional information about our financing receivables and the associated allowance.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

LIQUIDITY, CAPITAL COMMITMENTS, AND CONTRACTUAL CASH OBLIGATIONS

Market Conditions

We regularly monitor economic conditions and associated impacts on the financial markets and our business. We consistently evaluate the financial health of our supplier base, carefully manage customer credit, diversify counterparty risk, and monitor the concentration risk of our cash and cash equivalents balances globally. We routinely monitor our financial exposure to borrowers and counterparties.

We monitor credit risk associated with our financial counterparties using various market credit risk indicators such as credit ratings issued by nationally recognized rating agencies and changes in market credit default swap levels. We perform periodic evaluations of our positions with these counterparties and may limit exposure to any one counterparty in accordance with our policies. We monitor and manage these activities depending on current and expected market developments.

We use derivative instruments to hedge certain foreign currency exposures. We use forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted transactions denominated in currencies other than the U.S. dollar. In addition, we primarily use forward contracts and may use purchased options to hedge monetary assets and liabilities denominated in a foreign currency. See Note 7 of the Notes to the Audited Consolidated Financial Statements of Denali for more information about our use of derivative instruments.

See “Risk Factors” for further discussion of risks associated with our use of counterparties. The impact on our Consolidated Financial Statements of any credit adjustments related to these counterparties has been immaterial.

Liquidity

To support our ongoing business operations, we rely on operating cash flows as our primary source of liquidity. We monitor the efficiency of our balance sheet to ensure that we have adequate liquidity to support our strategic initiatives. In addition to internally generated cash, we have access to other capital sources, including the ABL Credit Facility, to finance our strategic initiatives and fund growth in our financing operations. As of January 29, 2016 we had $6.6 billion of total cash and cash equivalents, substantially all of which was held outside of the U.S. Our strategy is to deploy capital from any potential source, whether internally generated cash or debt, depending on the adequacy and availability of that source of capital and whether it can be accessed in a cost effective manner.

A significant portion of our income is earned in non-U.S. jurisdictions. Under current law, earnings available to be repatriated to the U.S. would be subject to U.S. federal income tax, less applicable foreign tax credits. We have provided for the U.S. federal tax liability on these amounts for financial statement purposes, except for foreign earnings that are considered permanently reinvested outside of the U.S. We utilize a variety of tax planning and financing strategies with the objective of having our worldwide cash available in the locations where it is needed.

The following table summarizes our cash and cash equivalents as well as our available borrowings as of January 29, 2016 and January 30, 2015:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Cash and cash equivalents, and available borrowings:
Cash and cash equivalents	$6,576	$5,398
Remaining available borrowings under the asset-backed credit line (“ABL Credit Facility”)	1,676	1,716

Total cash, cash equivalents, and available borrowings	$8,252	$7,114

The maximum aggregate borrowings under the ABL Credit Facility are approximately $2.0 billion. Borrowings under the ABL Credit Facility are subject to a borrowing base, which consists of certain receivables and inventory. Available borrowings under the ABL Credit Facility are reduced by draws on the facility as well as outstanding letters of credit. As of January 29, 2016, there were no draws on the facility and, after taking into account outstanding letters of credit, our available capacity totaled $1.7 billion.

To finance the going-private transaction, we issued $13.9 billion in debt, which included borrowings under the Term Loan Facilities and the ABL Credit Facility, proceeds from the sale of Senior First Lien Notes and other notes, and borrowings under structured financing debt programs. See Note 1 and Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction and our outstanding borrowings.

The following table summarizes our outstanding debt as of January 29, 2016 and January 30, 2015:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Outstanding Debt:
Term loan facilities and Senior First Lien Notes	$7,623	$8,071
Unsecured notes and debentures	2,853	3,553
Structured financing debt	3,411	2,690
Borrowings under the ABL credit facility	—	—
Other	93	73

Total debt, principal amount	13,980	14,387
Carrying value adjustments	(221)	(232)

Total debt, carrying value	$13,759	$14,155

During Fiscal 2016, we repaid $1.1 billion of debt, which primarily consisted of $0.7 billion in Unsecured Notes and Debentures, and $0.4 billion in Term Loan Facilities. In addition, during Fiscal 2016, we issued $0.7 billion, net, in additional structured financing debt.

Our requirements for cash to pay principal and interest have increased significantly due to the incremental borrowings we incurred to finance the going-private transaction. We may, from time to time, at our sole discretion, purchase, redeem, prepay, refinance, or otherwise retire our outstanding indebtedness under the terms of such indebtedness, in open market or negotiated transactions with the holders of such indebtedness, or otherwise. On June 10, 2015, we refinanced and amended the Term Loan facilities to reduce interest rate floors and margins and to modify certain covenant requirements. The refinancing increased the outstanding Term Loan

Euro Facility from €0.6 billion to €0.8 billion, offset by a decrease in the Term Loan B Facility from $4.6 billion to $4.4 billion. The interest rate for both the Term Loan B Facility and Euro Facility was reduced to 4%.

We balance the use of our securitization programs with working capital and other sources of liquidity to fund growth in our global financial services business. Of the $14.0 billion in outstanding principal debt as of January 29, 2016, $4.5 billion, which includes $3.4 billion in structured financing debt, is used to fund this business.

We believe that our current cash and cash equivalents, along with cash that will be provided by future operations, and borrowings expected to be available under the ABL Credit Facility, will be sufficient to fund our operations, capital expenditures, debt service requirements, shares subject to the appraisal proceedings, and any tax audit settlements described in Note 11 and Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali, respectively, over at least the next twelve months.

The following table contains a summary of our Consolidated Statements of Cash Flows for the respective periods:

	Successor (a)			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Net change in cash from:
Operating activities	$2,162	$2,551	$1,082	$1,604
Investing activities	(321)	(355)	(8,553)	1,564
Financing activities	(496)	(3,094)	13,960	(4,630)
Effect of exchange rate changes on cash and cash equivalents	(167)	(153)	(40)	(67)

Change in cash and cash equivalents	$1,178	$(1,051)	$6,449	$(1,529)

Cash and cash equivalents at beginning of period	$5,398	$6,449	$—	$12,569

Cash and cash equivalents at end of the period	$6,576	$5,398	$6,449	$11,040

(a)	In accordance with authoritative guidance for business combinations, we have reflected the acquisition of Dell by Denali Holding as a cash outflow, net of cash acquired, in cash used in investing activities in the successor period ending January 31, 2014. See Note 1 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction.

Operating Activities—Cash provided by operating activities was $2.2 billion and $2.6 billion for Fiscal 2016 and Fiscal 2015, respectively. The decline in operating cash flows was due to a decline in profitability and lower working capital benefits in the current period. Despite this decline, our operating cash flow performance has remained strong over the periods presented.

Cash provided by operating activities was $2.6 billion for Fiscal 2015, $1.1 billion for the successor period ended January 31, 2014, and $1.6 billion for the predecessor period ended October 28, 2013. Our strong operating cash flows over these periods was due to balanced working capital management and sustained profitability.

Cash provided by operating activities was $1.1 billion for the successor period ended January 31, 2014 and $1.6 billion for the predecessor period ended October 28, 2013, respectively. The decrease in the successor period ended January 31, 2014 was attributable to a decrease in net income, the effect of which was largely offset by favorable changes in working capital.

Investing Activities—Investing activities primarily consist of capital expenditures for property, plant, and equipment, collections on purchased financing receivables, and proceeds from sale of facilities, land and other assets. Cash used in investing activities was $321 million and $355 million during Fiscal 2016 and Fiscal 2015, respectively. In Fiscal 2015, investing activities also included $73 million used to fund acquisitions.

For the successor period ended January 31, 2014, cash used in investing activities was primarily comprised of the net cash used to fund the acquisition of Dell by Denali. The cash consideration at the close of the going-private transaction was $19.7 billion, which is presented net of $11.0 billion in acquired cash in the Consolidated Statements of Cash Flow. See Note 1 and Note 3 of the Notes to the Audited Consolidated Financial Statements of Denali for more information on the going-private transaction.

For the predecessor period ended October 28, 2013 cash provided by investing activities was $1.6 billion and was primarily driven by the liquidation of our investment portfolio in connection with the going-private transaction.

Financing Activities—Financing activities primarily consist of the proceeds and repayments of debt. During Fiscal 2016, cash used in financing activities was $0.5 billion, as we issued $0.7 billion, net, in additional structured financing debt, repaid $0.7 billion in maturing Unsecured Notes and Debentures, and repaid $0.5 billion, net, in Term Loan Facilities and related foreign currency derivative settlements. In comparison, during Fiscal 2015, cash used in financing activities primarily comprised of repayments of debt of $2.0 billion principal amount of the Microsoft Note issued in the going-private transaction and $0.8 billion in borrowings outstanding under the ABL Credit Facility.

For the successor period ended January 31, 2014, in connection with the going-private transaction, we retired $1.3 billion in structured financing debt and paid $0.9 billion into escrow in order to retire our near term maturity notes. To finance the transaction, we issued $13.9 billion in new debt and received cash equity proceeds of $4.1 billion. Issuance costs for these borrowings totaled $0.3 billion.

For the predecessor period ended October 28, 2013, cash used in financing activities was $4.6 billion and was primarily attributable to repayment of debt.

See Note 5 of the Notes to the Audited Consolidated Financial Statements of Denali for more information about our securitization programs, and Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali for more information about our debt.

Key Performance Metrics—

The following table presents the components of our cash conversion cycle for the periods presented:

	Successor
	Fiscal Quarter Ended
	January 29, 2016	January 30, 2015	January 31, 2014
Days of sales outstanding (a)	40	43	43
Days of supply in inventory (b)	14	13	14
Days in accounts payable (c)	(106)	(103)	(96)

Cash conversion cycle (d)	(52)	(47)	(39)

(a)

Days of sales outstanding, referred to as DSO, calculates the average collection period of our receivables. DSO is based on the ending net trade receivables and the most recent quarterly non-GAAP net revenue for each period. DSO also includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in other current assets. DSO is calculated by adding accounts receivable, net of allowance for doubtful accounts, and customer shipments in transit and dividing that sum by average non-GAAP net revenue per day for the current quarter (90 days for all fiscal quarters presented herein). At January 29, 2016, DSO and days of customer shipments not yet recognized were 36 and 4 days. At January 30, 2015 and January 31, 2014, DSO and days of customer shipments not yet recognized were 38 and 5 days, and 39 and 4 days, respectively.
(b)	Days of supply in inventory, referred to as DSI, measures the average number of days from procurement to sale of our products. DSI is based on ending inventory and most recent quarterly non-GAAP cost of goods sold for each period. DSI is calculated by dividing ending inventory by average non-GAAP cost of goods sold per day for the current quarter (90 days for all fiscal quarters presented herein).
(c)	Days in accounts payable, referred to as DPO, calculates the average number of days our payables remain outstanding before payment. DPO is based on ending accounts payable and most recent quarterly non-GAAP cost of goods sold for each period. DPO is calculated by dividing accounts payable by average non-GAAP cost of goods sold per day for the current quarter (90 days for all fiscal quarters presented herein).
(d)	We calculate our cash conversion cycle using non-GAAP net revenue and non-GAAP cost of goods sold because we believe that excluding certain items from the GAAP results, including the large non-cash purchase accounting adjustments following the going-private transaction, facilitates management’s understanding of this key performance metric. The table below provides a reconciliation of GAAP net revenue and GAAP cost of goods sold to non-GAAP net revenue and non-GAAP cost of goods sold used in calculating the DSO, DSI and DPO metrics:

	Successor
	Fiscal Quarter Ended
	January 29, 2016	January 30, 2015	January 31, 2014
	(in millions)
GAAP net revenue	$13,682	$14,261	$14,075
Non-GAAP adjustments:
Impact of purchase accounting	100	192	424

Non-GAAP net revenue	$13,782	$14,453	$14,499

GAAP cost of goods sold	$11,062	$11,905	$12,475
Non-GAAP adjustments:
Impact of purchase accounting	(3)	(4)	(535)
Amortization of intangibles	(120)	(121)	(114)
Other corporate expenses	(3)	(5)	(70)

Non-GAAP cost of goods sold	$10,936	$11,775	$11,756

Our cash conversion cycle for the fiscal quarter ended January 29, 2016 improved five days when compared to the fiscal quarter ended January 30, 2015, driven by a three day improvement in both DPO and DSO. The increase in DPO was primarily due to the timing of supplier purchases and payments. The decrease in DSO was primarily driven by improved collections performance. We believe our business model allows us to maintain an efficient cash conversion cycle, which compares favorably with that of others in our industry.

Our cash conversion cycle for the fiscal quarter ended January 30, 2015 improved eight days when compared to the fiscal quarter ended January 31, 2014, driven by a seven day improvement in DPO. The improvement in DPO was primarily attributable to favorable changes in our payment terms for certain suppliers. For the fiscal quarter ended January 30, 2015, DSO and DSI were effectively unchanged when compared to the fiscal quarter ended January 31, 2014.

Capital Commitments

Capital Expenditures—During Fiscal 2016 and Fiscal 2015, we spent $482 million and $478 million, respectively, on property, plant, and equipment. These expenditures were primarily incurred in connection with our global expansion efforts and infrastructure investments made to support future growth. Product demand, product mix, and the increased use of contract manufacturers, as well as ongoing investments in operating and information technology infrastructure, influence the level and prioritization of our capital expenditures. Aggregate capital expenditures for Fiscal 2017, which will be primarily related to infrastructure investments and strategic initiatives, are currently expected to total approximately $0.5 billion.

Contractual Cash Obligations

The following table summarizes our contractual cash obligations as of January 29, 2016:

	Total	Payments Due by Period
		Fiscal 2017	Fiscal 2018-2019	Fiscal 2020-2021	Thereafter
	(in millions)
Contractual cash obligations:
Principal payments on borrowings	$13,980	$2,984	$2,545	$7,072	$1,379
Operating leases	436	126	177	101	32
Purchase obligations	2,487	2,346	140	1	—
Interest	2,904	516	897	590	901
Uncertain tax positions (a)	—	—	—	—	—

Contractual cash obligations	$19,807	$5,972	$3,759	$7,764	$2,312

(a)	We have approximately $3.1 billion in additional liabilities associated with uncertain tax positions as of January 29, 2016. Although the timing of resolution and closure of audits is uncertain, we believe it is reasonably possible that tax audit resolutions could result in reductions to the liability of between $300 million and $750 million within the next 12 months. We are unable to estimate the expected payment dates for the remaining portion. See Note 12 of the Notes to the Audited Consolidated Financial Statements of Denali for further discussion regarding tax matters, including the status of income tax audits.

Principal Payments on Borrowings—Our expected principal cash payments on borrowings are exclusive of discounts and premiums. We have outstanding long-term notes with varying maturities. As of January 29, 2016, the future principal payments related to structured financing debt were expected to be $2.1 billion in Fiscal 2017 and $1.3 billion in Fiscal 2018-2019. For additional information, see Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali.

Operating Leases—We lease property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate us to pay taxes, maintenance, and repair costs.

Purchase Obligations—Purchase obligations are defined as contractual obligations to purchase goods or services that are enforceable and legally binding on us. These obligations specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include contracts that may be canceled without penalty.

We utilize several suppliers to manufacture sub-assemblies for our products. Our efficient supply chain management allows us to enter into flexible and mutually beneficial purchase arrangements with our suppliers in order to minimize inventory risk. Consistent with industry practice, we acquire raw materials or other goods and services, including product components, by issuing to suppliers authorizations to purchase based on our projected demand and manufacturing needs. These purchase orders are typically fulfilled within 30 days and are entered into during the ordinary course of business in order to establish best pricing and continuity of supply for our production. Purchase orders are not included in the table above as they typically represent our authorization to purchase rather than binding purchase obligations.

Interest—See Note 6 of the Notes to the Audited Consolidated Financial Statements of Denali for further discussion of our debt and related interest expense.

CRITICAL ACCOUNTING POLICIES

We prepare our financial statements in conformity with GAAP. The preparation of financial statements in accordance with GAAP requires certain estimates, assumptions, and judgments to be made that may affect our Consolidated Statements of Financial Position and Consolidated Statements of Income. Accounting policies that have a significant impact on our Consolidated Financial Statements are described in Note 2 of the Notes to the Audited Consolidated Financial Statements of Denali. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical. We consider an accounting policy to be critical if the nature of the estimate or assumption is subject to a material level of judgment and if changes in those estimates or assumptions are reasonably likely to materially impact our Consolidated Financial Statements. We have discussed the development, selection, and disclosure of our critical accounting policies with the Audit Committee of our Board of Directors.

Revenue Recognition and Related Allowances—We enter into contracts to sell our products and services, and frequently enter into sales arrangements with customers that contain multiple elements or deliverables, such as hardware, services, software, and peripherals. We use general revenue recognition accounting guidance for hardware, software bundled with hardware that is essential to the functionality of the hardware, peripherals, and certain services. We recognize revenue for these products when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; our fee is fixed and determinable; and collection of the resulting receivable is reasonably assured. Judgments and estimates are necessary to ensure compliance with GAAP. These judgments include the allocation of the proceeds received from an arrangement to the multiple elements, and the appropriate timing of revenue recognition.

Revenue from sales of third-party software and extended warranties for third-party products, for which we do not meet the criteria for gross revenue recognition, is recognized on a net basis. All other revenue is recognized on a gross basis.

Services revenue and cost of services revenue captions in our Consolidated Statements of Income include services revenue, third-party software revenue, and support services related to Dell-owned software offerings.

Most of our products and services qualify as separate units of accounting. We allocate revenue to all deliverables based on their relative selling prices. GAAP requires the following hierarchy to be used to determine the selling price for allocating revenue to deliverables; (1) vendor-specific objective evidence, referred to as VSOE; (2) third-party evidence of selling price, referred to as TPE; or (3) best estimate of the selling price, referred to as ESP. In instances where we cannot establish VSOE, we establish TPE by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers.

We record reductions to revenue for estimated customer sales returns, rebates, and certain other customer incentive programs. These reductions to revenue are made based upon reasonable and reliable estimates that are determined by historical experience, contractual terms, and current conditions. The primary factors affecting our accrual for estimated customer returns include estimated return rates as well as the number of units shipped that have a right of return that has not expired as of the balance sheet date. If returns cannot be reliably estimated, revenue is not recognized until a reliable estimate can be made or the return right lapses. Each quarter, we reevaluate our estimates to assess the adequacy of our recorded accruals and allowance for doubtful accounts, and adjust the amounts as necessary.

We sell our products directly to customers as well as through other distribution channels, including retailers, distributors, and resellers. Sales through our distribution channels are primarily made under agreements allowing for limited rights of return, price protection, rebates, and marketing development funds. We have generally limited return rights through contractual caps or we have an established selling history for these arrangements. Therefore, there is sufficient data to establish reasonable and reliable estimates of returns for the majority of these sales. To the extent price protection or return rights are not limited and a reliable estimate cannot be made, all of the revenue and related cost are deferred until the product has been sold to the end-user or the rights expire. We record estimated reductions to revenue or an expense for distribution channel programs at the later of the offer or the time revenue is recognized.

We recognize revenue in accordance with industry-specific software accounting guidance for all software and post-contract support, referred to as PCS, that are not essential to the functionality of the hardware. Accounting for software that is essential to the functionality of the hardware is accounted for as specified above. We have not established VSOE for third-party software offerings. For the majority of Dell-owned software offerings, we have established VSOE to support a separation of the software license and PCS elements. VSOE of the PCS element is determined by reference to the prices customers pay for support when it is sold separately. In instances where VSOE is established, we recognize revenue from the sale of software licenses at the time of initial sale, assuming all of the above criteria have been met, and revenue from the PCS element over the maintenance period. When we have not established VSOE to support a separation of the software license and PCS elements, the revenue and related costs are generally recognized over the term of the agreement.

We offer extended warranty and service contracts to customers that extend and/or enhance the technical support, parts, and labor coverage offered as part of the base warranty included with the product. Revenue from extended warranty and service contracts, for which we are obligated to perform, is recorded as deferred revenue and subsequently recognized on a straight-line basis over the term of the contract or ratably as services are completed.

Business Combinations and Intangible Assets Including Goodwill—We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our consolidated financial results will be adjusted retroactively. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

The results of operations of acquired businesses are included in our Consolidated Financial Statements from the acquisition date.

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. To determine whether goodwill is impaired, we first assess certain qualitative factors. Based on this assessment, if it is determined more likely than not that the fair value of a reporting unit is less than its carrying amount, we perform the quantitative analysis of the goodwill impairment test. We determine the fair values of each of our reportable business units using a discounted cash flow methodology and then compare the fair values to the carrying values of each reportable business unit.

Standard Warranty Liabilities—We record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the limited warranty. The liability for standard warranties is included in accrued and other current and other non-current liabilities on the Consolidated Statements of Financial Position. The specific warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include technical support, parts, and labor over a period ranging from one to three years. Factors that affect our warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy our warranty obligation. The anticipated rate of warranty claims is the primary factor impacting our estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 16 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are reasonably predictable based on historical experience of failure rates. If actual results differ from our estimates, we revise our estimated warranty liability to reflect such changes. Each quarter, we reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Income Taxes—We are subject to income tax in the U.S. and numerous foreign jurisdictions. Significant judgments are required in determining the consolidated provision for income taxes. We calculate a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. We provide related valuation allowances for deferred tax assets, where appropriate. Significant judgment is required in determining any valuation allowance against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event we determine all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

Significant judgment is also required in evaluating our uncertain tax positions. While we believe our tax return positions are sustainable, we recognize tax benefits from uncertain tax positions in the financial statements only when it is more likely than not that the positions will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority’s administrative practices and precedents. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties. We believe we have provided adequate reserves for all uncertain tax positions.

Loss Contingencies—We are subject to the possibility of various losses arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required. Third parties have in the past asserted, and may in the future assert, claims or initiate litigation related to exclusive patent, copyright, and other intellectual property rights to technologies and related standards that are relevant to us. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

Inventories—We state our inventory at the lower of cost or market. We record a write-down for inventories of components and products, including third-party products held for resale, which have become obsolete or are in excess of anticipated demand or net realizable value. We perform a detailed review of inventory each fiscal quarter that considers multiple factors, including demand forecasts, product life cycle status, product development plans, current sales levels, and component cost trends. The industries in which we compete are subject to demand changes. If future demand or market conditions for our products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, we may be required to record additional write-downs, which would adversely affect our gross margin.

Recently Issued Accounting Pronouncements

See Note 2 of the Notes to the Audited Consolidated Financial Statements of Denali for a summary of recently issued accounting pronouncements that are applicable to our Consolidated Financial Statements.

UNAUDITED QUARTERLY RESULTS

The following tables present selected unaudited consolidated statements of income (loss) for each quarter of Fiscal 2016 and Fiscal 2015:

	Fiscal Year 2016
	Successor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share data)
Net revenue	$13,538	$13,999	$13,667	$13,682
Gross margin	$2,237	$2,468	$2,507	$2,620
Net income (loss)	$(504)	$(265)	$(180)	$(155)
Earnings (loss) per share:
Basic	$(1.24)	$(0.65)	$(0.44)	$(0.38)
Diluted	$(1.24)	$(0.65)	$(0.44)	$(0.38)
Weighted-average shares outstanding:
Basic	405	405	405	405
Diluted	405	405	405	405

	Fiscal Year 2015
	Successor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per share data)
Net revenue	$14,669	$14,825	$14,364	$14,261
Gross margin	$2,557	$2,763	$2,532	$2,356
Net income (loss)	$(436)	$(178)	$(261)	$(346)
Earnings (loss) per share:
Basic	$(1.08)	$(0.44)	$(0.64)	$(0.85)
Diluted	$(1.08)	$(0.44)	$(0.64)	$(0.85)
Weighted-average shares outstanding:
Basic	404	405	405	405
Diluted	404	405	405	405

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Denali is exposed to a variety of risks, including foreign currency exchange rate fluctuations and changes in the market value of investments. In the normal course of business, Denali employs established policies and procedures to manage these risks.

Foreign Currency Risk

During Fiscal 2016, the principal foreign currencies in which Denali transacted business were the Euro, Chinese Renminbi, Japanese Yen, British Pound, Canadian Dollar and Australian Dollar. Denali’s objective in managing its exposures to foreign currency exchange rate fluctuations is to reduce the impact of adverse fluctuations associated with foreign currency exchange rate changes on earnings and cash flows. Accordingly, Denali utilizes foreign currency option contracts and forward contracts to hedge its exposure on forecasted transactions and firm commitments for certain currencies. Denali monitors its foreign currency exchange exposures to ensure the overall effectiveness of its foreign currency hedge positions. However, there can be no assurance that Denali’s foreign currency hedging activities will continue to substantially offset the impact of fluctuations in currency exchange rates on the results of operations and financial position in the future.

Based on Denali’s foreign currency hedge instruments outstanding, which include designated and non-designated instruments, as of January 29, 2016, there was a maximum potential one-day loss at a 95% confidence level in fair value of approximately $18 million using a Value-at-Risk, referred to as VAR, model. By using market implied rates and incorporating volatility and correlation among the currencies of a portfolio, the VAR model simulates 10,000 randomly generated market prices and calculates the difference between the fifth percentile and the average as the Value-at-Risk. The VAR model is a risk estimation tool and is not intended to represent actual losses in fair value that will be incurred. Additionally, as Denali utilizes foreign currency instruments for hedging forecasted and firmly committed transactions, a loss in fair value for those instruments is generally offset by increases in the value of the underlying exposure.

Interest Rate Risk

Denali is exposed to interest rate risk related to its debt and investment portfolios and financing receivables. Denali mitigates the risk related to its structured financing debt through the use of interest rate swaps to hedge the variability in cash flows related to the interest rate payments on such debt. Based on Denali’s variable rate debt portfolio outstanding as of January 29, 2016, a 100 basis point increase in interest rates would result in an increase of approximately $51 million in annual interest expense.

Denali mitigates the risks related to its investment portfolio by investing primarily in high quality credit securities, limiting the amount that can be invested in any single issuer and investing in short-to-intermediate-term investments. Due to the nature of Denali’s investment portfolio as of January 29, 2016, a 100 basis point increase or decrease in interest rates would not have a material impact on the fair value of this portfolio.

MANAGEMENT OF DENALI AFTER THE MERGER

Board of Directors

Denali’s business and affairs will be managed under the direction of the Denali board of directors. Pursuant to the Denali certificate, as described under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Board of Directors—Number, Election and Removal of Directors and Filling Vacancies,” and the Denali stockholders agreement, as described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement,” the Denali board of directors will consist of three classes, the Group I directors, referred to as the Group I Directors, the Group II directors, referred to as the Group II Directors, and the Group III directors, referred to as the Group III Directors. Following completion of the merger and prior to an initial public offering of DHI Group common stock, Denali’s stockholders will be entitled to elect, remove and fill vacancies in respect of members of the Denali board of directors as follows:

•	Group I Directors. The Group I Directors will initially number three. The holders of Denali common stock (other than the holders of Class D Common Stock) voting together as a single class, will be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors can be increased (to no more than seven) or decreased (to no less than three) by action of the Denali board of directors that includes the affirmative vote of (1) a majority of the Denali board of directors, (2) a majority of the Group II Directors and (3) a majority of the Group III Directors. Any newly created directorship on the Denali board of directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office; provided that a quorum is present, and any other vacancy occurring on the Denali board of directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Denali common stock (other than the Class D Common Stock), voting together as a single class, will be entitled to remove any Group I Director with or without cause at any time. In the event that the Denali board of directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven, the number of Group I Directors will automatically be increased to such number as is necessary to ensure that the voting power of the Denali board of directors is equal to an aggregate of seven votes (assuming, for each such calculation, full attendance by each director). The number of votes the Group I Directors, the Group II Directors and the Group III Directors are respectively entitled to is described below.

•	Group II Directors. The Group II Directors will initially number one. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock will have the right, voting separately as a class, to elect up to three Group II Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock described in this paragraph will immediately terminate and no right to elect Group II Directors will thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class A Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group II Directors, such vacancy will only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a class. The holders of Class A Common Stock, voting separately as a class, will be entitled to remove any Group II Director with or without cause at any time.

•	Group III Directors. The Group III Directors will initially number two. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC

Shareholders—Definitions”) has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock will have the right, voting separately as a class, to elect up to three Group III Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock described in this paragraph will immediately terminate and no right to elect Group III Directors will thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class B Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group III Directors, such vacancy or newly created directorship will only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a class. The holders of Class B Common Stock, voting separately as a class, will be entitled to remove any Group III Director with or without cause at any time.

Elections of the members of the Denali board of directors will be held annually at the annual meeting of Denali stockholders and each director will be elected for a term commencing on the date of that director’s election and ending on the earlier of (1) the date that director’s successor is elected and qualified, (2) the date of that director’s death, resignation, disqualification or removal, (3) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class A Common Stock and (4) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock.

In addition, pursuant to the Denali certificate and the Denali stockholders agreement, the Group I Directors, the Group II Directors and the Group III Directors will be entitled to the following number of votes while serving on the Denali board of directors:

•	each Group I Director will be entitled to cast one vote;

•	each Group II Director will be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (1) the Aggregate Group II Director Votes (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”), which will initially equal seven (7), by (2) the number of Group II Directors then in office; and

•	each Group III Director will be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (1) the Aggregate Group III Director Votes (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”), which will initially equal three (3), by (2) the number of Group III Directors then in office.

Michael S. Dell will be the sole Group II Director immediately following completion of the merger and Mr. Dell will therefore possess enough votes as a director to pass any matter submitted to a vote of the Denali board of directors other than those matters that also require the approval of the Capital Stock Committee or the audit committee. Egon Durban and Simon Patterson are expected to be the sole Group III Directors following the completion of the merger.

Pursuant to the Denali stockholders agreement, the MD stockholders and the SLP stockholders will agree to vote their shares in favor of the Group I Director nominees they jointly designate.

The composition of the Denali board of directors will be governed pursuant to the terms of the Denali certificate and the Denali stockholders agreement, pursuant to which the board of directors immediately following completion of the merger is expected to consist of Mr. Dell as the sole initial Group II Director and Messrs. Durban and Patterson as the initial Group III Directors. Denali expects to determine the initial Group I Directors prior to the completion of the merger. Each of the Group I Directors is expected to qualify as independent under the current listing standards of the NYSE and SEC rules and regulations.

The following table summarizes certain features relating to the election, number and voting power of members of the Denali board of directors:

Denali Director Group	Stockholders Entitled to Vote in Election of Such Director Group			Initial Number of Directors Constituting Such Director Group	Total Number of Votes Initially Entitled to be Cast by Director Group	Initial Percentage of Board Votes by Director Group
	Series	% of Total Votes Expected to Be Cast in Director Election
Group I	Class A Class B Class C Class V	73 23 * 4	% % %	Three	Three (one per Group I director)	23%

Group II	Class A	100%		One (Mr. Dell)	Seven (regardless of the number of Group II directors)	54%

Group III	Class B	100%		Two (Messrs. Durban and Patterson)	Three (regardless of the number of Group III directors)	23%

*	Less than 1%.

Director Independence

Because Denali will be a “controlled company” under the rules of the NYSE, Denali is not required to have a majority of the Denali board of directors consist of “independent directors,” as defined under the rules of the NYSE, nor is the Denali board of directors required to include a compensation committee or a nominating and corporate governance committee. Denali does not expect that a majority of its directors following completion of the merger will be independent directors. If such rules change in the future or Denali no longer satisfies the requirements necessary to be a controlled company under applicable NYSE rules, Denali will change the composition of its board of directors and its committees accordingly in order to comply with such rules.

Committees of the Board of Directors

Upon completion of the merger, the Denali board of directors will establish an executive committee, an audit committee and a capital stock committee composed of the directors set forth below. Pursuant to the Denali stockholders agreement, until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, each committee of the Denali board of directors other than the audit committee and the capital stock committee will include at least one Group II Director and, until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, each committee of the Denali board of directors other than the audit committee and the capital stock committee will include at least one Group III Director. Each committee of the Denali board of directors will further include such additional members as determined by the Denali board of directors.

The composition and responsibilities of each of the committees of the Denali board of directors is further described below. Members will serve on these committees until their resignation or, subject to the membership requirements described above, until otherwise determined by the Denali board of directors.

Audit Committee

The audit committee of the Denali board of directors is expected to initially consist of the directors to be appointed as Group I Directors prior to the completion of the merger. Under the rules of the NYSE, the membership of the audit committee will be required to consist entirely of independent directors, subject to applicable phase-in periods. Pursuant to the shareholders agreements, the membership of the audit committee will be required to consist entirely of the Group I Directors, each of whom are required to be independent under the current listing standards of the NYSE and SEC rules and regulations (as determined by the Denali board of directors). Each member of the audit committee of the Denali board of directors will meet the financial literacy requirements of the listing standard of the NYSE and one member of the audit committee will be a financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The audit committee of the Denali board of directors will, among other things:

•	elect a qualified firm to serve as the independent registered public accounting firm to audit Denali’s financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, Denali’s interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	review Denali’s policies on risk assessment and risk management;

•	review related party transactions;

•	obtain and review a report by the independent registered public accounting firm at least annually, that describes Denali’s internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective prior to the completion of the merger, that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Capital Stock Committee

Pursuant to the Denali certificate and the Denali bylaws, the capital stock committee will consist of a majority of independent directors under the listing standards of the NYSE and SEC rules and regulations (as determined by the Denali board of directors). The membership of the capital stock committee of the Denali board of directors is expected to be determined prior to the completion of the merger. Each director serving on the capital stock committee will have one vote on all matters presented to such committee.

The capital stock committee will have such powers, authority and responsibilities as may be granted by the Denali board of directors in connection with the adoption of general policies governing the relationship between business groups or otherwise, including such powers, authority and responsibilities granted by the Denali board of directors with respect to, among other things: (1) the business and financial relationships between the DHI Group (or any business or subsidiary allocated to it) and the Class V Group (or any business or subsidiary allocated to it) and (2) any matters arising in connection therewith.

In addition, the Denali board of directors may not approve any (1) investment made by or attributed to the Class V Group, including any investment of any dividends received on the VMware common stock attributed to the Class V Group, other than (i) investments made by VMware or (ii) any reallocation related to the Retained Interest Dividend Amount or Retained Interest Redemption Amount, (2) allocation of any acquired assets, businesses or liabilities to the Class V Group, (3) allocation or reallocation of any assets, businesses or liabilities from one group to the other (other than a pledge of any assets of one group to secure obligations of the other, or any foreclosure on the assets subject to such a pledge), or (4) resolution, or the submission to the Denali shareholders of any resolution, setting forth an amendment to the Denali certificate to increase the number of authorized shares of Class V Common Stock or any series thereof at any time the common stock of VMware is publicly traded and VMware is required to file reports under Sections 13 and 15(d) of Exchange, in each case, without the approval of the capital stock committee. Any determination by the Denali board to amend, modify or rescind such general policies may only become effective with the approval of the capital stock committee.

Finally, for so long as any shares of Class V Common Stock remain outstanding, the provisions of the Denali bylaws creating the capital stock committee may not be amended or repealed (1) by the Denali stockholders unless such action has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Denali’s affiliates) of Class V Common Stock present at such meeting and entitled to vote thereon voting together as a separate class and (ii) Denali common stock representing a majority of the aggregate voting power of the Denali common stock present, in person or by proxy, at such meeting and entitled to vote thereon or (2) by any action of the Denali board. See “Description of Denali Tracking Stock Policy.”

Executive Committee

Pursuant to the Denali stockholders agreement, the executive committee will consist entirely of at least one Group II Director and one Group III Director. Following completion of the merger, the executive committee of the Denali board of directors is expected to initially consist of Messrs. Dell and Durban. The voting power of the Group II Directors and Group III Directors on the executive committee will be proportionate to their respective voting power on the Denali board of directors. The executive committee of the Denali board of directors will, among other things,

•	provide our executive officers with advice and input regarding the operations and management of our business; and

•	consider and make recommendations to the Denali board of directors regarding Denali’s business strategy.

The executive committee of the Denali board of directors will be delegated the power and authority of the Denali board of directors over the following matters to the fullest extent permitted under Delaware law:

•	review and approval of acquisitions and dispositions by Denali and its subsidiaries, to the extent requiring approval of the Denali board of directors and excluding dispositions of shares of VMware common stock;

•	review and approval of the annual budget and business plan of Denali and its subsidiaries;

•	the incurrence of indebtedness by Denali and its subsidiaries, to the extent that such incurrence requires approval of the Denali board of directors;

•	the entering into of material commercial agreements, joint ventures and strategic alliances by Denali and its subsidiaries;

•	acting as the compensation committee of the Denali board of directors, including (1) reviewing and approving compensation policy for Denali’s senior executives and directors and approving (or making recommendations to the full Denali board of directors to approve) cash and equity compensation for Denali’s senior executives and directors, (2) the appointment and removal of senior executives of Denali and its subsidiaries, (3) reviewing and approving recommendations regarding aggregate salary and bonus budgets and guidelines for other employees, and (4) acting as administrator of Denali’s equity and cash compensation plans;

•	the adoption of employee benefit plans by Denali and its subsidiaries, to the extent that such action requires approval of the Denali board of directors;

•	the redemption or repurchase by Denali of DHI Group common stock;

•	the commencement and settlement by Denali and its subsidiaries of material litigation; and

•	such other matters as may be delegated by the Denali board of directors to the executive committee.

Management Information

The following table sets forth the name, age as of April 1, 2016, and expected position of each person who is anticipated as of the date of this proxy statement/prospectus to serve as an executive officer or director of Denali after the completion of the merger.

Name	Age	Position
Michael S. Dell	51	Chief Executive Officer, Chairman of the Board and Group II Director
Jeremy Burton	48	Chief Marketing Officer
Jeffrey W. Clarke	53	Vice Chairman and President, Operations and Client Solutions
Howard D. Elias	58	President, Global Services and IT
David I. Goulden	56	President, Enterprise Systems Group
Marius Haas	49	President and Chief Commercial Officer
Steven H. Price	54	Chief Human Resources Officer
Karen H. Quintos	52	Chief Customer Officer
Rory Read	54	Chief Integration Officer
Richard J. Rothberg	52	General Counsel
John A. Swainson	61	President, Dell Software
Thomas W. Sweet	56	Chief Financial Officer
Suresh C. Vaswani	56	President, Dell Services
Egon Durban	42	Group III Director
Simon Patterson	42	Group III Director

Additional information about the individuals who will serve as executive officers or directors after the completion of the merger is set forth below. Also described below are the experience, qualifications, attributes and skills of each individual who will serve as a director after the merger that our board of directors considered in determining that such individual should serve on the board.

Michael S. Dell — Mr. Dell serves as Chairman of the Board and Chief Executive Officer of Dell and, since the closing of Dell’s going-private transaction in October 2013, Denali. Mr. Dell has held the title of Chairman of the Board of Dell since he founded the company in 1984. Mr. Dell also served as Chief Executive Officer of Dell Inc. from 1984 until July 2004 and resumed that role in January 2007. In 1998, Mr. Dell formed MSD Capital for the purpose of managing his and his family’s investments, and, in 1999, he and his wife established the Michael & Susan Dell Foundation to provide philanthropic support to a variety of global causes. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He serves as a member of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc., a non-profit organization that promotes inclusive workplaces for women. In June 2014, Mr. Dell was named the United Nations foundation’s first Global Advocate for Entrepreneurship. See “—Settlement of SEC Proceeding with Mr. Dell” below for information about legal proceedings to which Mr. Dell has been a party. The board selected Mr. Dell to serve as a director because of his leadership experience as founder, chairman and Chief Executive Officer of Dell and his deep technology industry experience.

Jeremy Burton — Mr. Burton is expected to serve as the Chief Marketing Officer of Denali after the completion of the merger, responsible for brand, events, marketing analytics and communications. Mr. Burton has been EMC’s President, Products and Marketing since March 2014. He was Executive Vice President, Product Operations and Marketing from July 2012 to March 2014. Mr. Burton joined EMC in March 2010 as Chief Marketing Officer. Prior to joining EMC, Mr. Burton was President and Chief Executive Officer of Serena Software, Inc., a global independent software company. Previously, Mr. Burton was Group President of the Security and Data Management Business Unit of Symantec Corporation, a provider of security, storage and systems management solutions, where he was responsible for the company’s $2 billion Enterprise Security product line. Prior to his service in that role, he served as Executive Vice President of the Data Management Group at

VERITAS Software Corporation (now a part of Symantec) where he was responsible for the company’s backup and archiving products. He also served as the Chief Marketing Officer of VERITAS. Earlier in his career, Mr. Burton spent nearly a decade at Oracle Corporation, a large enterprise software company, ultimately in the role of Senior Vice President of Product and Services Marketing.

Jeffrey W. Clarke — Mr. Clarke is expected to serve as Vice Chairman and President, Operations and Client Solutions after the completion of the merger, leading the global supply chain and client solutions organizations. Mr. Clarke has served in this role since January 2009, in which he has been responsible for global manufacturing, procurement and supply chain activities worldwide, as well as the engineering, design and development of desktop PCs, notebooks, and workstations for customers ranging from consumers and small and medium-sized businesses to large corporate enterprises. In addition, Mr. Clarke currently leads customer support, sales operations, commerce services functions, and IT planning and governance globally for Dell. From January 2003 until January 2009, Mr. Clarke served as Senior Vice President, Business Product Group. From November 2001 to January 2003, Mr. Clarke served as Vice President and General Manager, Relationship Product Group. In 1995, Mr. Clarke became the director of desktop development. Mr. Clarke joined Dell in 1987 as a quality engineer and has served in a variety of other engineering and management roles.

Howard D. Elias — Mr. Elias is expected to serve as President, Global Services and IT, after the completion of the merger, a position he is expected to share with Rory Read. Mr. Elias has been EMC’s President and Chief Operating Officer, Global Enterprise Services since January 2013 and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. Since October 2015, Mr. Elias has also been responsible for leading the development of EMC’s integration plans in connection with the proposed transaction with Denali. Previously, Mr. Elias served as President, EMC Global Services and EMC Ionix from September 2007 to September 2009. Mr. Elias served as Executive Vice President, Global Services and Resource Management Software Group from May 2006 to September 2007 and served as Executive Vice President, Global Marketing and Corporate Development from January 2006 to May 2006. He served as Executive Vice President, Corporate Marketing, Office of Technology and New Business Development from January 2004 to January 2006. Prior to joining EMC, Mr. Elias served in various capacities at Hewlett-Packard Company, a provider of information technology products, services and solutions for enterprise customers, most recently as Senior Vice President of Business Management and Operations in the Enterprise Systems Group. Mr. Elias is a director of TEGNA Inc., which is comprised of a dynamic portfolio of media and digital businesses.

David I. Goulden — Mr. Goulden is expected to serve as President, Enterprise Systems Group after the completion of the merger, responsible for the global infrastructure organization, including servers, storage, networking, converged infrastructure and solutions. Mr. Goulden has been EMC’s Chief Executive Officer of EMC Information Infrastructure business since January 2014. Prior to his service in that role, he was President and Chief Operating Officer, overseeing EMC’s business units as well as Global Sales and Customer Operations, Global Services, Global Marketing and G&A functions, since July 2012. Mr. Goulden previously served as Executive Vice President and Chief Financial Officer from August 2006 to July 2012 and as Executive Vice President, Customer Operations from April 2004 to August 2006. He also served as Executive Vice President, Customer Solutions and Marketing and New Business Development from November 2003 to April 2004. Prior to joining EMC in 2002, Mr. Goulden served in various capacities at Getronics N.V., an information technology services company, most recently as a member of the Board of Management, President and Chief Operating Officer for the Americas and Asia Pacific.

Marius Haas — Mr. Haas is expected to serve as Denali’s President and Chief Commercial Officer after the completion of the merger, responsible for the global go-to-market organization serving commercial customers. Mr. Haas has been Chief Commercial Officer and President, Enterprise Solutions since 2012, leading the Dell sales and marketing teams in delivering innovative and practical technology solutions to consumers, small and medium-sized businesses, Dell partners, public institutions and large enterprises worldwide. He is also responsible for worldwide engineering, design, development and marketing of Dell enterprise products, including servers, networking and storage systems. Mr. Haas came to Dell in 2012 from Kohlberg Kravis Roberts & Co. L.P, a global investment firm, where he was responsible for identifying and pursuing new investments, with a particular focus on the technology sector, and was responsible for supporting existing portfolio companies with operational expertise. Before his service in that role, Mr. Haas served at Hewlett-Packard Networking Division as Senior Vice President and Worldwide General Manager from 2008 to 2011 and as Senior Vice President of Strategy and Corporate Development from 2003 to 2008. Mr. Haas serves on the Board of Directors for the US-China Business Council.

Steven H. Price — Mr. Price is expected to serve as Denali’s Chief Human Resources Officer after the completion of the merger, responsible for overall human resources strategy in support of the purpose, values and business initiatives of Denali. He will also responsible for developing and driving people strategy and fostering an environment where the global Dell team thrives. Mr. Price has been Dell’s Senior Vice President, Human Resources since June 2010. Mr. Price joined Dell in February 1997 and has played leadership roles throughout the HR organization, including Vice President of HR for the global Consumer business, Global Talent Management and Americas Human Resources. From November 2006 until June 2010, he served as Vice President, Human Resources Dell Global Consumer Group. Mr. Price served as Vice President, Human Resources Dell Americas Business Group from January 2003 until November 2006, as Vice President, Human Resources Global HR Operations from July 2001 until January 2003, and as Vice President, Human Resources Dell EMEA from May 1999 until July 2001. Prior to joining Dell in 1997, Mr. Price spent 13 years with SC Johnson Wax, a producer of consumer products based in Racine, Wisconsin. Having started his career there in sales, he later moved into HR, where he held a variety of senior positions.

Karen H. Quintos — Ms. Quintos is expected to serve as Chief Customer Officer for Denali, responsible for leading revenue and margin-enhancing programs, ensuring consistent customer experience across multiple channels, and driving strategies to strengthen and build profitable customer relationships. Ms. Quintos will also lead corporate citizenship, including social responsibility, entrepreneurship and diversity. Ms. Quintos has been Senior Vice President and Chief Marketing Officer (CMO) for Dell since September 2010, where she led marketing for Dell’s global commercial business, brand strategy, global communications, social media, corporate responsibility, customer insights, marketing talent development and agency management. Before becoming CMO, Ms. Quintos served as Vice President of Dell’s global public business, from January 2008 to September 2010, and was responsible for driving global marketing strategies, product and pricing programs, communications, and channel plans. She has also held various executive roles in marketing to small and medium-sized businesses and in Dell’s Services and Supply Chain Management teams since joining Dell in 2000. She came to Dell from Citigroup, Inc., an investment banking and financial services company, where she served as Vice President of Global Operations and Technology. She also spent 12 years with Merck & Co., a manufacturer and distributor of pharmaceuticals, where she held a variety of leadership roles in marketing, planning, operations, and supply chain management. She has served on multiple boards of directors and currently serves on the boards of Lennox International, the Susan G. Komen for the Cure, and Penn State’s Smeal Business School.

Rory Read — Mr. Read serves as Denali’s Chief Integration Officer, and is expected to continue to serve as Denali’s Chief Integration Officer after the completion of the merger. Mr. Read has served in his present role since October 2015, and is responsible for leading the development of Denali’s integration plans in connection with the proposed transaction with EMC. Mr. Read joined Denali in March 2015, acting as Chief Operating Officer and President of Worldwide Commercial Sales, where he was responsible for cross-business unit and country-level operational planning, building and leading Dell’s best-in-class sales engine, and overseeing the strategy for the company’s global channel team, system integrator partners and direct sales force. Prior to joining Dell, Mr. Read served as President and Chief Executive Officer at Advanced Micro Devices, Inc., a technology company, from August 2011 to October 2014, where he also served as a member of the board of directors. Before that service, he spent over five years as President and Chief Operating Officer at Lenovo Group Ltd., a computer technology company, and also held various leadership roles at International Business Machines Corporation (IBM), a technology and consulting company, for 23 years.

Richard J. Rothberg — Mr. Rothberg serves as General Counsel and Secretary for Denali. In this role, in which he has served since November 2013, Mr. Rothberg oversees the global legal department and manages government affairs, and compliance and ethics for Denali and Dell. He is also responsible for global security. Mr. Rothberg joined Dell in 1999 and has served in key leadership roles in the legal department. He served as Vice President of Legal, supporting business in the Europe, Middle East and Africa region before moving to Singapore in 2008 as Vice President of Legal for the Asia-Pacific and Japan region. Mr. Rothberg returned to the United States in 2010 to serve as Vice President of Legal for the North America and Latin America regions. In this role, he was lead counsel for sales and operations in the Americas and for the enterprise solutions, software and end-user computing business units. He also led the government affairs organization worldwide. Prior to joining Dell, Mr. Rothberg spent nearly eight years in senior legal roles at Caterpillar Inc., an equipment manufacturing company, and was also an attorney for IBM Credit Corporation and for Rogers & Wells, a law firm.

John A. Swainson — Mr. Swainson joined Dell in February 2012. He currently serves as President of Dell’s Software Group. Immediately prior to joining Dell, Mr. Swainson was a Senior Advisor to Silver Lake Partners, a global private equity firm, from May 2010 to February 2012. From February 2005 until December 2009, Mr. Swainson served as Chief Executive Officer and Director of CA, Inc., an enterprise software company. Before joining CA, Inc., Mr. Swainson worked for IBM for over 26 years, where he held various management positions in the United States and Canada, including seven years in the role of General Manager of the Application Integration Middleware Division. Mr. Swainson currently serves on the board of directors of Visa Inc., a financial services corporation. Mr. Swainson also served on the boards of directors of Cadence Design Systems, Inc., a software and engineering services company, from February 2006 to May 2012, Assurant Inc., an insurance company, from May 2010 to May 2012, and Broadcom Corporation, a semi-conductor company in the communications business, from August 2010 to May 2012.

Thomas W. Sweet — Mr. Sweet serves as Chief Financial Officer of Denali. In this role, in which he has served since January 2014, he is responsible for all aspects of Dell’s finance function, including accounting, financial planning and analysis, tax, treasury and investor relations, and for corporate strategy and development. Mr. Sweet joined Dell in 1997 and served in a variety of finance leadership roles, including as corporate controller and chief accounting officer from May 2007 to January 2014. Prior to his service in those roles, Mr. Sweet served as Finance Vice President responsible for overall finance activities within the corporate business, education, government and healthcare business units of Dell. Mr. Sweet also has served as head of internal audit. Prior to joining Dell, Mr. Sweet was Vice President, Accounting and Finance, for Telos Corporation, an information technology consulting company and, before assuming that position, spent 13 years with Price Waterhouse, a professional services firm, in a variety of roles primarily focused on providing audit and accounting services to the technology industry.

Suresh C. Vaswani — Mr. Vaswani joined Dell in April 2011, and was named President of Services, the global IT services and business solutions unit of Dell, in December 2012. With over 25 years of leadership experience in the global IT industry, he provides strategic leadership to grow and expand Dell Services and is responsible for developing and delivering end-to-end scalable IT services and business solutions that help customers accelerate innovation and achieve business results. From April 2011 to December 2012, Mr. Vaswani led the global Applications & Business Process Outsourcing services business for Dell Services, where he was responsible for building solutions for the future, utilizing next-generation technologies and service models. His additional responsibilities include service as Chairman of Dell India. Prior to joining Dell, Mr. Vaswani was joint-CEO of the IT business of Wipro Limited, a software and technology services provider, and served as a member of the board of directors of that company.

Egon Durban — Mr. Durban has been a member of the boards of directors of Dell and Denali since the closing of Dell’s going-private transaction in October 2013. Mr. Durban is a Managing Partner and Managing Director of Silver Lake Partners, a global private equity firm. Mr. Durban joined Silver Lake Partners in 1999 as a founding principal and is based in the firm’s Menlo Park office. He has previously worked in the firm’s New York office, as well as the London office, which he launched and managed from 2005 to 2010. Mr. Durban serves on the board of directors of Intelsat S.A., a communications satellite services provider, and is chairman of the board of directors of William Morris Endeavor Entertainment, an entertainment and media company. Previously, he served on the board of directors of Skype Global S.à r.l., a communications services provider, was the chairman of its operating committee, served on the supervisory board and operating committee of NXP B.V., a manufacturer of semiconductor chips, and served on the board of directors of MultiPlan Inc., a provider of healthcare cost management solutions. Mr. Durban currently serves on the board of directors of Tipping Point, a poverty-fighting organization that identifies and funds leading non-profit programs in the Bay Area to assist individuals and families in need. Prior to joining Silver Lake Partners, Mr. Durban worked in Morgan Stanley’s investment banking division. While at Morgan Stanley, Mr. Durban organized and led a joint initiative between the Corporate Finance Technology Group and the Mergers and Acquisitions Financial Sponsors Group to analyze and present investment opportunities in the technology industry. Previously, Mr. Durban worked in Morgan Stanley’s Corporate Finance Technology and Equity Capital Markets groups. The board selected Mr. Durban to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Simon Patterson — Mr. Patterson has been a member of the boards of directors of Dell and Denali since the closing of Dell’s going-private transaction in October 2013. Mr. Patterson is a Managing Director of Silver Lake Partners, which he joined in 2005. Mr. Patterson previously worked at Global Freight Exchange Limited, an electronic information and reservation systems for the air freight industry that was acquired by Descartes Systems Group, the Financial Times Group, a provider of business information, news and services, and McKinsey & Company, a management consulting firm. Mr. Patterson also serves on the boards of directors of Intelsat S.A. and N Brown Group plc, a digital fashion retailer, and on the board of trustees of the U.K. Natural History Museum. Previously, he served on the boards of directors of Skype Global S.à r.l., Gerson Lehrman Group, Inc., an online platform for professional learning, and MultiPlan, Inc. The board selected Mr. Patterson to serve as a director because of his extensive knowledge of and years of experience in finance, technology and global operations.

Settlement of SEC Proceeding with Mr. Dell

On October 13, 2010, a federal district court approved settlements by Dell and Mr. Dell with the SEC resolving an SEC investigation into Dell’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. Dell and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to Dell’s commercial relationship with Intel Corporation prior to fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by Dell and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act and Rule 13a-14 under the Exchange Act, and from aiding and abetting violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million, which has been paid in full. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of Dell.

Director Independence

Subject to an exemption available to a “controlled company,” the rules of the NYSE require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in those rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. Such rules define a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” After the completion of the merger, Mr. Dell, Silver Lake Partners and their respective affiliates constitute a group that will beneficially own shares of Denali’s Class A Common Stock representing more than 50% of voting power of Denali’s shares eligible to vote in the election of Denali’s directors. Denali will therefore qualify as a “controlled company” and will be able to rely on the controlled company exemption from these provisions.

In reliance on the “controlled company” exemption, Denali expects that after the merger it will not have a board consisting of a majority of independent directors and that it will not establish fully independent compensation and nominating committees. Accordingly, you may not have the same protections afforded to stockholders of companies such as EMC that are subject to all of these corporate governance requirements. In the event that Denali ceases to be a “controlled company” and the Class V Common Stock continues to be listed on the NYSE, Denali will be required to comply with these provisions within the applicable transition periods. Even though Denali will be a “controlled company” for purposes of the rules of the NYSE, it will be required to comply with the rules of the SEC and the NYSE relating to the membership, qualifications and operations of the audit committee of the board of directors, including the requirement that, after an initial phase-in period, the audit committee be composed of at least three directors who meet the independence requirements under the rules for membership on that committee. Denali expects that each individual initially appointed to serve as Group I Directors after the merger will serve on Denali’s audit committee, will qualify as an independent director and will satisfy the other requirements for audit committee membership under such rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis of Denali

Introduction

The following discussion is intended to provide stockholders with an understanding of Denali’s compensation philosophy, its core principles and the compensation in effect during the fiscal year ended January 29, 2016, or Fiscal 2016, for the executive officers of Denali who are both (1) among the executive officers identified in the Summary Compensation Table and (2) expected to be executive officers of Denali following the completion of the merger. We refer to the executive officers identified in the Summary Compensation Table as the Denali named executive officers, or Denali NEOs.

As described above under “Management of Denali After the Merger—Management Information,” David I. Goulden and Jeremy Burton are also expected to be executive officers of Denali following the completion of the merger. Based on the total compensation paid by EMC to Messrs. Goulden and Burton for EMC’s most recent fiscal year, both individuals would have been NEOs of Denali for Fiscal 2016 had they been serving as executive officers of Denali as of the last day of Fiscal 2016. For more information about the compensation paid by EMC to these individuals for the EMC fiscal year ended December 31, 2015, see EMC’s annual report on Form 10-K/A for the year then ended, which is incorporated by reference into this proxy statement/prospectus. We refer to Messrs. Goulden and Burton, collectively with the Denali NEOs, as the NEOs.

Executive Compensation Philosophy and Core Objectives

The compensation committee of the board of directors of Denali and of the board of directors of Dell, referred to collectively as the Compensation Committee, is responsible for reviewing, approving and administering compensation programs for executive officers that ensure an appropriate link between pay and performance, while appropriately balancing risk. The Compensation Committee seeks to increase stockholder value by rewarding performance and ensuring that Denali can attract and retain the best executive talent through adherence to the following core compensation objectives:

•	aligning the interests of executive officers with those of Denali’s owners by emphasizing long-term, performance-dependent compensation;

•	providing appropriate cash incentives for achieving Denali’s financial goals and strategic objectives;

•	creating a culture of meritocracy by linking awards to individual and company performance; and

•	providing compensation opportunities that are competitive with companies with which Denali competes for talent.

Following the completion of the merger, the Compensation Committee is expected to initially consist of Messrs. Dell and Durban.

Executive Officer Compensation

Elements of Total Compensation Package —The primary components of Denali’s compensation program for executive officers consist of base salary, annual incentive bonuses, long-term equity and cash incentives, benefits and limited perquisites, as discussed below. Denali does not target a fixed mix of pay for executive officers, but instead evaluates each executive officer individually, and may consider factors such as individual responsibility, market practices, and internal equity considerations. Because executive officers are in a position to directly influence Denali’s performance, a significant portion of their compensation is delivered in the form of short-term and long-term incentives.

Compensation Consultants — The Compensation Committee did not engage independent compensation consultants to advise on executive officer compensation matters for Fiscal 2016.

Process for Evaluating Executive Officer Compensation — Each year, Denali’s management, including Mr. Dell, conducts a subjective evaluation of each executive officer’s performance and then makes a recommendation to the Compensation Committee regarding compensation payable to such officer for the current year. The Compensation Committee, of which Mr. Dell currently is a member, then determines the individual compensation elements and amount of each element for Mr. Dell and each of Denali’s other executive officers.

As a privately-held company, Denali has not been subject to requirements to ensure that executive compensation decisions are overseen by a board committee consisting solely of independent directors. When making individual compensation decisions for executive officers, the Compensation Committee may take a variety of factors into account, including the performance of the company and the executive officer’s business unit, if applicable; the executive officer’s performance, experience and ability to contribute to Denali’s long-term strategic goals; the executive officer’s historical compensation; internal pay equity; and any retention considerations.

Consideration of Say-On-Pay Results — The compensation of Denali’s executive officers has not been subject to a shareholder advisory vote on executive compensation, commonly referred to as a “say on pay” vote. Denali’s major stockholders currently serve on the Compensation Committee to ensure that compensation decisions are aligned to stockholder interests.

Individual Compensation Components

Base Salary

Base salaries are intended to attract and retain the executive officers needed to manage the business. Base salaries vary based on each executive officer’s responsibility, performance, experience, retention concerns, historical compensation and internal equity considerations.

The table below summarizes the base salary during Fiscal 2016 of each of the Denali NEOs. No Denali NEO received a base salary increase during Fiscal 2016. Due to payroll processes, the actual base salaries paid during the fiscal year may vary from those shown below.

Name	Salary for Fiscal 2016
Mr. Dell	$950,000
Mr. Sweet	$650,000
Mr. Read	$600,000
Mr. Clarke	$826,160
Mr. Haas	$722,890

Annual Incentive Bonus Plan

Denali executive officers participate in the Annual Incentive Bonus Plan, referred to as the IBP. The IBP is designed to align executive officer pay with short-term financial and strategic results, while also serving to attract and retain executive officers. The Compensation Committee establishes a target incentive opportunity for each executive officer expressed as a percentage of annual base salary. For Fiscal 2016, target annual incentives for the Denali NEOs were as follows:

Name	Target Annual Incentive Opportunity as % of Base Salary
Mr. Dell	200%
Mr. Sweet	100%
Mr. Read	55%
Mr. Clarke	100%
Mr. Haas	100%

IBP Formula

To arrive at an IBP payout amount for executive officers, the target annual incentive opportunity for each executive officer is multiplied by a formula based on corporate performance, business unit performance (if applicable) and individual performance. The payout amount for Mr. Dell and his direct reports, including the Denali NEOs, is based on overall corporate performance. In determining the amount of the actual bonus payout, the Compensation Committee may consider the potential payout number produced by the formula and any other factors it deems appropriate.

IBP Corporate Bonus Formula

For Fiscal 2016, the selected corporate performance measures and target goals were designed to drive profitable growth and achieve strategic objectives. The measures consisted of non-GAAP revenue and non-GAAP operating income, as such measures are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” The targets for the IBP, including the threshold, plan and 130% of plan goals identified in the table below, each were intended to be stretch goals that could not be easily achieved. For Fiscal 2016, the corporate performance goals were as follows:

	Threshold	Plan (target)	130% of Plan
Non-GAAP revenue	$57 billion	$61.4 billion	$79.82 billion
Non-GAAP operating income	$3 billion	$3.5 billion	$4.55 billion
Modifier	50%	100%	200%

The Compensation Committee retains subjective discretion to adjust IBP modifiers as it determines appropriate.

For Fiscal 2016, Denali failed to achieve the corporate non-GAAP revenue and operating income threshold goals. The Compensation Committee, however, considered that the achievement of the stretch performance goals was negatively impacted by factors that included foreign currency fluctuations, a weak demand environment and overall slower global growth. Further, Denali demonstrated discipline on controlling cost and on pricing, and as a result generated strong cash flow, which allowed continued debt reduction and investment in critical areas. Based on a balanced assessment of Denali’s performance for Fiscal 2016, taking into account the foregoing factors, the Compensation Committee determined to approve a final bonus modifier of 75% of target.

Individual Performance Modifier

In view of the executive officers’ potential to influence company performance, the Compensation Committee takes into account personal performance in determining executive officers’ bonus amounts, assigning each executive officer an individual modifier from zero to 150 percent. In determining individual bonus modifiers the Committee may consider such factors as achieving financial targets for the business, cost management, strategic and transformational objectives relating to the executive officer’s business unit or function, and ethics and compliance. The Committee does not place specific weightings on the considered objectives, but assigns a subjective individual performance modifier based on a holistic and subjective assessment of each individual executive officer’s performance. The individual modifiers assigned by the Compensation Committee for the Denali NEOs for Fiscal 2016, based on its determination of their individual performance, are described below along with the corresponding bonus amounts:

Name	Individual Modifier	Company Modifier	Bonus Payout
Mr. Dell	100%	75%	$1,425,000
Mr. Sweet	110%	75%	$536,250
Mr. Read	100%	75%	$204,663
Mr. Clarke	90%	75%	$557,658
Mr. Haas	80%	75%	$433,734

Special Incentive Bonus Plan

The Special Incentive Bonus Plan, referred to as the SIB, is an annual discretionary bonus plan targeting executives who for that fiscal year are the most critical to driving business unit goals and delivering key, business-critical objectives. The Compensation Committee determines the maximum SIB opportunity for each executive officer selected to participate. Mr. Dell does not participate in the SIB program.

Discretionary Special Incentive Bonus Plan payments for Fiscal 2016 were determined by the Compensation Committee based on a holistic and subjective assessment of the contributions of each executive officer and the executive officer’s management team to the performance of the business unit or function, contributions during Fiscal 2016 to major strategic initiatives including the merger with EMC, response to business and market challenges, responsibilities, retention concerns, and internal pay equity. Individual targets and payments for the Denali NEOs, other than Mr. Dell, under the Special Incentive Bonus Plan are presented below:

Name	Special Incentive Bonus Target	Special Incentive Bonus Payment
Mr. Sweet	$2,000,000	$2,000,000
Mr. Read	$2,000,000	$2,000,000
Mr. Clarke	$3,000,000	$2,400,000
Mr. Haas	$3,000,000	$2,150,000

Long-Term Incentives

Long-term incentive opportunities are the most significant component of total target executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests and align them with the interests of Denali’s owners, while also serving as a significant tool for attraction and retention.

Long-Term Equity Incentives

Denali executive officers’ long-term incentive compensation is primarily in the form of stock option awards designed to align their interests with those of Denali stockholders by providing a return only if Denali’s stock price appreciates. Stock option awards are approved by the Compensation Committee and are granted with an exercise price based on the fair market value of Denali common stock on the date of grant as determined by the Denali board of directors.

The equity program in which executive officers other than Mr. Dell participate is referred to as the Management Equity Program, or MEP. MEP stock option awards consist of two types of award. The first type of award is a time-based stock option to purchase non-voting shares of Series C Common Stock of Denali, which vests ratably over five years. The second type of award, which we refer to as a performance-based award, is a stock option to purchase Series C Common Stock of Denali that becomes exercisable only if a level of return is achieved on the initial Denali equity investment of Mr. Dell and Silver Lake in connection with the going-private transaction, which we refer to as return on equity. The vesting criteria for performance-based MEP awards as follows:

Return on equity for performance-based MEP awards is measured on specified measurement dates or upon the occurrence of specified events related to Denali, and the number of performance-based MEP option shares eligible to test for vesting varies depending upon the measurement date or event. The Compensation Committee believes the vesting design of performance-based MEP awards further aligns executive officers with the interests of Denali’s owners by compensating executive officers only if a minimum level of return on equity is achieved.

The allocation of MEP stock options awards between time-based and performance-based awards for each executive officer may vary. In general, executive officers participating in the MEP who are responsible for a specific business unit and more able to directly influence business performance have MEP stock option awards more heavily weighted toward performance-based awards.

MEP stock options awards were originally granted in Fiscal 2014 following the closing of the going-private transaction. Awards may also be made to new hires, and the Compensation Committee may consider MEP option awards, or additional awards, in connection with a change in role or responsibility. MEP option award sizes are intended to be sufficient to address long-term incentive compensation for an executive officer for a period of approximately five years from the grant date. Mr. Read was the only Denali NEO to receive an MEP stock option grant during Fiscal 2016, which he was awarded in connection with his hiring.

After the going-private transaction, Mr. Dell was granted an option award to purchase shares of voting Series A Common Stock of Denali, which vests ratably over five years from the grant date. The Compensation Committee believes this stock option award provides appropriate long-term incentive compensation for Mr. Dell at this time, and accordingly Mr. Dell does not currently participate in any other long-term incentive compensation programs.

Long-Term Cash Incentives

In order to attract or retain executive officers, Denali may use long-term incentive cash awards in addition to equity-based incentives. In connection with his hiring during Fiscal 2016, Mr. Read received a long-term cash award of $15,000,000, which will vest on an annual pro rata basis over five years beginning May 15, 2016.

Other Compensation Components

New-Hire Packages

To build a world-class leadership team, Denali strives to offer competitive new-hire compensation packages. In assessing executive officer new-hire compensation packages, the Compensation Committee may consider factors including, among others, the individual’s role, skills, experience and unique competencies; aligning interests of the new hire with those of Denali’s stockholders; internal pay equity; value of compensation elements forgone by leaving a previous employer; and market considerations. New hire packages may include signing bonuses, relocation benefits, and similar compensation elements.

In connection with his hiring during Fiscal 2016, Mr. Read received a $750,000 signing bonus.

Benefits and Perquisites

Denali executive officers are provided limited benefits and perquisites. While the limited benefits and perquisites are not a significant part of Denali’s executive officer compensation, the Compensation Committee believes that these elements of compensation are important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

•	Annual Physical—The company pays for a comprehensive annual physical for each executive officer and the executive officer’s spouse or domestic partner and reimburses the executive officer’s related travel and lodging costs, subject to an annual maximum payment of $5,000 per person.

•	Technical Support—The company provides executive officers with computer technical support and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is not material.

•	Security—The company provides executive officers with security services, including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study. Mr. Dell reimburses the company for costs related to his family’s personal security protection.

•	Financial Counseling and Tax Preparation Services—Under the terms of his employment agreement, Mr. Dell is entitled to reimbursement for financial counseling services up to $12,500 annually (including tax preparation).

•	Spousal Travel Expenses—Denali pays for reasonable spousal travel expenses if the spousal travel is at the request of Dell to attend Dell-sponsored events.

•	Other—The executive officers participate in Denali’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and the company’s 401(k) retirement savings plan. For additional information, see “—Other Benefit Plans” below.

Stock Ownership Guidelines

The Denali board of directors does not currently apply stock ownership guidelines for directors and Denali’s executive officers. The Denali board of directors believes that at this time the design of Denali’s equity compensation strategy for executive officers links the interests of executive officers closely with those of other Denali stockholders. Denali expects to adopt stock ownership guidelines for its directors following the merger.

Employment Agreements; Severance and Change-in-Control Arrangements

Severance and Change-in-Control Arrangements

Each Denali NEO other than Mr. Dell has entered into a severance agreement with the company pursuant to which, if the executive’s employment is terminated without cause, or if the executive resigns for good reason, the executive will receive a severance payment. For Denali NEOs other than Mr. Read, the severance payment will be equal to 300% of annual base salary. Two-thirds of this severance amount will be payable following termination of employment, and the remainder will be payable on the one-year anniversary of such termination. Mr. Read’s severance agreement provides that if his employment is terminated without cause within 36 months of his start of employment, he will be eligible to receive severance payments equal to $5,000,000, plus 100% of his annual base salary. In addition, in the event Mr. Read does not receive a payment under the Special Incentive Bonus Plan of at least $2,000,000 for each of Fiscal 2016, Fiscal 2017 and Fiscal 2018, he may resign and receive 50% of that amount (100% for Fiscal 2016). The severance agreements also obligate each executive officer to comply with certain non-competition and non-solicitation obligations for a period of 12 months following termination of employment.

Mr. Dell’s employment agreement does not provide for severance benefits.

Denali believes that the severance benefits it provides to the Denali NEOs other than Mr. Dell are appropriate in light of the severance protections available to similarly-situated executive officers at companies that compete with Denali for executive talent. Denali believes the severance benefits help to attract and retain key executives who may be presented with alternative employment opportunities that may appear to be more attractive absent these protections.

Except as indicated below, in the event a Denali NEO is terminated without cause, or resigns for good reason, during the period beginning three months prior to and ending eighteen months after a change in control of Denali, referred to as the change in control period, the outstanding, unvested portion of such NEO’s time-based vesting MEP stock options will vest upon such NEO’s termination of employment or, if later, upon the occurrence of the change in control. In the event a Denali NEO is terminated without cause or resigns for good reason during the change in control period or such NEO dies or becomes disabled at any time, the outstanding, unvested portion of the NEO’s performance-based vesting MEP stock option award will not be forfeited, but will remain outstanding (subject to the expiration of the option term) and eligible to vest based on Denali’s achievement of return on equity, as described above, except that if a termination without cause or a resignation for good reason occurs during the three-month period prior to a change in control, such options will remain outstanding for the three-month period to determine whether the change in control occurs. If no such change in control occurs on or prior to the expiration of that period, the options will be forfeited. Denali believes that providing for “double trigger” acceleration will help to prevent the loss of key personnel in the event of a change in control and is consistent with the practices of many companies with which it competes for executive talent.

The foregoing “double trigger” protections do not apply for Mr. Dell. These protections also do not apply for Mr. Read or for certain MEP stock options granted to Mr. Sweet, in each case due to the individual’s role at the time the award was granted.

Except as indicated below, in the event a Denali NEO other than Mr. Dell is terminated without cause or resigns for good reason, other than during a change in control period, a portion of such NEO’s outstanding, unvested time-based MEP stock option will become vested, for the number of shares that would have vested on the next applicable anniversary of the grant date or, if such NEO’s termination occurs during the six-month period immediately following the most recent anniversary of the grant date, one-half that number of shares. If a Denali NEO dies or becomes disabled, any outstanding, unvested time-based MEP stock options will become fully vested. In the event a Denali NEO otherwise is terminated without cause or resigns for good reason, other than during a change in control period or in the event of an NEO’s retirement at any time, a portion of such NEO’s outstanding, unvested performance-based MEP stock option award will not be forfeited, but will remain outstanding (subject to the expiration of the option term) and eligible to vest based on Denali’s achievement of return on equity, equal in proportion to the proportion of such NEO’s time-based MEP stock options which have become vested (taking into account any accelerated vesting in connection with such NEO’s termination of employment), less any amount of the performance-based award that has previously vested or been forfeited. The foregoing provisions do not apply for Mr. Dell. The foregoing provisions relating to termination without cause or resignation for good reason also do not apply for Mr. Read or for certain MEP stock options granted to Mr. Sweet, in each case due to the individual’s role at the time the award was granted.

As described below, Mr. Dell entered into an employment agreement with Dell in connection with the going-private transaction. Pursuant to the terms of his employment agreement, the unvested portion of Mr. Dell’s stock option award will vest upon the occurrence of a change in control. The merger will not constitute a change in control of Denali or Dell for these purposes. Denali believes that providing for “single trigger” acceleration of vesting of Mr. Dell’s option award was appropriate because a change of control of Denali would be likely to materially alter his role with the company.

For more information on severance and change in control arrangements, including definitions of the terms “cause,” “good reason” and “change in control,” see “—Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Michael S. Dell

On October 29, 2013, Denali and Dell entered into an employment agreement with Mr. Dell, pursuant to which Mr. Dell serves as CEO of Denali and Dell and chairman of the board of directors of both entities. Mr. Dell may resign for any or no reason or the Denali board of directors may terminate him for cause (as defined therein) at any time. In addition, following a change in control or a qualified initial public offering (as defined therein), the Denali board of directors may terminate Mr. Dell for any or no reason. Under the employment agreement, Mr. Dell receives an annual base salary of $950,000 and is eligible for an annual bonus with a target opportunity equal to 200% of his base salary. In addition, Dell reimburses Mr. Dell for financial counseling and tax preparation up to $12,500 per year, an annual physical (for himself and his spouse) up to $5,000 per person and all travel and business expenses reasonably incurred. Dell also provides Mr. Dell with business-related security protection.

Pursuant to the agreement, Mr. Dell received a stock option to purchase 10,909,091 shares of the common stock of Denali with a per share exercise price equal to $13.75. Subject to Mr. Dell’s continued employment, the option vests ratably over a five-year period with accelerated vesting upon a change in control. Unvested options will be forfeited upon the latest of a resignation of employment by Mr. Dell, a termination of his employment by Dell for cause and Mr. Dell ceasing to serve as a member of the board of directors of Denali or Dell. Mr. Dell is subject to an indefinite covenant not to disclose confidential information and an obligation to assign to Denali and Dell any intellectual property created by Mr. Dell during his employment.

Indemnification

Under Denali’s existing certificate of incorporation and bylaws, Denali’s officers, including the NEOs, are entitled to indemnification from Denali to the fullest extent permitted by Delaware corporate law. Denali has entered, or will enter, into indemnification agreements with each of the NEOs which establish processes for indemnification claims.

Recoupment Policy for Performance-Based Compensation

If Denali or Dell restates its reported financial results, the Denali board of directors will review the bonus and other cash or equity awards made to the executive officers, including the NEOs, based on financial results during the period subject to the restatement, and, to the extent practicable under applicable law, Denali will seek to recover or cancel any such awards that were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. Denali was not subject to Section 162(m) during fiscal 2016 and accordingly Denali’s compensation programs for executive officers were not designed with the goal of qualifying as “performance-based” compensation under Section 162(m). At such time as Denali becomes subject to Section 162(m), then to the extent practicable, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary or appropriate to attract, retain and reward high-performing executives.

Compensation Committee Interlocks and Insider Participation

Messrs. Dell, Durban and Patterson were members of compensation committees of each of Denali and Dell during Fiscal 2016. Mr. Dell served as Denali’s chairman and chief executive officer of each of Denali and Dell during Fiscal 2016. See “Management of Denali After the Merger” and “Certain Relationships and Related Transactions” for information regarding relationships between Denali and Messrs. Dell, Durban and Patterson. During Fiscal 2016, none of Denali’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers who served as a member of the board or compensation committee of Denali or Dell.

Fiscal 2016 Summary Compensation Table

The following table summarizes the total compensation paid for Fiscal 2016 by Denali to the following persons, each of whom served as an executive officer of Denali as of January 29, 2016, the last day of Fiscal 2016, and each of whom is expected to serve as an executive officer of Denali following the merger: Michael S. Dell (principal executive officer), Thomas W. Sweet (principal financial officer), and Rory P. Read, Jeffrey W. Clarke, and Marius A. Haas (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2016). These persons are referred to as the Denali named executive officers or the Denali NEOs.

Fiscal 2016 Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($) (1)		Stock awards ($)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($) (5)
Michael S. Dell Chairman and CEO	2016	950,000	1,425,000		—	—	—	17,918	2,392,918
Thomas W. Sweet Senior Vice President and CFO	2016	650,000	2,707,082	(6)	—	—	—	35,053	3,392,135
Rory P. Read Chief Integration Officer	2016	496,154	2,954,633	(7)	—	7,077,937	—	15,770	10,544,524
Jeffrey W. Clarke Vice Chairman and President, Operations and Client Solutions	2016	826,160	2,957,658		—	—	—	25,146	3,808,964
Marius A. Haas President and Chief Commercial Officer. Enterprise Solutions	2016	772,890	2,583,734		—	—	—	1,206	3,357,830

(1)	Includes payments pursuant to the Incentive Bonus Plan and Special Incentive Bonus Plan for Fiscal 2016.
(2)	Represents the grant date fair value of options awards granted during Fiscal 2016.
(3)	Because the Compensation Committee exercised discretion to award bonuses under the IBP notwithstanding failure to meet corporate performance objectives, the bonus payments made under the IBP are reported under the “Bonus” column.
(4)	Includes the cost of providing various perquisites and personal benefits, as well the value of Dell’s contributions to the company-sponsored 401(k) plan, and the amount Dell paid for term life insurance coverage under health and welfare plans. See “—Compensation Discussion and Analysis of Denali—Other Compensation Components—Benefits and Perquisites” for additional information.
(5)	Before the closing of the going-private transaction in October 2013, Dell had granted restricted stock unit awards to Messrs. Dell, Sweet, Clarke and Haas under its 2012 Long-Term Incentive Plan which, in connection with that transaction, were converted into rights to receive cash payments in accordance with the vesting schedule applicable to the restricted stock units. In Fiscal 2016, Mr. Dell received cash payments of $8,885,025, Mr. Sweet received cash payments of $169,364, Mr. Clarke received cash payments of $684,626, and Mr. Haas received cash payments of $439,467 upon the vesting of a portion of such executive officer’s converted restricted stock unit awards. These amounts are not shown in the table above.
(6)	Includes a $170,832 payment during Fiscal 2016 in respect of a cash retention award granted on November 5, 2013.
(7)	Includes a $750,000 signing bonus paid to Mr. Read in Fiscal 2016.

The following table presents the elements of “All Other Compensation” for each of the Denali named executive officers.

Name	Year	Retirement plans matching contribution ($)	Benefit plans ($)	Annual physical ($)	Security ($)	Spousal travel ($)	Technical support ($)
Mr. Dell	2016	15,442	2,476	—	—	—	—
Mr. Sweet	2016	12,000	3,083	2,655	17,315	—	—
Mr. Read	2016	14,404	1,366	—	—	—	—
Mr. Clarke	2016	11,161	2,135	1,951	7,981	$1,418	—
Mr. Haas	2016	—	1,206	—	—	—	—

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth certain information about plan-based awards that Denali made to or modified for the Denali NEOs during Fiscal 2016. For more information about the plans under which these awards were granted, see “—Compensation Discussion and Analysis of Denali” above.

	Threshold	Estimated potential payouts under non-equity incentive plan awards (1)		All other option awards: Number of securities under- lying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Name		Target	Maximum
Mr. Dell	—	$1,900,000	—	—	—	—
Mr. Sweet	—	650,000	—	—	—	—
Mr. Read	—	330,000	—	581,500	$26.67	7,077,937
Mr. Clarke	—	826,160	—	—	—	—
Mr. Haas	—	722,890	—	—	—	—

(1)	Each Denali NEO participated in the IBP. For actual award amounts, see “—Summary Compensation Table—Non-Equity Incentive Plan Compensation.” For more information on the IBP and the evaluation of the performance metrics, see “—Compensation Discussion and Analysis of Denali—Individual Compensation Components—Annual Incentive Bonus Plan.”

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth certain information about outstanding option awards held as of the end of fiscal 2016 by the Denali NEOs.

	Option awards
	Number of securities underlying unexercised options
Name	Exercisable		Unexercisable		Option exercise price		Option expiration date
Mr. Dell	4,363,636	(1)	6,545,455	(1)	$13.75	(2)	11/25/23

Mr. Sweet	48,000	(3)	144,000	(3)	$13.75	(2)	11/25/23
	151,181	(3)	680,728	(3)	$13.75	(2)	02/06/24
	—		290,909	(4)	$13.75	(2)	11/25/23
	—		800,000	(4)	$13.75	(2)	02/06/24

Mr. Read	—		232,600	(3)	$26.67	(5)	05/29/25
	—		348,900	(4)	$26.67	(5)	05/29/25

Mr. Clarke	685,554	(3)	1,028,332	(3)	$13.75	(2)	11/25/23
	—		2,467,996	(4)	$13.75	(2)	11/25/23

Mr. Haas	685,554	(3)	1,028,332	(3)	$13.75	(2)	11/25/23
	—		2,467,996	(4)	$13.75	(2)	11/25/23

(1)	Option award exercisable for Series A Common Stock of Denali that vests and becomes exercisable with respect to 20% of the shares subject to the option on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(2)	In approving this option award, Denali’s board of directors determined that the fair market value as of the grant date of each share of Series C Common Stock or (for Mr. Dell) Series A Common Stock of Denali underlying the option awards was equal to the merger consideration of $13.75 per share of Dell common stock paid to Dell’s public stockholders in the going-private transaction.
(3)	Option award exercisable for Series C Common Stock of Denali that vests and becomes exercisable with respect to 20% of the shares subject to the option on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(4)	Option award exercisable for Series C Common Stock of Denali that vests and becomes exercisable based upon the level of return achieved on the initial Denali equity investment measured on specified measurement dates or upon the occurrence of specified events related to Denali.
(5)	Exercise price is fixed based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali common stock most immediately preceding the grant date.

Option Exercises and Stock Vested During Fiscal 2016

The following table sets forth certain information about option exercises and vesting of restricted stock during fiscal 2016 for the Denali NEOs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (1)
Mr. Dell	—	—	—	—
Mr. Sweet	60,000	$534,000	2,080	$55,474
Mr. Read	—	—	—	—
Mr. Clarke	—	—	—	—
Mr. Haas	—	—	—	—

(1)	Calculated based upon the good faith determination by the Denali board of directors of the fair market value of a share of Series C Common Stock or (for Mr. Dell) Series A Common Stock of Denali most immediately preceding such exercise or vesting date.

Stock Incentive Plan

Denali Holding Inc. 2013 Stock Incentive Plan

Options have been issued to the Denali NEOs under the Denali Holding Inc. 2013 Stock Incentive Plan, referred to as the Denali 2013 Plan. Effective upon the completion of the merger, the Denali 2013 Plan will be amended and restated. The amended and restated Denali 2013 Plan is referred to as the Amended Plan.

Upon the closing of Dell Inc.’s going-private transaction in October 2013, Denali adopted the Denali 2013 Plan, pursuant to which a total of 60,785,823 shares of Denali common stock, par value $0.01 per share, were reserved for issuance pursuant to awards. The Denali 2013 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and other equity-based incentive awards. Shares of Denali common stock acquired pursuant to awards granted under the Denali 2013 Plan will be subject to certain transfer and repurchase rights set forth in the Denali 2013 Plan and a Denali stockholders agreement, and for the Denali NEOs and certain other senior members of Denali, certain liquidity and put restrictions. For more information about the Denali stockholders agreement, see “Certain Relationships and Related Transactions—Denali Stockholders Agreement.”

The Compensation Committee administers the Denali 2013 Plan and selects eligible non-employee directors, employees of, and consultants to, Denali and its affiliates, to receive awards under the Denali 2013 Plan. The Compensation Committee determines the number of shares of stock covered by awards granted under the Denali 2013 Plan and the terms of each award, including but not limited to, the terms under which stock options may be exercised, the exercise price of the stock options and other terms and conditions of the options and other awards in accordance with the provisions of the Denali 2013 Plan.

In the event Denali undergoes a change in control, as defined below, the Compensation Committee may, at its discretion, accelerate the vesting or cause any restrictions to lapse with respect to outstanding awards, or may cancel such awards for fair value, or may provide for the issuance of substitute awards. Under the Denali 2013 Plan, a “change in control” is generally defined as a sale or disposition of all or substantially all of the assets of Denali and its subsidiaries, taken as a whole, or, under the Amended Plan, all or substantially all of the assets of the DHI Group (as defined therein) and/or the Class V Group (as defined therein), taken as a whole, in each case to any person other than to Mr. Dell, Silver Lake Partners, or certain related parties, any person or group (other than Mr. Dell, Silver Lake Partners, or certain related parties) becomes the beneficial owner of more than 50% of the total voting power of Denali’s outstanding voting stock, a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock or prior to an initial public offering of Denali’s common stock, Mr. Dell, Silver Lake Partners, or certain related parties do not have the ability to cause the election of a majority of the members of the board of directors and any person or group (other than Mr. Dell, Silver Lake Partners, or certain related parties) beneficially owns outstanding voting stock representing a greater percentage of voting power with respect to the general election of members of the board than the shares of outstanding voting stock Mr. Dell, Silver Lake Partners, or certain related parties beneficially own.

Subject to certain limitations specified in the Denali 2013 Plan, Denali’s board of directors may amend or terminate the Denali 2013 Plan. The Denali 2013 Plan will terminate no later than 10 years following its effective date; however, any awards outstanding under the Denali 2013 Plan will remain outstanding in accordance with their terms. The Amended Plan will provide for the issuance of awards on shares of Denali Class C common stock and Class V common stock, in each case with a par value of $0.01 per share.

Other Benefit Plans

401(k) Retirement Plan

Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant’s voluntary contributions up to 5% of the participant’s eligible compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices.

Potential Payments Upon Termination or Change in Control

The following table sets forth, for each of the Denali NEOs, amounts potentially payable upon a termination or change in control of Denali, assuming a January 29, 2016 triggering event.

Name	Severance payment (1)	Acceleration benefit upon death or disability (2)	Acceleration upon change in control (3)	Acceleration upon change in control and qualifying termination (4)	Acceleration upon qualifying termination (5)
Mr. Dell	—	—	$46,800,003	—	—
Mr. Sweet	$1,950,000	$5,896,805	—	$4,867,205	$1,216,794
Mr. Read	$5,600,000	—	—	—	—
Mr. Clarke	$2,478,480	$7,352,574	—	$7,352,574	$1,225,431
Mr. Haas	$2,168,670	$7,352,574	—	$7,352,574	$1,225,431

(1)	Severance payments under the NEO severance agreements are only payable if the executive’s employment is terminated “without cause” or, other than for Mr. Read, for “good reason.” In general, cause means a violation of confidentiality obligations, acts resulting in being charged with a criminal offense that constitutes a felony or involves moral turpitude or dishonesty, conduct that constitutes gross neglect, insubordination, willful misconduct, or breach of Dell’s code of conduct or the executive’s fiduciary duty, or a determination that the executive violated laws relating to the workplace environment. In general, good reason means a material reduction in base salary, a material adverse change in title or reduction in authority, duties, or responsibilities, or a change in the executive’s principal place of work of more than 25 miles, that is not timely cured.
(2)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability, assuming a share value of $20.90, based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali Series C Common Stock most immediately preceding the triggering event.
(3)	Represents the in-the-money value of Mr. Dell’s unvested stock options that are subject to vesting acceleration in the event of a change in control, assuming a share value of $20.90, based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali Series A Common Stock most immediately preceding the triggering event. For purposes of Mr. Dell’s stock option award, a change in control is generally defined as a sale of all or substantially all of the assets of Denali, acquisition by anyone other than Mr. Dell, Silver Lake Partners, or certain related parties of more than 50% of the voting power of Denali capital stock, or a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock in substantially the same proportions as prior to such merger.
(4)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of a qualifying termination during a change in control period, assuming a share value of $20.90, based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali Series C Common Stock most immediately preceding the triggering event. In general, a change in control for this purpose means a sale of all or substantially all of the assets of Denali, acquisition by anyone other than Mr. Dell, Silver Lake Partners, or certain related parties of more than 50% of the voting power of Denali capital stock, or a merger pursuant to which Mr. Dell, Silver Lake Partners, and related parties cease to own a majority of voting power of Denali capital stock, or, prior to an underwritten initial public offering, inability of Mr. Dell, Silver Lake Partners, and certain related parties to elect members of the Denali board of directors having a majority of votes on the board.
(5)	Represents the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of a qualifying termination outside of a change in control period, assuming a share value of $20.90, based upon the good faith determination by the Denali board of directors of the fair market value of a share of Denali Series C Common Stock most immediately preceding the triggering event.

For more information regarding severance and change in control arrangements, see “—Compensation Discussion and Analysis of Denali—Individual Compensation Components—Employment Agreements; Severance and Change-in-Control Arrangements.”

Director Compensation

During fiscal 2016, none of our directors received compensation for their service as directors. Before the completion of the Merger, we expect that the Compensation Committee will adopt a compensation program for our non-employee directors that will enable us to attract and retain qualified directors and provide them with compensation at a level that is consistent with our compensation objectives. We expect that our compensation program for non-employee directors will include equity and cash retainers. We expect that equity awards for non-employee directors will be equally weighted to Class V Common Stock and Class C Common Stock. We also will reimburse our directors for their reasonable expenses incurred in attending meetings of our board of directors or committees. Our directors who are employees of our company will receive no compensation for their board service.

We will provide our directors with liability insurance coverage for their activities as directors. In addition, upon completion of the merger, our amended and restated charter and amended and restated bylaws will provide that our directors will be entitled to indemnification from us to the fullest extent permitted by Delaware law. We expect to enter into indemnification agreements with each of our non-employee directors to afford such directors additional contractual assurances regarding the scope of their indemnification and to provide procedures for the determination of a director’s right to receive indemnification and to receive reimbursement of expenses as incurred in connection with any related legal proceeding.

INFORMATION ABOUT EMC

EMC and its subsidiaries develop, deliver and support information infrastructure and virtual infrastructure technologies, solutions and services for a broad range of customers, including businesses, governments, not-for-profit organizations and service providers, around the world and in every major industry, in both public and private sectors, and of sizes ranging from the Fortune 500 to small business and individual consumers.

EMC manages itself as part of a federation of businesses: EMC Information Infrastructure, VMware Virtual Infrastructure, Pivotal and Virtustream.

•	EMC’s Information Infrastructure business provides a foundation for organizations to store, manage, protect, analyze and secure ever-increasing quantities of information, while at the same time improving business agility, lowering cost, and enhancing competitive advantage. EMC’s Information Infrastructure business comprises three segments—Information Storage, Enterprise Content Division and RSA Information Security. The results of Virtustream are currently reported within its Information Storage segment.

•	EMC’s VMware Virtual Infrastructure business, which is represented by EMC’s majority equity stake in VMware, is the leader in virtualization infrastructure solutions utilized by organizations to help them transform the way they build, deliver and consume IT resources. VMware’s virtualization infrastructure solutions, which include a suite of products and services designed to deliver a software-defined data center, run on industry-standard desktop computers and servers and support a wide range of operating system and application environments, as well as networking and storage infrastructures.

•	EMC’s Pivotal business, referred to as Pivotal, unites strategic technology, people and programs from EMC and VMware and has built a new platform comprised of next-generation data, agile development practices and a cloud independent platform-as-a-service. These capabilities are made available through Pivotal’s three primary offerings: Pivotal Cloud Foundry, the Pivotal Big Data Suite and Pivotal Labs.

EMC common stock is listed on the NYSE under the trading symbol “EMC.”

EMC’s principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748, its telephone number is (508) 435-1000, and its website is www.emc.com. The information contained in, or that can be accessed through, EMC’s website is not intended to be incorporated into this proxy statement/prospectus. Additional information about EMC and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

SPECIAL MEETING OF EMC SHAREHOLDERS

EMC is providing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement of the special meeting). This proxy statement/prospectus contains important information for you to consider when deciding how to vote on the matters brought before the special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the special meeting are set forth below:

Date:	[ ], 2016

Time:	[ ] (Eastern Time)

Place:	EMC’s facility at 176 South Street, Hopkinton, Massachusetts 01748

Attendance at the special meeting will be limited to shareholders as of the record date, their authorized representatives and EMC guests. Registration and seating for the special meeting on [                    ], 2016 will begin at [            ] (Eastern Time). If you are a shareholder and plan to attend, you MUST pre-register for the special meeting no later than [                    ], 2016, by visiting [www.emc.com/specialmeeting] and completing the registration form. Shareholders who come to the special meeting, but have not registered electronically, will also be required to present evidence of stock ownership as of [                    ], 2016. You can obtain this evidence from your broker, bank, trust company or other nominee or intermediary, typically in the form of your most recent monthly statement. All shareholders who attend the meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport, and will be subject to security screenings. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you have a disability, EMC can provide reasonable assistance to help you participate in the special meeting. If you plan to attend the special meeting and require assistance, please write or call EMC’s Office of the Secretary no later than [                    ], 2016, at 176 South Street, Hopkinton, Massachusetts 01748, telephone number (508) 435-1000.

Purpose

At the special meeting, EMC shareholders will vote on:

•	the approval of the merger agreement, pursuant to which Merger Sub will be merged with and into EMC; as a result of the merger, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali;

•	the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger; and

•	the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The approval of the merger agreement by EMC shareholders is a condition to the obligations of Denali and EMC to complete the merger. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger is not a condition to the obligations of Denali or EMC to complete the merger. The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement also is not a condition to the obligations of Denali or EMC to complete the merger.

Recommendations of the EMC Board of Directors

After consideration and consultation with its advisors, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interests of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed merger.

The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. See “Proposal 1: Approval of the Merger Agreement—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors,” “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” and “Proposal 3: Adjournment of Special Meeting of EMC Shareholders” for a more detailed discussion of the recommendation.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The EMC board of directors has fixed the close of business on [                    ], 2016, as the record date, for determination of the EMC shareholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only EMC shareholders of record on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

As of the record date, there were [                    ] shares of EMC common stock outstanding and entitled to vote at the special meeting, held by approximately [                    ] holders of record. Each outstanding share of EMC common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

A list of shareholders entitled to vote at the special meeting will be available for examination by any shareholder for any purpose germane to the special meeting beginning two business days after notice is given of the special meeting during ordinary business hours at 176 South Street, Hopkinton, Massachusetts, EMC’s principal place of business, and ending on the date of the special meeting, and such list will also be available at the special meeting during the duration of the meeting or any adjournment thereof.

Quorum

A majority of the outstanding shares of EMC common stock entitled to vote must be present, in person or represented by proxy, to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum. A broker non-vote occurs on an item when a nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee or intermediary with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Required Vote

The required number of votes for the matters to be voted upon at the special meeting depends on the particular proposal to be voted upon:

Proposal		Vote Necessary*
Proposal 1	Approval of the Merger Agreement	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

Proposal 3	Adjournment of Special Meeting of EMC Shareholders	Approval requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting

*	Under the rules of the NYSE, if you hold your shares of EMC common stock in street name, your nominee or intermediary may not vote your shares without instructions from you on non-routine matters. Therefore, without your voting instructions, your broker may not vote your shares on Proposal 1, Proposal 2 or Proposal 3. Abstentions from voting will have the same effect as a vote “AGAINST” Proposal 1, and will have no impact on Proposal 2 or Proposal 3. Broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, EMC does not expect any broker non-votes at the special meeting.

Share Ownership of and Voting by EMC Directors and Executive Officers

At the record date, EMC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [                    ] shares of EMC common stock at the special meeting, which represents [        ]% of the shares of EMC common stock entitled to vote at the special meeting.

It is expected that EMC’s directors and executive officers will vote their shares “FOR” the approval of the merger agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Voting of Shares

If your shares of EMC common stock are registered directly in your name with EMC’s transfer agent, Computershare Shareowner Services LLC (formerly BNY Mellon Shareowner Services LLC), then you are considered to be the shareholder “of record” with respect to those shares, and this proxy statement/prospectus and the accompanying proxy materials are being sent directly to you by EMC. If your shares are held in the name of a nominee or intermediary, then you are considered to hold those shares in street name or to be the “beneficial owner” of such shares. If you are a beneficial owner, then this proxy statement/prospectus and the accompanying proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to the shares.

You may vote in person at the special meeting or you may designate another person—your proxy—to vote your shares of EMC common stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to submit a proxy to have your shares of EMC common stock voted even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you are a shareholder of record, then you can have your shares voted by submitting a proxy over the Internet, by mail or by telephone by following the instructions on your proxy card. The deadline for voting by proxy over the Internet or by telephone for the special meeting is [            ] (Eastern Time) on [                    ], 2016.

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of Internet or telephonic voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

If you hold shares of EMC common stock through your participation in the EMC Corporation 401(k) Savings Plan, the EMC Corporation Deferred Compensation Retirement Plan or the VMware Inc. 401(k) Savings Plan, your voting instructions must be received by the plan trustee by [            ] (Eastern Time) on [                    ], 2016, for the trustee to vote your shares. You may not vote these shares in person at the special meeting.

If you plan to attend the special meeting and vote in person and you hold your shares of EMC common stock directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee or intermediary who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person. You will not be able to vote your shares at the special meeting without a legal proxy and a signed ballot.

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the proposal to approve the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger, and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Shares of EMC common stock represented by proxies received by EMC (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this proxy statement/prospectus will be voted in accordance with the specification(s) so made. If you are a shareholder of record and you do not submit a proxy, no votes will be cast on your behalf on any of the proposals at the special meeting. If you sign and return your proxy card without specific voting instructions, or if you submit a proxy by telephone or via the Internet without indicating how you want to vote, your shares will be voted in accordance with the EMC board of directors voting recommendations as follows:

Item		Recommendation of EMC Board of Directors
Proposal 1	Approval of the Merger Agreement	“FOR”

Proposal 2	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	“FOR”

Proposal 3	Adjournment of the Special Meeting	“FOR”

The EMC board of directors does not intend to bring any matter before the special meeting other than those set forth above. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy as promptly as possible, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished to you by such record holder.

Revocability of Proxies

You may revoke your proxy at any time before your shares are voted at the special meeting by:

•	sending a signed, written notice stating that you revoke your proxy to the Office of the Secretary, at EMC’s offices at 176 South Street, Hopkinton, Massachusetts 01748, Attention: Secretary;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [ ], 2016, or by mailing a later-dated, new proxy card that is received by [ ] prior to the special meeting; or

•	attending the special meeting (or if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to EMC shareholders in connection with the solicitation of proxies by the EMC board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. EMC will bear all costs and expenses in connection with the solicitation of proxies, except that Denali and EMC will each pay 50% of the costs of printing and mailing this proxy statement/prospectus. EMC has engaged Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $75,000, plus reimbursement of reasonable out-of-pocket expenses.

EMC is making this solicitation by mail, but EMC’s directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. EMC will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. EMC will reimburse nominees or intermediaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Certain of Denali’s directors, officers and employees may participate in the solicitation of proxies without additional compensation.

Householding

EMC has not instituted householding for shareholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of EMC common stock held through brokerage firms. If your household has multiple accounts holding shares of EMC common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your request. EMC shareholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

Adjournment

If, at the special meeting, the number of shares of EMC common stock present in person or represented by proxy and voting in favor of the proposal to approve the merger agreement is not sufficient to approve that proposal, EMC may move to adjourn the special meeting in order to enable the EMC board to solicit additional proxies for the approval of the merger agreement. In that event, EMC will ask its shareholders to vote only upon the adjournment proposal, and not the merger agreement proposal. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. EMC retains full authority to the extent set forth in its bylaws and Massachusetts law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any EMC shareholders.

The special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned special meeting, any business may be transacted that might have been transacted at the original meeting. The adjournment may not be for more than 30 days pursuant to the EMC bylaws. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the EMC board of directors will fix as the record date for determining EMC shareholders entitled to notice of such adjourned special meeting the same or an earlier date as that fixed for determination of EMC shareholders entitled to vote at the adjourned meeting, and will give notice of the adjourned special meeting to each EMC shareholder of record as of the record date so fixed for notice of such adjourned special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Results

EMC will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the special meeting.

Preliminary voting results will be announced at the special meeting, and will be set forth in a press release that EMC intends to issue after the special meeting. The press release will be available on EMC’s website. Final voting results will be provided in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting. A copy of that Current Report on Form 8-K will be available on EMC’s website at www.emc.com, after its filing with the SEC and on the SEC’s website at www.sec.gov.

Other Information

The matters to be considered at the special meeting are of great importance to EMC shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

or

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Attention: Investor Relations

Email: emc_ir@emc.com

Telephone: (508) 435-1000

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

General

This proxy statement/prospectus is being provided to EMC shareholders in connection with the solicitation of proxies by the EMC board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, EMC will ask its shareholders to vote on (1) the approval of the merger agreement, (2) the approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger and (3) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The merger agreement provides for the merger of Merger Sub with and into EMC; as a result of the merger, the separate corporate existence of Merger Sub will cease, and EMC will continue as a wholly owned subsidiary of Denali. The merger will not be completed without the approval of the merger agreement by EMC shareholders. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement.”

Upon the closing of the merger, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

The Class V Common Stock is intended to track and reflect the performance of a portion of Denali’s economic interest in the VMware business following the completion of the merger; however, there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The approximately 223 million shares of Class V Common Stock issuable in the merger (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) are intended to track and reflect approximately 65% of EMC’s current interest in the VMware business, which currently consists of approximately 343 million shares of VMware common stock. The number of shares of Class V Common Stock will initially have a one-to-one relationship to approximately 65% of the number of shares of VMware common stock currently owned by EMC. Based on the number of shares of EMC common stock we currently expect will be issued and outstanding immediately prior to completion of the merger, we estimate that EMC shareholders will receive in the merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

Approval of the merger agreement requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of EMC common stock entitled to vote as of the record date for the special meeting.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Background of the Merger

The EMC board of directors conducts regular, ongoing assessments of EMC’s business strategy, competitive position and prospects to best position EMC to successfully compete in the rapidly changing IT infrastructure environment and meet evolving customer requirements. In this regard, the EMC board of directors, together with senior management, engages in regular, in-depth evaluations of EMC’s Federation operating model and strategic alternatives, in each case with a view to improving EMC’s operations and financial performance and enhancing shareholder value. In particular, over the course of the last several years, the EMC board of directors and senior management have reviewed and considered a variety of strategic alternatives in light of growing challenges and disruptions in the IT industry caused by macro trends towards technology that is mobile, social, cloud-based and big data-driven and which have increased competition in the IT industry and reduced customer demand for traditional storage products. In the past, these reviews have resulted in the EMC board of directors considering a variety of enhancements to its operating model, code-named “Federation 2.X,” including, among other alternatives, a spin-off of EMC’s shares in VMware to EMC shareholders, capital restructuring transactions, the creation of a tracking stock with respect to EMC’s economic interest in VMware, share buy-backs, strategic alliances and acquisition transactions and, more recently, alternatives such as a strategic sale of EMC as a whole, take-private transactions and industry consolidation acquisitions.

From 2012 through the end of September 2015, the EMC board of directors, with assistance from outside consultants, reviewed and discussed EMC’s plans for CEO succession.

In connection with its ongoing review of strategic alternatives, commencing in November 2013, the EMC board of directors and senior management, with the assistance of EMC’s financial advisors and legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden, engaged in discussions and negotiations with Company X, a leading global provider of enterprise information technology products and services, regarding a potential business combination transaction. The parties ceased discussions regarding a potential transaction in mid-October 2014.

On July 11, 2014, each of Elliott Associates, L.P. and Elliott International Limited, referred to collectively as the Elliott Parties, notified EMC that it intended to file a Hart-Scott Rodino Notification and Report Form with the FTC and the DOJ regarding its intention to acquire a significant interest in EMC’s common stock. The Elliott Parties filed their respective notices with the FTC and the DOJ on July 14, 2014 and, since that time, have held a significant interest in EMC’s common stock.

On July 21, 2014, The Wall Street Journal reported that an affiliate of the Elliott Parties, Elliott Management Corp., referred to as Elliott Management, and, together with the Elliott Parties, referred to as Elliott, planned to push for a breakup of EMC through a spin-off of EMC’s shares in VMware.

From mid-July 2014 through early October 2014, EMC engaged in a number of discussions with representatives of Elliott regarding Elliott’s perspectives on strategic alternatives EMC might undertake to enhance shareholder value and on the composition of the EMC board of directors. During this period, EMC, with the assistance of Skadden, also engaged in negotiations with Elliott and its legal counsel regarding the terms of a draft confidentiality and standstill agreement.

On September 24, 2014, Michael S. Dell, the Chief Executive Officer and a director of Denali, contacted Joseph Tucci, EMC’s Chief Executive Officer and Chairman, to discuss their respective views of market trends and to assess EMC’s interest in a potential transaction between EMC and Denali.

At a meeting of the EMC board of directors held on October 6, 2014, the board discussed with members of EMC’s management and EMC’s then financial advisors, among other matters, the risks and challenges posed by various strategic alternatives under review by EMC’s management, including a spin-off of EMC’s shares in VMware to EMC shareholders and a potential transaction with Company X. The board of directors also discussed with management exploring the possibility of partnering with Dell or acquiring certain assets from Dell. At the meeting, the directors expressed their concerns regarding the proposed valuation of the company as well as, among other matters, the execution risks of a potential transaction with Company X, risks associated with Company X’s competitive position and the respective prospects of Company X’s key businesses. The directors also determined, among other matters, that EMC’s financial advisors should prepare an assessment of the financial impact of a spin-off of EMC’s shares in VMware and also reviewed the status of next steps and further analysis with respect to a potential transaction with Company X.

After several weeks of unsuccessful negotiations regarding the terms of a draft confidentiality and standstill agreement, on October 8, 2014, Elliott Management sent, on behalf of the Elliott Parties, a public letter to the EMC board of directors expressing Elliott’s view that EMC’s Federation structure obscured value in EMC’s business and assets. The letter set forth Elliott’s proposal that EMC increase shareholder value by spinning off its interest in VMware to EMC shareholders, undertaking a leveraged repurchase of EMC shares and pursuing additional strategic alternatives, including the possible sale of assets or of EMC as a whole to one or more strategic counterparties. Following receipt of the public letter and through the remainder of 2014, representatives of EMC and Elliott continued to engage in discussions regarding possible strategic alternatives and continued to negotiate, with the assistance of their respective legal counsel, the terms of a draft confidentiality and standstill agreement. Also during this period, representatives of the Corporate Governance and Nominating Committee of the EMC board of directors informed representatives of Elliott that the committee was then conducting, with the assistance of an outside consultant, a search for potential director candidates, and that if Elliott had any suggested candidates it wished to be considered, Elliott should submit a list of those names to the committee.

On October 15, 2014, Egon Durban, Managing Partner and Managing Director of Silver Lake Partners and a director of Denali, contacted a representative of EMC’s senior management team by telephone to discuss a potential transaction between the parties. On October 28, 2014, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On October 29, 2014, EMC entered into a non-disclosure agreement with Dell and Silver Lake Management Company IV, L.L.C. pursuant to which the parties agreed to keep confidential certain information disclosed by them, in the event any information were to be disclosed, and to use such information solely for the purposes of evaluating a potential transaction between Dell and EMC. The non-disclosure agreement included certain customary standstill restrictions on Dell, Silver Lake Management Company IV, L.L.C and certain of their respective affiliates, which restrictions have since expired.

At a meeting of the EMC board of directors held on November 4-5, 2014, the board discussed with members of EMC’s management, among other topics, the alternatives of enhancement to the Federation model versus spinning off EMC’s shares in VMware to EMC shareholders. McKinsey & Co., referred to as McKinsey, which had previously been engaged by EMC with respect to various other matters, participated in discussion at this meeting concerning strategic matters and action plans arising out of the meeting held on October 6, 2014 (noting that discussions with Company X had terminated in mid-October 2014), a review of the current benefits of the Federation model and potential enhancements and improvements to such model and related benefits and risks.

On November 7, 2014 and November 11, 2014, Mr. Durban met with and contacted representatives of EMC’s senior management team to further discuss a potential transaction between the parties.

On November 14, 2014, Mr. Dell contacted Mr. Tucci by telephone to further discuss a potential transaction between the parties.

On December 4, 2014, a representative of Silver Lake Partners met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

At a meeting of the EMC board of directors held on December 10, 2014, the board discussed with members of EMC’s management the strategic direction of EMC, including the relative challenges and rewards of enhancing the Federation model versus spinning off EMC’s shares in VMware to EMC shareholders. The board also received an update regarding the status of discussions with Elliott, including consideration of a potential candidate identified by Elliott for appointment to the EMC board of directors and a proposed confidentiality and standstill agreement under discussion between EMC and Elliott. Though no definitive decision was reached at the meeting, the board’s collective view was that a spin-off of VMware common stock should be further explored. The board also determined that EMC should continue discussions with Elliott regarding director nominees and the confidentiality and standstill agreement, with the belief that reaching agreement on those issues might provide additional time for further consideration of various strategic alternatives.

On January 10, 2015, the EMC board of directors held a telephonic meeting during which the board discussed timing for further evaluation of Federation options, including execution of EMC’s 2015 operating plan and a potential spin-off of EMC’s shares of VMware. The board also received an update regarding negotiations of a draft confidentiality and standstill agreement with Elliott. The draft agreement provided, among other things, that the EMC board of directors would appoint Jose E. Almeida, a director nominee identified and proposed by EMC during negotiations between the parties, and Donald J. Carty, a director nominee identified and proposed by Elliott during negotiations between the parties who was determined by the Corporate Governance and Nominating Committee of the EMC board of directors, following the committee’s interview and review process, to meet the committee’s search criteria, to the EMC board of directors and nominate these individuals for re-election at EMC’s 2015 annual meeting of shareholders. The draft agreement also required the Elliott Parties to vote in favor of EMC’s slate of directors at the 2015 annual meeting of shareholders and to abide by customary standstill restrictions lasting through September 1, 2015. The EMC board of directors evaluated Mr. Almeida’s and Mr. Carty’s qualifications, prior experience, potential conflicts of interest and such other matters as the EMC board of directors deemed appropriate to consider with respect to the appointment of an independent director and, contingent upon finalizing the agreement, the EMC board of directors voted to approve an increase in the size of the board to thirteen and to appoint Messrs. Almeida and Carty to the board to serve until the 2015 annual meeting of shareholders. Following the appointment of Messrs. Almeida and Carty to the EMC board of directors, the Corporate Governance and Nominating Committee of the EMC board of directors continued its search for an additional potential director candidate meeting its search criteria.

Following the meeting of the EMC board of directors, EMC entered into a confidentiality and standstill agreement with the Elliott Parties, dated January 10, 2015, on the terms and conditions discussed at the meeting of the board.

On January 23, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

In late January 2015, Mr. Dell and Mr. Tucci met while attending the World Economic Forum in Davos, Switzerland. During this meeting, Mr. Dell and Mr. Tucci further discussed the possibility of a transaction between EMC and Denali. Shortly thereafter, on February 4, 2015, Mr. Tucci, along with another member of EMC’s management team, met with Mr. Durban to discuss a possible transaction between the parties, including the possibility of an acquisition of EMC by Denali.

On February 24, 2015, David Strohm, in his capacity as Lead Director of EMC, met with Jesse Cohn, a Portfolio Manager of Elliott Management, in Menlo Park, California to further discuss Elliott’s perspectives on how to enhance shareholder value.

On February 26, 2015 and February 27, 2015, the EMC board of directors met with members of EMC management at the offices of VMware in Palo Alto, California. At the meeting, members of management discussed with the board recently reported financial results for EMC for the fourth quarter of 2014 and reviewed EMC’s consolidated financial plan for 2015. Management discussed the challenges EMC could expect to encounter to achieve its consolidated financial plan for 2015 given market trends and the need for EMC to continue to focus its product development efforts on new and emerging technologies, including hybrid cloud technologies. During this discussion, members of senior management reviewed with the board the competitive environment and possible acquisition opportunities that could arise in 2015. Following further review and discussion of the competitive landscape, market trends, EMC’s results of operations for 2014 and its financial plan for 2015, the board of directors was generally of the view that while EMC should pursue decisive steps in 2015, a spin-off of EMC’s shares in VMware was not a preferable option given the benefits of the current

Federation relationship and efforts directed to research and development, acquisitions of companies of strategic interest and overall Federation enhancement would be more beneficial than continued assessment of a spin-off transaction. At the meeting, Mr. Tucci also provided the board of directors with an update regarding recent discussions with representatives of Elliott, and Mr. Strohm summarized his recent meeting with Mr. Cohn of Elliott Management. Also, in connection with its annual review of the company’s leadership and governance structure, the board of directors, with the non-independent directors and director William Green abstaining, voted that, effective immediately, Mr. Green should serve as the Lead Director of the company.

On March 16, 2015, March 26, 2015 and March 30, 2015, representatives of Silver Lake Partners met with and contacted representatives of EMC’s senior management team to further discuss a potential transaction between the parties.

On April 2, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On April 3, 2015, Messrs. Tucci and Green, along with another member of EMC’s senior management team, met with Mr. Dell and Mr. Durban in Austin, Texas to discuss a potential acquisition of EMC by Denali. During this meeting, the parties discussed, among other matters, Denali’s possible conceptual transaction structures and financing for an acquisition.

Following the April 3, 2015 meeting, the EMC board of directors received a letter from Denali, dated April 9, 2015, setting forth its interest in continuing to evaluate a potential acquisition of 100% of EMC’s core business, excluding VMware, for cash consideration, referred to as the April 9 Letter. The letter did not include a specific offer price but indicated that, based on preliminary due diligence, the amount of consideration that Denali would be willing to pay would represent a substantial premium over the value implied by EMC’s and VMware’s then current public share trading prices. Additionally, Denali conveyed in the letter its strong interest in continuing to evaluate as part of any such transaction the acquisition by it of a meaningful portion of EMC’s economic interest in VMware. The April 9 Letter indicated that Denali anticipated that any acquisition of EMC’s core business would be financed through a combination of new cash equity from Michael S. Dell, MSD Partners, Silver Lake and potentially Silver Lake’s limited partners or other co-investors, excess cash on hand at EMC and Denali and new debt financing from third-party financing sources, with any acquisition of EMC’s VMware shares also financed with a combination of new equity and debt capital.

On April 12, 2015, the EMC board of directors met telephonically to discuss with management, among other matters, the April 9 Letter. During this meeting, a member of EMC’s senior management team summarized for the board the April 3, 2015 meeting between representatives of EMC and Denali and discussed Denali’s interest in an acquisition of EMC. After further discussion of Denali’s expression of interest, the EMC board of directors requested that Mr. Tucci inform Denali that the board had received and discussed its letter. The EMC board of directors reserved for further discussion the topic of a potential transaction with Denali if and as the board deemed such discussion useful for the purpose of building shareholder value. At the meeting, a representative of Skadden also reviewed with the board its fiduciary duties in connection with receipt of the April 9 Letter. Additionally, in connection with EMC’s plan to enhance the Federation model by creating a managed cloud services business, the board reviewed and discussed with management, and approved a letter of intent with respect to, a potential acquisition by EMC of Virtustream Group Holdings, Inc., referred to as Virtustream, a cloud software and services company.

During the remainder of April 2015 and throughout May 2015, representatives of Denali, including its legal counsel, Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, and its accounting and tax advisor, Deloitte & Touche LLP, referred to as Deloitte, conducted a preliminary tax due diligence review of EMC for the purposes of considering various transaction structures for the potential transaction. This review generally consisted of meetings and calls between the parties’ respective tax advisors, management teams and legal counsel. Also during this period, McKinsey began preparing, with the help of EMC’s management team, an analysis of the potential synergies of a transaction with Denali and an analysis of certain “Federation 2.X” enhancements. During this period, following director review of a number of potential financial advisory candidates, Mr. Green, with coordination and assistance from members of EMC’s management team, also interviewed a number of financial advisors, including Morgan Stanley and Evercore, to act as financial advisors to the EMC board of directors in its review of strategic alternatives.

On April 30, 2015, the EMC board of directors met in Hopkinton, Massachusetts to discuss, among other matters, recent communications with Elliott. At the meeting, the board received and discussed a copy of a letter addressed to the board, dated April 29, 2015, which was sent by Mr. Cohn on behalf of Elliott Management. In the letter, Elliott Management called on the board to take significant and prompt action to maximize EMC’s value and requested a meeting between representatives of Elliott Management and a relevant group of EMC’s directors, including Mr. Tucci. Mr. Tucci confirmed for the board that, in response to Elliott Management’s letter, he along with one or more members of the board would be meeting with representatives of Elliott Management in the upcoming weeks. The board of directors also discussed with management the competitive forces affecting EMC’s business, including cloud service offerings and initiatives of various competitors. In connection with this discussion, the board of directors received an update from management regarding ongoing negotiations with respect to the company’s proposed acquisition of Virtustream.

On May 5, 2015, Mr. Durban met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On May 21, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to discuss certain tax matters related to a potential transaction between the parties.

On May 22, 2015, EMC entered into a merger agreement to acquire Virtustream.

On June 2, 2015, Messrs. Tucci and Green, along with other members of the EMC board of directors and senior management, met with Mr. Cohn and other representatives of Elliott Management at EMC’s headquarters in Hopkinton, Massachusetts. The representatives of EMC and Elliott Management discussed Elliott Management’s concerns reflected in its April 29, 2015 letter, Elliott Management’s views regarding potential strategic alternatives available to EMC that could possibly enhance shareholder value and recent initiatives undertaken by EMC to add value, including the pending acquisition of Virtustream.

On June 3, 2015, the non-management directors of the EMC board held a telephonic meeting at which Mr. Green provided the directors with a summary of the June 2, 2015 meeting with representatives of Elliott Management and reviewed an agenda for a call with members of senior management scheduled to occur immediately following the conclusion of the board meeting to discuss the status of the company’s review of strategic alternatives. During this later call, members of senior management reviewed: (1) the status of engaging Morgan Stanley and Evercore as financial advisors to assist the company and the board in their assessment of strategic alternatives; (2) the strategic alternatives then being evaluated by senior management, including various “Federation 2.X” enhancements (including acquisitions of companies of strategic interest, a leveraged recapitalization transaction and continued share buy-backs), a potential sale of the company to Denali and the possibility of investigating whether there might be an opportunity with respect to a potential transaction with Company Y, a global provider of servers, storage and networking solutions; (3) strategies to create a managed cloud services business within the Federation, including through the pending acquisition of Virtustream; and (4) additional considerations, beyond strategic and financial concerns, regarding the various strategic alternatives being considered, including the impact of these alternatives on customers, partners and employees of EMC. During this call, members of senior management also presented a process update with respect to a potential transaction with Denali, including a potential meeting to occur in the coming days between certain members of the EMC board and senior management with representatives of Denali, and a preliminary analysis of the estimated cost and revenue synergies of a potential transaction.

On June 8, 2015, Messrs. Dell and Durban met with a member of the EMC board of directors and a representative of EMC’s senior management team in Boston, Massachusetts to discuss the potential merits and terms of a transaction between the parties and to obtain additional background information regarding Denali’s operations and its strategic vision.

On June 9, 2015, EMC entered into a letter agreement with Morgan Stanley, engaging Morgan Stanley to act as a financial advisor to the EMC board of directors with respect to EMC’s evaluation of various strategic alternatives for the company. The letter agreement provided for Morgan Stanley to receive a monthly advisory fee during the term of the agreement but did not require EMC to engage Morgan Stanley as a financial advisor in connection with a potential sale transaction or entitle Morgan Stanley to receive a fee if a sale transaction were consummated.

Also on June 9, 2015, Messrs. Tucci and Green, along with a member of EMC’s senior management team, met with Messrs. Dell and Durban in Boston, Massachusetts, to further discuss a potential transaction between the parties, including the parties’ respective strategic visions of how a combined Denali-EMC organization would operate following the closing of any such transaction, and to review certain preliminary due diligence questions posed by Denali regarding EMC’s business and operations.

On June 15, 2015, the EMC board of directors held a telephonic meeting at which representatives of Morgan Stanley provided the board with Morgan Stanley’s preliminary assessment of several strategic alternatives which might be available to EMC to potentially enhance shareholder value. These alternatives included several standalone strategies, including a levered recapitalization of EMC, the issuance by EMC of a tracking stock that would track EMC’s economic interest in VMware, the buy-in of VMware’s publicly-held shares and a spin-off of VMware, as well as actions involving third parties, including a sale of EMC to a third party and acquisitions of companies of strategic interest. Morgan Stanley also reviewed and discussed with the board of directors financial forecasts for EMC’s core businesses prepared by management and presented its preliminary assessment of the potential future prices of EMC stock under various assumptions. Representatives of Evercore also presented Evercore’s independent preliminary view of industry and market dynamics and discussed several alternative strategies EMC could potentially pursue that might positively impact EMC’s revenue and earnings per share, including a levered recapitalization transaction and acquisitions of companies of strategic interest. Certain members of management, together with a representative of McKinsey, delivered a presentation discussing EMC’s Federation strategy and the status and progress of various “Federation 2.X” enhancements to this strategy. Certain members of management also presented an update on EMC’s long-range planning, including reviewing multi-year forecasts prepared by management under varied assumptions, and a representative of Skadden discussed with EMC’s board of directors its fiduciary duties with respect to its review of the various strategic alternatives potentially available to EMC. The EMC board of directors, together with representatives of Morgan Stanley, Evercore and members of management, engaged in a discussion of certain potential benefits associated with the various potential strategic alternatives discussed, as well as certain concerns and considerations related to the various strategic alternatives. Among the concerns or considerations noted were: with respect to a levered recapitalization of EMC, the sustainability of any price impact following share repurchases, the impact of a higher debt load and lower credit rating for EMC’s business, and that this alternative might preclude future large business investments or acquisitions; with respect to the issuance by EMC of a tracking stock to track EMC’s economic interest in VMware, the potential complexity from having another publicly traded security representing an interest in VMware, possible financial reporting issues, the continuing need to maintain ownership of 80% of outstanding VMware shares to continue to include VMware in its consolidated tax returns, and that this alternative appeared to present only a modest opportunity to EMC to unlock near-term value; with respect to a sale of EMC to a third party strategic buyer, the limited universe of potential buyer candidates, the challenging deal size for any potential buyer, and the potential impact of exogenous distractions on likely buyer candidates; with respect to a take-private transaction, the complexity of such a transaction, the absence of potential synergies to be realized in a transaction with a financial buyer, the limited universe of potential financial buyer candidates, the significant debt financing that would be required for a financial buyer and the limited range of exit opportunities that would be available to a financial buyer; with respect to a possible buy-in of outstanding VMware shares, the likely premium required to effectuate the buy-in, the uncertain valuation of EMC common stock post buy-in, and the effect of the loss of an employee hiring and retention tool; with respect to a spin-off of VMware, the loss of full operational alignment, the potential for material dis-synergies on both revenue and earnings and questions about the future of a separate storage entity; and with respect to acquisitions of strategic interest, potential tax issues and timing, the availability and willingness of potential acquisition targets, the need to pay a transaction premium, potential dilution and execution risks in consummating such acquisitions. Mr. Tucci provided the board of directors with an update on a recent meeting between representatives of EMC and Denali to discuss a potential sale transaction, and another member of the board discussed his recent separate meeting with a representative of Denali. EMC’s non-management directors engaged in a discussion of the structural alternatives and “Federation 2.X” enhancements presented during the meeting and the option of further engaging with Denali regarding a potential transaction in light of the concerns identified with respect to various strategic alternatives. Following this discussion, the directors established a protocol for further discussions with Denali, pursuant to which Mr. Green, with the advice of EMC’s financial advisors and the assistance of other non-management directors of EMC, would lead consideration of whether and how to further engage in discussions with Denali regarding a potential transaction.

Following the June 15, 2015 meeting of the EMC board of directors and through September 2015, members of EMC’s senior management team and its legal and financial advisors engaged in a number of discussions with respect to, and conducted research and analysis of, several standalone strategies that EMC could pursue to potentially enhance shareholder value, including the issuance by EMC of a tracking stock that would track EMC’s economic interest in VMware, and also reviewed certain key terms and conditions that EMC would expect to see reflected in a draft merger agreement for a potential transaction with Denali.

On June 25, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On June 26, 2015, EMC entered into a letter agreement with Needham & Company, LLC, referred to as Needham, to engage Needham as a financial advisor to EMC in connection with a possible transaction. In connection with this engagement, Needham reviewed and summarized publicly available financial and market data, including with respect to Denali and Dell, for use by management of EMC in evaluating a possible transaction.

On July 1, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On July 7, 2015, Mr. Tucci and Mr. Dell participated in a call to further discuss the status of a potential transaction.

On July 9, 2015, the closing of the Virtustream transaction occurred, pursuant to which Virtustream became a wholly-owned subsidiary of EMC.

On July 15, 2015, the EMC board of directors received a letter, dated July 13, 2015, from Denali setting forth its non-binding indication of interest regarding an acquisition of 100% of EMC’s core federated businesses and EMC’s shareholdings in VMware in a transaction that would deliver to EMC shareholders $33.05 per share of total value to EMC shareholders, referred to as the July 15 Letter. Per the July 15 Letter, the proposed per share consideration would consist of $24.69 per share in cash and $8.36 per share in non-voting tracking stock, which tracking stock would be linked to up to 60% of EMC’s economic interest in VMware. The July 15 Letter stated that the $33.05 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of July 10, 2015, as well as a premium to EMC’s one-, two- and five-year trading highs, and that for purposes of Denali’s analysis, Denali valued the economic interest represented by the tracking stock at the then-current public market price of the underlying VMware shares. The July 15 Letter also set forth certain terms that Denali expected would be included in a definitive merger agreement for the transaction, including a go-shop period of unspecified duration during which EMC would be permitted to solicit alternative acquisition proposals and to enter into such a proposal if superior to the transaction agreed to by EMC and Denali, subject to EMC paying Denali an unspecified termination fee. The July 15 Letter set forth Denali’s view that debt financing for the transaction could be readily obtained, enclosed a letter, dated July 13, 2015, from J.P. Morgan Securities LLC, referred to as JP Morgan, expressing JP Morgan’s confidence in underwriting a significant amount of Denali’s debt financing and provided additional detail regarding the proposed equity financing for the transaction. The July 15 Letter also indicated that EMC would have the ability to specifically enforce Denali’s obligation to close the transaction if Denali’s closing conditions are satisfied and the necessary debt financing were to be funded, and that a substantial reverse termination fee would be included in the event the merger agreement were terminated because of Denali’s breach or because Denali fails to close because its third-party debt financing is not available. The financing structure outlined in the July 15 Letter assumed that Denali would raise $14 to 16 billion in new common and preferred equity from Michael S. Dell, MSD Partners, Silver Lake and potentially Silver Lake’s limited partners.

On July 16, 2015, the EMC board of directors met in Boston, Massachusetts to discuss, among other matters, the July 15 Letter with management and EMC’s financial advisors. Representatives of Morgan Stanley, which had been provided a version of the July 15 Letter which had the identity of Denali redacted, provided its assessment of Denali’s proposal. The EMC board of directors discussed this assessment and Denali’s proposal in detail with the representatives of Morgan Stanley, including in the context of EMC’s ongoing assessments of strategic alternatives for the company. The non-management directors agreed that a sale of EMC might be attractive and in the best interests of EMC’s shareholders, but that an increase in the proposed consideration should be pursued. The non-management directors instructed Mr. Green, as the board’s representative, to inform Denali that the consideration proposed in the July 15 Letter was inadequate, while at the same time communicating the board’s desire for additional information regarding Denali’s indication of interest. The non-management directors also authorized Mr. Green to further engage Morgan Stanley to advise the board regarding a possible transaction with Denali and with respect to alternative strategies to enhance shareholder value. A representative of Skadden advised the board of directors regarding their fiduciary duties under Massachusetts law in light of their receipt of the July 15 Letter. During the meeting, certain members of management also reviewed with the board of directors EMC’s second quarter financial results, noting management’s expectation that it would reduce its internal forecast of full-year product bookings for the company and would discuss this information in the upcoming earnings call with investors.

On July 21, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On July 22, 2015, members of EMC’s management team held a conference call with investors to discuss EMC’s second quarter financial results and full year outlook. During this call, members of EMC’s management team discussed the company’s decision to reduce its full year revenue forecast by $400 million, identifying as relevant factors a decline in customer demand for traditional storage products, pressure in certain international markets due to geopolitical issues and its general cost structure.

On July 23, 2015, Messrs. Tucci and Green received an email from Mr. Cohn for circulation to the other members of the EMC board of directors. In the email, Mr. Cohn expressed Elliott Management’s disappointment with EMC’s second quarter financial results and stated that, upon termination of the standstill restrictions on September 1, 2015, Elliott Management intended to appeal directly to EMC’s shareholders for change.

As discussed during the July 16, 2015 meeting of the EMC board of directors, on July 27, 2015, Mr. Green contacted Mr. Dell by telephone to further discuss a potential transaction between the parties. During the call, Mr. Green noted that the EMC board of directors had reviewed and discussed the July 15 Letter and had determined that further discussions should take place between the parties to develop a better understanding of Denali’s proposal and to further assess the possibility of a transaction. Mr. Green also conveyed to Mr. Dell the EMC board of directors’ position that the consideration referenced in the July 15 Letter did not reflect EMC’s full value, noting that while the proposed consideration reflected a premium to the then current trading price of EMC shares, the board of directors’ position was that EMC’s recent investments and growth opportunities were not fully reflected in the company’s then current market price. Mr. Green also discussed the tracking stock component of the consideration referenced in the July 15 Letter, noting that it would be a key element in the evaluation by EMC shareholders of Denali’s proposal, and expressed a need for additional information regarding both the tracking stock and the scope and terms of Denali’s financing for the proposed transaction.

On July 28, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team and a representative of Morgan Stanley by telephone to further discuss a potential transaction between the parties.

On July 29, 2015, the EMC board of directors met with representatives of EMC’s management and Morgan Stanley in Boston, Massachusetts. At the meeting, a representative of Morgan Stanley discussed Morgan Stanley’s assessment, including the valuation implications thereof, of certain standalone “Federation 2.X” strategies that EMC could pursue, including a leveraged recapitalization of EMC and the issuance by EMC of a tracking stock linked to EMC’s interest in VMware, and compared these alternatives to several other strategies involving third parties, including a strategic sale of EMC and the sale of certain non-core businesses. The EMC board of directors discussed these alternatives in detail, including the concerns and considerations associated with these alternatives previously identified. The board of directors also discussed next steps for engaging with Denali regarding a potential transaction, including the need for greater certainty regarding Denali’s ability to obtain necessary financing. Mr. Green also provided the board with a summary of his July 27, 2015 call with Mr. Dell. After further discussion, the EMC board of directors determined that the various standalone strategies discussed with Morgan Stanley at the meeting should be developed and considered in parallel with further discussions with Denali regarding a potential transaction.

On July 30, 2015, a meeting of the EMC board of directors was held in Boston, Massachusetts to discuss, among other matters, the principal terms of a proposed engagement letter with Morgan Stanley providing for Morgan Stanley to act as a financial advisor to the board with respect to the evaluation of strategic alternatives. Following the board’s discussion of the terms of the proposed engagement letter, the board directed Mr. Green to finalize and execute the engagement letter. Members of Virtustream’s management team also presented an overview of the Virtustream business and the opportunities it could provide the Federation in connection with the creation of a managed cloud services business.

On July 31, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

In August 2015, after the board’s consideration of Morgan Stanley’s qualifications, expertise, reputation, relationships and knowledge of EMC’s business, and negotiations as to the terms of its engagement, EMC entered into a letter agreement, dated August 5, 2015, confirming EMC’s engagement of Morgan Stanley as of May 24, 2015 to act as a financial advisor to the EMC board of directors in connection with EMC’s evaluation of strategic alternatives for the company, including a possible sale of EMC as a whole. Pursuant to the letter agreement, in addition to a monthly advisory fee, Morgan Stanley was entitled to receive a fee if EMC consummated a sale transaction.

On August 3, 2015, representatives of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On August 6, 2015, an organizational call was held between representatives of Bain & Company, Inc., referred to as Bain, consultants to Denali, and McKinsey, consultants to EMC, to discuss various business and financial due diligence related matters, including the creation of a data room and the establishment of a “clean room” protocol for antitrust and competition purposes. Thereafter and continuing throughout the period leading to the execution of the merger agreement, members of Denali’s management team, representatives of Silver Lake Partners and Denali’s advisors conducted a financial and business due diligence investigation of EMC with the assistance of antitrust counsel to both parties. Denali’s financial and business due diligence investigation of EMC generally consisted of, among other things, EMC providing Denali’s management team, representatives of Silver

Lake Partners and Denali’s financial advisors with financial and other documents related to its business and operations and numerous meetings between the parties’ respective management teams, representatives and advisors.

On August 7, 2015, representatives of Silver Lake Partners met with a representative of EMC’s senior management team to further discuss a potential transaction between the parties.

On August 18, 2015, a representative of Silver Lake Partners contacted a representative of EMC’s senior management team by telephone to further discuss a potential transaction between the parties.

On August 18, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, the committee authorized another independent director of the EMC board to assist Mr. Green in his communications with both Denali and Elliott and to serve as a liaison to the committee with respect to such communications.

The following day, on August 19, 2015, the EMC board of directors met telephonically with members of EMC’s management and representatives of Morgan Stanley and Skadden to further discuss, among other matters, certain standalone strategies that could be pursued by EMC to potentially enhance shareholder value. At the meeting, representatives of Morgan Stanley provided to the EMC board of directors its views with respect to two such strategies – the issuance by EMC of a tracking stock reflecting EMC’s economic interest in VMware and a leveraged recapitalization of EMC – which the directors discussed in detail, noting the issues previously identified with respect to these alternatives continued to be of concern. Morgan Stanley reviewed with the EMC board of directors the terms of certain precedent tracking stocks, noting the potential advantage that a tracking stock linked to EMC’s interest in VMware would be well understood given the existing VMware Class A common stock, as well as potential disadvantages, including accounting, legal and corporate complexity, a limitation of EMC’s ability to access VMware’s cash flows, and that such distribution would reduce the market capitalization of EMC common stock. A representative of Skadden also provided the directors with advice with respect to certain legal considerations related to the issuance of tracking stock. At the meeting, a member of EMC’s management team reviewed with the board of directors the data room and related protocols established for Denali and its representatives to continue its financial and business due diligence investigation of the company, which protocols were formulated through discussions with EMC’s advisors and representatives of Denali.

In connection with finalizing a “clean room” protocol, on August 21, 2015, EMC, Dell, Bain and McKinsey & Company, Inc. United States entered into a non-disclosure agreement related to the exchange of confidential information among designated representatives of EMC and Dell and a clean team non-disclosure agreement related to the exchange of competitively sensitive information among designated representatives of EMC and Dell.

On August 27, 2015, Messrs. Green and Tucci and a representative of EMC’s senior management team met with Messrs. Dell and Durban to further discuss a potential transaction between the parties.

On August 28, 2015, members of EMC’s senior management, together with Mr. Green and another member of the EMC board of directors, met with representatives of Silver Lake Partners and representatives of JP Morgan, Denali’s financial advisor, in Morristown, New Jersey. At the meeting, EMC’s senior management provided the representatives of Silver Lake Partners and the representatives of JP Morgan with additional information regarding EMC’s business, operations and financial position, and the representatives of Silver Lake Partners and the representatives of JP Morgan provided EMC’s senior management with additional information regarding the terms of Denali’s proposed debt financing.

On September 1, 2015, Messrs. Green and Tucci received a letter from Denali addressed to the EMC board of directors, dated September 1, 2015, referred to as the September 1 Letter. The September 1 Letter set forth Denali’s revised non-binding indication of interest to acquire 100% of EMC’s core federated businesses and

EMC’s shareholdings in VMware for cash consideration and non-voting tracking stock. The September 1 Letter reconfirmed Denali’s overall per share consideration price set forth in the July 15 Letter of $33.05 per share, but modified the allocation of this consideration between cash and tracking stock so as to consist of $24.92 per share in cash and $8.13 per share in tracking stock. Denali’s revised indication of interest also provided that the tracking stock would be linked to up to 60-70% of EMC’s economic interest in VMware, an increase from the 60% interest referenced in the July 15 Letter, and that for purposes of Denali’s analysis, that Denali was valuing the economic interest represented by the tracking stock at the then-current public market price of the underlying VMware shares. The September 1 Letter stated that the $33.05 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of September 1, 2015, as well as a premium to EMC’s one-, two- and five-year trading highs. The revised indication of interest also set forth Denali’s view that EMC’s shareholders would receive additional value, not reflected in the $33.05 proposal, through their ownership of the tracking stock and the synergies Denali expected VMware would realize as a result of the transaction. The September 1 Letter noted Denali’s intent to continue to invest heavily in the Boston area community and corporate presence and its belief that the enhanced prospects of a combined Dell-EMC would provide retained EMC employees and executives with greater financial and other opportunities than a standalone EMC. The September 1 Letter also reiterated Denali’s confidence in obtaining debt financing for the transaction, provided additional information regarding the nature and timing of its proposed financing, and enclosed letters from JP Morgan, dated September 1, 2015, regarding JP Morgan’s continued confidence in underwriting Denali’s debt financing and its prior favorable financing experiences with Dell and Silver Lake Partners. The financing structure outlined in the September 1 Letter assumed that Denali would raise $6 to 11 billion of preferred equity from unspecified existing limited partners of Silver Lake and $3 to 8 billion of new equity from Michael S. Dell, MSD Partners, Silver Lake and co-investors.

On September 2, 2015, a meeting of the EMC board of directors was held in New York City, at which members of EMC’s management provided the directors with additional information regarding a number of “Federation 2.X” alternatives the company could potentially pursue. The directors compared these alternatives to various other potential strategic options, including a potential transaction with Denali and additional strategic acquisitions of companies of interest. EMC’s management also presented data concerning potential aspects of a transaction with Denali, including potential cost and revenue synergies. Representatives of Morgan Stanley provided a market update, including its assessment of current capital market conditions and certain market observations regarding EMC’s performance relative to its industry peers, reviewed the financial forecasts for EMC and its valuation analysis of EMC as a standalone company, provided additional financial analysis of a possible recapitalization transaction through the issuance by EMC of a standalone tracking stock and provided an update on the ongoing negotiations of a potential transaction with Denali. The EMC board of directors engaged in a lengthy discussion of the matters presented by management and Morgan Stanley, as well as the September 1 Letter, which was circulated to the directors. The discussion addressed, among other topics, the comparative strategic merits, execution risks and stakeholder considerations of the “Federation 2.X” alternatives presented and of a potential transaction with Denali, as well as timing considerations applicable to each. With respect to the “Federation 2.X” alternatives, the directors considered as potential strategic merits the anticipated continued customer support of Federation strategies, the possibility of EMC realizing additional synergies from consolidation transactions and the availability of capital for strategic acquisitions, and as potential risks the uncertainties as to the anticipated growth rates of certain EMC businesses, EMC’s size relative to other large information technology companies, possible limited opportunities for strategic partnerships and the culture challenges of strengthening Federation governance and a CEO transition. With respect to a potential transaction with Denali, in addition to the anticipated value of the merger consideration, the directors considered as possible strategic merits the potential position of the combined company as an information technology leader and possible cross-selling opportunities, and as potential risks the uncertainties and impact on EMC’s business that could result from possible other bids for EMC, as well as the possible impact on EMC stakeholders, including employees and the local economy, that might result from any workforce reductions implemented by the surviving company. Following this discussion, Messrs. Dell and Durban and a representative of JP Morgan joined the meeting. Mr. Dell discussed with the board of directors the opportunities that could be created by, and benefits of, combining Denali’s and EMC’s respective operations and, along with Mr. Durban and the representative of JP Morgan, provided additional details regarding Denali’s proposed financing. Messrs. Dell and Durban also answered a number of questions from the EMC board of directors regarding the effect of the proposed transaction on EMC’s employees and other Massachusetts constituencies. Following the departure of Messrs. Dell and Durban and the representative of JP Morgan, the directors continued to discuss the potential transaction with Denali, including the timing and risks of such a transaction, and various “Federation 2.X” alternatives and the possible benefits and risks of these alternatives as discussed in prior meetings of the EMC board of directors. From this discussion, the non-management directors concluded that they needed additional information to better understand the potential risks and rewards associated with Denali’s proposal, including the proposed issuance of tracking stock. At the meeting, the EMC board of directors also unanimously approved the creation of a special committee of the board to consider certain matters related to the creation of a managed cloud services business.

On September 4, 2015, Mr. Durban met with a representative of VMware’s senior management to discuss the potential transaction between EMC and Denali.

On September 8, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, which certain other members of the EMC board also attended, the directors discussed Temasek as a possible preferred equity financing source proposed by Denali in connection with a potential transaction.

On September 14, 2015, Denali provided representatives of EMC a summary of key terms that Denali proposed be included in a merger agreement for the transaction. Among other matters, Denali’s summary proposed a thirty-day go-shop period, an eighteen-month “tail” period for any EMC termination fee payable due to entry into or consummation of an alternative transaction following termination of the merger agreement, and a closing condition for the benefit of Denali imposing a limit on the percentage of EMC shareholders seeking to assert appraisal rights in respect of the transaction.

The next day, on September 15, 2015, a member of EMC’s senior management team and a representative of Morgan Stanley met in-person in Menlo Park, California with representatives of Silver Lake Partners to discuss the summary of key terms proposed by Denali.

Also on September 15, 2015, the Corporate Governance and Nominating Committee of the EMC board of directors met telephonically, along with another member of the EMC board of directors, to discuss, among other matters, the status of certain “Federation 2.X” enhancements and initiatives undertaken by the company and discussions and work related to a potential transaction with Denali. At the meeting, Mr. Green indicated that he would be participating in an upcoming discussion with representatives of Denali to further review a potential transaction and that he, Mr. Tucci and other representatives of EMC would also be separately meeting with representatives of Elliott Management.

In mid-September 2015, Mr. Green attended a meeting with representatives of Denali. At the meeting, the parties discussed certain proposed terms for a transaction.

On September 17, 2015, Messrs. Green and Tucci, along with another independent director of the EMC board of directors and a member of EMC’s senior management team, met with representatives of Elliott Management in New York City. At the meeting, the representatives of EMC and Elliott Management discussed, among other matters, Elliott Management’s perspectives on steps EMC could take to enhance shareholder value, reviewed recent value-creating initiatives undertaken by EMC and various other strategic alternatives being considered by EMC and discussed the possibility of the parties entering into another non-disclosure agreement.

On September 18, 2015, members of EMC’s senior management team, and representatives of Denali, Silver Lake Partners and Deloitte met to discuss certain tax issues, a proposed requirement that EMC have a minimum amount of cash on hand at closing and related cash repatriation issues in connection with the proposed transaction.

Also, on September 18, 2015, members of EMC’s senior management team met with representatives of Silver Lake Partners to discuss certain financial matters in connection with the proposed transaction.

On September 18, 2015, Denali provided a draft merger agreement to EMC. Among other provisions, Denali’s draft merger agreement proposed a forty-five day go-shop period, a five business day match right that would continuously reset for another five business days as a result of any amendment to financial or other material terms, an EMC termination fee of $3 billion (reduced to $2 billion with respect to the go-shop period), Denali’s right to uncapped expense reimbursement from EMC if the merger agreement is terminated in certain circumstances, an eighteen-month “tail” period for any EMC termination fee payable, a closing condition for the benefit of Denali related to assertion of appraisal rights by EMC shareholders, a requirement that Denali’s proposed preferred equity financing be available in order for EMC to be entitled to specific performance of Denali’s obligations to consummate the merger, a reverse termination fee of $2 billion, and Delaware governing law and submission to jurisdiction provisions. Denali’s draft merger agreement also contemplated a closing condition solely in favor of Denali related to receipt of a tax opinion from Denali’s counsel that the merger should be treated as an exchange described in Section 351 of the Internal Revenue Code and that for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali.

Through October 12, 2015, EMC, Denali, Silver Lake Partners and their respective legal counsel and financial advisors engaged in negotiations concerning the draft merger agreement and its exhibits and schedules, including, among other items, covenants related to the solicitation of acquisition proposals, the ability of the EMC board of directors to change its recommendation, Denali’s obligations to obtain financing and consummate the transaction, EMC’s rights to specific performance, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee.

Commencing in mid-September 2015 and continuing throughout the period leading to the execution of the merger agreement, representatives of Denali, including its legal counsel and accounting advisors, and Silver Lake Partners conducted confirmatory legal, tax and accounting due diligence of EMC. In connection with this review, on September 23, 2015, Simpson Thacher provided a list to Morgan Stanley regarding the legal due diligence that Denali wished to perform on EMC. In response to this legal due diligence request list and other requests from Denali and its advisors regarding tax and accounting due diligence, EMC provided Denali and its legal counsel and accounting advisors with a number of documents related to its business and operations and held several calls between the parties’ respective legal counsel and accounting advisors.

On September 21, 2015, representatives of EMC, Denali, Silver Lake Partners, Morgan Stanley, Skadden and Simpson Thacher met in person and by videoconference to discuss proposed terms of the tracking stock to be issued to EMC shareholders in connection with the proposed transaction. During the call, Denali provided a written summary of certain key tracking stock principles proposed by Denali, which the parties discussed during the call. Among other matters, Denali’s summary proposed that the tracking stock be convertible into Denali common stock at any time based on the relative market value of each security at such time, that the tracking stock represent 60% of EMC’s current stake in VMware and that the tracking stock vote together as a single class with Denali’s other stockholders. Denali’s summary also contained provisions related to a proposed capital stock committee of the Denali board, whose initial members were proposed by Denali to be selected in Denali’s sole discretion.

On September 22, 2015, during a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, which certain other members of the EMC board also attended, Mr. Green discussed with the directors the substance of his September 17, 2015 meeting with representatives of Elliott Management and a conversation between him and Mr. Cohn of Elliott Management that occurred shortly following the September 17, 2015 meeting. Also at this meeting, the committee determined to recommend that Laura Sen, having been determined after the committee’s interview and review process to meet its search criteria, be appointed to the EMC board of directors.

Following the meeting of the Corporate Governance and Nominating Committee of the EMC board of directors, on September 22, 2015, the EMC board of directors met telephonically with certain members of

EMC’s management team. At the meeting, Mr. Green provided the directors with an update regarding a potential transaction with Denali, including information regarding the work undertaken by Denali to secure financing for the transaction and possible timing of next steps to reach agreement on transaction terms. He also provided the directors with an update regarding the status of certain ongoing work related to “Federation 2.X” initiatives, including with respect to the possible standalone strategy of EMC issuing tracking stock reflecting its economic interest in VMware. The EMC board of directors discussed at length these matters, including the interdependency of efforts related to a potential transaction with Denali, certain “Federation 2.X” initiatives and the creation of a managed cloud services business within the Federation, and agreed on the importance aligning these efforts and director oversight given the interrelatedness of these matters. At this meeting, following an evaluation by the EMC board of directors of Ms. Sen’s qualifications, prior experience, potential conflicts of interest and such other matters as the EMC board of directors deemed appropriate to consider with respect to the appointment of an independent director, the EMC board of directors also unanimously agreed to increase the size of the board to thirteen members and to elect Ms. Sen to the board.

On September 23, 2015, Skadden provided a revised draft of the merger agreement to representatives of Denali and Silver Lake Partners.

Also on September 23, 2015, Messrs. Green and Tucci received a letter from Denali addressed to the EMC board of directors, dated September 23, 2015, referred to as the September 23 Letter. The September 23 Letter set forth Denali’s further revised non-binding indication of interest to acquire 100% of EMC’s core federated businesses, excluding VMware, and EMC’s shareholdings in VMware for cash consideration and tracking stock. The September 23 Letter proposed total consideration per share of $33.05 to $33.15 (valuing the economic interest represented by the tracking stock at the then current market price of the underlying VMware common stock), noting that Denali had increased its per share consideration of its offer despite a decrease in the EMC share price and industry valuation multiples since its first proposal. The September 23 Letter did not indicate what portion of the consideration would consist of cash consideration versus tracking stock, but provided that the tracking stock would be linked to 60% of EMC’s economic interest in VMware. The September 23 Letter stated that the $33.05-$33.15 proposal represented a premium to the implied enterprise value of EMC’s core federated businesses (excluding VMware) based on trading prices of EMC common stock and VMware Class A common stock as of September 22, 2015, as well as a premium over specified mean current trading multiples of a group of EMC’s industry peers. The September 23 Letter also provided additional information regarding the anticipated timing, sources and amounts of its proposed debt and equity financing. Also enclosed with the September 23 Letter were letters from Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, and JP Morgan, each dated September 22, 2015, expressing the confidence of each of Merrill Lynch and JP Morgan in underwriting Denali’s debt financing, as well as term sheets for the debt and equity financing. The financing structure outlined in the September 23 Letter assumed that Denali would raise up to $7 billion of preferred equity from existing limited partners of Silver Lake and up to $4 billion of new common equity from Michael S. Dell, MSD Partners, Silver Lake and Silver Lake’s and MSD Partners limited partners.

On September 23, 2015, representatives of EMC’s senior management team and representatives of Silver Lake Partners met to further discuss the proposed transaction between the parties.

On September 25, 2015, the EMC board of directors met telephonically with management and representatives of Morgan Stanley and Skadden to discuss, among other matters, the September 23 Letter. At the meeting, representatives of Morgan Stanley provided to the board its assessment of the terms of September 23 Letter, including its valuation analysis of the proposed merger consideration, and discussed Denali’s proposed sources and uses to fund the transaction. During this review, Morgan Stanley also discussed certain standalone “Federation 2.X” strategies EMC could alternatively pursue from the point of view of determining the best strategic alternative for EMC shareholders on a risk-adjusted basis. The representatives of Morgan Stanley also provided a valuation analysis of EMC for fiscal years 2015 and 2016 relative to EMC’s industry peers. A representative of Skadden reviewed with the board of directors certain key open issues under discussion between Denali and EMC regarding the proposed issuance of tracking stock and Denali’s financing for the potential transaction, focusing on issues that could potentially impact the estimated value of the tracking stock and deal certainty, and also reviewed with the directors their fiduciary duties under Massachusetts law under the circumstances. The key open issues as to the proposed tracking stock included whether the tracking stock would be convertible into Denali common stock at a premium, whether the tracking stock would have a separate class vote and under what circumstances, and the composition of the Capital Stock Committee of the Denali board of directors. The key open issues as to deal certainty regarding Denali’s financing included whether Denali’s debt commitment letters would be subject to funding conditions related to Denali’s existing business or the combined enterprise, whether Denali’s debt and common equity commitments would be subject to funding conditions related to the availability of Denali’s proposed preferred equity financing, the timing of the marketing period and the size and triggers for the reverse termination fee. Mr. Green provided the directors with an update regarding possible next steps with respect to the proposed transaction with Denali. In executive session, the non-management directors discussed the various presentations by Morgan Stanley and Skadden at length and their respective views of the challenges and risks presented by certain aspects of both Denali’s revised indication of interest and the various alternative standalone “Federation 2.X” strategies and their view that EMC should continue to pursue a possible transaction with Denali.

On September 25, 2015, representatives of EMC’s senior management team, Silver Lake Partners and Bain met to further discuss the proposed transaction between Denali and EMC.

On September 26, 2015, a member of EMC’s senior management team attended a call with Mr. Durban to discuss EMC’s and Denali’s respective positions as to certain key open transaction terms. Among the principal provisions discussed were those relating to the terms of EMC’s right to solicit alternative acquisition proposals during a go-shop period, Denali’s obligations to secure debt and common equity financing sufficient to close the transaction, risks associated with the availability of the proposed preferred stock financing and the amount of the per share merger consideration and the allocation of the consideration between cash and tracking stock.

Following the call between a member of EMC’s senior management team and Mr. Durban, on September 26, 2015, Simpson Thacher circulated to EMC, Morgan Stanley and Skadden a list setting forth principal open business issues identified by Simpson Thacher, Denali and Silver Lake Partners in their review of the revised draft merger agreement. Shortly following circulation of the list, the parties and their respective legal and financial advisors participated in a call to discuss the open transaction terms which related to, among other things, Denali’s financing, including the timing of the marketing period and conditions to funding, a proposed requirement that EMC have a minimum amount of cash on hand at closing to be available in connection with the financing of the transaction, the terms of EMC’s right to solicit alternative acquisition proposals during a go-shop period, the ability of the EMC board of directors to change its recommendation, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee, EMC’s rights to specific performance, the appropriate efforts standard to obtain the requisite antitrust approvals for the transaction, the treatment of equity awards and other employee compensation and benefits matters and the scope of the parties’ respective conditions to closing. During this call, the parties resolved certain of the identified open issues (including the 60-day duration of the go-shop period and the twelve-month “tail” period for any EMC termination fee) and deferred others for further negotiation and discussion. In response to EMC’s concerns over the certainty of Denali’s financing, Denali indicated that it was seeking to obtain debt commitment letters with a funding condition related to EMC’s business that would follow the material adverse effect definition in the merger agreement (and no condition related to Denali’s existing business or the combined enterprise), and that Denali was reviewing the size of any preferred equity investment. The parties also discussed the status of Denali’s due diligence investigation of EMC. At the conclusion of the call, the parties agreed that certain members of the parties’ respective management teams and Skadden and Simpson Thacher would participate in a call to further discuss the status of the remaining key open business issues and that this call would occur prior to an in-person meeting of the parties’ respective management teams expected to take place on September 29, 2015 in Menlo Park, California. Shortly following the conclusion of the parties’ call on September 26, 2015, a member of EMC’s senior management team contacted a representative of Silver Lake Partners to confirm the timing of the call between Denali’s and EMC’s respective legal advisors and select members of management and to confirm next steps to facilitate a discussion between the parties’ respective business teams on September 29, 2015.

On the morning of September 28, 2015, Simpson Thacher circulated to EMC, Morgan Stanley and Skadden an updated list of the principal open business issues, identifying the status of, and proposed next steps to resolve, each issue. Later that day, members of each party’s respective management team and Skadden and Simpson Thacher participated in a call to discuss the updated issues list and further discuss each party’s respective position.

On September 29, 2015, EMC’s and Denali’s respective management teams and representatives of Silver Lake Partners met in Menlo Park, California to further discuss the status of the principal open business issues. Representatives of Skadden, Morgan Stanley and Simpson Thacher also participated in the meeting by telephone. Later that day, Skadden and Simpson Thacher participated in a call to negotiate and discuss certain other open legal issues and terms reflected in the draft merger agreement.

Among other matters, the updated list of principal open business issues and related discussions with advisors on September 28-29, 2015 confirmed that EMC and Denali were aligned on the expectation that Denali’s debt commitment letters would not include any material adverse effect condition related to Denali’s business. However, Denali and its representatives indicated that Denali was continuing to look at alternatives related to sizing and terms of potential preferred equity financing and that the availability of specific performance to EMC if such financing were not available remained an open issue. The parties also discussed the need to develop a mutually agreed plan on availability of EMC cash at closing and a minimum amount to be reflected in the merger agreement reflecting an appropriate cushion above forecasted cash levels. The parties further acknowledged that resolution of open issues as to the delivery of opinions of tax counsel as a condition to closing and the level of certainty in such opinions would be dependent on the terms of the tracking stock.

Also on September 29, 2015, a telephonic meeting of the Corporate Governance and Nominating Committee of the EMC board of directors was held, which certain other members of the EMC board also attended. At the meeting, the directors discussed, among other matters, certain items that they believed should be addressed in an upcoming board update being prepared by management and the company’s financial advisors regarding “Federation 2.X,” including a review of prior analysis of various strategic alternatives and a risk-adjusted valuation of certain “Federation 2.X” alternatives, and the proposed transaction with Denali, including the anticipated trading range for EMC stock upon announcement of a transaction and the anticipated tracking stock value.

On October 1, 2015, in response to the written summary of certain key tracking stock principles proposed by Denali on September 21, Skadden provided Denali and Simpson Thacher with an initial draft of terms related to the proposed tracking stock to be included in the amended and restated certificate of incorporation of Denali to be in effect upon the closing of the proposed transaction. The proposed terms included that the tracking stock be convertible into Denali common stock only at such time as the Denali common stock was publicly traded and at a 20% premium to the relative trading values at such time, that the tracking stock have a separate class vote in certain circumstances, including charter amendments and business combinations, and that the members of the Capital Stock Committee of the board of directors of Denali be agreed upon by Denali and EMC as of signing definitive transaction documents. Through October 12, 2015, EMC, Denali and their respective legal counsel and applicable financial advisors engaged in negotiations of the draft certificate of incorporation and other related tracking stock documents, including by-law provisions of Denali to be adopted in connection with the closing of the proposed transaction and a tracking stock policy statement of the board of directors of Denali setting forth certain procedures intended to protect the rights of the holders of the tracking stock following the closing of the proposed transaction. During this time, the parties discussed and negotiated, among other matters, the voting, conversion, redemption and dividend rights of holders of the tracking stock, as well as matters relating to a Capital Stock Committee of the board of directors of Denali that would oversee certain matters relating to the tracking stock. While certain terms were included in or omitted from the Class V Common Stock in order to further support the intended tax treatment of the transaction and the Class V Common Stock being recognized as common stock of Denali (see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”), EMC’s management team and representatives of Skadden and Morgan Stanley were able to negotiate transaction terms that were more favorable to EMC shareholders than those originally proposed by Denali. In particular, the parties agreed that the tracking stock would be convertible into Denali common stock only at such time as the Denali common stock was publicly traded and at a premium of 10-20% to the relative trading values at such time depending on the date of conversion, and that the tracking stock would have a separate class vote for certain charter amendments and business combinations. In addition, the parties agreed that (1) prior to consummation of the merger, Denali would consult with the chairman of the EMC board of directors concerning the individuals proposed by Denali to serve on the Denali board of directors following closing who would satisfy the independence requirements of a company listed on the national securities exchange on which the tracking stock would be listed, (2) the chairman of the EMC board of directors would be able to remove from consideration one person so proposed by Denali to serve on the Denali board of directors following consummation of the transaction, and (3) certain restrictions would be included in the Denali charter prohibiting Denali for two years from acquiring shares of VMware if such share acquisitions would cause the VMware common stock to cease to be publicly traded or VMware to cease to file reports under the Exchange Act.

Beginning in the spring of 2015 and continuing through October 12, 2015, representatives of Denali and Silver Lake engaged in extensive negotiations with respect to the arrangement of the debt financing for the transaction, providing representatives of EMC with periodic updates regarding such negotiations. Following such negotiations, a banking group consisting of eight banks and their affiliates agreed to provide debt financing for the transaction. On October 2, 2015, Simpson Thacher circulated to Skadden a revised draft of the merger agreement and drafts of certain documents related to Denali’s proposed equity and debt financing, including a form of common stock purchase agreement pursuant to which certain investors would provide common equity financing for the transaction, a form of securities purchase agreement pursuant to which certain investors would provide preferred equity financing for the transaction and a debt commitment letter. Consistent with prior discussions among Denali, Silver Lake, EMC and certain of their advisors, the debt commitment letter did not include any material adverse effect condition related to Denali’s business. However, the initial draft of the debt commitment letter included a funding condition related to Denali’s proposed preferred equity financing. Through October 12, 2015, EMC, Denali and their respective legal counsel and financial advisors, as well as Mr. Dell, MSD Partners, Silver Lake Partners, and the banks and other parties providing financing, and their respective legal counsel, engaged in negotiations of the documents related to Denali’s proposed equity and debt financing. During this time, EMC and Denali discussed and negotiated, among other matters, deal certainty risks associated with Denali’s ability to secure its proposed preferred equity financing, with the parties ultimately agreeing that Denali’s financing package would consist of debt and common equity and that the SLP investors, the MD stockholders and the MSD Partners stockholders would commit to an aggregate common equity investment of up to $4.25 billion. For more information about the terms of Denali’s debt and equity financing, see “—Financing of the Merger” and “The Merger Agreement—Common Stock Purchase Agreements.”

Also, on October 2, 2015, representatives of EMC’s senior management team met telephonically with representatives of a potential financing source for Denali to discuss the potential transaction.

Also on October 2, 2015, representatives of EMC’s senior management team and representatives of Silver Lake Partners met telephonically to further discuss the proposed transaction between EMC and Denali.

On October 4, 2015, Mr. Green participated in a conference call with members of EMC’s management and representatives of Skadden and Morgan Stanley to review and discuss the key remaining open issues in the draft merger agreement and possible EMC responses with respect to such matters. The call was held in anticipation of a call to be held the next day among Mr. Green, members of EMC’s senior management team and representatives of Silver Lake Partners to continue to discuss and resolve open transaction terms. The discussion focused on matters that could affect deal certainty, including matters related to Denali’s proposed debt and equity financing, such as the timing of the marketing period and risks related to Denali’s proposed preferred equity financing, the parties’ obligations to obtain necessary antitrust approvals, a requirement that EMC have a minimum amount of cash on hand at closing, the parties’ respective termination rights and the size and triggers for termination fees, including a reverse termination fee, and the amount of the proposed per share consideration, including the allocation between cash consideration and tracking stock. Representatives of Skadden and Morgan Stanley also reviewed with Mr. Green certain possible key issues related to the tracking stock.

During a call on October 5, 2015, Mr. Green, members of EMC’s senior management team and representatives of Silver Lake Partners discussed key remaining open issues in the draft merger agreement, including the amount of the per share merger consideration and certain key issues related to the tracking stock. Following the call, certain members of EMC’s senior management team and representatives of Silver Lake Partners who participated in the call communicated by email and telephone to confirm resolution of certain items (including per share merger consideration of $33.15, that no closing condition would be included in relation to assertion of appraisal rights by EMC shareholders and that the merger agreement would be governed by Massachusetts law and disputes resolved in Massachusetts courts), and to reiterate the parties’ respective positions with respect to certain remaining open issues.

Also, on October 5, 2015, Mr. Tucci met telephonically with representatives of Temasek, a potential financing source for Denali, to discuss the potential transaction.

On October 6, 2015, the EMC board of directors met in New York City to discuss, among other matters, the proposed transaction with Denali. At the meeting, representatives of Morgan Stanley provided to the board a capital markets update, its updated assessment and financial analysis of various “Federation 2.X” alternatives, its analysis of the issuance of a VMware tracking stock, its updated assessment of a transaction with Denali, including the size of the termination fees under discussion by the parties, its updated valuation of EMC as a standalone company, and its analysis of whether there were other potential competing buyers for a sale transaction. Morgan Stanley also confirmed for the board its view that the proposed transaction with Denali offered a greater risk-adjusted value to EMC shareholders than other strategic alternatives available to the company and also noted that in its view the proposed termination fees to be paid by EMC were unlikely to deter any potential third-party bidders. Morgan Stanley also discussed with the EMC board of directors the favorable comparison of the proposed tracking stock to precedent tracking stocks, in that this would initially be tracking an economic interest in a publicly traded company with an established trading market as well as its own audit committee and governance protocols. Representatives of Evercore also presented their independent preliminary view of the current business environment, tracking stock dynamics and the proposed transaction with Denali. Evercore noted that, in its view and based on the information made available in connection with its preliminary analyses, the proposed transaction with Denali was more attractive than a standalone alternative. The preliminary analyses of Morgan Stanley and Evercore were discussed at the meeting, and the financial analyses used for purposes of Morgan Stanley and Evercore rendering their respective opinions on October 11, 2015 are described below under the headings “—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley” and “—Opinions of EMC’s Financial Advisors—Opinion of Evercore.” Representatives of Skadden described provisions of the proposed merger agreement, including the proposed treatment of outstanding equity awards, and provided the directors with an overview of key outstanding issues under negotiation with respect to the draft merger agreement, focusing on matters that could potentially affect deal certainty. Skadden also discussed with the board its fiduciary duties under Massachusetts law. The directors reviewed with members of management forecasts and valuation analyses for the company in comparison to the proposed per share merger consideration, and certain members of management provided the directors with their views regarding the proposed transaction as compared to alternative “Federation 2.X” strategies. EMC’s management also reviewed its analysis of potential revenue synergies of the proposed transaction and discussed with the board preliminary third quarter financial results for 2015, which preliminary results indicated that the company’s storage bookings for the quarter were below those forecasted by management. The directors again considered the concerns and risks associated with alternative strategies and the anticipated transaction value and perceived degree of transaction certainty associated with the proposed transaction with Denali. Thereafter, an independent director provided the board with a summary of his and Mr. Green’s recent discussion with certain senior executives of VMware regarding the proposed transaction, and Mr. Green summarized potential next steps with respect to discussions with Denali. The board also reviewed the principal terms of a proposed engagement letter with Evercore to serve as a financial advisor to the board and directed Mr. Green to continue to finalize the engagement letter.

Following the meeting of the EMC board of directors, on October 6, 2015, Mr. Strohm resigned from the board of directors and all committees thereof due to increasing conflict with other business and personal obligations.

Also on October 6, 2015, Mr. Green and another independent director of EMC met with certain members of VMware’s executive team and two independent directors who were unaffiliated with EMC in New York City to discuss the proposed transaction with Denali. The VMware executives had previously reviewed McKinsey’s assessment of potential synergies that could be realized as a result of the transaction.

In early October 2015, Mr. Tucci contacted Mr. Dell to discuss EMC’s expectations with respect to its third quarter financial results, including that storage bookings for the quarter were likely to be lower than analyst estimates. Also in early October 2015, a member of EMC’s senior management team separately contacted Mr. Durban to discuss EMC’s expectations with respect to its third quarter financial results.

On October 7, 2015, Mr. Green, Mr. Tucci, several other members of the EMC board of directors, certain members of EMC’s management and representatives of Morgan Stanley met in New York City with two independent directors of VMware who were unaffiliated with EMC to discuss the proposed transaction.

Also on October 7, 2015, EMC entered into a letter agreement with Needham confirming that Needham would receive $500,000 upon the announcement of the merger agreement and $2,000,000 upon the closing of the proposed transaction with Denali for services provided under the terms of the parties’ June 26, 2015 engagement letter.

On October 7, 2015, representatives of EMC’s senior management team met telephonically with representatives of Silver Lake Partners to discuss certain open transaction issues relating to the repatriation of cash in connection with the requirement that EMC have a minimum amount of cash on hand at closing.

On the evening of October 7, 2015, The Wall Street Journal reported that according to unidentified sources Dell and EMC were engaged in discussions regarding a possible transaction.

On October 8, 2015, Skadden provided a revised draft of the merger agreement to representatives of Denali and Silver Lake Partners. From October 8, 2015 through the morning of October 11, 2015, members of EMC’s management team and representatives of Skadden and Morgan Stanley participated in extensive telephonic negotiations with members of Denali’s management team, representatives of Silver Lake Partners and representatives of Simpson Thacher regarding remaining open issues reflected in the draft merger agreement markups and related tracking stock and financing documents. Among the principal issues discussed were the allocation of the per share merger consideration between cash and tracking stock, the termination and reverse termination fee amounts, the circumstances under which either party could terminate the draft merger agreement and receive a fee, the amount of minimum cash on hand EMC would be required to make available at closing, the timing of the marketing period, Denali’s obligation to secure common equity and debt commitments sufficient to close the transaction (regardless of the availability of preferred equity financing), EMC’s ability to issue equity awards between signing and closing, the dividend rights of the holders of the tracking stock and the role of the Capital Stock Committee with respect to the oversight of certain tracking stock matters. During the course of these discussions, EMC’s management team and representatives of Skadden and Morgan Stanley were able to negotiate transaction terms that were more favorable to EMC shareholders than those originally proposed by Denali and that were in addition to the increase in transaction price set forth in the September 23 Letter. In particular, the parties agreed: that the Class V Common Stock would be linked to 65% of EMC’s economic interest in VMware (versus Denali’s proposal of 60% in the September 23 Letter); that the SLP investors, the MD stockholders and the MSD Partners stockholders would commit to an aggregate common equity investment of up to $4.25 billion (eliminating the risk associated with the proposed preferred equity financing); to a reverse termination fee of $4 billion (versus Denali’s original proposal of $2 billion) (increased to $6 billion if Denali and Dell do not make available the amount of cash on hand to be made available by Denali for the purpose of financing the merger); to a decrease to the amount of minimum cash on hand EMC would be required to make available at closing (and an increase to the amount of cash on hand to be made available by Denali); to an EMC termination fee of $2.5 billion (versus Denali’s original proposal of $3 billion) outside of the go-shop period; to a $50 million cap on expense reimbursement (versus Denali’s original proposal of uncapped expense reimbursement) to Denali if the merger agreement is terminated in certain circumstances; and to a two-business day reset period (versus five business days proposed by Denali) for match rights resulting from any amendment to financial or other material terms (as well as an exception to match rights in the case of an acquisition proposal valued at 115% or more of the merger consideration). In addition, the parties agreed to reciprocal closing conditions with respect to receipt of tax opinions from counsel that the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and that for U.S. federal income tax purposes the Class V Common Stock should be considered common stock of Denali.

In October 2015, after the board’s consideration of Evercore’s qualifications, expertise, reputation and relationships, and negotiations as to the terms of its engagement, and in order to secure the advice of a second independent financial advisor in connection with EMC’s evaluation of a sale transaction, EMC entered into a letter agreement, dated October 9, 2015, confirming EMC’s engagement of Evercore to act as a financial advisor to the EMC board of directors.

On October 11, 2015, the EMC board of directors met telephonically to consider the terms of the proposed transaction with Denali. Members of EMC’s management team and representatives of Skadden and Morgan Stanley also participated in the meeting. A representative of Skadden stated that discussions regarding the draft merger agreement were substantially complete and led the directors through a discussion of a detailed written summary of the merger terms and conditions and the proposed tracking stock terms. The representative from Skadden also discussed with the board the limited open transaction terms under final discussion with representatives of Denali and Silver Lake Partners, including tax treatment for holders of the tracking stock in the event of future changes to tax laws, EMC’s and Denali’s respective caps on liability and the ability of EMC to grant equity awards prior to closing of the proposed transaction, and reviewed with the directors their fiduciary duties in considering the proposed transaction, including applicable standards for director conduct under Massachusetts law. Representatives of Morgan Stanley also provided Morgan Stanley’s assessment of certain key transaction terms, including the terms of the go-shop provision and the size of the termination fees. Representatives of Morgan Stanley and Evercore discussed with the board of directors their respective financial analyses of the proposed transaction, and following their respective discussions, delivered to the EMC board of directors their respective oral opinions, subsequently confirmed in writing, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in their respective written opinions, the per share merger consideration set forth in the merger agreement to be received by the holders of EMC common stock entitled to receive such merger consideration was fair, from a financial point of view, to such holders. As the EMC board of directors received fairness opinions from Morgan Stanley and Evercore, the EMC board of directors did not determine it necessary to obtain a fairness opinion with respect to the proposed transaction from an additional financial advisor. For more information about Morgan Stanley’s and Evercore’s respective opinions, see the discussion under the headings “—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley” and “—Opinions of EMC’s Financial Advisors—Opinion of Evercore.” The directors engaged in a detailed discussion of the terms and conditions of the draft merger agreement, including their respective views on the remaining open transaction terms, with the representatives of Skadden. Following further discussion and careful consideration of the potential reasons for and against the proposed transaction (see “—EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors” for additional information), the EMC board of directors unanimously declared the merger agreement and the transactions contemplated thereby advisable and in the best interests of EMC and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby in all respects, subject to Mr. Green’s satisfaction, on behalf of the board of directors, of the resolution of the remaining open transaction issues discussed at the meeting.

Following the meeting of EMC’s board of directors, during the evening of October 11, 2015, representatives of EMC, Denali and Silver Lake Partners came to agreement on the remaining open transaction terms.

Representatives of EMC described and discussed the resolution of these matters with Mr. Green, who, on behalf of the EMC board of directors, expressed his satisfaction with such terms. Following the discussion with Mr. Green, legal counsel to EMC, Denali and Silver Lake Partners finalized the transaction documents.

On the morning of October 12, 2015, EMC, Denali and Dell executed the merger agreement. As planned, EMC and Dell then issued a joint press release announcing the transaction.

Following the announcement of the transaction, on October 12, 2015, Elliott Management publicly expressed its strong support for the transaction.

Under the merger agreement, during the “go-shop period” that began on the date of the merger agreement and continued until 11:59 p.m. (Eastern time) on December 11, 2015, EMC was permitted to solicit, initiate, encourage and facilitate acquisition proposals from unaffiliated third parties, including by providing unaffiliated third parties with nonpublic information pursuant to acceptable confidentiality agreements, and to enter into, continue or otherwise participate in discussions or negotiations with any unaffiliated third party in connection with an acquisition proposal. In the go-shop process, representatives of EMC or Morgan Stanley contacted a total of 15 parties (including 10 potential strategic buyers and 5 potential financial buyers) regarding each such party’s interest in exploring a transaction with EMC. Company X was not among the potential strategic buyers contacted during the go-shop period due to changes in the structure and business of Company X which had significantly reduced the strategic rationale for a transaction with EMC and the ability of Company X to undertake such a transaction. Company Y was contacted during the go-shop period but declined to enter into a confidentiality agreement or participate in discussions. No party entered into a confidentiality agreement with EMC. Through the end of the go-shop period, no party submitted an acquisition proposal to EMC or its representatives with respect to a possible transaction.

EMC’s Reasons for the Merger; Recommendation of the EMC Board of Directors

At a meeting held on October 11, 2015, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and in the best interest of EMC and its shareholders, and unanimously resolved to approve and adopt the merger agreement and the transactions contemplated thereby, including the proposed Merger. The EMC board of directors unanimously recommends that EMC shareholders vote “FOR” the approval of the merger agreement.

In evaluating the proposed transaction, the EMC board of directors consulted with EMC’s management and advisors and, in reaching its determination and recommendation, considered a number of factors. The EMC board of directors also consulted with outside legal counsel regarding its obligations and the terms of the merger agreement and the Class V Common Stock.

Many of the factors that were considered favored the conclusion of the EMC board of directors that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of EMC and its shareholders, including the following:

•	the belief of the EMC board of directors that, as a result of negotiations between the parties, the merger consideration was the highest value per share for EMC common stock that Denali was willing to pay at the time of those negotiations, and that the combination of Denali’s agreement to pay such consideration and the go-shop process described below and under “The Merger Agreement—Solicitation of Acquisition Proposals” would result in a sale of EMC at the highest value per share for the EMC common stock that was reasonably available;

•

the anticipated value of the per share merger consideration in comparison to historical trading prices for shares of EMC common stock, which per share merger consideration had an implied value of $33.15 per share based on the offer of $24.05 cash and an estimated 0.111 shares of Class V Common Stock for each share of EMC common stock (assuming a valuation for one such share of Class V

Common Stock of $81.78, the intraday volume-weighted average price of VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction)), which assumption was used by the EMC board of directors while recognizing that the market price of the Class V Common Stock may not directly correlate to the market price of the VMware Class A common stock, as discussed with each of Morgan Stanley and Evercore, representing a premium of approximately 28% to the closing price of EMC common stock on October 7, 2015 (based on the assumption described above and subject to the limitations recognized with respect to such assumption by the EMC board of directors noted above);

•	the review and consideration by the EMC board of directors with its financial advisors of the relationship of the potential trading price of Class V Common Stock to the trading price of VMware Class A common stock, which review included:

•	Morgan Stanley’s consideration of potential changes in the trading price of the Class V Common Stock relative to the VMware Class A common stock and its sensitivities analysis assuming a discount / premium range of (5.0%) – 5.0%, and

•	Evercore’s consideration that the Class V Common Stock may be valued at a discount to the trading price of VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction) and sensitivities conducted by Evercore assuming for illustrative purposes a discount within a range of 0-10%;

and, following such review and consideration, the belief of the EMC board of directors that the trading price of Class V Common Stock would likely bear a relationship to the trading price of VMware Class A common stock and the recognition of the EMC board of directors that such relationship could result in the Class V Common Stock trading at a premium or discount to the trading price of VMware Class A common stock;

•	the fact that a large portion of the merger consideration will be paid in cash, giving EMC shareholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value for such portion;

•	the fact that a portion of the merger consideration will be paid in Class V Common Stock initially intended to track, in the aggregate, approximately 65% of EMC’s current economic interest in the VMware business, and give EMC shareholders who retain the Class V Common Stock payable in the transaction the opportunity to benefit from synergies anticipated to be realized by VMware, which were considered by the EMC board of directors within a potential range of approximately $1.1 billion – $1.3 billion attributable to VMware as a result of the transaction, as estimated by EMC management with the assistance of outside consultants and informed by discussions with and information available from Denali and VMware, including potential revenue synergies deriving from product complementarity, expanded sales channels and access to emerging markets; and the consideration by the EMC board of directors of the comparison of the Class V Common Stock to precedent tracking stocks, including that the Class V Common Stock would initially be intended to track solely an interest in another publicly-traded company and, when taken together with the fact that the Class V Common Stock would contain different characteristics from the VMware Class A common stock that may affect its market price in distinct ways, would potentially provide investors with a publicly-traded stock with an established trading market to look to for purposes of valuing the VMware business, as well as that, as distinguished from precedent tracking stocks, VMware as a public company would have its own audit committee and governance protocols;

•	the familiarity of the EMC board of directors with, and understanding of, the business, assets, financial condition, results of operations, current business strategy and prospects of EMC and its subsidiaries;

•

the merger consideration to be achieved in the proposed transaction with Denali was viewed to present a higher likelihood of delivering greater value to shareholders than strategic alternatives available to EMC after taking into account the execution risks and other concerns of the EMC board of directors as to the ability to successfully implement such alternatives, as described in “—Background of the Merger” on pages 162 and 163, which alternatives included changes to EMC’s business and operations and capital structure, issuing shares of VMware common stock held by EMC to EMC shareholders in a “spin-off” transaction and seeking alternative transactions with other third parties, in each case, considering the potential for EMC shareholders to share in any future earnings or growth of EMC’s and VMware’s business;

•	the projected long-term financial results of EMC as an independent, publicly owned company and related macroeconomic and industry-specific trends and risks, and the projected long-term financial results of VMware;

•	the review by the EMC board of directors with its legal and financial advisors, as applicable, of the structure of the proposed transaction and the financial and other terms of the merger agreement, including the terms of the Class V Common Stock, the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transaction and the evaluation of the EMC board of directors of the likely time period necessary to complete the transaction;

•	the fact that the merger agreement permits EMC to declare and pay to its shareholders regular quarterly dividends of up to $0.115 per share of EMC common stock during the period prior to the completion of the transaction;

•	the closing conditions included in the merger agreement, including the condition that EMC receive an opinion from its tax counsel confirming the U.S. federal income tax treatment of the merger and the Class V Common Stock, and also including the exceptions to the events that would constitute a material adverse effect on EMC for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transaction;

•	the go-shop provisions included in the merger agreement, as well as exceptions to the no-shop provisions that apply after the end of the go-shop period, that are intended to help ensure that EMC shareholders receive the highest price per share reasonably attainable, including:

•	EMC’s right to solicit offers with respect to alternative acquisition proposals during a 60-day go-shop period and to participate in discussions or negotiations with certain third parties that make acquisition proposals during the go-shop period until EMC’s shareholders approve the merger agreement;

•	EMC’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made after the end of the go-shop period and prior to the time EMC’s shareholders approve the merger agreement;

•	the ability of the EMC board of directors to withdraw or change its recommendation of the merger agreement (subject to Denali’s right to terminate the merger agreement), and EMC’s right to terminate the merger agreement and accept a superior proposal prior to EMC shareholders’ approval of the merger agreement, subject in each case to EMC paying Denali a termination fee of $2.5 billion (or $2.0 billion if EMC terminates the merger agreement to accept a superior proposal during the go-shop period) in connection with such termination, which amount the EMC board of directors believed was reasonable in light of, among other matters, the benefits of the transaction to EMC’s shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Termination Fees”; and

•	the belief of the EMC board of directors, following consultation with Morgan Stanley, that the right of Denali to negotiate with EMC for a limited time period to match the terms of any superior proposal would not materially deter an interested third party from making an acquisition proposal;

•	the fact that the consent of the Capital Stock Committee of the Denali board of directors will be required in connection with certain actions the Denali board of directors may take in respect of the

Class V Common Stock, and that a majority of the members of the Capital Stock Committee must qualify as independent directors, as more fully described under “Description of Denali Tracking Stock Policy”;

•	the requirement that prior to the completion of the transaction, Denali consult with the chairman of the EMC board of directors concerning the individuals proposed by Denali to serve on the Denali board of directors following the completion of the transaction who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Common Stock will be listed, and the ability of the chairman of the EMC board of directors to remove from consideration one person so proposed by Denali to serve on the Denali board of directors following the completion of the transaction;

•	the fact that the Denali board of directors will adopt the Denali Tracking Stock Policy (described under “Description of Denali Tracking Stock Policy”), the terms of which were negotiated between EMC and Denali, to serve as guidelines in making decisions regarding the relationships between the DHI Group and the Class V Group with respect to matters such as tax liabilities and benefits, inter-group debt, inter-group interests, allocation and reallocation of assets, financing alternatives, corporate opportunities, payment of dividends and similar items, and that the Denali board of directors may not change or make exceptions to these policies without the approval of the Capital Stock Committee, the majority of the members of which must qualify as independent directors, as well as the fact that the DHI Group and the Class V Group will be parts of a single company and the Denali board of directors will have the same fiduciary duties to the stockholders of Denali as a whole (and not to an individual group) and that the negotiated terms of the Denali Tracking Stock Policy, as well as the composition of the Capital Stock Committee of a majority independent directors, were intended to mitigate issues with respect to potential conflicts of interest between the DHI Group and the Class V Group;

•	the likelihood of the transaction being completed , based on, among other matters:

•	Denali’s having obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the funding of the debt and equity financing, the reputation of the financing sources and the obligations of Denali pursuant to the merger agreement to obtain the debt financing and equity financing and cause such financing to be funded;

•	the absence of a financing condition in the merger agreement;

•	EMC’s ability, under circumstances specified in the merger agreement, to seek specific performance of Denali’s obligations under the merger agreement, including to cause the common equity financing sources under the common equity purchase agreements described under “—Financing of the Merger” to fund their respective investments as contemplated by those agreements; and

•	the requirement that, in the event of a failure of the transaction to be completed under certain circumstances, Denali pay EMC a termination fee of $4 billion, or an alternative termination fee of $6 billion in certain circumstances where Denali has failed to make available the amount of cash on hand required by the merger agreement as described under “The Merger Agreement—Termination Fees,” without EMC’s having to establish any damages;

•	Denali’s stated intent with respect to investing in the Boston area community, and its agreement to maintain the global headquarters of the combined enterprise systems business of Denali and EMC in the Commonwealth of Massachusetts for a period of at least 10 years following the completion of the transaction and the anticipated benefits to EMC’s employees and the economies of the region and state resulting therefrom;

•	the opinion of Morgan Stanley, dated October 11, 2015, to the EMC board of directors that, as of such date, and based on and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement was fair from a financial point of view to the holders of EMC common stock. The opinion is more fully described under “—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley”); and

•	the financial analyses of Evercore, financial advisor to EMC, and the opinion of Evercore, dated October 11, 2015, to the EMC board of directors with respect to the fairness to the holders of shares of EMC common stock entitled to receive such merger consideration, from a financial point of view, of the merger consideration, which opinion was based on and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in the opinion, as more fully described under “—Opinions of EMC’s Financial Advisors—Opinion of Evercore”).

In the course of its deliberations, the EMC board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the restrictions the merger agreement imposes on soliciting competing proposals after the go-shop period and the customary matching rights in favor of Denali prior to any termination of the merger agreement by EMC to accept a superior proposal;

•	the fact that, other than with respect to the Class V Common Stock received in the merger, which is intended to represent a portion of Denali’s economic interest in the VMware business following completion of the merger, EMC shareholders will have no ongoing equity participation in EMC following the transaction and will cease to participate in EMC’s future earnings or growth, if any, or benefit from increases, if any, in the value of EMC common stock;

•	the possibility that Denali could, at a later date, engage in unspecified transactions, including a restructuring, special dividend or sale of some or all of EMC or its assets, including shares of VMware common stock held by EMC (in which case the holders of Class V Common Stock may be entitled to certain proceeds and/or certain protections, as more fully described under “Description of Denali Capital Stock Following the Merger” and “Description of Denali Tracking Stock Policy,” respectively), to one or more purchasers which could conceivably produce a higher aggregate value than that available to EMC’s shareholders in the transaction;

•	the fact that no public market for the Class V Common Stock currently exists and that the market price of the Class V Common Stock may not directly correlate to the market price of VMware Class A common stock given the different characteristics of the two securities, as discussed with each of Morgan Stanley and Evercore;

•	the fact that the aggregate number of shares of Class V Common Stock to be received by EMC shareholders as consideration upon the close of the transaction was fixed at the signing of the merger agreement, that a decrease in the market price of VMware Class A common stock during the pendency of the transaction may adversely affect the value of the Class V Common Stock received by EMC shareholders upon the completion of the transaction, and that the merger agreement does not provide for any price-based protection with respect to the market price of the Class V Common Stock;

•	risks related to Denali’s tracking stock capital structure and the characteristics of the Class V Common Stock as described under the section titled “Risk Factors—Risk Factors Relating to Denali’s Proposed Tracking Stock Structure,” which include the potential for Denali’s tracking stock capital structure to create conflicts of interest and decisions by the Denali board of directors that could adversely affect only some holders of Denali’s common stock; the nature and characteristics of the proposed Class V Common Stock, certain terms of which were negotiated between EMC and Denali in order that the Class V Common Stock be treated as common stock of Denali to support the intended tax treatment of the transaction (see “Proposal 1: Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”), and that the characteristics of the Class V Common Stock, including by virtue of being a tracking stock, are distinct in many respects from the characteristics of EMC common stock;

•	the possibility that the transaction may not be completed or that completion may be unduly delayed for reasons beyond the control of EMC, including the potential length of the regulatory review process and the risk that applicable antitrust, competition and other governmental authorities may prohibit or enjoin the transaction or otherwise impose conditions in order to obtain clearance for the transaction;

•	the possibility that, under certain circumstances under the merger agreement, EMC may be required to pay Denali a termination fee of $2.5 billion (or $2.0 billion if EMC terminates the merger agreement to accept a superior proposal during the go-shop period), and that such fee (or up to $50 million of expense reimbursement) may also be payable by EMC to Denali under certain circumstances following the termination of the merger agreement, as more fully described under “The Merger Agreement—Termination Fees”;

•	the risk that the debt financing contemplated by the debt commitment letter or the common equity financing contemplated by the common equity purchase agreements might not be obtained, resulting in Denali and its affiliates not having sufficient funds to complete the transaction;

•	the fact that the aggregate amount of the debt financing contemplated by the debt commitment letter and the common equity financing contemplated by the common equity purchase agreements is less than the cash merger consideration and that Denali and EMC will be required to make available at the closing cash on hand, as more fully described under “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers,” respectively, in order to fund payment of the cash merger consideration;

•	the fact that EMC’s entitlement to specific performance under the merger agreement to cause Denali to cause the common equity financing to be funded and to cause Denali to complete the transaction is subject to certain requirements, as more fully described under “The Merger Agreement—Specific Performance; Governing Law and Jurisdiction; Third-Party Beneficiaries—Specific Performance”;

•	the fact that in the event the transaction is not completed, EMC’s sole monetary remedy against Denali is limited to receipt of a $4 billion (or $6 billion in certain circumstances where Denali has failed to make available the amount of cash on hand required by the merger agreement) termination fee payable by Denali under the applicable circumstances provided by the merger agreement, as more fully described under “The Merger Agreement—Termination Fees”;

•	the risks and costs to EMC if the transaction does not close, including:

•	uncertainty about the effect of the proposed merger on EMC’s employees, customers and other parties, which may impair EMC’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties, joint venture partners and others to seek to change existing business relationships with EMC;

•	that EMC is required under the merger agreement to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice until the transaction is completed or the merger agreement terminates, subject to limited exceptions, and, without the consent of Denali, will be prohibited from making acquisitions and investments, accessing the debt and capital markets and taking other specified actions until the transaction is completed or the merger agreement terminates, which may prevent EMC from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that it may consider advantageous;

•	the fact that the receipt of cash in partial consideration of shares of EMC common stock pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes;

•	the transaction costs to be incurred in connection with the proposed transaction, including in connection with any litigation that may result from the announcement or pendency of the transaction, some of which will be payable even if the transaction is not completed;

•	the risk that EMC shareholders may not approve the merger agreement; and

•	risks of the type and nature described under the sections titled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements,” respectively, and in the documents incorporated herein by reference.

The EMC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the EMC board of directors is not exhaustive. In view of the wide variety of factors considered by the EMC board of directors in connection with its evaluation of the proposed transaction and the complexity of these matters, the EMC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The EMC board of directors evaluated the factors described above, among others, and reached a consensus that the merger agreement and the transactions contemplated thereby, including the transaction, were advisable and in the best interests of EMC and its shareholders. In considering the factors described above and any other factors, individual members of the EMC board of directors may have viewed factors differently or given different weight or merit to different factors.

The EMC board of directors made its determination as to the advisability of the proposed merger and unanimously resolved to approve and adopt the merger agreement and to recommend that EMC shareholders vote in favor of the approval of the merger agreement at a meeting of the EMC board of directors held on October 11, 2015, and on October 12, 2015, EMC, Denali and Dell executed the merger agreement. Following such determination and in accordance with the terms of the merger agreement, EMC conducted a “go-shop” process to solicit alternative acquisition proposals. No party submitted an acquisition proposal to EMC or its representatives with respect to a possible transaction during the go-shop period and no acquisition proposals have been received as of the date of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the implied value of the merger consideration is $[            ] per share based on $24.05 cash and an estimated 0.111 shares of Class V Common Stock for each share of EMC common stock (assuming a valuation for one such share of Class V Common Stock of $[                ], the closing price of VMware Class A common stock on [            ], 2016 (the most recent practicable trading date prior to the date of this proxy statement/prospectus)), representing a premium of approximately [        ]% to the closing price of EMC common stock on October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction. The EMC board of directors has not requested or received updated fairness opinions from its financial advisors (see “Risk Factors—Risk Factors Relating to the Merger—The fairness opinions obtained by the EMC board of directors from its financial advisors will not reflect changes, circumstances, developments or events that may occur or may have occurred after the date of the opinions”) and continues to recommend that EMC shareholders vote in favor of the approval of the merger agreement.

Opinions of EMC’s Financial Advisors

Opinion of Morgan Stanley

EMC retained Morgan Stanley to provide financial advisory services and a financial fairness opinion to the board of directors of EMC in connection with the merger. The board of directors of EMC selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and knowledge of the business of EMC. At the meeting of the board of directors of EMC on October 11, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of EMC common stock.

The full text of Morgan Stanley’s written opinion, dated October 11, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated by reference. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion was for the benefit of the EMC board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of EMC common stock as of the date of the opinion, and did not address any other aspects or implications of the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of EMC to proceed with or effect the merger or the likelihood of consummation of the merger, nor does it address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation to any shareholder of EMC as to how such shareholder should vote at the shareholders’ meetings to be held in connection with the merger, or as to any other action that a stockholder should take relating to the merger. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which the Class V Common Stock will trade following the consummation of the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	Reviewed certain publicly available financial statements and other business and financial information of EMC and VMware, respectively;

(b)	Reviewed certain internal financial statements and other financial and operating data concerning EMC and VMware, respectively;

(c)	Reviewed certain financial projections prepared by the management of EMC concerning EMC and VMware;

(d)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of EMC and Denali;

(e)	Discussed the past and current operations and financial condition and the prospects of EMC and VMware, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of EMC;

(f)	Reviewed the reported prices and trading activity for EMC common stock and VMware Class A common stock;

(g)	Compared the financial performance of EMC and VMware and the prices and trading activity of EMC common stock and VMware Class A common stock with that of certain other publicly-traded companies comparable with EMC and VMware, respectively, and their securities;

(h)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(i)	Participated in certain discussions and negotiations among representatives of EMC and Denali and their financial and legal advisors;

(j)	Reviewed the merger agreement, the provisions of the Denali certificate related to the Class V Common Stock, the draft commitment letter from a lender substantially in the form of the draft dated October 10, 2015 (the “Commitment Letter”) and certain related documents;

(k)	Reviewed Denali’s proposed sources and uses of funds in connection with the transactions contemplated by the merger agreement; and

(l)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by EMC, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EMC and Denali, respectively, of the future financial performance of EMC and VMware. At EMC’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of EMC and VMware for purposes of its opinion was made on the basis of EMC projections concerning EMC and VMware. Morgan Stanley was advised by EMC, and assumed, with EMC’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of EMC and VMware, respectively. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger, taken together with related transactions, would be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, that Denali would obtain financing in accordance with the terms set forth in the Commitment Letter, and that the final merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of VMware, EMC and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of EMC’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of EMC common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of EMC, Denali or VMware, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of EMC common stock pursuant to the merger agreement and did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available, nor did it address the underlying business decision of EMC to enter into the merger agreement. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving EMC, nor did Morgan Stanley negotiate with any parties, other than Denali, as to the possible acquisition of EMC or any of its constituent businesses.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated October 11, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with rendering its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of these analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. The various analyses summarized below were based on the closing price of $25.96 per EMC common share as of October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain non-public financial projections for EMC on a consolidated, non-GAAP basis (“Consolidated EMC”) and for VMware as provided by the management of EMC and referred to below (the “July Case”). Morgan Stanley, based on management guidance, adjusted the July Case with respect to Consolidated EMC, as presented to the Board of Directors, to reflect an incremental interest expense on $2.5 billion of incremental EMC debt from 2018 onwards (the “Adjusted July Case”). In certain instances, the projections were extrapolated for future periods not accounted for in the projections provided by the management of EMC. Additionally, Morgan Stanley prepared financial projections using publicly available consensus estimates for Consolidated EMC and for VMware through 2017 and extrapolating for future years (the “Street Forecast”). Extrapolation in the Street Forecast assumed a constant dollar growth in revenue and operating income contribution based on publicly available consensus estimates for 2016 and 2017. Morgan Stanley also utilized financial projections for EMC that deconsolidated VMware from Consolidated EMC by subtracting the VMware financial projections from the Consolidated EMC financial projections to derive financial projections that excluded any contribution from VMware (“EMC Core”). For further information regarding these financial projections, see the section entitled “—Certain Financial Projections Related to EMC.”

Morgan Stanley also calculated the equity value of Consolidated EMC by multiplying EMC’s fully diluted shares outstanding times (i) EMC’s trading price as of October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction, and (ii) the implied merger consideration of $33.15 per share. For purposes of this analysis, Morgan Stanley assumed, based on management guidance, that 1.94 billion basic shares, 29.9 million options at a weighted average exercise price of $12.86 and 56 million restricted or performance stock units were outstanding.

EMC Consolidated
Price as of October 7, 2015	$25.96
Fully Diluted Shares Outstanding (million)	2,010
Equity Value (million)	$52,179

Implied Merger Consideration	$33.15
Fully Diluted Shares Outstanding (million)	2,013
Equity Value (million)	66,736

Analyses Related to EMC and VMware

Regression Framework

In order to evaluate the relationship between trading multiples and forecasted growth, Morgan Stanley compared certain financial information of EMC with publicly available consensus earnings estimates and public market multiples for other companies that share similar business characteristics with EMC. The companies used in this comparison included:

Comparable Peer Set 1

	2016 Revenue Growth	2016 AV/EBITDA Multiples	2016 P/E Multiples
Cisco Systems, Inc.	3.6%	6.4x	11.8x
Hewlett-Packard Company	(0.6%)	4.8x	7.5x
International Business Machines Corporation	(0.9%)	7.8x	9.3x
Microsoft Corporation	5.4%	9.1x	15.2x
NetApp, Inc.	1.7%	5.4x	12.0x
Oracle Corporation	2.3%	8.6x	13.7x
SAP SE	5.1%	10.4x	15.2x
Symantec Corporation	3.1%	5.8x	10.6x
VMware, Inc.	11.3%	11.8x	18.0x

Comparable Peer Set 2

	2016 Revenue Growth	2016 AV/EBITDA Multiples	2016 P/FCF Multiples
CA, Inc.	2.0%	7.2x	13.3x
Citrix Systems, Inc.	5.1%	11.1x	15.9x
Red Hat, Inc.	14.8%	21.8x	21.1x
salesforce.com, inc.	20.5%	31.4x	36.3x

For purposes of this analysis, Morgan Stanley performed a regression analysis that evaluated:

Revenue Growth to Key Valuation Metric Regression Framework

the ratio of (i) the stock price to (A) earnings per share (“EPS”) (adjusted for dilution from equity awards) for Comparable Peer Set 1 or (B) projected free cash flow per share (adjusted for dilution from equity awards) for Comparable Peer Set 2, for calendar year 2016, to (ii) the estimated annual growth rate in revenue for such companies during the period from calendar year 2015 through calendar year 2016, in each case as reflected by publicly available consensus equity research analyst estimates. Morgan Stanley used different analyses for Comparable Peer Set 1 and Comparable Peer Set 2 because, in Morgan Stanley’s judgment, the companies included in Comparable Peer Set 1 trade on price-to-earnings (“P/E”) multiples, while the companies included in Comparable Peer Set 2 trade on free cash flow multiples. This analysis is referred to as the “Revenue Growth to Key Valuation Metric Regression Framework” and yielded an exponential regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 88%; and

Revenue Growth to EBITDA Regression Framework

the ratio of (i) the aggregate value, which is defined as fully-diluted market capitalization (calculated using the treasury stock method) plus total debt, less cash and cash equivalents (“Aggregate Value”), to estimated earnings before interest, taxes, depreciation and amortization and stock-based compensation expense (“EBITDA”) for calendar year 2016, to (ii) the estimated annual growth rate in revenue for such companies during the period from calendar year 2015 through calendar year 2016, in each case as reflected by publicly available consensus equity research analyst estimates. This analysis is referred to as the “Revenue Growth to EBITDA Regression Analysis” and yielded an exponential regression line with an R-squared value of 86%.

No company utilized in the regression framework is identical to EMC. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of EMC. These include, among other things, the impact of competition on the businesses of EMC and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of EMC or the industry, or in the financial markets in general.

Implied Trading Analysis

Consolidated EMC

Morgan Stanley performed an analysis in which it calculated the trading value per EMC common share, using one-year forward price-to-earnings (“P/E”) multiples for Consolidated EMC and applying such analysis to the Street Forecast and the Adjusted July Case. P/E multiples were derived using the Revenue Growth to Key Valuation Metric Regression Framework and estimated 2016 growth rates and ranged from 12.2x – 13.2x for the Consolidated EMC Street Forecast and 11.8x – 12.8x for the Consolidated EMC Adjusted July Case. These multiple ranges were selected based on a (0.5)x / 0.5x variance from the applicable point estimates provided in the Revenue Growth to Key Valuation Metric Regression Framework. These calculations resulted in the following ranges:

Range (1)
Street Forecast	$25.00 – $27.00
Adjusted July Case	$24.00 – $26.00

(1)	Per share amounts rounded to the nearest 50 cents.

EMC Core plus VMware

Morgan Stanley performed a separate analysis in which it calculated the trading value per EMC common share using EMC Core on a stand-alone basis plus Consolidated EMC’s 81% stake in VMware (“EMC Core plus VMware”). Morgan Stanley performed the analysis calculating trading value per EMC Core and VMware on a per Consolidated EMC common share basis, using P/E multiples and applying such analysis to the EMC Core and VMware Street Forecast and the EMC Core and VMware Adjusted July Case. P/E multiples were derived using the Revenue Growth to Key Valuation Metric Regression Framework and estimated 2016 growth rates and, for the Street Forecast, ranged from 10.5x – 11.5x for EMC Core and 17.8x – 18.8x for VMware, and for the Adjusted July Case, ranged from 10.3x – 11.3x for EMC Core and 16.4x – 17.4x for VMware. These multiple ranges were selected based on a (0.5)x / 0.5x variance from the applicable point estimates provided in the Revenue Growth to Key Valuation Metric Regression Framework. These calculations resulted in the following ranges:

Range (1)
Street Forecast	$27.50 – $29.50
Adjusted July Case	$26.00 – $28.00

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Future Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis to calculate ranges of implied equity values per common share of EMC as of October 9, 2015, which is designed to provide insight into the estimated future implied value of a company’s equity price per share as a function of its estimated future EPS and P/E ratios. The resulting values are subsequently discounted by an assumed cost of equity to arrive at a range of present values for the company’s price per share. For purposes of this analysis, Morgan Stanley did not take into account payments of any dividends by EMC.

Consolidated EMC

Morgan Stanley performed an analysis of the present value per EMC common share of implied future trading prices by applying P/E ratios to the estimated one-year forward EPS of Consolidated EMC from year 2017 and year 2019 (i.e., for the twelve-month periods ending December 31, 2017 and December 31, 2019, respectively). All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression

Framework and revenue growth rates for the applicable forward year. Morgan Stanley applied such analysis to both the Street Forecast and the Adjusted July Case. For the Street Forecast, Morgan Stanley used a P/E ratio of 13.2x for year 2017 and 12.8x for year 2019. For the Adjusted July Case, Morgan Stanley used a P/E ratio of 13.7x for year 2017 and 15.0x for year 2019. Morgan Stanley then calculated what the current price of EMC common shares would be if this future share price was discounted back to October 9, 2015, using a discount rate range of 8.3 – 10.3%. Such range of discount rates, reflecting estimates of Consolidated EMC’s cost of equity, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its cost of equity analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.19 based on the U.S. local predicted beta provided by Barra, an estimated risk-free rate of 2.1% based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015 and an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience.

	2017 Range (1)	2019 Range (1)
Street Forecast	$25.00 – $26.00	$23.00 – $24.50
Adjusted July Case	$28.50 – $29.50	$30.50 – $33.00

(1)	Per share amounts rounded to the nearest 50 cents.

EMC Core plus VMware

Morgan Stanley performed a separate analysis of the present value per EMC common share of implied future trading prices by applying P/E ratios to estimated one-year forward EPS of EMC Core plus VMware for year 2017 and year 2019. Morgan Stanley applied such analysis to both the Street Forecast and the Adjusted July Case. For the Street Forecast, Morgan Stanley used a P/E ratio of 12.0x for EMC Core and 15.8x for VMware for year 2017, and 11.8x for EMC Core and 14.5x for VMware for year 2019. For the Adjusted July Case, Morgan Stanley used a P/E ratio of 12.7x for EMC Core and 15.9x for VMware for year 2017, and 13.9x for EMC Core and 16.9x for VMware for year 2019. All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression Framework and revenue growth rates for the applicable forward year. Morgan Stanley then calculated what the current price of EMC common shares would be if the future share prices of EMC Core and VMware were discounted back to October 9, 2015, using discount rate ranges of 8.3 – 10.3% for EMC Core and 8.0 – 10.0% for VMware. Such ranges of discount rates, reflecting estimates of EMC Core’s and VMware’s respective costs of equity, were derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to each company’s cost of equity analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.19 for EMC Core and 1.15 for VMware, each based on the U.S. local predicted beta provided by Barra; an estimated risk-free rate of 2.1% for both EMC Core and VMware, based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015; and an equity risk premium of 6.0% for both EMC Core and VMware, each estimated by Morgan Stanley using its professional judgment and experience.

	2017 Range (1)	2019 Range (1)
Street Forecast	$26.00 – $27.00	$23.50 – $25.50
Adjusted July Case	$29.00 – $30.00	$31.00 – $33.50

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Cash Flow Analysis

Consolidated EMC

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of equity values per EMC common share based on discounted cash flow analyses until December 30, 2020 for Consolidated EMC. Morgan Stanley relied on the Street Forecast and

EMC Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% incremental repatriation tax rate on cash generated offshore, which rate was based on management’s guidance; (ii) stock-based compensation as a cash expense; and (iii) restructuring adjustments as a cash expense. Morgan Stanley then calculated a range of implied values of Consolidated EMC by calculating a range of the present values of EMC’s unlevered free cash flows (defined as net cash provided by operating activities and certain one-off non-operating activities, plus after-tax net interest expense less additions to property, plant and equipment, capitalized software development costs, and after-tax stock based compensation expense) for the period from September 30, 2015 through December 30, 2020, and a terminal value based on an Aggregate Value to EBITDA (“AV / EBITDA”) multiple of 7.2x for the Street Forecast and 8.9x for the Adjusted July Case. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework and estimated forward revenue growth in the terminal year. The estimated forward revenue growth in the terminal year was extrapolated from 2020 by assuming a constant dollar growth in revenue and operating income contribution based on the 2020 July case. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.3% to 9.3%. Such range of discount rates, reflecting estimates of Consolidated EMC’s weighted average cost of capital, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its weighted average cost of capital analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.19 based on the U.S. local predicted beta provided by Barra, an estimated risk-free rate of 2.1% based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015, an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience, an assumed tax rate of 23.6% based on the Adjusted July Case, and an estimated pre-tax cost of debt of 2.4% based on EMC’s current capital structure. The sum of the discounted free cash flow and terminal values resulted in an estimated Aggregate Value. An estimated equity value was calculated by reducing the Aggregate Value by (i) EMC’s net debt as of June 30, 2015, which was calculated using reported debt balances and reported cash balances adjusted for a 15% incremental repatriation tax rate on offshore cash amounts, and (ii) the estimated fully-diluted equity value of interests in VMware not owned by EMC, calculated using the discounted cash flows of VMware as described in “Analyses Related to VMware – Discounted Cash Flow Analysis”. The resulting equity value was then divided by the fully diluted shares outstanding of EMC which resulted in the following ranges:

Range (1)
Street Forecast	$31.00 – $33.50
Adjusted July Case (without M&A spend)	$39.00 – $42.00
Adjusted July Case (with M&A spend)(2)	$37.00 – $40.50

(1)	Per share amounts rounded to the nearest 50 cents.
(2)	Unlevered Free Cash Flow numbers, as described below under “—Certain Financial Projections Related to EMC,” used in this analysis included adjustment to reflect assumption of additional $1 billion per year of incremental M&A spend to sustain growth forecast.

EMC Core plus VMware

Morgan Stanley performed a separate discounted cash flow analysis by calculating ranges of equity values per EMC common share based on the discounted cash flows of EMC Core plus the discounted cash flows of VMware based on the discounted cash flow analysis of VMware set forth below. Morgan Stanley relied on the Street Forecast and Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% incremental repatriation tax rate on cash generated offshore; (ii) stock-based compensation as a cash expense; and (iii) restructuring adjustments as a cash expense. Morgan Stanley then calculated a range of implied values of EMC by calculating a range of the present values of EMC Core’s and VMware’s unlevered free cash flows for the period from September 30, 2015 through December 30, 2020, and, for the Street Forecast, a terminal value based on an AV / EBITDA multiple of 6.5x for EMC Core and 7.9x for VMware, and for the Adjusted July Case, an AV / EBITDA multiple of 8.1x for EMC Core and 9.7x for VMware. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework and estimated future revenue growth in the terminal year. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.3% – 9.3% for EMC Core and 7.7 – 9.7% for VMware. Such ranges of discount rates, reflecting estimates of EMC Core’s and VMware’s respective weighted average costs of capital, were derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to each company’s weighted average cost of capital analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.19 for EMC Core and 1.15 for VMware, each based on the U.S. local predicted beta provided by Barra; an estimated risk-free rate of 2.1% for both EMC Core and VMware, based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015; an equity risk premium of 6.0% for both EMC Core and VMware, each estimated by Morgan Stanley using its professional judgment and experience; an assumed tax rate of 23.6% for EMC Core and 20.2% for VMware, each based on the Adjusted July Case; and an estimated pre-tax cost of debt of 2.4% for EMC Core and 1.8% for VMware, each based on such company’s current capital structure. The sum of the EMC Core’s and EMC’s 78% fully-diluted ownership of VMware’s discounted free cash flow and terminal values resulted in an estimated Aggregate Value. An estimated equity value was calculated by reducing the Aggregate Value by EMC Core’s net debt plus 78% of VMware’s net debt as of June 30, 2015, which were both calculated using reported debt balances and reported cash balances adjusted for a 15% incremental repatriation tax rate on offshore cash amounts. The resulting equity value was then divided by the fully diluted shares outstanding of EMC which resulted in the following ranges:

Range (1)
Street Forecast	$30.00 – $32.50
Adjusted July Case (without M&A spend)	$38.00 – $41.00
Adjusted July Case (with M&A spend)(2)	$36.00 – $39.50

(1)	Per share amounts rounded to the nearest 50 cents.
(2)	Unlevered Free Cash Flow numbers, as described below under “—Certain Financial Projections Related to EMC,” used in this analysis included adjustment to reflect assumption of additional $1 billion per year of incremental M&A spend to sustain growth forecast.

Premia Paid Analysis

Morgan Stanley noted the percentage premia paid relative to 30-day average and last twelve month (LTM) high trading prices for selected precedent hardware and software technology transactions since 2002 with a publicly announced transaction value of more than $2 billion (which numbered 40).

Based on the first and fourth quartile median premia of the selected transactions, Morgan Stanley calculated a range of premia relative to EMC’s trading price as of October 7, 2015, the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction. In addition to ranges based off of EMC’s 30-day average and LTM high trading prices, Morgan Stanley also calculated a range based off of EMC’s 1-day spot price as of October 7, 2015 using the selected transactions’ 30-day average premia. This analysis indicated the following:

	EMC Price	Precedent Premia (First – Fourth Quartile)	Range (1)
1-Day Spot Premium	$25.96	21% –59%	$31.50 – $41.50
30-Day Prior to Announcement	$24.24	21% –59%	$29.00 – $38.50
LTM High	$30.89	(12%) – 34%	$27.00 – $41.50

(1)	Per share amounts rounded to the nearest 50 cents.

No company or transaction utilized in the precedent premia analysis is identical to EMC or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters that are beyond the control of EMC, such as the impact of competition on the business of EMC or its industry generally, industry growth and the absence of any adverse material change in the financial condition of EMC or its industry or in the financial markets in general, all of which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the implied merger consideration of $33.15 per share, which was calculated by Morgan Stanley based on the offer of $24.05 cash and an estimated 0.111 shares of Class V Common Stock per share of EMC common stock, assuming a valuation for one such share of Class V Common Stock of $81.78, the intraday volume-weighted average price of VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). That points in the range of implied present values per EMC common share derived from the valuation of precedent transactions were less than or greater than the implied merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the implied merger consideration, but one of many factors that Morgan Stanley considered.

Analyses Related to VMware

Discounted Future Equity Value Analysis

Morgan Stanley performed an analysis of the present value per VMware common share of implied future trading prices by applying P/E ratios to estimated one-year forward EPS of VMware on both a no-synergies basis and assuming revenue synergies of $1.1—$1.3 billion attributable to VMware resulting from the merger for year 2017 and year 2019. Morgan Stanley applied such analysis to both the VMware Street Forecast and the VMware Adjusted July Case. For the VMware Street Forecast, Morgan Stanley used a P/E ratio of 15.8x for year 2017 and 14.5x for year 2019. For the VMware Adjusted July Case, Morgan Stanley used a P/E ratio of 15.9x for year 2017 and 16.9x for year 2019. All P/E ratios were derived from the Revenue Growth to Key Valuation Metric Regression Framework and revenue growth rates for the applicable forward year. Morgan Stanley then calculated what the current price of VMware common shares would be if this future share price was discounted back to October 9, 2015, using a discount rate range of 8.0 – 10.0%. Such range of discount rates, reflecting estimates of VMware’s cost of equity, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its cost of equity analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.15 based on the U.S. local predicted beta provided by Barra, an estimated risk-free rate of 2.1% based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015, and an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience.

	2017 Range (1)	2019 Range (1)
VMware Street Forecast
No Assumed Synergies	$75.00 – $78.00	$70.00 – $75.50
With Assumed Synergies	$86.00 – $91.50	$79.50 – $87.50
VMware Adjusted July Case
No Assumed Synergies	$71.50 – $74.50	$78.50 – $84.50
With Assumed Synergies	$82.50 – $87.50	$90.00 – $99.00

(1)	Per share amounts rounded to the nearest 50 cents.

Discounted Cash Flow Analysis

Morgan Stanley calculated ranges of equity values per VMware common share based on discounted cash flow analyses until December 30, 2020 of VMware with and without the assumed synergies described above. Morgan Stanley relied on the Street Forecast and Adjusted July Case for fiscal years 2015 – 2020 and used the following assumptions: (i) a 15% tax rate on cash generated offshore; and (ii) stock-based compensation as a cash expense. Morgan Stanley then calculated a range of implied values of VMware by calculating a range of the present values of VMware’s unlevered free cash flows for the period from September 30, 2015 through December 30, 2020, and a terminal value based on an AV / EBITDA multiple of 7.9x for the VMware Street Forecast and 9.7x for the VMware Adjusted July Case. Morgan Stanley selected these AV / EBITDA multiples based on the Revenue Growth to EBITDA Regression Framework. The free cash flows and terminal values were discounted to present values as of September 30, 2015 at a range of discount rates of 7.7% to 9.7%. Such range of discount rates, reflecting estimates of VMware’s weighted average cost of capital, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its weighted average cost of capital analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.15 based on the U.S. local predicted beta provided by Barra, an estimated risk-free rate of 2.1% based on the interest rate of 10-year U.S. Treasury Notes as of October 9, 2015, an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience, an assumed tax rate of 20.2% based on the Adjusted July Case, and an estimated pre-tax cost of debt of 1.8% based on VMware’s current capital structure. The sum of the discounted free cash flow and terminal values resulted in the Aggregate Value. The equity value was calculated by reducing the Aggregate Value by VMware’s net debt as of June 30, 2015, which was calculated using debt balances and cash balances as reported in VMware’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2015, adjusted for a 15% repatriation tax rate on offshore cash amounts. The resulting equity value was then divided by the fully diluted shares outstanding of VMware which resulted in the following ranges:

Range (1)
VMware Street Forecast
No Assumed Synergies	$74.00 – $79.50
With Assumed Synergies	$80.50 – $88.00
VMware Adjusted July Case
No Assumed Synergies	$83.50 – $90.00
With Assumed Synergies	$92.00 – $101.00

(1)	Per share amounts rounded to the nearest 50 cents.

Other Factors

Morgan Stanley also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced for informational purposes, including the impact of potential changes in the trading price of VMware Class A common stock on the implied value of the per share merger consideration and the impact of potential changes in the trading price of the Class V Common Stock relative to the VMware Class A common stock on the implied value of the per share merger consideration, in each case as described below.

VMware Class A Common Stock Trading Price

Morgan Stanley reviewed publicly available financial information and considered potential changes in the trading price of VMware Class A common stock in analyzing the implied value of the per share merger consideration to be paid to holders of EMC common stock. Morgan Stanley performed a sensitivity analysis of the trading price of VMware Class A common stock, assuming 50% – 60% of the percentage change in the VMware Class A common stock trading price translates into a change in the EMC common stock share price and further assuming for purposes of calculating the implied value of the Denali offer that the value of the Class V Common Stock is equal to the VMware Class A common stock. Morgan Stanley selected this range based on the application of its professional judgment and experience.

Illustrative VMware Class A Common Stock Price	Implied EMC Common Stock Price	Implied Value of Denali Offer	Implied Premium to EMC Shareholders
$70.00	$24.05 - $23.67	$31.84	32.4% - 34.5%
$75.00	$24.84 - $24.61	$32.40	30.4% - 31.6%
$80.00	$25.63 - $25.56	$32.95	28.6% - 28.9%
$82.09 (1)	$25.96 - $25.96	$33.15	27.7% - 27.7%
$85.00	$26.42 - $26.51	$33.51	26.8% - 26.4%
$90.00	$27.21 - $27.46	$34.06	25.2% - 24.0%

(1)	Price as of October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction)

Class V Common Stock Trading Price

Morgan Stanley also considered potential changes in the trading price of the Class V Common Stock relative to the VMware Class A common stock. Morgan Stanley conducted a sensitivity analysis assuming a discount / premium range of the trading price of the Class V Common Stock relative to the VMware Class A common stock of (5.0%) – 5.0%. Morgan Stanley selected this range based on the application of its professional judgment and experience. The results of this sensitivity analysis were as follows:

Illustrative Premium / (Discount)	Implied Class V Common Stock Value	Implied Value of Denali Offer
5.0%	$9.56	$33.61
2.5%	$9.33	$33.38
0.0%	$9.10	$33.15
(2.5%)	$8.87	$32.92
(5.0%)	$8.65	$32.70

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of EMC or VMware. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters that are beyond the control of EMC or VMware. These include, among other things, the impact of competition on the businesses of EMC, VMware and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of EMC, VMware and the industry, and in financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of EMC common stock pursuant to the merger agreement and in connection with the delivery of its opinion, dated October 11, 2015, to the EMC board. These analyses do not purport to be appraisals or to reflect the prices at which shares of EMC common stock or VMware common stock might actually trade.

The merger consideration to be received by the holders of EMC common stock pursuant to the merger agreement was determined by EMC and Denali through arm’s length negotiations between EMC and Denali and was approved by the EMC board. Morgan Stanley acted as financial advisor to the EMC board during these negotiations but did not recommend any specific consideration to EMC or the EMC board or opine that any specific amount or form of consideration constituted the only appropriate amount or form of consideration for the merger. Morgan Stanley’s opinion and its presentation to the EMC board was one of many factors taken into consideration by the EMC board in deciding to approve and adopt the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the EMC board with respect to the consideration to be received by the holders of EMC common stock pursuant to the merger agreement or of whether the EMC board would have been willing to agree to a different form or amount of consideration.

Morgan Stanley’s opinion was for the information of the EMC board and may not be used for any other purpose without Morgan Stanley’s prior written consent, except that a copy of the opinion may be included in this proxy statement/prospectus. In addition, Morgan Stanley did not express an opinion as to the price at which the Class V Common Stock will trade following consummation of the merger or at any time and Morgan Stanley expressed no opinion or recommendation as to how the shareholders of EMC should vote at the shareholders’ meeting to be held in connection with the merger or as to any other action a shareholder should take relating to the merger.

During the term of its engagement, Morgan Stanley is restricted from providing or arranging financing specifically in connection with the merger, without the prior consent of EMC.

Under the terms of its engagement letter, Morgan Stanley provided the EMC board with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this proxy statement/prospectus as Annex F, and EMC has agreed to pay Morgan Stanley a fee for its services in an amount estimated, as of the date of Morgan Stanley’s written opinion, to be approximately $68 million, which is contingent upon the completion of the merger. EMC has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, EMC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses arising out of or in connection with Morgan Stanley’s engagement. In the two years prior to October 11, 2015 (the date of the rendering of the fairness opinion), Morgan Stanley and its affiliates have provided financing services for EMC and Denali and have received aggregate fees of approximately less than $100,000 and approximately $20 million, respectively, in connection with such services. In the two years prior to October 11, 2015, Morgan Stanley and its affiliates have provided financial advisory and/or financing services for Silver Lake Partners and certain of its affiliates (including certain majority-controlled portfolio companies of Silver Lake Partners), and have received aggregate fees of approximately $12 million in connection with such services. During the same two year period Morgan Stanley and its affiliates have not provided financial advisory or financing services to VMware for which Morgan Stanley or its affiliates have received fees. Morgan Stanley may also seek to provide financial advisory and financing services to EMC, VMware, Denali and certain affiliates of Denali in the future and would expect to receive fees for the rendering of these services. In addition, a director of EMC is also a member of the Morgan Stanley board of directors and qualifies as an “independent director” under Morgan Stanley’s corporate governance policies.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of EMC, VMware, Denali or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with EMC in connection with the merger, may have committed and may commit in the future to invest in investment funds managed by affiliates of Morgan Stanley that in the ordinary course may hold direct equity and/or partnership interests in private equity funds managed by affiliates of Denali.

Opinion of Evercore

Pursuant to an engagement letter dated October 9, 2015, EMC has retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, EMC requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger. At a meeting of the board of directors of EMC held to evaluate the merger on October 11, 2015, Evercore rendered its oral opinion to the board of directors of EMC, subsequently confirmed by delivery of a written opinion, that, as of October 11, 2015, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of EMC common stock that are entitled to receive such consideration in the merger is fair, from a financial point of view, to such holders of EMC common stock.

The full text of Evercore’s written opinion, dated October 11, 2015, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board in connection with its evaluation of whether the consideration to be received by the holders of the EMC common stock was fair, from a financial point of view, to the holders of the EMC common stock entitled to receive such consideration and did not address any other aspects or implications of the merger. Evercore’s opinion does not constitute a recommendation to the board of directors of EMC or to any other persons in respect of the merger, including as to how any holder of EMC common stock should vote or act in respect of the merger.

In connection with its engagement, Evercore was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with EMC, and its opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which EMC might engage or the merits of the underlying decision by EMC to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to EMC and VMware that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to EMC and VMware prepared and furnished to Evercore by management of EMC;

•	reviewed certain non-public projected financial data relating to EMC under alternative business assumptions and certain non-public projected financial data relating to EMC, EMC (excluding VMware) and VMware on a stand-alone basis, each prepared and furnished to Evercore by management of EMC;

•	reviewed certain non-public historical and projected operating data relating to EMC prepared and furnished to Evercore by management of EMC;

•	discussed the past and current operations, financial projections and current financial condition of EMC with management of EMC (including management’s views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of EMC common stock and VMware Class A common stock;

•	reviewed certain publicly available information relating to financial performance of publicly traded tracking stock of other companies;

•	compared the financial performance of EMC and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed a draft of the merger agreement, dated October 11, 2015, including a draft of the Denali certificate included as Exhibit C thereto and received on the same date, which Evercore assumed were in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis;

•	reviewed Denali’s proposed sources and uses of funds in connection with the transactions contemplated by the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor.

With respect to the projected financial data relating to EMC and VMware referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of EMC as to the future financial performance of EMC and VMware, respectively, under the alternative business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to EMC or VMware, or the assumptions on which they are based. Evercore further assumed that (i) Denali and its subsidiaries will be solvent immediately after giving effect to the transactions contemplated by the merger agreement and (ii) neither Denali nor any of its subsidiaries will incur any material tax obligation as a result of the consummation of the transactions contemplated by the merger agreement. Evercore also assumed that the merger, together with the related transactions contemplated by the merger agreement, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on EMC or the consummation of the merger or materially reduce the benefits to the holders of EMC common stock of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of EMC, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of EMC under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to the holders of EMC common stock entitled to receive such consideration pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of EMC, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EMC, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore did not express any view on, and its opinion did not address, any other terms or other aspects of the merger, including, without limitation, the form or structure of the merger and related transactions, the terms and conditions of the transaction documents or any other agreements or arrangements entered into or contemplated in connection with the transaction. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to EMC, nor did it address the underlying business decision of EMC to engage in the merger. Evercore did not express any opinion as to the price at which the common shares of Denali, the shares of the Class V Common Stock or shares of VMware Class A common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by EMC and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board with respect to the merger or the consideration payable in the merger.

Summary of Financial Analyses

The following is a summary of the material financial analyses reviewed by Evercore with the board of directors of EMC on October 11, 2015 in connection with rendering Evercore’s opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting certain of its analyses, Evercore received from EMC’s management and used financial projections for EMC included in a base case plan, which we refer to as the “July Case.” EMC’s management also directed Evercore to adjust the financial projections included in the July Case to reflect $5.0 billion of additional borrowing at a 5.0% interest rate used to refinance $2.0 billion of EMC’s short-term debt and to repurchase $3.0 billion of EMC common stock at the end of 2015 at a 5% premium to the unaffected share price of EMC common stock, which adjusted July Case we refer to as the “2.x Plan,” and to use the 2.x Plan in conducting certain of its analyses (EMC management’s 2.x Plan also contemplated the issuance of tracking stock representing a 40% economic interest in VMware, which did not affect the projections used by Evercore). Evercore also received from EMC’s management and used in conducting certain of its analyses separate projections for each of EMC (excluding VMware) (“EMC Core”) and VMware on a standalone basis. In the case of EMC Core, these projections reflect the assumptions contemplated by the July Case and EMC management also directed Evercore to adjust the projections to reflect the assumptions contemplated by the 2.x Plan and to use these adjusted projections in certain of its analyses. In the case of VMware, the projections provided by EMC management reflected the assumptions contemplated by the July Case only. The financial projections received by Evercore from EMC’s management with respect to VMware on a standalone basis were not affected by the difference in assumptions contemplated by the July Case and the 2.x Plan. For further information regarding certain of these financial projections, see “—Certain Financial Projections Related to EMC.”

Consolidated Analyses

Trading Multiples Analysis

In performing a trading multiples analysis of EMC, Evercore reviewed publicly available financial and market information for EMC and the selected public companies listed in the table below (the “Selected Public Companies”), which Evercore deemed most relevant to consider in relation to EMC, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of one or more of the business lines of EMC.

Evercore reviewed, among other things, total enterprise values (“TEV”) of each Selected Public Company as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2016, and the per share closing price (the “Price”) of each Selected Public Company as on October 7, 2015 as a multiple of the estimated earnings per share (“EPS”) for calendar year 2016 of such Selected Public Company. TEV was calculated for purposes of this analysis as equity value (based on the Price of each Selected Public Company on October 7, 2015 multiplied by the estimated fully diluted number of such company’s outstanding equity securities on such date based on the treasury stock method), plus debt and preferred stock, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recent publicly available balance sheet of such company and, in the case of minority interest, where applicable). The financial data of the Selected Public Companies used by Evercore for this analysis were based on publicly available research analysts’ estimates and in the case of EMC, on the financial projections in the July Case provided to Evercore by EMC’s management. The TEV/EBITDA multiple and Price/EPS multiple for each of the Selected Public Companies is set forth in the table below.

Selected Public Company	TEV/EBITDA (2016E)	Price/EPS (2016E)
NetApp, Inc. (“NetApp”)	5.3x	12.2x
Hewlett-Packard Company (“HP”)	4.7x	7.5x
International Business Machines Corporation (“IBM”)	7.8x	9.3x
Cisco Systems, Inc. (“Cisco”)	6.4x	11.7x
Citrix Systems, Inc. (“Citrix”)	10.2x	17.8x
SAP SE (“SAP”)	10.6x	15.0x
Microsoft Corporation (“MSFT”)	8.9x	16.3x
Oracle Corporation (“Oracle”)	7.9x	13.6x
Intel Corporation (“Intel”)	6.2x	14.0x
Median	7.8x	13.6x
Reference:
EMC Corporation	7.2x	12.8x
S&P 500 Index (“S&P 500”)	9.5x	15.5x
S&P 500 Information Technology Sector Index (“S&P 500-Tech”)	8.9x	15.4x

Evercore then applied a reference range of EBITDA multiples of 6.0x to 8.0x and a reference range of Price/EPS multiples of 12.0x to 14.0x, derived by Evercore based on its review of the Selected Public Companies and its experience and professional judgment, to the estimated 2016 EBITDA for EMC and the estimated 2016 EPS for EMC (in each case, as included in the July Case). This analysis indicated an implied equity value per share reference range for EMC of approximately $21.52-$28.91 based on the TEV/EBITDA multiples and $24.40-$28.46 based on the Price/EPS multiples.

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that such consideration is above each of the implied valuation ranges.

Present Value of Future Stock Price Analysis

Evercore calculated illustrative future stock prices for EMC’s common stock on December 31, 2017 by applying a range of forward Price/EPS multiples of 12.0x to 14.0x to estimated EPS of EMC for fiscal year 2018. Evercore used the projected EPS for the Company for fiscal year 2018 included in the July Case provided to Evercore by the Company’s management. The forward Price/EPS multiples were based on the multiple ranges used in the Trading Multiples Analysis described above.

The illustrative stock prices for EMC’s common stock on December 31, 2017 were then discounted back to September 30, 2015, using an equity cost of capital range of 8.50% to 10.00%. This range was determined based on Evercore’s professional judgment and experience and derived using the capital asset pricing model, taking into account a risk-free rate of return based on the 20-year U.S. Treasury rate as of October 7, 2015 and equity risk premia and a size discount, each in accordance with the 2015 Ibbotson SBBI Market Report, and considering the capital structure, betas and other relevant information of (i) EMC and (ii) the Selected Public Companies. Evercore’s analysis also considered estimated dividends for fiscal years 2015 (fourth quarter only), 2016 and 2017 of $0.12, $0.47 and $0.50, respectively, based on management guidance and discounted back to September 30, 2015, using the same equity cost of capital range described above, which was added to the total. Based on this analysis, Evercore derived a range of implied equity values per share for EMC of $25.27-$30.23.

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above the implied valuation range.

Premiums Paid Analysis

Evercore reviewed the premiums paid for (i) all closed transactions from January 1, 2004 through October 2, 2015 with target enterprise values greater than $10.0 billion (“global transactions”), of which there were 163, (ii) global transactions with cash consideration only (“cash transactions”) from January 1, 2004 through October 2, 2015, of which there were 70, (iii) global transactions involving strategic buyers (“strategic transactions”), from January 1, 2004 through October 2, 2015, of which there were 138 and (iv) global transactions involving financial sponsor buyers (“sponsor transactions”) from January 1, 2004 through October 2, 2015, of which there were 25, in each case excluding transactions with banks, REITs and other financial services target companies. Using information from Securities Data Corp. and FactSet Research Systems, Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies one week and four weeks prior to transaction announcements. The results of this analysis are provided in the table below:

	1 Week Prior (%)	4 Weeks Prior (%)
Global Transactions
High	355.8	342.7
75th Percentile	43.0	45.1
25th Percentile	18.7	21.3
Low	2.6	3.3
Mean	34.6	36.9
Median	29.7	32.1
Cash Transactions
High	123.6	118.7
75th Percentile	46.6	51.8
25th Percentile	24.4	26.2
Low	2.6	6.3
Mean	37.3	41.3
Median	32.3	35.4
Strategic Transactions
High	355.8	342.7
75th Percentile	43.6	48.0
25th Percentile	20.4	20.7
Low	2.6	3.3
Mean	36.0	37.8
Median	30.4	33.1
Sponsor Transactions
High	62.2	84.1
75th Percentile	33.3	37.2
25th Percentile	14.8	21.9
Low	8.7	11.7
Mean	26.7	32.2
Median	23.9	28.4

Based on the above analysis and Evercore’s professional judgment and experience, Evercore then applied a range of premiums derived from the selected transactions of: (1) 25.00% to 35.00% to the $24.16 closing price per share of EMC on September 30, 2015 (the date one week prior to the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction) and (2) 25.0% to 35.0% to the $23.91 closing price per share on September 9, 2015 (the date four weeks prior to the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). Based on this analysis, Evercore derived the following ranges of implied equity values per share for EMC:

Implied Equity Value Range Per Share

1 Week Prior to October 7, 2015 Closing Price ($24.16)	$30.20-$32.62
4 Weeks Prior to October 7, 2015 Closing Price ($23.91)	$29.89-$32.28

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above each of the implied valuation ranges.

Sum of the Parts Analyses

In addition to its analyses of EMC and its subsidiaries (including VMware) on a consolidated basis, Evercore conducted financial analyses on a sum-of-the-parts basis by analyzing each of EMC Core and VMware on a standalone basis and then, reflecting EMC’s ownership interest in VMware, combining the results of these analyses.

Trading Multiples Analysis

In performing a trading multiples analysis of EMC on a sum-of-the-parts basis, Evercore reviewed publicly available financial and market information for EMC Core and VMware with respect to the selected public companies listed in the table below, divided into two groups: (1) companies Evercore deemed most relevant to consider in relation to EMC Core (“EMC Core Selected Public Companies”) and (2) companies Evercore deemed most relevant to consider in relation to VMware (“VMware Selected Public Companies”), in each case, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of EMC Core and VMware, respectively.

Evercore reviewed, among other things, Price/EPS and TEV/EBITDA multiples for calendar year 2016 of each EMC Core Selected Public Company, each VMware Selected Public Company, EMC Core and VMware. The financial data of the EMC Core Selected Public Companies and the VMware Selected Public Companies used by Evercore for this analysis were based on publicly available research analysts’ estimates, and, in the case of EMC Core and VMware, on the financial projections included in the July Case. For purposes of arriving at a reference Price/EPS multiple for EMC Core, Evercore determined Price for EMC Core by deducting the market equity value of EMC’s ownership interest in VMware from the market value of EMC and then dividing the result by the estimated number of fully diluted shares of EMC common stock outstanding based on the treasury stock method. Market value for EMC was calculated by multiplying the per share closing price of EMC as on October 7, 2015 by the estimated number of fully diluted shares of EMC common stock outstanding based on the treasury stock method. Market equity value for VMware was calculated by multiplying the per share closing price of VMware as of October 7, 2015 by the estimated number of fully diluted shares of VMware common stock outstanding based on the treasury stock method. The Price/EPS and TEV/EBITDA multiples for each of the EMC Core Selected Public Companies and each of the VMware Selected Public Companies are set forth in the table below.

Selected Public Company	TEV/EBITDA	Price/EPS
EMC Core
NetApp	5.3x	12.2x
HP	4.7x	7.5x
IBM	7.8x	9.3x
Oracle	7.9x	13.6x
Cisco	6.4x	11.7x
Reference:
EMC Core	4.8x	9.6x
S&P 500	9.5x	15.5x
S&P 500-Tech	8.9x	15.4x

VMware
Citrix	10.2x	17.8x
MSFT	8.9x	16.3x
Oracle	7.9x	13.6x
Red Hat, Inc.	19.6x	34.8x
Akamai Technologies, Inc.	12.2x	25.8x
Reference:
VMware	11.8x	19.0x
S&P 500	9.5x	15.5x
S&P 500-Tech	8.9x	15.4x

Evercore then applied a reference range of Price/EPS multiples of 11.0x-13.0x for EMC Core and 18.0x-20.0x for VMware, each derived by Evercore based on its review of the EMC Core Selected Public Companies and the VMware Selected Public Companies listed above, and its experience and professional judgment, to the estimated fiscal year 2016 net income for EMC Core and VMware, respectively, under both the July Case and the 2.x Plan. This analysis resulted in implied equity values for EMC Core and VMware, which when added together and divided by the estimated number of fully diluted shares of EMC common stock outstanding based on the treasury stock method and reflecting EMC’s ownership of VMware, indicated implied equity value per share reference ranges for EMC on a sum-of-the parts basis as set forth in the table below. Estimated net income and the fully diluted number of shares of EMC common stock were as included in the July Case and the 2.x Plan provided to Evercore by EMC’s management. For purposes of Evercore’s analysis under the 2.x Plan, the estimated fiscal year 2016 net income with respect to EMC Core used in the calculation was adjusted in accordance with management guidance to reflect the effects of the 2.x Plan.

	FY2016E Net Income (in millions)	Equity Value Range (in millions)	Implied Equity Value Range Per Share
July Case
EMC Core	$2,407	$26,482-$31,297
VMware	$1,892	$34,057-$37,841
Implied Value of EMC’s Interest in VMware		$26,739-$29,690
Implied Equity Value of EMC		$53,220-$60,987	$26.47-$30.31	*
2.x Plan			0
EMC Core	$2,255	$24,801-$29,310
VMware	$1,892	$34,057-$37,841
Implied Value of EMC’s Interest in VMware		$26,739-$29,690
Implied Equity Value of EMC		$51,539-$59,000	$27.12-$31.02	**

*	Based on estimated fully diluted shares outstanding of 2,010.2 – 2,012.1 million.
**	Based on estimated fully diluted shares outstanding of 1,900.5 – 1,902.3 million.

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration is above each of the implied valuation ranges.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of EMC Core and VMware, which calculates the present value of a company’s future unlevered, after-tax free cash flow based on assumptions with respect to such cash flow and assumed discount rates, in order to derive implied equity per share reference ranges for the Common Stock on a sum-of-the-parts basis as of September 30, 2015 based upon each of the July Case and the 2.x Plan. Evercore calculated the projected after-tax unlevered free cash flows (which Evercore calculated for purposes of its analysis as EBITDA, less stock-based compensation, applicable taxes, capital expenditures and acquisitions, and adjusted for changes in working capital and certain other items, in each case, based on guidance from EMC management) of EMC Core and VMware for fiscal years 2015 (fourth quarter only) through 2020 and determined a terminal value for EMC at the end of fiscal year 2020 by applying a range of EBITDA multiples of 5.00x to 6.50x for EMC Core and 9.50x-11.50x for VMware (which was based on its review of the EMC Core Selected Public Companies and the VMware Selected Public Companies described above and its experience and professional judgment). Evercore then discounted to present value (utilizing a mid-year discounting convention and discounting back to September 30, 2015) the unlevered free cash flows of EMC Core and VMware and the terminal value for each, in each case using discount rates ranging from 7.50% to 9.00%, which were chosen by Evercore based on its professional judgment and experience to reflect the estimated weighted average cost of capital for EMC Core and VMware implied by Evercore’s analysis of their respective estimated cost of equity and estimated after-tax cost of debt. Estimated cost of equity was determined based on Evercore’s professional judgment and experience and derived using the capital asset pricing model, taking into account a risk-free rate of return based on the 20-year U.S. Treasury Note as of October 7, 2015 and equity risk premia and, in the case of VMware, a size discount, each in accordance with the 2015 Ibbotson SBBI Market Report, and considering the respective capital structures, betas and other relevant information of (x) EMC Core and VMware, and (y) the EMC Core Selected Public Companies and VMware Selected Public Companies. Estimated after-tax cost of debt was also determined based on Evercore’s professional judgment and experience considering, among other things, available market information and a tax rate for each of EMC Core and VMware calculated from information provided to Evercore by EMC’s management. Evercore also performed its discounted cash flow analysis on the alternative assumption that stock-based compensation, which we refer to as “SBC,” is not treated as an expense of EMC. Evercore observed that, in its judgment, the analyses conducted on that assumption were a less relevant valuation methodology because SBC represents a cost of running the business not otherwise taken into account in the analyses. Evercore provided these analyses to the Board for informational purposes only. Using this analysis, Evercore derived the following range of implied equity values per share for EMC:

Implied Equity Value Range Per Share

Expensing SBC
July Case:
EMC Core	$15.72-$19.75
VMware	$12.08-$14.32
EMC (EMC Core + VMware)	$27.80-$34.07
2.x Plan
EMC Core	$15.05-$19.31
VMware	$12.78-$15.15
EMC (EMC Core + VMware)	$27.84-$34.47

Not expensing SBC
July Case
EMC Core	$17.91-$22.44
VMware	$14.90-$17.76
EMC (EMC Core + VMware)	$32.81-$40.20
2.x Plan
EMC Core	$17.36-$22.16
VMware	$15.76-$18.78
EMC (EMC Core + VMware)	$33.13-$40.94

Evercore compared the results of this analysis to the approximate implied merger consideration of $33.15 per share, which was calculated by Evercore based on the offer of $24.05 cash and approximately $9.10 in Class V Common Stock, noting that the consideration was within each of the implied valuation ranges for scenarios where SBC was treated as an expense of EMC. Evercore also observed that the approximate implied value of the merger consideration was within each of the implied valuation ranges where SBC was not treated as an expense of EMC, although Evercore viewed these results as less relevant to its analysis.

Class V Common Stock Discount

Evercore reviewed and discussed with the Board publicly available financial and market information regarding tracking stocks that are currently publicly traded, including Liberty Interactive’s tracking stock with respect to each of QVC (QVCA/QVCB) and Liberty Ventures (LVNTA/LVNTB), Liberty Global’s tracking stock with respect to LiLAC (LILA/LILAB/LILAK) and Fidelity National Financial’s tracking stock with respect to Fidelity National Financial Ventures (FNFV), and certain other tracking stocks that were previously publicly traded. In addition, Evercore reviewed and discussed with the Board academic research and analyst commentary with respect to the performance of tracking stock. Evercore was not able to identify any current or historical example of a publicly traded tracking stock that tracks a business or company that itself has publicly traded stock (other than the proposed Class V Common Stock), and observed that there have been relatively few current and historical tracking stocks of any kind. Evercore observed that tracking stocks often trade at a discount to the estimated value of the assets or business being tracked and noted that the amount of that discount is subject to numerous variables and uncertainties. In connection with its review, Evercore noted that the complexity of the tracking stock structure and the implicit exposure to the credit profile of Denali suggested that the Class V Common Stock may be valued at a discount to the VMware Class A common stock. Evercore also took into account certain countervailing factors, including the fact that the Class V Common Stock was intended to track a company with publicly traded stock with a market-determined price, the potential positive effect of certain expected revenue synergies arising from the merger on the value of VMware that were not reflected in the unaffected price of the VMware Class A common stock, the liquidity of the Class V Common Stock and Denali’s indication that following the completion of the merger it intended to consider opportunities to repurchase shares of Class V Common Stock from time to time. Based on this review, the analysis described above, and Evercore’s experience and professional judgment, Evercore considered that a 0-10% discount from the unaffected price of the VMware Class A common stock on October 7, 2015 would be an appropriate illustrative discount range for the Board to consider. Evercore conducted sensitivities assuming for illustrative purposes a discount within a range of 0-10%. Assuming a 10% trading discount to the value of the VMware Class A common stock on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction), Evercore observed that the aggregate value of the merger consideration would be $32.24 per share (including $24.05 per share in cash and approximately $8.19 per share in Class V Common Stock). Evercore observed that taking this potential sensitivity into account, the merger consideration would continue to be within or to exceed the implied valuation ranges for each of its analyses other than its sum of the parts discounted cash flow analyses where SBC was not treated as an expense of EMC, which as noted above, Evercore viewed as less relevant to its analysis.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the analysts’ price targets and 52-week trading range analyses described below.

Historical Trading Range Analysis

Evercore reviewed, for reference and informational purposes only, the public trading prices for the EMC common stock for the 52 weeks ended on October 7, 2015 (the last trading date prior to press reports that Denali and EMC were engaged in discussions regarding a possible transaction). Evercore noted that during this time period, the closing trading price of the EMC common stock ranged from a low of $22.67 to a high of $30.89.

Analyst Price Target Analysis

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of October 7, 2015, noting that low and high price share targets ranged from $25.00 to $35.00. The price targets published by the equity research analysts do not necessarily reflect current market trading prices for the EMC common stock and these price targets are subject to numerous uncertainties, including the future financial performance of EMC and market conditions.

During the term of its engagement letter, Evercore is restricted from arranging or providing financing in connection with the merger (other than financing arranged or provided to EMC, which is not contemplated).

General

In connection with the review of the merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of EMC. No company used in the above analyses as a comparison is directly comparable to EMC, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EMC or its advisors.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of the EMC common stock entitled to receive such consideration pursuant to the merger agreement. These analyses do not purport to be appraisals of EMC or to necessarily reflect the prices at which EMC or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Under the terms of Evercore’s engagement, Evercore provided the Board with financial advisory services and delivered a fairness opinion in connection with the merger. Pursuant to the terms of its engagement letter, EMC has agreed to pay Evercore fees for its services in connection with its engagement, including an opinion fee of $5,000,000 and an additional fee of $5,000,000 in the event the merger or another transaction consisting of the sale of all or substantially all of the assets or the voting securities of EMC is consummated. Evercore earned the opinion fee of $5,000,000 upon delivery of its fairness opinion to the Board on October 11, 2015. In addition, EMC has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

Other than as described above and in this paragraph, since October 11, 2013, Evercore and its affiliates have not provided financial advisory services to EMC or its affiliates. Since October 11, 2013, the only material relationships that existed between Evercore or its affiliates and Denali or its affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such relationships were the representation of the Special Committee of the Board of Directors of Dell Inc. in relation to its acquisition by a consortium of investors and the performance by Evercore and its affiliates of services for certain portfolio companies of funds managed by Silver Lake Partners, which also manages funds that are investors in Denali. Since October 11, 2013, Evercore has earned compensation for financial advisory services provided to Denali and its affiliates (other than portfolio companies of funds managed by Silver Lake Partners) of approximately $7.816 million and compensation for services to companies in which funds managed by Silver Lake Partners had an interest of approximately $14.143 million. Evercore or its affiliates may provide financial or other services to Denali, EMC or their respective affiliates in the future and in connection with any such services Evercore and its affiliates may receive compensation. In the ordinary course of business, Evercore and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of EMC, VMware, Denali and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Financial Projections Related to EMC

While EMC has from time to time provided limited full-year financial guidance to investors, which may have covered, among other items, consolidated revenues and non-GAAP earnings per share, EMC’s management has not as a matter of course otherwise publicly disclosed forecasts or internal projections as to future performance due to the unpredictability of the underlying assumptions and estimates.

EMC management prepared certain unaudited financial projections regarding EMC’s forecasted operating results for fiscal years 2015 through 2020. The unaudited financial projections regarding VMware used by EMC management in these forecasts were based on information prepared by VMware management. The unaudited financial projections were provided to and considered by the EMC board of directors in connection with its evaluation of the proposed transaction with Denali and during its review of potential strategic alternatives. In addition, the unaudited financial projections were provided to EMC’s financial advisors, Morgan Stanley and Evercore, and used in connection with the rendering of Morgan Stanley’s and Evercore’s respective fairness opinions to the board of directors and in performing each of their related financial analyses as described above under “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors.” Certain unaudited projected financial information reflecting immaterial variations from the information summarized below was also provided by EMC management to Denali.

Additionally, at the direction of EMC management, Morgan Stanley prepared financial projections using publicly available consensus estimates for Consolidated EMC and for VMware through 2017 and extrapolating for future years (the “Street Forecast”). Extrapolation in the Street Forecast assumed a constant dollar growth in revenue and operating income contribution based on consensus estimates for 2016 and 2017. Morgan Stanley also utilized the Street Forecast by subtracting the VMware financial projections from the Consolidated EMC financial projections to derive financial projections for EMC Core. In addition, the Street Forecast figures were used in connection with the rendering of Morgan Stanley’s fairness opinions to the EMC board of directors and in performing Morgan Stanley’s financial analyses as described above under “Proposal 1: Approval of the Merger Agreement—Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley.”

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that EMC or its board of directors (or VMware) considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Unaudited Financial Projections.”

EMC uses a variety of financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While EMC believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not reported by all of EMC’s competitors and may not be directly comparable to similarly titled measures of such competitors due to potential differences in the exact method of calculation.

July Case

The following table summarizes the July Case financial projections prepared by EMC management as described above with respect to Consolidated EMC, with non-GAAP net income and non-GAAP EPS including, with respect to VMware, only amounts attributable to EMC’s controlling interest in VMware:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$25,300	$26,353	$27,705	$29,355	$31,406	$33,704
Non-GAAP Gross Profit	$15,745	$16,290	$17,174	$18,386	$19,778	$21,446
Adjusted EBITDA	$6,846	$7,473	$8,246	$8,994	$9,891	$10,693
Non-GAAP Operating Income	$5,239	$5,790	$6,455	$7,074	$7,851	$8,589
Non-GAAP Net Income	$3,671	$3,940	$4,444	$4,889	$5,440	$5,956
Non-GAAP EPS	$1.87	$2.03	$2.29	$2.51	$2.78	$3.03
Free Cash Flow	$4,001	$4,253	$5,117	$5,621	$6,383	$7,007

The following table summarizes the July Case financial projections prepared by EMC management as described above with respect to EMC Core:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$18,691	$19,084	$19,781	$20,718	$21,905	$23,253
Non-GAAP Gross Profit	$10,059	$10,135	$10,489	$11,025	$11,634	$12,434
Adjusted EBITDA	$4,528	$4,893	$5,403	$5,860	$6,405	$6,817
Non-GAAP Operating Income	$3,155	$3,469	$3,893	$4,247	$4,703	$5,085
Non-GAAP Net Income	$2,291	$2,407	$2,743	$3,009	$3,346	$3,625
Non-GAAP EPS	$1.17	$1.25	$1.42	$1.55	$1.71	$1.85
Free Cash Flow	$2,625	$2,290	$3,048	$3,337	$3,799	$4,135

The following table summarizes the July Case financial projections with respect to VMware provided by EMC management based on information prepared by VMware management as described above, with non-GAAP net income representing only that amount attributable to EMC’s controlling interest in VMware:

(Amounts in millions)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$6,609	$7,270	$7,924	$8,637	$9,501	$10,451
Non-GAAP Gross Profit	$5,686	$6,155	$6,685	$7,361	$8,145	$9,011
Adjusted EBITDA	$2,319	$2,580	$2,844	$3,134	$3,486	$3,876
Non-GAAP Operating Income	$2,084	$2,321	$2,562	$2,827	$3,148	$3,504
Non-GAAP Net Income	$1,380	$1,533	$1,701	$1,880	$2,094	$2,331
Free Cash Flow	$1,376	$1,963	$2,069	$2,284	$2,584	$2,872

Set forth below is a reconciliation of non-GAAP revenue, non-GAAP gross profit, Adjusted EBITDA, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share and free cash flow figures provided above in the July Case financial projections to the most comparable GAAP financial measures, based on financial information available to, or projected by, EMC for each of Consolidated EMC, EMC Core and VMware:

(Amounts in millions, except per share numbers)

	Consolidated EMC
	2015	2016	2017	2018	2019	2020
GAAP Revenue	$25,224	$26,353	$27,705	$29,355	$31,406	$33,704
VMware GSA settlement	76	—	—	—	—	—
Non-GAAP Revenue	$25,300	$26,353	$27,705	$29,355	$31,406	$33,704

GAAP Gross Profit	$15,248	$15,881	$16,777	$17,984	$19,387	$21,089
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	76	—	—	—	—	—
Intangible asset amortization	246	225	204	196	170	120
Stock-based compensation expense	175	184	194	206	220	237
Non-GAAP Gross Profit	$15,745	$16,290	$17,174	$18,386	$19,778	$21,446

GAAP Operating Income	$2,672	$4,121	$4,761	$5,306	$6,018	$6,719
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	80	—	—	—	—	—
Acquisition and other related charges	178	29	—	—	—	—
Restructuring charges	788	100	100	100	100	100
Intangible asset amortization	396	349	329	317	274	193
Stock-based compensation expense	1,125	1,190	1,264	1,351	1,458	1,577
Non-GAAP Operating Income	$5,239	$5,790	$6,455	$7,074	$7,851	$8,589

GAAP Net Income attributable to EMC	$1,805	$2,728	$3,217	$3,611	$4,116	$4,602
R&D tax credit	57	57	57	57	57	57
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	60	—	—	—	—	—
Acquisition and other related charges	104	22	—	—	—	—
Restructuring charges	597	68	68	68	68	68
Intangible asset amortization	261	233	217	210	183	133
Stock-based compensation expense	788	833	884	943	1,015	1,096
Non-GAAP Net Income attributable to EMC	$3,671	$3,940	$4,444	$4,889	$5,440	$5,956

GAAP Net Income attributable to EMC	$1,805	$2,728	$3,217	$3,611	$4,116	$4,602
Minority interest	184	240	275	310	353	405
GAAP Net Income	$1,989	$2,967	$3,492	$3,921	$4,469	$5,007
Income tax provision	647	992	1,153	1,288	1,462	1,635
Non-operating expense	36	162	116	97	87	77
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	80	—	—	—	—	—
Acquisition and other related charges	178	29	—	—	—	—
Restructuring charges	788	100	100	100	100	100
Intangible asset amortization	396	349	329	317	274	193
Stock-based compensation expense	1,125	1,190	1,264	1,351	1,458	1,577
Capitalized software amortization	502	537	589	648	683	650
Depreciation	1,105	1,147	1,202	1,271	1,357	1,454
Adjusted EBITDA	$6,846	$7,473	$8,246	$8,994	$9,891	$10,693

GAAP EPS	0.92	1.41	1.66	1.85	2.10	2.34
R&D tax credit	0.03	0.03	0.03	0.03	0.03	0.03
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	0.03	—	—	—	—	—
Acquisition and other related charges	0.05	0.01	—	—	—	—

	Consolidated EMC
	2015	2016	2017	2018	2019	2020
Restructuring charges	0.30	0.04	0.04	0.04	0.04	0.03
Intangible asset amortization	0.13	0.12	0.11	0.11	0.09	0.07
Stock-based compensation expense	0.40	0.43	0.46	0.48	0.52	0.56
Non-GAAP EPS	$1.87	$2.03	$2.29	$2.51	$2.78	$3.03

Operating Cash Flow	$5,516	$5,919	$6,901	$7,538	$8,370	$9,047
Capital expenditures	(1,000)	(1,103)	(1,167)	(1,243)	(1,337)	(1,441)
Capitalized software development costs	(515)	(562)	(616)	(675)	(650)	(600)
Free Cash Flow	$4,001	$4,253	$5,117	$5,621	$6,383	$7,007

	EMC Core
	2015	2016	2017	2018	2019	2020
GAAP Revenue	$18,691	$19,084	$19,781	$20,718	$21,905	$23,253
VMware GSA settlement	—	—	—	—	—	—
Non-GAAP Revenue	$18,691	$19,084	$19,781	$20,718	$21,905	$23,253

GAAP Gross Profit	$9,803	$9,887	$10,250	$10,778	$11,388	$12,191
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	—	—	—	—	—	—
Intangible asset amortization	136	126	113	115	105	94
Stock-based compensation expense	120	122	127	133	140	149
Non-GAAP Gross Profit	$10,059	$10,135	$10,489	$11,025	$11,634	$12,434

GAAP Operating Income	$1,507	$2,567	$2,998	$3,322	$3,761	$4,130
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	—	—	—	—	—	—
Acquisition and other related charges	27	15	—	—	—	—
Restructuring charges	767	50	50	50	50	50
Intangible asset amortization	255	225	212	212	191	160
Stock-based compensation expense	599	611	634	664	702	745
Non-GAAP Operating Income	$3,155	$3,469	$3,893	$4,247	$4,703	$5,085

GAAP Net Income attributable to EMC	$1,010	$1,706	$2,045	$2,288	$2,611	$2,877
R&D tax credit	35	35	35	35	35	35
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	13	—	—	—	—	—
Acquisition and other related charges	27	15	—	—	—	—
Restructuring charges	582	31	36	36	36	36
Intangible asset amortization	174	157	145	146	132	112
Stock-based compensation expense	450	463	481	504	532	564
Non-GAAP Net Income attributable to EMC	$2,291	$2,407	$2,743	$3,009	$3,346	$3,625

GAAP Net Income attributable to EMC	$1,010	$1,706	$2,045	$2,288	$2,611	$2,877
Minority interest	—	—	—	—	—	—
GAAP Net Income	$1,010	$1,706	$2,045	$2,288	$2,611	$2,877
Income tax provision	415	649	767	854	970	1,073
Non-operating expense	81	212	185	179	179	179
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	—	—	—	—	—	—
Acquisition and other related charges	27	15	—	—	—	—
Restructuring charges	767	50	50	50	50	50
Intangible asset amortization	255	225	212	212	191	160
Stock-based compensation expense	599	611	634	664	702	745

	EMC Core
	2015	2016	2017	2018	2019	2020
Capitalized software amortization	502	537	589	648	683	650
Depreciation	870	888	921	964	1,019	1,082
Adjusted EBITDA	$4,528	$4,893	$5,403	$5,860	$6,405	$6,817

GAAP EPS	0.52	0.88	1.06	1.18	1.34	1.46
R&D tax credit	0.02	0.02	0.02	0.02	0.02	0.02
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	0.01	—	—	—	—	—
Acquisition and other related charges	0.01	0.01	—	—	—	—
Restructuring charges	0.30	0.02	0.02	0.02	0.02	0.02
Intangible asset amortization	0.09	0.08	0.08	0.08	0.07	0.06
Stock-based compensation expense	0.23	0.24	0.25	0.26	0.27	0.29
Non-GAAP EPS	$1.17	$1.25	$1.42	$1.55	$1.71	$1.85

Operating Cash Flow	$3,790	$3,516	$4,352	$4,732	$5,211	$5,542
Capital expenditures	(650)	(663)	(688)	(720)	(762)	(808)
Capitalized software development costs	(515)	(562)	(616)	(675)	(650)	(600)
Free Cash Flow	$2,625	$2,290	$3,048	$3,337	$3,799	$4,135

	VMware
	2015	2016	2017	2018	2019	2020
GAAP Revenue	$6,533	$7,270	$7,924	$8,637	$9,501	$10,451
VMware GSA settlement	76	—	—	—	—	—
Non-GAAP Revenue	$6,609	$7,270	$7,924	$8,637	$9,501	$10,451

GAAP Gross Profit	$5,445	$5,995	$6,526	$7,206	$7,999	$8,897
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	76	—	—	—	—	—
Intangible asset amortization	110	99	92	82	65	26
Stock-based compensation expense	56	61	67	73	80	88
Non-GAAP Gross Profit	$5,686	$6,155	$6,685	$7,361	$8,145	$9,011

GAAP Operating Income	$1,166	$1,554	$1,764	$1,985	$2,258	$2,589
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	80	—	—	—	—	—
Acquisition and other related charges	150	14	—	—	—	—
Restructuring charges	21	50	50	50	50	50
Intangible asset amortization	141	124	118	105	84	33
Stock-based compensation expense	526	579	631	687	756	832
Non-GAAP Operating Income	$2,084	$2,321	$2,562	$2,827	$3,148	$3,504

GAAP Net Income attributable to EMC	$795	$1,021	$1,171	$1,323	$1,505	$1,725
R&D tax credit	22	22	22	22	22	22
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	47	—	—	—	—	—
Acquisition and other related charges	77	7	—	—	—	—
Restructuring charges	15	37	32	32	32	32
Intangible asset amortization	87	76	72	64	51	20
Stock-based compensation expense	338	370	403	439	483	532
Non-GAAP Net Income attributable to EMC	$1,380	$1,533	$1,701	$1,880	$2,094	$2,331

GAAP Net Income attributable to EMC	$795	$1,021	$1,171	$1,323	$1,505	$1,725
Minority interest	184	240	275	310	353	405
GAAP Net Income	$979	$1,261	$1,446	$1,633	$1,859	$2,130
Income tax provision	232	343	387	434	491	562
Non-operating expense	46	50	69	82	92	102

	VMware
	2015	2016	2017	2018	2019	2020
VMware GSA settlement, litigation and other contingencies, special tax items and other non-recurring expenses	80	—	—	—	—	—
Acquisition and other related charges	150	14	—	—	—	—
Restructuring charges	21	50	50	50	50	50
Intangible asset amortization	141	124	118	105	84	33
Stock-based compensation expense	526	579	631	687	756	832
Capitalized software amortization	—	—	—	—	—	—
Depreciation	235	258	282	307	338	372
Adjusted EBITDA	$2,319	$2,580	$2,844	$3,134	$3,486	$3,876

Operating Cash Flow	$1,725	$2,403	$2,548	$2,807	$3,159	$3,505
Capital expenditures	(350)	(440)	(480)	(523)	(575)	(633)
Capitalized software development costs	—	—	—	—	—	—
Free Cash Flow	$1,376	$1,963	$2,069	$2,284	$2,584	$2,872

Note: Schedules may not add or recalculate due to rounding.

Adjusted July Case

The following tables summarize certain of the July Case financial projections as adjusted by Morgan Stanley, based on management guidance, to reflect an incremental interest expense based on $2.5 billion of incremental EMC debt from 2018 onwards, referred to as the Adjusted July Case and described in “Opinions of EMC’s Financial Advisors—Opinion of Morgan Stanley—Summary of Financial Analyses.” The figures for non-GAAP revenue, non-GAAP gross profit, Adjusted EBITDA, non-GAAP operating income and free cash flow included in the Adjusted July Case were unchanged from the July Case for Consolidated EMC and EMC Core. With respect to VMware, the July Case financial projections were not affected by the difference in assumptions contemplated by the July Case and the Adjusted July Case.

The following table summarizes the Adjusted July Case figures with respect to Consolidated EMC, with non-GAAP net income and non-GAAP EPS including, with respect to VMware, only amounts attributable to EMC’s controlling interest in VMware:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Net Income (1)	$3,661	$3,932	$4,436	$4,872	$5,413	$5,928
Non-GAAP EPS	$1.87	$2.03	$2.29	$2.51	$2.77	$3.02

The following table summarizes the Adjusted July Case figures with respect to EMC Core:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Net Income (1)	$2,291	$2,407	$2,743	$3,001	$3,330	$3,609
Non-GAAP EPS	$1.17	$1.25	$1.42	$1.54	$1.70	$1.84

(1)

Non-GAAP net income figures for Adjusted July Case include a reduction of $10, $8, $9, $9, $10 and $11 million for years 2015-2020, respectively, reflecting the impact of VMware’s dilutive securities on the amount of income attributable to EMC, calculated by multiplying the difference between VMware’s basic and diluted earnings per share by the number of VMware shares owned by EMC. Such Non-GAAP net income figures were provided to the EMC board of directors for informational purposes only and were not relevant for or used by Morgan Stanley in connection with any of the financial analyses performed in connection with providing its opinion to the EMC board of directors on October 11, 2015.

Street Forecast

The following table summarizes the Street Forecast financial projections as described above with respect to Consolidated EMC, with non-GAAP net income and non-GAAP EPS including, with respect to VMware, only amounts attributable to EMC’s controlling interest in VMware:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$25,288	$26,467	$27,936	$29,405	$30,874	$32,344
Non-GAAP Gross Profit	$15,728	$16,569	$17,432	$18,452	$19,472	$20,492
Adjusted EBITDA	$6,763	$7,395	$8,128	$8,708	$9,288	$9,869
Non-GAAP Operating Income	$5,218	$5,680	$6,174	$6,668	$7,162	$7,657
Non-GAAP Net Income	$3,650	$3,955	$4,143	$4,485	$4,844	$5,204
Non-GAAP EPS	$1.86	$2.05	$2.14	$2.31	$2.48	$2.65
Free Cash Flow	$3,581	$4,766	$5,021	$5,585	$6,037	$6,493

The following table summarizes the Street Forecast financial projections as described above with respect to EMC Core:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$18,647	$19,078	$19,823	$20,569	$21,314	$22,059
Non-GAAP Gross Profit	$9,950	$10,134	$10,370	$10,760	$11,150	$11,540
Adjusted EBITDA	$4,472	$4,821	$5,209	$5,439	$5,670	$5,901
Non-GAAP Operating Income	$3,132	$3,327	$3,493	$3,659	$3,825	$3,992
Non-GAAP Net Income	$2,271	$2,402	$2,385	$2,503	$2,635	$2,765
Non-GAAP EPS	$1.16	$1.24	$1.23	$1.29	$1.35	$1.41
Free Cash Flow	$1,965	$2,853	$2,857	$3,001	$3,160	$3,318

The following table summarizes the Street Forecast financial projections with respect to VMware as described above, with non-GAAP net income representing only that amount attributable to EMC’s controlling interest in VMware:

(Amounts in millions)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Revenue	$6,641	$7,389	$8,113	$8,837	$9,561	$10,285
Non-GAAP Gross Profit	$5,778	$6,435	$7,062	$7,692	$8,322	$8,953
Adjusted EBITDA	$2,291	$2,574	$2,919	$3,269	$3,618	$3,968
Non-GAAP Operating Income	$2,086	$2,353	$2,681	$3,009	$3,337	$3,665
Non-GAAP Net Income	$1,379	$1,552	$1,758	$1,983	$2,210	$2,439
Free Cash Flow	$1,617	$1,913	$2,165	$2,584	$2,877	$3,175

2.x Plan

The following tables summarize certain of the July Case financial projections as adjusted by Evercore, at management’s direction, to reflect $5.0 billion of additional borrowing at a 5.0% interest rate used to refinance $2.0 billion of EMC’s short-term debt and to repurchase $3.0 billion of EMC common stock at the end of 2015 at a 5% premium to the unaffected share price of EMC common stock, which adjusted July Case we refer to as the “2.x Plan” and as described in “Opinions of EMC’s Financial Advisors—Opinion of Evercore—Summary of Financial Analyses.” EMC management’s 2.x Plan also contemplated the issuance of tracking stock representing a 40% economic interest in VMware, which did not affect the projections used by Evercore. The figures for non-GAAP revenue, non-GAAP gross profit, Adjusted EBITDA and non-GAAP operating income included in the 2.x Plan were unchanged from the July Case. With respect to VMware, the July Case financial projections were not affected by the difference in assumptions contemplated by the July Case and the 2.x Plan.

The following table summarizes the 2.x Plan figures with respect to Consolidated EMC, with non-GAAP net income and non-GAAP EPS including, with respect to VMware, only amounts attributable to EMC’s controlling interest in VMware:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Net Income	$3,671	$3,787	$4,291	$4,736	$5,287	$5,803
Non-GAAP EPS	$1.87	$2.07	$2.34	$2.58	$2.86	$3.12

The following table summarizes the 2.x Plan figures with respect to EMC Core:

(Amounts in millions, except per share numbers)

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Non-GAAP Net Income (1)	$—	$2,255	$—	$—	$—	$—
Non-GAAP EPS (2)	$1.17	$1.24	$1.42	$1.56	$1.73	$1.87

(1)	Non-GAAP net income figures for EMC Core under the 2.x Plan for fiscal year 2015 and fiscal years 2017-2020 were not provided to the EMC board of directors, and were not relevant for or used by Evercore in any of the financial analyses performed in connection with providing its opinion to the EMC board of directors on October 11, 2015.
(2)	Non-GAAP EPS figures for EMC Core under the 2.x Plan were provided to the EMC board of directors for informational purposes only, and were not relevant for or used by Evercore in any of the financial analyses performed in connection with providing its opinion to the EMC board of directors on October 11, 2015.

Unlevered Free Cash Flows

Additionally, at the direction of EMC management, each of Morgan Stanley and Evercore calculated, based on the financial projections provided by EMC management (and, with respect to the Street Forecast prepared by Morgan Stanley, based on publicly available consensus estimates), unlevered free cash flows for fiscal years 2015 through 2020 for use by the respective financial advisor in connection with its financial analysis of EMC. The unlevered free cash flow amounts were not provided by EMC management to Denali.

The following is a summary of the unlevered free cash flows, which were prepared as described above and used by Morgan Stanley for the purposes of its financial analyses, and which are defined as net cash provided by operating activities and certain one-off non-operating activities, plus after-tax net interest expense less additions to property, plant and equipment, spending on acquisitions and strategic investments, capitalized software development costs, and after-tax stock based compensation expense.

(Amounts in millions)

	Unlevered Free Cash Flow (Morgan Stanley)
	Fiscal Year
	2015	2016	2017	2018	2019	2020
Street Case
Consolidated EMC(1)	$1,535	$3,961	$4,330	$4,776	$5,140	$5,507
EMC Core	$361	$2,588	$2,692	$2,779	$2,913	$3,046
VMware	$1,164	$1,356	$1,619	$1,978	$2,207	$2,440
Adjusted July Case, without M&A spend
Consolidated EMC(1)	$1,812	$3,468	$4,239	$4,671	$5,353	$5,878
EMC Core	$886	$1,995	$2,716	$2,987	$3,429	$3,733
VMware	$920	$1,461	$1,510	$1,670	$1,907	$2,127
Adjusted July Case, with M&A spend
Consolidated EMC(1)	$1,812	$2,468	$3,239	$3,672	$4,353	$4,879
EMC Core	$886	$995	$1,716	$1,987	$2,429	$2,733
VMware	$920	$1,461	$1,510	$1,670	$1,907	$2,127

(1)	Difference between Consolidated EMC figures and sum of EMC Core and VMware figures is due to tax rate assumptions provided by EMC management.

The following is a summary of the unlevered free cash flows for EMC Core and VMware, which were prepared as described above and used by Evercore for the purposes of its financial analyses, and which are defined as Adjusted EBITDA, less stock-based compensation (solely in the case where Evercore calculated unlevered free cash flows based on the assumption that stock based compensation is treated as an expense), applicable taxes, capital expenditures and acquisitions, and adjusted for changes in working capital and certain other items, in each case, based on guidance from EMC management. The unlevered free cash flows prepared by Evercore for EMC Core were the same under the July Case and the 2.x Plan.

(Amounts in millions)

	Unlevered Free Cash Flows (Evercore)
	Fiscal Year
	2015	2016	2017	2018	2019	2020
Expensing stock based compensation
EMC Core	886	1,995	2,717	2,978	3,412	3,717
VMware	928	1,471	1,520	1,680	1,917	2,137
Not expensing stock based compensation
EMC Core	1,329	2,447	3,186	3,469	3,932	4,267
VMware	1,348	1,933	2,024	2,229	2,520	2,801

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements”, respectively, all of which are difficult to predict and many of which are beyond the control of EMC. These forecasts assume realization of the savings in EMC’s previously disclosed cost transformation program. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the transaction is completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The unaudited financial projections, including the amounts attributable to VMware, were created solely for internal use by EMC and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of EMC management, the forecasts prepared by them were prepared on a reasonable basis based on the best information available to EMC management at the time of their preparation. The unaudited financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of EMC or VMware, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The inclusion of the unaudited financial projections in this proxy statement/prospectus shall not be deemed an admission or representation by EMC that such information is material. None of the unaudited financial projections reflect any impact of the transaction.

No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The report of the independent registered public accounting firm incorporated by reference into this proxy statement/prospectus with respect to EMC relates solely to the historical financial information of EMC and does not extend to the unaudited financial projections and should not be read to do so.

By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of EMC (including the amounts attributable to VMware), none of EMC, VMware nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of EMC or VMware compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. EMC does not undertake any obligation, except as required by law, to update or otherwise revise the unaudited financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error. VMware has no obligation to update projections used by EMC and its financial advisors regarding the amounts attributable to VMware.

The summary of the unaudited financial projections are not included in this proxy statement/prospectus in order to induce any EMC shareholder to vote in favor of the proposal to approve the merger agreement or any of the other proposals to be voted on at the EMC special meeting of shareholders.

Denali’s Reasons for the Merger

The Denali board of directors’ reasons for entering into the merger agreement include:

•	Denali’s belief that the combined company is expected to be a leader in numerous high-growth areas of the $2 trillion information technology market, with a complementary portfolio, sales team and R&D organization across four globally recognized technology franchises – servers, storage, virtualization and PCs – and is expected to bring together strong capabilities in the fast growing areas of the technology industry, including converged infrastructure, digital transformation, software-defined data center, hybrid cloud, mobile and security;

•	Denali’s belief that the combination of Denali and EMC will enable the combined company to address more of its customers’ needs, specifically as relates to the complementary nature of Dell’s server business and EMC’s strength in both legacy and emerging storage solutions as well as capitalizing on EMC’s leadership in research and development and innovation and Dell’s world-class supply chain operations;

•	Denali’s belief that the transaction will strengthen the position of both Dell and EMC in an increasingly competitive global marketplace;

•	Denali’s belief that the transaction will unite Dell’s strength with small business and mid-market customers with EMC’s strength with large enterprises creating revenue synergies that would not exist if the companies remained separate;

•	the ability to take advantage of Denali’s privately controlled ownership structure (and the flexibility and agility associated with private ownership) to focus on customers and invest and innovate for long-term results, and the ability to incubate high-growth businesses in promising markets;

•	the possibility of Denali reducing its indebtedness within 18-24 months after completion of the merger given the strong cash flow generation capacity of the combined company and achieving an investment grade corporate debt rating, which would provide more dependable and economical access to capital markets and enhance financial flexibility;

•	Denali’s belief that the VMware business is currently an attractive long-term investment opportunity;

•	Denali’s belief that the transaction is expected to accelerate VMware’s growth across all of its businesses through increased opportunities for integration with Dell’s solutions and go-to-market channels; and

•	the significant cost opportunities derived from global scale in purchasing and operations as well as the opportunity to realize operating efficiencies and other synergies following the completion of the transaction.

The Denali board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of EMC with those of Denali;

•	the risk that failure to retain key EMC personnel may make integration of such businesses challenging;

•	uncertainty about the effect of the proposed merger on Denali’s and EMC’s customers, suppliers and other partners, which could cause customers, suppliers and other partners to seek to change existing business relationships with Denali or EMC;

•	the possibility of encountering difficulties in achieving expected growth, synergies and cost savings;

•	the risk that EMC’s financial performance may not meet Denali’s expectations;

•	the risk that all conditions to the obligations of the parties to complete the merger might not be satisfied or that the merger might not otherwise be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

•	Denali’s operating results, particularly in light of the costs incurred in connection with the merger; and

•	Denali’s ability to attract and retain key personnel, suppliers and customers; and

•	the fact that, under the merger agreement, Denali may be required to pay to EMC a termination fee of $4 billion (or $6 billion if Denali fails to make available the amount of cash on hand required to be made available by Denali under the merger agreement), and that such fee may be payable under certain circumstances following the termination of the merger agreement, as more fully described under “The Merger Agreement—Termination Fees.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Denali board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Denali board of directors may have given differing weights to different factors. The Denali board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Denali’s management and outside legal and financial advisors regarding certain of the matters described above. See the section entitled “Cautionary Information Regarding Forward-Looking Statements.”

Financing of the Merger

Denali, Denali Intermediate and Dell have obtained a commitment letter, such commitment letter, as amended from time to time in accordance with the merger agreement, being referred to as the debt commitment letter, from, among others, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets, collectively referred to as the lenders, to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $49.5 billion in debt financing (not all of which is expected to be drawn at the closing of the merger), consisting of the following:

•	$8.0 billion senior secured term loan B facility;

•	$3.5 billion senior secured term loan A-1 facility;

•	$3.5 billion senior secured term loan A-2 facility;

•	$2.5 billion senior secured term cash flow facility;

•	$3.0 billion senior secured revolving facility;

•	$16.0 billion senior secured bridge facility (which would be utilized in the event that Dell International or one or more of its subsidiaries does not issue and sell the full amount of the senior secured notes referred to below at or prior to the closing of the merger);

•	$9.0 billion senior unsecured bridge facility (which would be utilized in the event that Dell International or one or more of its subsidiaries does not issue and sell the full amount of the senior unsecured notes referred to below at or prior to the closing of the merger);

•	$2.5 billion margin bridge facility; and

•	$1.5 billion VMware note bridge facility.

It is also expected that, at or prior to the closing of the merger, up to $25.0 billion in aggregate principal amount of senior secured notes and senior unsecured notes, referred to as the notes, will be issued by Dell International or one or more of its subsidiaries in one or more offerings conducted under Rule 144A of the Securities Act and in reliance on Regulation S under the Securities Act. The senior secured notes are expected to contain customary investment grade covenants, in addition to a negative covenant restricting the issuer’s and the guarantor’s ability to enter into asset sales. The senior unsecured notes are expected to contain customary covenants for non-investment grade issuers.

It is also contemplated that, at, prior to or after the closing of the merger, (1) a margin loan facility in an aggregate principal amount of up to $2.5 billion may be entered into by a special purpose vehicle in lieu of the margin bridge facility and (2) a permanent financing solely secured by the VMware intercompany notes in an aggregate principal amount of up to $1.5 billion may be entered into by the Company in lieu of the VMware note bridge facility.

We refer to the financing described above collectively as the debt financing, the facilities referred to in the first through fourth bullet points as the term loan facilities, the facilities referred to in the first through fifth bullet points as the credit facilities and the bridge facilities referred to in the sixth and seventh bullet points as the corporate bridge facilities. The aggregate principal amount of the term loan facilities and the corporate bridge facilities (or the notes, as the case may be) may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The proceeds of the debt financing will be used (1) to finance, in part, the payment of the amounts payable under the merger agreement, the refinancing of certain of Dell International’s and EMC’s indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (2) to provide ongoing working capital and (3) for other general corporate purposes of Dell and its subsidiaries, including EMC.

Denali has also obtained committed equity financing for up to $4.25 billion in the aggregate from the common stock investors. The terms and conditions of the equity financing are described under “The Merger Agreement—Common Stock Purchase Agreements.”

In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement. See “The Merger Agreement—Denali Cash on Hand” and “The Merger Agreement—Liquidation of Investments; Cash Transfers.”

The commitments under the credit facilities may be increased in an aggregate amount not to exceed (1) the greater of (i) $10.0 billion and (ii) 100% of consolidated EBITDA for the last four fiscal quarters of Dell for which financial statements have been delivered, plus (2) all voluntary prepayments of the credit facilities (with respect to the senior secured revolving facility, to the extent the revolving commitments thereunder are permanently reduced) that are not funded with the proceeds of long-term debt and (3) an additional amount (without giving effect to amounts incurred simultaneously under (1) and (2)) such that the first lien leverage ratio would not exceed 3.25:1.00 on a pro forma basis, subject to certain exceptions and the satisfaction of certain conditions.

The debt financing contemplated by the debt commitment letter is conditioned on the completion of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and guarantors of definitive documentation, consistent with the debt commitment letter on or prior to December 16, 2016;

•	the consummation of the common stock investors’ equity financing substantially concurrently with the initial borrowing under the term loan facilities;

•	subject to certain limitations, the absence of an EMC material adverse effect since October 12, 2015;

•	payment of all applicable fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	as a condition to the availability of the unsecured bridge facility, the lead arrangers and the related investment banks having been afforded a marketing period of at least 15 consecutive business days (subject to certain blackout dates) following receipt of portions of a customary offering memorandum and certain financial statements and data;

•	receipt by the lead arrangers of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	(other than with respect to the unsecured bridge facility) subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the repayment of certain outstanding debt of Dell International and EMC; and

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Dell is required to promptly notify EMC and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to enable the transaction contemplated by the merger agreement to be completed) from the same or other sources on terms and conditions no less favorable in the aggregate to Dell than such unavailable debt financing (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter). As of [                    ], the last practicable date before the printing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. Except as described herein, there is no current plan or arrangement regarding the refinancing or repayment of the debt financing.

The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement. In particular, certain terms of the various credit facilities and the corporate bridge facilities are subject to “flex” provisions.

The lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Credit Facilities

Obligors and Security

The borrower under the credit facilities will be Dell International and, after the closing of the merger, EMC will become a co-borrower under the credit facilities. The credit facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Denali Intermediate and each direct and indirect wholly owned U.S. restricted subsidiary of Denali Intermediate, including Dell (other than the co-borrowers). The credit facilities will be secured, subject to certain agreed upon exceptions, by (1) a first priority security interest in substantially all the tangible and intangible assets of Dell International and the guarantors, including Denali Intermediate and Dell, and, after the merger, EMC and each of its subsidiaries that is a guarantor, and (2) a first-priority pledge of 100% of the capital stock of Dell, Dell International and each direct, wholly owned material restricted subsidiary of Denali Intermediate, Dell, Dell International and each other guarantor, including after the merger, EMC and its subsidiaries that are guarantors (which pledge, in the case of any non-U.S. subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such non-U.S. subsidiary), in each case subject to certain exceptions.

Interest Rates, Fees and Amortization

Interest under the senior secured term loan B facility, the senior secured term loan A-1 facility, the senior secured term loan A-2 facility and the senior secured term cash flow facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed.

The borrower may elect interest periods under the credit facilities of one, two, three or six months (or twelve months or less than one month if agreed to by all lenders) with respect to loans bearing interest based on LIBOR. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. In addition, the borrower is required to pay a commitment fee on any unutilized commitments under the senior secured revolving facility. The initial commitment fee rate is 0.375% per annum and after the date of closing of the merger, will vary based upon a corporate ratings-based pricing grid. The borrower is also required to pay customary letter of credit fees.

The senior secured term loan B facility will mature seven years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. The senior secured term loan A-1 facility will mature three years from the date of closing of the merger and will have no amortization. The senior secured term loan A-2 facility will mature five years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount in each of the first two years after the date of closing of the merger, 10% of the original principal amount in each of the third and fourth years after the date of closing of the merger and 70% of the original principal amount in the fifth year after the date of closing of the merger. The senior secured revolving facility will mature five years from the date of closing of the merger and will have no amortization. The senior secured term cash flow facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The term loan facilities require the borrower to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon achievement of certain first lien leverage ratios) of Dell’s annual excess cash flow;

•	subject to the mandatory prepayment provisions under the senior secured bridge facility with respect to net cash proceeds of certain asset sales and dispositions as described below under “—Corporate Bridge Facilities—Prepayments,” 100% (which percentage will be reduced to 50% and 0% upon achievement of certain first lien leverage ratios) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), (1) if such net cash proceeds are not reinvested in assets to be used in the business within 450 days of the receipt of such net cash proceeds or (2) if such net cash proceeds are committed to be reinvested within 450 days of the receipt thereof and such reinvestment is completed within 180 days thereafter; and

•	subject to the mandatory prepayment provisions under the senior secured bridge facility with respect to net cash proceeds of debt issuances as described below under “—Corporate Bridge Facilities—Prepayments,” 100% of the net cash proceeds of any issuance or incurrence of debt by Dell or any of its restricted subsidiaries, other than debt permitted under the term loan facilities;

except that (1) the borrower shall not have any reinvestment rights referred to in the second bullet point above until after the receipt by Dell and its restricted subsidiaries of net cash proceeds received from asset sales and dispositions of property of at least $7,500 million (calculated starting from the date of the debt commitment letter) and (2) any prepayments pursuant to such second bullet point will (starting from the date of the debt commitment letter) first reduce the commitments in respect of the senior secured term loan A-1 facility and thereafter, the secured bridge facility.

The borrower may voluntarily repay outstanding loans under the credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and subject to a 1% prepayment premium with respect to the senior secured term loan B facilities in the event of certain voluntary prepayments or refinancings thereof occurs prior to the six month anniversary of the date of closing of the merger and reduces the effective yield of the senior secured term loan B facility.

Certain Covenants and Events of Default

The credit facilities will contain customary affirmative covenants including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The credit facilities will also contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into certain transactions with affiliates. The senior secured term loan A-1 facility, the senior secured term loan A-2 facility and senior secured revolving facility will be subject to a first lien net leverage ratio maintenance covenant that will be tested at the end of each fiscal quarter of Dell.

The credit facilities will also contain certain customary events of default (including upon a change of control).

Corporate Bridge Facilities

Obligors and Security

The borrower under the corporate bridge facilities will be Dell International and, after the closing of the merger, EMC will become a co-borrower under the corporate bridge facilities. The corporate bridge facilities will be guaranteed by the same entities that guarantee the credit facilities.

The senior secured bridge facility will be secured by the same assets (on an equal priority basis) that secure the credit facilities. The senior unsecured bridge facility will not be secured by any assets.

Interest Rates, Fees and Amortization

Interest under the senior unsecured bridge facility will initially be payable at a LIBOR-based rate plus an escalating margin to be agreed up to a cap. Interest will be payable at the end of each interest period (but at least every three months).

Interest under the senior secured bridge facility will initially be payable, at the option of the borrower, at a either at a base rate or a LIBOR-based rate plus an escalating margin to be agreed.

The borrower may elect interest periods under the senior secured bridge facility of one, two, three or six months (or twelve months or less than one month if agreed to by all lenders) with respect to loans bearing interest based on LIBOR. Interest on the senior secured bridge facility will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears.

The borrower is required to pay duration fees which are payable for each 90 day period that the senior secured bridge facility is outstanding.

Any loans under the senior unsecured bridge facility that are not paid in full on or before the first anniversary of the closing date of the merger will automatically be converted into senior unsecured term loans maturing seven years after the closing date of the merger. After such a conversion, the holders of outstanding senior unsecured term loans may choose, subject to certain limitations, to exchange their loans for senior unsecured exchange notes that mature seven years after the closing date of the merger.

Any loans under the senior secured bridge facility that are not paid in full on or before 364 days after the closing of the merger may, at the option of Dell and so long as no payment or bankruptcy event of default has occurred and is continuing, be extended for an additional 364 days after payment by Dell of an extension fee. The senior secured bridge facility will have no amortization.

Prepayments

The senior unsecured bridge facility requires the borrower to prepay outstanding bridge loans, subject to certain exceptions:

•	with 100% of the net cash proceeds from the issuance of any unsecured high-yield securities;

•	with the net cash proceeds from the issuance of any debt incurred to refinance the senior unsecured bridge facility;

•	with 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds) in excess of amounts either reinvested or required to be paid to the lenders under the credit facilities and secured bridge facility or holders of certain other indebtedness; and

•	following a change of control.

The senior secured bridge facility requires the borrower to prepay outstanding senior secured bridge loans, subject to certain exceptions, with:

•	after reduction in full of the commitments under the term loan A-1 facility, 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Dell and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), subject to reinvestment rights expected to be substantially similar to those for the credit facilities, except that the borrower shall not have any reinvestment rights until after the receipt by Dell and its restricted subsidiaries of net cash proceeds received from asset sales and dispositions of property of at least $7.5 billion (calculated starting from the date of the debt commitment letter);

•	subject to the senior unsecured bridge facility debt sweep, 100% of the net cash proceeds of any issuance or incurrence of debt by Dell or any of its restricted subsidiaries, other than certain excluded debt and debt issuances of up to $500 million in the aggregate; and

•	100% of the net cash proceeds of issuances of equity securities or equity-linked securities, subject to certain exceptions.

The borrower may voluntarily repay outstanding loans under the corporate bridge facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Certain Covenants and Events of Default

The corporate bridge facilities will contain customary affirmative covenants substantially consistent with those contained in the credit facilities. The senior secured bridge facility will contain negative covenants substantially consistent with those contained in the credit facilities. The senior unsecured bridge facility is expected to contain incurrence-based negative covenants as are customary for bridge loan financings of this type and consistent with Rule 144A “for life” high yield indentures of comparable issuers. Such negative covenants will, subject to certain exceptions, qualifications and “baskets,” restrict, among other things, the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, enter into asset sales, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into transactions with affiliates.

The corporate bridge facilities will not include financial maintenance covenants. The corporate bridge facilities will contain certain customary events of default (including upon a change of control).

Margin Bridge Facility

Obligors and Security

The borrower under the margin bridge facility will be Merger Sub prior to the closing of the merger and, after the closing of the merger, will be EMC. The margin bridge facility will not be guaranteed by any of the subsidiaries of the borrower or Denali.

The margin bridge facility will be secured solely by 77,033,442 shares of Class B common stock of VMware. The funding of the margin bridge facility is not contingent on the value of the collateral or the trading price of shares of VMware Class A common stock.

Interest Rates and Amortization

Interest under the margin bridge facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The margin bridge facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The margin bridge facility requires the borrower to prepay outstanding margin bridge loans with 100% of the net cash proceeds of any asset sale or other disposition of the pledged VMware shares. The borrower may voluntarily repay outstanding loans under the margin bridge facility at any time without premium or penalty, other than customary “breakage” costs.

Certain Covenants and Events of Default

The margin bridge facility will not include any affirmative or negative covenants, other than an asset sale covenant solely with respect to the pledged VMware shares which will require that 100% of the consideration for the sale of such shares consist of cash or cash equivalents and require that all such proceeds be used to repay the margin bridge facility. The margin bridge facility will also contain events of default substantially consistent with the credit facilities, as modified to reflect the nature of the margin bridge facility.

VMware Intercompany Note Bridge Facility

Obligors and Security

The borrower under the VMware note bridge facility will be Merger Sub prior to the closing of the merger and, after the closing of the merger, will be EMC. The VMware note bridge facility will not be guaranteed by any of the subsidiaries of the borrower or Denali.

The VMware note bridge facility will be secured by the VMware intercompany notes, which are payable to EMC.

Interest Rates and Amortization

Interest under the VMware note bridge facility will be payable, at the option of the borrower, either at a base rate or a LIBOR-based rate plus a margin to be agreed. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears. The VMware note bridge facility will mature 364 days after the date of closing of the merger and will have no amortization.

Prepayments

The VMware note bridge facility requires the borrower to prepay outstanding VMware note bridge loans with 100% of the net cash proceeds of any asset sale or other disposition of the pledged VMware promissory notes. The borrower may voluntarily repay outstanding loans under the VMware note bridge facility at any time without premium or penalty, other than customary “breakage” costs.

Certain Covenants and Events of Default

The VMware note bridge facility will not include any affirmative or negative covenants, other than an asset sale covenant solely with respect to the pledged VMware promissory notes which will require that 100% of the consideration for the sale of such promissory notes consist of cash or cash equivalents and require that all such proceeds be used to repay the VMware note bridge facility. The VMware note bridge facility will also contain events of default substantially consistent with the credit facilities, as modified to reflect the nature of the VMware note bridge facility.

Refinancing of Certain Indebtedness

Dell expects that the aggregate amounts of principal, interest and premium necessary to redeem in full the outstanding $1.4 billion in aggregate principal amount of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp. will be deposited with the trustee for such notes, and that such notes will thereby be satisfied and discharged, substantially concurrently with the effective time of the merger. Dell further expects that all of Dell’s and EMC’s other outstanding senior notes and senior debentures will remain outstanding after the effective time of the merger in accordance with their respective terms. All principal, accrued but unpaid interest, fees and other amounts (other than certain contingent obligations) outstanding at the effective time of the merger under (1) EMC’s unsecured revolving credit facility will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees in connection therewith will be terminated and/or released, (2) Dell International’s asset based revolving credit facility will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests in connection therewith will be terminated and/or released and (3) Dell International’s term facilities will be repaid in full substantially concurrently with the closing and all commitments to lend and guarantees and security interests in connection therewith will be terminated and/or released.

Interests of Certain Denali Directors and Officers

As of April 1, 2016, Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife beneficially owned approximately 70% of Denali’s voting securities. Concurrently with the merger agreement, Mr. Dell and a separate property trust for the benefit of Mr. Dell’s wife entered into a common stock purchase agreement with Denali in which Mr. Dell and the separate property trust agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $3.0 billion.

Egon Durban, a current director of Denali, serves as Managing Partner and Managing Director of Silver Lake. Simon Patterson, a current director of Denali, serves as Managing Director of Silver Lake. As of April 1, 2016, investment funds associated with Silver Lake beneficially owned approximately 24% of Denali’s voting securities. Concurrently with the merger agreement, the SLP investors entered into a common stock purchase agreement with Denali in which the SLP investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $1.0 billion.

In addition, as of April 1, 2016 Denali directors and executive officers owned less than 1,000 shares of EMC.

Interests of Certain EMC Directors and Officers

The EMC board of directors and its compensation committee have designed the director and executive compensation programs of EMC, in consultation with independent outside compensation experts, with a view towards attracting and retaining qualified candidates and taking into account, among other things, the compensation practices of EMC’s peers and competitors for such qualified candidates and market compensation practices generally. A significant component of this compensation program consists of equity and equity-based compensation, which is granted pursuant to equity compensation plans which are disclosed to, and approved by, EMC’s shareholders. The treatment of the equity compensation described below is in accordance with the terms of EMC’s governing equity compensation plan.

In considering the recommendation of the EMC board of directors with respect to the transaction, EMC shareholders should be aware of the effect of the transaction on the compensation arrangements of the executive officers of EMC, which are in addition to the effect of the transaction upon the EMC common stock owned by such individuals. These interests are summarized below. The compensation arrangements of Joseph M. Tucci are included below in the discussion of the compensation arrangements of executive officers, as all of such compensation is in respect of Mr. Tucci’s services as an executive officer; Mr. Tucci receives no additional compensation in respect of his service on the EMC board of directors.

In addition, Denali has announced that certain of EMC’s current executive officers will serve on the leadership team of Denali following the completion of the merger: Jeremy Burton, EMC’s current President, Products and Marketing, will become the Chief Marketing Officer of Denali; Howard D. Elias, EMC’s current President and Chief Operating Officer, Global Enterprise Services, will become President, Global Services and IT; David I. Goulden, currently Chief Executive Officer of the EMC Information Infrastructure business, will become President, Enterprise Systems Group of Denali; William F. Scannell, EMC’s current President, Global Sales and Customer Operations, will become President, Enterprise Sales of Denali, and Amit Yoran will remain President of RSA. Rob Mee, currently Chief Executive Officer, Pivotal, will be part of an executive group that includes the presidents of Denali’s business units and go-to-market organizations. Messrs. Burton, Elias and Goulden will become executive officers of Denali following the completion of the merger. Additional information with respect to the board of directors and the management of Denali following the completion of the merger is included under “Management of Denali after the Merger.”

The arrangements for such executives’ employment, compensation, incentive and benefit arrangements in connection with such service have not been determined as of the date of this proxy statement/prospectus.

Consideration Payable to Executive Officers Pursuant to the Transaction

As a group, the executive officers of EMC beneficially owned 3,528,899 shares of EMC common stock as of April 1, 2016 (not including unvested equity and equity-based awards discussed below). In the event that the transaction were to be completed, the executive officers would receive the same merger consideration per share of EMC common stock (on the same terms and conditions) as the other EMC shareholders. If the executive officers of EMC continue to hold all of the shares of EMC common stock beneficially owned by them as of April 1, 2016, upon the completion of the transaction, such executive officers would receive an aggregate of $84,870,021 in cash and approximately 392,696 shares of Class V Common Stock in respect of such shares of EMC common stock (based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction). Dispositions of shares of EMC common stock by executive officers of EMC and vesting or exercise of currently unvested or unexercised equity or equity-based awards (described in more detail below), in each case prior to the completion of the transaction, will change the amount of cash and shares of Class V Common Stock such executive officers will receive in respect of their shares of EMC common stock upon the completion of the transaction.

Equity-Based Awards Held by Executive Officers of EMC

Set forth below is a discussion of the treatment in the transaction of stock options and service- and performance-vesting restricted stock unit awards held by the executive officers of EMC.

Treatment of Unvested Restricted Stock Unit and Performance Unit Awards

Executive officers of EMC hold time- and performance-vesting restricted stock units with respect to an aggregate of 4,281,242 shares of EMC common stock (measured at the target level of performance in the case of performance-vesting restricted stock units); these unvested restricted stock units are rights to receive shares of EMC common stock upon the occurrence of the applicable vesting event (satisfaction of service requirements and/or attainment of applicable performance goals, as the case may be). In accordance with the terms of the merger agreement, immediately prior to the completion of the transaction each restricted stock unit award will be fully vested (with vesting occurring at the target level of performance in the case of performance-vesting restricted stock units) and converted into the number of shares of EMC common stock subject to the award (net of shares with a fair market value equal to the tax withholding required upon the vesting of the shares). Upon the completion of the transaction, these vested shares would be converted into the right to receive the merger consideration in the same manner as other outstanding shares of EMC common stock. The approximate value of the cash payments and the approximate number of shares of Class V Common Stock that each executive officer of EMC would receive in respect of such unvested time- and performance-vesting restricted stock units is set forth in the table below. This information is based on the number of shares subject to unvested time- and performance-vesting restricted stock units expected to be held by executive officers of EMC as of April 1, 2016. Vesting and/or forfeiture of currently unvested time- and performance-vesting restricted stock units prior to the completion of the transaction will change the amount of merger consideration the executive officers will receive in respect of their unvested time- and performance-vesting restricted stock units in connection with the transaction. The numbers in the table do not reflect reductions in payments that will result from withholding of shares to satisfy tax withholding obligations.

Name of Executive Officer	Number of Shares Subject to Unvested Restricted Stock Units (#)		Cash Consideration for Shares Subject to Unvested Restricted Stock Units ($)	Class V Common Stock Consideration for Shares Subject to Unvested Restricted Stock Units (#)(1)(2)
Joseph M. Tucci	576,069		13,854,459	64,105
William J. Teuber Jr.	228,128		5,486,478	25,386
David I. Goulden	565,463		13,599,385	62,925
Howard D. Elias	432,159		10,393,424	48,091
Jeremy Burton	453,614		10,909,417	50,478
William F. Scannell	432,159		10,393,424	48,091
Paul T. Dacier	291,421		7,008,675	32,429
Erin McSweeney	145,819		3,506,947	16,227
Paul Maritz	—		—	—
Zane C. Rowe (3)	296,681		7,135,178	33,015
Harry L. You	141,576		3,404,903	15,755
Amit Yoran	207,871		4,999,298	23,132
ML Krakauer	269,624		6,484,457	30,004
Denis G. Cashman	240,658	(4)	5,787,825	26,780
Robert C. Mee	—		—	—

(1)	Class V Common Stock consideration based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction.
(2)	Class V Common Stock consideration rounded to the nearest whole share.
(3)	Mr. Rowe served as EMC’s Chief Financial Officer until March 1, 2016, at which time he became Chief Financial Officer of VMware. During the term of Mr. Rowe’s employment with VMware, he will continue to vest in his outstanding EMC time- and performance-vesting restricted stock units. See VMware’s current report on Form 8-K, filed January 20, 2016, for a description of the terms of Mr. Rowe’s employment with VMware.
(4)	The number of shares shown in this column includes 13,060 shares that are subject to unvested restricted stock awards. Upon the completion of the transaction, these vested shares would be converted into the right to receive the merger consideration in the same manner as other outstanding shares of EMC common stock.

Treatment of Stock Options

Executive officers of EMC hold stock options to acquire, on a net-exercise basis, an aggregate of 799,877 shares of EMC common stock. Each outstanding EMC stock option will vest and become fully exercisable prior to the completion of the transaction. To the extent that holders of outstanding stock options do not exercise such stock options, the stock options will be canceled and converted into the right to receive the merger consideration payable to all EMC shareholders in the transaction with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on such net exercise basis, such that shares of EMC common stock otherwise issuable pursuant to the stock options with a value equal to the aggregate exercise price and applicable tax withholding are used to satisfy those obligations. The following table sets forth the approximate consideration that each executive officer who holds EMC stock options would be entitled to receive in connection with the completion of the transaction in respect of vested and unvested EMC stock options. This information is based on the number of stock options held by the executive officers of EMC as of April 1, 2016 and assumes that none of the executive officers exercise stock options prior to the completion of the transaction. The numbers in the table show the number of shares that may be acquired under the options on a net-exercise basis, but do not reflect reductions in payments that will result from withholding of shares to satisfy tax withholding obligations.

	Number of Shares Subject to:		Cash Consideration for Shares Subject to:		Class V Common Stock Consideration for:
Name of Executive Officer	Vested Stock Options (#)	Unvested Stock Options (#)	Vested Stock Options ($)	Unvested Stock Options ($)	Vested Stock Options (#)(1)(2)	Unvested Stock Options (#)(1)(2)
Joseph M. Tucci	297,754	2,393	7,160,984	57,552	33,134	266
William J. Teuber Jr.	129,290	1,002	3,109,425	24,098	14,387	112
David I. Goulden	110,109	1,017	2,648,121	24,459	12,253	113
Howard D. Elias	109,708	833	2,638,477	20,034	12,208	93
Jeremy Burton	10,654	664	256,229	15,969	1,186	74
William F. Scannell	20,939	833	503,583	20,034	2,330	93
Paul T. Dacier	75,950	664	1,826,598	15,969	8,452	74
Erin McSweeney	—	—	—	—	—	—
Paul Maritz	—	—	—	—	—	—
Zane C. Rowe	—	—	—	—	—	—
Harry L. You	4,250	508	102,213	12,217	473	57
Amit Yoran	—	—	—	—	—	—
ML Krakauer	710	326	17,076	7,840	79	36
Denis G. Cashman	32,273	—	776,166	—	3,591	—
Robert C. Mee	—	—	—	—	—	—

(1)	Class V Common Stock consideration based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction.

(2)	Class V Common Stock consideration rounded to nearest whole share.

Possible Equity Rollover

Pursuant to the merger agreement, Denali may agree with employees of EMC to exchange EMC equity compensation awards for equity securities of Denali or an affiliate of Denali. In the event of any such agreement, such exchange would be in lieu of the treatment of such EMC equity compensation awards described above. As of the date hereof, no such agreement has been entered into and there can be no assurance that any such agreement will be entered into.

Change in Control Agreements with Executive Officers

Each executive officer of EMC listed below is a party to a Change in Control Severance Agreement with EMC that provides severance benefits if there is both (i) a change in control (or potential change in control) of EMC and (ii) the executive’s employment is terminated by EMC (or any successor) without “cause” or if the executive terminates his or her employment for “good reason,” in each case within 24 months following a change in control (or during a potential change in control period). The completion of the transaction will constitute a change in control under these agreements. In the case of a qualifying termination following the completion of the transaction, the officer would receive:

•	a lump sum cash severance payment equal to a specified multiple (between 2 and 2.99) times the sum of the executive’s annual base salary and target annual bonus;

•	a lump sum cash severance payment equal to the executive’s prorated annual bonus for the year of termination assuming target performance; and

•	the continuation of life, disability, accident and health insurance benefits for the executive and his or her dependents for a period of 24 to 36 months following such termination, reduced to the extent the executive becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program.

“Cause” will exist under the agreements upon:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of his or her position;

•	the conviction of the executive for a felony; or

•	the willful engagement of the executive in fraud or dishonesty which is demonstrably and materially injurious to EMC or its reputation, monetarily or otherwise.

Under the agreements, “good reason” is generally defined as:

•	an adverse change in the executive’s role or position;

•	a reduction in the executive’s base salary;

•	the failure by EMC to continue to provide certain compensation and benefits;

•	a requirement that the executive’s principal place of employment be located greater than 50 miles from where the executive’s principal place of employment was located immediately prior to the change in control;

•	any unreasonable refusal by EMC to continue to allow the executive to attend to matters or engage in activities not directly related to the business of EMC which, prior to the change in control, the executive was permitted to attend to or engage in;

•	any purported termination of the executive’s employment which is not effected pursuant to certain notice and procedural requirements; or

•	a breach by EMC of its obligations to require a successor to assume and perform EMC’s obligations under the agreements.

The agreements provide that any good faith claim by an executive that good reason exists shall be presumed to be correct unless EMC (or a successor) establishes by clear and convincing evidence that good reason does not exist. To claim good reason, the executive must give notice of the good reason event within 90 days after its occurrence and must provide EMC (or a successor) with a 30-day period in which to cure the good reason event. EMC will pay to the executive all legal fees and expenses incurred by the executive in a good faith dispute relating to the termination of employment.

The table below sets forth an estimate of the payments which would be due to the executive officers of EMC in the event of a qualifying termination of such executive’s employment within 24 months following the completion of the transaction (or during a specified period prior to the completion of the transaction).

Name of Executive Officer	Cash Severance ($)	Pro-Rated Annual Bonus ($)	Value of Benefit Continuation ($)
Joseph M. Tucci	7,295,600	359,014	39,323
William J. Teuber Jr.	4,335,500	180,753	43,036
David I. Goulden	5,980,000	286,712	54,030
Howard D. Elias	4,784,000	199,452	41,831
Jeremy Burton	4,784,001	199,452	54,030
William F. Scannell	4,335,500	186,986	58,989
Paul T. Dacier	4,186,000	174,521	58,989
Erin McSweeney	1,800,000	105,959	35,891
Zane C. Rowe (1)	—	—	—
Harry L. You	3,588,001	149,589	54,030
Amit Yoran	2,000,000	124,658	39,422
ML Krakauer	3,139,500	130,890	29,243
Denis G. Cashman	1,800,000	112,192	36,020

(1)	Mr. Rowe served as EMC’s Chief Financial Officer until March 1, 2016, at which time he became Chief Financial Officer of VMware. In connection with Mr. Rowe’s new role, he is no longer party to a Change in Control Severance Agreement with EMC. See VMware’s current report on Form 8-K, filed January 20, 2016, for a description of the terms of Mr. Rowe’s employment with VMware.

For other information with respect to the arrangements between EMC and certain executive officers described in this section, see the information included under “—Golden Parachute Compensation” below (which is incorporated into this section by reference).

Treatment of Non-Employee Director Equity Compensation and EMC Common Stock Owned by EMC Non-Employee Directors

In considering the recommendation of the EMC board of directors with respect to the transaction, EMC shareholders should also be aware of the effect of the transaction on the compensation arrangements of the non-employee members of the EMC board of directors (summarized below). All of the equity compensation described below was granted to non-employee members of the EMC board of directors under equity compensation plans approved by the EMC shareholders and consists exclusively of ordinary course compensation paid pursuant to the EMC non-employee director compensation program, most recently described in EMC’s annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended. This program was developed in consultation with the independent compensation consultant of the compensation committee of the EMC board of directors with a view toward attracting and retaining qualified directors and following consideration of the board compensation practices of EMC’s peer companies. The treatment in the transaction of the non-employee director equity compensation described below is in accordance with the terms of the shareholder approved plans under which the awards were made.

Treatment of Unvested Restricted Stock Unit Awards

Directors of EMC hold time-vesting restricted stock units with respect to an aggregate of 94,933 shares of EMC common stock; these unvested restricted stock units are rights to receive shares of EMC common stock upon the occurrence of the applicable vesting event (satisfaction of service requirements). In accordance with the terms of the merger agreement, these restricted stock units will be treated in the transaction in a manner that is identical to the treatment of time-vesting restricted stock units held by EMC employees generally which is described under the heading “—Treatment of EMC Equity Awards” (except that non-employee director awards are exclusively time-vesting and tax withholding will not apply to non-employee director awards). The approximate value of the cash payments and the approximate number of shares of Class V Common Stock that each non-employee director of EMC would receive in respect of such unvested time-vesting restricted stock units is set forth in the table below. This information is based on the number of shares subject to unvested time-vesting restricted stock units expected to be held by non-employee directors of EMC as of April 1, 2016. Vesting and/or forfeiture of currently unvested time-vesting restricted stock units prior to the completion of the transaction will change the amount of merger consideration the non-employee directors will receive in respect of their unvested time-vesting restricted stock units in connection with the transaction.

Name of Director	Number of Shares Subject to Unvested Restricted Stock Units (#)	Cash Consideration for Shares Subject to Unvested Restricted Stock Units ($)	Class V Common Stock Consideration for Unvested Shares Subject to Unvested Restricted Stock Units (#) (1)(2)
José E. Almeida (3)	4,450	107,023	495
Michael W. Brown	8,900	214,045	990
Donald J. Carty	8,900	214,045	990
Randolph L. Cowen	8,900	214,045	990
James S. DiStasio	8,900	214,045	990
John R. Egan	8,900	214,045	990
William D. Green	8,900	214,045	990
Edmund F. Kelly	8,900	214,045	990
Jami Miscik	8,900	214,045	990
Paul Sagan	8,900	214,045	990
Laura J. Sen	5,933	142,689	660
David N. Strohm (4)	4,450	107,023	495

(1)	Class V Common Stock consideration based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction.
(2)	Class V Common Stock consideration rounded to nearest whole share.
(3)	Mr. Almeida resigned from the EMC board of directors on October 30, 2015.
(4)	Mr. Strohm resigned from the EMC board of directors on October 6, 2015.

Treatment of Stock Options

Non-employee directors of EMC hold stock options to acquire, on a net–exercise basis, an aggregate of 76,209 shares of EMC common stock. In accordance with the terms of the merger agreement, these stock options will be treated in the transaction in a manner that is identical to the treatment of stock options held by EMC employees generally which is described under the heading “—Treatment of EMC Equity Awards” (except that tax withholding will not apply to non-employee director awards). The following table sets forth the approximate consideration that each non-employee director who holds EMC stock options would be entitled to receive in connection with the completion of the transaction in respect of vested and unvested EMC stock options. This information is based on the number of stock options held by the non-employee directors of EMC as of April 1, 2016 and assumes that none of the non-employee directors exercise stock options prior to the completion of the transaction.

Name of Director	Number of Shares Subject to Vested Stock Options (#)	Cash Consideration for Shares Subject to Vested Stock Options ($)	Class V Common Stock Consideration for Vested Stock Options (#)(1)(2)
Michael W. Brown	8,253	198,485	918
Randolph L. Cowen	8,253	198,485	918
James S. DiStasio	2,885	69,384	321
Edmund F. Kelly	11,986	288,263	1,334
Paul Sagan	11,986	288,263	1,334
David N. Strohm (3)	16,423	394,973	1,828
Gail Deegan (4)	16,423	394,973	1,828

(1)	Class V Common Stock consideration based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction.
(2)	Class V Common Stock consideration rounded to nearest whole share.
(3)	Mr. Strohm resigned from the EMC board of directors on October 6, 2015.
(4)	Ms. Deegan served on the EMC board of directors until April 30, 2015. Ms. Deegan departed the board after not standing for re-election at the 2015 annual meeting of shareholders.

Treatment of EMC Common Stock Owned by EMC Non-Employee Directors

In addition, as a group, the non-employee directors of EMC owned 1,896,145 shares of EMC common stock as of April 1, 2016 (not including unvested equity and equity-based awards discussed above). In the event that the transaction were to be completed, the non-employee directors would receive the same merger consideration per share of EMC common stock (on the same terms and conditions) as the other EMC shareholders. If the non-employee directors of EMC continue to hold all of the shares of EMC common stock beneficially owned by them as of April 1, 2016, upon the completion of the transaction, such non-employee directors would receive an aggregate of $45,602,287 in cash and approximately 211,003 shares of Class V Common Stock in respect of such shares of EMC common stock (based on an estimated 2,003,625,053 shares of EMC common stock issued and outstanding, calculated on a fully diluted basis, immediately prior to the completion of the transaction). Dispositions of shares of EMC common stock by non-employee directors of EMC and vesting or exercise of currently unvested or unexercised equity or equity-based awards, in each case prior to the completion of the transaction, will change the amount of cash and shares of Class V Common Stock such non-employee directors will receive in respect of their shares of the EMC common stock upon the completion of the transaction.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for the named executive officers of EMC based on the transaction, assuming that the transaction were completed on April 1, 2016, and the named executive officers are terminated without cause on the same day immediately following the completion of the transaction. More detail on these payments and benefits is set forth above under “—Interests of Certain EMC Directors and Officers.”

Golden Parachute Compensation

Name	Cash ($) (2)	Equity ($) (3)	Pension NQDC ($) (4)	Perquisites/ Benefits ($) (5)	Tax Reimbursements ($) (6)	Other ($)	Total ($)
Joseph M. Tucci	7,532,312	15,959,759	—	39,324	—	—	23,531,396
Zane C. Rowe (1)	—	8,185,429	—	—	—	—	8,185,429
David I. Goulden	6,169,041	15,629,190	—	54,030	—	—	21,852,261
Jeremy Burton	4,915,508	12,533,523	—	54,030	—	—	17,503,061
Howard D. Elias	4,915,507	11,946,250	—	41,831	—	—	16,903,589

(1)	Mr. Rowe served as EMC’s Chief Financial Officer until March 1, 2016, at which time he became Chief Financial Officer of VMware. Accordingly, Mr. Rowe would not be entitled a severance benefit from EMC.
(2)	This amount includes severance which would be payable under the applicable named executive officer’s Change in Control Severance Agreement in the event of a qualifying termination of his or her employment immediately following the completion of the transaction, plus pro-rata target bonus for the year of termination, assuming the completion of the transaction and the termination of employment took place on April 1, 2016. EMC’s obligation to pay the cash severance payments to the named executive officers is conditioned on the applicable named executive officer executing and not revoking a release of claims in favor of EMC. The following table lists the respective portions of the amount set forth in this column that are attributable to the base salary severance payment, target bonus severance payment and the pro-rata target bonus.

Name	Base Salary ($)	Target Bonus ($)	Pro-Rata Bonus ($)
Joseph M. Tucci	1,000,000	1,440,000	359,014
Zane C. Rowe	—	—	—
David I. Goulden	850,000	1,150,000	286,712
Jeremy Burton	800,000	800,000	199,452
Howard D. Elias	800,000	800,000	199,452

(3)	This amount includes the value of unvested EMC restricted stock units held by the named executive officers on April 1, 2016, the vesting of which will be accelerated immediately prior to the completion of the transaction (based on a value per share of $27.59, which represents the average closing price of EMC’s shares on the first five business days following the announcement of the transaction), and the aggregate spread value in the unvested options held by the named executive officers on such date (based upon the same per-share value). The cash amounts to be paid to the named executive officers in respect of their EMC restricted stock units and stock options that are vested prior to April 1, 2016 are not required to be included in the above table and are therefore not included. The following table sets forth the values of unvested EMC restricted stock units and the aggregate spread value in the unvested options.

Name	Unvested RSU Value ($)	Unvested Option Value ($)
Joseph M. Tucci	15,893,744	66,016
Zane C. Rowe	8,185,429	—
David I. Goulden	15,601,124	28,066
Jeremy Burton	12,515,210	18,313
Howard D. Elias	11,923,267	22,983
(4)	None of the named executive officers will be entitled to additional pension or non-qualified deferred compensation payments or benefits in connection with the transaction or a termination of employment in connection therewith.

(5)	This amount solely represents an estimate of the value of continued life, disability, accident and health coverage for the named executive officer under such named executive officer’s Change in Control Severance Agreement and no other amounts as set forth in the following table.

Name	Medical ($)	Dental ($)	Vision ($)	Life ($)	AD&D ($)	STD ($)	LTD ($)	Total ($)
Joseph M. Tucci	34,477	2,297	386	495	45	546	1,078	39,324
Zane C. Rowe	—	—	—	—	—	—	—	—
David I. Goulden	46,691	4,595	580	495	45	546	1,078	54,030
Jeremy Burton	46,691	4,595	580	495	45	546	1,078	54,030
Howard D. Elias	34,492	4,595	580	495	45	546	1,078	41,831

(6)	None of the named executive officers is entitled to a tax reimbursement or gross-up in respect of the payments described in the table.

The tabular disclosure set forth above assumes that each of the listed named executive officers (1) is terminated without cause immediately following the completion of the transaction under circumstances that entitle such individual to severance payments and benefits under the applicable named executive officer’s Change in Control Severance Agreement and (2) becomes entitled to payment in respect of unvested restricted shares of EMC common stock (and restricted stock units with respect to shares of EMC common stock) based on the per share merger consideration being paid to EMC shareholders in connection with the transaction.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Denali is required to cause the surviving corporation in the merger (or its applicable subsidiary) to provide indemnification and exculpation from liabilities (including advancement of expenses) in favor of current or former directors and officers of EMC as provided in the EMC articles, the EMC bylaws, the organizational documents of EMC’s subsidiaries and any indemnification agreement entered into between EMC or one of its subsidiaries and such person. The merger agreement also contains certain obligations related to the maintenance of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to acts or omissions occurring at or prior to the effective time of the merger for each person currently covered under EMC’s and its subsidiaries’ existing policies. For a more complete description, see “The Merger Agreement—Indemnification and Insurance.”

Material Contracts between Denali and EMC

Dell has entered into various commercial agreements with EMC from time to time in the ordinary course of business, including those discussed below. Dell currently purchases EMC products for its internal use. Approximately $18 million, $24 million and $101 million in aggregate purchases were made by Dell from EMC pursuant this arrangement in Dell’s fiscal 2016, fiscal 2015 and fiscal 2014, respectively. Dell also has entered into various commercial agreements with VMware from time to time in the ordinary course of business. Dell currently purchases VMware products, both as an OEM for incorporation into or bundling with Dell products and as a reseller of VMware-branded products directly to Dell customers. Approximately $53 million, $59 million and $65 million in aggregate OEM purchases, and approximately $297 million, $355 million and $434 million in aggregate purchases of products for resale, were made by Dell from VMware in Dell’s fiscal 2016, fiscal 2015 and fiscal 2014, respectively. Dell also purchased an aggregate of $59 million, $61 million and $71 million in VMware products for internal use in its fiscal 2016, fiscal 2015 and fiscal 2014, respectively.

Regulatory Approvals Required for the Merger

General

Under the merger agreement, unless waived by the parties (subject to applicable law), the merger may not be completed until (1) the parties have filed a Notification and Report Form for Certain Mergers and

Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated; and (2) the approval or clearance of the merger has been granted by relevant antitrust authorities in Australia, Brazil, Canada, China, the European Union, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey. The parties have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to (1) resolve any objections under any antitrust law and (2) defend any lawsuits or other legal proceedings challenging the completion of the merger. As of April 8, 2016 the waiting period under the HSR Act had expired, and approval or clearance of the merger had been granted in the European Union, Australia, Brazil, Canada, Israel, Japan, Mexico, Russia, South Africa, Switzerland, Taiwan and Turkey.

If the merger is not completed by December 16, 2016 or if a governmental authority in the U.S. or a jurisdiction in which Denali, EMC or any of their respective subsidiaries has material operations has adopted any law or regulation prohibiting or rendering the completion of the merger permanently illegal or has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree or ruling has become final and nonappealable, either party has the right to terminate the merger agreement as described under “The Merger Agreement—Termination.”

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until both parties have filed a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. At any time before or after the completion of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The parties filed their required Notification and Report Forms for Certain Mergers and Acquisitions with the FTC and DOJ on January 22, 2016. The waiting period under the HSR Act therefore expired at 11:59 p.m. on February 22, 2016.

Foreign Competition Laws

The merger is also conditioned on the filing of a notification with the European Commission under Council Regulation (EC) No 139/2004 and clearance under the antitrust and competition laws of the European Union unless waived by the parties (subject to applicable law). The parties formally filed such a notification with the European Commission on January 25, 2016. The European Commission cleared the merger on February 29, 2016.

The completion of the merger is also subject to applicable clearances and/or expiration of waiting periods under the antitrust and competition laws of Australia, Brazil, Canada, China, India, Israel, Japan, Mexico, Russia, South Africa, South Korea, Switzerland, Taiwan and Turkey unless waived by the parties (subject to applicable law). The parties filed the required notification with the antitrust authorities in India on November 9, 2015 and then, at the request of the Competition Commission of India, filed a revised notification on January 21, 2016. As of April 8, 2016, the parties have also filed notifications with the antitrust authorities in Australia on January 8, 2016, in Brazil on February 15, 2016, in Canada on January 27, 2016 (for Denali) and January 29, 2016 (for EMC), in China on February 22, 2016 (formal acceptance date), in Israel on February 14, 2016, in Japan on February 12, 2016, in Mexico on January 8, 2016, in Russia on February 11, 2016, in South Africa on December 23, 2015, in South Korea on January 4, 2016, in Switzerland on February 9, 2016, in Taiwan on January 15, 2016 and in Turkey on January 29, 2016.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

For purposes of this discussion, a U.S. holder is a beneficial owner of EMC common stock that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust that (1) is subject to (i) the primary supervision of a court within the United States and (ii) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. federal income tax regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or other arrangement treated as a partnership for U.S. federal income tax purposes) holds EMC common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, treated as a partner of a partnership holding EMC common stock, you should consult your tax advisor.

This discussion addresses only those EMC shareholders that hold their EMC common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular EMC shareholders in light of their individual circumstances or to EMC shareholders that are subject to special rules, including:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold EMC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who received our common stock from the exercise of employee stock options or otherwise as compensation;

•	persons that own, directly, indirectly or constructively, common stock (other than Class V common stock) of Denali;

•	persons that are not U.S. holders; and

•	shareholders that acquired their shares of EMC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

U.S. Federal Income Tax Treatment of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and the Class V Common Stock received by EMC shareholders in exchange for their shares of EMC common stock should be treated as common stock of Denali. The obligation of EMC to complete the merger is conditioned upon the receipt by EMC of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to EMC, to the effect that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. The obligation of Denali to complete the merger is conditioned upon the receipt by Denali of an opinion from Simpson Thacher & Bartlett LLP, counsel to Denali, to the effect that (1) the merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code and (2) for U.S. federal income tax purposes, the Class V Common Stock should be considered common stock of Denali. In rendering these opinions, counsel may require and rely upon representations, warranties and covenants provided by EMC, Denali and other relevant parties and certain assumptions. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions. If any of the assumptions, representations, warranties or covenants upon which those opinions are based is inconsistent with the actual facts, the tax opinions could be invalid. Neither Denali nor EMC currently intends to waive the opinion condition to its obligation to complete the merger. If either Denali or EMC waives the opinion condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to EMC shareholders have materially changed, Denali and EMC will recirculate appropriate soliciting materials to resolicit the votes of EMC shareholders.

The tax opinions delivered by the respective counsels to EMC and Denali are expected to conclude that Class V Common Stock should be treated as common stock of Denali and certain other conclusions contained in such opinions will be based on the view that Class V Common Stock should be so treated. There are, however, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common Stock. In the past, the IRS and prior presidential administrations have announced that they are studying the appropriate treatment of stock similar to the Class V Common Stock or have proposed changing the tax treatment of such stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of an instrument with characteristics similar to those of Class V Common Stock. Although counsels for EMC and Denali intend to deliver opinions that the Class V Common Stock should be treated as common stock of Denali, in the absence of authorities directly on point or an advance ruling from the IRS, this issue is not free from doubt and there is a risk that the IRS could assert that the Class V Common Stock is property other than stock of Denali. If the IRS were to be successful in any such contention, then adverse tax consequences could result to holders of EMC common stock, EMC and Denali as described below under “—U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock.”

The tax opinions of counsel will not be binding on the IRS or the courts. EMC and Denali have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth herein or in such tax opinions. Accordingly, each EMC shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such shareholder, including the consequences if the IRS were to successfully challenge the treatment of the merger as an exchange described in Section 351 of the Internal Revenue Code or the treatment of the Class V Common Stock as common stock of Denali.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock

It is anticipated that the merger should generally be treated as an exchange by EMC shareholders of shares of EMC common stock for common stock of Denali and cash in a transaction described in Section 351 of the Internal Revenue Code (except to the extent treated as a redemption, as described below).

To the extent treated as such an exchange and subject to the discussions below relating to the (1) cash provided by EMC and (2) receipt of cash in lieu of fractional shares, a U.S. holder that exchanges EMC common stock for shares of Class V Common Stock and cash in such exchange:

•	should recognize capital gain (but not loss) equal to the lesser of (1) the excess, if any, of the amount of cash (other than cash received instead of a fractional share of Class V Common Stock) plus the fair market value of any Class V Common Stock received in the exchange over the U.S. holder’s tax basis in the shares of EMC common stock surrendered in exchange therefor and (2) the amount of cash received by the U.S. holder in the exchange (other than cash instead of a fractional share of Class V Common Stock);

•	should have a tax basis in the Class V Common Stock received equal to the tax basis of the EMC common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the exchange (other than with respect to cash received instead of a fractional share of Class V Common Stock), and decreased by the amount of cash received by the U.S. holder in the exchange (other than cash received instead of a fractional share of Class V Common Stock); and

•	should have a holding period for the shares of Class V Common Stock received in the exchange that includes its holding period for its shares of EMC common stock surrendered in exchange therefor.

However, to the extent any portion of the cash received in exchange for EMC common stock is considered to be provided by EMC, such cash should be treated as received in a redemption of EMC common stock by EMC and, in such case, a U.S. holder would generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of such holder’s EMC common stock redeemed in such redemption.

Any capital gain or loss recognized by a U.S. holder pursuant to the merger will generally be long-term capital gain or loss if the holding period for such shares of EMC common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

In the case of any U.S. holder that acquired different blocks of EMC common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger.

Cash in Lieu of Fractional Shares

The tax treatment of cash received in lieu of a fractional share pursuant to the merger is not entirely certain. It is possible that a holder of EMC common stock that receives cash instead of a fractional share of Class V Common Stock may be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Class V Common Stock for cash. In such case, a holder of EMC common stock would generally recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of EMC common stock allocable to the fractional share. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

It is, however, possible that the receipt of cash in lieu of a fractional share of Class V Common Stock may be treated as the receipt of cash in exchange for EMC common stock in connection with the merger, which would be treated as described above under “—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of EMC Common Stock” (without regard to any exception for cash in lieu of fractional shares).

Backup Withholding and Information Reporting

Payments of cash to a holder of EMC common stock as part of the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Denali, the exchange agent or the applicable withholding agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

U.S. Federal Income Tax Consequences of Alternative Treatment of the Merger or the Class V Common Stock

As discussed above, the Class V Common Stock received by EMC shareholders in exchange for their shares of EMC common stock pursuant to the merger should be treated as common stock of Denali. Each of EMC’s and Denali’s obligation to complete the merger is conditioned upon the receipt of opinions from their respective counsel as to this treatment. However, as discussed above, there are, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings directly addressing the characterization of stock with characteristics similar to the Class V Common Stock, and the IRS could take a different view. If the IRS were to be successful in any such contention, the U.S. federal income tax treatment of the Class V Common Stock would be uncertain. It is possible that the IRS could assert that the Class V Common Stock is property other than common stock of Denali. Accordingly, EMC shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of holding the Class V Common Stock.

If for any reason the Class V Common Stock were to fail to be treated as common stock of Denali, then:

•	each EMC shareholder would recognize gain or loss with respect to such shareholder’s shares of EMC common stock equal to the difference between (1) the sum of the fair market value of the Class V Common Stock and cash received pursuant to the merger and (2) the shareholder’s basis in the EMC common stock exchanged, and the foregoing would also result if the merger were to fail to qualify as an exchange described in Section 351 of the Internal Revenue Code for any other reason;

•	EMC may be required to recognize gain for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the VMware common stock that are tracked by the Class V Common Stock over EMC’s basis in such VMware common stock, which liability would be allocated to the Class V Group pursuant to the Denali Tracking Stock Policy if such tax liability is imposed as a result of a change in tax law under certain circumstances, and would be allocated to the DHI Group in all other circumstances; and

•	Denali may no longer be able to file consolidated U.S. federal income tax returns that include VMware, which could require Denali to file amended tax returns and pay additional taxes.

The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under GAAP. Under this method of accounting, Denali will record the assets acquired and liabilities assumed of EMC as of the effective time of the merger at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill which will not be amortized for financial accounting purposes, but will be evaluated annually for impairment. Financial statements of Denali issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of EMC.

Exchange of Shares in the Merger

Denali will appoint an exchange agent to process the payment of the merger consideration, including the exchange of EMC common stock for Class V Common Stock. At or prior to the effective time of the merger, Denali will deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of shares of EMC common stock, the merger consideration, consisting of an aggregate number of shares of Class V Common Stock to be issued in uncertificated form or book-entry form and an aggregate amount of cash, required to be delivered in respect of shares of EMC common stock. Each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly owned subsidiaries, and other than shares with respect to which EMC shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration without the need for any action by the holders of such stock.

As promptly as reasonably practicable after the effective time of the merger, Denali will cause the exchange agent to mail to each holder of record of EMC common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing shares of EMC common stock shall pass only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering EMC stock certificates, if any, in exchange for the merger consideration.

EMC shareholders will not receive any fractional shares of Class V Common Stock in the merger. Instead, each EMC shareholder will be entitled to receive a cash payment in lieu of any fractional shares of Class V Common Stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of EMC common stock exchanged by such holder) by (2) the average closing price of a share of VMware Class A Common Stock over the 10-trading day period prior to the effective time of the merger.

After the effective time of the merger, shares of EMC common stock will no longer be outstanding, will automatically be canceled and will cease to exist, and certificates that previously represented shares of EMC common stock will represent only the right to receive the merger consideration as described above. Until holders of EMC common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Class V Common Stock with a record date after the effective time of the merger. However, upon the surrender of their shares of EMC common stock, such holders will receive the amount of dividends or other distributions with respect to shares of Class V Common Stock theretofore paid with a record date after the effective time of the merger.

Denali and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time of the merger, EMC will not register any transfers of the shares of EMC common stock.

Treatment of EMC Equity Awards

The merger agreement provides that each currently outstanding EMC stock option will vest and become fully exercisable prior to the effective time of the merger. As of the effective time of the merger, each outstanding EMC stock option will be canceled and converted into the right to receive the merger consideration with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. The merger agreement also provides that as of the effective time of the merger each currently outstanding EMC restricted stock unit and share of EMC restricted stock will fully vest (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award). The merger agreement provides that Denali may agree with individual award recipients to different equity treatment. No such agreements were in effect as of the date of this proxy statement/prospectus.

Dividends and Share Repurchases

EMC currently pays a quarterly cash dividend of $0.115 per share of EMC common stock. EMC intends to continue its current dividend practices through the completion of the merger. Under the terms of the merger agreement, during the period before completion of the merger, EMC will not, and will not permit any EMC subsidiary, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) EMC’s regular quarterly cash dividends of $0.115 per share payable in respect of shares of EMC common stock with declaration, record and payment dates consistent with past practice and in accordance with EMC’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of EMC to EMC. EMC has currently suspended share repurchases.

Listing of Shares of Class V Common Stock and Delisting and Deregistration of EMC Common Stock

Under the terms of the merger agreement, Denali is required to use its reasonable best efforts to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the closing of the merger. It is a condition to EMC’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of Class V Common Stock to be issued in the merger approved for listing on the NYSE under the symbol “DVMT.”

If the merger is completed, there will no longer be any publicly held shares of EMC common stock. Accordingly, EMC common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Company Headquarters

Following the completion of the merger, Dell’s headquarters will remain in Round Rock, Texas, and the headquarters of the combined enterprise systems business of Dell and EMC will be located in Hopkinton, Massachusetts.

Litigation Relating to the Merger

Various combinations of EMC, its current and former directors, VMware, certain of VMware’s directors, Denali, Dell, and Merger Sub, among others, have been named as defendants in a number of putative class-action lawsuits brought by purported EMC and VMware shareholders challenging the merger, some of which have been dismissed. The suits are captioned as follows:

	Case	Court	Filing Date
1.	IBEW Local No. 129 Benefit Fund v. Tucci, Civ. No. 1584-3130-BLS1	Mass. Superior Court, Suffolk County	10/15/2015
2.	Barrett v. Tucci, Civ. No. 15-6023-A	Mass. Superior Court, Middlesex County	10/16/2015
3.	Graulich v. Tucci, Civ. No. 1584-3169-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
4.	Vassallo v. EMC Corp., Civ. No. 1584-3173-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
5.	City of Miami Police Relief & Pension Fund v. Tucci, Civ. No. 1584-3174-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
6.	Lasker v. EMC Corp., Civ. No. 1584-3214-BLS1	Mass. Superior Court, Suffolk County	10/23/2015
7.	Walsh v. EMC Corp., Civ. No. 15-13654	U.S. District Court, District of Massachusetts	10/27/2015
8.	Local Union No. 373 U.A. Pension Plan v. EMC Corp., Civ. No. 1584-3253-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
9.	City of Lakeland Emps.’ Pension & Ret. Fund v. Tucci, Civ. No. 1584-3269-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
10.	Ma v. Tucci, Civ. No. 1584-3281-BLS1	Mass. Superior Court, Suffolk County	10/29/2015
11.	Stull v. EMC Corp., Civ. No. 15-13692	U.S. District Court, District of Massachusetts	10/30/2015
12.	Jacobs v. EMC Corp., Civ. No. 15-6318-H	Mass. Superior Court, Middlesex County	11/12/2015
13.	Ford v. VMware, Inc., C.A. No. 11714-VCL	Delaware Chancery Court	11/17/2015
14.	Pancake v. EMC Corp., Civ. No. 16-10040	U.S. District Court, District of Massachusetts	1/11/2016
15.	Booth Family Trust v. EMC Corp. Civ. No. 16-10114	U.S. District Court, District of Massachusetts	1/26/2016

The fifteen lawsuits seek, among other things, injunctive relief enjoining the merger, rescission of the merger if consummated, an award of fees and costs, and/or an award of damages.

The complaints in the first nine lawsuits filed in the Massachusetts Superior Court (the IBEW, Barrett, Graulich, Vassallo, City of Miami Police Relief & Pension Fund, Lasker, Local Union No. 373 U.A. Pension Plan, City of Lakeland Emps.’ Pension & Ret. Fund, and Ma actions) generally allege that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the merger agreement that favor Dell and discourage competing bids. The complaints generally further allege that there were various conflicts of interest in the proposed transaction. Several of the complaints also allege that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties.

On October 27, 2015, EMC and its directors served a motion to dismiss the amended complaint in the first-filed case in the Massachusetts Superior Court, the IBEW action, on the grounds that the amended complaint asserts claims that are derivative and subject to the demand requirement set forth in M.G.L. c. 156D § 7.42, with which the plaintiff failed to comply.

On November 5, 2015, the Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion for consolidation of the IBEW action with eight other actions then pending in the Massachusetts Superior Court (the Barrett, Graulich, Vassallo, City of Miami Police Relief & Pension Fund, Lasker, Local Union No. 373 U.A. Pension Plan, City of Lakeland Emps.’ Pension & Ret. Fund, and Ma actions).

On December 7, 2015, the Business Litigation Session of the Massachusetts Superior Court granted EMC and its directors’ motion to dismiss the IBEW action and the eight other consolidated actions (the Barrett, Graulich, Vassallo, City of Miami Police Relief & Pension Fund, Lasker, Local Union No. 373 U.A. Pension Plan, City of Lakeland Emps.’ Pension & Ret. Fund, and Ma actions).

On December 24, 2015, the Business Litigation Session of the Massachusetts Superior Court entered judgments dismissing each of the consolidated actions. On January 21, 2016, three plaintiffs filed a notice appealing the judgment of dismissal. The appeal has not yet been docketed.

The originally filed complaints in the seventh and eleventh lawsuits listed above (Walsh and Stull) generally allege that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the merger agreement that favor Dell and discourage competing bids. The complaints generally further allege that there were various conflicts of interest in the proposed transaction and that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties.

On November 5, 2015, EMC and its directors filed motions to stay or dismiss the Walsh and Stull actions on the grounds that (1) staying or dismissing these cases, which were filed after several of the actions filed in the Massachusetts Superior Court, would be appropriate under the doctrine set forth in Colorado River Water Conservation District v. United States, 424 U.S. 800 (1976); and (2) the plaintiffs in each case had failed to plead facts sufficient to show that the matter in controversy exceeds $75,000, as required for the federal court to have subject matter jurisdiction under 28 U.S.C. § 1332(a).

On January 11, 2016, the plaintiffs in the Walsh and Stull actions opposed the motions to stay or dismiss and filed amended class action complaints asserting claims against EMC and its current and former directors, generally alleging that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. The amended complaints also allege that various combinations of defendants are liable for violations of Section 20(a) of the 1934 Act. The amended complaints did not include the claims included in the original complaint for alleged breaches of fiduciary duty. On February 4, 2016, EMC and its directors withdrew their motions to stay or dismiss the Walsh and Stull actions, without prejudice to or waiver of the arguments asserted, in light of the amended complaints. The parties have agreed that defendants will move, answer, or otherwise respond to the amended complaints by May 2, 2016.

The originally filed complaints in the twelfth and thirteenth lawsuits listed above (Jacobs and Ford) generally allege that EMC, in its capacity as the majority shareholder of VMware, and individual defendants who are directors of EMC, VMware, or both, breached their fiduciary duties to minority shareholders of VMware in connection with the merger by, among other things, entering into and/or approving a merger that favors the interests of EMC and Dell at the expense of the minority shareholders. The Ford complaint further alleges that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties.

On December 8, 2015, certain VMware directors named as defendants in the Ford action and EMC filed a motion in the Delaware Court of Chancery to dismiss the Ford action, including on the grounds that the complaint in that action failed to state a claim upon which relief can be granted, and for failure to make a requisite demand.

On February 12, 2016, with leave from the court, the plaintiff in the Ford action filed an amended complaint. In the amended complaint, plaintiff generally alleges that, in connection with the proposed transaction, VMware’s directors and EMC breached their fiduciary duties owed to VMware stockholders. Additionally, plaintiff alleges that, having entered into the proposed transaction, Dell and Denali, as now VMware’s de facto controlling stockholders, breached (or in the alternative aided and abetted breaches of) fiduciary duties of loyalty and care owed to VMware stockholders. Plaintiff also alleges that Merger Sub aided and abetted the alleged breaches of fiduciary duties.

Various combinations of defendants filed motions to dismiss the amended complaint in the Ford action on February 26 and 29, 2016, including on the grounds that the complaint in that action failed to state a claim upon which relief can be granted, and for failure to make a requisite demand. On March 16, 2016, pursuant to a stipulation, the court dismissed two former directors of VMware from the Ford action without prejudice.

On December 10, 2015, the defendants in the Jacobs action served a motion pursuant to M.G.L. c. 223A § 5 to dismiss the complaint in the Jacobs action (or, alternatively, to stay the proceedings in that action) on the ground that it is in the interest of justice that that action should be heard in a Delaware forum.

On January 22, 2016, the plaintiff in the Jacobs action filed and served a first amended complaint generally alleging that EMC and certain of its directors breached their fiduciary duties owed to shareholders. The amended complaint also alleges that various defendants aided and abetted these alleged breaches of fiduciary duties. On February 5, 2016, in light of the filing of the first amended complaint, the defendants in the Jacobs action withdrew without prejudice their pending motion to dismiss or stay.

On March 7, 2016, various combinations of defendants served motions to dismiss the complaint in the Jacobs action (or, alternatively, to stay the proceedings in that action), including on the grounds that it is in the interest of justice that that action should be heard in a Delaware forum, for failure to state a claim upon which relief can be granted, and for failure to make a requisite demand. On the same day, certain VMware directors named as defendants in the Jacobs action and EMC served a motion to stay discovery pending resolution of the motion to dismiss or stay proceedings in the Jacobs action.

The originally filed complaint in the fourteenth lawsuit listed above (Pancake) generally alleges that the directors of EMC breached their fiduciary duties to EMC shareholders in connection with the merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the merger agreement that favor Dell and discourage competing bids. The complaint generally further alleges that there were various conflicts of interest in the proposed transaction and that various combinations of defendants aided and abetted these alleged breaches of fiduciary duties. Additionally, the complaint alleges that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. The complaint further alleges that various combinations of defendants are liable for violations of Section 20(a) of the Exchange Act.

On February 11, 2016, the plaintiff in the Pancake action filed a first amended complaint. Similar to the originally filed complaint, the amended complaint generally alleges that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. The complaint further alleges that various combinations of defendants are liable for violations of Section 20(a) of the Exchange Act. The amended complaint does not include the claims included in the original complaint for alleged breaches of fiduciary duty. The parties have agreed that defendants will move, answer, or otherwise respond to the amended complaint by May 2, 2016.

The complaint in the fifteenth lawsuit listed above (Booth Family Trust) generally alleges that that the preliminary proxy statement omits and/or misrepresents material information and that such failure to disclose constitutes violations of Section 14(a) of, and Rule 14a-9 under, the Exchange Act. The complaint also alleges that various combinations of defendants are liable for violations of Section 20(a) of the Exchange Act.

On April 1, 2016, the plaintiff in the Stull action filed a motion pursuant to the Private Securities Litigation Reform Act for consolidation of the Walsh, Stull, Pancake and Booth Family Trust actions and for his appointment as lead plaintiff and his counsel’s appointment as lead and liaison counsel.

Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. EMC shareholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Denali, EMC or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties and covenants by each of Denali and EMC, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of Denali and EMC if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Denali or EMC, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Effect of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the MBCA and the DGCL, at the effective time of the merger, Merger Sub will be merged with and into EMC. EMC will survive the merger as a wholly owned subsidiary of Denali and will continue its corporate existence under Massachusetts law.

Closing

The closing will occur on the third business day after the satisfaction or waiver (to the extent permitted by law) of all closing conditions, except that the closing shall not occur until the earlier to occur of (1) a business day during the marketing period specified by Denali upon a minimum of three business days’ advance written notice and (2) the first business day following the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of 20 consecutive business days commencing after October 12, 2015 and throughout and at the end of which (a) Denali shall have received the information required to be furnished by EMC in connection with the financing, referred to as the required information, and (b)(i) the conditions to Denali’s obligation to close the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to those conditions being capable of being satisfied at such time), except that if on the date that is 30 business days prior to December 16, 2016, all of such conditions are satisfied except for the closing conditions related to the lack of illegality or injunction, expiration of antitrust waiting periods or receipt of required competition consents from certain jurisdictions, referred to as the excluded conditions, and no excluded condition is incapable of being satisfied on or prior to December 16, 2016, the satisfaction of the excluded conditions shall not be required in order to commence or continue the marketing period as long as all other prerequisites to commencing and continuing the marketing period have been satisfied (it being understood that such marketing period shall be deemed to have commenced no earlier than such date that is 30 business days prior to December 16, 2016), and (ii) nothing has occurred and no condition exists that entitles Denali to terminate the merger agreement due to the breach by EMC of the merger agreement, except that the marketing period shall end on any earlier date that is the date on which the proceeds of the debt financing for the merger are obtained in full, and except that (x) such 20 consecutive business day period shall only occur within any of the following time periods: (i) beginning on January 4, 2016 and ending on (and including) February 8, 2016, (ii) beginning on March 24, 2016 and ending on (and including) May 9, 2016, (iii) beginning on May 10, 2016 and ending on (and including) June 11, 2016, (iv) beginning June 3, 2016 and ending on (and including) August 8, 2016, (v) beginning on August 9, 2016 and ending on (and including) September 10, 2016, (vi) beginning on September 12, 2016 and ending on (and including) November 8, 2016, and (vii) beginning on November 9, 2016 and ending on (and including) December 10, 2016, (y) the marketing period shall either end on or prior to August 19, 2016 or, if the marketing period has not ended on or prior to August 19, 2016, then the marketing period shall commence no earlier than September 6, 2016, and (z) the marketing period shall not be deemed to have commenced if (A) after October 12, 2015 and prior to the completion of the marketing period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in any documents filed or furnished by EMC or VMware with the SEC, in which case the marketing period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Denali, (II) the financial statements included in the required information that is available to Denali on the first day of any such 20 consecutive business day period are not, during each day of such period, the most recent consolidated financial statements of EMC on which EMC’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the marketing period shall not be deemed to commence until the receipt by Denali of such most recent consolidated financial statements, (III) the required information, when taken as a whole along with any documents filed or furnished by EMC with the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the marketing period shall not be deemed to commence unless and until such required information and documents filed or furnished by EMC with the SEC have been updated so that there is no longer any such untrue statement or omission, or (IV) EMC or any of its subsidiaries shall have announced any intention to restate any historical financial statements of EMC or any of its subsidiaries or other financial information included in the required information or that any such restatement is under consideration or may be a possibility, in which case the marketing period shall not be deemed to commence unless and until such restatement has been completed and the applicable required information has been amended or EMC has announced that it has concluded no such restatement shall be required, or (B) EMC or any of its subsidiaries shall have been delinquent in filing or furnishing any document required to be filed or furnished with the SEC, in which case, the marketing period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured. If EMC shall in good faith reasonably believe that (1) clause (b) to the definition of “marketing period” has been satisfied and (2) it has delivered the required information that satisfies the requirements of clause (z) of the proviso to such definition, it may give to Denali a written notice to that effect, in which case EMC shall be deemed to have complied with clauses (1) and (2) sufficient to commence the marketing period, unless Denali in good faith reasonably believes EMC has not so complied, and within eight business days after the giving of such notice by EMC, gives a written notice to EMC to that effect (stating with specificity which elements of clauses (1) and (2) have not been complied with, including whether required information has not been delivered by EMC or does not satisfy the requirements of clause (z) of the proviso to such definition).

Effective Time

The merger will become effective at the time at which articles of merger has been duly filed with the Secretary of State of the Commonwealth of Massachusetts and a certificate of merger has been filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties and specified in the articles of merger and the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of EMC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Denali, Merger Sub or any of EMC’s wholly owned subsidiaries, and other than shares with respect to which appraisal rights are properly exercised and not withdrawn) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of validly issued, fully paid and non-assessable shares of Class V Common Stock equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares.

EMC shareholders will not receive any fractional shares of Class V Common Stock in the merger. Instead, each EMC shareholder will be entitled to receive a cash payment in lieu of any fractional shares of Class V Common Stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of EMC common stock formerly held by such shareholder) by (2) the average closing price of a share of VMware Class A Common Stock over the 10 trading day period prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The merger agreement contains the following reciprocal representations and warranties made by Denali, Dell and Merger Sub, on the one hand, and EMC on the other hand, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	the organization, valid existence, good standing and qualification to do business of such party and its subsidiaries;

•	corporate authorization and validity of the merger agreement;

•	the approval by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of any conflicts with such party’s organizational documents, applicable laws, governmental orders or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and filings with governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by such party in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of certain litigation and investigations; and

•	brokers’ and financial advisors’ fees related to the merger.

EMC has also made certain representations and warranties relating to:

•	ownership of each of its significant subsidiaries;

•	the capitalization and indebtedness of EMC and its subsidiaries (including VMware), including the number of shares of common stock, stock options and other equity-based awards outstanding;

•	the timely filing of documents required to be filed with the SEC since January 1, 2014 and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of such party’s financial statements filed with the SEC since January 1, 2014 and the absence of certain undisclosed liabilities;

•	the timely filing by VMware of documents required to be filed with the SEC since January 1, 2014 and the accuracy of information contained in those documents;

•	the conformity with generally accepted accounting principles of VMware’s financial statements filed with the SEC since January 1, 2014 and the absence of certain undisclosed liabilities;

•	the absence of a material adverse effect (as described below) since January 1, 2015;

•	compliance with certain material contracts;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act and applicable export control laws;

•	employment and labor matters affecting EMC and its subsidiaries, including matters relating to employee benefit plans and the absence of parachute gross ups;

•	tax matters;

•	tax treatment of the merger under Section 351 of the Internal Revenue Code;

•	real and personal property and intellectual property matters;

•	the absence of affiliate transactions;

•	insurance matters;

•	environmental matters;

•	the required vote by EMC’s shareholders to complete the merger;

•	the inapplicability of takeover statutes to the merger agreement, the merger or the transactions contemplated by the merger agreement; and

•	the receipt of the opinions from Morgan Stanley and Evercore by the EMC board of directors, as to the fairness, from a financial point of view, of the merger consideration to the holders of EMC common stock.

Denali, Dell and Merger Sub have also made certain representations and warranties relating to:

•	foreign control, ownership or influence of EMC following the completion of the merger;

•	the financing that has been committed in connection with the merger;

•	absence of issued and outstanding shares of Class V Common Stock prior to the completion of the merger;

•	the provision of certain audited and unaudited financial statements of Denali and Dell and the accuracy of information contained therein;

•	the conformity with generally accepted accounting principles of Denali’s and Dell’s financial statements and the absence of certain undisclosed liabilities;

•	the capitalization of Merger Sub;

•	the solvency of Denali, Dell and Merger Sub; and

•	tax treatment of the merger under Section 351 of the Internal Revenue Code.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.”

For purposes of the merger agreement, “material adverse effect,” when used in reference to EMC, means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of EMC and its subsidiaries, taken as a whole.

However, no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a material adverse effect:

•	changes or conditions generally affecting the industries in which EMC and its subsidiaries operate;

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	the negotiation, execution, delivery or performance of the merger agreement, the identity of Denali, or the public announcement, pendency or completion of the merger agreement or the merger or the other transactions contemplated thereby (including the effect thereof on relationships, contractual or otherwise, of EMC or any of its subsidiaries with employees, customers, suppliers, partners or governmental entities), and including any litigation related to the merger agreement or the transactions contemplated thereby or any demand, action, claim or proceeding for appraisal of the fair value of any shares of EMC common stock pursuant to the MBCA in connection with the merger agreement;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated by the merger agreement;

•	any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions;

•	any change in the price or trading volume of EMC common stock or VMware common stock or the credit rating of EMC or VMware, in and of itself;

•	any failure by EMC or VMware to meet any published analyst estimates or expectations of EMC’s or VMware’s revenue, earnings or other financial performance or results of operations for any period, or any failure by EMC or VMware to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

•	compliance with the terms of, or the taking of any action expressly required by, the merger agreement.

However, with respect to the first, second, fourth and fifth bullets above, such events, developments, circumstances, changes, effects or occurrences may be taken into account to the extent EMC and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which EMC and its subsidiaries operate and, with respect to the sixth and seventh bullets above, the provisions described therein shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences underlying any such change or failure constitute or contribute to a material adverse effect.

For purposes of the merger agreement, “parent material adverse effect,” when used in reference to Denali, means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Denali and its subsidiaries, taken as a whole.

However, no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a parent material adverse effect:

•	changes or conditions generally affecting the industries in which Denali and its subsidiaries operate;

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

•	the negotiation, execution, delivery or performance of the merger agreement, the identity of EMC or VMware, or the public announcement, pendency or the completion of the merger agreement or the merger or the other transactions contemplated thereby (including the effect thereof on relationships, contractual or otherwise, of Denali or any of its subsidiaries with employees, customers, suppliers, partners or governmental entities), and including any transaction litigation to the extent Denali or its subsidiaries is a defendant thereto;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated by the merger agreement;

•	any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions;

•	any failure by Denali to meet any published analyst estimates or expectations of Denali’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Denali to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

•	compliance with the terms of, or the taking of any action expressly required by, the merger agreement.

However, with respect to the first, second, fourth and fifth bullets above, such events, developments, circumstances, changes, effects or occurrences may be taken into account to the extent Denali and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Denali and its subsidiaries operate and, with respect to the sixth bullet above, the provisions described therein shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences underlying any such change or failure constitute or contribute to a parent material adverse effect.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Business

Conduct of Business by EMC

EMC agreed that, prior to the effective time of the merger, unless Denali gives its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law or as required or expressly permitted or contemplated by the merger agreement, EMC shall and shall cause its subsidiaries (other than VMware and Pivotal) to:

•	use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve in all material respects its current business organizations and goodwill, keep available the services of its current officers, employees and consultants and preserve in all material respects its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it and governmental entities having regulatory dealings with it.

EMC has also agreed that, prior to the effective time of the merger, unless Denali gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), or as otherwise required by applicable law or as required or expressly permitted or contemplated by the merger agreement, EMC shall not and shall cause each of its subsidiaries (other than VMware or Pivotal) not to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of EMC to its shareholders and except for regular quarterly dividends by EMC of up to $0.115 per share of common stock (subject to adjustment in certain circumstances) in each case with usual declaration, record and payment dates in accordance with past dividend practice;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisition of capital stock or other securities (1) required by the terms of certain EMC incentive plans or any plans, arrangements or contracts existing on the date of the merger agreement between EMC or any of its subsidiaries and directors or employees, (2) in connection with the issuance of EMC common stock upon the net exercise of EMC stock options or net settlement of restricted stock units or performance stock units or (3) in transactions solely between EMC and any of its wholly owned subsidiaries or among direct or indirect subsidiaries of EMC;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units

(other than the issuance of EMC common stock in connection with the exercise of EMC stock options or settlement of restricted stock units or performance stock units);

•	amend the organizational documents of EMC and its subsidiaries;

•	directly or indirectly acquire (1) any person or division, business or equity interest of any person by merger, consolidation, asset purchase, investment or capital contribution, or by any other manner, or (2) any properties, rights or assets, except for (i) capital expenditures not to exceed $180 million in the aggregate in any fiscal quarter, (ii) acquisitions, investments or capital contributions not exceeding $200 million in the aggregate and (iii) purchases of marketable securities by or on behalf of EMC or its subsidiaries for cash management purposes in the ordinary course of business, consistent with past practice, and, except, in the case of clause (2), acquisitions of inventory, merchandise, products or services in the ordinary course of business, consistent with past practice;

•	sell, pledge, dispose of, transfer, abandon, lease, license, allow to lapse or expire, or otherwise encumber (other than as permitted under the merger agreement) any properties, rights or assets of EMC or any of its subsidiaries, except (1) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances required to be effective prior to the effective time of the merger pursuant to existing contracts that are not material to EMC and its subsidiaries, taken as a whole, (2) non-material leases or licenses in the ordinary course of business consistent with past practice, (3) transactions solely among EMC and/or its wholly owned subsidiaries, (4) sales, dispositions, transfers, leases or licenses of products or services of EMC or any of its subsidiaries to third parties in the ordinary course of business consistent with past practice and (5) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances of properties, rights or assets of EMC or any of its subsidiaries having a value not to exceed $125 million in the aggregate;

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of EMC or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (in each case, other than indebtedness for borrowed money of no more than $200 million in the aggregate (inclusive of any prepayment premium, make-whole, penalty or similar payment) or indebtedness for borrowed money under EMC’s commercial paper debt (inclusive of any prepayment premium, make-whole, penalty or similar payment) or pursuant to EMC’s existing revolving credit facility (but not in excess of aggregate commitments thereunder as in effect on October 12, 2015, plus any increases in commitments permitted under the revolving credit facility as in effect on such date and inclusive of any prepayment premium, make-whole, penalty or similar payment), in each case only if such indebtedness is prepayable at closing without premium, make-whole, penalty or similar payment;

•	make any loans or advances to any person which would cause the aggregate principal amount of all loans and advances made by EMC and its subsidiaries (other than VMware and its subsidiaries) after October 12, 2015, to exceed $25 million;

•	incur any capital expenditures in excess of $180 million in the aggregate in any fiscal quarter;

•	(1) pay, discharge, settle or satisfy any civil, criminal or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits or investigations from by or before any arbitrator, court, tribunal or other governmental entity, other than the payment, discharge, settlement or satisfaction of less than $10 million individually or $30 million in the aggregate or (2) in order to settle or satisfy any such action, waive or assign to a third party any claims or rights of EMC or any subsidiary of EMC asserted by EMC or any of its subsidiaries to have a value in excess of $10 million individually or $30 million in the aggregate, except in each case (i) as required by any court judgment and (ii) for transaction litigation related to the merger;

•	(1) other than in the ordinary course of business, consistent with past practice, enter into, materially modify, terminate or cancel any material contract or waive, release or assign any material rights or claims thereunder, or (2) enter into, modify, amend or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to prevent or materially delay or impair the completion of the merger and the other transactions contemplated by the merger agreement;

•	except as required to comply with any EMC benefit plan, agreement or other contract entered into prior to the date of the merger agreement or thereafter in accordance with the merger agreement:

•	adopt, enter into, terminate or amend any benefit plan except for any amendment that would not result in a material increase to the cost to EMC under such benefit plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material benefit plan if it were in existence as of the date of the merger agreement) and except for the issuance of offer letters in the ordinary course, consistent with past practice, in connection with hiring employees to the extent permitted by the terms of the merger agreement;

•	grant any severance or termination pay to, or increase the compensation or fringe benefits of, any EMC personnel except for (1) annual base salary increases in the ordinary course of business consistent with past practice with respect to any personnel with a title lower in rank than Senior Vice President and (2) payment of annual bonuses for the 2015 calendar year and establishment of annual bonus opportunities for the 2016 calendar year, in each case, in the ordinary course of business consistent with past practice;

•	loan or advance any money to personnel with the title of Senior Vice President or higher;

•	allow for the commencement of any new offering periods under EMC’s employee stock purchase plan;

•	remove or accelerate the lapse of any existing vesting restrictions in any benefit plans or awards made thereunder;

•	take any action to fund the payment of nonqualified deferred compensation or severance benefits under any benefit plan or employment, severance or similar agreement; or

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan that is a defined benefit pension plan or materially change the manner in which contributions to any such benefit plan are made or the basis on which such contributions are determined;

•	recognize any labor organization (not including any non-U.S. trade union or works council) as the representative of any employees of EMC or any of its subsidiaries, or enter into, materially modify, materially amend or terminate any collective bargaining agreement with any labor organization;

•	except in accordance with generally accepted accounting principles and as advised by EMC’s regular independent public accountant, (i) revalue any assets or liabilities of EMC or any of its subsidiaries that are material to EMC and its subsidiaries, taken as a whole or (ii) make any material change in accounting methods, principles or practices;

•	effect or permit a plant closing or mass layoff without complying with the notice requirements and all other provisions of the Worker Adjustment and Retraining Notification Act, to the extent applicable;

•	authorize, recommend or announce an intention to adopt a plan of complete or partial liquidation or dissolution of EMC or any of its subsidiaries;

•	outside of the ordinary course of EMC’s administration of its tax matters, change any material method of tax accounting in respect of recognition of income, settle any material tax audit, claim or proceeding, change any material tax election or file any amended material tax return;

•	fail to acquire additional shares of VMware common stock if such failure would cause VMware to cease to be a member of the affiliated group of corporations filing a consolidated tax return with EMC for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Conduct of Business with respect to VMware

Prior to the effective time of the merger, unless Denali gives its prior written consent (which in the case, of the fifth through seventh bullets below, and, to the extent applicable to the fifth through seventh bullets, the eighth bullet, will not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law, EMC has agreed not to, and to cause its subsidiaries that are record or beneficial owners of VMware common stock not to:

•	sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of VMware common stock or any of the VMware intercompany notes;

•	purchase or otherwise acquire any shares of VMware common stock other than in order to cause VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with EMC for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder;

•	convert any shares of VMware Class B common stock into shares of VMware Class A common stock;

•	vote to approve or provide any consent to (1) any action under Article VI of the Amended and Restated Certificate of Incorporation of VMware, referred to as the VMware certificate, (2) any amendment to the VMware certificate or the Amended and Restated Bylaws of VMware, (3) any sale, transfer, lease or other disposition of all or substantially all of the assets of VMware or (4) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors pursuant to the following bullet;

•	take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the reelection of those Class I Members (as defined in the VMware certificate) and Class II Members (as defined in the VMware certificate) who will be standing for reelection at the 2016 annual meeting of stockholders of VMware;

•	take any other action by written consent as a stockholder of VMware;

•	enter into, amend, cancel, supplement or otherwise modify any agreement with VMware or its subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice (it being understood that any amendment, cancellation, supplement or modification to or waiver of certain intercompany agreements entered into between EMC and VMware in connection with the initial public offering of VMware’s common stock or the VMware intercompany notes shall not be considered a transaction entered into in the ordinary course of business, consistent with past practice); or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Conduct of Business with respect to Pivotal

Prior to the effective time of the merger, unless Denali gives its prior written consent (which in the case, of the fifth and sixth bullets below, and, to the extent applicable to the fifth and sixth bullets, the seventh bullet, will not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law, EMC has agreed not to, and to cause its subsidiaries (other than VMware and its subsidiaries) not to:

•	sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any lien (other than certain tax liens and any restrictions on transfer imposed by applicable securities laws) any shares of capital stock of Pivotal;

•	purchase, redeem or otherwise acquire any shares of capital stock of Pivotal or any other securities of Pivotal or its subsidiaries or make any loans or advances to, or investments in, Pivotal or any of its subsidiaries;

•	convert any shares of Pivotal Series A preferred stock into shares of Pivotal Class B common stock;

•	vote to approve or provide any consent to (1) any action under Article VII of the Certificate of Incorporation of Pivotal, referred to as the Pivotal certificate, or the existing shareholders agreement among Pivotal and its stockholders, referred to as the Pivotal shareholders agreement, (2) any amendment to the Pivotal certificate or the Pivotal shareholders agreement or (3) any other action submitted to a vote of the Pivotal stockholders;

•	take any other action by written consent as a stockholder of Pivotal;

•	enter into, amend, cancel, supplement or otherwise modify any agreement with Pivotal or its subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Solicitation of Acquisition Proposals

Until 11:59 p.m. (Eastern Time) on December 11, 2015, EMC and its subsidiaries and their respective representatives were permitted to:

•	solicit, initiate, encourage or facilitate or assist or cooperate with respect to, any acquisition proposal (as defined below) from any person that is not an affiliate of EMC or the making thereof; and

•	enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information or data in connection with, any acquisition proposal to any person that is not an affiliate of EMC pursuant to a customary confidentiality agreement meeting certain requirements.

No later than 24 hours after 11:59 p.m. (Eastern Time) on December 11, 2015, EMC was required to notify Denali in writing of the identity of each person from whom EMC has received an acquisition proposal after the date of the merger agreement through such date that has not been withdrawn and for which the EMC board of directors has determined in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and provide to Denali a copy of any written acquisition proposal (including financing commitments) and a written summary of the terms of any acquisition proposal not made in writing.

Except as expressly permitted in the merger agreement (as described above), from the date of the merger agreement, EMC and its subsidiaries agreed not to, and agreed to cause its and their respective representatives not to:

•	solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce, the making of any acquisition proposal, or the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any acquisition proposal;

•	enter into, facilitate, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person any information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of EMC or any of its subsidiaries to any person in connection with any acquisition proposal;

•	enter into any agreement relating to any acquisition proposal (other than a confidentiality agreement meeting certain requirements);

•

waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Denali) with respect to EMC or any of its subsidiaries (unless EMC concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable law);

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the EMC articles or EMC bylaws, inapplicable to any transactions contemplated by any acquisition proposal; or

•	authorize any of, or commit or agree to do any of, the foregoing.

EMC has agreed that after 11:59 p.m. (Eastern Time) on December 11, 2015, it shall, and shall cause its subsidiaries and its and their representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted theretofore with respect to any acquisition proposal. Notwithstanding the foregoing, at any time prior to the approval of the merger agreement by EMC shareholders at the special meeting, in response to a bona fide written acquisition proposal from a person that is not an affiliate of EMC that the EMC board of directors determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal, and which acquisition proposal was not solicited after 11:59 p.m. (Eastern Time) on December 11, 2015, EMC may, subject to compliance with the merger agreement, (1) furnish information or data with respect to EMC and its subsidiaries to the person that is not an affiliate of EMC making such acquisition proposal (and its representatives) pursuant to a confidentiality agreement meeting certain requirements, and (2) participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

Neither the EMC board of directors nor any committee thereof may (1)(i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Denali the recommendation of the EMC board of directors or any committee thereof that the EMC shareholders approve the merger agreement or (ii) make any other public statement in connection with the special meeting contrary to such recommendation, either of (i) or (ii) being referred to as a change of recommendation, or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or submit to a vote of the EMC shareholders a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract or any tender offer providing for, with respect to, or in connection with, any acquisition proposal. However, at any time prior to the approval of the merger agreement by the EMC shareholders at the special meeting, the EMC board of directors may (1) make a change of recommendation other than in response to an acquisition proposal if the EMC board of directors concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and/or (2) make a change of recommendation or terminate the merger agreement to enter into an alternative acquisition agreement in response to an acquisition proposal if (i) the EMC board of directors concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such acquisition proposal constitutes a superior proposal and (ii) the EMC board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the foregoing, the EMC board of directors is not entitled to make a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement in response to an acquisition proposal unless:

•	EMC has complied in all material respects with its obligations regarding the solicitation of alternative acquisition proposals;

•	EMC promptly notifies Denali, in writing, at least five business days before taking such action, of its intention to take such action;

•	during such five-business day period (and for an additional two-business day period if there is any amendment to the financial terms or other material terms or conditions of the acquisition proposal), if requested by Denali, EMC and its representatives shall meet and engage in good faith negotiations with Denali and its representatives to amend the terms and conditions of the merger agreement in such a manner as would permit the EMC board of directors or EMC to not take such action; and

•	following the end of such five-business day period, the EMC board of directors shall have determined in good faith, after consultation with its outside legal advisors, and taking into account any changes to the terms of the merger agreement proposed by Denali, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law and, in the case of a change of recommendation in response to an acquisition proposal or termination of the merger agreement in order to enter into an alternative acquisition agreement in response to an acquisition proposal, after consultation with a financial advisor of nationally recognized reputation, that the acquisition proposal giving rise to such notice continues to constitute a superior proposal;

except that if (1) EMC receives an acquisition proposal pursuant to which the EMC board of directors determines in good faith, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that, if consummated, would result in the holders of EMC common stock receiving consideration valued at 115% or more of the merger consideration, and (2) the EMC board of directors determines that such acquisition proposal constitutes a superior proposal, then the EMC board of directors and EMC are not required to comply with the foregoing requirements.

After 11:59 p.m. (Eastern Time) on December 11, 2015, EMC is required to notify Denali within 24 hours after receipt of any acquisition proposal (other than acquisition proposals received and withdrawn prior to 11:59 p.m. (Eastern Time) on December 11, 2015), which notice must include the identity of the person making the acquisition proposal and a copy of such acquisition proposal (or a reasonably detailed written description if the acquisition proposal is not in writing). After 11:59 p.m. (Eastern Time) on December 11, 2015, EMC is required to (1) keep Denali reasonably informed in all material respects of the status and details of any acquisition proposal and (2) provide to Denali as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials sent or provided to EMC or any of its subsidiaries from any person that describes any of the terms or conditions of any acquisition proposal.

The restrictions on the solicitation of alternative acquisition proposals in the merger agreement do not prohibit EMC from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act, except that any such disclosure or statement will be subject to the terms and conditions of the merger agreement.

VMware and its subsidiaries are not considered subsidiaries of EMC required to comply, or for which EMC is obligated to cause to comply, with the foregoing restrictions on the solicitation of alternative acquisition proposals, except that EMC and its other subsidiaries and their respective representatives are not permitted to encourage, cause, recommend or facilitate:

•	the taking of any action by VMware or its subsidiaries of the type that would be restricted with respect to an acquisition proposal related to EMC;

•	the making of an acquisition proposal by VMware or its subsidiaries; or

•	the solicitation, initiation or knowing encouragement by VMware or its subsidiaries, or knowing facilitation or knowing inducement by VMware or its subsidiaries, of (1) the making of any acquisition proposal by any other person, or (2) the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any acquisition proposal by any other person.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of EMC) or businesses that constitute more than 20% of the consolidated revenues, net income or assets of EMC and its subsidiaries, taken as a whole, or more than 20% of any class of equity securities of EMC or any significant subsidiary (as defined in Rule 12b-2 under the Exchange Act) of EMC, (2) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of any class of equity securities of EMC or any of its significant subsidiaries, or (3) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, extraordinary dividend or distribution, repurchase or redemption of common stock, share exchange or similar transaction involving EMC, in each of cases (1) through (3), other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide proposal or offer from any person that is not an affiliate of EMC that if consummated would result in such person (or its stockholders) owning, directly or indirectly, (1) more than 50% of the shares of EMC common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or (2) assets (including equity securities of any subsidiary of EMC) or businesses that constitute more than 50% of the consolidated revenues, net income or assets of the EMC and its subsidiaries, taken as a whole, which the EMC board of directors reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, timing, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer, to be more favorable to the EMC shareholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any changes to the financial terms of the merger agreement proposed by Denali in writing prior to the time of such determination).

Recommendation of EMC Board of Directors

The EMC board of directors has agreed to recommend that EMC’s shareholders approve the merger agreement and to include such recommendation in this proxy statement/prospectus, and agreed not to (1) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Denali such recommendation (other than as described under “—Solicitation of Acquisition Proposals” above, or (2) make any other public statement in connection with the special meeting contrary to such recommendation.

Efforts to Consummate the Merger

Each party has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable and in any event on or prior to December 16, 2016, including preparing and filing or delivering as promptly as practicable and advisable all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any governmental entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, permits or orders, of or by any governmental entity, that are necessary or advisable in connection with the merger and the other transactions contemplated by the merger agreement. Each party has agreed to use reasonable best efforts to defend against any action, whether brought by a governmental entity or a private party, challenging the merger or other transactions contemplated in the merger agreement.

In addition, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any contract required for the completion of the transactions contemplated by the merger agreement, except that the parties are not required to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any contract required for the completion of the transactions contemplated by the merger agreement.

Governmental Approvals

Denali and EMC have agreed to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the merger under the HSR Act or any other applicable antitrust law. The parties have agreed that Denali and Merger Sub will determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any governmental entity or third party as contemplated by the merger agreement, and EMC has agreed to use its reasonable best efforts to take such actions as reasonably requested by Denali or Merger Sub in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers. Each party to the merger agreement has agreed to use reasonable best efforts to resolve any objections asserted with respect to the transactions contemplated by the merger agreement under any antitrust law, including using reasonable best efforts to defend any lawsuits or other legal proceedings challenging the merger agreement or the transactions contemplated thereby (including seeking to have any stay or temporary restraining order vacated or reversed).

Denali has agreed that it will not, and will not permit any of its affiliates to, enter into any agreement or transaction or any agreement to effect any transaction that would be reasonably expected to materially delay or materially adversely affect Denali’s ability to:

•	obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust law as promptly as practicable and in any event before December 16, 2016; and

•	avoid the entry of the commencement of any action or proceeding seeking the entry of, or effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts the completion of the transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws.

Denali has agreed to, and to cause its subsidiaries to, propose, negotiate, offer and commit to make any divestitures, assign or hold separate any assets and agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or EMC’s and its subsidiaries’ businesses, to resolve such objections, if any, as any governmental entity or private party may assert under antitrust laws with respect to the transactions contemplated by the merger agreement so as to avoid the entry of any order or establishment of any law preliminarily or permanently restraining, enjoining or prohibiting the transactions contemplated by the merger agreement and to enable the closing to occur before December 16, 2016, unless such actions would, individually or in the aggregate, be materially adverse (determined based on aggregate revenues) to Denali and its subsidiaries (including EMC and its subsidiaries), taken as a whole, after giving effect to the transactions contemplated by the merger agreement. EMC and its subsidiaries agree to make or effect any divestitures, assign or hold separate any assets, or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its subsidiaries’ business (in each case solely to the extent implementation and effectiveness of such actions are contingent upon the closing of the merger) to resolve any governmental entity’s or private party’s objections to or concerns about the transactions contemplated by the merger agreement.

Treatment of EMC Equity Awards

The merger agreement provides that the EMC board of directors shall take all actions it determines to be necessary or appropriate to provide that each currently outstanding EMC stock option will become vested and fully exercisable for a reasonable period of time prior to the effective time of the merger. Each EMC stock option that remains outstanding immediately prior to the effective time of the merger will be automatically exercised immediately prior to the effective time of the merger on a net exercise basis, such that shares of EMC common stock with a value equal to the aggregate exercise price and applicable tax withholding reduce the number of shares of EMC common stock otherwise issuable. Each such holder of a net exercised EMC stock option shall thereafter be entitled to receive the merger consideration with respect to the net number of shares of EMC common stock issued upon such net exercise.

Except for a limited number of restricted stock units that may be granted following the date of the merger agreement and that will continue in effect as cash awards following the effective time of the merger, the merger agreement also provides that each EMC restricted stock unit that is outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time (with performance vesting units vesting at the target level of performance) and the holder will become entitled to receive the merger consideration with respect to the shares of EMC common stock subject to the award (which shall be calculated net of the number of shares withheld in respect of taxes upon the vesting of the award).

The merger agreement further provides that, effective as of immediately prior to the effective time of the merger, each then-outstanding share of EMC restricted stock will become fully vested and the restrictions thereon will lapse, and each such share of EMC restricted stock will be cancelled and converted into the right to receive the merger consideration in respect of such share.

The merger agreement provides that Denali may agree with individual award recipients to different equity treatment with respect to awards granted prior to the execution of the merger agreement. No such agreements were in effect as of the date of this proxy statement/prospectus. In addition, the merger agreement provides that EMC will reasonably cooperate with Denali and Merger Sub to allow, immediately prior to the effective time of the merger, EMC common stock or EMC equity awards held by certain employees of EMC or its subsidiaries to be contributed to Denali, Merger Sub or their affiliates in exchange for equity securities of Denali, Merger Sub or their affiliates, with the written agreement of Denali and the holders of such EMC equity awards.

Indemnification and Insurance

Denali has agreed (1) to cause the surviving corporation or an applicable subsidiary to assume and honor the obligations with respect to all rights to indemnification and exculpation from liabilities, including the advancement of expenses, for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of EMC and its subsidiaries (other than VMware and its subsidiaries) as provided in the EMC articles, the EMC bylaws, the organizational documents of EMC’s subsidiaries or any indemnification contract between such directors or officers and EMC or any of its subsidiaries (other than VMware and its subsidiaries), in each case as in effect on the date of the merger agreement, and (2) for six years following the closing date of the merger, to cause the surviving corporation or an applicable subsidiary not to amend, repeal or modify any such provisions in a manner that would adversely affect the rights thereunder of individuals who at the effective time of the merger were current or former directors or officers of EMC or any of its subsidiaries (other than VMware and its subsidiaries).

For a period of six years following the closing date of the merger, Denali has agreed to cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each such person) each current and former director or officer of EMC or any of its subsidiaries (other than VMware and its subsidiaries) and each person who served, at the request of EMC or any of its subsidiaries (other than VMware and its subsidiaries), as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, such persons referred to herein as insurance indemnitees, to the same extent any such insurance indemnitee would have been entitled prior to the date of the merger agreement under the EMC articles, the EMC bylaws or the organizational documents of EMC’s subsidiaries, against any costs or expenses, including the advancement of expenses for reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred either before or after the effective time of the merger in connection with such insurance indemnitee’s service as a director or officer of, or service as an officer, director, member, trustee or other fiduciary in any other entity at the request or for the benefit of, EMC or any of its subsidiaries (other than VMware and its subsidiaries), including the merger and the other transactions contemplated by the merger agreement.

For six years after the effective time of the merger, Denali has agreed to cause the surviving corporation to maintain in effect EMC’s and its subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance (or other insurance that is no less favorable to the current beneficiaries thereof) in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person currently covered by EMC’s or its subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms no less favorable than those of such policies in effect on the date of the merger agreement. However:

•	EMC may substitute for the existing policies a single premium tail policy with respect to such directors’ and officers’ liability insurance and fiduciary liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered thereunder as the limits, terms and conditions in the existing policies of EMC and its subsidiaries; or

•	if EMC does not substitute for the existing policies as described above, then Denali may substitute therefor policies of Denali (from an insurance carrier with the same or better credit rating as the current insurance carrier of EMC and its subsidiaries) that contain terms with respect to coverage (including as coverage relates to deductibles and exclusions) no less favorable to such directors and officers.

In connection with the above, neither EMC nor Denali will pay a one-time premium in excess of 300% of a specified amount or be obligated to pay annual premiums in excess of a specified amount. The parties have agreed that if such coverage cannot be obtained for such specified amount or less, the surviving corporation will obtain the maximum amount of coverage as may be obtained for such amount.

To the fullest extent permitted under applicable law, from and after the effective time, Denali has agreed to cause the surviving corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any insurance indemnitee in enforcing the indemnity and other obligations provided in the merger agreement, to the extent that such insurance indemnitee is determined to be entitled to receive such indemnification.

In the event Denali, the surviving corporation or any of their respective successors or assigns (1) consolidates with or merges into any other person or (2) transfers all or substantially all of its properties, rights and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Denali or the surviving corporation, as the case may be, shall assume the obligations set forth above.

Employee Matters

Denali has agreed to cause the surviving corporation and its subsidiaries to, for at least one year following the closing date of the merger, provide to each employee of EMC or its subsidiaries who continues employment following the closing of the merger, referred to as the continuing employees, (1) annual base salary or base wages, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than such annual base salary or base wages, as applicable, and cash target incentive compensation opportunities provided to the continuing employees immediately prior to the closing, (2) severance compensation and benefits to any continuing employee during the year following the closing date of the merger that are no less favorable than the levels of such severance compensation and benefits as in effect under the EMC benefit plans in effect immediately prior to the closing and (3) defined contribution retirement and health and welfare benefits that are no less favorable in the aggregate than those provided to continuing employees under the EMC benefit plans immediately prior to the closing.

Financing

Denali has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing necessary to consummate the transactions contemplated by the merger agreement on the terms and conditions described in the debt commitment letter (including as necessary, the “flex” provisions contained in the related fee letter). Denali has agreed not to amend the debt commitment letter except to the extent permitted by the merger agreement or the common stock purchase agreements with the existing Denali stockholder investors without EMC’s consent and to promptly notify EMC and use reasonable best efforts to obtain alternative financing if any portion of the financing for the merger becomes, or is reasonably expected to become, unavailable. EMC has agreed to, and to cause its subsidiaries (in general, other than VMware and its subsidiaries) to, and to use reasonable best efforts to cause its representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Denali in connection with the arrangement of the financing of the transactions contemplated by the merger agreement, including by providing certain information and assistance with the marketing of such financing. For additional information regarding the financing of the merger, see “Proposal 1: Approval of the Merger Agreement—Financing of the Merger” above and “—Common Stock Purchase Agreements” below.

Each of Denali and Dell has agreed to, promptly upon request by EMC, reimburse EMC for all out-of-pocket costs and expenses incurred by EMC or its subsidiaries or their respective representatives in connection with their cooperation with the financing and to indemnify and hold harmless EMC and its subsidiaries and their respective representatives for and against any and all losses actually suffered or incurred by them in connection with the arrangement of the financing or any other financing that Denali may raise in connection with the transactions contemplated by the merger agreement.

Denali Cash on Hand

Each of Denali and Dell has agreed to take all actions required to collectively have available cash on hand in bank accounts located in the United States in an amount no less than $2.95 billion, referred to as the Denali cash on hand, no later than the date the marketing period commences and thereafter at all times until the earliest of (1) the closing of the merger, (2) the termination of the merger agreement in accordance with its terms and (3) the date on which such marketing period is deemed to have not commenced pursuant to the definition thereof so that such period ceases to be the marketing period, except the required amount of Denali cash on hand shall be decreased (but not below zero) by the aggregate amount of indebtedness for borrowed money of Denali or its subsidiaries that is repaid or redeemed by Denali or its subsidiaries before the closing date of the merger that, if outstanding as of the closing date of the merger, would have been required to be repaid, redeemed, discharged or refinanced as required by the debt commitment letter. Each of Denali and Dell has also agreed to cause the Denali cash on hand (after giving effect to any permitted reduction in the amount of Denali cash on hand described in the prior sentence) to be available without restriction no later than the closing date of the merger for the purpose of financing the transactions contemplated by the merger agreement at the effective time of the merger. Denali has agreed to confirm to EMC in writing that Denali and Dell have the Denali cash on hand, with reasonable supporting evidence of the sources thereof, on the marketing period commencement date. Denali shall promptly notify EMC in writing (1) of any permitted reduction in the amount of Denali cash on hand, providing reasonable supporting evidence thereof, and (2) in the event that at any time Denali and Dell do not have the Denali cash on hand (after giving effect to any permitted reduction in the amount of available cash on hand).

Liquidation of Investments; Cash Transfers

Prior to the closing date, subject to compliance with applicable law by EMC and its subsidiaries and subject to certain permitted reductions, EMC has agreed to, and to cause its wholly owned subsidiaries to, (1) sell for cash marketable securities (other than shares of VMware common stock) and cash equivalents held by, or on behalf of or for the benefit of, EMC and/or any of such subsidiaries, and (2) transfer from such subsidiaries, prior to the effective time of the merger, an amount of cash to EMC, such that EMC may (i) make available at the effective time of the merger no less than the Target Amount (as defined below) of cash on hand and (2) use reasonable efforts to make available at the effective time of the merger any additional cash that exceeds the Target Amount of cash on hand to the extent a specific amount of available cash in excess of the Target Amount of cash on hand is requested in writing by Denali at least 15 days prior to the anticipated expiration of the marketing period. EMC has agreed to make available no less than the Target Amount of cash on hand at the closing to finance the cash payments to be made on the closing date of the merger and to use reasonable efforts to make available any additional available cash pursuant to the terms of the merger agreement.

For purposes of the merger agreement, “Target Amount” means an amount equal to: (1) $4.75 billion; (2) plus, the aggregate amount of any indebtedness for borrowed money of EMC and its subsidiaries (other than VMware and its subsidiaries), subject to certain exclusions, incurred between September 30, 2015 and the closing date of the merger, to the extent such indebtedness for borrowed money remains outstanding on the closing date; (3) plus, the aggregate amount, if any, received from VMware prior to the closing of the merger agreement upon any voluntary repayment of the outstanding principal amount of the VMware intercompany notes; and (4) minus, the aggregate amount of any indebtedness for borrowed money of EMC and its subsidiaries (other than VMware and its subsidiaries) repaid or redeemed by EMC and its subsidiaries (other than VMware and its subsidiaries) between September 30, 2015 and the closing date of the merger that, if outstanding as of the closing date of the merger, would have been commercial paper debt or otherwise required to be repaid, redeemed, discharged or refinanced as required by the debt commitment letter. The Target Amount of cash on hand may also be decreased pursuant to an irrevocable written notice delivered by Denali to EMC in accordance with the terms of the merger agreement.

Cooperation with Divestitures

To the extent requested by Denali, EMC has agreed to, and to cause its subsidiaries (other than VMware and its subsidiaries) to, use commercially reasonable efforts to provide assistance with respect to such actions as may be reasonably necessary and reasonably requested by Denali in connection with its pursuit of divestitures of certain businesses of EMC after the closing date of the merger, including (1) assisting Denali in preparation for commencing a sales process with potential purchasers of any of EMC’s or its subsidiaries’ businesses or other assets, (2) furnishing available materials describing each business that is contemplated to be divested such as sales and marketing materials and internal reports regarding the performance of such businesses, (3) preparing and furnishing financial (including pro forma) information and other pertinent information regarding EMC and its subsidiaries and preparing and furnishing financial statements for such businesses or assets and, if requested, assisting in any audit of such financial statements and in the preparation of pro forma financial information, (4) preparing confidential information memoranda and related presentation and other materials with respect to any such divestitures, (5) assisting with the evaluation and planning of restructuring activities to permit the consummation of such divestitures and (6) participating in a reasonable number of due diligence meetings, presentations and sessions with Denali and its representatives in connection with the foregoing, except that EMC shall not be required to take any action that would be reasonably likely to prevent or delay the completion of the merger. Denali and Dell have agreed to reimburse EMC and its subsidiaries upon demand for all out-of-pocket costs and expenses reasonably incurred by them in taking the actions requested in connection with any such cooperation.

Works Councils

EMC has agreed to, within sixty days of the date of the merger agreement, inform Denali of whether EMC or any of its subsidiaries is bound by any material local or national level collective agreements with trade unions, works councils or other similar employee representative bodies, and provide to Denali copies of any such agreements to the extent that they may impact any party’s obligations to inform and/or consult with employees of EMC or any of its subsidiaries or their representatives.

Denali Certificate; By-laws; Tracking Stock Policy Statement

Denali has agreed (1) prior to the effective time of the merger, to cause a new certificate of incorporation to be filed with the Secretary of State of the State of Delaware substantially in the form attached to the merger agreement, except for such amendments or modifications that would not require the consent of the holders of Class V Common Stock voting as a separate class if such amendment or modifications were made following the effective time of the merger, and (2) concurrently with the filing of such certificate of incorporation, to adopt by-laws containing certain provisions specified in an exhibit to the merger agreement and the Denali Tracking Stock Policy in the form attached as an exhibit to the merger agreement.

Company Headquarters

The parties have agreed that for at least ten years following the effective time of the merger, the global headquarters for the combined enterprise systems business of Denali and EMC will be located in the Commonwealth of Massachusetts.

Independent Directors

Denali has agreed, prior to the effective time of the merger, to consult with the chairman of the EMC board of directors concerning the three persons to serve on the Denali board of directors following the effective time of the merger who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Common Stock will be listed. After such consultation and after being provided with the list of three persons whom Denali desires to serve as the independent directors of Denali, the chairman of the EMC board of directors may within two business days after receiving such list deliver a written notice to Denali that he desires one (but not more than one) of such persons to be taken out of consideration for election as an independent director of Denali. If such a notice is properly delivered, Denali will not designate such person to be elected as an independent director of Denali and will instead determine in its sole discretion, but after consultation with the chairman of the EMC board of directors, the person who will serve as the third independent director of Denali.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants related to:

•	cooperation between Denali and EMC regarding the preparation of this proxy statement/prospectus;

•	adoption of the merger agreement by Denali, as the sole stockholder of merger sub;

•	confidentiality and access by each party to certain information about the other party during the period prior to the earlier of the effective time of the merger or the termination of the merger agreement;

•	necessary steps in respect of applicable notice or information and consultation requirements regarding any works council, labor agreements and non-U.S. law with respect to non-U.S. employees of EMC or any of its subsidiaries;

•	cooperation between Denali and EMC in connection with public announcements;

•	adoption of board resolutions exempting individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act from the application of Rule 16b-3 under the Exchange Act;

•	cooperation between Denali and EMC in the defense or settlement of any litigation relating to the merger;

•	the use of reasonable best efforts by Denali to cause the shares of Class V Common Stock to be issued in the merger to be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, prior to the effective time of the merger;

•	avoiding the application of state or other takeover laws;

•	causing the shares of EMC common stock to be de-listed from the NYSE and deregistered under the Exchange Act;

•	cooperation regarding integration planning following the closing of the merger;

•	delivery of payoff letters in respect of existing EMC indebtedness; and

•	cooperation regarding tax treatment of the merger and the transactions contemplated by the merger agreement, the preparation of tax opinions to be delivered at the closing and the amendment of the tax sharing agreement entered into between EMC and VMware.

Conditions to the Merger

Conditions to Denali’s and EMC’s Obligations to Complete the Merger

The obligations of each of Denali and EMC to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by EMC shareholders;

•	the absence of any law, order, judgment or other legal restraint by a court or other governmental entity that makes illegal or prohibits the completion of the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act and any other antitrust law of certain other jurisdictions, and all consents under any such other antitrust law having been obtained; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

Conditions to Denali’s Obligation to Complete the Merger

The obligation of Denali to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of EMC related to EMC’s capital structure, indebtedness, corporate power, authority, execution and delivery and enforceability and broker’s fees and expenses being true and correct in all material respects (which, as it relates to representations and warranties covering the number of outstanding shares of EMC common stock, EMC equity awards or outstanding indebtedness of EMC and its subsidiaries, means that there are no inaccuracies in such representations and warranties that would result in the sum of (1) the increase in the aggregate merger consideration required to be paid to EMC shareholders or holders of EMC equity awards following the closing of the merger and (2) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money of EMC and its subsidiaries, exceeding $275,000,000) as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date);

•	the representations and warranties of EMC related to EMC not having suffered a material adverse effect since January 1, 2015, and the required vote of EMC shareholders to approve the merger agreement being true in all respects as of the date of the merger agreement and as of the closing date of the merger;

•	each other representation and warranty of EMC being true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect”) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly relate to a specified date, in which case, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	EMC having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and having performed in all respects the obligation to make available a certain amount of cash prior to the closing;

•	the absence of a material adverse effect since the date of the merger agreement;

•	the receipt of a certificate executed by the chief executive officer or chief financial officer of EMC certifying that the five preceding conditions have been satisfied; and

•	Denali having received a tax opinion from Simpson Thacher & Bartlett LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to EMC referred to below.

Conditions to EMC’s Obligation to Complete the Merger

The obligation of EMC to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Denali, Dell and Merger Sub related to the Class V Common Stock and solvency being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

•	the representations and warranties of Denali, Dell and Merger Sub related to Denali’s and Dell’s financial statements being true and correct (without giving effect to any limitations as to “materiality” or “parent material adverse effect”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly related to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

•	all other representations and warranties of Denali, Dell and Merger Sub being true and correct (without giving effect to any limitations as to “materiality”) as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be so true and correct, individually or in the aggregate, that have not prevented, and would not reasonably be expected to prevent the ability of Denali, Dell or Merger Sub to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	Denali, Dell and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger, and having performed in all respects the obligation to make available the Denali cash on hand prior to the closing of the merger;

•	the receipt of a certificate executed by an executive officer of Denali certifying that the four preceding conditions have been satisfied;

•	EMC having received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP regarding the U.S. federal income tax treatment of the merger and the Class V Common Stock and a copy of the tax opinion delivered to Denali referred to above; and

•	the approval for listing by the NYSE or Nasdaq, subject to official notice of issuance, of the Class V Common Stock.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the EMC shareholder approval, under the following circumstances:

•	by mutual written consent of Denali and EMC;

•	by either Denali or EMC:

•	if the merger is not completed on or before December 16, 2016, referred to as the outside date, except that no party may terminate the merger agreement if the merger is not completed by the outside date if such party’s material breach of its representations, warranties or covenants in the merger agreement has been the principal cause of the failure of the merger to be completed on or before the outside date;

•

if any governmental entity of competent jurisdiction located in the United States or certain other jurisdictions where the parties conduct business has adopted, enacted, issued, entered or promulgated, enforced or deemed applicable to the merger any law that prohibits or makes permanently illegal the completion of the merger or issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or action shall have become final and nonappealable, except that no party may terminate the merger agreement due to such law or action if such party’s material breach of the merger agreement was the principal cause of such action;

•	if EMC shareholders vote on and fail to approve the merger agreement at the EMC special meeting;

•	if the other party breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the terminating party’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from the non-breaching party, except that no party may terminate the merger agreement for such reason if such party is then in material breach of the merger agreement so as to cause any of the conditions to effect the merger in favor of the non-breaching party not to be capable of being satisfied;

•	by Denali:

•	if (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the special meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote “for” the approval of the merger agreement in this proxy statement/prospectus, (4) an alternative acquisition proposal has been publicly announced and the EMC board of directors has failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer is commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	by EMC:

•	if, at any time prior to approval of the merger agreement by EMC’s shareholders (but after expiration of the five business day period following EMC’s notice to Denali of EMC’s intention to make a change of recommendation), (1) the EMC board of directors determines, in response to an acquisition proposal from a person that is not an affiliate of EMC, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such acquisition proposal is a superior proposal and that, after consultation with its outside legal advisors, the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law, (2) EMC has complied in all material respects with its obligations with respect to the solicitation of alternative acquisition proposals, (3) EMC executes an alternative acquisition agreement with respect to such superior proposal concurrently with EMC’s termination of the merger agreement and (4) EMC concurrently with its termination of the merger agreement pays to Denali the EMC termination fee (as defined below); or

•

if (1) all of the conditions to Denali’s obligation to effect the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of termination of the merger agreement) at the time the closing of the merger is required to occur pursuant to the merger agreement, (2) EMC has irrevocably notified Denali in writing that all of the conditions to EMC’s obligation to effect the merger have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the closing of the merger so long as such conditions would be satisfied if the closing date of the merger were the date of such notice of termination of the merger agreement) or that EMC is waiving any such unsatisfied conditions for the purpose of consummating the closing of the merger, and that EMC is ready, willing and able to consummate the closing of the merger and will consummate the closing of the merger if Denali and Merger Sub do) and (3) Denali and Merger Sub fail to complete the closing of the merger within three business days following the later of the date the closing of the merger was required to occur pursuant to the merger agreement and the date of receipt of such notice from EMC.

Effect of Termination

If the merger agreement is validly terminated, it will become void and have no effect, without any liability or obligation on the part of any party, except that (1) no such termination will relieve EMC from any liability for damages for fraud or willful and material breach by EMC of the merger agreement, up to a maximum aggregate amount of $4 billion, suffered by Denali, Dell or Merger Sub and (2) certain provisions of the merger agreement, including those relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.

Termination Fees

Except as expressly provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

EMC will be obligated to pay a termination fee, referred to as the EMC termination fee, of $2.5 billion to Denali if:

•	the merger agreement is terminated by Denali at a time when (1) the EMC board of directors or any committee thereof shall have made a change of recommendation, (2) EMC shall have willfully and materially breached or willfully and materially failed to perform in any material respect its obligations or agreements with respect to the solicitation of alternative acquisition proposals or its obligation to convene the special meeting, (3) EMC shall have failed to include its recommendation that EMC shareholders vote for the approval of the merger agreement in this proxy statement/prospectus, (4) an alternative acquisition proposal has been publicly announced and the EMC board of directors has failed to issue a press release that expressly reaffirms its recommendation that EMC shareholders vote for the approval of the merger agreement within ten business days of receipt of a written request by Denali to provide such reaffirmation, (5) any tender offer or exchange offer is commenced with respect to the outstanding shares of EMC common stock, and the EMC board of directors shall not have recommended that EMC’s shareholders reject such tender offer or exchange offer and not tender their EMC common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, or (6) EMC or the EMC board of directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the foregoing actions;

•	the merger agreement is terminated by EMC where the merger is not completed on or before December 16, 2016, at a time when Denali was permitted to terminate the merger agreement as set forth in the immediately preceding bullet;

•	the merger agreement is terminated by EMC at any time prior to approval of the merger agreement by EMC’s shareholders (but after expiration of the five business day period following EMC’s notice to

Denali of EMC’s intention to make a change of recommendation), where (1) the EMC board of directors has determined, in response to an acquisition proposal from a person that is not an affiliate of EMC, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such acquisition proposal is a superior proposal and that, after consultation with its outside legal advisors, the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law, (2) EMC has complied in all material respects with its obligations with respect to the solicitation of alternative acquisition proposals and (3) EMC has executed an alternative acquisition agreement with respect to such superior proposal concurrently with EMC’s termination of the merger agreement, except that, if such alternative acquisition agreement providing for a superior proposal was entered into prior to 11:59 p.m. (Eastern Time) on December 11, 2015, then the EMC termination fee shall instead be $2 billion; or

•	an alternative acquisition proposal has been made to EMC or directly to the EMC shareholders or otherwise has become publicly known or any person has publicly announced an intention to make an acquisition proposal and the merger agreement is terminated (1) by Denali or EMC where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) by Denali where EMC has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Denali’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from Denali, and, within 12 months of such termination, EMC enters into a definitive agreement for an alternative acquisition proposal or consummates the transactions contemplated by an alternative transaction proposal, except that references to 20% in the definition of alternative acquisition proposal will be deemed to be references to 50% and references to “or any significant subsidiary of EMC” and “or any of its significant subsidiaries” shall be deemed to refer only to VMware.

If the merger agreement is terminated (1) by EMC or Denali where the EMC shareholders have voted on and failed to approve the merger agreement at the special meeting or (2) by Denali where EMC has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to Denali’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from Denali, then EMC will reimburse Denali for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Denali, Merger Sub or their respective affiliates, and all out-of-pocket fees and expenses of financing sources for which Denali, Merger Sub or their affiliates may be responsible) incurred by Denali, Merger Sub or their respective affiliates in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate maximum amount of $50 million.

Denali and Dell will be obligated to pay a termination fee, referred to as the reverse termination fee, of $4 billion to EMC if:

•	the merger agreement is terminated by EMC due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of their representations and warranties related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock, which breach would give rise to the failure of a condition to EMC’s obligations to effect the merger and is not capable of being cured by the date that is three business days before the outside date or, if capable of being cured, is not cured until the earlier of (1) three business days before the outside date and (2) within thirty calendar days following receipt of written notice of such breach of failure to perform from EMC;

•	the merger agreement is terminated by EMC in a circumstance where all of the conditions to Denali’s obligation to complete the merger have been satisfied or (to the extent permitted by law) waived (other than those conditions that, by their nature, cannot be satisfied until the closing so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement) at the time the closing is required to occur pursuant to the merger agreement, and, subject to the terms and conditions set forth in the merger agreement regarding such termination, Denali and Merger Sub fail to complete the closing as required by the merger agreement, except that if merger agreement is terminated by EMC as described in this paragraph and at such time (1) EMC has made available the Target Amount of cash on hand that EMC is required to make available under the merger agreement and has otherwise complied with its obligations relating to making such cash available (see “—Liquidation of Investments; Cash Transfers”), (2) the financing sources for Denali’s debt financing have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger (assuming the substantially concurrent funding of Denali’s equity financing under the common stock purchase agreements with the existing Denali stockholder investors and the availability of the target amount of cash on hand to be made available by EMC and Denali), and (3) Denali and Dell do not make available the amount of Denali cash on hand to be made available by Denali for the purpose of financing the transactions contemplated by the merger agreement, then the reverse termination fee payable by Dell shall instead be $6 billion; or

•	the merger agreement is terminated by Denali where the merger was not completed by the outside date in circumstances where EMC would have been entitled to terminate the merger agreement due to a breach of covenants by Denali, Dell or Merger Sub or due to a breach of the representations and warranties of Denali, Dell or Merger Sub related to the financing of the transactions contemplated by the merger agreement or the Class V Common Stock, which breach would give rise to the failure of a condition to EMC’s obligations to effect the merger as described in the first bullet of this sentence.

For example, Denali would be obligated to pay the reverse termination fee to EMC as required by the second bullet immediately above if the merger agreement is terminated by EMC because Denali and Merger Sub fail to complete the closing as required by the merger agreement solely as a result of Denali’s failure to obtain its debt financing.

Amendment and Waiver

Amendment

The merger agreement may be amended solely by an instrument in writing signed on behalf of each of the parties, either before or after the shareholders of EMC have approved the merger agreement, except that after such shareholder approval has been obtained, no amendment may be made that by law requires further approval of EMC shareholders, unless such required approval has been obtained.

Waiver

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance; Governing Law and Jurisdiction; Third-Party Beneficiaries

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which the parties are entitled at law or in equity, except that EMC will be entitled to specific performance to cause the full funding of the equity financing for the merger under the common stock purchase agreements with the existing Denali stockholder investors and to cause Denali and Merger Sub to complete the merger, if and only if:

•	all of the conditions to Denali and Merger Sub’s obligation to complete the merger contained in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing so long as such conditions are capable of being satisfied at such time if specific performance was granted) at the time the closing was required to occur pursuant to the merger agreement;

•	Denali and Merger Sub have failed to complete the closing following the date the closing of the merger is required to occur under the merger agreement;

•	The debt financing has been funded or the debt financing sources have confirmed that the debt financing will be funded in accordance with the terms thereof at the closing of the merger; and

•	EMC has irrevocably confirmed to Denali in writing that it is ready, willing and able for the closing of the merger to occur if specific performance is granted and the debt financing for the merger is funded.

Governing Law and Jurisdiction

The merger agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of or relate to the debt financing for the merger or involve the financing sources for the debt financing are governed by the laws of the State of New York.

The parties have agreed to bring any action or proceeding with respect to the merger agreement, including the recognition and enforcement of any judgment in respect of the merger agreement, exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (of if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction then any federal court of the United States located within the Commonwealth of Massachusetts).

The parties have agreed to bring any action against the financing sources for the debt financing relating to the merger and the transactions contemplated by the merger agreement, including any dispute relating to the debt commitment letter, in the state or federal courts sitting in the Borough of Manhattan in the City of New York.

Third-Party Beneficiaries

Except as expressly provided in the merger agreement, the merger agreement is not intended to and does not confer upon any person other than the parties thereto any rights or remedies.

Common Stock Purchase Agreements

Concurrently with the execution of the merger agreement, Denali entered into common stock purchase agreements, referred to as the common stock purchase agreements, with (1) Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., referred to as the SLP investors, (2) Michael S. Dell and the Susan Lieberman Dell

Separate Property Trust, referred to as the MD investors, (3) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC, referred to as the MSD Partners investors and, together with the MD investors and the SLP investors, the existing Denali stockholder investors, and (4) Temasek and, together with the existing Denali stockholder investors, the common stock investors, pursuant to which the common stock investors agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion.

Share Purchase Commitments

Under the terms of the applicable common stock purchase agreement and subject to the following paragraph, on the closing date of the merger, (i) the SLP investors will purchase from Denali up to 37,797,228 shares of Denali Class B Common Stock, (ii) the MD investors will purchase from Denali up to 109,748,740 shares of Denali Class A Common Stock, (iii) the MSD Partners investors will purchase from Denali up to 6,999,487 shares of Denali Class A Common Stock and (iv) Temasek will purchase from Denali 18,181,818 shares of Denali Class C Common Stock. The per-share price to be paid by each of the common stock investors for such shares of common stock will be $27.50. Certain of the common stock investors have agreed to purchase shares of non-voting Class D Common Stock instead of voting common stock if certain approvals and clearances under antitrust law are not obtained.

Under the common stock purchase agreements with the existing Denali stockholder investors, the existing Denali stockholder investors have agreed to purchase common stock of Denali on the closing date of the merger for an aggregate purchase price of up to $4.25 billion. However, each agreement contains provisions pursuant to which the number of shares to be purchased, and the aggregate purchase price to be paid by such investors for their respective shares of common stock, may be reduced under certain circumstances. To the extent that the purchase by Temasek of its shares of Class C Common Stock is consummated, the number of shares to be purchased by each of the existing Denali stockholder investors under the applicable common stock purchase agreement and the aggregate purchase price to be paid by such investors will be reduced on a pro rata basis based on each such investor’s commitment. In addition, in the event that the proceeds from the sale of shares to the existing Denali stockholder investors are not required in full to finance the merger, refinance certain existing indebtedness and pay fees and expenses related thereto, Denali has the right to reduce the number of shares to be purchased by each of the existing Denali stockholder investors on a pro rata basis. The MSD Partners investors may assign all or a portion of their obligation to purchase Denali Class A Common Stock to the MD investors or affiliated investment funds or co-investors, and each of the MD investors may assign (1) all or a portion of its obligation to purchase Denali Class A Common Stock to certain permitted transferees specified in the Denali stockholders agreement or co-investors and (2) up to 50% of its obligation to purchase Denali Class A Common Stock to the MSD Partners investors or MSD Partners’ affiliated investment funds or co-investors. Such an assignment will not relieve the MSD Partners investors or the MD investors of their respective obligations under the applicable common stock purchase agreement except to the extent that an assignee actually purchases shares of Denali and fully pays the cash purchase price to Denali at the closing of the merger.

Representations and Warranties

Each common stock purchase agreement contains representations and warranties made by Denali to the applicable common stock investors and the applicable common stock investors to Denali. The representations and warranties made by Denali to the respective common stock investors include representations and warranties with respect to:

•	incorporation and good standing;

•	capital structure and outstanding equity;

•	authority to execute, deliver and perform its obligations under, and to complete the transactions contemplated by, the common stock purchase agreement;

•	due authorization and valid issuance of the shares to be purchased by the common stock investors;

•	governmental authorizations, absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of Denali entering into the common stock purchase agreements;

•	financial statements and absence of certain contingent liabilities;

•	absence of certain litigation and investigations; and

•	compliance with certain laws.

The representations made by the common stock investors to Denali include, as applicable, representations and warranties with respect to:

•	organization and good standing;

•	authority to execute, deliver and perform their respective obligations under, and to complete the transactions contemplated by, the common stock purchase agreements;

•	governmental authorizations, absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of such investor entering into the common stock purchase agreements; and

•	financial capacity to consummate the purchase of the shares.

Covenants

Denali and the common stock investors have agreed to certain covenants in each of the common stock purchase agreements that govern the actions of the parties between the date of the applicable common stock purchase agreement and the closing date of the merger. The covenants regarding Denali’s and the applicable common stock investor’s activities include obligations and restrictions with respect to:

•	as applicable, making antitrust filings deemed necessary and related matters;

•	Denali declaring or paying dividends on, or its repurchase of, its shares of capital stock;

•	the due authorization and valid issuance by Denali of the shares;

•	the filing of the Denali certificate with the Secretary of State of the State of Delaware;

•	the waiver of any rights the existing Denali stockholder investors have with respect to the issuance of shares of common stock under any applicable stockholders agreement between the applicable existing Denali stockholder investor and Denali; and

•	a reduction of the per-share purchase price, if Denali issues common stock (other than issuances of Class V Common Stock and certain other exceptions) at a price per share that is lower than the price to be paid by the common stock investor under the common stock purchase agreement, in which case, for each common stock investor, the number of shares to be purchased by such common stock investor shall be increased so that the aggregate purchase price to be paid by such common stock investor does not change (except in the case of Temasek, in which case the number of shares to be purchased shall be maintained so that the aggregate purchase price to be paid by Temasek shall be correspondingly reduced).

Denali and Temasek have also agreed to certain additional obligations and restrictions in their common stock purchase agreement, including with respect to:

•	communications to the general public regarding the merger agreement and related financing;

•	disclosure of confidential information regarding Denali and the merger;

•	restrictions on the acquisition by Temasek or its affiliates of EMC or VMware or the shares of either of them;

•	entering into a registration rights agreement and a stockholders’ agreement at the closing; and

•	voting the shares to be purchased by such investor in the same way as all other votes cast in connection with certain amendments to the Denali certificate.

Conditions to Closing

The obligation of Denali to consummate the issuance and sale of shares under each of the common stock purchase agreements is subject to the substantially simultaneous closing of the merger.

The respective obligations of each of the existing Denali stockholder investors to consummate the purchase of shares under the applicable common stock purchase agreement on the closing date of the merger is subject to the satisfaction (or waiver by the applicable investor) of the following conditions:

•	the satisfaction or waiver of the conditions to Denali’s obligation to complete the merger;

•	the filing and effectiveness of the Denali certificate; and

•	the substantially simultaneous closing of the merger.

The obligation of Temasek to consummate the purchase of shares under its common stock purchase agreement on the closing date of the merger is subject to the satisfaction (or waiver by Temasek) of the following additional conditions:

•	the representations and warranties of Denali relating to incorporation and standing, due authorization of the common stock purchase agreement and the shares and valid issuance of the shares being true and correct in all material respects (unless qualified as to materiality, in which case such representations or warranties shall be true and correct in all respects), as of the date of the common stock purchase agreement with Temasek and as of the closing date of the merger;

•	the performance by Denali in all material respects of its obligations under the common stock purchase agreement with Temasek at or prior to the closing date of the merger;

•	Denali shall not have entered into any amendment or modification of the merger agreement (or knowingly waived a condition thereunder) in a manner materially adverse to the interests of Temasek in its capacity as a holder of the shares;

•	receipt by Denali of financing in an amount sufficient to complete the merger;

•	the filing of the Denali certificate;

•	the delivery to Temasek of a certificate by an executive officer of Denali certifying that immediately after the closing of the share purchase the closing of the merger will occur in accordance with the merger agreement; and

•	the execution of a stockholders’ agreement and a registration rights agreement by Denali and the existing Denali stockholder investors.

The obligation of Denali to consummate the purchase of shares under the common stock purchase agreement with Temasek on the closing date of the merger is subject to the satisfaction (or waiver by Denali) of the following additional conditions:

•	The representations and warranties of Temasek being true and correct in all material respects (unless qualified as to materiality, in which case such representations or warranties shall be true and correct in all respects), as of the date of the common stock purchase agreement with Temasek and as of the closing date of the merger;

•	the performance by Temasek in all material respects of its obligations under the common stock purchase agreement with Temasek at or prior to the closing date of the merger; and

•	the execution of a stockholders’ agreement and a registration rights agreement by Temasek and the existing Denali stockholder investors.

Termination of the Common Stock Purchase Agreements

Each common stock purchase agreement may be terminated by either party at any time if the closing of the merger does not occur on or before the outside date under the merger agreement (through no fault of Denali and its representatives in the case of termination by Denali of the agreement with Temasek), and will terminate automatically upon termination of the merger agreement. The common stock purchase agreement with Temasek also provides that such agreement may be terminated by any party thereto if Denali enters into an amendment to the merger agreement (or knowingly waives any condition thereunder) in a manner that is materially adverse to the interests of Temasek in its capacity as a holder of shares, without Temasek’s consent.

EMC’s Rights Under the Common Stock Purchase Agreements

EMC is an express third-party beneficiary of the common stock purchase agreements entered into between Denali and each of the existing Denali stockholder investors, with the right to seek and obtain injunctive relief or specific performance to cause the applicable investor to fund the amount such investor is obligated to pay under the applicable agreement. The common stock purchase agreements between Denali and the existing Denali stockholder investors may not be amended or waived without EMC’s prior written consent if such amendment or waiver would require EMC’s prior written consent under the merger agreement (which requires prior written consent of EMC for any amendment or waiver of any provision or remedy under the common stock purchase agreements). EMC is not a third-party beneficiary of the common stock purchase agreement with Temasek.

Specific Performance

The parties to the common stock purchase agreements have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of the applicable common stock purchase agreement were not performed in accordance with their specific terms or were otherwise breached, and have accordingly agreed that they will be entitled to an injunction or injunctions to prevent breaches of the applicable agreement and to enforce specifically the terms and provisions thereof, without proof of actual damages or otherwise.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that EMC provide its shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for the named executive officers of EMC, as disclosed in the table and accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.”

EMC is asking its shareholders to indicate their approval of the various change of control payments and equity acceleration which the named executive officers of EMC will or may be eligible to receive in connection with the transaction. These payments are set forth in the table accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.” The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of EMC’s overall compensation program for its named executive officers, which has been disclosed to EMC’s shareholders, including as required in the Compensation Discussion and Analysis and related sections of EMC’s annual proxy statements. EMC is seeking approval of the following resolution:

“RESOLVED, that the shareholders of EMC approve, on an advisory, non-binding basis, the golden parachute compensation which may be paid to the named executive officers of EMC in connection with the transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the table and accompanying footnotes in the section entitled “Proposal 1: Approval of the Merger Agreement—Interests of Certain EMC Directors and Officers—Golden Parachute Compensation.”

EMC shareholders should note that this proposal is regarding an advisory vote which will not be binding on EMC, its board of directors or Denali. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the transaction is completed, the eligibility of the named executive officers of EMC for such payments and benefits will not be affected by the outcome of the advisory vote.

The affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by EMC to its named executive officers in connection with the merger.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE NON-BINDING PROPOSAL APPROVING COMPENSATION TO THE EMC NAMED EXECUTIVE OFFICERS RELATED TO THE TRANSACTION.

PROPOSAL 3: ADJOURNMENT OF SPECIAL MEETING OF EMC SHAREHOLDERS

EMC shareholders are being asked to approve a proposal that will give the EMC board of directors authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

If this proposal is approved, the special meeting could be adjourned to any date permitted by the EMC bylaws. If the special meeting is adjourned, EMC shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve the merger agreement but do not indicate a choice on the adjournment proposal, your shares of EMC common stock will be voted in favor of the adjournment proposal.

Whether or not a quorum is present, the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

THE EMC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EMC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statement of loss for the year ended January 29, 2016 combines the historical consolidated statements of income (loss) of Denali and EMC, giving effect to the merger and related financing transactions as if they had occurred on January 31, 2015, the first day of the fiscal year ended January 29, 2016. The unaudited pro forma condensed combined statement of loss for the year ended January 29, 2016 and the unaudited pro forma condensed statements of loss for the year ended January 30, 2015, the successor period from October 29, 2013 through January 31, 2014, and the predecessor period from February 2, 2013 through October 28, 2013 additionally reflect the anticipated disposition of Dell Services, which will be accounted for as discontinued operations, as if it had occurred on February 2, 2013, the first day of the earliest fiscal period presented. The unaudited pro forma condensed combined statement of financial position as of January 29, 2016 combines the historical consolidated statements of financial position of Denali and EMC, giving effect to the merger, related financing transactions, and anticipated disposition of Dell Services as if they had occurred on January 29, 2016. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger or anticipated disposition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are included elsewhere or incorporated by reference in this proxy statement/prospectus:

•	separate historical consolidated financial statements of Denali as of, and for the year ended, January 29, 2016, and the related notes; and

•	separate historical consolidated financial statements of EMC as of, and for the year ended, December 31, 2015, and the related notes included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2015.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Denali believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information has, as it relates to the EMC acquisition, been prepared by Denali using the acquisition method of accounting in accordance with GAAP. Denali has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Denali can learn about EMC. Accordingly, the assets and liabilities of EMC have been measured based on various preliminary estimates using assumptions that Denali believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the merger or anticipated disposition actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect all potential divestitures that may occur prior to, or subsequent to, the completion of the merger (including to obtain required regulatory approvals), the projected realization of revenue synergies, cost savings that may be realized as a result of the merger, or any potential changes in compensation plans.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

	Pro Forma Year Ended January 29, 2016
(in millions, except per share amounts)	Denali Fiscal year ended January 29, 2016	EMC Fiscal year ended December 31, 2015	Discontinued operations	Pro forma adjustments			Pro forma combined
Net revenue:
Products	$43,317	$13,514	$—	$(351)	(c	)	$56,480
Services, including software related	11,569	11,190	(2,804)	(2,476)	(a	)	17,479

Total net revenue	54,886	24,704	(2,804)	(2,827)			73,959

Cost of net revenue:
Products	37,923	5,826	—	3,038	(b	)	45,933
				(351)	(c	)
				(503)	(d	)
Services, including software related	7,131	4,001	(2,256)	—			8,876

Total cost of net revenue	45,054	9,827	(2,256)	2,184			54,809

Gross margin	9,832	14,877	(548)	(5,011)			19,150

Operating expenses:
Selling, general, and administrative	8,900	8,765	(406)	293	(b	)	17,498
				(54)	(g	)
Research, development, and engineering	1,315	3,271	(3)	(6)	(b	)	4,577

Total operating expenses	10,215	12,036	(409)	233			22,075

Operating income (loss)	(383)	2,841	(139)	(5,244)			(2,925)
Interest and other, net	(792)	41	—	(2,217)	(e	)	(3,011)
				(43)	(f	)

Income (loss) from continuing operations before income taxes	(1,175)	2,882	(139)	(7,504)			(5,936)
Income tax provision (benefit)	(71)	710	(45)	(2,627)	(i	)	(2,033)

Net income (loss) from continuing operations	(1,104)	2,172	(94)	(4,877)			(3,903)

Net income (loss) attributable to non-controlling interests	—	(182)	—	313	(j	)	131

Net income (loss) from continuing operations attributable to common shareholders	$(1,104)	$1,990	$(94)	$(4,564)			$(3,772)

DHI Group common stock:
Loss per share from continuing operations, basic	$(2.73)						$(7.67)
Loss per share from continuing operations, diluted	$(2.73)						$(7.67)
Weighted average shares outstanding, basic	405			155	(h	)	560
Weighted average shares outstanding, diluted	405			155	(h	)	560
Net loss from continuing operations attributable to DHI Group common stock	n/a			$(4,296)	(h	)	$(4,296)

Class V Common Stock:
Earnings per share from continuing operations, basic	n/a						$2.35
Earnings per share from continuing operations, diluted	n/a						$2.34
Weighted average shares outstanding, basic	n/a			223	(h	)	223
Weighted average shares outstanding, diluted	n/a			223	(h	)	223
Net income from continuing operations attributable to Class V Common Stock	n/a			$524	(h	)	$524

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

DENALI UNAUDITED PRO FORMA CONDENSED STATEMENT OF LOSS

	Pro Forma Year Ended January 30, 2015
(in millions, except per share amounts)	Denali Fiscal year ended January 30, 2015	Discontinued operations	Pro forma
Net revenue:
Products	$46,690	$—	$46,690
Services, including software related	11,429	(2,819)	8,610

Total net revenue	58,119	(2,819)	55,300

Cost of net revenue:
Products	40,415	—	40,415
Services, including software related	7,496	(2,433)	5,063

Total cost of net revenue	47,911	(2,433)	45,478

Gross margin	10,208	(386)	9,822

Operating expenses:
Selling, general, and administrative	9,428	(397)	9,031
Research, development, and engineering	1,202	(3)	1,199

Total operating expenses	10,630	(400)	10,230

Operating income (loss)	(422)	14	(408)
Interest and other, net	(924)	—	(924)

Loss from continuing operations before income taxes	(1,346)	14	(1,332)
Income tax provision (benefit)	(125)	14	(111)

Net loss from continuing operations	$(1,221)	$—	$(1,221)

Loss per share from continuing operations, basic	$(3.02)		$(3.02)
Loss per share from continuing operations, diluted	$(3.02)		$(3.02)
Weighted average shares outstanding, basic	404		404
Weighted average shares outstanding, diluted	404		404

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

DENALI UNAUDITED PRO FORMA CONDENSED STATEMENT OF LOSS

	Period October 29, 2013 through January 31, 2014			Period February 2, 2013 through October 28, 2013
	Successor			Predecessor
(in millions, except per share amounts)	Denali	Discontinued operations	Pro forma	Dell, Inc.	Discontinued operations	Pro forma
Net revenue:
Products	$11,253	$—	$11,253	$32,786	$—	$32,786
Services, including software related	2,822	(687)	2,135	9,516	(2,176)	7,340

Total net revenue	14,075	(687)	13,388	42,302	(2,176)	40,126

Cost of net revenue:
Products	10,695	—	10,695	28,150	—	28,150
Services, including software related	1,987	(646)	1,341	6,161	(1,998)	4,163

Total cost of net revenue	12,682	(646)	12,036	34,311	(1,998)	32,313

Gross margin	1,393	(41)	1,352	7,991	(178)	7,813

Operating expenses:
Selling, general, and administrative	2,863	(111)	2,752	6,528	(277)	6,251
Research, development, and engineering	328	(1)	327	945	(5)	940

Total operating expenses	3,191	(112)	3,079	7,473	(282)	7,191

Operating income (loss)	(1,798)	71	(1,727)	518	104	622
Interest and other, net	(204)	—	(204)	(198)	—	(198)

Income (loss) from continuing operations before income taxes	(2,002)	71	(1,931)	320	104	424
Income tax provision (benefit)	(390)	29	(361)	413	41	454

Net loss from continuing operations	$(1,612)	$42	$(1,570)	$(93)	$63	$(30)

Loss per share from continuing operations, basic	$(4.06)		$(3.95)	$(0.05)		$(0.02)
Loss per share from continuing operations, diluted	$(4.06)		$(3.95)	$(0.05)		$(0.02)
Weighted average shares outstanding, basic	397		397	1,755		1,755
Weighted average shares outstanding, diluted	397		397	1,755		1,755

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

DENALI UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

	As of January 29, 2016
(in millions)	Denali As of January 29, 2016	EMC As of December 31, 2015	Discontinued operations	Pro forma adjustments			Pro forma combined
Current assets:
Cash and cash equivalents	$6,576	$6,549	$—	$(3,945)	(a	)	$9,180
Short-term investments	—	2,726	—	(1,110)	(e	)	1,616
Accounts receivable, net	5,535	3,977	(443)	1,902	(d	)	10,971
Short-term financing receivables, net	2,915	—	—	—			2,915
Inventories, net	1,643	1,245	—	653	(c	)	3,541
Other current assets	3,615	566	(73)	(30)	(b	)	4,078
Assets held for sale	—	—	1,721	—			1,721

Total current assets	20,284	15,063	1,205	(2,530)			34,022
Property, plant, and equipment, net	2,270	3,850	(515)	—			5,605
Long-term investments	114	5,508	—	(2,108)	(e	)	3,514
Long-term financing receivable, net	2,177	—	—	—			2,177
Goodwill	10,049	17,090	(252)	16,976	(g	)	43,863
Purchased intangible assets, net	9,578	2,149	(388)	32,841	(h	)	44,180
Other non-current assets	778	2,952	(50)	(30)	(j	)	3,650

Total assets	$45,250	$46,612	$—	$45,149			$137,011

Current liabilities:
Short-term debt	$2,984	$1,299	$—	$(2,136)	(f	)	$2,147
Accounts payable	12,934	1,644	(173)	—			14,405
Accrued and other	4,556	3,732	(180)	(798)	(l	)	7,310
Short-term deferred revenue	4,339	6,210	(82)	(1,155)	(k	)	9,312
Liabilities held for sale	—	—	614	—			614

Total current liabilities	24,813	12,885	179	(4,089)			33,788
Long-term debt	10,775	5,475	—	40,583	(i	)	56,833
Long-term deferred revenue	4,475	4,592	(53)	(1,076)	(k	)	7,938
Other non-current liabilities	3,615	941	(126)	12,919	(m	)	17,349

Total liabilities	$43,678	$23,893	$—	$48,337			$115,908

Redeemable shares	106	—	—	—			106
Stockholders’ equity
Preferred stock	—	—	—	—			—
Common stock and additional paid-in capital	5,727	19	—	15,845	(n	)	21,591
Retained earnings (deficit)	(3,937)	21,700	—	(22,328)	(o	)	(4,565)
Accumulated other comprehensive income (loss)	(324)	(579)	—	579	(p	)	(324)

Total stockholders’ equity	1,466	21,140	—	(5,904)			16,702

Non-controlling interests	—	1,579	—	2,716	(q	)	4,295

Total liabilities and equity	$45,250	$46,612	$—	$45,149			$137,011

See accompanying notes to Denali Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO DENALI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Merger Transaction

Denali and EMC are parties to the merger agreement, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into EMC and EMC will become a wholly owned subsidiary of Denali and will no longer be a publicly held corporation. If the merger is completed, each share of EMC common stock (other than shares owned by Denali, Merger Sub, EMC or any of its wholly-owned subsidiaries, and other than shares with respect to which appraisal rights may be properly exercised and not withdrawn) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V Common Stock equal to the quotient obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the merger, plus cash in lieu of any fractional shares. In order to complete the merger, among other conditions, EMC shareholders must approve the merger agreement. The aggregate number of shares of Class V Common Stock expected to be issued following the completion of the merger and the other transactions described in this proxy statement/prospectus is intended to track and reflect the economic performance of approximately 65% of EMC’s economic interest in the approximately 81% of the outstanding shares of VMware common stock currently owned by EMC, reflecting approximately 53% of the total economic interest in the outstanding shares of VMware common stock.

The merger will be financed with a combination of equity and debt financing and cash on hand. Denali has obtained committed equity financing for up to $4.25 billion in the aggregate (from Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, funds affiliated with Silver Lake Partners, and Temasek) and debt financing commitments for up to $49.5 billion in the aggregate from, among others, Credit Suisse, J.P. Morgan, Barclays, BofA Merrill Lynch, Citi, Goldman Sachs, Deutsche Bank, and RBC Capital Markets, for the purpose of financing the merger and refinancing certain existing indebtedness of Denali and EMC. The obligations of the lenders under Denali’s debt financing commitments are subject to a number of customary conditions. Denali’s debt financing commitments will terminate upon the earliest of (1) the termination of the merger agreement in accordance with its terms, (2) the completion of the merger without the funding of such commitments and (3) December 16, 2016. In addition, each of Denali and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Denali, and $4.75 billion in the case of EMC) at the closing of the merger for the purpose of financing the transactions contemplated by the merger agreement.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for the merger and are based on the historical consolidated financial statements of Denali and EMC. The assets and liabilities of Dell Services have been classified as held-for-sale, and its financial results have been removed as discontinued operations; the amounts related to this business have been derived from Denali’s historical consolidated financial statements. Denali’s fiscal year end is the 52 or 53 week period ending on the Friday nearest January 31 while EMC’s fiscal year end is December 31. Denali’s fiscal year ended January 29, 2016 included 52 weeks. The unaudited pro forma condensed combined statement of loss for the year ended January 29, 2016 combines Denali’s consolidated statement of loss for the fiscal year ended January 29, 2016 with EMC’s consolidated income statement for the fiscal year ended December 31, 2015. The unaudited pro forma condensed combined statement of financial position as of January 29, 2016 combines Denali’s consolidated statement of financial position as of January 29, 2016 with EMC’s consolidated balance sheet as of December 31, 2015. In addition, EMC’s historical “restructuring and acquisition-related expenses” have been reclassified to conform with Denali’s presentation as shown below:

(in millions)	Year Ended January 29, 2016
Products, cost of net revenue	$17
Services, cost of net revenue	97
Research, development, and engineering	104
Selling, general, and administrative	232

Net adjustment	$450

The acquisition method of accounting is based on ASC 805, and uses the fair value concepts defined in ASC 820, Fair Value Measurements. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred by Denali include estimated fees related to the issuance of long-term debt, as well as financial advisory, legal and accounting fees. Total acquisition-related transaction costs expected to be incurred by Denali and EMC are estimated to be approximately $1.8 billion, which includes an estimated $1.1 billion of debt issuance costs and discounts. During the year ended January 29, 2016, Denali incurred $39 million of acquisition-related costs and EMC incurred $15 million of acquisition-related costs.

The unaudited pro forma condensed combined statement of financial position as of January 29, 2016 is required to include adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Denali and EMC subsequent to January 29, 2016 of approximately $1.7 billion are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of financial position as of January 29, 2016 as follows:

•	a decrease to cash of $1.7 billion;

•	an increase to other non-current assets of $978 million for capitalized debt costs;

•	a decrease to long-term debt of $130 million for debt discounts;

•	a decrease in other current liabilities of $157 million for the assumed tax benefit of transaction costs expensed; and

•	a decrease to retained earnings of $483 million, net of related tax benefits.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Denali may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Denali’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

On March 28, 2016, Dell entered into a definitive agreement with NTT Data International L.L.C. to sell Dell Services for cash consideration of approximately $3.1 billion. Denali has reclassified the assets and liabilities to be divested as held-for-sale in its unaudited pro forma condensed combined statement of financial position as of January 29, 2016. Further, the financial results of the business held-for-sale have been removed for all three years presented in Denali’s unaudited pro forma condensed statements of loss to present only pro forma loss from continuing operations. These adjustments represent Denali’s current best estimate of the historical operations, effective tax rate, assets, and liabilities of the business to be disposed. As the terms of the sale are finalized, these estimates may change and any such changes may be material. Expected cash consideration has not been included as a pro forma adjustment to the balance sheet as the amount will not be finalized until the disposition closes. Denali anticipates that the transaction will close within the next 12 months, subject to satisfaction of customary closing conditions, including approvals from regulatory authorities.

The unaudited pro forma condensed combined financial statements do not reflect all potential divestitures that may occur prior to, or subsequent to, the completion of the merger (including in order to obtain required regulatory approvals), the projected realization of revenue synergies and cost savings following completion of the merger, or any potential changes in compensation plans. Although Denali projects that revenue synergies and cost savings will result from the merger, there can be no assurance that these will be achieved.

3.	Accounting Policies

Based on Denali’s preliminary review of EMC’s accounting policies, Denali has identified a difference between Denali’s and EMC’s policies in the presentation of accounts receivable. In certain circumstances, EMC presents these balances net of related deferred revenue, while Denali primarily presents these receivables and the related deferred revenue on a gross basis. For the presentation of the unaudited pro forma condensed combined statement of financial position, EMC’s presentation has been conformed to Denali’s presentation, resulting in an increase in accounts receivable and deferred revenue of $1.9 billion prior to purchase accounting adjustments. Upon the completion of the merger, Denali will perform a further review of EMC’s accounting policies. As a result of that review, Denali may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

4.	Estimate of Consideration Transferred and Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the consideration expected to be transferred, assets to be acquired, and liabilities to be assumed by Denali in the merger, reconciled to the estimate of total consideration expected to be transferred:

(in millions)
Consideration Transferred
Cash	$48,614
Class V Common Stock (1)	11,614

Total consideration transferred	60,228
Rollover equity (2)	4,295

Total value to allocate	$64,523

Purchase Price Allocation:
Current assets:
Cash and cash equivalents	$6,549
Short-term investments	2,726
Accounts receivable, net	5,879
Inventories, net	1,898
Other current assets	566

Total current assets	17,618
Property, plant, and equipment, net	3,850
Long-term investments	5,508
Goodwill (3)	34,066
Purchased intangibles, net (4)	34,990
Other non-current assets	2,035

Total assets	$98,067

(in millions)
Current liabilities:
Short-term debt	$1,299
Accounts payable	1,644
Accrued and other	3,169
Short-term deferred revenue	5,055

Total current liabilities	11,167
Long-term debt	5,001
Long-term deferred revenue	3,516
Other non-current liabilities	13,860

Total liabilities	$33,544

Total net assets	$64,523

(1)	The fair value of the Class V Common Stock is based on the assumed issuance of approximately 223 million shares with a per-share fair value of $52.09 (the closing share price of VMware common stock as of March 30, 2016), which shares are intended to track and reflect the economic performance of approximately 65% of EMC’s economic interest in the VMware business. While the VMware Class A common stock and the Class V Common Stock have different characteristics, which Denali expects may affect their respective market prices in distinct ways, Denali believes that changes in the market value of VMware common stock prior to the completion of the merger may impact the market value of the Class V Common Stock at the time the merger is completed. The actual fair values at the time of the merger may differ, and the difference may be material. A 10% change in the fair value of the Class V Common Stock would change the value of goodwill by approximately $1.2 billion.
(2)	Rollover equity is comprised of non-controlling interests of $4.3 billion. The fair value of the non-controlling interest relating to VMware was calculated by multiplying outstanding shares of VMware common stock that were not owned by EMC by $52.09 (the closing price of VMware common stock as of March 30, 2016). A 10% change in the fair value of VMware’s share price would change the value of goodwill by approximately $420 million. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that the fair value of the non-controlling interest in Pivotal is equal to book value as this amount is not material.
(3)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(4)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

As of the date of this proxy statement/prospectus, Denali does not have sufficient information as to the amount, timing, and risk of the cash flows from all of EMC’s identifiable intangible assets to definitively determine their fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Denali’s ability to obtain specific information about EMC’s intangible assets prior to the completion of the merger. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, EMC’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of EMC’s identifiable intangible assets, and their weighted-average useful lives have been preliminarily estimated as follows:

	Estimated life (years)	Estimated fair value (in millions)
Developed technology	7	$22,990
Customer relationships	10	4,400
In-process research and development	Indefinite	2,740
Trade names	Indefinite	4,860

Total identifiable intangible assets		$34,990

These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Denali has full access to information about EMC’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets (as applicable) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Denali only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological, and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable EMC intangible assets and/or to the estimated weighted-average useful lives from what Denali has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Denali’s estimate of associated amortization expense.

As of the completion of the merger, various other assets and liabilities are required to be measured at fair value, including, but not limited to: receivables, property, plant, and equipment, leases, and legal contingencies. As of the date of this proxy statement/prospectus, Denali does not have sufficient information to make a reasonable preliminary estimate of the fair value of these assets and liabilities. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Denali has assumed that the historical EMC book values represent the best estimate of fair value.

5.	Sources and Uses of Cash

The following is a preliminary estimate of the sources and uses of cash for the merger:

		(in millions)
Cash from historical balance sheet	(1)	$3,945
Liquidation of investments	(2)	3,218
Debt incurred	(3)	48,350
Issuance of equity	(4)	4,250

Total Sources		$59,763

Cash consideration to EMC’s shareholders	(5)	$48,614
Refinance existing EMC debt	(6)	1,299
Refinance existing Denali debt	(7)	8,102
Transaction costs	(8)	1,748

Total Uses		$59,763

(1)	Represents the amount of existing Denali and EMC cash that is expected to be used to finance the merger. The anticipated cash consideration for the disposition of Dell Services has not been included in this amount.
(2)	Represents the sale of investments to raise cash as a financing source for the merger.
(3)	Upon the closing of the merger, Denali will incur approximately $48.4 billion of debt consisting of a revolving loan, term loans, senior notes, a margin loan, and other permanent financing. Denali has debt financing commitments for up to $49.5 billion in the aggregate.
(4)	Upon the closing of the merger, Denali expects to issue approximately 155 million shares of DHI Group common stock at a price of $27.50 per share in a private placement.
(5)	Represents cash payments to EMC’s shareholders consisting of $24.05 per share based on an estimated 2 billion shares outstanding, including the assumed vesting of outstanding stock options and restricted stock units.
(6)	Represents the repayment of $1.3 billion of EMC’s short-term debt.
(7)	Represents the repayment of $8.1 billion of Denali’s notes and term loans, including accrued interest and prepayment penalties.
(8)	Represents estimated transaction costs relating primarily to debt issuance costs, as well as financial advisory, legal, and accounting costs.

6.	Pro Forma Adjustments

Pro Forma Adjustments to the Statement of Loss:

(a)	To record the decrease in revenue related to the decrease in fair value of EMC’s deferred revenue based on the purchase price allocation. As a portion of EMC’s deferred revenue relates to three-year maintenance contracts, it is expected that EMC’s revenue will be impacted by the fair value adjustment recorded in acquisition accounting for up to three years.

(b)	To record the change in intangible asset amortization based on the purchase price allocation as follows:

(in millions)	Year Ended January 29, 2016
Historical intangible amortization:
Products, cost of net revenue	$246
Research, development, and engineering	6
Selling, general, and administrative	147

Total historical intangible amortization	$399

Pro forma amortization:
Products, cost of net revenue	3,284
Selling, general, and administrative	440

Total pro forma amortization	$3,724

Amortization adjustment:
Products, cost of net revenue	3,038
Research, development, and engineering	(6)
Selling, general, and administrative	293

Net pro forma adjustment	$3,325

(c)	To record the elimination of sales activity between Denali and EMC as such sales would represent intercompany transactions if the merger had occurred on January 31, 2015.

(d)	To eliminate historical amortization of capitalized software as its fair value is recorded in developed technology in the preliminary purchase price allocation.

(e)	To record the increase in interest expense due to the incurrence of $48.4 billion of debt to finance the merger, the decrease in interest expense related to the debt of Denali and EMC that is to be repaid as part of the merger, and the recording of the debt at fair value based on the preliminary purchase price allocation as follows:

(in millions)	Year Ended January 29, 2016
Interest expense and amortization of debt issuance costs on new debt	$2,532
Less: interest expense and amortization of debt issuance costs on Denali’s refinanced debt	(413)
Less: interest expense on EMC’s refinanced debt	(3)
Plus: amortization of change in fair value of acquired debt	101

Total interest expense adjustment	$2,217

The weighted-average interest rate of new debt incurred is 4.78%. A change in the weighted average interest rate of 0.125 of a percent would change interest expense by $60 million.

(f)	To eliminate historical investment income relating to investments that will be liquidated as a financing source for the merger.

(g)	To eliminate non-recurring transaction costs included in Denali and EMC’s historical results, which are directly attributable to the proposed merger.

(h)

To record the issuance of 155 million shares of DHI Group common stock and 223 million shares of Class V Common Stock in conjunction with the acquisition and calculate earnings per share under the two-

class method due to the issuance of Class V Common Stock. Income allocable to Class V and DHI Group shareholders is calculated as follows:

(in millions)	Year Ended January 29, 2016
Pro forma Class V Group income attributable to Denali	$806
Class V tracking share percentage of Denali’s economic interest in VMware	65%

Pro forma net income from continuing operations attributable to Class V shareholders (1)	$524

Pro forma net loss from continuing operations attributable to common shareholders	$(3,772)
Less: Pro forma net income from continuing operations attributable to Class V shareholders	524

Pro forma net loss from continuing operations attributable to DHI Group shareholders	$(4,296)

(1)	For the purposes of calculating diluted EPS, pro forma net income attributable to Class V shareholders has been adjusted by $3 million for the year ended January 29, 2016 to reflect 65% of the incremental dilution of VMware’s dilutive securities as reflected in EMC’s financial statements incorporated by reference within this proxy statement/prospectus.

(i)	To record the income tax expense impact of the pro forma adjustments at the statutory rate of 35%. Denali and EMC operate in multiple jurisdictions, and therefore, the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

(j)	To record the impact of the pro forma adjustments above to non-controlling interests as follows:

(in millions)	Year Ended January 29, 2016
Non-controlling interest impact of change in amortization expense	$159
Non-controlling interest impact of deferred revenue haircut	154

Total non-controlling interest adjustment	$313

Pro Forma Adjustments to the Statement of Financial Position:

(a)	To record the adjustment to the cash balance to effectuate the merger, as follows:

(in millions)
Cash received from debt incurred	$48,350
Cash received from equity issuance	4,250
Cash received from liquidation of investments	3,218
Cash consideration for EMC’s shareholders	(48,614)
Repayment of EMC’s short-term debt	(1,299)
Repayment of Denali’s short- and long-term debt	(8,102)
Transaction costs	(1,748)

Total cash adjustment	$(3,945)

No pro forma adjustment has been made for any possible tax liabilities resulting from the repatriation of cash currently held in foreign jurisdictions or for the expected cash consideration for the disposition of Dell Services.

(b)	To write off the short-term portion of historical debt issuance costs related to Denali debt to be repaid in conjunction with the merger.

(c)	To record the write-up of inventory to fair value based on the preliminary purchase price allocation.

(d)	To record the adjustment to EMC’s accounts receivable to conform with Denali’s accounting policy. See note (k) below for the related adjustment to deferred revenue.

(e)	To record the sale of investments used to raise cash as a financing source for the merger.

(f)	To eliminate the short-term debt that is being repaid in conjunction with the merger.

(g)	To record the adjustment to goodwill based on the preliminary purchase price allocation, as follows:

(in millions)
Elimination of EMC’s historical goodwill	$(17,090)
Goodwill from preliminary purchase price allocation	34,066

Total goodwill adjustment	$16,976

(h)	To record the adjustment to intangible assets based on the preliminary purchase price allocation, as follows:

(in millions)
Elimination of EMC’s historical intangible assets	$(2,149)
Intangible assets from preliminary purchase price allocation	34,990

Total intangible asset adjustment	$32,841

(i)	To record the adjustment to the long-term debt balance, as follows:

(in millions)
Debt incurred in conjunction with the merger	$48,350
Discount on new debt	(130)
Historical long-term Denali debt repaid	(7,209)
Write-off of historical Denali debt discount	46
Fair value adjustment for purchase price allocation	(474)

Total long-term debt adjustment	$40,583

Denali will incur debt in the form of a revolving loan, term loans, senior notes, a margin loan and other permanent financing with interest rates ranging from 2%-7.5% and terms ranging from 1-7 years.

(j)	To adjust other non-current assets for the write-off of historical capitalized software and Denali debt issuance costs and to record debt issuance costs on the new debt as follows:

(in millions)
Elimination of EMC’s historical capitalized software	$(917)
Elimination of Denali’s historical debt issuance costs	(91)
Record debt issuance costs on new debt	978

Total other non-current assets adjustment	$(30)

(k)	To record the adjustment to conform EMC’s accounting policy and the estimated fair value of EMC’s deferred revenue as follows:

(in millions)
Adjustment to conform with Denali’s accounting policy	$1,320
Fair value adjustment to short-term deferred revenue	(2,475)

Total short-term deferred revenue adjustment	$(1,155)

(in millions)
Adjustment to conform with Denali’s accounting policy	$582
Fair value adjustment to long-term deferred revenue	(1,658)

Total long-term deferred revenue adjustment	$(1,076)

(l)	To record the adjustment of income tax payable as follows:

(in millions)
Reduction in tax payable associated with EMC’s outstanding equity awards	$(563)
Reduction in tax payable for deferred financing cost deduction	(59)
Reduction in tax payable for transaction expenses	(157)
Reduction in tax payable for Denali debt prepayment penalty	(19)

Total income tax payable adjustment	$(798)

(m)	To record the adjustment of tax liabilities (assets) as follows:

(in millions)
Elimination of EMC’s historical DTL on capitalized software	$(358)
Elimination of EMC’s historical DTL for hedging loss	(55)
Elimination of EMC’s historical DTL for prior intercompany gain transactions	(138)
Elimination of EMC’s historical deferred charge related to intercompany transfers	94
Elimination of EMC’s historical DTA on outstanding equity awards	144
Elimination of EMC’s historical DTA for unrecognized losses on investment securities	62
Record DTL for fair value adjustment increasing book basis in inventory	229
Record DTL for fair value adjustment increasing book basis in identifiable intangibles	11,494
Record DTL for fair value adjustment to deferred revenue	1,447

Total deferred tax adjustment	$12,919

(n)	To eliminate EMC’s historical common stock and record the issuance of common stock to finance the merger as follows:

(in millions)
Elimination of EMC’s common stock	$(19)
Issuance of DHI Group common stock	4,250
Issuance of Class V Common Stock	11,614

Total common stock adjustment	$15,845

(o)	To eliminate EMC’s historical retained earnings, to estimate the non-capitalizable after-tax portion of the acquisition-related transaction costs to be incurred after January 29, 2016, and to record the after-tax write-off of debt issuance costs and debt prepayment penalties as follows:

(in millions)
Elimination of EMC’s retained earnings	$(21,700)
Transaction costs	(483)
Write-off of Denali’s historical debt issuance costs, debt discount, and prepayment penalties	(145)

Total retained earnings (deficit) adjustment	$(22,328)

(p)	To eliminate EMC’s historical accumulated other comprehensive loss of $579 million.

(q)	To adjust the non-controlling interest balance to estimated fair value.

DESCRIPTION OF DENALI CAPITAL STOCK FOLLOWING THE MERGER

The following discussion is a summary of the terms of the capital stock of Denali and should be read in conjunction with “Comparison of Rights of Denali Stockholders and EMC Shareholders.” This summary is not meant to be complete and is qualified in its entirety by reference to the Denali certificate, the Denali bylaws, the DGCL and other Delaware laws related to corporations. You are urged to read those documents carefully. Copies of the Denali certificate and the Denali bylaws are incorporated by reference and will be sent to Denali and EMC shareholders upon request. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Authorized Capital Stock

Under the Denali certificate, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, referred to as Denali common stock, and 1,000,000 shares of preferred stock, par value $0.01 per share, referred to as Denali preferred stock. There will be five series of Denali common stock, including: one series of common stock designated as Class A Common Stock consisting of 600,000,000 shares, par value $0.01 per share; one series of common stock designated as Class B Common Stock consisting of 200,000,000 shares, par value $0.01 per share; one series of common stock designated as Class C Common Stock consisting of 900,000,000 shares, par value $0.01 per share; one series of common stock designated as Class D Common Stock consisting of 100,000,000 shares, par value $0.01 per share; and one series of Class V Common Stock consisting of 343,025,308 shares, par value $0.01 per share. The Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock are collectively referred to as the DHI Group common stock.

As of April 1, 2016, there were 405,061,027 shares of Denali common stock issued and outstanding (with no shares held in Denali’s treasury) consisting of 306,551,222 shares of Denali common stock that will be reclassified as Class A Common Stock upon filing of the Denali certificate, 98,181,818 shares of Denali common stock that will be reclassified as Class B Common Stock upon filing of the Denali certificate and 327,986 shares of Denali common stock that will be reclassified as Class C Common Stock upon filing of the Denali certificate. In connection with the closing of the merger, in addition to the Class V Common Stock to be issued as merger consideration, it is expected that an additional 154,545,455 shares of DHI Group common stock will be issued.

The outstanding shares of Denali common stock are, and the shares of Denali common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Denali Preferred Stock

Subject to obtaining any required stockholder votes or consents provided for in the Denali stockholders agreement or in the Denali certificate or in any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the Denali board of directors will be expressly vested with the authority to adopt resolutions providing for the issue of authorized but unissued shares of Denali preferred stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Denali board of directors. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Denali preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights, will be such as are stated and expressed in resolutions adopted by the Denali board of directors.

Subject to obtaining any required stockholder votes or consents provided for in the Denali stockholders agreement or in the Denali certificate or in any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the issuance of shares of one or more series of Denali preferred stock may be authorized from time to time as may be determined by and for such consideration as may be fixed by the Denali board of directors. Except in respect of series particulars fixed by the Denali board of directors, all shares of Denali preferred stock will rank equally and will be identical, and all shares of any one series of Denali preferred stock so designated by the Denali board of directors will be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends on such shares will be cumulative.

Denali Common Stock

General

As of the completion of the merger, the approximately 223 million shares of Class V Common Stock issuable to EMC shareholders as merger consideration (assuming EMC shareholders either are not entitled to or do not properly exercise appraisal rights) will represent approximately 65% of the shares of Class V Common Stock authorized to be issued under the Denali certificate and, as a result, are intended to represent approximately 65% of EMC’s current economic interest in the VMware business. The Class V Common Stock is intended to track and reflect the performance of the foregoing 65% economic interest following the completion of the merger, but there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The assets and liabilities of Denali that are intended to be tracked by Class V Common Stock, referred to as the Class V Group, will, as of the closing of the merger, be composed of the approximately 343 million shares of VMware common stock currently owned by EMC, reflecting EMC’s current economic interest in the VMware business. The number of shares of Class V Common Stock authorized to be issued under the Denali certificate initially will have a one-to-one relationship to the number of shares of VMware common stock currently owned by EMC. Based on the number of shares of EMC common stock Denali currently expects will be issued and outstanding immediately prior to completion of the merger, Denali estimates that EMC shareholders will receive approximately 0.111 shares of Class V Common Stock as merger consideration for each share of EMC common stock. Denali’s other series of common stock are intended to track the performance of Denali’s assets not included in the Class V Group, generally referred to as the DHI Group. The DHI Group initially will include an interest in the Class V Group, which will initially represent the remainder of EMC’s economic interest (approximately 35%, assuming that EMC shareholders either are not entitled to or do not properly exercise appraisal rights) in the VMware business, as represented by authorized but unissued shares of Class V Common Stock.

Subject to certain exceptions set forth in the definitions of these terms under “Description of Denali Capital Stock Following the Merger—Definitions,” the “Class V Group” is defined to include:

•	the direct and indirect economic rights of Denali in all of the shares of common stock of VMware owned by Denali immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group, in each case, after the completion of the merger and as will be determined by the Denali board of directors; and

•	all net income and net losses arising in respect of the foregoing, including dividends received by Denali with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

and the “DHI Group” is defined to include:

•	the direct and indirect interest of Denali and any of its subsidiaries (including EMC, but excluding VMware and its subsidiaries) immediately following the completion of the merger in all of the businesses, assets (including the VMware intercompany notes), properties, liabilities and preferred stock of Denali and any of its subsidiaries (other than VMware and its subsidiaries), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group, in each case, after the completion of the merger and as determined by the Denali board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date.

The “inter-group interest in the Class V Group” is defined in the Denali certificate to represent the proportionate undivided interest that the DHI Group may be deemed to hold in the economic performance of the Class V Group not represented by issued and outstanding Class V Common Stock. The inter-group interest in the Class V Group is expressed in terms of “Number of Retained Interest Shares,” which are represented by a number of unissued shares of Class V Common Stock. The “Outstanding Interest Fraction” is defined in the Denali certificate to represent the interest of shares of Class V Common Stock outstanding on such date in the Class V Group. At any time that all of the interest in the economic performance of the Class V Group is not reflected by the outstanding Class V Common Stock, this fraction will be used, in effect, to allocate to the DHI Group the right to participate, to the extent of its inter-group interest, in any dividend, distribution, liquidation or other payment made to holders of Class V Common Stock. At any time that all of the interest in the economic performance of the Class V Group is fully reflected by the outstanding Class V Common Stock, this fraction will equal one and, accordingly, the DHI Group will not have an inter-group interest in the Class V Group. The DHI Group’s inter-group interest in the Class V Group may be adjusted from time to time under the circumstances described under “—Certain Adjustments to the Number of Retained Interest Shares.” For more information regarding the specific definitions of the terms described above, see “Description of Denali Capital Stock Following the Merger—Definitions” below.

Dividends

Dividends on Class V Common Stock

Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (1) the assets of Denali legally available therefor and (2) the Class V Group Available Dividend Amount.

The “Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Denali board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Denali board of directors in light of all factors deemed relevant by the Denali board of directors.

If the DHI Group has an inter-group interest in the Class V Group on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

•	if such dividend consists of cash, U.S. publicly traded securities (other than shares of Class V Common Stock) or other assets, Denali will attribute to the DHI Group, referred to as a Retained Interest Dividend, an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Denali board of directors, referred to as the Retained Interest Dividend Amount, with a fair value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the fair value of such dividend payable with respect to each outstanding share of Class V Common Stock, as determined in good faith by the Denali board of directors; or

•	if such dividend consists of shares of Class V Common Stock (including dividends of securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Number of Retained Interest Shares as of the record date for such dividend by the number of shares (including any fraction of a share) of Class V Common Stock issuable for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to the fourth bullet of “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” below, the Retained Interest Dividend Amount may be increased, at the election of the Denali board of directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group disposition if such shares were not so converted.

A Retained Interest Dividend may, at the discretion of the Denali board of directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

Dividends on DHI Group Common Stock

Dividends on DHI Group common stock may be declared and paid only out of the lesser of (1) the assets of Denali legally available therefor and (2) the DHI Group Available Dividend Amount (as defined below).

The “DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Denali board of directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Group common stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Denali board of directors in light of all factors deemed relevant by the Denali board of directors.

Dividends of Class V Common Stock (or dividends of securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Group common stock if the DHI Group has an inter-group interest in the Class V Group on the record date for any such dividend, but only if the sum of:

•	the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock to be so issued), and

•	the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for shares of Class V Common Stock then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group, is less than or equal to the Number of Retained Interest Shares.

Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock will be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of Denali that may be declared by the Denali board of directors from time to time with respect to the DHI Group common stock out of the assets or funds of Denali legally available therefor, except that in the event that any such dividend is paid in the form of shares of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of DHI Group common stock, holders of each class of DHI Group common stock will receive shares of such class of DHI Group common stock or securities convertible, exchangeable or exercisable for shares of such class of DHI Group common stock, as the case may be.

Discrimination between DHI Group Common Stock and Class V Common Stock

The Denali certificate does not provide for mandatory dividends. The Denali board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, or any other factor.

Voting Rights

Generally

Subject to of the terms of the Denali certificate, each holder of record of (1) Class A Common Stock will be entitled to 10 votes per share of Class A Common Stock; (2) Class B Common Stock will be entitled to 10 votes per share of Class B Common Stock; (3) Class C Common Stock will be entitled to one vote per share of Class C Common Stock; (4) Class D Common Stock will not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder will be entitled to one vote per share of Class D Common Stock); and (5) Class V Common Stock will be entitled to one vote per share of Class V Common Stock, in the case of each of (1) through (5), which is outstanding in his, her or its name on the books of Denali and which is entitled to vote. Subject to certain exceptions in the Denali certificate (including those described in “—Special Voting Rights of the Class V Common Stock” below), the holders of shares of all series of Denali common stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of Denali, except that the holders of Class A Common Stock (and no other series of Denali common stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other series of Denali common stock) will vote with respect to the election of Group III Directors. Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled, and the number of votes to which holders of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled.

Special Voting Rights of the Class V Common Stock

If Denali proposes to:

•	amend the Denali certificate (1) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (2) to make any amendment, change or alteration to the restrictions on corporate actions described under “—Restrictions on Corporate Actions,” in each case whether by merger, consolidation or otherwise; or

•	effect any merger or business combination as a result of which (1) the holders of all classes and series of Denali common stock will no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (2) the holders of Class V Common Stock do not receive consideration of the same type as the other series of Denali common stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate fair value of the outstanding Class V Common Stock over the 30-trading day period ending on the trading day preceding the date of the first public announcement of such merger or business combination to the aggregate fair value of the other outstanding series of Denali common stock over the same 30-trading day period (unless such securities are not publicly traded, in which case the aggregate fair value of such securities will be determined as of the fifth trading day of such period), then, in each case, such action will be subject to, and will not be undertaken unless, Denali has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates, which currently includes the MD stockholders, the MSD Partners stockholders and the SLP stockholders), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by Denali’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any such vote will be in addition to, and not in lieu of, any vote of the stockholders of Denali required by law to be taken with respect to the applicable action.

For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Denali bylaws (which establishes the Capital Stock Committee (as defined under “Description of Denali Capital Stock Following the Merger—Definitions” and described under “—Description of Denali Tracking Stock Policy—Capital Stock Committee”) will not be amended or repealed (1) by the stockholders of Denali unless such action has received the affirmative vote of the holders of record (other than shares held by Denali’s affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by Denali’s affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class and (ii) Denali common stock representing a majority of the aggregate voting power of Denali common stock present, in person or by proxy, at such meeting and entitled to vote thereon or (2) by any action of the Denali board of directors.

Except as otherwise described above, no class or series of Denali common stock will be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to the Denali certificate that (1) would increase (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of Denali, or (2) decrease (i) the number of authorized shares of common stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of Denali hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of Denali will be required for the approval of any such matter, except that, the foregoing will only apply to a proposed increase in the number of shares of Class V Common Stock authorized to be issued under the Denali certificate when such increase has received the approval of the Capital Stock Committee in such circumstances and as provided in the Denali bylaws.

Redemption for VMware Common Stock

At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, Denali may, at its option and subject to assets of Denali being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware, referred to as the Distributed VMware Shares, as provided in the Denali certificate. Each outstanding share of Class V Common Stock would be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this paragraph would occur on the date set forth in the public notice made pursuant to the applicable notice provisions of the Denali certificate, referred to as the Class V Group VMware Redemption Date. Denali will not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this paragraph without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with the foregoing.

Redemption for Securities of Class V Group Subsidiary

At any time shares of common stock of VMware do not comprise all of the assets of the Class V Group, Denali may, at its option and subject to assets of Denali being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of a wholly owned subsidiary of Denali, referred to as a Class V Group subsidiary, that holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group, except that the common stock received is the only outstanding equity security of such Class V Group subsidiary and that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group subsidiary to be delivered in such a redemption of each outstanding share of Class V Common Stock would be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (1) the product of (i) the number of outstanding shares of common stock of the Class V Group subsidiary and (ii) the Outstanding Interest Fraction, by (2) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”). Denali will not redeem shares of Class V Common Stock for shares of common stock of the Class V Group subsidiary as described above without redeeming all outstanding shares of Class V Common Stock in accordance with the foregoing.

Any such redemption will occur on a Class V Group Redemption Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) set forth in a notice to holders of Class V Common Stock pursuant to the applicable notice provisions of the Denali certificate.

If the Denali board of directors determines to effect a redemption of the Class V Common Stock as described above, shares of Class V Common Stock will be redeemed in exchange for common stock of the Class V Group subsidiary, as determined by the Denali board of directors, on an equal per share basis.

Dividend, Redemption or Conversion in Case of Class V Group Disposition

In the event of a disposition, in one transaction or a series of related transactions, by Denali and its subsidiaries (other than VMware and its subsidiaries) of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more persons (other than in one or a series of Excluded Transactions (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section), referred to as a Class V Group disposition, Denali will, on or prior to the 120th trading day following the consummation of such Class V Group disposition and in accordance with the applicable provisions of the Denali certificate, take the actions referred to below, as elected by the Denali board of directors:

•	Subject to the discussion below under “—Dividends—Dividends on Class V Common Stock,” Denali may declare and pay a dividend payable in cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate fair value equal to the Class V Group Allocable Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) of such Class V Group disposition (regardless of the form or nature of the proceeds received by Denali from the Class V Group disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Denali board of directors, with such dividend to be paid in accordance with the applicable provisions under “—Dividends.”

•

Provided that there are assets of Denali legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to the first bullet above in lieu of effecting the redemption provided for in this second bullet, Denali may apply an aggregate amount of cash or publicly traded securities (other than securities of Denali) or any combination thereof with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition (regardless of the form or nature of the proceeds received by Denali from the Class V Group disposition) as of the Class V Group Redemption Selection Date, referred to as the Class V Group Redemption Amount, to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds (as defined under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section) as set forth in the applicable notice provisions of the Denali certificate, except that if such Class V Group disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption as described in this second bullet will be a redemption of all outstanding shares of Class V Stock in exchange for an aggregate amount of cash or publicly traded securities (other than securities of Denali) or any combination thereof, with a fair value equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition, on an equal per share basis.

•	Provided that the Class C Common Stock is then traded on a U.S. securities exchange, Denali may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the Denali certificate into an aggregate number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the period of 10 consecutive trading days beginning on the 2nd trading day following the public announcement of the Class V Group Net Proceeds pursuant to the applicable notice provisions of the Denali certificate by (2) the average market value of one share of Class C Common Stock over the same 10-trading day period.

•	Provided that the Class C Common Stock is then traded on a U.S. securities exchange, Denali may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by the third bullet above with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in the first bullet above (in the case of a dividend) or the second bullet above (in the case of a redemption) (including the limitations specified in other sections of the Denali certificate referred to therein).

In the event the Denali board of directors elects the option pursuant to the fourth bullet above, the portion of the outstanding shares of Class V Common Stock to be converted into fully paid and non-assessable shares of Class C Common Stock will be determined by the Denali board of directors and will be so converted at the conversion rate determined in accordance with the third bullet above and Denali will (1) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions under “—Dividends” or (2) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, will be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group disposition in accordance with the fourth bullet above and any related adjustment to the Number of Retained Interest Shares, by (2) one minus a fraction, the numerator of which will be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with the fourth bullet above and the denominator of which will be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (1) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock will be redeemed for cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, with an aggregate fair value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with the fourth bullet above, such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions described under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed will be determined pursuant to the second bullet above, substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with the fourth bullet above, and such shares will be redeemed for cash, publicly traded securities (other than securities of Denali) or other assets, or any combination thereof, with an aggregate fair value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions under this “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” section). In the case of a redemption, the allocation of the cash, publicly traded securities (other than securities of Denali) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed will be made in the manner contemplated pursuant to the second bullet above.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition:”

•	“Excluded Transaction” means, with respect to the Class V Group:

•	the disposition by Denali of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding-up of Denali and the distribution of assets to stockholders as referred to under “—Liquidation and Dissolution;”

•	the disposition of the businesses, assets, properties, liabilities and preferred stock of the Class V Group as contemplated under “—Redemption for VMware Common Stock” or “—Redemption for Securities of Class V Group Subsidiary,” or otherwise to all holders of Class V Common Stock, divided among such holders on a pro rata basis in accordance with the number of shares of Class V Common Stock outstanding;

•	the disposition to any wholly owned subsidiary of Denali; or

•	a disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Denali’s affiliates), voting as a separate voting group.

•	“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group disposition, an amount, if any, equal to the fair value of what remains of the gross proceeds of such disposition to Denali after any payment of, or reasonable provision for, without duplication, (1) any taxes, including withholding taxes, payable by Denali or any of its subsidiaries (other than VMware and its subsidiaries) (currently, or otherwise as a result of the utilization of Denali’s tax attributes) in respect of such disposition or in respect of any resulting dividend or redemption pursuant to the first, second, third or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition;” (2) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; (3) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of Denali or any of its subsidiaries (other than VMware and its subsidiaries) incurred in connection with or resulting from such disposition or otherwise, and any liabilities for future purchase price adjustments; and (4) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

•	“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (1) the Class V Group Net Proceeds of such Class V Group disposition, by (2) the Outstanding Interest Fraction as of such date.

For purposes of the provisions described in this section “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the definition of “Class V Group Disposition”:

•	as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-fair value of the assets of the Class V Group as of such date;

•	in the case of a Class V Group disposition effected in a series of related transactions, such Class V Group disposition will not be deemed to have been consummated until the consummation of the last of such transactions;

•	if the Denali board of directors seeks the approval of the holders of Class V Common Stock entitled to vote thereon to qualify a Class V Group disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group disposition was consummated for purposes of making the determinations and taking the actions prescribed under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” and the applicable notice provisions of the Denali certificate, and no subsequent vote may be taken to qualify such Class V Group disposition as an Excluded Transaction; and

•	in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to the second or fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” at a time when the Number of Retained Interest Shares is greater than zero, Denali will attribute to the DHI Group concurrently with such redemption an aggregate amount, referred to as the Retained Interest Redemption Amount, of cash, securities (other than securities of Denali) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate fair value equal to the difference between (1) the Class V Group Net Proceeds and (2) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with the second and fourth bullets under “—Dividend, Redemption or Conversion in Case of Class V Group Disposition” (such attribution being referred to as the Retained Interest Partial Redemption). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in clause (2) of the second bullet of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions.” The Retained Interest Redemption Amount may, at the discretion of the Denali board of directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

Certain Adjustments to the Number of Retained Interest Shares

As set forth in more complete detail under the definition of Number of Retained Interest Shares as set forth under “Description of Denali Capital Stock Following the Merger—Definitions,” the Number of Retained Interest Shares as follows will from time to time be:

•	adjusted:

•	to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Class V Common Stock; and

•	upon the issuance of dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

•	decreased:

•	when Denali issues or sells shares of Class V Common Stock and the proceeds of such an issuance or sale are attributed to the DHI Group or issued as a dividend to the holders of DHI Group common stock;

•	in the case of an attribution of cash, securities (other than securities of Denali) to the DHI Group upon the redemption of shares of Class V Common Stock in connection a disposition of all or substantially all of the assets attributed to the Class V Group;

•	upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares; and

•	upon the transfer or allocation of assets from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, to the extent such assets were not exchanged for a reallocation of cash or other assets of the DHI Group (or in connection with an assumption by the DHI Group of liabilities of the Class V Group) having an equivalent fair market value;

•	increased:

•	in the case of a retirement or redemption of Class V Common Stock following (1) a purchase or redemption of such Class V Common Stock with funds attributed to the DHI Group, (2) a retirement or redemption of such Class V Common Stock owned by the DHI Group or (3) a conversion of such Class V Common Stock in connection with a disposition of all or substantially all of the assets attributed to the Class V Group;

•	upon the payment of a dividend to holders of Class V Common Stock consisting of shares of Class V Common Stock;

•	in the case of a deemed conversion, exchange or exercise of convertible securities into shares of Class V Common Stock; and

•	upon the transfer or allocation of assets from the DHI Group to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, to the extent such assets were not exchanged for a reallocation of cash or other assets of the Class V Group (or in connection with an assumption by the Class V Group of liabilities of the DHI Group) having an equivalent fair market value; and

•	increased or decreased:

•	under such other circumstances as the Denali board of directors determines appropriate or required by the other terms of the Denali certificate to reflect the economic substance of any other event or circumstance, except that each such adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Treatment of Convertible Securities

After any Class V Group Redemption Date or Class V Group Conversion Date (as defined under “Description of Denali Capital Stock Following the Merger—Definitions”) on which all outstanding shares of Class V Common Stock are redeemed or converted, each share of Class V Common Stock of Denali that is to be issued on exchange, conversion or exercise of any convertible securities will, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, Denali or the Denali board of directors or the holder of such convertible security:

•	in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to the second bullet under “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition” or “—Denali Common Stock—Redemption for Securities of Class V Group Subsidiary,” be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

•

in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to the third or fourth bullets under “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group

Disposition” or under “—Conversion—Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali,” be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence will not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption Class V Common Stock are otherwise made or applied pursuant to the provisions of such convertible securities.

Deemed Conversion of Certain Convertible Securities

To the extent convertible securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an inter-group interest in the Class V Group, in addition to making an adjustment pursuant to the second bullet of the third paragraph under “—Denali Common Stock—Dividends—Dividends on Class V Common Stock,” Denali may, when at any time such convertible securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such convertible securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to the third bullet of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions,” and must do so to the extent such convertible securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such convertible securities require payment of consideration for such conversion, exchange or exercise, the DHI Group will then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of convertible securities deemed converted, exchanged or exercised (and the Class V Group will be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such convertible securities were so considered converted, exchanged or exercised will be deemed held by the DHI Group and such convertible securities will no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of convertible securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise will be filed with the secretary of Denali and, upon such filing, such deemed conversion, exchange or exercise will be effectuated.

Certain Determinations by the Denali Board of Directors

Generally

The Denali board of directors will make such determinations with respect to (1) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (2) the application of the provisions of the Denali certificate to transactions to be engaged in by Denali and (3) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Denali common stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to under this section “—Certain Determinations by the Denali Board of Directors,” except that any of such determinations that would require approval of the Capital Stock Committee under the Denali bylaws will be effective only if made in accordance with the Denali bylaws. A record of any such determination will be filed with the records of the actions of the Denali board of directors.

•	Upon any acquisition by Denali or its subsidiaries (other than VMware and its subsidiaries) of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either the DHI Group or the Class V Group, the Denali board of directors will determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) will be for the benefit of the DHI Group or the Class V Group or both and, accordingly, will be attributed to such group or groups, in accordance with the definitions of DHI Group or Class V Group set forth above, as the case may be.

•	Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Denali board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued will reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Denali board of directors will determine, based on whether the cash or other assets paid in such repurchase was attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased will increase such Number of Retained Interest Shares.

•	Upon any issuance by Denali or any subsidiary thereof of any securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such convertible securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Denali board of directors will determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto will, in whole or in part, reduce such Number of Retained Interest Shares.

•	Upon any issuance of any shares of preferred stock (or stock other than Denali common stock) of any series, the Denali board of directors will attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Denali common stock) in the business of either the DHI Group or the Class V Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both groups, in such proportion as the Denali board of directors will determine.

•	Upon any redemption or repurchase by Denali or any subsidiary thereof of shares of preferred stock (or stock other than Denali common stock) of any class or series or of other securities or debt obligations of Denali, the Denali board of directors will determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased will be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Denali common stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each group.

•	Upon any transfer to either the DHI Group or the Class V Group of businesses, assets or properties attributed to the other group, the Denali board of directors will determine the consideration therefor to be attributed to the transferring group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions.”

•	Upon any assumption by either the DHI Group or the Class V Group of liabilities or preferred stock attributed to the other group, the Denali board of directors will determine the consideration therefor to be attributed to the assuming group in exchange therefor, including, without limitation, cash, securities or other property of the other group, or will decrease or increase the Number of Retained Interest Shares, as described in clause (4) of the second or third bullet, as the case may be, of the definition of “Number of Retained Interest Shares” under “Description of Denali Capital Stock Following the Merger—Definitions.”

Certain Determinations Not Required

Notwithstanding the foregoing provisions under “—Certain Determinations by the Denali Board of Directors” or any other provision in the Denali certificate, at any time when there are no shares of Class V Common Stock outstanding (or securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), Denali need not:

•	attribute any of the businesses, assets, properties, liabilities or preferred stock of Denali or any of its subsidiaries (other than VMware and its subsidiaries) to the DHI Group or the Class V Group; or

•	make any determination required in connection therewith, nor will the Denali board of directors be required to make any of the determinations otherwise required under “—Certain Determinations by the Denali Board of Directors,”

and in such circumstances the holders of the shares of DHI Group common stock outstanding will (unless otherwise specifically provided in the Denali certificate) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of Denali common stock.

Denali Board of Directors Determinations Binding

Any determinations made in good faith by the Denali board of directors under any provision described under “—Certain Determinations by the Denali Board of Directors” or otherwise in furtherance of the application of such provisions will be final and binding, except that any of such determinations that would require approval of the Capital Stock Committee under the Denali bylaws will be final and binding only if made in accordance with the Denali bylaws.

Conversion

Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock

At any time and from time to time, any holder of Class A Common Stock, Class B Common Stock or Class D Common Stock will have the right by written election to Denali to convert all or any of the shares of such class, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis, subject, in the case of any holder of Class D Common Stock, to any legal requirements applicable to such holder (including any applicable requirements under the HSR Act and any other applicable antitrust laws).

Upon any transfer of shares of Class A Common Stock or Class B Common Stock to any person, such shares shall automatically be converted into shares of Class C Common Stock on a one-for-one basis, except (1) a transfer to certain affiliated or related persons permitted under the Denali certificate, (2) in the case of the Class A Common Stock, (i) in a transfer pursuant to certain change of control transactions described in the Denali certificate or (ii) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Group common stock held by the MSD Partners stockholders and their permitted transferees greater than 50% of the outstanding shares of DHI Group common stock owned by the MSD Partners stockholders immediately following the closing of the merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the merger) to any person or group of affiliated persons or (3) in the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Group common stock held by the transferor and its permitted transferees greater than 50% of the outstanding shares of DHI Group common stock owned by the SLP stockholders immediately following the closing of the merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the merger) to any person or group of affiliated persons.

Denali will at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that will be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

Conversion of Class V Common Stock into Class C Common Stock at the Option of Denali

At the option of Denali, exercisable at any time the Class C Common Stock is then traded on a U.S. securities exchange, the Denali board of directors may authorize (the date the Denali board of directors makes such authorization being referred to as the Class V Conversion Determination Date) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable publicly traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage (as defined in “Description of Denali Capital Stock Following the Merger—Definitions”) as of the Class V Conversion Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period.

At the option of Denali, if certain tax events described in the Denali certificate occur, the Denali board of directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period ending on the trading day preceding the Class V Conversion Determination Date by (2) the average market value of a share of Class C Common Stock over the same 10-trading day period, except that such conversion will only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

If Denali determines to convert shares of Class V Common Stock into Class C Common Stock as described above, such conversion will occur on a Class V Group Conversion Date on or prior to the 45th day following the Class V Conversion Determination Date and will otherwise be effected pursuant to the applicable notice provisions of the Denali certificate.

Denali will not convert shares of Class V Common Stock into shares of Class C Common Stock as described above without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock as described above.

Material Differences in Rights between Class V Common Stock and Class C Common Stock

If Denali exercises its option to convert all outstanding shares of Class V Common Stock into shares of Class C Common Stock, such conversion would effectively eliminate Denali’s tracking stock structure because the holders of Class V Common Stock would upon conversion hold one of four series of DHI Group common stock, none of which, after such conversion, would be intended to track the performance of any distinct tracking groups. The relative economic interest and voting power the holders of Class V Common Stock would ultimately hold in Denali would be dependent on the relative values of the Class V Common Stock and Class C Common Stock at the time Denali exercises its conversion right and the Applicable Conversion Percentage at the time, as described above.

Upon conversion, holders would no longer have special class voting rights (see “—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock”) or be subject to certain redemption or conversion provisions related to the Class V Group (see “—Denali Common Stock—Redemption for VMware Common Stock,” “—Denali Common Stock—Redemption for Securities of Class V Group Subsidiary” and “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition”). Additionally, there would no longer be a Capital Stock Committee or a tracking stock policy (see “Management of Denali After the Merger—Committees of the Board of Directors—Capital Stock Committee” and “Description of Denali Tracking Stock Policy”).

The following chart sets forth certain material differences in rights between the Class V Common Stock and the Class C Common Stock. For a more complete description of these differences, see this “Description of Denali Capital Stock Following the Merger” and “Comparison of Rights of Denali Stockholders and EMC Shareholders.”

Class V Common Stock	Class C Common Stock

Dividends

• Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (1) the assets of Denali legally available therefor and (2) the Class V Group Available Dividend Amount.	• Dividends on Class C Common Stock (following the conversion of Class V Common Stock into Class C Common Stock) may be declared and paid only out of the assets of Denali legally available therefor.

•    The Denali board of directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Group common stock, in equal or unequal amounts, or only on the DHI Group common stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Group common stock or the Class V Common Stock, or any other factor.

•    The holders of Class C Common Stock will be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of Denali that may be declared by the Denali board of directors from time to time with respect to any series of DHI Group common stock, except in limited circumstances. See “—Denali Common Stock—Dividends—Dividends on DHI Group Common Stock.”

Voting Rights

•    One vote per share, voting together with the holders of shares of all series of Denali common stock as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by all the stockholders of Denali.

•    One vote per share, voting together with the holders of shares of all series of Denali common stock as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by all the stockholders of Denali.

•    The holders of Class V Common Stock also have certain special class voting rights related to the Class V Group as described under “—Denali Common Stock—Voting Rights—Special Voting Rights of the Class V Common Stock” above.

• No special class voting rights, except as provided by Delaware law.

Special Dividend, Redemption and Conversion Rights Related to Class V Group

•    Holders of Class V Common Stock have certain special dividend, redemption and conversion rights related to the Class V Group as described under “—Denali Common Stock—Redemption for VMware Common Stock,” “—Denali Common Stock—Redemption for Securities of Class V Group Subsidiary” and “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition” above.

•    No special dividend, redemption or conversion rights related to the DHI Group exist. Following the conversion of Class V Common Stock into Class C Common Stock, Denali will no longer track the Groups separately.

Class V Common Stock	Class C Common Stock

Liquidation and Dissolution

•    In the event of a liquidation, dissolution or winding-up of Denali, the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will be entitled to receive their proportionate interests in the assets of Denali available for distribution to holders of common stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Group common stock and Class V Common Stock.

•    Following the conversion of Class V Common Stock into Class C Common Stock, in the event of a liquidation, dissolution or winding-up of Denali, the holders of shares of Class C Common Stock will be entitled to receive their proportionate interests in the assets of Denali available for distribution to holders of all Denali common stock in proportion to the respective number of shares of Denali common stock they hold.

Transfer Taxes

Denali will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Denali common stock pursuant to the Denali certificate. Denali will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Denali common stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to Denali or its transfer agent the amount of any such tax, or has established to the satisfaction of Denali or its transfer agent that such tax has been paid.

Liquidation and Dissolution

Generally

In the event of a liquidation, dissolution or winding-up of Denali, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of Denali and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of Denali (regardless of whether the shares are to be attributed to the DHI Group or the Class V Group), the holders of shares of DHI Group common stock and the holders of shares of Class V Common Stock will be entitled to receive their proportionate interests in the assets of Denali remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Group common stock and Class V Common Stock.

Neither (1) the consolidation or merger of Denali with or into any other person or persons, (2) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of Denali nor (3) the sale, transfer or lease of all or substantially all of the assets of Denali will itself be deemed to be a liquidation, dissolution or winding-up of Denali.

Liquidation Units

The liquidation units per share of Class V Common Stock in relation to the DHI Group common stock will be as follows:

•	each share of DHI Group common stock will have one liquidation unit; and

•	each share of Class V Common Stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (1) the average market value of a share of Class V Common Stock over the 10-trading day period commencing on (and including) the first trading day on which the Class V Common Stock trades in the regular way market on the NYSE, which we expect to occur on the first trading day after completion of the merger) by (2) the fair value of a share of Class C Common Stock, determined as of the fifth trading day of such period by the Denali board of directors;

except that if Denali, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Denali board of directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

The Denali board of directors currently receives quarterly third party valuations of its common stock, and Denali expects that the Denali board of directors will continue to receive such valuations following the completion of the merger. The Denali board of directors therefore expects that its determination of the fair value of a share of Class C Common Stock as provided in clause (2) above will be based on the most recently completed such valuation and such other factors as the Denali board of directors determines are relevant. No approval of the Capital Stock Committee will be required for this determination.

To illustrate this provision, assuming the average market value of a share of Class V Common Stock over the 10-trading day period described above was equal to $52.03, the closing price of VMware Class A common stock on April 1, 2016, and the fair value of a share of Class C Common Stock as of the fifth trading day described above was determined by the Denali board of directors to be $27.50, the per-share price to be paid by investors purchasing Class C Common Stock under the common stock purchase agreements, then each share of Class C Common Stock would have one liquidation unit and each share of Class V Common Stock would have 1.89200 liquidation units, subject to any adjustments from time to time as described above, based on the following calculation:

$52.03

----------  =  1.89200 liquidation units

$27.50

The foregoing example is hypothetical and is only intended to provide investors an illustrative example of how the number of liquidation units per share of Class V Common Stock will be determined. Although a recent market price of the VMware Class A common stock was used for purposes of this illustration, Denali does not expect the market prices of the Class V Common Stock and the VMware Class A common stock to be directly correlated due to the different characteristics of the Class V Common Stock as described elsewhere in this proxy statement/prospectus.

Whenever an adjustment is made to the number of liquidation units, Denali will promptly thereafter prepare and file a statement of such adjustment with the secretary of Denali. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

Restrictions on Corporate Actions

From the completion of the merger through the two-year anniversary of the completion of the merger, Denali and its subsidiaries (other than VMware and its subsidiaries) will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Exchange Act, in each case, unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with Denali for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

For so long as any shares of Class V Common Stock remain outstanding, Denali will not authorize or issue any class or series of common stock (other than (1) Class V Common Stock or (2) Denali common stock with an inter-group interest in the Class V Group) intended to reflect an economic interest of Denali in assets comprising the Class V Group, including common stock of VMware.

Preemptive Rights

Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, no holder of shares of stock of Denali will have any preemptive or other rights, except as such rights are expressly provided by the Denali stockholders agreement or other contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of Denali, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Denali board of directors to such persons, and on such terms and for such lawful consideration, as in its discretion it will deem advisable or as to which Denali will have by binding contract agreed.

The Denali stockholders agreement will provide that, prior to an initial underwritten public offering of DHI Group common stock, each of the MD stockholders, the MSD Partners stockholders and the SLP stockholders will be entitled to participate in any issuance by Denali of DHI Group common stock on a pro rata basis on the same terms and conditions and at the same price per share. This participation right is subject to certain customary exceptions.

Transfer Agent

The transfer agent and registrar for shares of Class V Common Stock will be American Stock Transfer & Trust Company, LLC.

Listing of Class V Common Stock

It is a condition to the completion of the transaction that the shares of Class V Common Stock to be issued in the transaction be approved for listing on the NYSE or Nasdaq, subject to official notice of issuance.

Definitions

For purposes of the Denali certificate and Denali bylaws, the following terms have the meanings set forth below:

•	“Applicable Conversion Percentage” means (1) from the first date the Class C Common Stock is traded on a U.S. securities exchange until the first anniversary thereof, 120%, (2) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (3) from and after the second anniversary of such date, 110%.

•	“Capital Stock Committee” means the standing committee of the Denali board of directors as provided for in the Denali bylaws.

•	“Class V Group” means, as of any date:

•	the direct and indirect economic rights of Denali in all of the shares of common stock of VMware owned by Denali as of immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the completion of the merger and as will be determined by the Denali board of directors; and

•	all net income and net losses arising in respect of the foregoing, including dividends received by Denali with respect to common stock of VMware, and the proceeds of any disposition of any of the foregoing;

except that the Class V Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the merger for which fair value of the proceeds has been allocated to the Class V Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such disposition, (3) any assets, liabilities or businesses transferred or allocated after the completion of the merger from the Class V Group to the DHI Group, from and after the date of such transfer or allocation or (4) any Retained Interest Dividend Amount or Retained Interest Redemption Amount (each as defined above under “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition”), from and after the date of such transfer or allocation.

•	“Class V Group Conversion Date” means any date and time fixed by the Denali board of directors for a conversion of shares of Class V Common Stock pursuant to the Denali certificate.

•	“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Denali board of directors on which shares of Class V Common Stock are to be selected for exchange pursuant to the Denali certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

•	“Class V Group Redemption Date” means any date and time fixed by the Denali board of directors for a redemption of shares of Class V Common Stock pursuant to the Denali certificate.

•	“Class V Group Redemption Selection Date” means the date and time fixed by the Denali board of directors on which shares of Class V Common Stock are to be selected for redemption pursuant to the Denali certificate (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

•	“DHI Group” means, as of any date:

•	the direct and indirect interest of Denali and any of its subsidiaries (including EMC, but excluding VMware and its subsidiaries) immediately following the completion of the merger in all of the businesses, assets (including the VMware intercompany notes), properties, liabilities and preferred stock of Denali and any of its subsidiaries (other than VMware and its subsidiaries), other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the immediately following the completion of the merger;

•	all assets, liabilities and businesses acquired or assumed by Denali or any of its subsidiaries (other than VMware and its subsidiaries) for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Group common stock, convertible securities convertible into or exercisable or exchangeable for shares of DHI Group common stock, or indebtedness or Denali preferred stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any inter-group interest in the Class V Group), in each case, after the completion of the merger and as determined by the Denali board of directors;

•	all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing; and

•	an inter-group interest in the Class V Group equal to one minus the Outstanding Interest Fraction as of such date;

except, that the DHI Group will not include (1) any assets, liabilities or businesses disposed of after the completion of the merger for which fair value of the proceeds has been allocated to the DHI Group, (2) any assets, liabilities or businesses disposed of by dividend to holders of DHI Group common stock or in redemption of shares of DHI Group common stock, from and after the date of such disposition or (3) any assets, liabilities or businesses transferred or allocated after the completion of the merger from the DHI Group to the Class V Group (other than through the inter-group interest in the Class V Group, if any, pursuant to clause (4) above), from and after the date of such transfer or allocation.

•	“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with the Denali certificate, which will be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by Denali and its subsidiaries (other than VMware and its subsidiaries) immediately following the completion of the merger date minus the number of shares of Class V Common Stock to be issued in the merger and will from time to time thereafter be (without duplication):

•	adjusted, if before such adjustment such number is greater than zero, as determined by the Denali board of directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

•	decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Denali board of directors (without duplication): (1) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by Denali, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Group common stock pursuant to the second paragraph under “—Denali Common Stock—Dividends—Dividends on DHI Group Common Stock;” (2) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to the second or fourth bullets of “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group Disposition,” by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (3) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any convertible securities that, immediately prior to the issuance or sale of such convertible securities, were included in the Number of Retained Interest Shares and (4) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the aggregate fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such transfer or allocation;

•

increased, by action of the Denali board of directors, (1) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (i) following their purchase or redemption with funds or other assets attributed to the DHI Group, (ii) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (iii) following their conversion into shares of Class C Common Stock pursuant to the third or fourth bullets of “—Denali Common Stock—Dividend, Redemption or Conversion in Case of Class V Group

Disposition;” (2) in accordance with the applicable provisions of the second bullet of the third paragraph under “—Denali Common Stock—Dividends—Dividends on Class V Common Stock;” (3) the number of shares of Class V Common Stock into or for which convertible securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to “—Deemed Conversion of Certain Convertible Securities” and (4) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (i) the fair value, as of a date within 90 days of the determination to be made pursuant to this clause (4), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (ii) the fair value of a share of Class V Common Stock as of the date of such contribution; and

•	increased or decreased under such other circumstances as the Denali board of directors determines to be appropriate or required by the other terms of the Denali certificate to reflect the economic substance of any other event or circumstance, except that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

DESCRIPTION OF DENALI TRACKING STOCK POLICY

The description set forth below of the Denali Tracking Stock Policy does not purport to be complete and is qualified in its entirety by reference to the Denali Tracking Stock Policy, a copy of which is attached as Annex D to this proxy statement/prospectus. All stockholders are urged to read the Denali Tracking Stock Policy carefully in its entirety.

General Policy

The Class V Group is intended initially to reflect the direct and indirect economic rights of Denali in the shares of Class A Common Stock, par value $0.01 per share, of VMware, and shares of Class B Common Stock, par value $0.01 per share, of VMware, in each case as owned indirectly by Denali immediately following completion of the merger as a result of Denali’s acquisition of EMC. As of the date of this proxy statement/prospectus, EMC owns 43,025,000 shares of Class A Common Stock of VMware and 300,000,000 shares of Class B Common Stock of VMware. From time to time, the Denali board of directors may allocate and reallocate assets and liabilities attributed to the Class V Group and the DHI Group, subject to the limitations set forth in the Denali certificate, the Denali bylaws and as set forth in the Denali Tracking Stock Policy. Any such allocation or reallocation of assets and/or liabilities between the Groups, and the impact thereof, would be reflected in the unaudited financial information that we will provide in our periodic filings with the SEC, which will show the attribution of our assets, liabilities, revenue and expenses to the Class V Group in accordance with our tracking stock policy. Any such allocation or reallocation, and any other matter discussed under “—Relationship between the DHI Group and the Class V Group” below, would not change the relative economic interests of the holders of Class V Common Stock and the holders of DHI Group common stock in the Class V Group (initially approximately 65% and 35%, respectively), unless such allocation or reallocation involved a transfer of assets or liabilities from one group to the other in return for an increase or decrease, as the case may be, of the DHI Group’s retained interest in the Class V Group as discussed below.

The Denali Tracking Stock Policy provides that all material matters as to which the holders of DHI Group common stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Denali board of directors and, where expressly provided in the Denali Tracking Stock Policy or in the Denali bylaws, the Capital Stock Committee (as described under “—Capital Stock Committee”) determine in accordance with such directors’ business judgment to be in the best interests of Denali and its stockholders as a whole.

To the extent the Denali Tracking Stock Policy conflicts with any agreement that may exist from time to time between VMware and EMC, referred to collectively herein as the EMC/VMware Agreements, the terms of such EMC/VMware Agreement will control, and will be deemed consistent with the Denali Tracking Stock Policy.

Amendment and Modification

The Denali board of directors may not change the policies set forth in the Denali Tracking Stock Policy without the approval of the Capital Stock Committee, subject to certain limitations. The Denali board of directors also may not, without the approval of the Capital Stock Committee, adopt additional policies or make exceptions with respect to the application of the policies described in the Denali Tracking Stock Policy in connection with particular facts and circumstances, all as the Denali board of directors may determine in accordance with its business judgment to be in the best interests of Denali and its stockholders as a whole. Any decision by the Denali board of directors to amend, modify or rescind the Denali Tracking Stock Policy will require the approval of the Capital Stock Committee and will be final, binding and conclusive.

Corporate Opportunities

Allocation

The Denali Tracking Stock Policy provides that the Denali board of directors will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group, in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of Denali and its stockholders as a whole, which may involve the consideration of a number of factors that the Denali board of directors determines to be relevant including, without limitation:

•	whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of the business of either the DHI Group or the Class V Group;

•	whether the DHI Group or the Class V Group is better positioned to undertake or have allocated to it that business opportunity or operation or acquired asset or business; and

•	existing contractual agreements and restrictions.

No Prohibition

The DHI Group and the Class V Group will not be prohibited from:

•	engaging in the same or similar business activities or lines of business as the other group;

•	doing business with any potential or actual supplier, competitor or customer of the other group; or

•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other group.

No Duty, Responsibility or Obligation

In addition, neither Denali nor the DHI Group or the Class V Group will have any duty, responsibility or obligation:

•	to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that is, from its nature, in the line of either group’s business and is of practical advantage to either group;

•	to have one group provide financial support to the other group; or

•	otherwise to have one group assist the other group.

Relationship between the DHI Group and the Class V Group

The Denali Tracking Stock Policy provides that Denali will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

Commercial Inter-Group Transactions

All material commercial transactions in the ordinary course of business between the groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither group is under any obligation to use or make available to its customers services provided by the other group, and each group may use or make available to its customers services provided by a competitor of the other group.

Other Transfers of Assets and Liabilities

To the extent not governed under “—General Policy,” the Denali board of directors may not, without the approval of the Capital Stock Committee, otherwise allocate and reallocate assets and liabilities from one group to the other. Any such reallocation will be effected by:

•	the reallocation of assets or consideration (including services) of the transferor group to the transferee group and/or of liabilities of the transferor group to the transferee group;

•	in the case of a reallocation of assets, the creation of inter-group debt owed by the transferee group to the transferor group or the reduction of inter-group debt owed by the transferor group to the transferee group;

•	in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares;

•	in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

•	a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Denali certificate to the extent applicable and otherwise by the Denali board of directors, but only with the approval of the Capital Stock Committee, in each case in good faith in accordance with such directors’ business judgment.

From and after any allocation or reallocation of assets and liabilities to or from the Class V Group, the financial impact of any such allocation or reallocation will be reflected in the quarterly and annual unaudited financial information for the Class V Group that Denali intends to provide on an ongoing basis in its filings with the SEC.

Treasury and Cash Management Policies

Upon the completion of the merger, all of the debt and preferred stock of Denali and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) will be allocated to the DHI Group. Thereafter, the following will apply:

•	Denali will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, subject to certain exceptions. Repurchases or repayment of debt or preferred stock will be charged to the group to which such debt or preferred stock was allocated.

•	Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, will bear interest at a rate at which Denali could borrow such funds. Debt attributed to the DHI Group will bear interest at a rate equal to the difference between Denali’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries).

•	Denali will attribute each future issuance of DHI Group common stock and the proceeds thereof to the DHI Group and will attribute each future issuance of Class V Common Stock and the proceeds thereof to the Class V Group, except in respect of such issuances resulting in a reduction in the DHI Group’s inter-group interest in the Class V Group.

•

Dividends on DHI Group common stock will be charged against the DHI Group, and dividends on Class V Common Stock will be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, Denali will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

•	Repurchases of DHI Group common stock will be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Denali board of directors in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares will not be changed as a result thereof.

•	Denali will account for all cash transfers from one group to or for the account of the other group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-group revolving credit loans unless (1) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (2) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest Shares, or (3) the Denali board of directors determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when Denali will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-group revolving credit loan. The Denali directors will make such a determination in the exercise of their business judgment at the time of such transfer based upon all relevant circumstances. Factors the Denali board of directors may consider include, without limitation, the current and projected capital structure of each group; the financing needs and objectives of the recipient group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

•	Cash transfers accounted for as inter-group loans will bear interest at the rates described in the first bullet above. In addition, any cash transfer accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which Denali could borrow such funds.

•	Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution will correspondingly increase the Class V Group’s equity account and the Number of Retained Interest Shares.

•	Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares will correspondingly reduce the Class V Group’s equity account and the Number of Retained Interest Shares.

•	In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise will be allocated to the DHI Group and the Number of Retained Interest Shares will be correspondingly reduced.

Intangible Assets

Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by Denali in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. The Denali Tracking Stock Policy provides that these assets will be attributed to the respective groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group. Such assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each group.

Dividend Policy

Subject to the limitations on dividends set forth in the Denali certificate and to applicable law, the holders of DHI Group common stock and the holders of Class V Common Stock will be entitled to receive dividends on their respective series of stock when, as and if the Denali board of directors authorizes and declares such dividends.

Denali does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Denali board of directors will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of Denali as a whole, and other factors that the Denali board of directors considers relevant.

Financial Reporting; Allocation Matters

Financial Reporting

Denali will prepare and include in its periodic filings with the SEC consolidated financial statements of Denali and unaudited financial information that will show the attribution of Denali’s assets, liabilities, revenue and expenses to the Class V Group in accordance with the Denali Tracking Stock Policy for so long as the Class V Common Stock is outstanding. For purposes of the unaudited financial information, the Class V Group will be allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time.

Shared Services and Support Activities

If the Class V Group is allocated operating assets, Denali will directly charge specifically identifiable corporate overhead and other costs to the Class V Group. Where determinations based on specific usage alone are impracticable, Denali will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in, and total revenues generated by, each group.

Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of the DHI Group or the Class V Group will be attributed to that group in the reasonable discretion of the Denali board of directors. Tax items that are attributable to a group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both groups, such taxes and tax benefits will be attributed to each group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each group. Such allocation to or from a group is intended to reflect its actual effect, whether positive or negative, on Denali’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a group generating those benefits but can be used to reduce the tax liability of the other group will be credited to the group that generated those benefits, and a corresponding amount will be charged to the group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each group may not necessarily be the same as that which would have been payable or refundable had that group filed separate income tax returns.

EMC, VMware and the other entities included in Denali’s consolidated tax group are parties to a tax sharing agreement. The tax sharing agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of Denali’s or EMC’s affiliated group. Any payments made pursuant to the tax sharing agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment will offset the applicable charge or credit, as determined in the reasonable discretion of the Denali board of directors.

The DHI Group will be allocated any tax liability of Denali or its subsidiaries resulting from the Class V Common Stock issued in connection with the closing of the merger being treated as other than stock of Denali or the deemed disposition of assets of the Class V Group resulting from the issuance of Class V Common Stock in connection with the closing of the merger, except that any such tax liability will be allocated to the Class V Group to the extent such tax liability results from certain types of changes in U.S. federal income tax law or comparable changes in state or local income tax laws after the effective time of the merger, referred to as a post-change tax liability. Nevertheless, to the extent such post-change tax liability reasonably could have been avoided by the conversion of Class V Common Stock into Class C Common Stock by Denali after the occurrence of a “Tax Event” pursuant to the Denali certificate and (1) Denali has not so converted the Class V Common Stock or (2) has so converted the Class V Common Stock but failed to use its reasonable best efforts to list the Class C Common Stock for trading on the NYSE or Nasdaq, all of such post-change tax liability will be allocated to the DHI Group and not the Class V Group.

Capital Stock Committee

Upon the completion of the merger, Denali will amend its bylaws to establish a standing committee of the Denali board of directors known as the Capital Stock Committee, which will consist of at least three members, and will at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed (or if the Class V Common Stock is not so listed, then of a company listed on the NYSE). Pursuant to the merger agreement, representatives of Denali will consult with the chairman of the EMC board of directors concerning the initial three members of the Capital Stock Committee. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee.

The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Denali bylaws and in the Denali Tracking Stock Policy, and such other powers, authority and responsibilities as the Denali board of directors may grant to such committee, which will include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties. See “Management of Denali After the Merger—Committees of the Board of Directors—Capital Stock Committee” for further detail on the powers, authority and responsibilities as are set forth in the Denali bylaws.

To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Group common stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Denali board of directors) of the value at grant of all such compensation will consist of Class V Common Stock or options thereon.

In making determinations in connection with the Denali Tracking Stock Policy, the members of the Denali board of directors and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Denali board of directors and of the Capital Stock Committee, in performing their duties in connection with the matters covered by the Denali Tracking Stock Policy, will be fully protected in relying in good faith upon the records of Denali and upon such information, opinions, reports, advice or statements presented to Denali, the Denali board of directors or the Capital Stock Committee by any of Denali’s officers or employees, or other committees of the Denali board of directors, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of Denali, the Denali board of directors or the Capital Stock Committee.

COMPARISON OF RIGHTS OF DENALI STOCKHOLDERS AND EMC SHAREHOLDERS

The rights of EMC shareholders are currently governed by the EMC articles, the EMC bylaws, the MBCA and other Massachusetts laws related to corporations. Upon completion of the merger, the rights of EMC shareholders who become stockholders of Denali in the merger will be governed by the Denali certificate, the Denali bylaws, the DGCL and other Delaware laws related to corporations. While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a Massachusetts corporation, there are certain differences.

Note that Delaware law commonly refers to “stockholders” of a corporation, while Massachusetts law commonly refers to “shareholders.” These distinctions do not have any substantive significance. For purposes of this proxy statement/prospectus, holders of Denali common stock are referred to as “stockholders,” and holders of EMC common stock are referred to as “shareholders.”

The following description summarizes significant differences that may affect the rights of stockholders of Denali and shareholders of EMC. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the Denali certificate, the Denali bylaws, the EMC articles, the EMC bylaws, the DGCL, the MBCA and other corporation-related laws of Delaware and Massachusetts to the extent they relate to corporations organized in such states for a more complete understanding of the differences between being a stockholder of Denali and a shareholder of EMC. EMC has filed with the SEC the governing documents referenced in this comparison of stockholder rights, and the Denali certificate and Denali bylaws are attached to this proxy statement/prospectus as Annexes B and C, respectively. Denali and EMC will send copies of these governing documents referenced in this comparison of stockholder rights to you, without charge, upon your request. See “Where You Can Find More Information” for information on how you can obtain copies of the incorporated documents or view them via the Internet.

Authorized Capital Stock

Denali. Under the Denali certificate, Denali’s authorized capital stock will consist of 2,143,025,308 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. There will be five series of authorized common stock, including 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock and 343,025,308 shares of Class V Common Stock.

EMC. The total authorized shares of capital stock of EMC consists of 6,000,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Economic Terms of Common Stock

Denali. The Class V Common Stock is intended to track the economic performance of the Class V Group, which represents a portion of Denali’s business; however, there can be no assurance that the market price of the Class V Common Stock will, in fact, reflect the performance of such economic interest. The DHI Group common stock is intended to track the economic performance of the rest of Denali’s business, including the DHI Group’s retained interest in the Class V Group.

EMC. EMC has only one class of common stock. Shares of EMC’s common stock are not limited to tracking the separate economic performance of a portion of EMC’s business.

Voting Rights

Denali. Delaware law provides that stockholders entitled to vote will have one vote for each share of stock owned by them, unless otherwise provided in a company’s certificate of incorporation, which may provide for more or less than one vote per share. Under the Denali certificate, subject to provisions in the Denali certificate related to the election, removal and filling of vacancies in respect of directors, each holder of record of Class V Common Stock will be entitled to one vote per share of Class V Common Stock. Holders of Class A Common Stock and Class B Common Stock will be entitled to 10 votes per share of Class A Common Stock or Class B Common Stock, as applicable and holders of Class C Common Stock will be entitled to one vote per share of Class C Common Stock. Holders of Class D Common Stock will not vote on any matters except to the extent required under Delaware law (in which case such holders will be entitled to one vote per share of Class D Common Stock). Immediately following the completion of the merger, it is expected that the number of votes to which holders of Class V Common Stock would be entitled will represent approximately 4% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class A Common Stock would be entitled will represent approximately 73% of the total number of votes to which all holders of Denali common stock would be entitled, the number of votes to which holders of Class B Common Stock would be entitled will represent approximately 23% of the total number of votes to which all holders of Denali common stock would be entitled, and the number of votes to which holders of Class C Common Stock would be entitled will represent less than 1% of the total number of votes to which all holders of Denali common stock would be entitled. The Denali certificate does not provide for cumulative voting.

Holders of Class V Common Stock will vote together with the DHI Group common stock as a single class except in certain limited circumstances under which the holders of Class V Common Stock will have the right to vote as a separate class, including the right to vote as a separate class (1) to approve certain changes to the Denali certificate that (i) would adversely alter or change the powers, preferences or special rights of the shares of Class V Common Stock or (ii) would change or alter certain restrictions on corporate actions, (2) to approve any merger or business combination pursuant to which (i) the holders of Denali common stock would not own at least 50% of the voting power of the surviving corporation or the parent corporation of the surviving corporation and (ii) the holders of Class V Common Stock would not receive the same type of consideration as the other series of common stock in an aggregate amount equal to or greater in value than the proportion of the average of the aggregate fair market value of the outstanding Class V Common Stock over the prior thirty day trading period to the aggregate fair market value of the other outstanding series of Denali common stock over the same thirty day trading period and (3) to approve the amendment or repeal of the provisions in the Denali bylaws that establish the Capital Stock Committee. In addition, the Group II Directors of Denali will be elected solely by the holders of Class A Common Stock voting as a separate class, and the Group III Directors of Denali will be elected solely by the holders of Class B Common Stock voting as a separate class.

EMC. Massachusetts law provides that shareholders entitled to vote will have one vote for each share of stock owned by them. Massachusetts law also allows a corporation with two or more classes of stock to specify in its articles of organization different voting powers for the different classes of stock. EMC has only one class of common stock. Each holder of EMC common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Board of Directors—Number, Election and Removal of Directors and Filling Vacancies

Denali. The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors, as fixed by the corporation’s bylaws or certificate of incorporation. The DGCL further provides that directors of Denali may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors; however, whenever the holders of any class or series of stock are entitled to elect one or more directors by a corporation’s certificate of incorporation, in respect of the removal without cause of any directors so elected, the right to remove such directors without cause by the holders of a majority of shares entitled to vote at an election of directors applies only to the vote of the holders of the outstanding shares of that class or series entitled to elect such directors and not to the vote of the outstanding shares of the corporation as a whole.

In respect of vacancies, the DGCL provides that, unless otherwise provided by the corporation’s certificate of incorporation or bylaws, a vacancy or newly created directorship resulting from an increase in the number of directors may be filled by a majority of directors then in office, even if less than a quorum, or by the vote of the stockholders. Pursuant to the DGCL, whenever the holders of any class or series of stock are entitled to elect one or more directors by a corporation’s certificate of incorporation, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office. Also pursuant to the DGCL, if, at the time of filling any vacancy or newly created directorship, the number of directors then in office represents less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware may, upon application of stockholders holding at least 10% of the voting stock outstanding having the right to vote for such directors, order an election to fill vacancies or newly created directorships, or replace directors chosen by the board of directors then in office to fill vacancies or newly created directorships.

Following the completion of the merger, Denali’s stockholders will be entitled to elect, remove and fill vacancies in respect of members of the Denali board of directors as follows:

•	Group I Directors. The Group I Directors will initially number three. The holders of Denali common stock (other than the holders of Class D Common Stock) voting together as a single class, will be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors can be increased (to no more than seven) or decreased (to no less than three) by action of the Denali board of directors that includes the affirmative vote of (1) a majority of the Denali board of directors, (2) a majority of the Group II Directors and (3) a majority of the Group III Directors. Any newly created directorship on the Denali board of directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the Denali board of directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Denali board of directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Denali common stock (other than the Class D Common Stock) voting together as a single class, will be entitled remove any Group I Director with or without cause at any time. In the event that the Denali board of directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven, the number of Group I Directors will automatically be increased to such number as is necessary to ensure that the voting power of the Denali board of directors is equal to an aggregate of seven votes (assuming, for each such calculation, full attendance by each director). The number of votes the Group I Directors, the Group II Directors and the Group III Directors are respectively entitled to is described below.

•	Group II Directors. The Group II Directors will initially number one. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock will have the right, voting separately as a class, to elect up to three Group II Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock described in this paragraph will immediately terminate and no right to elect Group II Directors will thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class A Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group II Directors, such vacancy will only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a class. The holders of Class A Common Stock, voting separately as a class, will be entitled to remove any Group II Director with or without cause at any time.

•	Group III Directors. The Group III Directors will initially number two. Until a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock will have the right, voting separately as a class, to elect up to three Group III Directors, and, voting separately as a class, will solely be entitled to elect, vote to remove without cause or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock described in this paragraph will immediately terminate and no right to elect Group III Directors will thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a class, or decreased (to no less than one) by vote of the holders of Class B Common Stock, voting separately as a class. In the case of any vacancy or newly created directorship occurring with respect to the Group III Directors, such vacancy or newly created directorship will only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a class. The holders of Class B Common Stock, voting separately as a class, will be entitled to remove any Group III Director with or without cause at any time.

Elections of the members of the Denali board of directors will be held annually at the annual meeting of Denali stockholders and each director will be elected for a term commencing on the date of that director’s election and ending on the earlier of (1) the date that director’s successor is elected and qualified, (2) the date of that director’s death, resignation, disqualification or removal, (3) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class A Common Stock and (4) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”) with respect to the Class B Common Stock.

It is expected that the Denali board of directors will delegate to an executive committee consisting entirely of at least one Group II Director and one Group III Director a substantial portion of the Denali board of directors’ power and authority over most corporate matters not directly related to the Class V Common Stock or shares of VMware common stock held by EMC, excluding activities of the audit committee. Matters directly related to the Class V Common Stock will be managed by or under the direction of the Denali board of directors and the Capital Stock Committee as described under “Description of Denali Tracking Stock Policy.” The voting power of the Group II Directors and Group III Directors on the executive committee will be proportionate to their respective voting power on the Denali board of directors.

EMC. The MBCA requires classification of a public corporation’s board of directors into three classes, each having a three-year term, unless the directors vote to have the corporation be exempt from such requirement or the shareholders elect to have the corporation be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. The MBCA further requires that the number of directors be determined as set forth in the corporation’s articles of organization or bylaws. In addition, whenever there is more than one shareholder of the corporation, there must be at least three directors, except if there are two shareholders then the number of directors may not be less than two.

The EMC board of directors currently consists of eleven members and is not classified. The EMC bylaws state that the number of directors will be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but will not be less than three if there are more than two shareholders. There is no upper limit to the number of directors under the EMC bylaws.

The EMC bylaws provide that other than in a Contested Election Meeting, a nominee for director will be elected at a meeting of shareholders at which a quorum is present if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). Pursuant to the EMC articles and bylaws, in a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such meeting. In this context, a Contested Election Meeting is a meeting of shareholders where there are more persons nominated for election than there are directors to be elected, as of a date determined in accordance with the EMC bylaws.

Per the MBCA, if a public corporation’s board of directors is not classified, shareholders may remove directors with or without cause, unless otherwise provided in its articles of organization or bylaws. The EMC bylaws provide that directors of EMC may be removed from office, but only for cause (as defined in the MBCA), by vote of the holders of a majority of shares entitled to vote at an election of directors and only at a shareholder meeting called for the purpose of removing the director or directors where the notice of the meeting states that such removal is the purpose or one of the purposes of the meeting. Additionally, pursuant to the MBCA, EMC directors may be removed for cause by directors by vote of a greater of a majority of directors then in office or the number of directors required under the EMC articles or bylaws to take action on a matter before the board, in either case at a meeting called for the purpose of removing a director.

The EMC bylaws provide that a vacancy on the EMC board of directors, including a vacancy resulting from an increase in the size of the EMC board of directors, may be filled by (1) the board of directors, (2) if the directors remaining in office constitute fewer than a quorum, by the affirmative vote of a majority of all directors remaining in office or (3) shareholders in accordance with procedures set forth the EMC articles, bylaws and Massachusetts law.

Removal of Officers; Chairman of the Board

Denali. Subject to the rights of the holders of Class A Common Stock described below, the Denali bylaws will provide that any officer or agent elected or appointed by the Denali board of directors may be removed, either with or without cause, by the vote of directors representing a majority of the voting power of the directors at a special meeting called for the purpose, or at any regular meeting of the Denali board of directors.

The Denali certificate provides that prior to the consummation of an initial underwritten public offering of DHI Group common stock, as long as Michael S. Dell has not died and is not disabled and the MD stockholders own either more than (x) 35% of the outstanding DHI Group common stock or (y) the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, then (1) removal of the chief executive officer of Denali will require the approval of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, and (2) unless otherwise consented to by the holders of a majority of the outstanding Class A Common Stock, voting separately as a class, the chief executive officer of Denali will also serve as chairman of the Denali board of directors (provided the chief executive officer is a director of Denali).

EMC. The EMC bylaws provide that the EMC board of directors may remove any officer elected by the EMC board of directors with or without cause at any time. Pursuant to the Corporate Governance Guidelines adopted by the EMC board of directors, the EMC board of directors is required to annually review the board’s leadership structure and determine whether it is best for EMC that (1) the role of the chairman of the EMC board of directors be combined or separated from the role of the chief executive officer of EMC and (2) the chairman of the EMC board of directors be an independent director.

Amendments to Corporate Charter

Denali. Under the DGCL, a certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation. The Denali certificate will not require a higher vote except that the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Class B Common Stock will be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of the provisions of the Denali certificate that will govern Denali’s authorized capital stock and the Denali board of directors and, for so long as the MD stockholders or the SLP stockholders own any Denali common stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of the provisions of the Denali certificate that will govern limitation of liability and indemnification of certain individuals, including Denali’s directors and officers and persons serving as a director or officer of another organization at Denali’s request, waiver of the corporate opportunities doctrine and amendments to the Denali certificate. Subject to the foregoing limitations and subject to certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock described under “—Voting Rights,” certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” and any stockholder votes or consents provided for in any resolutions creating a series of preferred stock of Denali, Denali reserves the right to amend any provision of the Denali certificate in any manner provided by law, and all rights conferred to any directors or stockholders by the Denali certificate will be granted subject to this reservation.

EMC. Under the MBCA, an amendment to the articles of organization of a corporation must be adopted by the board of directors of the corporation. Following its adoption by the board of directors, subject to certain limitations, including certain limited amendments that may be made by the board of directors of a corporation without shareholder approval, the affirmative vote of two-thirds of all shares entitled to vote on the matter and two-thirds of the shares of any voting group entitled to vote separately on the matter is generally required to authorize an amendment to the articles of organization of a corporation. Under the MBCA, a corporation may in its articles of organization reduce the vote required to approve an amendment to its articles of organization, but not below a majority of all shares in a voting group eligible to vote on the amendment. Per the EMC articles, unless a greater vote is required by its articles of organization or its bylaws, adoption of an amendment to its articles of organization requires the affirmative vote of at least a majority of all shares entitled generally to vote on the matter and at least a majority of the shares of any voting group entitled to vote separately on the matter. Additionally, under the MBCA and the EMC articles, EMC’s board of directors can condition its submission of an amendment to the EMC articles to EMC shareholders on any basis, including requiring a greater vote than as set forth above.

Amendments to Bylaws

Denali. Under the DGCL, after a corporation has received any payment for any of its stock, its bylaws may be adopted, amended or repealed by a vote of its stockholders or, if power is so conferred in the corporation’s certificate of incorporation, by the board of directors, except that the corporation’s stockholders will not be divested of their power to adopt, amend or repeal any bylaws of the corporation even if such power has been conferred upon the board of directors.

The Denali certificate provides that, subject to certain special voting rights of the Class V Common Stock with respect to the amendment or repeal of provisions of the Denali bylaws related to the Capital Stock Committee described under “—Voting Rights” and certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals,” the Denali board of directors will be expressly authorized to adopt, amend or repeal the Denali bylaws or adopt new Denali bylaws, without any action on the part of the stockholders, except that Denali bylaws adopted or amended by the Directors may be amended, altered, or repealed by the stockholders, subject to any limitation set forth in the Denali certificate.

EMC. Under the MBCA, the power to make, amend or repeal bylaws lies with the shareholders. If authorized by the articles of organization or by the bylaws pursuant to authorization in the articles of organization, directors, may also make, amend or repeal the bylaws, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the shareholders. Any action taken by the board of directors of a corporation with respect to the bylaws may be amended or repealed by the shareholders.

The EMC bylaws provide that they may be altered, amended or repealed by vote of the shareholders at any annual or special meeting called for such purpose; the notice of the meeting must specify the subject matter of the proposed change. Per the EMC articles, the EMC board of directors may also make, amend or repeal the bylaws, except with respect to bylaws which by law or the EMC bylaws require action by EMC’s shareholders. The EMC bylaws provide that EMC’s board of directors may not take any action which provides for indemnification of directors or any action to amend the bylaw provisions governing amendments to the EMC bylaws.

Action by Consent of Stockholders

Denali. The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, actions required or permitted to be taken at any meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the Denali certificate, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be taken, shall be signed by both (1) the holders of Denali stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares of Denali stock entitled to vote thereon were present and voted and (2) each of the holders of a majority of the outstanding DHI Group common stock beneficially owned by the MD stockholders and a majority of the outstanding DHI Group common stock beneficially owned by the SLP stockholders, if any, that are stockholders at such time.

EMC. Per the EMC articles and the EMC bylaws, any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting by written consent of shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. Shareholders may act by less than unanimous written consent only if shareholders who own (as ownership is defined in the EMC articles) in the aggregate at least 25% of the outstanding shares of EMC (1) request in writing that the EMC board of directors fix a record date prior to soliciting any consents in respect of the action, (2) solicit consents to take action from all shareholders and (3) continuously own not less than 25% of the outstanding shares through the date of delivery of the written consents by shareholders having the requisite votes to take action. The EMC board of directors must promptly but in any event within ten business days of receipt of the request set the record date. The EMC board of directors, however, is not obligated to set a record date if, among other matters, (i) the EMC board of directors has called or calls for an annual or special meeting to be held within 90 days after receipt of the shareholder request and the board determines in good faith that the business of such annual or special meeting is to include the business specified in the shareholder request or (ii) an annual or special meeting that included the business specified in the request, as determined by the board in good faith, was held not more than 90 days before the request was received. If written consents are solicited by or at the direction of the EMC board of directors, shareholders may also act without a meeting by written consent of shareholders having not less than the minimum number of votes necessary to take action at a meeting at which all shareholders entitled to vote are present and voting without complying with the foregoing provisions. Additionally, EMC shareholders may act without a meeting by unanimous written consent.

Notice of Specific Actions by Holders of Shares

Denali. The Denali bylaws will provide that a written notice of the place, date and hour of all meetings of stockholders, and, in case of a special meeting, the purpose or purposes for which the meeting is called will be given to each stockholder entitled to vote at the meeting at least ten and no more than 60 days before the meeting.

EMC. The EMC bylaws provide that a written notice of each meeting of shareholders, stating the place, date, hour and purposes of the meeting will be given to each shareholder entitled to vote at the meeting and to each shareholder who, by law, by the EMC articles or by the EMC bylaws is entitled to notice, at least seven and no more than 60 days before the meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Denali. The Denali bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by the MD stockholders and the SLP stockholders pursuant to the Denali stockholders agreement. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide certain information. Generally, to be timely, a stockholder’s notice must be received at Denali’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of Denali stockholders. The Denali bylaws will also specify requirements as to the form and content of a stockholder’s notice. The Denali bylaws will allow the chairman of the meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Denali.

EMC. The EMC bylaws provide that shareholder proposals and nominations may be made only after giving timely notice in writing to the secretary of EMC. In order to be timely given, a shareholder’s notice must be received at the principal executive offices of EMC (1) not less than 95 days nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of EMC or (2) in the case of a special meeting or if the annual meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. The EMC bylaws also specify requirements as to the form and content of a shareholder’s notice, and allow the chairman of the board or other presiding officer of the meeting to disregard items of business at a meeting if the procedures set forth in the bylaws are not followed.

Special Stockholder Meetings

Denali. The Denali bylaws will provide that special meetings of the stockholders for any purpose or purposes may be called at any time by the chairman of the Denali board of directors (if any), or by directors representing a majority of the voting power of the Denali board of directors, and shall be called by Denali’s chief executive officer, president or secretary upon delivery of a written request for a special meeting, stating the purpose or purposes of the meeting, signed by the holders of at least fifty percent of voting power of the issued and outstanding stock entitled to vote at such meeting.

EMC. The EMC bylaws provide that a special meeting of the shareholders may be called by the president at the direction of the chairman of the board of directors or by a majority of directors, and will be called by the secretary upon the written request of shareholders holding in the aggregate at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting. Any shareholder request must state the purpose of the proposed meeting and include other information specified in the EMC bylaws. A special meeting requested by shareholders will be held on a date and at a time and place as will be determined by the EMC board of directors, which date will not be more than 90 days after the request for the meeting is received by the secretary. A special meeting requested by shareholders will not be held if (1) the stated business to be brought is not a proper subject for shareholder action under applicable law, (2) the EMC board of directors has called or calls for an annual meeting of shareholders to be held within 90 days after the secretary receives the request for the special meeting and the board determines in good faith that the business of the annual meeting includes the business specified in the shareholder request or (3) an annual or special meeting that included the business specified in the request, as determined in good faith by the board, was held not more than 90 days before the request to call a special meeting was received by the secretary.

Inspection Rights

Denali. Under the DGCL, every stockholder has the right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of such demand. Upon refusal of the corporation (or an agent or officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder’s demand within five business days after such demand has been made, a stockholder may apply to the Delaware Court of Chancery to compel the inspection. Where a stockholder seeks to have the Delaware Court of Chancery compel an inspection of the corporation’s books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a “proper purpose” is one that is reasonably related to such person’s interest as a stockholder.

The Denali bylaws will further provide that a complete list of stockholders entitled to vote at any meeting of stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting (1) on a reasonably accessible electronic network or (2) at Denali’s principal executive offices during ordinary business hours, for a period of at least ten days prior to the meeting and during the meeting.

EMC. The MBCA requires that every domestic corporation maintain in Massachusetts, the corporation’s articles of organization, bylaws, resolutions adopted by its board of directors creating one or more classes or series of shares, records of all meetings and actions of shareholders for the past three years, all written communications to shareholders generally within the past three years, a list of the names and business addresses of its current directors and officers and its most recent annual report delivered to the secretary of state. Each shareholder of the corporation has the right to inspect and copy, during regular business hours at the office where they are maintained, copies of any such records, if he gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy. A shareholder similarly may inspect and copy excerpts from records of meetings of, and actions taken by, the board of directors, certain accounting records and a record of the corporation’s shareholders, provided that the shareholder’s demand is made in good faith and for a proper purpose, the purpose and the records the shareholder desires to inspect are described with reasonable particularity, the records are directly connected with such purpose and the corporation does not determine in good faith that disclosure of such records would adversely affect the corporation in the conduct of its business. In addition to the rights of inspection provided by the MBCA, a shareholder of a Massachusetts corporation may seek to inspect additional documents, if a request for such inspection is refused by the corporation, by petitioning a court for the appropriate order. The granting of such a petition is discretionary, and the shareholder has the burden of demonstrating (1) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a shareholder and (2) that the requested documents are relevant to those purposes.

The EMC articles provide that no shareholder will have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation will be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination will be subject to such reasonable regulations as the directors may establish in regard thereto.

Limitation of Personal Liability of Directors and Indemnification

Denali. The Denali certificate provides that no director of Denali will be personally liable to Denali or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following, which are expressly not subject to limitation under the DGCL:

•	any breach of the director’s duty of loyalty to Denali or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Denali certificate and the Denali bylaws provide that Denali will, to the fullest extent permitted by law, indemnify any and all of Denali’s officers and directors, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Denali board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities, except that Denali’s indemnification obligation in connection with proceedings initiated by indemnified persons will extend only to such proceedings (or parts thereof) that were authorized by the Denali board of directors. The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. The Denali certificate provides that the foregoing right to indemnification shall include the right to be paid by Denali the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Denali of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified under the Denali certificate or otherwise. Denali may, by action of the Denali board of directors, provide indemnification to employees and agents of Denali, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Denali certificate. The right to indemnification and the advancement and payment of expenses that will be conferred by the Denali certificate and the Denali bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

EMC. The EMC articles provide that no director of EMC will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, except that to the extent required by the MBCA, the foregoing provision will not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to EMC or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the MBCA, or (4) for any transaction from which the director derived an improper personal benefit.

The EMC bylaws provide that EMC will, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer. Such indemnification will not be available to a director for any matter as to which a director is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of EMC or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of any employee benefit plan. As to any matter disposed of by a compromise payment by such director or officer pursuant to a consent decree or otherwise, no indemnification for said payment will be provided unless such compromise is approved as in the best interests of EMC after notice that it involves such indemnification:

•	by a disinterested majority of the directors then in office;

•	by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director appears to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of EMC; or

•	by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer.

Waiver of Corporate Opportunities Doctrine

Denali. Section 122(17) of the DGCL provides that a corporation may renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The Denali certificate provides for Denali, to the fullest extent permitted by law, to renounce any interest or expectancy to participate in any business or investments of any Covered Person (as defined below) as currently conducted or as may be conducted in the future, and to waive any claim against a Covered Person and to indemnify a Covered Person against any claim that such Covered Person is liable to Denali, its subsidiaries or their respective stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment, and for Denali to further renounce any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except, in each case, for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of Denali or its subsidiaries.

EMC. The MBCA does not directly address the doctrine of corporate opportunities, and neither the EMC articles nor the EMC bylaws address the doctrine of corporate opportunities.

Dividends

Denali. The Denali certificate provides that the Denali board of directors may declare dividends upon the capital stock of Denali from time to time. The terms of the Denali certificate applicable to the availability and payment of dividends are more particularly described under “Description of Denali Capital Stock Following the Merger—Denali Common Stock—Dividends.”

EMC. The EMC articles provide that the EMC board of directors may declare dividends upon the common stock of EMC from time to time, as permitted by law.

Relevant Business Combination Provisions and Statutes

Denali. Section 203 of the DGCL generally provides that, if a person acquires 15% or more of the voting stock of a Delaware corporation without the prior approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years, with certain exceptions. A Delaware corporation may elect in its certificate of incorporation or bylaws not be governed by Section 203. The Denali certificate includes such an election.

EMC. Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not be governed by Chapter 110F. The EMC bylaws include such an election.

Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute. The EMC bylaws contain such an opt-out provision but also include additional procedures with regard to EMC’s redemption of shares acquired in a control share acquisition if EMC becomes subject to the control share acquisitions statute.

Chapter 110C of the Massachusetts General Laws (1) subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a takeover bid, defined to include any acquisition of or offer to acquire more than 10% of the issued and outstanding equity securities of a target company and (2) provides that, if a person (together with its associates and affiliates) beneficially owns more than 5% of the stock of a Massachusetts corporation, such person may not make a takeover bid if during the preceding year such person acquired any of the subject stock with the undisclosed intent of gaining control of the corporation. The statute contains certain exceptions to these prohibitions, including if the board of directors approves the takeover bid, recommends it to the corporation’s shareholders and the terms of the takeover are furnished to shareholders.

Mergers, Acquisitions and Other Transactions

Denali. The DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation. With respect to Denali, authorization or approval of a merger or consolidation of the corporation will also be subject to certain special voting rights of the Class V Common Stock over actions that affect the Class V Common Stock under “—Voting Rights” and certain consent rights of Denali stockholders described under “Certain Relationships and Related Transactions—Denali Stockholders Agreement—MD Stockholder and SLP Stockholder Approvals.”

EMC. Under the MBCA, approval of mergers and consolidations generally requires the affirmative vote of two-thirds of all shares entitled to vote on the transaction and two-thirds of the shares in any voting group entitled to vote separately on the transaction. A corporation’s articles of organization, however, may provide for a vote of a lesser proportion, but not less than a majority of each such class. The EMC articles provide that approval by the shareholders of a plan of merger or share exchange in accordance with the MBCA will require approval by at least a majority of all the shares entitled generally to vote on the matter by the EMC articles and, in addition, at least a majority of the shares in any voting group entitled to vote separately on the matter by the MBCA, the EMC articles or the EMC bylaws. Additionally, the EMC board of directors can condition its submission of the merger or share exchange to shareholders on any basis, including requiring a greater vote than described in the foregoing sentence.

Dissenters’ and Appraisal Rights

Denali. Under Delaware law, the rights of stockholders to obtain a judicial appraisal of the fair value for their shares, referred to as appraisal rights, may be available in connection with a statutory merger or consolidation in certain specific situations if the stockholders have neither voted in favor of nor consented in writing to the merger or consolidation.

In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•	cash instead of fractional shares of such stock; or

•	any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation’s certificate of incorporation. The Denali certificate does not grant such rights. Appraisal rights are also not available to a corporation’s stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

EMC. The appraisal rights of EMC shareholders are governed in accordance with the MBCA. Under the MBCA, appraisal rights offer shareholders of a corporation the ability to demand payment in cash for the fair value of their shares of common stock in the event of the following corporate or other actions: (1) certain mergers that require shareholder approval under the MBCA or the corporation’s articles of organization, unless the shareholders receive as consideration only cash equal to what they would receive upon dissolution, or, in the case of shareholders holding marketable securities in the target corporation, only marketable securities in the surviving corporation, cash, or a combination thereof, and in both cases, no director, officer, or controlling shareholder has an extraordinary financial interest in the transaction; (2) a plan of share exchange, unless both the existing shares and the consideration consist of marketable securities and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction; (3) a sale or exchange of all or substantially all of the corporation’s property other than in the regular course of business; (4) an amendment of the corporation’s articles of organization that materially and adversely affects the shareholders’ rights as specified in the MBCA; (5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration of any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares; (6) any corporate action taken pursuant to a shareholder vote to the extent that the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal; and (7) conversion of the corporation into a nonprofit organization or other entity pursuant to certain provisions of the MBCA. The MBCA provides, among other procedural requirements for the exercise of appraisal rights, that (A) only those shares entitled to vote are eligible for appraisal, (B) a shareholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of shareholders and (C) a shareholder requesting appraisal may not vote any shares in favor of the proposed action. See the section entitled “Appraisal Rights of EMC Shareholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex E to this proxy statement/prospectus for further information.

Preemptive Rights

Denali. Under Delaware law, stockholders do not have any preemptive rights to subscribe to additional issues of a corporation’s stock unless such rights are so provided in the corporation’s certificate of incorporation. Subject to the provisions of any resolutions of the Denali board of directors providing for the creation of any series of Denali preferred stock, the Denali certificate does not provide for preemptive rights, except such rights as are expressly provided by the Denali stockholders agreement or other contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of Denali or securities convertible into or exchangeable for stock of Denali. The Denali stockholders agreement will provide for preemptive rights in favor of the MD stockholders, the MSD Partners stockholders and the SLP stockholders. See “Description of Denali Capital Stock Following the Merger—Preemptive Rights.”

EMC. Under the MBCA, shareholders do not have any preemptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s articles of organization or in a contract to which the corporation is a party. The EMC articles do not provide for preemptive rights.

Exclusive Forum Provision

Denali. Under the Denali certificate, unless Denali consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Denali, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of Denali to Denali or Denali’s stockholders, (3) any action asserting a claim against Denali or any director or officer or stockholder of Denali arising pursuant to any provision of the DGCL or Denali certificate or Denali bylaws, or (4) any action asserting a claim against Denali or any director or officer or stockholder of Denali governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

EMC. Neither the EMC articles nor the EMC bylaws contains an exclusive forum provision.

Definitions

For purposes of the Denali certificate and Denali bylaws, the following terms have the meanings set forth below:

•	“Aggregate Group II Director Votes” means, as of the date of measurement:

•	seven votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Group common stock; or, so long as the foregoing is not applicable,

•	three votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to more than 66 2/3% of the Reference Number;

•	two votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

•	one vote for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

•	zero votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the MD stockholders beneficially own an aggregate number of shares of DHI Group common stock less than 10% of the Reference Number;

except that subject to the immediately succeeding sentence, at any time that the MD stockholders beneficially own a number of shares of DHI Group common stock equal to or greater than 1.5 times the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, the Aggregate Group II Director Votes will equal seven votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP stockholders beneficially own an aggregate number of shares of DHI Group common stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes, except that if the Disabling Event is a Disability of MD, then this sentence will cease to apply, and the number of votes of the Group II Directors and the Group III Directors will be calculated without regard to this sentence, upon the cessation of such Disabling Event, and except that following and during the continuance of a Disabling Event, if the MD stockholders beneficially own at least a majority of the outstanding DHI Group common stock and an MD Stockholder enters into certain qualified sale transactions described in the Denali certificate which require approval of the Denali board of directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Denali board of directors on any such qualified sale transaction, definitive agreements and filings related thereto and/or the consummation thereof will be determined without giving effect to such Disabling Event.

•	“Aggregate Group III Director Votes” means, as of the date of measurement:

•	three votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) equal to more than 66 2⁄3% of the Reference Number;

•	two votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing more than 33 1⁄3% but less than or equal to 66 2⁄3% of the Reference Number;

•	one vote for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1⁄3% of the Reference Number; and

•	zero votes for all matters subject to the vote of the Denali board of directors (whether by a meeting or by written consent) for so long as the SLP stockholders beneficially own a number of shares of DHI Group common stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

•	“Covered Person” means (1) any director or officer of Denali or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners or Silver Lake Partners, (2) MSD Partners and the MSD Partners stockholders, and (3) Silver Lake Partners and the SLP stockholders, except that MD will not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of certain subsidiaries specified in the Denali certificate.

•	“Designation Rights Trigger Event” means the earliest to occur of the following: (1) an initial underwritten public offering that is registered under the Securities Act of DHI Group common stock, (2) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero and (3) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero.

•	“Disabling Event” means either the death, or the continuation of any disability, of Michael S. Dell.

•	“Reference Number” means 98,181,818 shares of DHI Group common stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the merger).

APPRAISAL RIGHTS OF EMC SHAREHOLDERS

Under the provisions of Part 13 of the MBCA, a shareholder of a Massachusetts corporation is entitled to appraisal rights, and payment of the fair value of his, her or its shares, in the event of certain corporate actions. Appraisal rights offer shareholders the ability to demand payment in cash of the fair value of their shares in the event they are dissatisfied with the consideration that they are to receive in connection with the corporate action. Under Section 13.02(a)(1) of the MBCA, shareholders of a Massachusetts corporation generally are entitled to appraisal rights in the event of a merger, but such rights are subject to certain exceptions. Under the MBCA, EMC is required to state whether it has concluded that EMC shareholders are, are not or may be entitled to assert appraisal rights. EMC has concluded that EMC shareholders may be entitled to appraisal rights.

An exception set forth in Section 13.02(a)(1) of the MBCA generally provides that shareholders are not entitled to appraisal rights in a merger in which shareholders already holding marketable securities receive cash and/or marketable securities of the surviving corporation in the merger and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction. As of the date of this proxy statement/prospectus, this provision has not been the subject of judicial interpretation as to whether this exception applies where, as here, shareholders will receive marketable securities of the parent of the surviving corporation in a merger. We reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger and to assert the applicability of the foregoing exception. We also reserve the right to raise such additional arguments, if any, we may have in opposition to appraisal. In this regard, Denali has indicated that in any appraisal proceeding it will assert, and will cause EMC as its wholly owned subsidiary following completion of the merger to assert, that an exception to appraisal rights is applicable to the merger.

Any shareholder who believes that he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, a copy of which is attached to this proxy statement/prospectus as Annex E, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which shareholders may be entitled. To the extent any shareholder seeks to assert appraisal rights but is determined by a court not to be entitled to such appraisal rights (or was entitled to exercise such appraisal rights but failed to take all necessary action to perfect them or effectively withdraws or loses them), such shareholder will be entitled to receive the merger consideration, without interest.

Under the MBCA, shareholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of EMC common stock, together with interest, each as determined under Part 13 of the MBCA. The fair value of the shares is the value of the shares immediately before the effective time of the merger, excluding any element of value arising from the expectation or accomplishment of the merger, unless exclusion would be inequitable. Shareholders should be aware that the fair value of their shares of EMC common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

Shareholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified will lose their appraisal rights. If a broker, bank or other nominee holds your shares of EMC common stock and you wish to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the MBCA, you will lose any right to demand appraisal of your shares. You should note that a vote in favor of the merger agreement will result in the waiver of any right that you would otherwise have to demand payment for your shares under the appraisal rights provisions of the MBCA.

A shareholder who wishes to assert appraisal rights must deliver written notice of such shareholder’s intent to demand payment to EMC’s principal offices at the following address: EMC Corporation, 176 South Street,

Hopkinton, Massachusetts 01748, Attention: Secretary. If EMC does not receive a shareholder’s written notice of intent to demand payment prior to the vote at the special meeting of shareholders, or if such shareholder votes, or causes or permits to be voted, his, her or its shares of EMC common stock in favor of approval of the merger agreement, such shareholder will not be entitled to any appraisal rights under the provisions of the MBCA and will instead only be entitled to receive the merger consideration. The submission of a proxy card voting “against” or “abstaining” on the merger agreement proposal will not constitute sufficient notice of a shareholder’s intent to demand appraisal rights to satisfy Part 13 of the MBCA.

Only a holder of record of shares of EMC common stock may exercise appraisal rights. Except as described below, a shareholder may assert appraisal rights only if such shareholder seeks such rights with respect to all of his, her or its shares. A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies EMC in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name will be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

If the merger is completed, Part 13 of the MBCA requires EMC to deliver a written appraisal notice to all shareholders who satisfied the requirements described above. The appraisal notice must be sent by EMC no earlier than the date the merger becomes effective and no later than 10 days after such date. The appraisal notice must include a copy of Part 13 of the MBCA and a certification form that specifies the date of the first announcement to EMC shareholders of the principal terms of the merger and requires the shareholder asserting appraisal rights to certify (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the announcement date and (2) that the shareholder did not vote in favor of the merger agreement. The appraisal notice also must state:

•	the date by which EMC must receive the certification form, which may not be fewer than 40 nor more than 60 days after the date the appraisal notice and certification form are sent to shareholders demanding appraisal, and that the shareholder waives the right to demand appraisal with respect to the shares unless EMC receives the certification form by such date;

•	where the certification form must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited;

•	EMC’s estimate of the fair value of the shares;

•	that, if requested by the shareholder in writing, EMC will provide the number of shareholders who return certification forms by the due date and the total number of shares owned by them; and

•	the date by which the notice to withdraw a demand for appraisal must be received.

Once a shareholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed certification form, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying EMC in writing by the withdrawal deadline. A shareholder who does not withdraw from the appraisal process in this manner may not later withdraw without EMC’s written consent. A shareholder who does not execute and return the form (and in the case of certificated shares, deposit such shareholder’s share certificates) by the due date will not be entitled to payment under Part 13 of the MBCA.

Part 13 of the MBCA provides for certain differences in the rights of shareholders exercising appraisal rights depending on whether their shares are acquired before or after the announcement of a merger. Except with respect to shares acquired after the announcement date of October 12, 2015, EMC must pay in cash to those shareholders who are entitled to appraisal rights and have complied with the procedural requirements of Part 13 of the MBCA, the amount that EMC estimates to be the fair value of their shares, plus interest. Interest accrues from the effective time of the merger until the date of payment, at the average rate currently paid by EMC on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. This payment must be made by EMC within 30 days after the due date of the certification form, and must be accompanied by:

•	recent financial statements of EMC;

•	a statement of EMC’s estimate of the fair value of the shares, which estimate must equal or exceed EMC’s estimate given in the appraisal notice; and

•	a statement that shareholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

A shareholder who has been paid EMC’s estimated fair value and is dissatisfied with the amount of the payment must notify EMC in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify EMC in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving EMC’s payment waives the right to demand further payment and will be entitled only to the payment made by EMC based on EMC’s estimate of the fair value of the shares.

EMC may withhold payment from shareholders who are entitled to appraisal rights but did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the announcement date. If EMC elects to withhold payment, it must provide such shareholders notice of certain information within 30 days after the due date of the certification form, including EMC’s estimate of fair value and the shareholder’s right to accept EMC’s estimate of fair value, plus interest, in full satisfaction of the shareholder’s demand. Those shareholders who wish to accept the offer must notify EMC of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, EMC must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand.

A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such shareholder’s shares, plus interest. A shareholder who fails to notify EMC in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving EMC’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by EMC based on EMC’s estimate of the fair value of the shares. Those shareholders who do not reject EMC’s offer in a timely manner will be deemed to have accepted EMC’s offer, and EMC must pay to them in cash the amount it offered to pay within 40 days after sending the offer.

If a shareholder makes a demand for payment which remains unsettled, EMC must commence an equitable proceeding in Middlesex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If EMC does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount such shareholder demanded, plus interest. EMC must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by EMC to the shareholder for such shares or (2) the fair value, plus interest, of the shareholder’s shares for which EMC elected to withhold payment.

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against EMC, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against EMC and in favor of any or all shareholders demanding appraisal if the court finds EMC did not substantially comply with its requirements under Part 13 of the MBCA; or

•	against either EMC or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against EMC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent EMC fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from EMC all costs and expenses of the suit, including counsel fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement/prospectus as Annex E. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show information regarding the beneficial ownership of each class of Denali’s common stock. The first table shows beneficial ownership of common stock currently outstanding as of April 1, 2016. The second table shows beneficial ownership of common stock as adjusted to give effect to the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of Denali’s certificate of incorporation. Each table shows beneficial ownership for:

•	each person known by Denali to beneficially own more than 5% of the shares of any series of Denali’s common stock currently outstanding;

•	each Denali named executive officer identified under “Executive Compensation”;

•	each member of Denali’s board of directors; and

•	all of Denali’s directors and executive officers as a group.

The Denali certificate of incorporation in effect as of April 1, 2016 authorizes a total of 700,000,100 shares of capital stock, consisting of 350,000,000 shares of Series A Common Stock, 150,000,000 shares of Series B Common Stock, 200,000,000 shares of Series C Common Stock and 100 shares of preferred stock. After the merger, the Denali certificate will authorize 2,144,025,308 shares of capital stock, consisting of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D Common Stock, 343,025,308 shares of Class V Common Stock and 1,000,000 shares of preferred stock. For more information about the terms of each series of Denali capital stock that will be authorized under the Denali certificate, see “Description of Denali Capital Stock Following the Merger.”

The calculation of beneficial ownership is made in accordance with SEC rules. According to such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or dispositive power as of such date or within 60 days thereafter through the vesting of restricted stock units held by that person or the exercise of any stock option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated below and under applicable community property laws, Denali believes that the beneficial owners of the common stock listed below, based on information furnished by such beneficial owners, have sole voting and investment power with respect to the shares shown.

Beneficial ownership as of April 1, 2016

Name of Beneficial Owner	Series A Common Stock		Series B Common Stock		Series C Common Stock		Percentage Ownership of All Outstanding Denali Common Stock
	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)
Executive Officers and Directors:
Michael S. Dell (2)	264,879,600	85%	—	—	19,408	6%	65%
Jeffrey W. Clarke (3)	—	—	—	—	685,554	68%	*
Marius Haas (4)	—	—	—	—	685,554	68%	*
Rory Read (5)	—	—	—	—	46,520	12%	*
Thomas W. Sweet (6)	14,653	*	—	—	436,362	62%	*
Egon Durban (9)	—	—	—	—	—	—	—
Simon Patterson (9)	—	—	—	—	—	—	—
All directors and executive officers as a group (12 persons) (7)	265,192,489	85%	—	—	4,152,412	95%	65%

Other Stockholders:
SLD Trust	24,551,291	8%	—	—	—	—	6%
MSD Partners Funds (8)	18,181,818	6%	—	—	—	—	4%
SLP stockholders (9)	—	—	98,181,818	100%	—	—	24%

(1)	Represents the percentage of Series A Common Stock, Series B Common Stock or Series C Common Stock beneficially owned by each stockholder included in the table based on 306,551,222 shares of Series A Common Stock outstanding, 98,181,818 shares of Series B Common Stock outstanding and 327,986 shares of Series C Common Stock outstanding, in each case as of April 1, 2016.
(2)	The shares of Series A Common Stock shown as beneficially owned by Mr. Dell include 4,363,636 shares of Series A Common Stock that Mr. Dell either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016. Such shares do not include 24,551,291 shares of Series A Common Stock owned by the Susan Lieberman Dell Separate Property Trust, referred to as the SLD Trust, a separate property trust for the benefit of Mr. Dell’s wife. Mr. Dell may be deemed to beneficially own the shares held by the SLD Trust.
(3)	The shares of Series C Common Stock shown as beneficially owned by Mr. Clarke include 685,554 shares of Series C Common Stock that Mr. Clarke either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(4)	The shares of Series C Common Stock shown as beneficially owned by Mr. Haas include 685,554 shares of Series C Common Stock that Mr. Haas either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(5)	The shares of Series C Common Stock shown as beneficially owned by Mr. Read include 46,520 shares of Series C Common Stock that Mr. Read either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(6)	The shares of Series C Common Stock shown as beneficially owned by Mr. Sweet include 376,362 shares of Series C Common Stock that Mr. Sweet either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(7)	The shares shown as beneficially owned by the directors and officers as a group include 4,363,636 shares of Series A Common Stock and 4,033,004 shares of Series C Common Stock that members of the group either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(8)	The shares of Series A Common Stock shown as beneficially owned by the MSD Partners Funds consist of 17,044,000 shares of Series A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,137,818 shares of Series A Common Stock owned of record by MSDC Denali EIV, LLC, referred to together with MSDC Denali Investors, L.P. as the MSD Partners Funds.

MSD Partners, L.P. is the investment manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali Investors, L.P. The address of MSD Partners, L.P. is 645 Fifth Avenue, 21st Floor, New York, New York 10022. MSD Partners (GP), LLC is the general partner of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, securities beneficially owned by MSD Partners (GP), LLC.

MSDC Denali (GP), LLC is the manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali EIV, LLC. MSD Partners (GP), LLC is the manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSDC Denali (GP), LLC. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, securities beneficially owned by MSD Partners (GP), LLC.

(9)	The shares of Series B Common Stock shown as beneficially owned by the SLP stockholders consist of 42,424,800 shares of Series B Common Stock owned of record by Silver Lake Partners III, L.P., 1,211,564 shares of Series B Common Stock owned of record by Silver Lake Technology Investors III, L.P., 28,669,091 shares of Series B Common Stock owned of record by Silver Lake Partners IV, L.P., 421,818 shares of Series B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 25,454,545 shares of Series B Common Stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III (GP), L.L.C, referred to as SLTA III. The general partner of SLP Denali Co-Invest, L.P. is SLP Denali Co-Invest GP, L.L.C., and the managing member of SLP Denali Co-Invest GP, L.L.C. is Silver Lake Technology Associates III, L.P. The Investment Committee of SLTA III has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Christian Lucas, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA III. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C, referred to as SLTA IV. The Investment Committee of SLTA IV has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Beneficial ownership as of April 1, 2016, as adjusted to give effect to the merger and the other transactions contemplated by the merger agreement, including:

•	the issuance of Class V Common Stock to EMC shareholders in the merger; and

•	the issuance of Class A Common Stock, Class B Common Stock or Class C Common Stock to the MD stockholders, the SLP stockholders and Temasek pursuant to their respective common stock purchase agreements with Denali.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		Class C Common Stock		Class D Common Stock		Class V Common Stock		Percentage Ownership of All Outstanding Denali Common Stock
	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)	Number	Percent (1)
Executive Officers and Directors:
Michael S. Dell (2)	353,377,606	85%	—	—	19,408	*	—	—	—	—	45%
Jeffrey W. Clarke (3)	—	—	—	—	685,554	4%	—	—	—	—	*
Marius Haas (4)	—	—	—	—	685,554	4%	—	—	—	—	*
Rory Read (5)	—	—	—	—	46,520	*	—	—	—	—	*
Thomas W. Sweet (6)	14,653	*	—	—	436,362	2%	—	—	—	—	*
Egon Durban (9)	—	—	—	—	—	—	—	—	—	—	—
Simon Patterson (9)	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (12 persons) (7)	353,690,495	85%	—	—	4,152,412	18%	—	—	—	—	45%

Other Stockholders:
SLD Trust	32,890,812	8%	—	—	—	—	—	—	—	—	4%
MSD Partners Funds (8)	24,357,773	6%	—	—	—	—	—	—	—	—	3%
SLP stockholders (9)	—	—	131,531,973	100%	—	—	—	—	—	—	17%
Temasek (10)(11)	—	—	—	—	18,181,818	98%	—	—	1,569,662	*	2%

*	Less than 1%.
(1)	Represents the percentage of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Class V Common Stock beneficially owned by each stockholder included in the table based on 409,564,704 shares of Class A Common Stock, 131,531,973 shares of Class B Common Stock, 18,509,804 shares of Class C Common Stock, 0 shares of Class D Common Stock and 222,966,450 shares of Class V Common Stock expected to be outstanding upon the completion of the merger on the basis set forth above.
(2)	The shares of Class A common stock shown as beneficially owned by Mr. Dell include 4,363,636 shares of Class A Common Stock that Mr. Dell either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016. Such shares do not include 32,890,812 shares of Series A common stock owned by the SLD Trust. Mr. Dell may be deemed to beneficially own the shares held by the SLD Trust.
(3)	The shares of Class C Common Stock shown as beneficially owned by Mr. Clarke include 685,554 shares of Class C Common Stock that Mr. Clarke either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(4)	The shares of Class C Common Stock shown as beneficially owned by Mr. Haas include 685,554 shares of Class C Common Stock that Mr. Haas either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(5)	The shares of Class C Common Stock shown as beneficially owned by Mr. Read include 46,520 shares of Class C Common Stock that Mr. Read either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(6)	The shares of Class C Common Stock shown as beneficially owned by Mr. Sweet include 376,362 shares of Class C Common Stock that Mr. Sweet either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(7)	The shares shown as beneficially owned by the directors and officers as a group include 4,363,636 shares of Class A Common Stock and 4,033,004 shares of Class C Common Stock that members of the group either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of April 1, 2016.
(8)	The shares of Class A Common Stock shown as beneficially owned by the MSD Partners Funds consist of 22,833,463 shares of Class A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,524,309 shares of Class A Common Stock owned of record by MSDC Denali EIV, LLC.

(9)	The shares of Class B Common Stock shown as beneficially owned by the SLP stockholders consist of 61,879,313 shares of Class B Common Stock owned of record by Silver Lake Partners III, L.P., 1,767,144 shares of Class B Common Stock owned of record by Silver Lake Technology Investors III, L.P., 41,815,722 shares of Class B Common Stock owned of record by Silver Lake Partners IV, L.P., 615,249 shares of Class B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 25,454,545 shares of Class B Common Stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III. The general partner of SLP Denali Co-Invest, L.P. is SLP Denali Co-Invest GP, L.L.C., and the managing member of SLP Denali Co-Invest GP, L.L.C. is Silver Lake Technology Associates III, L.P. The Investment Committee of SLTA III has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Christian Lucas, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA III. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV. The Investment Committee of SLTA IV has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(10)	All 18,181,818 shares of Class C Common Stock are owned of record by Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. The address of Venezio Investments Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, Singapore.
(11)	All 1,569,662 shares of Class V Common Stock are owned of record by Northbrooks Investments (Mauritius) Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. The foregoing is based on the exchange of 14,141,103 shares of EMC common stock held as of April 1, 2016 by Northbrooks Investments (Mauritius) Pte. Ltd. for shares of Class V Common Stock at an exchange ratio of 0.111 shares of Class V Common Stock per share of EMC common stock. The address of Northbrooks Investments (Mauritius) Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, Singapore.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Denali Stockholders Agreement

Denali will be party to an amended and restated stockholders agreement with the MD stockholders, the MSD Partners stockholders and the SLP stockholders, referred to as the Denali stockholders agreement. The Denali stockholders agreement, as further described below, will contain specific rights, obligations and agreements of these parties as owners of Denali’s common stock. In addition, the Denali stockholders agreement will contain provisions related to the composition of the Denali board of directors and its committees, which are further discussed under “Management of Denali after the Merger—Board of Directors.”

MD Stockholder and SLP Stockholder Approvals

The Denali stockholders agreement provides that, subject to the Denali certificate, the Denali bylaws and applicable law, Denali and its subsidiaries (other than VMware) shall not take any of the following actions without the approval of the MD stockholders and the SLP stockholders:

•	amend the organizational documents of Denali or certain of Denali’s subsidiaries, subject to limited exceptions;

•	increase or decrease the size of the Denali board of directors or certain of Denali’s subsidiaries or delegate the powers of any such board of directors to a committee, subject to certain exceptions;

•	make acquisitions or investments or enter into joint ventures or create any non-wholly owned subsidiaries for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	enter into a transaction, commercial agreement or capital investment involving consideration or commitments payable by Denali and its subsidiaries in excess of $500 million;

•	enter into any transaction involving a merger, consolidation or other business combination of Denali or its subsidiaries, a sale of Denali common stock or other securities representing a majority of the outstanding voting power of all Denali capital stock, or a sale of all or substantially all of the assets of Denali, other than a change in control of Denali in which the SLP stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DHI Group common stock having an aggregate value that results in the SLP stockholders receiving a return on their investment in DHI Group common stock of at least both two times the amount invested by the SLP stockholders and a 20% internal rate of return;

•	sell, transfer or license assets or other rights for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	incur, assume or guarantee additional indebtedness in excess of $500 million in the aggregate, subject to certain exceptions;

•	create any new class or series of, or sell or issue, any equity securities, debt securities exercisable or exchangeable for, or convertible into equity securities, or any option, warrant or other right to acquire any such equity securities or debt securities, subject to certain exceptions including issuances pursuant to the Denali management equity plan;

•	effect an initial public offering of DHI Group common stock except for an initial public offering of Class C Common Stock after October 29, 2013 involving the sale of more than 10% of the outstanding DHI Group common stock to the public after giving effect to such transaction and results in the Class C Common Stock being listed on the NYSE or Nasdaq or any listing of equity securities on a national securities exchange or substantially equivalent market other than Class V Common Stock, subject to certain exceptions;

•	enter into, amend or terminate any transactions with the MD stockholders, the SLP stockholders or any of their respective affiliates, subject to certain exceptions;

•	redeem, acquire or reclassify any of Denali’s equity securities, subject to certain exceptions;

•	liquidate, dissolve or wind-up the operations of Denali or any of its material subsidiaries;

•	adopt, terminate or amend any new employee equity plan or grant any equity award to any directors or members of the Denali executive leadership team, subject to certain exceptions;

•	settle or compromise any litigation, governmental investigation or proceeding that would result in a payment by Denali or its subsidiaries in excess of $500 million, that would impose materially adverse limitations on the operations of Denali or any of its subsidiaries or in which any MD stockholder or MSD Partners stockholder or their family members or affiliates has a material interest;

•	convert shares of VMware Class B common stock into shares of VMware Class A common stock;

•	vote to approve or consent to (1) any matter subject to EMC’s consent rights under the VMware certificate, (2) any action under Article VI of the VMware certificate, (3) any amendment to the VMware certificate or the Amended and Restated Bylaws of VMware, (4) any sale of all or substantially all of the assets of VMware or (5) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors;

•	take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the reelection of those VMware directors who will be standing for reelection at the 2016 annual meeting of stockholders of VMware; and

•	take any other action by written consent as a stockholder of VMware.

The consent rights of the MD stockholders and the SLP stockholders will terminate on the earliest of (1) the consummation of an initial underwritten public offering of DHI Group common stock on the NYSE or Nasdaq involving the offering and sale of a the number of shares of DHI Group common stock in excess of 10% of the outstanding DHI Group common stock after giving effect to such initial public offering, (2) an initial underwritten public offering of DHI Group common stock that is approved by the MD stockholders and the SLP stockholders and (3) such time as the aggregate number of shares of DHI Group common stock beneficially owned by the MD stockholders (with respect to their consent rights) or the SLP stockholders (with respect to their consent rights) is less than 50% of the Reference Number (as defined under “Comparison of Rights of Denali Stockholders and EMC Shareholders—Definitions”).

The Denali stockholders agreement will also provide that prior to an initial underwritten public offering of DHI Group common stock, as long as Michael S. Dell has not died and is not disabled and the MD stockholders own more than 35% of the outstanding DHI Group common stock or, if less, the number of shares of DHI Group common stock beneficially owned by the SLP stockholders, then (1) removal of the chief executive officer of Denali will require the approval of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, and (2) unless otherwise consented to by the holders of a majority of the outstanding Class A Common Stock, voting separately as a class, the chief executive officer of Denali will also serve as chairman of the Denali board of directors.

Nominees to the Board of Directors

Prior to an initial public offering of the DHI Group common stock, the Denali stockholders agreement provides the right of the MD stockholders and the SLP stockholders to nominate for election individuals to serve as members of the Denali board of directors. Prior to a Designation Rights Trigger Event with respect to the Class A Common Stock or the Class B Common Stock, respectively, the MD stockholders and the SLP stockholders are jointly entitled to nominate for election as directors three directors who, if elected, will be designated the Group I Directors. Additionally, prior to a Designation Rights Trigger Event with respect to the Class A Common Stock, the MD stockholders are entitled to nominate for election as directors up to three directors who, if elected, will be designated the Group II Directors. Further, prior to a Designation Rights Trigger Event with respect to the Class B Common Stock, the SLP stockholders are entitled to nominate for election as directors up to three directors who, if elected, will be designated the Group III Directors.

Following an initial public offering of the DHI Group common stock, each of the MD stockholders and the SLP stockholders shall have the right to nominate a number of individuals for election as directors as is equal to the percentage of the total voting power for the regular election of directors of Denali beneficially owned by the MD stockholders or by the SLP stockholder, as the case may be, multiplied by the number of directors then on the Denali board. Further, so long as the MD stockholders and/or the SLP stockholders each beneficially own at least 5% of all outstanding shares of Denali’s stock entitled to vote generally in the election of directors, each of the MD stockholders and the SLP stockholders, as the case may be, will be entitled to nominate at least one individual for election to the board.

Transfer Restrictions and Registration Rights

The Denali stockholders agreement will include the following provisions relating to the transfer of the shares of DHI Group common stock held by the MD stockholders, the MSD Partners stockholders and the SLP stockholders:

•	The MD stockholders will generally be prohibited from transferring shares of DHI Group common stock prior to an initial underwritten public offering of DHI Group common stock except (1) in connection with a change in control of Denali in which the SLP stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DHI Group common stock having an aggregate value that results in the SLP stockholders receiving a minimum return on their investment in DHI Group common stock of at least both two times the amount invested by the SLP stockholders and a 20% internal rate of return, (2) to their permitted transferees specified in the Denali stockholders agreement, (3) after October 28, 2018, in any twelve-month period, a number of shares of DHI Group common stock equal to 5% of the number of shares of DHI Group common stock held by the MD stockholders on October 29, 2013, (4) following the death or disability of Michael S. Dell, provided that he or his power of attorney, guardian or comparable person has waived certain rights under the Denali stockholders agreement or (5) with the consent of the SLP stockholders.

•	The MSD Partners stockholders will generally be prohibited from transferring shares of DHI Group common stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of DHI Group common stock, except (1) to their permitted transferees specified in the Denali stockholders agreement or (2) with the consent of the MD stockholders and the SLP stockholders; and

•	The SLP stockholders will generally be prohibited from transferring shares of DHI Group common stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of DHI Group common stock, except (1) to their permitted transferees specified in the Denali stockholders agreement or (2) with the consent of the MD stockholders.

The SLP stockholders may require an initial underwritten public offering of DHI Group common stock to be consummated on the NYSE or Nasdaq prior to October 29, 2018, if the offering price implies a return on the SLP stockholders’ investment in DHI Group common stock that satisfies certain minimum thresholds, and at any time on or after October 29, 2018.

Call and Put Rights; Liquidity Program

Before an initial underwritten public offering of DHI Group common stock or a change in control of Denali, any shares of Class C Common Stock of Denali held by an executive officer (other than Michael S. Dell) are subject to post-termination repurchase (call) and sale (put) rights and to an in-service liquidity program. Selected employees of Denali in addition to its executive officers are subject to the call and put rights and are entitled to participate in the liquidity program.

Under the call rights, following the termination of any such executive officer’s employment for any reason, Michael S. Dell has the right (but not the obligation) to repurchase any or all shares of Class C Common Stock then held by the executive (or any of the executive’s permitted transferees) or acquired by the executive as a result of the exercise of stock options or settlement of RSUs after the termination of employment. If Mr. Dell does not exercise his call right with respect to the executive’s shares within 30 days, Denali may exercise the call right. Denali’s call right expires on the nine-month anniversary of the later of (1) the date on which the executive’s employment was terminated, and (2) the date after the employment termination on which the executive acquired shares upon the exercise of options or in settlement of RSUs. If Denali does not exercise its call right, the MD stockholders, the MSD Partners stockholders and the SLP stockholders will each have the right to exercise the call right (based on their respective pro rata ownership of DHI Group common stock at such time), within the 30-day period following the expiration of Denali’s call right. The price for any shares repurchased by any person under the call right will be equal to their fair market value on the date on which the call is exercised unless the executive is terminated for cause, in which case the purchase price for such shares will be equal to the lower of the executive’s cost to acquire the shares or their fair market value on the date on which the call right is exercised.

Under the put rights, any such executive officer may require Denali to repurchase any or all shares of Class C Common Stock held by the executive officer for at least six months. The put period begins on the 30th day following the later of (1) the termination of an executive’s employment for any reason other than for cause and (2) the date after the employment termination on which the executive acquired such shares upon the exercise of the options or in settlement of RSUs, and ends on the six-month anniversary of each such date. The purchase price for any such shares generally will be equal to their fair market value on the date on which the executive exercises the put right. The purchase price will be equal to 80% of such fair market value, however, if the executive resigns without good reason before the later of the fourth anniversary of (a) the closing of the going-private transaction and (b) the date on which the executive began employment with Denali and its affiliates (including in connection with the completion of the merger).

Twice during each calendar year, Denali opens a 30-day liquidity program under which any such executive officer who remains employed in good standing may require that Denali repurchase, at fair market value, any shares of Class C Common Stock that have been held by the executive (and have been vested) for at least six months.

The amount payable by Denali during any fiscal year for repurchases of Class C Common Stock from any executive officer upon the exercise of put rights under the liquidity program is subject to an individual cap. In addition, the total amount payable by Denali during any fiscal year for all repurchases from all employees and for tax withholding upon the exercise of options and the vesting of RSUs is subject to an aggregate cap equal to the lesser of $200 million or the amount of all repurchases and tax withholdings permitted under Denali’s credit facilities to be made during such fiscal year. Denali may waive the aggregate $200 million repurchase cap or any or all of the repurchase caps as they apply to any executive officer and his or her permitted transferees. Given the expected increase in the over-all size of Denali’s employee equity program following the completion of the merger, Denali anticipates that the size of the aggregate fiscal year cap will be increased following the completion of the merger, although no decision has been made as of the date of this proxy statement/prospectus regarding the amount of such increase (if any).

Other Provisions

The Denali stockholders agreement will provide for a renunciation of corporate opportunities presented to any director or officer of Denali or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners or Silver Lake Partners (other than Michael S. Dell for so long as he is an executive officer of Denali or certain of its subsidiaries).

Under the Denali stockholders agreement, Denali will agree, subject to certain exceptions, to indemnify the MD stockholders, the MSD Partners stockholders, the SLP stockholders and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, Denali.

Denali Registration Rights Agreement

Denali will be a party to an amended and restated registration rights agreement with certain holders of DHI Group common stock (and other securities convertible into or exchangeable or exercisable for shares of DHI Group common stock), referred to as the Denali registration rights agreement. Pursuant to the Denali registration rights agreement, certain of Denali’s security holders, their affiliates and certain of their transferees, will have the right, under certain circumstances and subject to certain restrictions, to require Denali to register for resale the shares of Class C Common Stock (including shares of Class C Common Stock issuable upon conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock) to be sold by them.

Following an initial public offering of DHI Group common stock, certain holders will each have the right to demand that Denali register Class C Common Stock to be sold by them. Subject to certain exceptions, such registration demands are limited in number and each registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $100 million. In certain circumstances, Denali may postpone the filing of a registration statement for up to 90 days once in any 12 month period.

In addition, following an initial public offering of DHI Group common stock, Denali will be required to use reasonable best efforts to register the sale of shares of Class C Common Stock on Form S-3 or Form F-3, or on Form S-1 or Form F-1 permitting sales of shares of Class C Common Stock into the market from time to time over an extended period and certain holders will have the right to request that Denali do the same. Subject to certain limitations, at any time when Denali has an effective shelf registration statement, certain holders each shall have the right to make no more than two marketed underwritten shelf takedowns during any 12 month period.

Certain holders will also have the ability to exercise certain piggyback registration rights in respect of shares of Class C Common Stock to be sold by them in connection with registered offerings requested by certain other holders or initiated by Denali.

Transactions with Michael S. Dell and Related Persons

Pursuant to a Dell policy, Mr. Dell, Denali’s Chairman and Chief Executive Officer, is required to fly privately when traveling. Mr. Dell owns a private aircraft through a wholly-owned limited liability company. For Mr. Dell’s business flights, Dell leases the plane from the limited liability company and engages a third-party flight services company to act as its agent, including operating the aircraft and providing flight personnel. Dell pays the flight services company a fee attributable to Mr. Dell’s business travel on the aircraft. During fiscal 2016, Dell paid approximately $1.1 million for Mr. Dell’s business travel through these arrangements. Mr. Dell directly pays one hundred percent of the costs of operating the aircraft for all personal flights.

Entities affiliated with MSD Capital, L.P., the investment firm that exclusively manages the capital of Mr. Dell and his family, purchase services or products from Dell on standard commercial terms available to comparable unrelated customers. These entities paid Dell approximately $700,000 for services and products in fiscal 2016.

Mr. Dell reimburses Dell for costs related to his or his family’s personal security protection. Reimbursements for this purpose in Fiscal 2016 totaled approximately $1.9 million.

Mr. Dell also holds a non-controlling equity interest in, and appoints a representative to serve on the board of, a landscaping services company. During Fiscal 2016, Dell’s third-party facilities maintenance vendor subcontracted its landscaping obligations to the landscaping services company. The landscaping services company was paid approximately $513,295 in Fiscal 2016 for landscaping services to Dell. Future annual payments are expected to be a minimum of $741,662.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to existing arrangements between Denali, the MD stockholders and the SLP stockholders, certain transactions between Denali and its subsidiaries, on the one hand, and Michael S. Dell and his affiliates, on the other hand, must be approved by the Denali directors appointed by the SLP stockholders. Similarly, certain transactions between Denali and its subsidiaries, on the one hand, and Silver Lake and its affiliates, on the other hand, must be approved by the Denali directors appointed by the MD stockholders. In addition to these approval requirements, in connection with the completion of the merger the Denali board intends to adopt a written policy setting forth procedures for the review and approval or ratification of related transactions. The policy will cover, with various exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Denali was or is to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including transactions between Denali and its subsidiaries and Mr. Dell, SLP or their respective affiliates. Denali’s audit committee will be responsible for reviewing and approving transactions with related persons.

LEGAL MATTERS

The validity of the shares of Class V Common Stock issuable pursuant to the merger will be passed upon for Denali by Simpson Thacher & Bartlett LLP.

EXPERTS

Denali

The consolidated financial statements of Denali Holding Inc. and its subsidiaries as of January 29, 2016 and January 30, 2015, and for the years ended January 29, 2016 and January 30, 2015, and the period October 29, 2013 to January 31, 2014, referred to as the Successor, and the consolidated financial statements of Dell Inc. and its subsidiaries for the period February 2, 2013 to October 28, 2013, referred to as the Predecessor, included in this proxy statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EMC

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of EMC for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

EMC

It is expected that EMC will hold its 2016 annual meeting of shareholders unless the merger is completed prior to the expected date of EMC’s 2016 annual meeting of shareholders.

Pursuant to Rule 14a-8 under the Exchange Act, referred to as Rule 14a-8, shareholder proposals submitted for inclusion in EMC’s proxy statement and proxy card for the 2016 annual meeting would have to have been received at EMC’s principal executive offices no later than November 21, 2015 if the 2016 annual meeting were held on or near April 30, 2016. In the event that EMC elects to hold the 2016 annual meeting more than 30 days before or after April 30, 2016, such shareholder proposals would have to be received by EMC a reasonable time before EMC began to print and send its proxy materials. Shareholder nominations of directors are not shareholder proposals within the meaning of Rule 14a-8 and are therefore not eligible for inclusion in EMC’s proxy statement pursuant to Rule 14a-8.

Under the EMC bylaws, shareholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in EMC’s proxy statement and form of proxy card pursuant to Rule 14a-8), at the next annual meeting of shareholders of EMC, if any, must give written notice to the Secretary of EMC at the address set forth below in accordance with the provisions of the EMC bylaws. The EMC bylaws currently require that such notice be given not more than 125 days, nor less than 95 days, prior to the first anniversary of EMC’s 2015 annual meeting of shareholders (i.e., no earlier than December 27, 2015 and no later than January 26, 2016). If, however, EMC advances the date of the next annual meeting by more than 30 days before or delays such date by more than 30 days after the first anniversary of EMC’s 2015 annual meeting of stockholders, notice by the shareholder must be given not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. Shareholder notices must contain the information required by the EMC bylaws. If any other business should properly come before the annual meeting as directed by the EMC board of directors, the proxy holders shall have discretionary authority to vote all such proxies as they shall decide, to the extent permitted by Rule 14a-4(c) under the Exchange Act.

All shareholder proposals and director nominations must be addressed to the attention of EMC’s Secretary at 176 South Street, Hopkinton, Massachusetts 01748. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, MA 01748.

WHERE YOU CAN FIND MORE INFORMATION

Denali has filed a registration statement on Form S-4 to register with the SEC the shares of Denali Class V Common Stock to be issued to EMC shareholders as the stock portion of the merger consideration. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Denali in addition to being a proxy statement of EMC for the special meeting. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Denali and the Class V Common Stock. The rules and regulations of the SEC allow Denali and EMC to omit certain information included in the registration statement from this proxy statement/prospectus.

EMC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including EMC, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Denali’s and EMC’s website for more information about Denali or EMC, respectively. Denali’s website is www.dell.com. EMC’s website is www.emc.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

The SEC allows EMC to “incorporate by reference” into this proxy statement/prospectus information that EMC files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this proxy statement/prospectus and in earlier filings with the SEC. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the Denali or EMC documents described in this proxy statement/prospectus, but reference is made to the actual documents for complete information. All of these summaries are qualified in their entirety by reference to the actual documents.

The information and documents listed below, which EMC has filed with the SEC, are incorporated by reference into this prospectus:

EMC SEC Filings (File No. 001-09853)

•	EMC’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016, as amended by EMC’s Annual Report on Form 10-K/A, filed on March 11, 2016;

•	EMC’s Proxy Statement for the 2016 annual meeting of shareholders, filed with the SEC on April 1, 2016; and

•	EMC’s Current Reports on Form 8-K filed with the SEC on January 27, 2016 (other than the portion of such report not deemed to be filed) and February 23, 2016.

In addition, all documents filed by EMC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and made a part of this proxy statement/prospectus from the respective dates of filing, except that EMC is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

Denali has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Denali, as well as all pro forma financial information, and EMC has supplied all such information relating to EMC.

Denali does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

Documents incorporated by reference are available from Denali or EMC, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing, via email or by telephone from the appropriate party at the following addresses and telephone numbers:

Denali Holding Inc. One Dell Way Round Rock, Texas 78682 Attention: Investor Relations Email: investor_relations@dell.com Telephone: (512) 728-7800	EMC Corporation 176 South Street Hopkinton, Massachusetts 01748 Attention: Investor Relations Email: emc_ir@emc.com Telephone: (508) 435-1000

If you would like to request documents, please do so by no later than five business days before the date of the special meeting (which is [                    ], 2016).

You should not rely on information that purports to be made by or on behalf of Denali or EMC other than the information contained in or incorporated by reference into this proxy statement/prospectus. Neither Denali nor EMC has authorized anyone to provide you with information on behalf of Denali or EMC, respectively, that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [                    ], 2016. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Denali common stock in the merger will create any implication to the contrary.

DENALI AUDITED CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Financial Position as of January 29, 2016 and January 30, 2015 of Denali Holding Inc. (Successor)	F-4

Consolidated Statements of Income (Loss) for the years ended January 29, 2016 and January 30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), and the period from February 2, 2013 through October 28, 2013 of Dell Inc. (Predecessor)

F-5

Consolidated Statements of Comprehensive Income (Loss) for the years ended January 29, 2016 and January 30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), and the period from February 2, 2013 through October 28, 2013 of Dell Inc. (Predecessor)

F-6

Consolidated Statements of Cash Flows for the years ended January 29, 2016 and January 30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), and the period from February 2, 2013 through October 28, 2013 of Dell Inc. (Predecessor)

F-7

Consolidated Statements of Stockholders’ Equity for the years ended January 29, 2016 and January 30, 2015, the period from October 29, 2013 through January 31, 2014 of Denali Holding Inc. (Successor), and the period from February 2, 2013 through October 28, 2013 of Dell Inc. (Predecessor)

F-9

Notes to Audited Consolidated Financial Statements	F-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Denali Holding Inc.

In our opinion, the accompanying consolidated statements of financial position at January 29, 2016 and January 30, 2015 and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the years ended January 29, 2016 and January 30, 2015 and for the period from October 29, 2013 through January 31, 2014 present fairly, in all material respects, the financial position of Denali Holding Inc. and its subsidiaries (the “Successor”) at January 29, 2016 and January 30, 2015, and the results of their operations and their cash flows for the years ended January 29, 2016 and January 30, 2015 and for the period from October 29, 2013 through January 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it classifies deferred tax assets and liabilities on the consolidated balance sheet as of January 29, 2016.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Austin, Texas

March 10, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Denali Holding Inc.

In our opinion, the accompanying consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the period from February 2, 2013 through October 28, 2013 present fairly, in all material respects, the results of operations and cash flows of Dell Inc. and its subsidiaries (the “Predecessor”) for the period from February 2, 2013 through October 28, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Austin, Texas

December 14, 2015

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions)

	Successor
	January 29, 2016	January 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,576	$5,398
Accounts receivable, net	5,535	6,066
Short-term financing receivables, net	2,915	3,022
Inventories, net	1,643	1,663
Other current assets	3,615	4,799

Total current assets	20,284	20,948
Property, plant, and equipment, net	2,270	2,630
Long-term investments	114	95
Long-term financing receivables, net	2,177	2,003
Goodwill	10,049	10,053
Intangible assets, net	9,578	11,774
Other non-current assets	778	689

Total assets	$45,250	$48,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,984	$2,921
Accounts payable	12,934	13,439
Accrued and other	4,556	5,040
Short-term deferred revenue	4,339	3,948

Total current liabilities	24,813	25,348
Long-term debt	10,775	11,234
Long-term deferred revenue	4,475	4,069
Other non-current liabilities	3,615	4,584

Total liabilities	43,678	45,235

Commitments and contingencies (Note 11)
Redeemable shares	106	53
Stockholders’ equity:
Common stock and capital in excess of $.01 par value; shares authorized: 700 (Series A: 350, Series B: 150, Series C: 200); shares issued and outstanding: 405 (Series A: 307, Series B: 98) and 405 (Series A: 307, Series B: 98), respectively	5,727	5,708
Retained earnings (deficit)	(3,937)	(2,833)
Accumulated other comprehensive income (loss)	(324)	29

Total stockholders’ equity	1,466	2,904

Total liabilities and stockholders’ equity	$45,250	$48,192

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in millions; except per share amounts)

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
Net revenue:
Products	$43,317	$46,690	$11,253	$32,786
Services, including software related	11,569	11,429	2,822	9,516

Total net revenue	54,886	58,119	14,075	42,302

Cost of net revenue:
Products	37,923	40,415	10,695	28,150
Services, including software related	7,131	7,496	1,987	6,161

Total cost of net revenue	45,054	47,911	12,682	34,311

Gross margin	9,832	10,208	1,393	7,991

Operating expenses:
Selling, general, and administrative	8,900	9,428	2,863	6,528
Research, development, and engineering	1,315	1,202	328	945

Total operating expenses	10,215	10,630	3,191	7,473

Operating income (loss)	(383)	(422)	(1,798)	518
Interest and other, net	(792)	(924)	(204)	(198)

Income (loss) before income taxes	(1,175)	(1,346)	(2,002)	320
Income tax provision (benefit)	(71)	(125)	(390)	413

Net income (loss)	$(1,104)	$(1,221)	$(1,612)	$(93)

Earnings (loss) per share:
Basic	$(2.73)	$(3.02)	$(4.06)	$(0.05)

Diluted	$(2.73)	$(3.02)	$(4.06)	$(0.05)

Cash dividends declared per common share	$—	$—	$—	$0.37
Weighted-average shares outstanding:
Basic	405	404	397	1,755
Diluted	405	404	397	1,755

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
Net income (loss)	$(1,104)	$(1,221)	$(1,612)	$(93)

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(138)	(192)	(28)	(44)
Available-for-sale investments
Change in unrealized gains (losses)	—	—	—	(4)
Reclassification adjustment for net (gains) losses included in net income (loss)	—	—	—	(4)

Net change	—	—	—	(8)

Cash flow hedges
Change in unrealized gains (losses)	152	427	3	5
Reclassification adjustment for net (gains) losses included in net income (loss)	(367)	(179)	(2)	(56)

Net change	(215)	248	1	(51)

Total other comprehensive income (loss), net of tax benefit (expense) of $8, $(10), $(3), and $3 respectively	(353)	56	(27)	(103)

Comprehensive income (loss), net of tax	$(1,457)	$(1,165)	$(1,639)	$(196)

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; continued on next page)

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
Cash flows from operating activities:
Net loss	$(1,104)	$(1,221)	$(1,612)	$(93)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,872	2,977	762	990
Stock-based compensation expense	72	72	82	184
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	122	90	12	68
Deferred income taxes	(205)	(465)	(544)	(239)
Provision for doubtful accounts—including financing receivables	171	216	290	158
Other	115	153	19	42
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	187	(238)	(102)	134
Financing receivables	(321)	(550)	(199)	65
Inventories	(5)	71	(36)	(206)
Other assets	(28)	(623)	72	59
Accounts payable	(374)	1,029	1,316	(311)
Deferred revenue	867	1,431	410	49
Accrued and other liabilities	(207)	(391)	612	704

Change in cash from operating activities	2,162	2,551	1,082	1,604

Cash flows from investing activities:
Investments:
Purchases	(27)	(27)	(10)	(514)
Maturities and sales	7	15	129	2,939
Capital expenditures	(482)	(478)	(101)	(431)
Proceeds from sale of facilities, land, and other assets	88	23	—	—
Collections on purchased financing receivables	85	175	53	93
Acquisition of businesses, net of cash acquired	—	(73)	(8,624)	(571)
Divestitures of businesses, net of cash transferred	8	10	—	48

Change in cash from investing activities	(321)	(355)	(8,553)	1,564

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued, in millions)

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
Cash flows from financing activities:
Payment of dissenting shares obligation	—	—	(251)	—
Cash dividends paid	—	—	—	(653)
Proceeds from equity issuance	—	28	2,096	—
Issuance of common stock under employee plans	2	—	—	44
Payments for debt issuance costs	(10)	(7)	(264)	—
Proceeds from debt	5,460	2,936	14,074	1,127
Repayments of debt	(5,950)	(6,053)	(1,584)	(5,149)
Settlement of predecessor stock options	—	—	(111)	—
Other	2	2	—	1

Change in cash from financing activities	(496)	(3,094)	13,960	(4,630)

Effect of exchange rate changes on cash and cash equivalents	(167)	(153)	(40)	(67)

Change in cash and cash equivalents	1,178	(1,051)	6,449	(1,529)
Cash and cash equivalents at beginning of the period	5,398	6,449	—	12,569

Cash and cash equivalents at end of the period	$6,576	$5,398	$6,449	$11,040

Income tax paid	$264	$557	$95	$572
Interest paid	$585	$724	$135	$228

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions; continued on next page)

	Common Stock and Capital in Excess of Par Value		Treasury Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Denali Stockholders’ Equity	Non- Controlling Interest	Total Stockholders’ Equity
	Issued Shares	Amount	Shares	Amount
Predecessor
Balances at February 1, 2013	3,413	$12,554	1,200	$(32,145)	$30,330	$(59)	$10,680	$21	$10,701
Net loss	—	—	—	—	(93)	—	(93)	—	(93)
Other comprehensive loss	—	—	—	—	—	(103)	(103)	—	(103)
Stock issuances under employee plans and other (a)	22	40	—	—	—	—	40	—	40
Cash dividends declared	—	—	—	—	(653)	—	(653)	—	(653)
Stock-based compensation related	—	184	—	—	—	—	184	—	184
Net tax shortfall from employee stock plans	—	(23)	—	—	—	—	(23)	—	(23)
Sale of noncontrolling interest	—	—	—	—	—	—	—	(21)	(21)
Retirement of outstanding common stock	(475)	—	—	—	—	—	—	—	—

Balances at October 28, 2013	2,960	$12,755	1,200	$(32,145)	$29,584	$(162)	$10,032	$—	$10,032

(a)	Stock issuance under employee plans is net of shares withheld for employee taxes.

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(continued, in millions)

	Common Stock and Capital in Excess of Par Value		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Issued Shares	Amount
Successor
Balances at October 29, 2013	—	$—	$—	$—	$—
Issuance of common stock	402	5,521	—	—	5,521
Net loss	—	—	(1,612)	—	(1,612)
Other comprehensive loss	—	—	—	(27)	(27)
Stock-based compensation expense	—	132	—	—	132

Balances at January 31, 2014	402	5,653	(1,612)	(27)	4,014
Issuance of common stock	3	36	—	—	36
Net loss	—	—	(1,221)	—	(1,221)
Other comprehensive income	—	—	—	56	56
Stock-based compensation expense	—	72	—	—	72
Revaluation of redeemable shares	—	(53)	—	—	(53)

Balances at January 30, 2015	405	5,708	(2,833)	29	2,904
Issuance of common stock	—	—	—	—	—
Net loss	—	—	(1,104)	—	(1,104)
Other comprehensive loss	—	—	—	(353)	(353)
Stock-based compensation expense	—	72	—	—	72
Revaluation of redeemable shares	—	(53)	—	—	(53)

Balances at January 29, 2016	405	$5,727	$(3,937)	$(324)	$1,466

The accompanying notes are an integral part of these Consolidated Financial Statements.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—EMC MERGER TRANSACTION, GOING-PRIVATE TRANSACTION AND BASIS OF PRESENTATION

EMC Merger Transaction—On October 12, 2015, Denali Holding Inc. (“Parent,” “Denali” or “Denali Holding”) entered into an agreement and plan of merger (the “EMC merger agreement”) with EMC Corporation (“EMC”), Dell Inc. (“Dell”) and Universal Acquisition Co., a direct wholly-owned subsidiary of Parent (“EMC Merger Sub”). Pursuant to the EMC merger agreement, EMC Merger Sub will merge with and into EMC (“the EMC merger”), with EMC continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Upon the closing of the EMC merger, each share of EMC common stock, par value $0.01 per share (“EMC common stock”) owned immediately prior to the effective time of the EMC merger (other than shares owned by Parent, EMC Merger Sub, EMC or any of its wholly-owned subsidiaries, and other than shares with respect to which EMC’s shareholders are entitled to and properly exercise appraisal rights) automatically will be converted into the right to receive the merger consideration, consisting of (1) $24.05 in cash, without interest, and (2) a number of shares of validly issued, fully paid and non-assessable Class V common stock of Parent (the “Class V Common Stock”) equal to the quotient obtained by dividing (A) 222,966,450 by (B) the aggregate number of shares of EMC common stock issued and outstanding immediately prior to the effective time of the EMC merger, plus cash in lieu of any fractional shares. No fractional shares of Class V Common Stock will be issued in the EMC merger. The approximately 223 million shares of Class V Common Stock issuable in the EMC merger (assuming EMC shareholders are not entitled to or do not properly exercise appraisal rights) are intended to track and reflect the economic performance of approximately 65% of EMC’s current economic interest in the business of VMware, Inc. (“VMware”), which currently consists of approximately 343 million shares of VMware common stock. Based on the number of shares of EMC common stock Parent currently expects will be issued and outstanding immediately prior to the completion of the EMC merger, it is estimated that EMC shareholders will receive in the EMC merger approximately 0.111 shares of Class V Common Stock for each share of EMC common stock.

The EMC merger will be financed with a combination of equity and debt financing and cash on hand. Parent has obtained committed equity financing for up to $4.25 billion in the aggregate from Michael S. Dell, Chairman, Chief Executive Officer and founder of Dell, a separate property trust for the benefit of Mr. Dell’s wife, MSDC Denali Investors, L.P., and MSDC Denali EIV, LLC (the “MSD Partners Funds”), funds affiliated with Silver Lake Partners, and Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. Parent also has obtained debt financing commitments for up to $49.5 billion in the aggregate from financial institutions for the purpose of financing the EMC merger and refinancing certain existing indebtedness of Parent and EMC. The obligations of the lenders under Parent’s debt financing commitments are subject to a number of customary conditions. Parent’s debt financing commitments will terminate upon the earlier of the termination of the EMC merger agreement in accordance with its terms and December 16, 2016. In addition, each of Parent and EMC has agreed to make available a certain amount of cash on hand (at least $2.95 billion, in the case of Parent, and $4.75 billion, in the case of EMC) at the completion of the EMC merger for the purpose of financing the transactions contemplated by the EMC merger agreement.

The completion of the EMC merger is subject to specified conditions, including (a) approval by EMC’s shareholders, (b) the absence of an order or law prohibiting consummation of the transactions contemplated by the EMC merger agreement, (c) the effectiveness of the registration statement of Parent registering the shares of Class V Common Stock issuable in connection with the EMC merger and (d) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain foreign antitrust approvals. In addition, each party’s obligation to consummate the EMC merger is subject to other conditions, including (1) the accuracy of the other party’s representations and warranties (including the absence of a material adverse effect), (2) the other party’s compliance with its obligations, (3) receipt by each party of an opinion of counsel, dated as of the date of the EMC merger, as to certain tax matters and (4) the listing of the Class V Common Stock on the New York Stock Exchange or the Nasdaq Stock Market.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The EMC merger agreement contains specified termination rights for both Parent and EMC, including that either party may terminate the EMC merger agreement if the EMC merger is not consummated by December 16, 2016, if any governmental authority has adopted any law or regulation prohibiting or rendering the consummation of the EMC merger permanently illegal, or if any governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the EMC merger, and such order, decree or ruling has become final and nonappealable. If the EMC merger agreement is terminated under certain specified circumstances, including in connection with EMC’s entry into a definitive agreement for a superior proposal, EMC must pay Parent a termination fee of $2.5 billion. Further, if the EMC merger agreement is terminated under specified circumstances and, within 12 months after the termination, EMC enters into a definitive agreement providing for, or consummates, an acquisition proposal, EMC will be obligated to pay Parent a termination fee of $2.5 billion. The EMC merger agreement also provides that Parent and Dell will be obligated to pay EMC a reverse termination fee of $4 billion under specified circumstances and, in certain instances, an alternative reverse termination fee of $6 billion.

Other than the recognition of certain expenses related to the pending EMC merger, there was no impact of the EMC merger on the Audited Consolidated Financial Statements included in this report.

Going-Private Transaction—On October 29, 2013, Dell was acquired by Denali in a merger transaction pursuant to the terms of an agreement and plan of merger, dated as of February 5, 2013, as amended (“the going-private transaction”). Denali is a Delaware corporation owned by Michael S. Dell and a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners, the MSD Partners Funds, and certain members of Dell’s management. Mr. Dell serves as Chairman and Chief Executive Officer of Denali and Dell.

See Note 3 of the Notes to the Audited Consolidated Financial Statements for more information on the going-private transaction.

Basis of Presentation—For the purposes of these financial statements, periods prior to October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell and its consolidated subsidiaries prior to the going-private transaction (the “Predecessor”) and periods beginning on or after October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Denali and its consolidated subsidiaries (individually and together with its consolidated subsidiaries, “the Company”) subsequent to the going-private transaction (the “Successor”).

The going-private transaction was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities on the date of acquisition. Accordingly, periods prior to the going-private transaction are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

NOTE 2—DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—The Company offers a broad range of technology solutions, including servers and networking products, storage products, software, mobility products, desktops, and third-party software and peripherals.

Fiscal Year—The Company’s fiscal year is the 52 or 53 week period ending on the Friday nearest January 31. The fiscal years ended January 29, 2016 (“Fiscal 2016”), January 30, 2015 (“Fiscal 2015”), and January 31, 2014 (“Fiscal 2014”) all included 52 weeks.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Denali Holding and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany transactions and balances have been eliminated.

Use of Estimates—The preparation of financial statements in accordance with GAAP requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year-end, and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

Cash and Cash Equivalents—All highly liquid investments, including credit card receivables due from banks, with original maturities of 90 days or less at date of purchase, are reported at fair value and are considered to be cash equivalents. All other investments not considered to be cash equivalents are separately categorized as investments.

Investments—In the successor period, the Company’s investments are in non-marketable equity securities. These investments are recorded at cost which approximates fair value. If the fair value of an individual investment declines below its cost or carrying value and is determined to be permanently impaired, an impairment loss will be recognized in interest and other, net, and will reduce the investment’s carrying amount. In the predecessor period, Dell’s investments were primarily in debt securities, which were classified as available-for-sale and reported at fair value (based primarily on quoted prices and market observable inputs), using the specific identification method. Unrealized gains and losses, net of taxes, were reported as a component of stockholders’ equity, while realized gains and losses were recognized in interest and other, net.

Allowance for Doubtful Accounts—The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses, net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in selling, general, and administrative expenses.

Financing Receivables—Financing receivables are presented net of allowance for losses and consist of customer receivables and residual interest. Customer receivables include revolving loans and fixed-term leases and loans resulting primarily from the sale of the Company’s products and services. The Company has two portfolios that are based on how risk is assessed to determine the appropriate allowance levels: (1) fixed-term leases and loans and (2) revolving loans. The portfolio segments are further segregated into classes based on products, customer type, and credit risk evaluation: (1) Revolving—Dell Preferred Account (“DPA”); (2) Revolving—Dell Business Credit (“DBC”); (3) Fixed-term—Consumer and Small Commercial; and (4) Fixed-term—Medium and Large Commercial. Fixed-term leases and loans are offered to qualified small and medium-sized businesses, large commercial accounts, governmental organizations, and educational entities. Additionally, fixed-term loans are also offered to certain individual consumer customers. Revolving loans are offered under private label credit financing programs. The DPA revolving loan programs are offered to individual consumers and the DBC revolving loan programs are offered to small and medium-sized business customers.

The Company retains a residual interest in equipment leased under its fixed-term lease programs. The amount of the residual interest is established at the inception of the lease based upon estimates of the value of the equipment at the end of the lease term using historical studies, industry data, and future value-at-risk demand valuation methods. On a quarterly basis, the Company assesses the carrying amount of its recorded residual

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

values for impairment. Anticipated declines in specific future residual values that are considered to be other-than-temporary are recorded currently in earnings.

Allowance for Financing Receivable Losses

The Company recognizes an allowance for losses on financing receivables in an amount equal to the probable losses net of recoveries. The allowance for losses is generally determined at the aggregate portfolio level based on a variety of factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. Customer account principal and interest are charged to the allowance for losses when an account is deemed to be uncollectible or generally when the account is 180 days delinquent. While the Company does not generally place financing receivables on non-accrual status during the delinquency period, accrued interest is included in the allowance for loss calculation, and therefore, the Company is adequately reserved in the event of charge off. Recoveries on receivables previously charged off as uncollectible are recorded to the allowance for financing receivables losses. The expense associated with the allowance for financing receivables losses is recognized as cost of net revenue. Both fixed and revolving receivable loss rates are affected by macro-economic conditions, including the level of GDP growth, unemployment rates, the level of commercial capital equipment investment, and the credit quality of the borrower.

Asset Securitization

The Company transfers certain U.S. customer financing receivables to Special Purpose Entities (“SPEs”) that meet the definition of a Variable Interest Entity (“VIE”) and are consolidated into the Company’s Consolidated Financial Statements. These SPEs are bankruptcy remote legal entities with separate assets and liabilities. The purpose of the SPEs is to facilitate the funding of customer receivables in the capital markets. These SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The asset securitizations in the SPEs are being accounted for as secured borrowings. See Note 5 of the Notes to the Audited Consolidated Financial Statements for additional information on the impact of the consolidation.

Inventories—Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.

Property, Plant, and Equipment—Property, plant, and equipment are carried at depreciated cost. Depreciation is determined using the straight-line method over the estimated economic lives of the assets, which range from ten to thirty years for buildings and two to five years for all other assets. Leasehold improvements are amortized over the shorter of five years or the lease term. Gains or losses related to retirements or disposition of fixed assets are recognized in the period incurred.

Software Development Costs—Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with authoritative guidance until the product is available for general release. Software development costs incurred subsequent to a product establishing technological feasibility are usually not significant. No significant software development costs have been capitalized as of January 29, 2016 or January 30, 2015.

The Company capitalizes eligible internal-use software development costs incurred subsequent to the completion of the preliminary project stage. Development costs are amortized over the shorter of the expected useful life of the software or five years. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s website are expensed as incurred.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets—The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the assets. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. The Company reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Business Combinations—The Company accounts for business combinations, including the going-private transaction described in Note 1 of the Notes to the Audited Consolidated Financial Statements, using the acquisition method of accounting. Accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. During the measurement period, if new information is obtained about facts and circumstances that existed as of the acquisition date, changes in the estimated fair values of the net assets recorded may change the amount of the purchase price allocable to goodwill. During the measurement period, which expires one year from the acquisition date, changes to any purchase price allocations that are material to the Company’s consolidated financial results will be adjusted retroactively.

In-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. All acquisition costs are expensed as incurred, and the results of operations of acquired businesses are included in the Consolidated Financial Statements from the acquisition date.

Intangible Assets Including Goodwill—Identifiable intangible assets with finite lives are amortized over their estimated useful lives. In addition, intangible assets are reviewed for impairment if indicators of potential impairment exist. Goodwill and indefinite-lived intangible assets are tested for impairment on an annual basis in the third fiscal quarter, or sooner if an indicator of impairment occurs.

Foreign Currency Translation—The majority of the Company’s international sales are made by international subsidiaries, most of which have the U.S. dollar as their functional currency. The Company’s subsidiaries that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date. Revenue and expenses from these international subsidiaries are translated using the monthly average exchange rates in effect for the period in which the items occur. Foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) (“OCI”) in stockholders’ equity.

Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. Gains and losses from remeasurement of monetary assets and liabilities are included in interest and other, net.

Hedging Instruments—The Company uses derivative financial instruments, primarily forwards, options, and swaps, to hedge certain foreign currency and interest rate exposures. The relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking hedge transactions, are formally documented. The Company does not use derivatives for speculative purposes.

All derivative instruments are recognized as either assets or liabilities in the Consolidated Statements of Financial Position and are measured at fair value. Hedge accounting is applied based upon the criteria established by accounting guidance for derivative instruments and hedging activities. Derivatives are assessed for hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative. Any

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

hedge ineffectiveness is recognized currently in earnings as a component of interest and other, net. For derivatives that are not designated as hedges or do not qualify for hedge accounting treatment, the Company recognizes the change in the instrument’s fair value currently in earnings as a component of interest and other, net. The Company’s hedge portfolio includes non-designated derivatives and derivatives designated as cash flow hedges.

For derivative instruments that are designated as cash flow hedges, hedge ineffectiveness is measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the fair value of the hedged item, both of which are based on forward rates. The Company records the effective portion of the gain or loss on the derivative instrument in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity, and reclassifies the gain or loss into earnings in the period during which the hedged transaction is recognized in earnings.

Cash flows from derivative instruments are presented in the same category on the Consolidated Statements of Cash Flows as the cash flows from the underlying hedged items. See Note 7 of the Notes to the Audited Consolidated Financial Statements for a description of the Company’s derivative financial instrument activities.

Revenue Recognition—Net revenue includes sales of hardware, services, software, and peripherals. The Company recognizes revenue for these products and services when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s fee to its customer is fixed or determinable; and collection of the resulting receivable is reasonably assured.

Revenue from third-party software sales and extended warranties for third-party products, for which the Company does not meet the criteria for gross revenue recognition, is recognized on a net basis. All other revenue is recognized on a gross basis.

Services revenue and cost of services revenue captions in the Consolidated Statements of Income (Loss) include the Company’s services, third-party software revenue, and support services related to the Company-owned software offerings.

Multiple Deliverables

The Company’s multiple deliverable arrangements include hardware products that are sold with software or services such as extended warranty, installation, maintenance, and other services contracts. The Company’s service contracts may include a combination of services arrangements, including support and deployment services, infrastructure, cloud and security services, and applications and business process services. The nature and terms of these multiple deliverable arrangements will vary based on the customized needs of the Company’s customers.

The deliverables included in the Company’s multiple deliverable arrangements typically represent a separate unit of accounting. Accordingly, consideration is allocated to these deliverables based on each unit’s relative selling price. The hierarchy used to determine the selling price of a deliverable is: (1) vendor specific objective evidence (“VSOE”), (2) third-party evidence of selling price (“TPE”), and (3) best estimate of the selling price (“ESP”). In instances where the Company cannot establish VSOE, the Company establishes TPE by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Products

Revenue from the sale of products is recognized when title and risk of loss passes to the customer. Delivery is considered complete when products have been shipped to the Company’s customer, title and risk of loss has transferred to the customer, and customer acceptance has been satisfied. Customer acceptance is satisfied if acceptance is obtained from the customer, if all acceptance provisions lapse, or if the Company has evidence that all acceptance provisions have been satisfied.

The Company records reductions to revenue for estimated customer sales returns, rebates, and certain other customer incentive programs. These reductions to revenue are made based upon reasonable and reliable estimates that are determined by historical experience, contractual terms, and current conditions. The primary factors affecting the Company’s accrual for estimated customer returns include estimated return rates as well as the number of units shipped that have a right of return that has not expired as of the balance sheet date. If returns cannot be reliably estimated, revenue is not recognized until a reliable estimate can be made or the return right lapses.

The Company sells its products directly to customers as well as through other distribution channels, such as retailers, distributors, and resellers. The Company recognizes revenue on these sales when the reseller has economic substance apart from the Company; any credit risk has been identified and quantified; title and risk of loss has passed to the sales channel; the fee paid to the Company is not contingent upon resale or payment by the end user; and the Company has no further obligations related to bringing about resale or delivery.

Sales through the Company’s distribution channels are primarily made under agreements allowing for limited rights of return, price protection, rebates, and marketing development funds. The Company has generally limited return rights through contractual caps or has an established selling history for these arrangements. Therefore, there is sufficient data to establish reasonable and reliable estimates of returns for the majority of these sales. To the extent price protection or return rights are not limited and a reliable estimate cannot be made, all of the revenue and related costs are deferred until the product has been sold to the end-user or the rights expire. The Company records estimated reductions to revenue or an expense for distribution channel programs at the later of the offer or the time revenue is recognized.

The Company defers the cost of shipped products awaiting revenue recognition until revenue is recognized.

Services

Services include a broad range of configurable IT and business services, including support and deployment services, infrastructure, cloud, and security services, and applications and business process services. Revenue is recognized for services contracts as earned, which is generally on a straight-line basis over the term of the contract or on a proportional performance basis as the services are rendered and the Company’s obligations are fulfilled. Revenue from time and materials or cost-plus contracts is recognized as the services are performed. Revenue from fixed price contracts is recognized on a straight-line basis, unless revenue is earned and obligations are fulfilled in a different pattern. These service contracts may include provisions for cancellation, termination, refunds, or service level adjustments. These contract provisions would not have a significant impact on recognized revenue as the Company generally recognizes revenue for these contracts as the services are performed.

For sales of extended warranties with a separate contract price, the Company defers revenue equal to the separately stated price. Revenue associated with undelivered elements is deferred and recorded when delivery occurs or services are provided. Revenue from extended warranty and service contracts, for which the Company is obligated to perform, is recorded as deferred revenue and subsequently recognized over the

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

term of the contract on a straight-line basis or when the service is completed and the costs associated with these contracts are recognized as incurred.

Software

The Company recognizes revenue in accordance with industry specific software accounting guidance for all software and post-contract support (“PCS”) that are not essential to the functionality of the hardware. Accounting for software that is essential to the functionality of the hardware is accounted for as specified above under “Multiple Deliverables.” The Company has not established VSOE of fair value for the undelivered elements of third-party software offerings. For the majority of the Company-owned software offerings, the Company has established VSOE to support a separation of the software license and undelivered elements. These elements include PCS as well as professional services. VSOE of the undelivered element is determined by reference to the prices customers pay for support when it is sold separately. In instances where VSOE is established, the Company recognizes revenue from the sale of software licenses at the time of initial sale, assuming all of the above criteria have been met, and revenue from the undelivered elements over the maintenance period. When the Company has not established VSOE to support a separation of the software license and undelivered elements, the revenue and related costs are generally recognized over the term of the agreement.

Other

The Company records revenue from the sale of equipment under sales-type leases as product revenue in an amount equal to the present value of minimum lease payments at the inception of the lease. Sales-type leases also produce financing income, which is included in net revenue in the Consolidated Statements of Income (Loss) and is recognized at consistent rates of return over the lease term. The Company also offers qualified customers revolving credit lines for the purchase of products and services offered by the Company. Financing income attributable to these revolving loans is recognized in net revenue on an accrual basis.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Standard Warranty Liabilities—The Company records warranty liabilities for its standard limited warranty at the time of sale for the estimated costs that may be incurred under its limited warranty. The liability for standard warranties is included in accrued and other current and other non-current liabilities in the Consolidated Statements of Financial Position. The specific warranty terms and conditions vary depending upon the product sold and the country in which the Company does business, but generally includes technical support, parts, and labor over a period ranging from one to three years. Factors that affect the Company’s warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company’s warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 16 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Deferred Revenue—Deferred revenue represents amounts received in advance for extended warranty services, amounts due or received from customers under a legally binding commitment prior to services being

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

rendered, deferred revenue related to internally-developed software offerings, and other deferred revenue, which primarily consists of deferred profit on third-party software offerings.

Vendor Rebates and Settlements—The Company may receive consideration from vendors in the normal course of business. Certain of these funds are rebates of purchase price paid and others are related to reimbursement of costs incurred by the Company to sell the vendor’s products. The Company recognizes a reduction of cost of goods sold and inventory if the funds are a reduction of the price of the vendor’s products. If the consideration is a reimbursement of costs incurred by the Company to sell or develop the vendor’s products, then the consideration is classified as a reduction of that cost in the Consolidated Statements of Income (Loss), most often operating expenses. In order to be recognized as a reduction of operating expenses, the reimbursement must be for a specific, incremental, and identifiable cost incurred by the Company in selling the vendor’s products or services.

In addition, the Company may settle commercial disputes with vendors from time to time. Claims for loss recoveries are recognized when a loss event has occurred, recovery is considered probable, the agreement is finalized, and collectibility is assured. Amounts received by the Company from vendors for loss recoveries are generally recorded as a reduction of cost of goods sold.

Loss Contingencies—The Company is subject to the possibility of various losses arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as the Company’s ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted and whether new accruals are required.

Shipping Costs—The Company’s shipping and handling costs are included in cost of net revenue in the Consolidated Statements of Income (Loss).

Selling, General, and Administrative—Selling expenses include items such as sales salaries and commissions, marketing and advertising costs, and contractor services. Advertising costs are expensed as incurred in selling, general, and administrative expenses in the Consolidated Statements of Income (Loss). For the fiscal years ended January 29, 2016 and January 30, 2015 and the successor period ended January 31, 2014, advertising expenses were $668 million, $660 million, and $166 million respectively, and for the predecessor period ended October 28, 2013, advertising expenses were $504 million. General and administrative expenses include items for the Company’s administrative functions, such as finance, legal, human resources, and information technology support. These functions include costs for items such as salaries, maintenance and supplies, insurance, depreciation expense, and allowance for doubtful accounts.

Research, Development, and Engineering Costs—Research, development, and engineering costs are expensed as incurred. Research, development, and engineering expenses primarily include payroll and headcount-related costs, contractor fees, infrastructure costs, and administrative expenses directly related to research and development support.

Income Taxes—Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company calculates a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. The Company provides

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

valuation allowances for deferred tax assets, where appropriate. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event the Company determines all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

The accounting guidance for uncertainties in income tax prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company recognizes a tax benefit from an uncertain tax position in the financial statements only when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority’s administrative practices and precedents.

Stock-Based Compensation—The Company measures stock-based compensation expense for all share-based awards granted based on the estimated fair value of those awards at grant date. In connection with the acquisition of Dell by Denali Holding, the board of directors of Denali Holding approved the Denali Holding Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). For service-based stock options issued under the 2013 Stock Incentive Plan, the Company typically estimates the fair value of these awards using the Black-Scholes valuation model and for performance-based stock options issued under the 2013 Stock Incentive Plan, the Company estimates the fair value of these awards using the Monte Carlo valuation model. In accordance with authoritative guidance, the Company records stock-based compensation expense for equity plans issued by Denali Holding at the Dell level, as the associated benefits reside at that level. Denali Holding primarily grants service-based and performance-based stock options under this plan.

The compensation cost of service-based stock options is recognized net of any estimated forfeitures on a straight-line basis over the employee requisite service period. Compensation cost for performance-based options, containing a market condition, is recognized on a graded accelerated basis net of estimated forfeitures over the requisite service period. Forfeiture rates are estimated at grant date based on historical experience and adjusted in subsequent periods for differences in actual forfeitures from those estimates. See Note 14 of the Notes to the Audited Consolidated Financial Statements for further discussion of stock-based compensation.

Recently Issued Accounting Pronouncements

Revenue from Contracts with Customers—In May 2014, the Financial Accounting Standards Board (“FASB”) issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB approved a one-year deferral of the effective date of this standard. Public entities are required to adopt the new standard for fiscal years, and interim periods within those years, beginning after December 15, 2017, with the option of applying the standard as early as the original effective date for public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of the new guidance, the effective date, and the method of adoption.

Presentation of Debt Issuance Costs—In April 2015, the FASB issued amended guidance which will change the classification of debt issuance costs in the Consolidated Statements of Financial Position. The new guidance

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

will require debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability consistent with the presentation of debt discounts, rather than as an asset as currently presented. The guidance related to recognition and measurement of debt issuance costs remains unchanged. Public entities must implement the new presentation for fiscal years, and interim periods within those years, beginning after December 15, 2015. Except for the reclassification of debt issuance costs in the Consolidated Statements of Financial Position, there will be no other impact to the Consolidated Financial Statements.

Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement—In April 2015, the FASB issued guidance about whether a cloud computing arrangement includes software and how to account for that software license. If a cloud computing arrangement includes a software license element, the related fees are accounted for as an internal-use software intangible. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a services contract. Public entities must adopt the new guidance for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early application permitted. The Company is currently evaluating the impact of the new guidance and timing of adoption, but does not expect it to have a material impact on its Consolidated Financial Statements.

Simplifying the Accounting for Measurement-Period Adjustments—In September 2015, the FASB issued amended guidance which eliminates the requirement that an acquirer in a business combination account for a measurement-period adjustment retrospectively. Instead, an acquirer will be required to recognize a measurement-period adjustment during the period in which the amount of the adjustment is determined. Public entities must adopt the new guidance for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company is currently evaluating the impact of the new guidance on the Consolidated Financial Statements.

Balance Sheet Classification of Deferred Taxes—In November 2015, the FASB amended guidance for classification of deferred income taxes which requires that deferred tax assets and liabilities be classified as non-current in the Consolidated Statement of Financial Position. The Company elected to early adopt this standard in the fourth quarter of Fiscal 2016 on a prospective basis. Other than the reclassification of deferred tax amounts in the Consolidated Statement of Financial Position as of January 29, 2016, there was no impact on the Consolidated Financial Statements.

Recognition and Measurement of Financial Assets and Financial Liabilities—In January 2016, the FASB issued amended guidance on Recognition and Measurement of Financial Assets and Financial Liabilities. The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Public entities must adopt the new guidance for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the impact that the standard will have on the Consolidated Financial Statements.

Leases—In February 2016, the FASB issued amended guidance on the accounting for leasing transactions. The primary objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Public entities must adopt the new guidance for reporting periods beginning after December 15, 2018, with early adoption permitted. Companies are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the impact that the standard will have on the Consolidated Financial Statements.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—BUSINESS COMBINATIONS

Acquisition of Dell by Denali Holding

On October 29, 2013, Dell was acquired, for an aggregate GAAP purchase price of $24.1 billion for all of its outstanding shares, by Denali Holding, a Delaware corporation owned, upon the closing of the going-private transaction, by Michael S. Dell, the Chairman, Chief Executive Officer, and founder of Dell, and a separate property trust for the benefit of Mr. Dell’s wife, investment funds affiliated with Silver Lake Partners, the MSD Partners Funds, and certain members of Dell’s management. There was no contingent consideration related to this transaction, other than with respect to dissenting shares for which appraisal has been demanded under Delaware law, as discussed in Note 11 of the Notes to the Audited Consolidated Financial Statements.

Through January 29, 2016, the Company has incurred $335 million in transaction-related expenses. These expenses consist of professional fees and the reimbursement of certain expenses, which were approved by Dell’s former board of directors, incurred in connection with the going-private transaction. Of this amount, $23 million was incurred in the fiscal year ended January 29, 2016, $20 million was incurred in the fiscal year ended January 30, 2015, $120 million was recognized in the successor period ended January 31, 2014, and $172 million was recognized in the predecessor period ended October 28, 2013. These costs were recognized in selling, general, and administrative expenses in the Consolidated Statements of Income (Loss).

In addition, as of January 29, 2016, the Company expects to incur approximately $54 million in compensation-related expenses, net of forfeitures, that will be expensed through October 2018. These expenses will be recognized in cost of net revenue and operating expenses in Dell’s Consolidated Statements of Income (Loss). See Note 1 and Note 14 of the Notes to the Audited Consolidated Financial Statements for more information on these expenses.

The following table summarizes the purchase price of this transaction as of October 29, 2013:

Purchase Price
(in millions)
Purchase price:
Consideration paid	$19,664
Equity rollover	3,440
Other (a)	247
Liability for dissenting shares (Note 11)	770

Total	$24,121

(a)	Represents the fair value for which services were rendered as of the close of the transaction under share-based payment arrangements.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the going-private transaction, all of Dell’s assets and liabilities were accounted for and recognized at fair value on October 29, 2013, in the Company’s Consolidated Financial Statements. The following table summarizes the fair value of the assets acquired and the liabilities assumed by major class as a result of this transaction:

	Cost	Weighted-Average Useful Life
	(in millions)	(in years)
Intangible Assets:
Amortizable intangible assets:
Customer relationships	$10,776	6.6
Technology	1,955	4.7
Trade names	334	6.5

Total amortizable intangible assets	13,065	6.3
In-process research and development	141
Indefinite lived intangible asset (Dell trade name)	1,435

Total intangible assets	14,641
Goodwill	10,005
Cash and cash equivalents (a)	11,040
Accounts receivable, net	6,274
Inventories, net	1,760
Short-term financing receivables, net	3,456
Short-term investments and other current assets	3,912
Property, plant, and equipment, net	3,002
Long-term financing receivables, net	1,610
Long-term investments and other non-current assets	916
Short-term debt	(1,399)
Accounts payable	(11,228)
Accrued and other	(4,146)
Short-term deferred revenue	(3,219)
Long-term debt	(3,418)
Long-term deferred revenue	(3,034)
Other non-current liabilities	(6,051)

Total	$24,121

(a)	Of the above cash and cash equivalents, $4.3 billion was used in connection with the financing requirements of the going-private transaction.

The Company recorded $10.0 billion in goodwill related to this transaction. This amount represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed associated with this transaction. Goodwill is an asset representing future economic benefits arising from other assets acquired that are not individually identified and separately recognized.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—FAIR VALUE MEASUREMENTS

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of January 29, 2016 and January 30, 2015:

	Successor
	January 29, 2016				January 30, 2015
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	(in millions)
Assets:
Cash equivalents:
Money market funds	$3,832	$—	$—	$3,832	$1,778	$—	$—	$1,778
Derivative instruments	—	195	—	195	—	437	—	437
Common stock purchase agreement	—	—	10	10	—	—	—	—

Total assets	$3,832	$195	$10	$4,037	$1,778	$437	$—	$2,215

Liabilities:
Derivative instruments	$—	$12	$—	$12	$—	$56	$—	$56
Debt—Other	—	—	28	28	—	—	—	—

Total liabilities	$—	$12	$28	$40	$—	$56	$—	$56

The Company did not transfer any securities between levels during the fiscal year ended January 29, 2016.

The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:

Money Market Funds—The Company’s money market funds are classified as cash equivalents with original maturities of 90 days or less and are recognized at fair value. The valuations of these securities are based on quoted prices in active markets for identical assets, when available, or pricing models whereby all significant inputs are observable or can be derived from or corroborated by observable market data. The Company reviews security pricing and assesses liquidity on a quarterly basis.

Derivative Instruments—The Company’s derivative financial instruments consist primarily of foreign currency forward and purchased option contracts and interest rate swaps. The fair value of the portfolio is determined using valuation models based on market observable inputs, including interest rate curves, forward and spot prices for currencies, and implied volatilities. Credit risk is also factored into the fair value calculation of the Company’s derivative instrument portfolio. See Note 7 of the Notes to the Audited Consolidated Financial Statements for a description of the Company’s derivative financial instrument activities.

Debt—Other—As of January 29, 2016, the Company recognized a portion of its long-term debt at fair value. This debt is represented by promissory notes issued on August 3, 2015 and September 14, 2015. The Company determined fair value using a discounted cash flow model which included significant unobservable inputs and assumptions. The unobservable inputs used include projected cash outflows over varying possible maturity dates, weighted by the probability of those possible outcomes, along with assumed discount rates.

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Varying these inputs could alter the fair value recognized for this instrument, but no material changes in fair value are expected given the maximum settlement amount of approximately $28 million under the agreement pursuant to which the promissory notes were issued.

Common Stock Purchase Agreements—The equity financing agreements obtained by Parent in connection with the EMC merger transaction described in Note 1 of the Notes to the Audited Consolidated Financial Statements permit Michael S. Dell, the MSD Partners Funds, Silver Lake Partners, and Temasek to purchase Parent common stock at a fixed price per share contingent on the closing of the EMC merger transaction. Each agreement also provides for a price protection in the event additional equity investors purchase Parent common stock at a lower price. The agreements with Michael S. Dell, the MSD Partners Funds, and Silver Lake Partners are not required to be remeasured to fair value and are effectively capital commitments, because of the degree of control and influence such persons can exercise over Parent, including control over when and at what price Parent will issue new shares, as well as the fact that the equity agreements were entered into solely for the purpose of financing the EMC merger transaction. The provision relating to price protection is considered substantive to Temasek as an unrelated party. Consequently, the Company has recognized the contract as an asset or liability, initially recorded at fair value of zero, with subsequent changes in fair value recorded in earnings. As of January 29, 2016, the Company recognized an asset of $10 million related to the Temasek equity contract.

The Company determined the fair value of this forward contract using a Black-Scholes valuation model, which included significant unobservable inputs and assumptions. The unobservable inputs used include the current value of the Parent common stock, which was estimated based on a combination of a discounted cash flow methodology and a market approach, the probability of the EMC merger occurring, the time period to contract expiration, and the probability that Parent will issue its shares below the foregoing fixed price per share. Varying these inputs could materially alter the fair value recognized for this instrument.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—Certain assets are measured at fair value on a nonrecurring basis and therefore are not included in the recurring fair value table above. These assets consist primarily of non-financial assets such as goodwill and intangible assets and investments accounted for under the cost method. See Note 8 of the Notes to the Audited Consolidated Financial Statements for additional information about goodwill and intangible assets. Investments accounted for under the cost method are measured at fair value initially. Subsequently, when there is an indicator of impairment, the impairment is recognized.

NOTE 5—FINANCIAL SERVICES

Dell Financial Services

The Company offers or arranges various financing options and services for its business and consumer customers in the United States, Canada, Europe, and Mexico through Dell Financial Services and its affiliates (“DFS”). The key activities of DFS include the origination, collection, and servicing of customer receivables primarily related to the purchase of Dell products and services. New financing originations, which represent the amounts of financing provided by DFS to customers for equipment and related software and services, including third-party originations, were $3.7 billion for the fiscal years ended ended January 29, 2016 and January 30, 2015, and $1.0 billion and $2.3 billion for the successor period ended January 31, 2014 and the predecessor period ended October 28, 2013, respectively.

The Company’s financing receivables are aggregated into the following categories:

•	Revolving loans—Revolving loans offered under private label credit financing programs provide qualified customers with a revolving credit line for the purchase of products and services offered by

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Dell. These private label credit financing programs are referred to as Dell Preferred Account (“DPA”) and Dell Business Credit (“DBC”). The DPA product is primarily offered to individual consumer customers, and the DBC product is primarily offered to small and medium-sized commercial customers. Revolving loans in the United States bear interest at a variable annual percentage rate that is tied to the prime rate. Based on historical payment patterns, revolving loan transactions are typically repaid within twelve months on average.

•	Fixed-term sales-type leases and loans—The Company enters into sales-type lease arrangements with customers who desire lease financing. Leases with business customers have fixed terms of generally two to four years. Future maturities of minimum lease payments as of January 29, 2016, were as follows: Fiscal 2017—$1,541 million; Fiscal 2018—$1,021 million; Fiscal 2019—$458 million; Fiscal 2020—$111 million; Fiscal 2021 and beyond—$17 million. The Company also offers fixed-term loans to qualified small businesses, large commercial accounts, governmental organizations, educational entities, and certain individual consumer customers. These loans are repaid in equal payments including interest and have defined terms of generally three to five years.

The following table summarizes the components of the Company’s financing receivables segregated by portfolio segment as of January 29, 2016 and January 30, 2015:

	Successor
	January 29, 2016			January 30, 2015
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Financing Receivables, net:
Customer receivables, gross	$1,173	$3,637	$4,810	$1,438	$3,291	$4,729
Allowances for losses	(118)	(58)	(176)	(145)	(49)	(194)

Customer receivables, net	1,055	3,579	4,634	1,293	3,242	4,535
Residual interest	—	458	458	—	490	490

Financing receivables, net	$1,055	$4,037	$5,092	$1,293	$3,732	$5,025

Short-term	$1,055	$1,860	$2,915	$1,293	$1,729	$3,022
Long-term	—	2,177	2,177	—	2,003	2,003

Financing receivables, net	$1,055	$4,037	$5,092	$1,293	$3,732	$5,025

The following table summarizes the changes in the allowance for financing receivable losses for the respective periods:

	Successor
	Fiscal Year Ended January 29, 2016			Fiscal Year Ended January 30, 2015
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at beginning of period	$145	$49	$194	$171	$44	$215
Charge-offs, net of recoveries	(105)	(17)	(122)	(151)	(17)	(168)
Provision charged to income statement	78	26	104	125	22	147

Balance at end of period	$118	$58	$176	$145	$49	$194

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NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Successor			Predecessor
	October 29, 2013 through January 31, 2014			February 2, 2013 through October 28, 2013
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Allowance for financing receivable losses:
Balance at the beginning of period	$—	$—	$—	$169	$23	$192
Charge-offs, net of recoveries	(35)	(4)	$(39)	(104)	(15)	(119)
Provision charged to income statement	206	48	$254	79	16	95

Balance at end of period	$171	$44	$215	$144	$24	$168

On October 29, 2013, in connection with the acquisition of Dell by Denali Holding, the Company’s financing receivables, net, were re-measured on a fair value basis and recognized in the Consolidated Statement of Financial Position accordingly. In addition, in accordance with authoritative guidance for business combinations, the Company recorded a provision for losses of $204 million on customer receivables to recognize an estimate of incurred losses on principal balances. The provision was calculated using the same methodology in determining the allowance for the Predecessor entity and was recognized in cost of net revenue in the Consolidated Statement of Income (Loss) for the Successor entity.

The following table summarizes the aging of the Company’s customer financing receivables, gross, including accrued interest, as of January 29, 2016 and January 30, 2015, segregated by class:

	Successor
	January 29, 2016				January 30, 2015
	Current	Past Due 1—90 Days	Past Due > 90 Days	Total	Current	Past Due 1—90 Days	Past Due > 90 Days	Total
	(in millions)
Revolving—DPA	$812	$99	$36	$947	$969	$140	$54	$1,163
Revolving—DBC	202	20	4	226	244	26	5	275
Fixed-term—Consumer and Small Commercial	315	11	3	329	319	14	3	336
Fixed-term—Medium and Large Commercial	3,131	157	20	3,308	2,800	138	17	2,955

Total customer receivables, gross	$4,460	$287	$63	$4,810	$4,332	$318	$79	$4,729

Credit Quality

The following table summarizes customer receivables, gross, including accrued interest, by credit quality indicator segregated by class, as of January 29, 2016 and January 30, 2015. The categories shown in the table below segregate customer receivables based on the relative degrees of credit risk. The credit quality indicators for DPA revolving accounts are measured primarily as of each quarter-end date, while all other indicators are generally updated on a periodic basis.

For DPA revolving receivables shown in the table below, the Company makes credit decisions based on proprietary scorecards, which include the customer’s credit history, payment history, credit usage, and other credit agency-related elements. The higher quality category includes prime accounts generally of a higher credit quality that are comparable to U.S. customer FICO scores of 720 or above. The mid-category represents the mid-

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

tier accounts that are comparable to U.S. customer FICO scores from 660 to 719. The lower category is generally sub-prime and represents lower credit quality accounts that are comparable to U.S customer FICO scores below 660. For the DBC revolving receivables and fixed-term commercial receivables shown in the table below, an internal grading system is utilized that assigns a credit level score based on a number of considerations, including liquidity, operating performance, and industry outlook. The grading criteria and classifications for the fixed-term products differ from those for the revolving products as loss experience varies between these product and customer groups. The credit quality categories cannot be compared between the different classes as loss experience varies substantially between the classes.

	Successor
	January 29, 2016				January 30, 2015
	Higher	Mid	Lower	Total	Higher	Mid	Lower	Total
	(in millions)
Revolving—DPA	$148	$270	$529	$947	$165	$327	$671	$1,163
Revolving—DBC	$68	$65	$93	$226	$84	$80	$111	$275
Fixed-term—Consumer and Small Commercial	$93	$136	$100	$329	$92	$145	$99	$336
Fixed-term—Medium and Large Commercial	$1,597	$1,075	$636	$3,308	$1,701	$761	$493	$2,955
DFS Acquisitions

During Fiscal 2014, prior to the acquisition of Dell by Denali Holding, the Company completed its acquisition of CIT Vendor Finance’s Dell-related financing assets portfolio and sales and servicing functions in Europe to enable global expansion of the Company’s direct finance model. This acquisition included a purchased portfolio of $374 million in gross contractual payments under fixed-term leases and loans with a fair value at purchase of approximately $356 million. As part of the same purchase, the Company acquired a liquidating portfolio of operating leases which are included in property, plant, and equipment in the Consolidated Statements of Financial Position. At the time of the acquisition, the gross amount of the equipment associated with these operating leases was approximately $169 million. In connection with this transaction, a subsidiary of the Company, Dell International Bank Limited, obtained a bank license from The Central Bank of Ireland to facilitate the Company’s ongoing offerings of financial services in Europe.

Securitizations and Structured Financing Debt

The Company transfers certain U.S. customer financing receivables to Special Purpose Entities (“SPEs”) that meet the definition of a Variable Interest Entity (“VIE”) and are consolidated, along with the associated debt, into the Company’s Consolidated Financial Statements, as the Company is the primary beneficiary of those VIEs. These SPEs are bankruptcy remote legal entities with separate assets and liabilities. The purpose of these SPEs is to facilitate the funding of customer receivables in the capital markets.

The following table shows financing receivables held by the consolidated VIEs as of the respective dates:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Financing receivables held by consolidated VIEs, net:
Short-term, net	$2,125	$2,086
Long-term, net	1,215	891

Financing receivables held by consolidated VIEs, net	$3,340	$2,977

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Financing receivables transferred via securitization through SPEs were $3.2 billion and $2.7 billion for the fiscal years ended January 29, 2016 and January 30, 2015, respectively.

Some of the SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The Company’s risk of loss related to securitized receivables is limited to the amount by which the Company’s right to receive collections for assets securitized exceeds the amount required to pay interest, principal, and fees and expenses related to the asset-backed securities. The Company provides credit enhancement to the securitization in the form of over-collateralization.

The Company’s total structured financing debt, which is collateralized by financing receivables in the U.S., Canada, and Europe, was $3.4 billion and $2.7 billion, as of January 29, 2016 and January 30, 2015, respectively, under the following programs:

•	The structured financing debt program in the U.S., which is related to the fixed-term lease and loan securitization program and the revolving loan securitization program, was $1.3 billion and $1.8 billion as of January 29, 2016 and January 30, 2015, respectively. This debt is collateralized solely by the U.S financing receivables in the programs. The debt has a variable interest rate and the duration of this debt is based on the terms of the underlying financing receivables. As of January 29, 2016, the total debt capacity related to the securitization programs was $2.1 billion. The Company enters into interest swap agreements to effectively convert the portion of its structured financing debt from a floating rate to a fixed rate. See Note 7 of the Notes to the Audited Consolidated Financial Statements for additional information about interest rate swaps.

The Company’s securitization programs became effective on October 29, 2013. The revolving program is effective for three years. The fixed term program, which was extended during the first quarter of Fiscal 2016, is effective for four and one-half years. The programs contain standard structural features related to the performance of the securitized receivables which include defined credit losses, delinquencies, average credit scores, and minimum collection requirements. In the event one or more of these criteria are not met and the Company is unable to restructure the program, no further funding of receivables will be permitted and the timing of the Company’s expected cash flows from over-collateralization will be delayed. As of January 29, 2016, these criteria were met.

•	The Company may periodically issue asset-backed debt securities to private investors. As of January 29, 2016, the associated debt balance of these securities was $1.6 billion. The asset-backed debt securities are collateralized solely by the U.S. fixed-term financing receivables in the offerings, which are held by SPEs. The interest rate on these securities is fixed and ranges from 0.26% to 3.61% and the duration of these securities is based on the terms of the underlying financing receivables. See Note 4 of the Notes to the Audited Consolidated Financial Statements for additional information regarding the Company’s structured financing debt.

•	In connection with the Company’s international financing operations, the Company has entered into revolving structured financing debt programs related to its fixed-term lease and loan products sold in Canada and Europe. As of January 29, 2016, the Canadian program, which is effective for two years, beginning on September 19, 2014, and is collateralized solely by the Canadian financing receivables, had a total debt capacity of $135 million. The European program, which was extended during the first quarter of Fiscal 2016, is effective for four years, beginning on December 23, 2013. The program is collateralized solely by the European financing receivables and had a total debt capacity of $653 million as of January 29, 2016. The aggregate outstanding balances of the Canadian and European revolving structured loans as of January 29, 2016 and January 30, 2015 were $559 million and $388 million, respectively.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Financing Receivable Sales

To manage certain concentrations of customer credit exposure, the Company may sell selected fixed-term financing receivables to unrelated third parties on a periodic basis. During the fiscal years ended January 29, 2016 and January 30, 2015, the amount of receivables sold was $91 million and $61 million, respectively. During the successor period ended January 31, 2014, the Company did not sell any receivables. During the predecessor period ended October 28, 2013, the amount of receivables sold was $127 million.

NOTE 6—DEBT

The following table summarizes the Company’s outstanding debt as of the dates indicated:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Secured Debt
Structured financing debt	$3,411	$2,690
3.75% Floating rate due October 2018 (“Term Loan C Facility”)	1,003	1,284
4.00% Floating rate due April 2020 (“Term Loan B Facility”)	4,329	4,602
4.00% Floating rate due April 2020 (“Term Loan Euro Facility”)	891	785
5.625% due October 2020 (“Senior First Lien Notes”)	1,400	1,400
Unsecured Notes and Debentures
2.30% due September 2015	—	700
3.10% due April 2016	400	400
5.65% due April 2018	500	500
5.875% due June 2019	600	600
4.625% due April 2021	400	400
7.10% due April 2028	300	300
6.50% due April 2038	388	388
5.40% due September 2040	265	265
Other	93	73

Total debt, principal amount	13,980	14,387
Unamortized discount, net of unamortized premium	(221)	(232)

Total debt, carrying value	$13,759	$14,155

Total short-term debt	$2,984	$2,921
Total long-term debt	$10,775	$11,234

To finance the acquisition of Dell by Denali Holding, the Company issued $13.9 billion in debt, which included borrowings under the Term Loan facilities and the ABL Credit Facility, proceeds from the sale of the Senior First Lien Notes and other notes, as well as borrowings under the structured financing debt programs. During the year ended January 29, 2016, the Company repaid $0.7 billion of maturing Unsecured Notes and Debentures as well as $0.4 billion, net, of Term Loan debt. In addition, during the year ended January 29, 2016, the Company issued $0.7 billion, net, in additional structured financing debt.

Term Loan Facilities—The $1.5 billion Term Loan C Facility was issued on October 29, 2013, and provides for equal quarterly principal amortizations in an annual amount equal to 10% of the original principal amount in the first year of the agreement and increasing annual percentage amounts in subsequent years with the payment of the outstanding balance due at maturity, in October 2018. The annual principal amortization percentage is

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

currently 22.5%. The $4.7 billion Term Loan B Facility and the €0.7 billion Term Loan Euro Facility were issued on October 29, 2013, and provide for quarterly principal amortizations in an annual amount equal to 1% of the original principal amount and payment of the outstanding balances due at maturity in April 2020. Borrowings under the Term Loan facilities bear interest, payable quarterly, at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate or (b) a LIBOR rate for the applicable currency, in each case, subject to interest rate floors. Under the Term Loan facilities, if the Company has excess cash flows that are not reinvested in working capital, strategic investments, or finance activities on an annual basis and if the Company’s secured leverage ratio falls within certain thresholds, a percentage of the excess cash flows is required to be applied to prepay secured debt. An excess cash flow payment of approximately $38 million was determined to be required for the year ended January 29, 2016, and this amount has been reclassified from long-term debt to short-term debt.

On June 10, 2015, the Company refinanced and amended the Term Loan facilities to reduce interest rate floors and margins and to modify certain covenant requirements. The refinancing increased the outstanding Term Loan Euro Facility from €0.6 billion to €0.8 billion, which was offset by a decrease in the Term Loan B Facility from $4.6 billion to $4.4 billion. The interest rate for both the Term Loan B Facility and Term Loan Euro Facility was reduced to 4%. The refinancing was evaluated in accordance with FASB Accounting Standards Codification 470-50, Debt-Modifications and Extinguishments. The refinancing was accounted for as a debt extinguishment with respect to lenders that exited the syndicate, and as a debt modification with respect to lenders remaining in the syndicate. The Company recognized a resulting $9 million loss on extinguishment of debt during the year ended January 29, 2016, which represented write-offs of debt issuance costs and original issuance discounts. The Company also recognized $3 million of repricing fees under the modification during the year ended January 29, 2016

Senior First Lien Notes—The Senior First Lien Notes were issued on October 7, 2013 in an aggregate principal amount of $1.5 billion and are payable in full at maturity, in October 2020. As of January 29, 2016, the outstanding balance of these notes was $1.4 billion. Interest on the Senior First Lien Notes is payable semiannually.

ABL Credit Facility—On October 29, 2013, the Company entered into a secured ABL Credit Facility to support its working capital needs. The maximum aggregate borrowings under this revolving credit facility are approximately $2.0 billion. Borrowings under the ABL Credit Facility are subject to a borrowing base, which consists of certain receivables and inventory. Available borrowings under the ABL Credit Facility are reduced by draws on the facility as well as letters of credit. As of January 29, 2016, there were no draws on the facility and, after taking into account outstanding letters of credit, available borrowings totaled $1.7 billion. Borrowings under the facility bear interest at a rate per annum equal to an applicable margin, plus, at the borrowers’ option, either (a) a base rate, (b) a LIBOR rate or (c) certain other applicable rates. The applicable margin under the facility is determined based on excess liquidity as a percentage of the maximum borrowing amount under the facility. The ABL Credit Facility will expire in October 2018.

The borrowers under the Term Loan facilities and the ABL Credit Facility and the co-issuers of the Senior First Lien Notes are subsidiaries of Dell Inc. Dell Inc. and substantially all of its domestic subsidiaries guarantee the borrowings under the Term Loan facilities and the obligations under the Senior First Lien Notes. Dell Inc. and certain of its domestic subsidiaries guarantee the borrowings under the ABL Credit Facility. All borrowings and other obligations under the Term Loan facilities and the ABL Credit Facility generally are secured by first-priority or second-priority security interests in substantially all of the assets of Dell Inc., the borrowers under the facilities and the guarantors of the facilities, as well as by pledges of the equity interests of Dell Inc. and certain of its subsidiaries, and a portion of the equity interests of certain first-tier foreign subsidiaries of Dell Inc. All obligations under the Senior First Lien Notes are secured by a first-priority security interest in certain cash flow collateral and a second-priority security interest in other collateral securing the ABL Credit Facility.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Structured Financing Debt—As of January 29, 2016 and January 30, 2015, the Company had $3.4 billion and $2.7 billion, respectively in outstanding structured financing debt, which was primarily related to the fixed-term lease and loan securitization programs and the revolving loan securitization programs. See Note 5 and Note 7 of the Notes to the Audited Consolidated Financial Statements for further discussion of the structured financing debt and the interest rate swap agreements that hedge a portion of that debt.

Unsecured Notes and Debentures—The Company’s Unsecured Notes and Debentures were issued by the Predecessor entity prior to the acquisition of Dell by Denali Holding. Interest on these borrowings is payable semiannually.

The total carrying value and estimated fair value of the outstanding Senior First Lien Notes and Unsecured Notes and Debentures, including the current portion, were $4.1 billion and $4.2 billion, respectively, as of January 29, 2016 and $4.8 billion and $5.1 billion, respectively, as of January 30, 2015. The total carrying value and estimated fair value of the Term Loan facilities, including the current portion, were both $6.2 billion as of January 29, 2016 and were $6.6 billion and $6.7 billion, respectively, as of January 30, 2015. The fair value of the outstanding Senior First Lien Notes, the outstanding Unsecured Notes and Debentures, and the Term Loan facilities was determined based on observable market prices in a less active market and was categorized as Level 2 in the fair value hierarchy. The fair values of the other short-term debt and the structured financing debt approximate their carrying values due to their short-term maturities.

As of January 29, 2016, aggregate future maturities of the Company’s debt were as follows:

	Maturities by Fiscal Year
	2017	2018	2019	2020	2021	Thereafter	Total
	(in millions)
Structured Financing Debt	$2,088	$887	$388	$43	$5	$—	$3,411
Term Loan Facilities and Senior First Lien Notes	437	428	334	52	6,372	—	7,623
Unsecured Notes and Debentures	400	—	500	600	—	1,353	2,853
Other	59	8	—	—	—	26	93

Total maturities, principal amount	2,984	1,323	1,222	695	6,377	1,379	13,980
Associated carrying value adjustments	—	—	1	(2)	(43)	(177)	(221)

Total maturities, carrying value amount	$2,984	$1,323	$1,223	$693	$6,334	$1,202	$13,759

Covenants and Restricted Net Assets—The credit agreements for the Term Loan facilities and the ABL Credit Facility and the indenture governing the Senior First Lien Notes contain covenants restricting the ability of the Company and its restricted subsidiaries, subject to specified exceptions, to incur additional debt, create liens on certain assets to secure debt, pay dividends and make other restricted payments, make certain investments, sell or transfer certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets, and enter into certain transactions with affiliates. As of August 1, 2015, the Company designated certain subsidiaries as unrestricted subsidiaries for all purposes of credit agreements and the indenture, the impact of which was not material to its financial position as of January 29, 2016 or results of operations for the six months ended January 29, 2016. The indentures governing the Unsecured Notes and Debentures contain covenants limiting the Company’s ability to create certain liens, enter into sale-and-lease back transactions, and consolidate or merge with, or convey, transfer, or lease all or substantially all of its assets to, another person. The credit agreements and all such indentures contain customary events of default, including failure to make required

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

payments, failure to comply with covenants, and the occurrence of certain events of bankruptcy and insolvency. The ABL Credit Facility requires compliance with conditions that must be satisfied prior to any borrowing and maintenance of a minimum fixed charge coverage ratio. The Company was in compliance with all financial covenants as of January 29, 2016.

NOTE 7—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Instruments

As part of its risk management strategy, the Company uses derivative instruments, primarily forward contracts, purchased options, and interest rate swaps to hedge certain foreign currency and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with gains and losses on the derivative contracts used to hedge the exposures, thereby reducing volatility of earnings and protecting the fair values of assets and liabilities. For derivatives designated as cash flow hedges, the Company assesses hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative and recognizes any ineffective portion of the hedge in earnings as a component of interest and other, net. Hedge ineffectiveness recognized in earnings was not material during the fiscal years ended January 29, 2016 and January 30, 2015, the successor period ended January 31, 2014, and the predecessor period ended October 28, 2013.

Foreign Exchange Risk

The Company uses forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted transactions denominated in currencies other than the U.S. dollar. The risk of loss associated with purchased options is limited to premium amounts paid for the option contracts. The risk of loss associated with forward contracts is equal to the exchange rate differential from the time the contract is entered into until the time it is settled. The majority of these contracts typically expire in twelve months or less.

During the fiscal year ended January 29, 2016, the Company did not discontinue any cash flow hedges related to foreign exchange contracts that had a material impact on the Company’s results of operations due to the probability that the forecasted cash flows would not occur. However, as a result of the acquisition by Denali Holding, the cash flow hedges that were outstanding at the end of the predecessor period were de-designated as of October 29, 2013 due to the change in control of Dell resulting from the going-private transaction.

The Company uses forward contracts to hedge monetary assets and liabilities denominated in a foreign currency. These contracts generally expire in three months or less, are considered economic hedges, and are not designated for hedge accounting. The change in the fair value of these instruments represents a natural hedge as their gains and losses offset the changes in the underlying fair value of the monetary assets and liabilities due to movements in currency exchange rates.

In connection with the expanded offerings of Dell Financial Services in Europe, forward contracts are used to hedge financing receivables denominated in foreign currencies. The majority of these contracts expire within three years or less and are not designated for hedge accounting.

Interest Rate Risk

The Company uses interest rate swaps to hedge the variability in cash flows related to the interest rate payments on structured financing debt. The interest rate swaps economically convert the variable rate on the structured financing debt to a fixed interest rate to match the underlying fixed rate being received on fixed-term customer leases and loans. Most of the contracts expire within three years or less and are not designated for hedge accounting.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Interest rate swaps are utilized to manage the interest rate risk, at a portfolio level, associated with Dell Financial Services operations in Europe. The interest rate swaps economically convert the fixed rate on financing receivables to a three-month Euribor floating rate basis in order to match the floating rate nature of the banks’ funding pool. Most of the contracts expire within three years or less and are not designated for hedge accounting.

Notional Amounts of Outstanding Derivative Instruments

The notional amounts of the Company’s outstanding derivative instruments were as follows as of the dates indicated:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Foreign Exchange Contracts
Designated as cash flow hedging instruments	$3,947	$4,759
Non-designated as hedging instruments	985	1,219

Total	$4,932	$5,978

Interest Rate Contracts
Non-designated as hedging instruments	$1,017	$1,434

Total	$1,017	$1,434

Effect of Derivative Instruments on the Consolidated Statements of Financial Position and the Consolidated Statements of Income (Loss)

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI, Net of Tax, on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)	Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
		(in millions)
Successor
For the fiscal year ended January 29, 2016
		Total net revenue	$328
Foreign exchange contracts	$152	Total cost of net revenue	40
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$(1)

Total	$152		$368		$(1)

For the fiscal year ended January 30, 2015
		Total net revenue	$163
Foreign exchange contracts	$427	Total cost of net revenue	15
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$1

Total	$427		$178		$1

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Derivative Instruments in the Consolidated Statements of Financial Position

The Company presents its foreign exchange derivative instruments on a net basis in the Consolidated Statements of Financial Position due to the right of offset by its counterparties under master netting arrangements. The fair value of those derivative instruments presented on a gross basis as of each date indicated below was as follows:

	Successor
	January 29, 2016
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$100	$—	$—	$—	$100
Foreign exchange contracts in a liability position	(11)	—	—	—	(11)

Net asset (liability)	89	—	—	—	89

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	301	1	—	—	302
Foreign exchange contracts in a liability position	(198)	—	(5)	(3)	(206)
Interest rate contracts in an asset position	—	2	—	—	2
Interest rate contracts in a liability position	—	—	—	(4)	(4)

Net asset (liability)	103	3	(5)	(7)	94

Total derivatives at fair value	$192	$3	$(5)	$(7)	$183

	Successor
	January 30, 2015
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non- Current Liabilities	Total Fair Value
	(in millions)
Derivatives Designated as Hedging Instruments
Foreign exchange contracts in an asset position	$254	$—	$33	$—	$287
Foreign exchange contracts in a liability position	(8)	—	(2)	—	(10)

Net asset (liability)	246	—	31	—	277

Derivatives not Designated as Hedging Instruments
Foreign exchange contracts in an asset position	556	—	36	—	592
Foreign exchange contracts in a liability position	(365)	—	(120)	—	(485)
Interest rate contracts in a liability position	—	—	—	(3)	(3)

Net asset (liability)	191	—	(84)	(3)	104

Total derivatives at fair value	$437	$—	$(53)	$(3)	$381

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the gross amounts of the Company’s derivative instruments, amounts offset due to master netting agreements with the Company’s various counterparties, and the net amounts recognized in the Consolidated Statements of Financial Position.

	Successor
	January 29, 2016
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position
				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
	(in millions)
Derivative Instruments
Financial assets	$404	$(209)	$195	$—	$—	$195
Financial liabilities	(221)	209	(12)	—	—	(12)

Total Derivative Instruments	$183	$—	$183	$—	$—	$183

	Successor
	January 30, 2015
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position
				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
	(in millions)
Derivative Instruments
Financial assets	$879	$(442)	$437	$—	$—	$437
Financial liabilities	(498)	442	(56)	—	—	(56)

Total Derivative Instruments	$381	$—	$381	$—	$—	$381

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

In connection with the acquisition of Dell by Denali Holding on October 29, 2013, all of the Company’s tangible and intangible assets and liabilities were accounted for and recognized at fair value on the transaction date. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was accounted for and recognized as goodwill. Accordingly, on the date of the going-private transaction, there was no excess fair value for any of the Company’s goodwill reporting units.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

The following table presents goodwill allocated to Denali’s business segments as of January 29, 2016 and January 30, 2015, and changes in the carrying amount of goodwill for the respective periods:

	Client Solutions	Enterprise Solutions Group	Dell Software Group	Dell Services	Total
	(in millions)
Successor
Balance at January 31, 2014	$4,433	$3,911	$1,362	$310	$10,016
Goodwill recognized during the period (a)	—	—	49	—	49
Adjustments (b)	(5)	(4)	(1)	(2)	(12)

Balance at January 30, 2015	$4,428	$3,907	$1,410	$308	$10,053

Balance at January 30, 2015	$4,428	$3,907	$1,410	$308	$10,053
Goodwill recognized during the period	—	—	—	—	—
Adjustments	—	—	(4)	—	(4)

Balance at January 29, 2016	$4,428	$3,907	$1,406	$308	$10,049

(a)	Amount represents goodwill acquired in connection with the acquisition of StatSoft, Inc. The purchase price for this acquisition was $73 million.
(b)	During Fiscal 2015, the Company recorded $12 million in net adjustments to goodwill primarily related to purchase accounting for the going-private transaction described above. These adjustments included a reduction of a liability balance as well as a change in tax assumption related to purchase accounting.

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. Based on the results of the annual impairment test, which was a qualitative and quantitative test, no impairment of goodwill or indefinite-lived intangible assets existed for any reporting unit as of October 30, 2015. As a result of this analysis, it was determined that the excess of fair value over carrying amount was greater than 15% for all of the Company’s goodwill reporting units, with the exception of Dell Software Group, which had an excess of fair value over carrying amount of 14%. Management will continue to monitor the Dell Software Group goodwill reporting unit and consider potential impacts to the impairment assessment. No triggering events transpired subsequent to the annual impairment test that would indicate a potential impairment of goodwill as of January 29, 2016. Further, the Company did not have any accumulated goodwill impairment charges as of January 29, 2016.

Management exercised significant judgment related to the above assessment, including the identification of goodwill reporting units, assignment of assets and liabilities to goodwill reporting units, assignment of goodwill to reporting units, and determination of the fair value of each goodwill reporting unit. The fair value of each goodwill reporting unit is generally estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, the estimation of the long-term growth rate of the Company’s business, and the determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the fair value of the goodwill reporting unit, potentially resulting in a non-cash impairment charge.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Denali’s intangible assets as of January 29, 2016 and January 30, 2015, were as follows:

	Successor			Successor
	January 29, 2016			January 30, 2015
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Customer relationships	$10,764	$(3,889)	$6,875	$10,766	$(2,236)	$8,530
Technology	2,115	(1,062)	1,053	2,120	(579)	1,541
Trade names	334	(119)	215	334	(66)	268

Finite-lived intangible assets	13,213	(5,070)	8,143	13,220	(2,881)	10,339
Indefinite-lived intangible assets	1,435	—	1,435	1,435	—	1,435

Total intangible assets	$14,648	$(5,070)	$9,578	$14,655	$(2,881)	$11,774

Amortization expense related to finite-lived intangible assets was approximately $2.2 billion and $2.3 billion during the fiscal years ended January 29, 2016 and January 30, 2015, respectively, $584 million during the successor period ended January 31, 2014, and $594 million during the predecessor period ended October 28, 2013. There were no material impairment charges related to intangible assets during the fiscal years ended January 29, 2016 and January 30, 2015, the successor period ended January 31, 2014, or the predecessor period ended October 28, 2013.

Estimated future annual pre-tax amortization expense of finite-lived intangible assets as of January 29, 2016 over the next five fiscal years and thereafter is as follows:

Fiscal Years	(in millions)
2017	$2,160
2018	1,923
2019	1,842
2020	971
2021	690
Thereafter	557

Total	$8,143

NOTE 9—WARRANTY AND DEFERRED EXTENDED WARRANTY REVENUE

The Company records a liability for its standard limited warranties at the time of sale for the estimated costs that may be incurred. The liability for standard warranties is included in accrued and other current liabilities and other non-current liabilities in the Consolidated Statements of Financial Position.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Changes in the Company’s liabilities for standard limited warranties are presented in the following table for the periods indicated.

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Warranty liability:
Warranty liability at beginning of period	$679	$774	$—	$762
Fair value realized through purchase accounting	—	—	822	—
Costs accrued for new warranty contracts and changes in estimates for pre-existing warranties (a) (b)	754	860	225	775
Service obligations honored	(859)	(955)	(273)	(771)

Warranty liability at end of period	$574	$679	$774	$766

Current portion	$381	$453	$496	$486
Non-current portion	193	226	278	280

Warranty liability at end of period	$574	$679	$774	$766

(a)	Changes in cost estimates related to pre-existing warranties are aggregated with accruals for new standard warranty contracts. The Company’s warranty liability process does not differentiate between estimates made for pre-existing warranties and new warranty obligations.
(b)	Includes the impact of foreign currency exchange rate fluctuations.

Revenue from the sale of extended warranties is recognized over the term of the contract or when the service is completed, and the costs associated with these contracts are recognized as incurred. Deferred extended warranty revenue is included in deferred revenue in the Consolidated Statements of Financial Position.

Changes in the Company’s liabilities for deferred revenue related to extended warranties are presented in the following table for the periods indicated.

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Deferred extended warranty revenue:
Deferred extended warranty revenue at beginning of period	$6,573	$5,686	$—	$7,048
Fair value recognized through purchase accounting	—	—	5,466	—
Revenue deferred for new extended warranties (a)	4,252	4,370	983	2,955
Service revenue recognized	(3,596)	(3,483)	(763)	(3,034)

Deferred extended warranty revenue at end of period	$7,229	$6,573	$5,686	$6,969

Current portion	$3,250	$2,958	$2,742	$3,334
Non-current portion	3,979	3,615	2,944	3,635

Deferred extended warranty revenue at end of period	$7,229	$6,573	$5,686	$6,969

(a)	Includes the impact of foreign currency exchange rate fluctuations.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—SEVERANCE

In connection with the transformation of the Company’s business model, the Company incurs costs related to employee severance. The Company records a liability for these costs when it is probable that employees will be entitled to termination benefits and the amounts can be reasonably estimated. The liability related to these actions is included in accrued and other current liabilities in the Consolidated Statements of Financial Position. The liability related to these actions was $40 million and $110 million for fiscal years ended January 29, 2016 and January 30, 2015, respectively.

The following table sets forth the activity related to the Company’s severance liability for the respective periods:

Severance Costs
(in millions)
Predecessor
Balance at February 1, 2013	$53
Severance charges to provision	237
Cash paid and other	(125)

Balance at October 28, 2013	165

Successor
Balance at October 29, 2013	—
Fair value recognized through purchase accounting	165
Severance charges to provision	399
Cash paid and other	(66)

Balance at January 31, 2014	498
Severance charges to provision	77
Cash paid and other	(465)

Balance at January 30, 2015	110
Severance charges to provision	52
Cash paid and other	(122)

Balance at January 29, 2016	$40

Severance costs are included in cost of net revenue, selling, general, and administrative expenses, and research, development, and engineering expense in the Consolidated Statement of Income as follows:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2014
		(in millions)
Severance:
Cost of net revenue	$15	$36	$68	$33
Selling, general, and administrative	18	36	293	192
Research, development, and engineering	19	5	38	12

Total	$52	$77	$399	$237

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—COMMITMENTS AND CONTINGENCIES

Lease Commitments—The Company leases property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate the Company to pay taxes, maintenance, and repair costs. At January 29, 2016, future minimum lease payments under these non-cancelable leases were as follows: $126 million in Fiscal 2017; $99 million in Fiscal 2018; $78 million in Fiscal 2019; $57 million in Fiscal 2020; $44 million in Fiscal 2021; and $32 million thereafter.

Rent expense under all leases totaled $132 million, $159 million, and $40 million during the fiscal years ended January 29, 2016 and January 30, 2015 and the successor period ended January 31, 2014, respectively. During the predecessor period ended October 28, 2013, rent expense under all leases totaled $128 million.

Purchase Obligations—The Company has contractual obligations to purchase goods or services, which specify significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. As of January 29, 2016, the Company had $2.3 billion, $89 million, and $53 million in purchase obligations for Fiscal 2017, Fiscal 2018, and Fiscal 2019 and thereafter, respectively.

Legal Matters—The Company is involved in various claims, suits, assessments, investigations, and legal proceedings that arise from time to time in the ordinary course of its business, including those identified below, consisting of matters involving consumer, antitrust, tax, intellectual property, and other issues on a global basis. The Company accrues a liability when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel, and other relevant information. To the extent new information is obtained and the Company’s views on the probable outcomes of claims, suits, assessments, investigations, or legal proceedings change, changes in the Company’s accrued liabilities would be recorded in the period in which such determination is made. For some matters, the amount of liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. The following is a discussion of the Company’s significant legal matters and other proceedings:

EMC Merger Litigation—The Company, Dell, and Universal Acquisition Co. (“Universal”) have been named as defendants in fifteen putative class-action lawsuits brought by purported EMC shareholders and VMware stockholders challenging the proposed merger between the Company, Dell, and Universal on the one hand, and EMC on the other. Those suits are captioned as follows: (1) IBEW Local No. 129 Benefit Fund v. Tucci, Civ. No. 1584-3130-BLS1 (Mass. Super. Ct., Suffolk Cnty. filed Oct. 15, 2015); (2) Barrett v. Tucci, Civ. No. 15-6023-A (Mass. Super. Ct, Middlesex Cnty. filed Oct. 16, 2015); (3) Graulich v. Tucci, Civ. No. 1584-3169-BLS1 (Mass. Super. Ct, Suffolk Cnty. filed Oct. 19, 2015; (4) Vassallo v. EMC Corp., Civ. No. 1584-3173-BLS1 (Mass. Super. Ct, Suffolk Cnty. filed Oct. 19, 2015); (5) City of Miami Police Relief & Pension Fund v. Tucci, Civ. No. 1584-3174-BLS1 (Mass. Super. Ct. Suffolk Cnty. filed Oct. 19, 2015); (6) Lasker v. EMC Corp., Civ. No. 1584-3214-BLS1 (Mass. Super. Ct. Suffolk Cnty. filed Oct. 23, 2015); (7) Walsh v. EMC Corp., Civ. No. 15-13654 (D. Mass. filed Oct. 27, 2015); (8) Local Union No. 373 U.A. Pension Plan v. EMC Corp., Civ. No. 1584-3253-BLS1 (Mass. Super. Ct. Suffolk Cnty. filed Oct. 28, 2015); (9) City of Lakeland Emps.’ Pension & Ret. Fund v. Tucci, Civ. No. 1584-3269-BLS1 (Mass. Super. Ct. Suffolk Cnty. filed Oct. 28, 2015); (10) Ma v. Tucci, Civ. No. 1584-3281-BLS1 (Mass. Super. Ct. Suffolk Cnty. filed Oct. 29, 2015); (11) Stull v. EMC Corp., Civ. No. 15-13692 (D. Mass. filed Oct. 30, 2015); (12) Jacobs v. EMC Corp., Civ. No. 15-6318-H (Mass. Super. Ct. Middlesex Cnty. filed Nov. 12, 2015); (13) Ford v. VMware, Inc., C.A. No. 11714-VCL (Del. Ch. filed Oct. 17, 2015); (14) Pancake v. EMC Corp., Civ. No. 16-10040 (D. Mass. filed Jan. 11, 2016); and (15) Booth Family Trust v. EMC Corp. Civ. No. 16-10114 (D. Mass. filed Jan. 26, 2016).

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The fifteen lawsuits seek, among other things, injunctive relief enjoining the EMC merger, rescission of the EMC merger if consummated, an award of fees and costs, or an award of damages.

The complaints in the IBEW, Barrett, Graulich, Vassallo, City of Miami, Lasker, Local Union No. 373, City of Lakeland, and Ma actions generally allege that the EMC directors breached their fiduciary duties to EMC shareholders in connection with the EMC merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the EMC merger agreement that discourage competing bids. The complaints generally further allege that there were various conflicts of interest in the proposed transaction. The IBEW, Graulich, City of Miami, and Ma plaintiffs brought suit against the Company, Dell, and Universal for injunctive relief. The Barrett, Vassallo, Lasker, Lakeland, and Local Union No. 373 plaintiffs brought suit against the Company, Dell, and Universal as alleged aiders and abettors. After consolidating the nine complaints, by decision dated December 7, 2015, the Suffolk County, Massachusetts Superior Court, Business Litigation Session, dismissed all nine complaints for failure to make a demand on the EMC board of directors. On January 21, 2016, the plaintiffs in the IBEW, City of Miami, and Vassallo actions appealed. That appeal is pending.

The complaints in the Walsh, Stull, Pancake, and Booth actions allege that the EMC directors breached their fiduciary duties to EMC shareholders in connection with the EMC merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the EMC merger agreement that discourage competing bids. The complaints generally further allege that there were various conflicts of interest in the proposed transaction and that the preliminary SEC Form S-4 filed by the Company on December 14, 2015 in connection with the transaction contained material misstatements and omissions, in violation of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC Rule 14a-9 promulgated thereunder (“Rule 14a-9”). Under the amended complaints, the plaintiffs in the Walsh, Stull, and Pancake actions have brought suit against the Company, Dell, and Universal under Section 20(a) of the Exchange Act as alleged controlling persons of EMC. The plaintiffs in the Booth action have brought suit against the Company, Dell, and Universal under Section 14(a) of the Exchange Act and Rule 14a-9.

The amended complaints in the Jacobs and Ford actions allege that EMC, as the majority stockholder of VMware, and the individual defendants, who are directors of EMC, VMware, or both, breached their fiduciary duties to minority stockholders of VMware in connection with the proposed EMC merger by allegedly entering into or approving a merger that favors the interests of EMC and Dell at the expense of the minority stockholders. Under the amended complaint, the plaintiffs in the Jacobs action have brought suit against the Company, Dell, and Universal as alleged aiders and abettors. Under the amended complaint, the plaintiffs in the Ford action have brought suit against the Company and Dell for alleged breach of fiduciary duty to VMware and its stockholders, or, alternatively, against the Company, Dell, and Universal for aiding and abetting the alleged breach of fiduciary duty by EMC and VMware’s directors. On March 7, 2016, defendants moved to stay or dismiss the Jacobs action in favor of the Ford action. On November 17, 2015, the plaintiffs in the Ford action moved for a preliminary injunction and for expedited discovery. Certain defendants filed motions to dismiss the amended complaint in the Ford action on February 26, 2016 and February 29, 2016. No oral argument date has been set for the motions to dismiss Jacobs, and no schedule has been set for the motions in Ford.

No trial dates have been set in any of these actions. The outcome of these lawsuits is uncertain, and additional lawsuits may be brought or additional claims advanced concerning the EMC merger. An adverse judgment for monetary damages could have an adverse effect on the Company’s operations. A preliminary injunction could delay or jeopardize the completion of the EMC merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the completion of the EMC merger.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Appraisal Proceedings—Holders of shares of Dell common stock who did not vote on September 12, 2013 in favor of the proposal to adopt the amended going-private transaction agreement and who properly demanded appraisal of their shares and who otherwise comply with the requirements of Section 262 of the Delaware General Corporate Law (“DGCL”) are entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares in lieu of receiving the going-private transaction consideration. This appraised value could be more than, the same as, or less than the $13.75 per share going-private transaction consideration. Dell has recorded a liability of $13.75 for each share with respect to which appraisal has been demanded and as to which the demand has not been withdrawn, together with interest at the statutory rate discussed below. As of January 29, 2016, this liability was approximately $593 million, including $72 million in accrued interest.

Between October 29, 2013 and February 25, 2014, former Dell stockholders filed petitions in thirteen separate matters commencing appraisal proceedings in the Delaware Court of Chancery in which they seek a determination of the fair value of a total of approximately 38 million shares of Dell common stock plus interest, costs, and attorneys’ fees. These matters have been consolidated as In Re Appraisal of Dell (C.A. No. 9322-VCL). The trial took place the week of October 5, 2015. The parties expect a ruling sometime in 2016.

The appraisal proceedings are being conducted in accordance with the rules of the Delaware Court of Chancery. In these proceedings, the Court of Chancery will determine the fair value of the shares as to which appraisal has been properly demanded, exclusive of any element of value arising from the accomplishment or expectation of the going-private transaction. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest on such fair value from the effective time of the going-private transaction through the date of payment of the judgment will be compounded quarterly and will accrue at a per annum rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time. Any payment in respect of the shares subject to appraisal rights will be required to be paid in cash.

The outcome of the appraisal proceedings is uncertain. A judgment determining fair value in excess of the recorded liability of $13.75 per share noted above for any shares properly subject to appraisal could have a material adverse effect on the Company’s results of operations and liquidity. In this regard, petitioners are seeking $28.61 per share, plus interest. Dell, by contrast, believes that the fair value of Dell on the day the going-private transaction was completed was $12.68. The number of shares subject to appraisal demands, including shares held by those parties who have sought appraisal but not filed petitions, originally was 38,765,130. By orders dated June 27 and September 10, 2014, and May 13, May 14, July 13 and July 28, 2015, the Court of Chancery dismissed claims of holders of approximately 2,530,432 shares for failure to comply with the statutory requirements for seeking appraisal. On July 30, 2015, Dell moved for summary judgment seeking to dismiss claims of holders of an additional 30,730,930 shares (as well as a number of shares previously disqualified on other grounds) because those shares were voted in favor of the going-private transaction, and thus failed to comply with the statutory requirements for seeking appraisal. A hearing on the motion for summary judgment was held on March 18, 2016. A ruling is expected in 2016.

Securities Litigation—On May 22, 2014, a securities class action seeking compensatory damages was filed in the United States District Court for the Southern District of New York, captioned the City of Pontiac Employee Retirement System vs. Dell Inc. et. al. (Case No. 1:14-cv-03644). The action names as defendants Dell Inc. and certain current and former executive officers, and alleges that Dell made false and misleading statements about Dell’s business operations and products between February 22, 2012 and May 22, 2012, which resulted in artificially inflated stock prices. The case was transferred to the Western District of Texas, where the defendants filed a motion to dismiss. The motion is fully briefed and a ruling is expected in 2016. The defendants believe the claims asserted are without merit and the risk of material loss is remote.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Copyright Levies—The Company’s obligation to collect and remit copyright levies in certain European Union (“EU”) countries may be affected by the resolution of legal proceedings pending in Germany against various companies, including Dell’s German subsidiary, and elsewhere in the EU against other companies in Dell’s industry. The plaintiffs in those proceedings, some of which are described below, generally seek to impose or modify the levies with respect to sales of such equipment as multifunction devices, phones, personal computers, and printers, alleging that such products enable the copying of copyrighted materials. Some of the proceedings also challenge whether the levy schemes in those countries comply with EU law. Certain EU member countries that do not yet impose levies on digital devices are expected to implement legislation to enable them to extend existing levy schemes, while some other EU member countries are expected to limit the scope of levy schemes and their applicability in the digital hardware environment. Dell, other companies, and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders. The Company continues to collect levies in certain EU countries where it has determined that based on local laws it is probable that it has a payment obligation. The amount of levies is generally based on the number of products sold and the per-product amounts of the levies, which vary. The Company accrues a liability when it believes that it is both probable that a loss has been incurred and when it can reasonably estimate the amount of the loss.

On December 29, 2005, Zentralstelle Für private Überspielungrechte (“ZPÜ”), a joint association of various German collecting societies, instituted arbitration proceedings against Dell’s German subsidiary before the Board of Arbitration at the German Patent and Trademark Office in Munich, and subsequently filed a lawsuit in the German Regional Court in Munich on February 21, 2008, seeking levies to be paid on each personal computer sold by Dell in Germany through the end of calendar year 2007. On December 23, 2009, ZPÜ and the German industry association, BCH, reached a settlement regarding audio-video copyright levy litigation (with levies ranging from €3.15 to €13.65 per unit). Dell joined this settlement on February 23, 2010, and has paid the amounts due under the settlement. On March 25, 2014, ZPÜ and Dell reached a settlement for levies to be paid on each personal computer sold for the period of January 2, 2011 through December 31, 2016. The amount of the settlement is not material to the Company. The amount of any levies payable after calendar year 2016, as well as the Company’s ability to recover such amounts through increased prices, remains uncertain.

German courts are also considering a lawsuit originally filed in July 2004 by VG Wort, a German collecting society representing certain copyright holders, against Hewlett-Packard Company in the Stuttgart Civil Court seeking levies on printers, and a lawsuit originally filed in September 2003 by the same plaintiff against Fujitsu Siemens Computer GmbH in Munich Civil Court in Munich, Germany seeking levies on personal computers. In each case, the civil and appellate courts held that the subject classes of equipment were subject to levies. In July 2011, the German Federal Supreme Court, to which the lower court holdings have been appealed, referred each case to the Court of Justice of the European Union, submitting a number of legal questions on the interpretation of the European Copyright Directive which the German Federal Supreme Court deems necessary for its decision. In August 2014, the German Supreme Court delivered an opinion ruling that printers and personal computers are subject to levies, and referred the case back to the Court of Appeals.

Proceedings seeking to impose or modify copyright levies for sales of digital devices also have been instituted in courts in other EU member states. Even in countries where Dell is not a party to such proceedings, decisions in those cases could impact Dell’s business and the amount of copyright levies Dell may be required to collect.

The ultimate resolution of these proceedings and the associated financial impact to the Company, if any, including the number of units potentially affected, the amount of levies imposed, and the ability of the

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Company to recover such amounts, remain uncertain at this time. Should the courts determine there is liability for previous units shipped beyond the amount of levies the Company has collected or accrued, the Company would be liable for such incremental amounts. Recovery of any such amounts from others by the Company would be possible only on future collections related to future shipments.

Other Litigation—The various legal proceedings in which Dell is involved include commercial litigation and a variety of patent suits. In some of these cases, Dell is the sole defendant. More often, particularly in the patent suits, Dell is one of a number of defendants in the electronics and technology industries. Dell is actively defending a number of patent infringement suits, and several pending claims are in various stages of evaluation. While the number of patent cases has grown over time, Dell does not currently anticipate that any of these matters will have a material adverse effect on its business, financial condition, results of operations, or cash flows.

As of January 29, 2016, the Company does not believe there is a reasonable possibility that a material loss exceeding the amounts already accrued for these or other proceedings or matters has been incurred. However, since the ultimate resolution of any such proceedings and matters is inherently unpredictable, the Company’s business, financial condition, results of operations, or cash flows could be materially affected in any particular period by unfavorable outcomes in one or more of these proceedings or matters. Whether the outcome of any claim, suit, assessment, investigation, or legal proceeding, individually or collectively, could have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows will depend on a number of variables, including the nature, timing, and amount of any associated expenses, amounts paid in settlement, damages, or other remedies or consequences.

Indemnifications—In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the third party to such arrangements from any losses incurred relating to the services it performs on behalf of the Company or for losses arising from certain events as defined in the particular contract, such as litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments related to these indemnifications have not been material to the Company.

Certain Concentrations—The Company maintains cash and cash equivalents, derivatives, and certain other financial instruments with various financial institutions that potentially subject it to concentration of credit risk. As part of its risk management processes, the Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company has not sustained material credit losses from instruments held at these financial institutions. Further, the Company does not anticipate nonperformance by any of the counterparties.

The Company markets and sells its products and services to large corporate clients, governments, and health care and education accounts, as well as to small and medium-sized businesses and individuals. No single customer accounted for more than 10% of the Company’s consolidated net revenue during the fiscal years ended January 29, 2016 or January 30, 2015, the successor period ended January 31, 2014, or the predecessor period ended October 28, 2013.

The Company utilizes a limited number of contract manufacturers who assemble its products. The Company may purchase components from suppliers and sell those components to the contract manufacturers, thereby creating receivable balances from the contract manufacturers. The agreements with the majority of the contract manufacturers allow the Company to offset its payables against these receivables, thus mitigating the credit risk wholly or in part. Receivables from four contract manufacturers represented the majority of the gross non-trade receivables of $2.6 billion and $2.8 billion as of January 29, 2016 and January 30, 2015, respectively, of which

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

$2.3 billion and $2.1 billion as of January 29, 2016 and January 30, 2015, respectively, have been offset against the corresponding payables. The portion of receivables not offset against payables is included in other current assets in the Consolidated Statement of Financial Position. The Company does not reflect the sale of the components in revenue and does not recognize any profit on the component sales until the related products are sold.

NOTE 12—INCOME AND OTHER TAXES

The provision (benefit) for income taxes consisted of the following for the respective periods:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Current:
Federal	$(126)	$118	$73	$420
State/local	3	4	35	36
Foreign	257	218	46	196

Current	134	340	154	652

Deferred:
Federal	(149)	(405)	(428)	(339)
State/local	(18)	(29)	(75)	(15)
Foreign	(38)	(31)	(41)	115

Deferred	(205)	(465)	(544)	(239)

Provision (benefit) for income taxes	$(71)	$(125)	$(390)	$413

Income before provision for income taxes consisted of the following for the respective periods:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Domestic	$(3,581)	$(3,316)	$(1,680)	$(448)
Foreign	2,406	1,970	(322)	768

Income (loss) before income taxes	$(1,175)	$(1,346)	$(2,002)	$320

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company’s net deferred tax assets (liabilities) were as follows as of January 29, 2016 and January 30, 2015:

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Deferred tax assets:
Deferred revenue and warranty provisions	$865	$1,018
Provisions for product returns and doubtful accounts	130	142
Credit carryforwards	176	86
Loss carryforwards	744	334
Operating and compensation related accruals	283	321
Other	149	166

Deferred tax assets	2,347	2,067
Valuation allowance	(816)	(432)

Deferred tax assets, net of valuation allowance	1,531	1,635

Deferred tax liabilities:
Leasing and financing	(125)	(140)
Property and equipment	(180)	(254)
Acquired intangibles	(1,720)	(2,014)
Other	(231)	(138)

Deferred tax liabilities	(2,256)	(2,546)

Net deferred tax assets (liabilities)	$(725)	$(911)

The tables below summarize the net operating losses, tax credit carryforwards, and other deferred tax assets with related valuation allowances recognized as of January 29, 2016 and January 30, 2015.

	Successor
	January 29, 2016
	(in millions)
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
Credit carryforwards	$176	$(59)	$117	Fiscal 2017
Loss carryforwards	744	(614)	130	Fiscal 2017
Other deferred tax assets	1,427	(143)	1,284	NA

Total	$2,347	$(816)	$1,531

	Successor
	January 30, 2015
	(in millions)
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
Credit carryforwards	$86	$(38)	$48	Fiscal 2016
Loss carryforwards	334	(177)	157	Fiscal 2016
Other deferred tax assets	1,647	(217)	1,430	NA

Total	$2,067	$(432)	$1,635

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company had deferred tax assets related to federal, state, and foreign net operating loss carryforwards of $97 million, $49 million, and $598 million, respectively, as of January 29, 2016, and $100 million, $41 million, and $193 million, respectively, as of January 30, 2015. The increase in foreign net operating loss carryforwards is due to a foreign exchange loss for tax purposes only, recorded for the year ended January 29, 2016 in a jurisdiction subject to a full valuation allowance, and as a result it is not reflected in the U.S. GAAP rate reconciliation below. The Company’s credit carryforwards as of January 29, 2016 and January 30, 2015, relate primarily to U.S. tax credits. The valuation allowances for other deferred tax assets as of January 29, 2016 and January 30, 2015, are primarily related to foreign jurisdictions. The Company has determined that it will be able to realize the remainder of its deferred tax assets.

Deferred taxes have not been recorded on the excess book basis in the shares of certain foreign subsidiaries because these basis differences are not expected to reverse in the foreseeable future and are expected to be permanent in duration. The basis differences in the amount of approximately $22.5 billion as of January 29, 2016 arose primarily from undistributed book earnings, which the Company intends to reinvest indefinitely. The basis differences could be reversed through a sale of the subsidiaries or the receipt of dividends from the subsidiaries, as well as various other events. Net of available foreign tax credits, residual income tax of approximately $6.9 billion would be due upon reversal of this excess book basis as of January 29, 2016.

A portion of the Company’s operations is subject to a reduced tax rate or is free of tax under various tax holidays. For the successor periods ended January 29, 2016, January 30, 2015, and January 31, 2014, the income tax benefits attributable to the tax status of these subsidiaries were estimated to be approximately $205 million ($0.51 per share), $218 million ($0.54 per share), and $65 million ($0.16 per share), respectively. For the predecessor period ended October 28, 2013, these benefits were estimated to be approximately $87 million ($0.05 per share). A significant portion of these income tax benefits is related to a tax holiday that will expire on January 31, 2017. The Company is currently seeking new terms for the affected subsidiary and it is uncertain whether any terms will be agreed upon. The Company’s other tax holidays will expire in whole or in part during Fiscal 2019 through Fiscal 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met.

A reconciliation of the Company’s income tax provision to the statutory U.S. federal tax rate is as follows:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
U.S. federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.9	2.4	2.1	6.6
Tax impact of foreign operations	(37.1)	(25.3)	(15.8)	4.1
Change in valuation allowance impacting tax rate and non-deductible operating losses	4.6	(7.1)	(0.1)	78.1
Non-deductible transaction costs	(0.7)	—	(1.1)	8.8
Vendor and other settlements	2.7	2.8	—	—
Other	(0.4)	1.5	(0.6)	(3.5)

Total	6.0%	9.3%	19.5%	129.1%

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the Predecessor and Successor entities is as follows:

Total
(in millions)
Predecessor
Balance at February 1, 2013	$2,446
Increases related to tax positions of the current year	121
Increases related to tax position of prior years	6
Reductions for tax positions of prior years	(42)
Lapse of statute of limitations	(16)
Audit settlements	2

Balance at October 28, 2013	2,517

Successor
Balance at October 29, 2013	—
Fair value recognized through purchase accounting	2,517
Increases related to tax positions of the current year	29
Increases related to tax position of prior years	22
Reductions for tax positions of prior years	(11)
Lapse of statute of limitations	(26)
Audit settlements	(68)

Balance at January 31, 2014	2,463
Increases related to tax positions of the current year	142
Increases related to tax position of prior years	14
Reductions for tax positions of prior years	(80)
Lapse of statute of limitations	(34)
Audit settlements	(50)

Balance at January 30, 2015	2,455
Increases related to tax positions of the current year	70
Increases related to tax position of prior years	52
Reductions for tax positions of prior years	(61)
Lapse of statute of limitations	(24)
Audit settlements	(13)

Balance at January 29, 2016	$2,479

The Company recorded net unrecognized tax benefits of $3.1 billion and $3.0 billion as of January 29, 2016 and January 30, 2015, respectively. The unrecognized tax benefits in the table above do not include accrued interest and penalties. As of January 29, 2016 and January 30, 2015, accrued interest and penalties were $950 million and $858 million, respectively. These interest and penalties are offset by tax benefits from transfer pricing, interest deductions, and state income tax, which are also not included in the table above. As of January 29, 2016 and January 30, 2015, these benefits were $372 million and $336 million, respectively.

Interest and penalties related to income tax liabilities are included in income tax expense. The Company recorded interest and penalties of $63 million, $35 million, and $5 million for the successor periods ended January 29, 2016, January 30, 2015, and January 31, 2014, respectively, and $32 million for the predecessor period ended October 28, 2013.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During Fiscal 2014, the Internal Revenue Service (“IRS”) issued a revised Revenue Agent’s Report for fiscal years 2004 through 2006, proposing certain assessments primarily related to transfer pricing matters. The Company disagrees with certain of the proposed assessments and has contested them through the IRS administrative appeals procedures. In addition, the Company’s U.S. federal income tax returns for fiscal years 2007 through 2009 are currently under examination by the IRS.

The Company is currently under income tax audits in various state and foreign jurisdictions. The Company is undergoing negotiations, and in some cases contested proceedings, relating to tax matters with the taxing authorities in these jurisdictions. The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination. Although the Company believes it has made adequate provisions for the uncertainties surrounding these audits, should the Company experience unfavorable outcomes, such outcomes could have a material impact on its results of operations, financial position, and cash flows. Although timing of resolution or closure of audits is not certain, the Company believes it is reasonably possible that tax audit resolutions could reduce its unrecognized tax benefits by an amount between $300 million to $750 million in the next twelve months. Such a reduction would not have a material effect on the Company’s effective tax rate. Net unrecognized tax benefits, if recognized, would favorably affect the Company’s effective tax rate. With respect to major U.S. state and foreign taxing jurisdictions, the Company is generally not subject to tax examinations for years prior to fiscal year 2000.

The Company takes certain non-income tax positions in the jurisdictions in which it operates and has received certain non-income tax assessments from various jurisdictions. The Company believes that a material loss in these matters is not probable and that it is not reasonably possible that a material loss exceeding amounts already accrued has been incurred. The Company believes its positions in these non-income tax litigation matters are supportable and that it ultimately will prevail. In the normal course of business, the Company’s positions and conclusions related to its non-income taxes could be challenged and assessments may be made. To the extent new information is obtained and the Company’s views on its positions, probable outcomes of assessments, or litigation change, changes in estimates to the Company’s accrued liabilities would be recorded in the period in which such a determination is made. In the resolution process for income tax and non-income tax audits, the Company may be required to provide collateral guarantees or indemnification to regulators and tax authorities until the matter is resolved.

NOTE 13— EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income (loss) by the weighted-average shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares used in the basic earnings (loss) per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. The Company excludes equity instruments from the calculation of diluted earnings (loss) per share if the effect of including such instruments is anti-dilutive. Accordingly, certain stock-based incentive awards have been excluded from the calculation of diluted earnings (loss) per share totaling 53 million shares for the fiscal year ended January 29, 2016, 55 million shares for the fiscal year ended January 30, 2015, 46 million shares for the successor period ended January 31, 2014, and 90 million shares for the predecessor period ended October 28, 2013.

The company has three classes of common stock, denominated as Series A, Series B, and Series C common stock. For purposes of calculating net earnings (loss) per share, the Company uses the two-class method. As all classes share the same rights in dividends, basic and diluted earnings (loss) per share are the same for all classes.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of basic and diluted earnings (loss) per share for each of the periods presented:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions, except per share amounts)
Numerator:
Net income (loss)	$(1,104)	$(1,221)	$(1,612)	$(93)

Denominator:
Weighted-average shares outstanding:
Basic	405	404	397	1,755
Effect of dilutive options, restricted stock units, restricted stock, and other	—	—	—	—

Diluted	405	404	397	1,755

Earnings (loss) per share:
Basic	$(2.73)	$(3.02)	$(4.06)	$(0.05)
Diluted	$(2.73)	$(3.02)	$(4.06)	$(0.05)

NOTE 14—STOCK-BASED COMPENSATION AND BENEFIT PLANS

Stock-based Compensation

Going-Private Transaction

In connection with the acquisition of Dell by Denali Holding on October 29, 2013, the board of directors of Denali Holding approved the Denali Holding Inc. 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”). Immediately prior to the completion of the going-private transaction, Dell had 78 million outstanding options, and subsequent to the going-private transaction, 75 million of these options were settled for a one-time cash payment. In accordance with authoritative guidance, the Company re-valued these options as of the transaction date using the lattice binomial valuation. The difference between the fair value of the canceled awards and the cash payment that pertained to services rendered prior to the transaction date was recognized as additional paid-in capital upon close of the transaction, while $67 million that pertained to services forgone subsequent to the transaction was immediately recognized as stock-based compensation expense in the successor period. In addition, immediately prior to the going-private transaction, Dell had 22 million unvested restricted stock units, 21 million of which were converted to deferred cash awards that continue to have a service period requirement after the completion of the going-private transaction.

Under terms of a new employment agreement effective as of close of the transaction, Michael S. Dell, Chief Executive Officer of the Company, was issued an option to purchase 11 million shares of Series A common stock of Denali Holding at an exercise price of $13.75 per share. The option is service-based and vests ratably over five years on each anniversary of the going-private transaction or will vest fully earlier, upon a change in control of Denali Holding. As of January 29, 2016, the Company expects to incur approximately $49 million of additional compensation-related expense through October 2018 for this option grant.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Description of the 2013 Stock Incentive Plan

The 2013 Stock Incentive Plan provides for the grant of stock-based incentive awards to aid in recruiting and the retention of employees. Denali Holding intends to continue to grant long-term cash incentive awards, but no other type of award, pursuant to the Dell Inc. 2012 Long-Term Incentive Plan (as renamed the Denali Holding Inc. 2012 Long-Term Incentive Plan).

Redeemable Shares—The 2013 Stock Incentive Plan provides for the grant of stock-based incentive awards to the Company’s employees, consultants, and non-employee directors. Equity awards available for issuance under the 2013 Stock Incentive Plan include stock options, stock appreciation rights, restricted stock units, and other equity-based awards. Those awards include certain rights that allow the holder to exercise a put feature for the underlying stock, requiring the Company to purchase the stock at its fair market value. The put feature is subject to a six-month holding period following the issuance of the common stock. Accordingly, these awards are subject to reclassification from equity to temporary equity, and the Company determines the amounts to be classified as temporary equity as follows:

•	For stock options subject to service requirements, the intrinsic value of the option is multiplied by the portion of the option that is vested. Upon exercise of the option, the amount in temporary equity represents the fair value of the Company’s common stock.

•	For stock appreciation rights and restricted stock units, the fair value of each share subject to such awards is multiplied by the portion of the share that is vested.

•	For share-based arrangements that are subject to the occurrence of a contingent event, those amounts are not reclassified as temporary equity until the contingency has been satisfied.

The amount of redeemable shares classified as temporary equity as of January 29, 2016 and January 30, 2015 was $106 million and $53 million, respectively. As of January 29, 2016, redeemable shares was comprised of 0.9 million issued and outstanding common shares, 0.1 million unvested restricted stock units, and 18.6 million outstanding stock options. As of January 30, 2015, redeemable shares was comprised of 0.5 million issued and outstanding common shares, 0.3 million unvested restricted stock units, and 18.8 million outstanding stock options.

As of January 29, 2016 and January 30, 2015, there were approximately 17 million shares of common stock of Denali Holding available for future grants under the 2013 Stock Incentive Plan.

Stock Option Agreements—Stock options granted under the 2013 Stock Incentive Plan include service-based awards and performance-based awards. Service-based stock options typically vest pro-rata at each anniversary of the grant date over a five year period. Performance-based stock options, with a market condition, become exercisable upon achievement of Return on Equity (ROE) metrics up to the seven year anniversary of the going-private transaction date, depending upon the achievement of the market condition. Both service-based and performance-based stock options are granted with option exercise prices equal to the grant date fair market value of Denali common stock, as determined by the Denali Holding board of directors. Generally, common stock issued under both service-based and performance-based awards are subject to liquidity events, such as an initial public offering, change in control, sales of common stock under an annual company liquidity program, and calls and puts resulting upon the occurrence of specified events. Stock options expire ten years after the date of grant. Compensation expense for service-based stock options is recognized on a straight-line basis over the requisite service period, while compensation expense for performance-based stock options, with a market condition, is recognized on a graded accelerated basis net of estimated forfeitures over the requisite service period.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Activity

The following table summarizes stock option activity during the respective periods:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term
	(in millions)	(per share)	(in years)
Predecessor
Options outstanding—February 1, 2013	118	$22.51
Granted and assumed through acquisitions	—	—
Exercised	(6)	7.59
Forfeited	(9)	8.03
Canceled/expired	(101)	24.46
Converted	(2)	29.67

Options outstanding—October 28, 2013	—	—

Successor
Options outstanding—October 29, 2013	—	—
Granted and assumed through the going-private transaction (a)	60	14.32
Exercised	—	—
Forfeited	—	—
Canceled/expired	—	—

Options outstanding—January 31, 2014	60	14.32

Granted	2	17.08
Exercised	—	—
Forfeited	(6)	13.75
Canceled/expired	(1)	32.22

Options outstanding—January 30, 2015	55	14.11

Granted	2	24.05
Exercised	—	—
Forfeited	(3)	19.07
Canceled/expired	—	—

Options outstanding—January 29, 2016 (b)	54	$14.30

Vested and expected to vest (net of estimated forfeitures)—January 29, 2016	49	$14.27	7.9
Exercisable—January 29, 2016	11	$13.99	7.6

(a)	In connection with the going-private transaction, Denali Holding assumed 2 million stock options with a weighted-average exercise price per share of $29.67 that were outstanding under an existing Dell stock incentive plan. In addition, one-time awards totaling 58 million stock options with an exercise price of $13.75 per share were granted to certain members of the Company’s management under the 2013 Stock Incentive Plan.
(b)	Of the 54 million stock options outstanding on January 29, 2016, 24 million related to performance-based awards and 30 million related to service-based awards

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the fiscal years ended January 29, 2016 and January 30, 2015 and the successor period ended January 31, 2014, the total fair value of options vested was $42 million, $41 million and immaterial, respectively. For the predecessor period ended October 28, 2013, the total fair value of options vested was $74 million. As of January 29, 2016 and January 30, 2015, there was $183 million and $235 million, respectively, of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options expected to be recognized over a weighted-average period of 3.6 years and 4.0 years, respectively.

Valuation of Service-Based Stock Option Awards

For service-based stock options granted by the successor entity under the 2013 Stock Incentive Plan, Denali Holding utilized the Black-Scholes option pricing model to estimate the fair value of stock options at the grant date. The Black-Scholes option pricing model incorporates various assumptions, including leveraged adjusted volatility of a public peer group, expected term, risk-free interest rates, and dividend yields. The weighted assumptions utilized for valuation of options under this model as well as the weighted-average grant date fair value of stock options granted during the respective periods are presented below. There were no option grants by the predecessor entity in the predecessor period ended October 28, 2013 under previous Dell stock incentive plans.

The expected term of both the successor and predecessor periods shown below is based on historical experience and on the terms and conditions of the stock awards granted to employees. For the predecessor periods shown below, volatility was based on a blend of implied and historical volatility of Dell’s common stock over the most recent period commensurate with the estimated expected term of Dell’s predecessor stock options. For the successor period, option valuations used leverage-adjusted volatility of a peer group and the expected term was based on analysis of Dell historical option settlement experience and on the terms and conditions of the stock awards granted.

Valuation of Performance-Based Stock Option Awards

For performance-based stock options granted under the 2013 Stock Incentive Plan, Denali Holding uses the Monte Carlo valuation model to simulate probabilities of achievement of the market condition and the grant date fair value. The valuation model for performance-based option grants in the fiscal year ended January 29, 2016 used a weighted-average leverage adjusted 7.66 year peer volatility and corresponding risk free interest rate. Upon fulfillment of a ROE condition, a specific portion of the performance options become exercisable. An embedded binomial lattice option pricing model was used to determine the value of these exercisable options using the assumption that each option will be exercised at the midpoint between the date of satisfaction of a ROE condition and the expiration date of such option.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The assumptions utilized in this model as well as the weighted-average grant date fair value of stock options granted during the successor period are presented below.

	Successor
	Service- Based	Performance- Based	Service- Based	Performance- Based	Service- Based	Performance- Based
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014 (a)	October 29, 2013 through January 31, 2014 (a)
Weighted-average grant date fair value of stock options granted per option	$10.05	$10.85	$8.75	$9.01	$7.02	$5.92
Expected term (in years)	5.1	—	5.2	—	6.9	—
Risk-free rate (U.S. Government Treasury Note)	1.5%	2.0%	1.6%	2.4%	1.9%	2.5%
Volatility	46%	50%	62%	55%	49%	48%
Dividend Yield	—%	—%	—%	—%	—%	—%

(a)	The 11 million options granted to Michael S. Dell by Denali Holding, included in the service-based column for successor above, were valued using an expected term of 10 years and corresponding risk-free interest rate. This resulted in a grant date fair value of $8.22 per option.

Restricted Stock Unit Awards

Non-vested restricted stock unit awards and activities for the respective periods are as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in millions)	(per share)
Predecessor
Non-vested restricted stock units:
Non-vested restricted stock unit balance as of February 1, 2013	42	$15.95
Granted	—	—
Vested (a)	(16)	16.02
Forfeited	(4)	16.96
Converted	(22)	15.69

Non-vested restricted stock unit balance as of October 28, 2013	—	$—

(a)	Upon vesting of restricted stock units, some of the underlying shares were generally sold to cover the required withholding taxes. However, select participants could choose the net shares settlement method to cover withholding tax requirements. Total shares withheld were approximately 320,000 for the predecessor period ended October 28, 2013. Total payments for the employee’s tax obligations to the taxing authorities were $5 million for the predecessor period ended October 28, 2013 and are reflected as a financing activity within the Consolidated Statements of Cash Flows.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the going-private transaction, the successor entity assumed 0.8 million unvested restricted stock units with a re-measured grant date fair value of $13.75 per share. As of January 29, 2016 and January 30, 2015 there was $1 million and $2 million, respectively, of unrecognized stock-based compensation expense, net of estimated forfeitures, related to these awards expected to be recognized over a weighted-average period of approximately 1.9 years and 2.6 years, respectively.

For the successor periods ended January 29, 2016, January 30, 2015, and January 31, 2014, the total estimated vest date fair value of restricted stock unit awards was not material.

Stock-based Compensation Expense

Stock-based compensation expense was allocated as follows for the respective periods:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Stock-based compensation expense:
Cost of net revenue	$10	$13	$5	$31
Operating expenses	62	59	77	153

Stock-based compensation expense before taxes	72	72	82	184
Income tax benefit	(26)	(26)	(24)	(54)

Stock-based compensation expense, net of income taxes	$46	$46	$58	$130

Employee Benefit Plans

401(k) Plan—The Company has a defined contribution retirement plan (the “401(k) Plan”) that complies with Section 401(k) of the Internal Revenue Code. Substantially all employees in the U.S. are eligible to participate in the 401(k) Plan. Effective January 1, 2008, the Company matches 100% of each participant’s voluntary contributions, subject to a maximum contribution of 5% of the participant’s eligible compensation, and participants vest immediately in all contributions to the 401(k) Plan. The Company’s contributions during the successor periods ended January 29, 2016, January 30, 2015, and January 31, 2014 were $169 million, $162 million, and $37 million, respectively, and Dell’s contributions for the predecessor period ended October 28, 2013 were $136 million. The Company’s matching contributions and participants voluntary contributions are invested according to each participant’s elections in the investment options provided under the Plan. Investment options included Dell common stock for a portion of the plan year before the going-private transaction, but neither participant nor Dell contributions were required to be invested in Dell common stock.

NOTE 15—SEGMENT INFORMATION

The Company’s reportable segments are based on the following product and services business units:

•	Client Solutions

•	Enterprise Solutions Group (“ESG”)

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

•	Dell Software Group (“DSG”)

•	Dell Services

In the first quarter of the fiscal year ended January 29, 2016, Denali redefined the categories within Client Solutions and ESG to reflect the way the Company currently organizes products and services within these business units. None of these changes impacted the Company’s consolidated or total business unit results. Prior period amounts have been reclassified to conform to the current year presentation.

Client Solutions includes sales to commercial and consumer customers of desktops, thin client products, notebooks, and services and third-party software and peripherals closely tied to the sale of Client Solutions hardware. ESG includes servers, networking, and storage, as well as services and third-party software and peripherals that are closely tied to the sale of ESG hardware. DSG includes systems management, security software solutions, and information management software offerings. Dell Services includes a broad range of IT and business services, including infrastructure, cloud, applications, and business process services.

The reportable segments disclosed herein are based on information reviewed by the Company’s management to evaluate the business segment results. The Company’s measure of segment operating income for management reporting purposes excludes the impact of purchase accounting, amortization of intangible assets, unallocated corporate expenses, severance and facility action costs, acquisition-related charges, and costs related to the going-private transaction. See Note 3 of the Notes to the Audited Consolidated Financial Statements for more information on the going-private transaction. The Company does not allocate assets to the above reportable segments for internal reporting purposes.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of net revenue by Denali’s reportable segments to Denali’s consolidated net revenue as well as a reconciliation of consolidated segment operating income to Denali’s consolidated operating income:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Consolidated net revenue:
Client Solutions	$35,877	$39,634	$9,839	$28,101
Enterprise Solutions Group	14,978	14,714	3,500	10,875
Dell Software Group	1,362	1,493	360	951
Dell Services	2,842	2,982	739	2,219

Segment net revenue	55,059	58,823	14,438	42,146
Corporate (a)	333	272	61	156
Impact of purchase accounting (b)	(506)	(976)	(424)	—

Total net revenue	$54,886	$58,119	$14,075	$42,302

Consolidated operating income (loss):
Client Solutions	$1,410	$2,051	$289	$1,070
Enterprise Solutions Group	1,052	1,230	270	867
Dell Software Group	(1)	(30)	(52)	(196)
Dell Services	152	124	2	(44)

Segment operating income	2,613	3,375	509	1,697
Impact of purchase accounting (b)	(616)	(1,116)	(1,252)	—
Amortization of intangible assets	(2,189)	(2,299)	(584)	(594)
Corporate (a)	26	(182)	102	—
Other (c)	(217)	(200)	(573)	(585)

Total operating income (loss)	$(383)	$(422)	$(1,798)	$518

(a)	Corporate primarily consists of unallocated transactions and certain security offerings.
(b)	Impact of purchase accounting in the successor periods includes amortization of intangibles and costs related to the going-private transaction.
(c)	Other costs include severance, facility, acquisition, and compensation expenses and costs related to the going-private transaction.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net revenue by product and services categories:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Net revenue:
Client Solutions:
Commercial	$21,297	$23,988	$5,782	$16,172
Consumer	9,167	9,886	2,568	7,350
Third-party software and after-point-of-sale peripherals	5,413	5,760	1,489	4,579

Total Client Solutions net revenue	35,877	39,634	9,839	28,101

Enterprise Solutions Group:
Servers and networking	12,761	12,368	2,888	9,013
Storage	2,217	2,346	612	1,862

Total ESG net revenue	14,978	14,714	3,500	10,875

Dell Software Group:

Total Dell Software Group net revenue	1,362	1,493	360	951

Dell Services:
Infrastructure and cloud services	1,679	1,734	426	1,309
Applications and business process services	1,163	1,248	313	910

Total Dell Services revenue	2,842	2,982	739	2,219

Total segment net revenue	$55,059	$58,823	$14,438	$42,146

The following tables present net revenue and long-lived asset information allocated between the United States and foreign countries:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Net revenue:
United States	$27,421	$28,079	$6,441	$21,370
Foreign countries	27,465	30,040	7,634	20,932

Total net revenue	$54,886	$58,119	$14,075	$42,302

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Long-lived assets:
United States	$1,627	$1,838
Foreign countries	643	792

Total long-lived assets	$2,270	$2,630

The allocation between domestic and foreign net revenue is based on the location of the customers. Net revenue from any single foreign country did not constitute more than 10% of Denali’s consolidated net revenues for the fiscal year ended January 29, 2016, the fiscal year ended January 30, 2015, the successor period ended January 31, 2014, or the predecessor period ended October 28, 2013. Long-lived assets from any single foreign country did not constitute more than 10% of Denali’s consolidated long-lived assets as of January 29, 2016 or January 30, 2015.

NOTE 16—SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

Supplemental Consolidated Statements of Financial Position Information

The following table provides information on amounts included in accounts receivable, net, inventories, net, property, plant, and equipment, net, accrued and other liabilities, and other non-current liabilities, as well as prepaid expenses as of January 29, 2016 and January 30, 2015.

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Accounts receivable, net:
Gross accounts receivable	$5,592	$6,126
Allowance for doubtful accounts	(57)	(60)

Total accounts receivable, net	$5,535	$6,066

Inventories, net:
Production materials	$657	$511
Work-in-process	189	296
Finished goods	797	856

Total inventories, net	$1,643	$1,663

Prepaid expenses (a)	$560	$489

Property, plant, and equipment, net:
Computer equipment	$1,484	$1,425
Land and buildings	1,496	1,609
Machinery and other equipment	306	322

Total property, plant, and equipment	3,286	3,356
Accumulated depreciation and amortization	(1,016)	(726)

Total property, plant, and equipment, net	$2,270	$2,630

(a)	Prepaid expenses are included in other current assets in the Consolidated Statements of Financial Position.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the fiscal years ended January 29, 2016 and January 30, 2015, the Company recognized $682 million and $678 million, respectively, in depreciation expense. During the successor period ended January 31, 2014 and the predecessor period ended October 28, 2013, the Company recognized $178 million and $396 million, respectively, in depreciation expense.

	Successor
	January 29, 2016	January 30, 2015
	(in millions)
Accrued and other current liabilities:
Compensation	$1,203	$1,492
Warranty liability	381	453
Income and other taxes	1,210	1,238
Other	1,762	1,857

Total accrued and other current liabilities	$4,556	$5,040

Other non-current liabilities:
Warranty liability	$193	$226
Unrecognized tax benefits, net	2,271	2,260
Deferred tax liabilities	1,038	1,956
Other	113	142

Total other non-current liabilities	$3,615	$4,584

Supplemental Consolidated Statements of Income (Loss)

The table below provides details of interest and other, net for the fiscal years ended January 29, 2016 and January 30, 2015, the successor period ended January 31, 2014, and the predecessor period ended October 28, 2013:

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Interest and other, net:
Investment income, primarily interest	$39	$47	$9	$53
Gain (loss) on investments, net	(2)	(29)	1	1
Interest expense	(680)	(807)	(235)	(178)
Foreign exchange	(122)	(96)	27	(68)
Other	(27)	(39)	(6)	(6)

Total interest and other, net	$(792)	$(924)	$(204)	$(198)

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Valuation and Qualifying Accounts

	Successor			Predecessor
	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014	February 2, 2013 through October 28, 2013
		(in millions)
Trade Receivables—Allowance for doubtful accounts
Balance at beginning of period (a)	$60	$17	$—	$72
Impact of purchase accounting (b)	—	34	11	—
Charged to income	67	69	36	63
Charged to allowance	70	60	30	74

Balance at end of period	$57	$60	$17	$61

Trade Receivables—Allowance for customer returns
Balance at beginning of period (a)	$132	$108	$—	$112
Impact of purchase accounting (b)	—	56	42	—
Charged to income	411	454	88	299
Charged to allowance	418	486	22	313

Balance at end of period	$125	$132	$108	$98

Customer Financing Receivables—Allowance for financing receivable losses
Balance at beginning of period (a)	$194	$215	$—	$192
Impact of purchase accounting (c)	—	—	204	—
Charged to income	104	147	50	95
Charged to allowance (d)	122	168	39	119

Balance at end of period	$176	$194	$215	$168

Tax Valuation Allowance
Balance at beginning of period	$432	$399	$—	$163
Charged to income tax provision	384	33	—	237
Allowance acquired	—	—	399	(1)

Balance at end of period	$816	$432	$399	$399

(a)	Due to purchase accounting for the going-private transaction, trade receivables and customer financing receivables were recognized at fair value as of the transaction date. Accordingly, the allowance for these receivables was adjusted to zero on day one of the successor period.
(b)	The impact of purchase accounting includes purchase accounting adjustments recorded under the acquisition method of accounting, related to the going-private transaction.
(c)	In connection with the going-private transaction, the Company recorded a provision for losses of $204 million on customer receivables to recognize an estimate of incurred losses on principal balances.
(d)	Charge-offs to the allowance for financing receivable losses for customer financing receivables includes principal and interest.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) is presented in stockholders’ equity in the Consolidated Statements of Financial Position and is comprised of amounts related to foreign currency translation adjustments and amounts related to the Company’s cash flow hedges.

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by the following components for the periods indicated:

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Accumulated Other Comprehensive Income
	(in millions)
Successor
Balances at January 31, 2014	$(28)	$1	$(27)
Other comprehensive income before reclassifications	(192)	427	235
Amounts reclassified from accumulated other comprehensive income	—	(179)	(179)

Total change for the period	(192)	248	56

Balances at January 30, 2015	$(220)	$249	$29

Balances at January 30, 2015	$(220)	$249	$29
Other comprehensive income before reclassifications	(138)	152	14
Amounts reclassified from accumulated other comprehensive income	—	(367)	(367)

Total change for the period	(138)	(215)	(353)

Balances at January 29, 2016	$(358)	$34	$(324)

Amounts related to the Company’s cash flow hedges are reclassified to net income during the same period in which the items being hedged are recognized in earnings. In addition, any hedge ineffectiveness related to cash flow hedges is recognized currently in net income. See Note 7 of the Notes to the Audited Consolidated Financial Statements for more information on the Company’s derivative instruments. The following table presents gains and (losses) reclassified from accumulated other comprehensive loss, net of tax, to net income (loss) for the respective periods:

	Successor
	Fiscal Year Ended January 29, 2016		Fiscal Year Ended January 30, 2015
	Cash Flow Hedges	Total Reclassifications, net of tax	Cash Flow Hedges	Total Reclassifications, net of tax
	(in millions)
Net Revenue	$328	$328	$163	$163
Cost of net revenue	40	40	15	15
Interest and other, net	(1)	(1)	1	1

Total	$367	$367	$179	$179

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18—CAPITALIZATION

Preferred Stock

Authorized Shares—Denali Holding is authorized to issue 100 shares of preferred stock, par value $.01 per share. As of January 29, 2016 and January 30, 2015, no shares of preferred stock were issued or outstanding.

Common Stock

Authorized Shares—As of January 29, 2016, Denali Holding was authorized to issue 350 million shares of Series A common stock, 150 million shares of Series B common stock, and 200 million shares of Series C common stock. The par value for all series of common stock is $.01 per share.

Issued and Outstanding Shares—As of both January 29, 2016 and January 30, 2015, 307 million shares of Series A common stock and 98 million shares of Series B common stock were issued and outstanding. As of both January 29, 2016 and January 30, 2015, the number of shares of Series C common stock issued and outstanding was not material.

The Series A common stock, the Series B common stock, and the Series C common stock share equally in dividends declared or accumulated and have equal participation rights in undistributed earnings. In the event of a liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of all classes of common stock have equal rights to receive the assets of the Company after the rights of the holders of any outstanding preferred stock have been satisfied.

NOTE 19—CONDENSED FINANCIAL INFORMATION FOR PARENT COMPANY

Denali Holding Inc. has no material assets or standalone operations other than its ownership in Dell Inc. and its consolidated subsidiaries.

There are restrictions under credit agreements and an indenture on the Company’s ability to obtain funds from any of its subsidiaries through dividends, loans, or advances. Although certain subsidiaries of Dell Inc. were designated unrestricted for all purposes of such credit agreements and indenture during the fiscal year ended January 29, 2016, substantially all of the net assets of Dell Inc. remain restricted as of January 29, 2016. Accordingly, this condensed financial information is presented on a “Parent-only” basis. Under a Parent-only presentation, Denali Holding Inc.’s investments in its consolidated subsidiaries are presented under the equity method of accounting.

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the financial position of Denali Holding Inc. (Parent) as of January 29, 2016 and January 30, 2015, and the results of its operations and cash flows for the fiscal years ended January 29, 2016 and January 30, 2015 and for the period from October 29, 2013 to January 29, 2014.

	Successor
Denali Holding Inc. (Parent)	January 29, 2016	January 30, 2015
	(in millions)
Assets:
Investments in subsidiaries	$1,587	$2,982
Other current assets	11	—

Total assets	$1,598	$2,982

Long-term debt	$26	$26
Other non-current liabilities	—	(1)
Redeemable shares	106	53
Stockholders’ equity:
Common stock and capital in excess of $.01 par value; shares authorized: 700 (Series A: 350, Series B: 150, Series C: 200); shares issued and outstanding: 405 (Series A: 307, Series B: 98) and 405 (Series A: 307, Series B: 98), respectively	5,727	5,708
Retained earnings (deficit)	(3,937)	(2,833)
Accumulated other comprehensive income (loss)	(324)	29

Total stockholders’ equity	1,466	2,904

Total liabilities and stockholders’ equity	$1,598	$2,982

In connection with the acquisition of Dell by Denali Holding, Denali Holding issued a $2.0 billion subordinated note to Microsoft Global Finance, a subsidiary of Microsoft Corporation. As of January 29, 2016 and January 30, 2015, the outstanding principal amount of the Microsoft Note was $26 million, payable at maturity in October 2023.

Denali Holding Inc. (Parent) has not guaranteed the obligations of its subsidiaries. See Note 11 of the Notes to the Audited Consolidated Financial Statements for more information about the commitments and contingencies of the Company.

	Successor
Denali Holding Inc. (Parent)	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014
	(in millions)
Equity in net loss of subsidiaries	$(1,113)	$(1,162)	$(1,589)
Interest and other, net	8	(89)	(37)
Income tax benefit	1	30	14

Consolidated net loss	(1,104)	(1,221)	(1,612)
Other comprehensive income (loss) of subsidiaries	(353)	56	(27)

Consolidated comprehensive loss	$(1,457)	$(1,165)	$(1,639)

DENALI HOLDING INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Successor
Denali Holding Inc. (Parent)	Fiscal Year Ended January 29, 2016	Fiscal Year Ended January 30, 2015	October 29, 2013 through January 31, 2014
	(in millions)
Change in cash from operating activities	$(2)	$(64)	$(19)
Cash flow from financing activities:
Proceeds from equity issuance	—	28	2,096
Issuance of common stock under employee plans	2	—	—
Proceeds from debt	—	—	2,000
Repayments of debt	—	(1,974)	—
Receipt of capital from subsidiaries	2	2,001	19
Capital investment in subsidiaries	(2)	—	(4,087)

Change in cash from financing activities	2	55	28

Change in cash and cash equivalents	—	(9)	9
Cash and cash equivalents at beginning of the period	—	9	—

Cash and cash equivalents at end of the period	$—	$—	$9

The results of operations and cash flow information of the Parent Company are not presented for the predecessor period ended October 28, 2013, as Denali Holding Inc. (Parent) did not exist in that period.

NOTE 20—SUBSEQUENT EVENTS

There were no known events occurring after the balance sheet date and up until the date of the issuance of these financial statements that would materially affect the information presented herein. The Company evaluated subsequent events through March 11, 2016, the date of the issuance of these financial statements.

Sale of Dell Services (Unaudited)

On March 28, 2016, Denali entered into a definitive agreement with NTT Data International L.L.C. to sell Dell Services, including the Dell Services Federal Government business (collectively, “Dell Services”), for cash consideration of approximately $3.1 billion. Dell Services includes process outsourcing, application management, and infrastructure services. The global support, deployment, and professional services businesses are not included in the pending transaction. Denali performed an assessment of Dell Services as of January 29, 2016 and determined that it did not meet held-for-sale criteria as of that date. Dell Services assets and liabilities will be classified as held-for-sale, and its historical financial results will be classified as discontinued operations beginning in the first quarter of the fiscal year ended February 3, 2017. There are no indications of potential impairment of assets.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 12, 2015

among

DENALI HOLDING INC.,

DELL INC.,

UNIVERSAL ACQUISITION CO.

and

EMC CORPORATION

i

INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	33
Acquisition Proposal	35
Actions	15
Affiliate	67
Agreement	1
Alternative Acquisition Agreement	35
Alternative Reverse Termination Fee	63
Antitrust Law	40
Applicable Jurisdiction	58
Articles of Merger	2
Available Cash	54
Bankruptcy and Equity Exception	11
Book-Entry Shares	3
Business Day	67
Capitalization Date	8
Cash Consideration	3
Cash on Hand	55
Cash Transfers	53
Certificate	3
Certificate of Merger	2
Change of Recommendation	38
Class V Common Stock	3
Closing	1
Closing Date	1
Code	1
Commercial Paper Debt	67
Commitment Papers	26
Common Equity Financing	26
Common Equity Purchase Agreements	26
Commonly Controlled Entity	18
Company	1
Company Articles	2
Company Benefit Plan	18
Company Bylaws	2
Company Common Stock	2
Company Disclosure Letter	8
Company Equity Awards	9
Company ESPP	9
Company Personnel	67
Company Preferred Stock	8
Company PSU Award	9
Company Recommendation	11
Company Restricted Stock	8
Company RSU Award	9
Company SEC Documents	12
Company Shareholder Approval	23
Company Shareholders’ Meeting	37
Company Stock Option	9
Company Stock Plans	67

Page
Company Tax Opinion	60
Company Tax Opinion Materials	57
Company Termination Fee	62
Company U.S. Benefit Plan	18
Confidentiality Agreement	39
Continuing Employees	46
Contract	11
Credit Facility	67
Debt Commitment Letter	26
Debt Financing	26
Definitive Agreements	47
Dell	1
Dell Financial Statements	27
Dell Obligations	67
DGCL	1
Dissenting Shares	4
DOJ	40
Effective Time	2
Environmental Laws	23
ERISA	18
Exchange Act	12
Exchange Agent	4
Exchange Fund	4
Existing Transfer Restrictions	68
Fee Letter	26
Filed Contracts	68
Financing	26
Financing Sources	68
Foreign Antitrust Laws	40
Form S-4	37
FTC	40
GAAP	12
Governmental Entity	11
Hazardous Materials	68
HSR Act	11
Indemnified Party	44
Infringe	22
Intellectual Property	68
Intended Tax Treatment	56
Investments Liquidation	53
IRS	18
Key Personnel	68
Knowledge	68
Law	11
Leases	21
Liens	8
Losses	44
Margin Loan Financing	68
Marketing Period	68
Marketing Period Commencement Date	53
Material Adverse Effect	70

Page
Material Contracts	15
MBCA	1
Merger	1
Merger Consideration	3
Merger Sub	1
Minimum Parent Cash Period	53
NISPOM	25
No-Shop Period Start Date	33
NYSE	12
Order	11
Outside Date	60
Owned Real Property	21
Parent	1
Parent Cash on Hand	53
Parent Certificate	3
Parent Disclosure Letter	23
Parent Financial Statements	27
Parent Material Adverse Effect	70
Parent Plans	46
Parent Tax Opinion	59
Parent Tax Opinion Materials	57
Per Share Closing Price	42
Permits	17
Permitted Liens	71
person	71
Pivotal	29
Pivotal Class A Common Stock	33
Pivotal Class B Common Stock	33
Pivotal Series A Preferred Stock	33
principal executive officer	71
principal financial officer	71
Proxy Statement	37
Real Property	21
Representatives	71
Required Information	50
Reverse Termination Fee	63
Revolving Credit Facility	71
Rule 144	68
SEC	12
Securities Act	12
Significant Subsidiary	8
Software	71
Solvent	28
SOX	13
Specified Person	63
Stock Consideration	3
Subsidiary	72
Superior Proposal	35
Surviving Corporation	1
Syndication and Offering Materials	51
Target Amount	55

v

Page
Tax	21
Tax Return	21
Tax Sharing Agreement	57
Taxing Authority	21
Transaction Litigation	46
Transfer Restrictions	72
VMware	7
VMware Certificate	32
VMware Class A Common Stock	9
VMware Class B Common Stock	9
VMware Common Stock	9
VMware Intercompany Agreements	72
VMware Plans	18
VMware Promissory Notes	10
VMware SEC Documents	13
WARN Act	18

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 12, 2015, among DENALI HOLDING INC., a Delaware corporation (“Parent”), DELL INC., a Delaware corporation (“Dell”), UNIVERSAL ACQUISITION CO., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and EMC CORPORATION, a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, for the Company to enter into this Agreement, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the merger of Merger Sub with and into the Company (the “Merger”) and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously approved and declared advisable, and the Board of Directors of Merger Sub has unanimously approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger, together with related transactions, qualifies as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and

WHEREAS, Dell will receive direct benefits from the Merger, including as a result of the expected contribution of the Company to Dell following the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing); provided, that, if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (a) a Business Day during the Marketing Period specified by Parent on no fewer than three Business Days written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing of the transactions contemplated by this Agreement) and (b) the first Business Day following the final day of the Marketing Period (subject in each of the case of the foregoing clauses (a) and (b), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in ARTICLE VI for the Closing as of the date determined pursuant to this proviso). Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304, unless another place is agreed to in writing by Parent and the Company.

1

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the Commonwealth of Massachusetts articles of merger (the “Articles of Merger”) and by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in each case in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the MBCA and DGCL, and shall make all other filings or recordings required under the MBCA and DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Articles of Organization and Bylaws.

(a) At the Effective Time, the Restated Articles of Organization of the Company (the “Company Articles”) shall be amended as a result of the Merger so as to read in their entirety as set forth in Exhibit A hereto and, as so amended, shall be the articles of organization of the Surviving Corporation until, subject to Section 5.06(a), thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended so as to read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until, subject to Section 5.06(a), thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2

(b) Parent-Owned Stock. Each share of Company Common Stock that is directly or indirectly owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Stock Owned by Subsidiaries of the Company. Each share of Company Common Stock beneficially owned by a Subsidiary of the Company which is directly or indirectly wholly-owned by the Company shall be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal in value to such converted shares of Company Common Stock.

(d) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 2.01(b), (y) shares to be converted in accordance with Section 2.01(c) and (z) any Dissenting Shares) shall be converted into the right to receive (A) a number of shares of validly issued, fully paid and nonassessable shares of common stock, par value, $0.01 per share, designated as Class V Common Stock (the “Class V Common Stock”) of Parent (the “Stock Consideration”) having terms as set forth in the Amended and Restated Certificate of Incorporation of Parent attached as Exhibit C hereto to be filed with the Secretary of State of the State of Delaware and made effective as of immediately prior to the Effective Time (the “Parent Certificate”) equal to the quotient (rounded to the nearest five decimal points) obtained by dividing (I) 222,966,450 by (II) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of vesting of Company Equity Awards and shares contributed to Parent, Merger Sub or any of their Affiliates, in each case as contemplated by Section 5.04) (which aggregate number will be set forth in a certificate of the Company delivered as of immediately prior to the Effective Time) and (B) $24.05 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor subject to compliance with the procedures set forth in this Section 2.01 upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and immediately, in the case of Book-Entry Shares.

(ii) If between the date of this Agreement and the Effective Time, there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Cash Consideration shall be appropriately adjusted to reflect such action; provided, however, that nothing in this Section 2.01(d)(ii) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(iii) Notwithstanding anything herein to the contrary, the right of any holder of Company Common Stock to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

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(e) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted such shares in favor of this Agreement and who are entitled to appraisal rights and have properly exercised such rights in accordance with Part 13 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.01(d), and the holders thereof shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Part 13 of the MBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Part 13 of the MBCA or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided by Part 13 of the MBCA, such shareholder’s shares of Company Common Stock shall thereupon cease to be Dissenting Shares (including for purposes of Section 2.01(d)(i)), and shall be deemed to have been converted, at the Effective Time into the right to receive the Merger Consideration (payable without any interest thereon) upon surrender of the Certificates or Book-Entry Shares formerly representing such shares of Company Common Stock and related documents, as compensation for such cancellation. At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence.

(ii) The Company shall give Parent (A) prompt written notice of any notice received by the Company of intent to demand appraisal or the fair value of any shares of Company Common Stock, withdrawals of such notices or demands and any other instruments or notices served pursuant to the MBCA and (B) if taking place prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to such notices and demands and the exercise of appraisal rights under the MBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MBCA.

Section 2.02 Exchange of Certificates; Book-Entry Shares.

(a) Exchange Agent. At or immediately following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates and Book-Entry Shares, book-entry shares (or certificates if requested) representing shares of Class V Common Stock, and cash, in each case in an aggregate amount equal to the number of shares or amount of cash (as applicable) into which such shares of Company Common Stock have been converted pursuant to Section 2.01(d), except that Parent shall not be required to deposit with the Exchange Agent any shares of Class V Common Stock or cash for any shares of Company Common Stock with respect to which the Company has received a notice of an intent to demand payment of the fair value of such shares if the Merger is effectuated pursuant to Section 13.21(a) of the MBCA. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Class V Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Class V Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Section 2.01(d), Section 2.02(c) and Section 2.02(e) out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate representing shares of Company Common Stock that were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(d), (ii) shares of Class V Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock held by such holder that were converted into the right to receive the Merger Consideration), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled.

(ii) In the event of a transfer of ownership of a Certificate or Book-Entry Share which is not registered in the transfer records of the Company, payment of the Merger Consideration, any dividends or distributions payable pursuant to Section 2.02(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.02(e) may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE II.

(iii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such share of Company Common Stock, together with any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Class V Common Stock with a record date after the Effective Time shall be paid to the holder of any

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unsurrendered Certificate or Book-Entry Shares with respect to the shares of Class V Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Class V Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(iii)) in accordance with this ARTICLE II. Following the surrender of any Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(iii)), there shall be paid to the record holder of the certificate representing whole shares of Class V Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or receipt, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class V Common Stock and the amount of any cash payable in lieu of a fractional share of Class V Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or receipt and a payment date subsequent to such surrender or receipt payable with respect to such whole shares of Class V Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates (or immediately, in the case of Book-Entry Shares) in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery thereof and exchanged as provided in this ARTICLE II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Class V Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Class V Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares formerly held by such holder that are converted into the right to receive the Merger Consideration) would otherwise be entitled by (B) the average closing price of a share of VMware Class A Common Stock over the ten (10) trading day period prior to the Effective Time (as such closing price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as Parent may determine)).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for, and, subject to Section 2.02(g), Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this ARTICLE II.

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(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Class V Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, that any investment of cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such banks that are then publicly available). Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this ARTICLE II.

(j) Withholding Rights. Parent, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent determine are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents and the VMware SEC Documents filed with or furnished to the SEC by the Company or VMware, Inc., a Delaware corporation (“VMware”), since January 1, 2014 and publicly available prior to the date of this Agreement (provided, that nothing disclosed in such Company SEC Documents or VMware SEC Documents shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 3.01(c), Section 3.01(d), the first sentence of Section 3.01(i) or Section 3.01(v)), but excluding any

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forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature, and except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and deemed reference to such items or matters disclosed in other sections or subsections of the Company Disclosure Letter (other than Section 3.01(c), Section 3.01(d), the first sentence of Section 3.01(i) or Section 3.01(v)) to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Articles and the Company Bylaws and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) (a “Significant Subsidiary”) of the Company, in each case as amended to the date hereof. The Company Articles and the Company Bylaws so delivered are in full force and effect and the Company is not in violation of the Company Articles or Company Bylaws.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its jurisdiction of incorporation or formation) and (ii) each other Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company (other than VMware and its Subsidiaries) are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company (x) have been validly issued and are fully paid and nonassessable, (y) except as would not reasonably be expected to be adverse to the Company in any material respect, are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, encumbrances, adverse claims or security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), and (z) are owned directly or indirectly by the Company free of any material restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 6,000,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(i) At the close of business on October 9, 2015 (the “Capitalization Date”), 1,939,730,246 shares of Company Common Stock were issued and outstanding;

(ii) At the Capitalization Date, there were (A) 386,162 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”) issued and outstanding under Company Stock Plans, (B) 29,245,241 shares of

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Company Common Stock subject to outstanding options under Company Stock Plans to purchase shares of Company Common Stock (each, a “Company Stock Option”), with a weighted average exercise price of $12.95, (C) 43,877,501 shares of Company Common Stock underlying restricted stock units issued under Company Stock Plans (each, a “Company RSU Award”), (D) 12,107,368 shares of Company Common Stock underlying performance stock units (assuming target performance) issued under Company Stock Plans (each, a “Company PSU Award”), and (E) 17,301,984 shares of Company Common Stock reserved for issuance under the Company’s Amended and Restated 1989 Employee Stock Purchase Plan (the “Company ESPP”). All outstanding shares of Company Common Stock are, and all such shares issued upon exercise of Company Stock Options or in settlement of Company RSU Awards or Company PSU Awards will be when issued, duly authorized, validly issued, fully paid and nonassessable, and are not or will not be, as applicable, subject to, and were not or will not be, as applicable, issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right (other than any right of repurchase by the Company pursuant to the terms of the applicable Company Stock Plans or as set forth in any equity award agreement entered into pursuant thereto);

(iii) As of the date of this Agreement, no shares of Company Preferred Stock were issued or outstanding;

(iv) As of the date of this Agreement, no shares of Company Common Stock were held by any direct or indirect wholly-owned Subsidiary of the Company;

(v) As of the date of this Agreement, the Company is (A) the record or beneficial owner of 43,025,308 shares of Class A Common Stock, par value $0.01 per share, of VMware (the “VMware Class A Common Stock”) and (B) the record and beneficial owner of 300,000,000 shares of Class B Common Stock, par value $0.01 per share, of VMware (the “VMware Class B Common Stock” and, together with the VMware Class A Common Stock, the “VMware Common Stock”) representing 100% of the issued and outstanding VMware Class B Common Stock, and holds good and valid title to such VMware Common Stock, free and clear of all Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws, including the Existing Transfer Restrictions) and (ii) no Subsidiary of the Company is the record or beneficial owner of any shares of VMware Common Stock. The VMware Common Stock owned by the Company (w) is not subject to any Transfer Restrictions other than Existing Transfer Restrictions, (x) is not subject to any shareholder’s agreement, investor rights agreement or other similar agreement or any voting restriction, (y) 326,500,000 shares are held by the Company in certificated form subject to restrictive legends, and (z) 16,525,308 shares are held by the Company beneficially through brokers;

(vi) As of the date of this Agreement, except as set forth above in this Section 3.01(c) and except for changes since October 6, 2015 resulting from the issuance of shares of Company Common Stock under the Company Stock Plans pursuant to the Company Stock Options, Company Restricted Stock, Company RSU Awards and Company PSU Awards (collectively, the “Company Equity Awards”) that were issued and outstanding on the Capitalization Date and purchase rights under the Company ESPP set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights,

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performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There is not, and has not been, any Company policy or practice to grant, Company Equity Awards prior to, or otherwise coordinate the grant of such awards with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than agreements, proxies or understandings solely between any wholly-owned Subsidiary of the Company and the Company and/or any other wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities;

(vii) As of the date of this Agreement, there is an aggregate of $26,836,941 of accrued dividends payable upon the vesting of Company Restricted Stock, Company RSU Awards and Company PSUs Awards, in each case which are not vested as of the date hereof;

(viii) Section 3.01(c)(viii) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (A) each outstanding Company Stock Option, including the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan governing such Company Option, (B) each outstanding Company RSU Award, including the number of shares of Company Common Stock underlying such Company RSU Award, the applicable grant date thereof and the applicable Company Stock Plan governing such Company RSU Award, (C) each outstanding Company PSU Award, including the target and maximum number of shares of Company Common Stock underlying such Company PSU Award, the applicable grant date thereof and the applicable Company Stock Plan governing such Company PSU Award, and (D) each award of Company Restricted Stock, including the number of shares of Company Restricted Stock subject to such award, the applicable grant date thereof and the applicable Company Stock Plan governing such award of Company Restricted Stock;

(ix) Section 3.01(c)(ix) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries, other than VMware and its Subsidiaries (for the avoidance of doubt, excluding (A) any amounts owed by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company and (B) any letters of credit (to the extent undrawn), capital leases, operating leases or similar obligations); and

(x) As of the date of this Agreement, there is an aggregate principal amount of $1,500,000,000 owed by VMware to the Company pursuant to promissory notes issued pursuant to the Note Exchange Agreement, dated as of January 21, 2014, between the Company and VMware (the “VMware Promissory Notes”), and the Company holds good and valid title to the VMware Promissory Notes, free and clear of all Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws).

(d) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized

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by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, at a duly held meeting has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the Merger, (iii) directed that the Company submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company in accordance with the terms of this Agreement and (iv) subject to Section 4.02, resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”) at the Company Shareholders’ Meeting.

(e) Noncontravention. Subject to receipt of the Company Shareholder Approval and the governmental consents and other matters referred to in the following sentence, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Company Articles or the Company Bylaws or the comparable organizational documents of any of the Company’s Significant Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries pursuant to any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, or legally binding obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or assets are subject or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, decision, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) or Permit applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods as may be required under any other applicable Antitrust Law, (2) compliance with the applicable requirements of the

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Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (3) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the filing of the Certificate of Merger with the Secretary of State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished since January 1, 2014 by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2015, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since June 30, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), in each case, where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure

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of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents. Except for VMware, none of the Subsidiaries of the Company are, or have at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that (x) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”). Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the principal executive officer and the principal financial officer of the Company have disclosed, based on their most recent evaluation of the Company’s internal controls over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies and material weaknesses in the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management of the Company or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(iii) Since January 1, 2014 through the date hereof, neither the Company nor any of its Subsidiaries (other than VMware and its Subsidiaries) has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(iv) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(v) To the Knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) or the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(g) VMware SEC Documents.

(i) VMware has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by VMware under the Exchange Act since January 1, 2014 (such documents, together with any documents filed or furnished since January 1, 2014 by VMware to the SEC on a voluntary basis on Current Reports on Form 8-K, the “VMware SEC Documents”). Each of the VMware SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such VMware SEC Document, and none of the VMware SEC Documents when filed or, if amended, as of the date of such most recent amendment,

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contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of VMware included in the VMware SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of VMware and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of VMware and its Subsidiaries as of June 30, 2015, neither VMware nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of VMware and its Subsidiaries as of June 30, 2015, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since June 30, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither VMware nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among VMware and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), in each case where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, VMware or any of its Subsidiaries in VMware’s consolidated financial statements or other VMware SEC Documents. None of the Subsidiaries of VMware are, or have at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) VMware’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that (x) material information required to be disclosed by VMware in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such material information is accumulated and communicated to VMware’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the principal executive officer and the principal financial officer of VMware have disclosed, based on their most recent evaluation of VMware’s internal controls over financial reporting prior to the date hereof, to VMware’s auditors and the audit committee of VMware’s Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies and material weaknesses in VMware’s internal controls over financial reporting which are reasonably likely to adversely affect VMware’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management of VMware or other employees of VMware who have a significant role in VMware’s internal controls over financial reporting.

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(iii) Each of the principal executive officer of VMware and the principal financial officer of VMware (or each former principal executive officer of VMware and each former principal financial officer of VMware, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the VMware SEC Documents, and the statements contained in such certifications are true and accurate.

(h) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at any time it is amended or supplemented and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of Parent, Dell, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference in the Form S-4 or Proxy Statement. The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since January 1, 2015 through the date of this Agreement, there shall not have been any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Since June 30, 2015 through the date of this Agreement, (x) except in connection with this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries (other than VMware and its Subsidiaries) have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (y) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a)(i), (iii), (viii), (xiii), (xi) or (xvi), Section 4.01(b) or Section 4.01(c).

(j) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits or investigations from, by or before any arbitrator, court, tribunal or other Governmental Entity (“Actions”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or any of the officers or directors of the Company, except for any such Actions (i) not seeking material injunctive relief or other material specific performance against the Company or its Subsidiaries or (ii) for which the amount claimed against or sought from the Company or its Subsidiaries is less than $10,000,000. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(k) Material Contracts.

(i) Except for this Agreement, the Filed Contracts, the VMware Intercompany Agreements and the Contracts disclosed on Section 3.01(k)(i) of the Company Disclosure Letter (the Contracts set forth in such section of the Company Disclosure Letter, the Filed Contracts and the VMware Intercompany Agreements collectively, the “Material Contracts”), none of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) is, as of the date of this Agreement, a party to or otherwise bound by:

(A) Any Contract that (I) relates to third-party indebtedness for borrowed money or any third party financial guaranty, in each case, in excess of $25,000,000 (other than letters of credit and

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guarantees of payment, performance and other obligations by the Company or its Subsidiaries to vendors, suppliers or customers entered into in the ordinary course of business), (II) grants a Lien, other than a Permitted Lien, on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (III) restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or (IV) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(B) Any Contract that contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(C) Any Contract (I) containing covenants that place a restriction on the right of the Company or any of its Subsidiaries, (A) in a material manner, to compete or transact in any business or with any person in any geographic area, which business or geographic area is material to the Company and its Subsidiaries, taken as a whole, (B) to acquire any product or other asset or service that is material to the Company and its Subsidiaries, taken as a whole, from any other person, or (C) to develop, sell, supply, distribute or service any product or technology or other asset that is material to the Company and its Subsidiaries, taken as a whole, to or for any other person or (II) that grants material and exclusive rights to license, market, sell or deliver any product or service of the Company or any of its Subsidiaries or that contains any “most favored nation” or similar provisions in favor of the other party that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries in excess of $150,000,000 per annum;

(D) any Contract pursuant to which (I) the Company or a Subsidiary of the Company exclusively licenses in or out, or obtains or grants exclusive rights to use, Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, in each case outside of the ordinary course of business; (II) the Company or a Subsidiary of the Company grants licenses or cross-licenses to use or otherwise exploit all or substantially all of the patents of the Company and its Subsidiaries; (III) the Company or a Subsidiary of the Company grants portfolio-wide licenses or cross-licenses that would, upon consummation of the Merger, require Parent or any of its Affiliates (other than the Company and its Subsidiaries) to grant any third party a portfolio-wide license or covenant not to sue with respect to all or substantially all of the Intellectual Property of Parent and its Affiliates; or (IV) the Company or a Subsidiary of the Company is a member of or is bound by an industry standards body that requires the Company or any such Subsidiary to grant to any third party a license or covenant not to sue with respect to all or substantially all of the material Intellectual Property of the Company and its Subsidiaries;

(E) Any Contract that provides for the establishment or governance of a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries), which partnership or joint venture is material to the Company and its Subsidiaries, taken as a whole;

(F) Any Contract relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) other than this Agreement pursuant to which the Company or any of its Subsidiaries has any continuing and unpaid “earn-out” or similar contingent payment obligations, in each case in an amount in excess of $50,000,000;

(G) any Contract between or among the Company and its Subsidiaries (other than VMware and its Subsidiaries), on the one hand, and VMware and its Subsidiaries, on the other hand, (I) for which there are outstanding obligations on the part of the Company and its Subsidiaries or VMware and its Subsidiaries with a value in excess of $75,000,000 or (II) for which the termination thereof would be materially adverse to either the Company and its Subsidiaries (other than VMware and its Subsidiaries), taken as a whole, or VMware and its Subsidiaries, taken as a whole;

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(H) Any Contract (other than Contracts of the type described in subclauses (A) through (G) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $250,000,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice or that are terminable or cancelable without material penalty to the Company or any of its Subsidiaries on 90 days’ notice or less.

(ii) True and complete copies of each of the Material Contracts, as amended through the date hereof, have been made available to Parent prior to the date hereof. Each such Material Contract is valid and in full force and effect and enforceable against the Company or Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have previously expired in accordance with their terms, been terminated in accordance with their terms by the counterparty thereto (other than for a breach by the Company or any of its Subsidiaries) or been terminated by the Company or any of its Subsidiaries that is a party thereto not in violation of the terms of this Agreement or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(l) Compliance with Laws; Permits.

(i) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2014 in compliance with all Laws (including those related to data privacy and security) and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with any Governmental Entity (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to revoke, not renew, or modify on terms more burdensome than currently applicable any such Permit; and

(C) there has occurred no default under, or violation of, any such Permit.

(ii) Since January 1, 2014, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective directors, executives, officers, representatives, agents or employees has: (A) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (B) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (C) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or the Corruption of Foreign Public Officials Act (Canada) or any Law of similar effect (but, in each case, only to the extent such Law is applicable to the foregoing persons); (D) established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (E) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

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(iii) The Company and each of its Subsidiaries are, and have at all times since January 1, 2014, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Without limiting the foregoing, to the Knowledge of the Company, there are no material pending or threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or export licenses.

(m) Labor Relations and Other Employment Matters. No labor union has been recognized or certified as the representative of any employees of the Company or any of its Subsidiaries for purposes of collective bargaining, and none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any employee of the Company or any of its Subsidiaries, nor is any such agreement being negotiated by the Company or any of its Subsidiaries as of the date hereof. To the Company’s Knowledge there is no labor union organizing activity ongoing among the employees of the Company or any of its Subsidiaries. As of the date hereof, there are no strikes, work stoppages, material slowdowns, lockouts or similar material labor disputes pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no Actions, charges or complaints pending against the Company or any of its Subsidiaries which arise out of labor and employment, and (b) the Company and each of its Subsidiaries is in material compliance with all applicable Laws relating to employment matters, including the payment of wages for all time worked, the payment of overtime, the engagement of individuals as contractors, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”), and the provision of meal, rest and other breaks.

(n) Employee Benefits and ERISA Compliance.

(i) Section 3.01(n)(i) of the Company Disclosure Letter contains a complete and accurate list of each material Company Benefit Plan covering employees in the United States or to which employees in the United States are parties. For the purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material employment, individual consulting, employee loan, bonus, pension, retirement, profit sharing, deferred compensation, incentive compensation, equity-based compensation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or arrangements sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or arrangement that is either (i) mandated by and maintained solely pursuant to applicable Law or (ii) maintained or contributed to solely by VMware or a Subsidiary of VMware (collectively, the “VMware Plans”)), in each case providing benefits to any Company Personnel or under which the Company or any of its Subsidiaries or Commonly Controlled Entities otherwise have any material obligations or liabilities. Not later than 60 days after the date of this Agreement, the Company shall make available to Parent each material Company Benefit Plan covering employees outside of the United States or to which employees outside of the United States are parties.

(ii) The Company has made available to Parent current, complete and accurate copies of (A) each material Company Benefit Plan maintained primarily for the benefit of individuals regularly employed in the United States (each a “Company U.S. Benefit Plan”), (B) the most recent (1) annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other

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Governmental Entity with respect to each material Company U.S. Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description and summary of material modifications for each material Company U.S. Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity agreement relating to any material Company U.S. Benefit Plan and (E) the most recent IRS determination letter, in each of clauses (A)-(D), to the extent applicable.

(iii) Each Company Benefit Plan (i) has been administered in accordance with its terms, and (ii) if so required under applicable Laws, is funded or book reserved, as appropriate, except as, in each case, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, all Company U.S. Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company U.S. Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred since the date of the most recent determination letter relating to any such Company U.S. Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company U.S. Benefit Plan.

(v) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any Company Benefit Plan that is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA) or (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(vi) The Company has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Laws), except for any liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(vii) With respect to any Company Benefit Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are, to the Knowledge of the Company, pending or threatened relating to or otherwise in connection with such Company Benefit Plan and (B) to the Knowledge of the Company, no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Entity is pending, or threatened that, in each of clauses (A) and (B), are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(viii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(ix) Except as provided in Section 5.04, none of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment

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or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (C) result in any breach or violation of, or a default under, any Company Benefit Plan.

(x) Each Company Benefit Plan or Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material compliance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto and no Company Benefit Plan, arrangement or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(xi) To the Knowledge of the Company, each of the VMware Plans has been maintained in material compliance with applicable Law.

(o) No Parachute Gross Up. No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(p) Taxes.

(i) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A) The Company and each of its Subsidiaries have (1) timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete and (2) timely paid all Taxes required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(B) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(C) No Tax claims, audits, assessments or other proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any pending or proposed claims, audits, assessments or proceedings with respect to Taxes.

(D) None of the Company or any of its Subsidiaries is potentially liable for Taxes of another person pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) by virtue of having been a member of a consolidated, combined, unitary or affiliated group for Tax purposes (other than as a result of having been a member of the consolidated group in which it is currently a member), as a transferee or successor, by contract, or otherwise.

(E) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(F) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(G) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

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(H) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid over under applicable Law; such withheld Taxes were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each third-party recipient, as required under Law.

(ii) As used in this Agreement, (1) “Tax” means all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, customs, duty or governmental fee, or other like assessment or charge, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (2) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (3) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Company there are no facts, agreements, plans or other circumstances, that would reasonably be expected to prevent or impede the Merger, taken together with related transactions, from qualifying as an exchange described in Section 351 of the Code.

(q) Title to Properties.

(i) Section 3.01(q)(i) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company and its Subsidiaries (other than VMware and its Subsidiaries) in fee simple as of the date hereof that is material to the Company and its Subsidiaries, taken as a whole, (together with real property owned by VMware and its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, the “Owned Real Property”) identifying the address thereof.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all material leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 150,000 square feet (such property, together with the Owned Real Property, and any material leases or subleases of real property under which VMware and its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 150,000 square feet, the “Real Property”) identifying the address thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof.

(iii) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and except with respect to such property or assets that have been disposed of in the ordinary course of business, the Company or one or more of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to (x) the Real Property and (y) the other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect and enforceable in accordance with their terms against the Company or Subsidiary

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of the Company that is a party thereto and, to the Knowledge of the Company, the counterparties thereto, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have expired in accordance with their terms, been terminated in accordance with their terms by the counterparty thereto (other than for a breach by the Company or any of its Subsidiaries) or been terminated by the Company or any of its Subsidiaries that is a party thereto not in violation of the terms of this Agreement, or (B) such failure to comply or be in full force and effect or enforceable that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be likely to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(r) Intellectual Property.

(i) Each material Intellectual Property registration or application owned or purported to be owned by the Company or any Subsidiary of the Company (other than VMware and its Subsidiaries) as of the date hereof is subsisting and unexpired, has not been abandoned or canceled and, to the Knowledge of the Company, is valid and enforceable.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries exclusively own or have the right or a valid and enforceable license to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (B) no Actions or Orders are pending or, to the Knowledge of the Company, threatened in writing (including cease and desist letters or invitations to obtain a license) against the Company or its Subsidiaries with regard to any Intellectual Property; (C) the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, as of the date hereof, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets); (E) no material Software owned by the Company or any Subsidiary of the Company is derived from and modifies or adapts any Software subject to an “open source” or similar license that requires the licensing, offer or provision of the source code of the applicable material Software to others on “open source” or similar terms with respect to applicable material Software that is licensed, distributed or conveyed to others; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their material information technology networks and systems, and, to the Knowledge of the Company, since January 1, 2014 through the date of this Agreement, there have been no material breaches, violations, or unauthorized access of same.

(s) Affiliated Transactions. Since January 1, 2014 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents or the VMware SEC Documents.

(t) Insurance. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is

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in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute a breach or default, or permit a termination or modification of any of the insurance policies of the Company and its Subsidiaries, except for such breaches or defaults or terminations or modifications that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(u) Certain Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has, in a manner that could give rise to liability under applicable Laws, released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and, to the Knowledge of the Company, (A) Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in liability to or otherwise adversely affect the Company or any of its Subsidiaries, and (B) there is no reasonable basis for any claim against it or any of its Subsidiaries, or any liability or obligation of it or any of its Subsidiaries, under any Laws related to protection of human health and safety or the environment or natural resources (“Environmental Laws”), or regarding Hazardous Materials; and (ii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any claim under any Environmental Laws or regarding any Hazardous Materials against the Company or any of its Subsidiaries.

(v) Voting Requirements. The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Shareholder Approval”), at the Company Shareholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(w) State Takeover Laws. The Board of Directors of the Company has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

(x) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Morgan Stanley & Co. LLC and Evercore Group L.L.C.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(y) Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Board of Directors of the Company has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

Section 3.02 Representations and Warranties of Parent, Dell and Merger Sub. Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and deemed reference to such items or matters disclosed in other sections or subsections of the Parent Disclosure Letter (other than Section 3.02(h)) to the extent the relevance

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of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), Parent, Dell and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Dell and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. Each of Parent, Dell and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, rights or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. The Certificate of Incorporation and Bylaws of Parent, Dell and Merger Sub are in full force and effect. Parent, Dell and Merger Sub are not in violation of the Certificate of Incorporation and Bylaws of Parent, Dell or Merger Sub.

(b) Authority. Each of Parent, Merger Sub and Dell has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Dell and Merger Sub and the consummation by Parent, Dell and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Dell and Merger Sub and no other corporate proceedings on the part of Parent, Dell or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent, Dell and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of Parent, Dell and Merger Sub, as applicable, enforceable against Parent, Dell and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. Subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the receipt of the governmental consents and other matters referred to in the following sentence, the execution and delivery of this Agreement by Parent, Dell and Merger Sub do not, and the consummation by Parent, Dell and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent, Dell and Merger Sub with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Certificate of Incorporation or Bylaws of Parent, Dell or Merger Sub or the comparable organizational documents of any other Subsidiary of Parent, Dell or Merger Sub, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent, Dell or Merger Sub or any of their Subsidiaries pursuant to any Contract binding upon Parent, Dell or Merger Sub or any of their respective Subsidiaries or to which any of their respective properties, rights or assets are subject or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any (A) Law applicable to Parent, Dell, Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets or (B) Order or Permit applicable to Parent, Dell or Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Dell or Merger Sub or any of their respective

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Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Dell and Merger Sub or the consummation by Parent, Dell and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods as may be required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE or NASDAQ, (4) any filings required pursuant to applicable foreign securities laws and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (5) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (6) the filing of the Parent Certificate with the Secretary of State of the State of Delaware and (7) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement.

(d) CFIUS and DSS. The consummation of the transactions contemplated by this Agreement will not result in the transfer of control of the Company to a “foreign person” pursuant to 31 C.F.R. Part 800.216 and will not constitute a “covered transaction” pursuant to 31 C.F.R. Part 800.207. The transactions contemplated by this Agreement will not cause the Company to be considered under Foreign Ownership, Control or Influence within the meaning of Chapter 2, Section 3 of the National Industrial Security Program Operating Manual, DoD 5220.22-M (the “NISPOM”).

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Dell or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at any time it is amended or supplemented, and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Dell or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or Proxy Statement. The Form S-4 and the Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(f) Litigation. Except for Transaction Litigation to the extent Parent, Dell or Merger Sub is a defendant therein, there are no Actions pending or, to the Knowledge of Parent, threatened, against Parent, Dell or Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets or any of the officers or directors of Parent, in their capacities as officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement. Except with respect to Transaction Litigation to the extent Parent, Dell or Merger Sub is a defendant therein, none of Parent, Dell, Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets is subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on the ability of Parent, Dell or Merger Sub to perform its obligations under this Agreement.

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(g) Financing. Parent has delivered to the Company a complete and accurate copy of (i) executed common stock purchase agreements, dated the date hereof (the “Common Equity Purchase Agreements”), from each of Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P., MSDC Denali EIV, LLC, Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P., pursuant to which each of the foregoing lenders, respectively, has committed, subject to the terms and conditions thereof, to provide the common equity financing set forth in the applicable Common Equity Purchase Agreement (the “Common Equity Financing”), and (ii) an executed commitment letter (including all exhibits, schedules, annexes and amendments thereto in effect as of the date of this Agreement, and each fee letter (each, a “Fee Letter”) associated therewith which Fee Letter has been redacted in a customary manner solely with respect to fee amounts, yield or interest rate caps, original issue discount amounts and “flex” and “securities demand” terms and other similar economic terms that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Debt Financing), dated the date hereof (the “Debt Commitment Letter” and, together with the Common Equity Purchase Agreements the “Commitment Papers”) from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Royal Bank of Canada and RBC Capital Markets, pursuant to which each of such persons has committed, subject to the terms and conditions thereof, to provide the debt financing set forth therein (the “Debt Financing” and, together with the Common Equity Financing, the “Financing”). As of the date of this Agreement, (i) the Commitment Papers have not been amended, restated or otherwise modified or waived in any respect, (ii) the respective commitments contained in the Commitment Papers have not been terminated, withdrawn, modified, repudiated or rescinded in any respect and no such amendment, restatement, modification, waiver, withdrawal, repudiation or rescission is contemplated (other than any such amendment, restatement or modification to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof), and (iii) except as expressly set forth in the Commitment Papers, there are no side letters or Contracts or understandings related to the funding or investing, as applicable, of the full amount of the Financing (or any portion thereof). As of the date of this Agreement, the Commitment Papers are in full force and effect and constitute the valid and legally binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or other contingencies to the funding of the full amount of the Financing (or any portion thereof) other than as expressly set forth in the Commitment Papers. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, the net proceeds of the Common Equity Financing and the Debt Financing, together with (A) Parent’s and Dell’s available cash on hand and the proceeds of loans available under existing revolving credit facilities of Parent and Dell, in each case, to the extent permitted to be used without restriction, for the purpose of financing the transactions contemplated by this Agreement on the Closing Date, and (B) the Target Amount of Cash on Hand to be made available by the Company at the Effective Time, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, the repayment, redemption, discharge or refinancing of any indebtedness required by the Debt Commitment Letter, and the payment of all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Financing, and required to be paid on or prior to the date of the Closing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, no event has occurred or circumstance exists which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Papers, under the Commitment Papers or would otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it or its Subsidiaries contained in the Commitment Papers or that the full amounts committed pursuant to each of the Commitment Papers will not be available on or before the date of the Closing. Parent has fully paid all fees required to be paid on or prior to the date of this Agreement pursuant to the Debt Commitment Letter, and there

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are no fees required to be paid pursuant to the Common Equity Purchase Agreements. Dell and its Subsidiaries have available cash on hand and available borrowing capacity under existing revolving credit facilities in an aggregate amount no less than the amount of the Reverse Termination Fee, in each case, available without restriction for the purpose of paying (A) in full the Reverse Termination Fee if and when due and payable in accordance with this Agreement or (B) if the Alternative Reverse Termination Fee is payable in lieu of the Reverse Termination Fee, available without restriction for the purpose of paying a portion of the Alternative Reverse Termination Fee no less than the amount of the Reverse Termination Fee (provided that the foregoing representation as to Dell’s available cash on hand and borrowing capacity shall not impair the Company’s rights to seek payment in full of the Alternative Reverse Termination Fee, if and when due and payable in accordance with this Agreement).

(h) Class V Common Stock. Except for shares of Class V Common Stock contemplated to be issued pursuant to this Agreement or as set forth on Section 3.02(h) of the Parent Disclosure Letter, (x) there are not issued, reserved for issuance or outstanding (A) any shares of Class V Common Stock, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Class V Common Stock, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any shares of Class V Common Stock or securities convertible into or exchangeable or exercisable for shares of Class V Common Stock or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Class V Common Stock on a deferred basis or other rights that are linked to the value of Class V Common Stock and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Class V Common Stock or to issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of Class V Common Stock. All shares of Class V Common Stock, when issued hereunder, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and will be issued free and clear of Liens (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws).

(i) Financial Statements. Prior to the date of this Agreement, Parent has provided to the Company true and correct copies of (i) the audited consolidated financial statements of Parent (including the balance sheet, and statements of operations and cash flows) as of and for the period ended January 30, 2015, (ii) the unaudited consolidated financial statements of Parent (including the balance sheet, and statements of operations and cash flows) as of and for the period ended July 31, 2015, (iii) the audited consolidated financial statements of Dell (including the balance sheet, and statements of operations and cash flows) as of and for the period ended January 30, 2015, (iv) the unaudited consolidated financial statements of Dell (including the balance sheet, and statements of operations and cash flows) as of and for the period ended July 31, 2015 (the statements set forth in clauses (i) and (ii), the “Parent Financial Statements” and the statements set forth in clauses (iii) and (iv), the “Dell Financial Statements”). The Parent Financial Statements and the Dell Financial Statements were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries or Dell and its Subsidiaries, as applicable, as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the balance sheet of Parent and its Subsidiaries as of July 31, 2015, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries as of July 31, 2015, nor, to the Knowledge of Parent, does any basis exist therefor, other than (A) liabilities or obligations incurred since July 31, 2015 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of

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the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(j) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Dell or Merger Sub that would be required to be paid by the Company or any of its Subsidiaries prior to the Closing or that will be allocated to the shares of Class V Common Stock. None of Parent, Dell, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding with any person (i) awarding any person any financial advisory role on an exclusive basis that would prevent such person from acting as financial advisor in connection with an Acquisition Proposal or (ii) solely with respect to the Financing Sources for the Debt Financing, prohibiting or seeking to prohibit such person from providing or seeking to provide financing to any person in connection with an Acquisition Proposal.

(k) Prior Activity; Capitalization of Merger Sub. Merger Sub is newly formed and has not conducted any business prior to the date of this Agreement, nor has Merger Sub, prior to the Effective Time, had assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, ten (10) shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is directly owned by Parent. Merger Sub has no outstanding options, warrants, rights, or any other agreement pursuant to which any person other than Parent may directly or indirectly acquire any equity security of Merger Sub.

(l) Solvency. None of Parent, Dell or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation. Assuming (i) the accuracy in all material respects of the representations and warranties of the Company contained in Section 3.01 and in any certificate delivered pursuant to the terms hereof, (ii) the performance in all material respects by the Company of its obligations hereunder, (iii) the Company’s and VMware’s financial statements (including the related notes) included in the Company SEC Documents or the VMware SEC Documents fairly presented in all material respects the consolidated financial condition of the Company and its Subsidiaries or of VMware and its Subsidiaries (as applicable) as of the end of the period covered thereby and the consolidated results of operations of the Company and its Subsidiaries or of VMware and its Subsidiaries (as applicable) for the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (iv) any estimates, projections or forecasts of the Company and its Subsidiaries delivered by the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable and (v) the satisfaction of the conditions to Parent’s obligations to consummate the transactions contemplated by this Agreement, Parent and the Company will, immediately after giving effect to the transactions contemplated by this Agreement (including the Financing and the payment of any amounts required to be paid pursuant to ARTICLE II, the repayment, redemption, discharge or refinancing of any indebtedness required as a result of consummation of the Merger, and the payment of all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Financing), be Solvent. “Solvent” means that, as of any date of determination and with respect to any person: (x) the present fair saleable value of the properties, rights and assets of such person and its Subsidiaries exceeds the total liabilities of such person and its Subsidiaries (including a reasonable estimate of the contingent liabilities that would be recorded in accordance with GAAP), (y) the capital of such person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such person and its Subsidiaries, taken as a whole, and (z) such person and its Subsidiaries, taken as a whole, do not have debts beyond their ability to pay such debts as they mature in the ordinary course of business.

(m) Tax Treatment. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there are no facts, agreements, plans or other circumstances, that would reasonably be expected to prevent or impede the Merger, taken together with related transactions, from qualifying as an exchange described in Section 351 of the Code.

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ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

Section 4.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as required or expressly contemplated or permitted by this Agreement or (z) as set forth in Section 4.01(a) of the Company Disclosure Letter or as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve in all material respects its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve in all material respects its relationships with customers, suppliers, licensors, licensees, distributors, others having material business dealings with it and Governmental Entities having regulatory dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as required or expressly contemplated or permitted by this Agreement or (z) as set forth in Section 4.01(a) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, VMware, Pivotal Software, Inc., a Delaware corporation (“Pivotal”), and their respective Subsidiaries shall not be considered Subsidiaries of the Company for which the Company is obligated to cause to comply with this Section 4.01(a) except as set forth on Section 4.01 of the Company Disclosure Letter (but subject to the restrictions set forth in Section 4.01(b) (with respect to VMware) and Section 4.01(c) (with respect to Pivotal)):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders and except for regular quarterly dividends by the Company of up to $0.115 per share of Company Common Stock (subject to equitable adjustment for any reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction) in each case with usual declaration, record and payment dates in accordance with past dividend practice, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans, (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (3) in connection with the issuance of Company Common Stock upon the net exercise of Company Stock Options or net settlement of Company RSU Awards or Company PSU Awards (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Stock Plans not involving any payment of cash or other consideration therefor or (4) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any

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rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, settlement of Company RSU Awards or Company PSU Awards or purchase rights under the Company ESPP, in each case outstanding on the date hereof and in accordance with their terms on the date hereof);

(iii) amend the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any properties, rights or assets, except, in each case, for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) acquisitions, investments or capital contributions not exceeding $200,000,000 in the aggregate and (3) purchases of marketable securities by or on behalf of the Company or its Subsidiaries for cash management purposes in the ordinary course of business, consistent with past practice, and, except, in the case of clause (y), acquisitions of inventory, merchandise, products or services in the ordinary course of business, consistent with past practice;

(v) sell, pledge, dispose of, transfer, abandon, lease, license, allow to lapse or expire, or otherwise encumber or subject to any Lien (other than Permitted Liens) any properties, rights or assets, of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations, or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that are not material to the Company and its Subsidiaries, taken as a whole, (2) non-material leases or licenses in the ordinary course of business consistent with past practice, (3) transactions solely among the Company and/or its wholly owned Subsidiaries, (4) sales, dispositions, transfers, leases or licenses of products or services of the Company or any of its Subsidiaries to third parties in the ordinary course of business consistent with past practice and (5) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations or encumbrances of properties, rights or assets of the Company or any of its Subsidiaries having a value not to exceed $125,000,000 in the aggregate;

(vi) (x) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (in each case, other than indebtedness for borrowed money of no more than $200,000,000 in the aggregate (inclusive of any prepayment premium, make-whole, penalty or similar payment) or indebtedness for borrowed money under the Commercial Paper Debt (inclusive of any prepayment premium, make-whole, penalty or similar payment) or pursuant to the Revolving Credit Facility (in the case of the Revolving Credit Facility, not in excess of aggregate commitments thereunder as in effect on the date of this Agreement plus any increases in commitments permitted under the Revolving Credit Facility as in effect on the date of this Agreement and inclusive of any prepayment premium, make-whole, penalty or similar payment), in each case only if such indebtedness is prepayable at closing without premium, make-whole, penalty or similar payment) or (y) except as set forth in Section 4.01(a)(vi)(y) of the Company Disclosure Letter, make any loans or advances to any person which would cause the aggregate principal amount of all loans and advances made by the Company and its Subsidiaries (other than VMware and its Subsidiaries) after the date of this Agreement to exceed $25,000,000;

(vii) incur any capital expenditures in excess of $180,000,000 in the aggregate in any fiscal quarter;

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(viii) except for Transaction Litigation (which shall be subject to Section 5.10) or as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any Actions, other than the payment, discharge, settlement or satisfaction of less than $10,000,000 individually or $30,000,000 in the aggregate or (y) in order to settle or satisfy any Action, waive or assign to a third party any claims or rights of the Company or any Subsidiary of the Company asserted by the Company or any Subsidiary of the Company to have a value in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(ix) (x) other than in the ordinary course of business, consistent with past practice, enter into, materially modify, terminate or cancel any Contract that is or would have been if in existence on the date of this Agreement a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement;

(x) except as required to comply with any Company Benefit Plan or other Contract entered into prior to the date hereof or thereafter in accordance with this Section 4.01(a) or as contemplated under Section 5.11, (1) adopt, enter into, terminate or amend any Company Benefit Plan except for any amendment that would not result in a material increase to the cost to the Company under such Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement) and except for the issuance of offer letters in the ordinary course, consistent with past practice, in connection with hiring employees to the extent permitted by the terms of this Agreement, (2) grant any severance or termination pay to, or increase the compensation or fringe benefits of any Company Personnel, except for (A) annual base salary increases in the ordinary course of business consistent with past practice with respect to Company Personnel who are not Key Personnel and (B) payment of annual bonuses for the 2015 calendar year and establishment of annual bonus opportunities for the 2016 calendar year, in each case, in the ordinary course of business consistent with past practice, (3) loan or advance any money to any Key Personnel, (4) allow for the commencement of any new offering periods under the Company ESPP, (5) remove or accelerate the lapse of any existing vesting restrictions in any Company Benefit Plans or awards made thereunder, (6) take any action to fund the payment of nonqualified deferred compensation or severance benefits under any Company Benefit Plan, or (7) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or materially change the manner in which contributions to any such Company Benefit Plan are made or the basis on which such contributions are determined;

(xi) recognize any labor organization (not including any non-U.S. trade union or works council) as the representative of any employees of the Company or any of its Subsidiaries, or enter into, materially modify, materially amend or terminate any collective bargaining agreement with any labor organization;

(xii) except in accordance with GAAP and as advised by the Company’s regular independent public accountant, (A) revalue any assets or liabilities of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole or (B) make any material change in accounting methods, principles or practices;

(xiii) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of the WARN Act, to the extent applicable;

(xiv) authorize, recommend or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

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(xv) outside of the ordinary course of the Company’s administration of its Tax matters, change any material method of Tax accounting in respect of recognition of income, settle any material Tax audit, claim or proceeding, change any material Tax election or file any amended material Tax Return;

(xvi) fail to acquire additional shares of VMware Common Stock if such failure would cause VMware to cease to be a member of the affiliated group of corporations filing a consolidated tax return with the Company for purposes of Section 1502 of the Code and the regulations thereunder; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Actions with Respect to VMware. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, and shall cause any of its Subsidiaries that are record or beneficial owners of shares of VMware Common Stock not to, without Parent’s prior written consent (which consent, in the case of clauses (v)–(vii) below (and, to the extent applicable to any of clauses (v)–(vii) below, clause (viii) below) shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), any shares of VMware Common Stock or any of the VMware Promissory Notes;

(ii) purchase or otherwise acquire any shares of VMware Common Stock other than in order to cause VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Company for purposes of Section 1502 of the Code and the regulations thereunder;

(iii) convert any shares of VMware Class B Common Stock into shares of VMware Class A Common Stock;

(iv) vote to approve or provide any consent to (A) any action under Article VI of the Amended and Restated Certificate of Incorporation of VMware (the “VMware Certificate”), (B) any amendment to the VMware Certificate or the Amended and Restated Bylaws of VMware, (C) any sale, transfer, lease or other disposition of all or substantially all of the assets of VMware or (D) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors pursuant to Section 4.01(b)(v);

(v) take any action as a stockholder of VMware to remove or appoint (other than to fill vacancies) any directors of VMware other than the re-election of those Class I Members (as defined in the VMware Certificate) and Class II (as defined in the VMware Certificate) directors who will be standing for reelection at the 2016 annual meeting;

(vi) take any other action by written consent as a stockholder of VMware;

(vii) enter into, amend, cancel, supplement or otherwise modify any agreement with VMware or its Subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice (it being understood that any amendment, cancellation, supplement or modification to or waiver of the VMware Intercompany Agreements or the VMware Promissory Notes or any Contract governing the transaction referred to on Section 4.01(b)(vii) of the Company Disclosure Letter shall not be considered a transaction entered into in the ordinary course of business, consistent with past practice); or

(viii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Actions with Respect to Pivotal. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, and shall cause any of its Subsidiaries (other than VMware and its Subsidiaries) that are registered owners of shares of capital stock of Pivotal, not to, without

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Parent’s prior written consent (which consent, in the case of clause (v)-(vi) below (and, to the extent applicable to clause (v)-(vi) below, clause (vii) below) shall not be unreasonably withheld, conditioned or delayed):

(i) sell, pledge, dispose of, transfer, abandon, lease or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws), any shares of capital stock of Pivotal;

(ii) (x) purchase, redeem or otherwise acquire any shares of (A) Series A Preferred Stock, par value $0.01 per share of Pivotal (the “Pivotal Series A Preferred Stock”), (B) Class A Common Stock, par value $0.01 per share of Pivotal (the “Pivotal Class A Common Stock”) or (C) Class B Common Stock, par value $0.01 per share of Pivotal (the “Pivotal Class B Common Stock”) or any other securities of Pivotal or its Subsidiaries or (y) make any loans or advances to, or investments in, Pivotal or any of its Subsidiaries;

(iii) convert any shares of Pivotal Series A Preferred Stock into shares of Pivotal Class B Common Stock;

(iv) vote to approve or provide any consent to (A) any action under Article VII of the Certificate of Incorporation of Pivotal or the Second Amended and Restated Shareholders’ Agreement, dated as of August 23, 2015, by and among Pivotal, the Company, VMware, GE Energy Europe B.V. and General Electric Company (the “Pivotal Shareholders Agreement”), (B) any amendment to the Certificate of Incorporation of Pivotal or the Pivotal Shareholders Agreement or (C) any other action submitted to a vote of the Pivotal stockholders;

(v) take any other action by written consent as a stockholder of Pivotal;

(vi) enter into, amend, cancel, supplement or otherwise modify any agreement with Pivotal or its Subsidiaries other than transactions entered into in the ordinary course of business, consistent with past practice; or

(vii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 4.02 Solicitation by the Company.

(a) Notwithstanding any provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on December 11, 2015 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to, directly or indirectly through another person, (i) solicit, initiate, encourage or facilitate or assist or cooperate with respect to, any Acquisition Proposal from any person that is not an Affiliate of the Company or the making thereof and (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information or data in connection with, any Acquisition Proposal to any person that is not an Affiliate of the Company pursuant to a customary confidentiality agreement on terms, that taken as a whole, are not materially more favorable to such person than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and which does not prohibit the Company from complying with its obligations under this Agreement (an “Acceptable Confidentiality Agreement”), provided, that all such information and data has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person. No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each person from whom the Company has received an Acquisition Proposal prior to the No-Shop Period Start Date that has not been withdrawn and for which the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal and provide to Parent (x) a copy of any such Acquisition Proposal made in writing

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and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any such Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as expressly permitted under Section 4.02(a), from the date of this Agreement the Company agrees that neither it nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate or knowingly induce, the making of any Acquisition Proposal, or the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, facilitate, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person any information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of the Company or any of its Subsidiaries to any person in connection with any Acquisition Proposal, (iii) enter into any agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement prior to the No-Shop Period Start Date or in accordance with this Section 4.02(b)), (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company or any of its Subsidiaries (unless the Company concludes in good faith, after consultation with its outside legal advisors, that the failure to so waive, terminate, modify or fail to enforce would be inconsistent with its fiduciary duties under applicable Law), (v) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company Articles or Company Bylaws, inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) authorize any of, or commit or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(b) by the Company. On the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted theretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Section 4.02(b) to the contrary, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal from a person that is not an Affiliate of the Company that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the No-Shop Period Start Date in violation of this Section 4.02(b), the Company may, subject to compliance with this Section 4.02, (x) furnish information or data with respect to the Company and its Subsidiaries to the person that is not an Affiliate of the Company making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, if the Company has received, following the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) is or would reasonably be expected to lead to a Superior Proposal, the Company may continue to engage in the activities described in Section 4.02(x) and (y) above with respect to the person who made such Acquisition Proposal and shall not be required to request the prompt return or destruction of all confidential information previously furnished in connection therewith, including with respect to any amended or new proposal submitted by such person following the No-Shop Period Start Date and prior to the obtaining the Company Shareholder Approval, in each case for so long as such Acquisition Proposal continues to qualify as the type of Acquisition Proposal for which the Company would be permitted to engage in the activities described in Section 4.02(x) and (y) above if such Acquisition Proposal had been made after the No-Shop Period Start Date.

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The term “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute more than 20% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or more than 20% of any class of equity securities of the Company or any Significant Subsidiary of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of any class of equity securities of the Company or any of its Significant Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, extraordinary dividend or distribution, repurchase or redemption of common stock, share exchange or similar transaction involving the Company, in each of cases (i) through (iii), other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide proposal or offer from any person that is not an Affiliate of the Company that if consummated would result in such person (or its stockholders) owning, directly or indirectly, (i) more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or (ii) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute more than 50% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, timing, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer to be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in writing prior to the time of such determination).

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) make a Change of Recommendation; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or submit to a vote of the shareholders of the Company a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract or any tender offer providing for, with respect to, or in connection with, any Acquisition Proposal (an “Alternative Acquisition Agreement”) (whether before or after the No-Shop Period Start Date). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to compliance with Section 4.02(d), the Board of Directors of the Company may (A) make a Change of Recommendation other than in response to an Acquisition Proposal if the Board of Directors of the Company concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and/or (B) make a Change of Recommendation or terminate this Agreement under Section 7.01(d)(ii) and enter into an Alternative Acquisition Agreement in response to an Acquisition Proposal if (x) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized recognition) that such Acquisition Proposal constitutes a Superior Proposal and (y) the Board of Directors of the Company concludes in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(d) Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company shall not be entitled to exercise its right to make a Change of Recommendation and the Company shall not be entitled to terminate this Agreement under Section 7.01(d)(ii) unless (i) the Company has complied in all material respects with this Section 4.02, (ii) the Company promptly notifies Parent, in writing, at least five (5) Business Days before taking that action, of its intention to take such action (which notification shall specify the details of the event giving rise to the Change of Recommendation and, if applicable, the identity of the person making an Acquisition Proposal that was determined to constitute a Superior Proposal and the material terms thereof, together with copies of any written offer or proposal, proposed definitive agreement, proposed or

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committed financing documentation and any other related documents in respect of such Acquisition Proposal), (iii) during such five (5)-Business Day period, if requested by Parent, the Company and its Representatives shall meet and engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner as would permit the Board of Directors of the Company or the Company to not take such actions, and (iv) following the end of such five (5)-Business Day period, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal advisors, and taking into account any changes to the terms of this Agreement proposed by Parent following any notice provided pursuant to this Section 4.02(d) or otherwise, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable Law and, in the case of a Change of Recommendation in response to an Acquisition Proposal or termination under Section 7.01(d)(ii), after consultation with a financial advisor of nationally recognized reputation, that the Acquisition Proposal giving rise to such notice continues to constitute a Superior Proposal; provided, however, that if (A) the Company receives an Acquisition Proposal pursuant to which the Board of Directors of the Company determines in good faith, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that, if consummated, would result in the holders of Company Common Stock receiving consideration valued at 115% or more of the Merger Consideration (measured as the cash or fair market value of the applicable consideration), and (B) the Board of Directors of the Company determines that such Acquisition Proposal constitutes a Superior Proposal, then the requirements of this Section 4.02(d) shall not apply to such Acquisition Proposal, any amendment thereof or any new Acquisition Proposal from such person meeting the requirements set forth in clause (A) of this proviso; provided, further, that any amendment to the financial terms or other material terms or conditions (including the provision of financing) of the Acquisition Proposal which was determined to constitute a Superior Proposal (other than an Acquisition Proposal described in clause (A) of the foregoing proviso) shall require a new written notification from the Company and an additional two (2)-Business Day period that (other than as to the five (5) Business Day time periods set forth herein) satisfies this Section 4.02(d).

(e) In addition to the obligations of the Company set forth in clauses (a), (b), (c) and (d) of this Section 4.02, after the No-Shop Period Start Date the Company shall as promptly as practicable (and in any event within 24 hours after receipt) notify Parent orally and in writing of any Acquisition Proposal (other than an Acquisition Proposal received prior to the No-Shop Period Start Date which was withdrawn prior to the No-Shop Period Start Date), such notice to include the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal, including draft agreements or term sheets, financing commitments and other related documents submitted in connection therewith (or, where no such copy is available, a reasonably detailed written description of such Acquisition Proposal), including any material modifications thereto. Following the No-Shop Period Start Date, the Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information or the information contemplated by the last sentence of Section 4.02(a) to Parent or otherwise limits or impairs the Company’s or its Subsidiaries’ or Representatives’ ability to comply with their respective obligations in this Section 4.02.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that any such disclosure or statement will be subject to the terms and conditions of this Agreement, including this Section 4.02.

(g) Notwithstanding anything herein to the contrary, VMware and its Subsidiaries shall not be considered a Subsidiary of the Company required to comply or for which the Company is obligated to cause to comply with this Section 4.02; provided, however that the Company and its other Subsidiaries and their respective Representatives shall not, directly or indirectly through another person, encourage, cause, recommend,

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or facilitate (x) the taking of any action by VMware or its Subsidiaries of the type contemplated by Section 4.02(b) with respect to an Acquisition Proposal related to the Company and provided, further, that for the purposes of this Section 4.02, directors of VMware who are also directors of the Company shall not constitute Representatives of the Company, to the extent acting in the capacities as directors of VMware, (y) the making of an Acquisition Proposal by VMware or its Subsidiaries or (z) the solicitation, initiation or knowing encouragement by VMware or its Subsidiaries, or knowing facilitation or knowing inducement by VMware or its Subsidiaries, of (1) the making of any Acquisition Proposal by any other person, or (2) the making of any inquiry, offer or proposal that would reasonably be expected to lead to, any Acquisition Proposal by any other person.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meetings.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC the proxy statement (together with the letter to shareholders, notice of meeting and form of proxy and any other document incorporated by reference therein, each as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders to be held to consider approval of this Agreement (the “Company Shareholders’ Meeting”) and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Class V Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the Merger and the issuance of the Class V Common Stock. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Each of Parent and the Company shall furnish all information (including financial information) as may be reasonably requested by the other that is customarily included in a proxy statement or registration statement on Form S-4 prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by the SEC or applicable Law, in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement, including in response to any comments from the SEC. As promptly as practicable after the Form S-4 shall have become effective (but in any event not before the No-Shop Period Start Date), the Company shall cause the Proxy Statement to be mailed to its shareholders. Notwithstanding anything to the contrary contained herein, no filing of, or amendment or supplement to, the Form S-4 (or responses to any written comments of the SEC with respect thereto) will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement (or responses to any written comments of the SEC with respect thereto) will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon (including the proposed final version of such document or response) and Parent and the Company will consider in good faith any comments reasonably proposed by the other party and shall not file or mail any such document or respond to any written comments of the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in

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light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Parent and the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Class V Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

(b) The Company shall duly call, give notice of, convene and hold the Company Shareholders’ Meeting (with a record date and meeting date to be selected after reasonable consultation with Parent) on a date as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of (i) obtaining the Company Shareholder Approval and shall, subject to the ability of the Board to make a Change of Recommendation in accordance with Section 4.02(c) and Section 4.02(d), use its reasonable best efforts to solicit the approval of this Agreement by such shareholders (provided that for the avoidance of doubt the making of a Change of Recommendation shall not alter the obligations of the Company to call, give, notice of, convene and hold the Company Shareholder’s Meeting or cause the Proxy Statement to be mailed to its shareholders pursuant to Section 5.01(a)) and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the shareholders of the Company for a non-binding advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Without limiting the foregoing, the Company will use its reasonable efforts to cause the Proxy Statement to be disseminated to the shareholders of the Company as promptly as reasonably practicable (but in no event later than five (5) Business Days) following the later of the effectiveness of the Form S-4 and the No-Shop Period Start Date. Once established, the Company shall not change the record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law. The Board of Directors of the Company shall make the Company Recommendation and shall include such Company Recommendation in the Proxy Statement, and the Board of Directors of the Company and all committees thereof shall not (i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation, or (ii) make any other public statement in connection with the Company Shareholders’ Meeting contrary to such recommendation (any action described in clauses (i) or (ii) being referred to herein as a “Change of Recommendation”); provided, that the Board of Directors of the Company may make a Change of Recommendation in accordance with Section 4.02(c) and Section 4.02(d).

(c) Unless this Agreement is terminated in accordance with its terms prior to the date of the Company Shareholders’ Meeting, including pursuant to Section 7.01(d)(ii), (i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting and to hold a vote of the Company’s shareholders on the approval of this Agreement and the Merger at the Company Shareholders’ Meeting shall not be affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by a Change of Recommendation, and (ii) in any case in which the Company makes a Change of Recommendation pursuant to Section 4.02, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (B) any proxy card shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” approving this Agreement).

(d) Immediately following the execution of this Agreement, Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement for purposes of the Merger.

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Section 5.02 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford (and with respect to access as it relates to VMware and its Subsidiaries, use commercially reasonable efforts to afford) to Parent, and to Parent’s Representatives (including, to the extent requested by Parent in accordance with Section 5.13(g), Parent’s Financing Sources), reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the earlier of the Effective Time and the termination of this Agreement to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly (and as it relates to VMware and its Subsidiaries, use commercially reasonable efforts to furnish promptly) to Parent and its Representatives (including, to the extent requested by Parent in accordance with Section 5.13(g), Parent’s Financing Sources) all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (other than, subject to the requirements of Section 4.02, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions). Nothing in this Section 5.02 shall require the Company or its Subsidiaries to permit any inspection, provide any access or disclose any information that, in the reasonable judgment of the Company, would (A) unreasonably interfere with the Company’s or its Subsidiaries’ business operations or (B) result in the disclosure of any materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege; provided, however, that in each of clauses (A) and (B), the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated October 28, 2014 between Parent and the Company (the “Confidentiality Agreement”); provided, however, that (i) the definition of “Representatives” in Section 1 of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing source of Parent or Merger Sub that are not competitors of the Company or its Subsidiaries (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to prospective debt and equity financing sources that are not competitors of the Company or its Subsidiaries in connection with the syndication and marketing of the Financing subject to receipt of customary confidentiality undertakings from such prospective debt and equity financing sources) and (ii) the third sentence of Section 1 of the Confidentiality Agreement and the restrictions set forth in Section 9 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or arrangements by or on behalf of a party permitted by this Agreement (including in response to a notice pursuant to Section 4.02(d)). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing herein shall be read to permit the disclosure of any information that is classified pursuant to Executive Order 13526 or any similar or successor executive order or regulation to any person except as would otherwise be permitted pursuant to the regulations established by NISPOM or any similar regulation.

Section 5.03 Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date, including preparing and filing or delivering as promptly as

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practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any Governmental Entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, Permits or orders, of or by any Governmental Entity, in each case that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and advisable after the date hereof (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof), (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under applicable Antitrust Laws; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party under applicable Antitrust Laws, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party under applicable Antitrust Laws, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States. Notwithstanding the foregoing, Parent and Merger Sub shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity or third party as contemplated hereby, and the Company shall use its reasonable best efforts to take such actions as reasonably requested by Parent or Merger Sub in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers; provided, that Parent and Merger Sub will consider in good faith any views or input provided by the Company with respect to such matters.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(a) and Section 5.03(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or

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administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed).

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement on any basis whatsoever, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to defend against, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit (i) a party’s right to terminate this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii), in accordance therewith or (ii) a party’s right to take any action contemplated by Section 4.02.

(f) Notwithstanding the foregoing or any other provision of this Agreement, Parent shall, and shall cause its Subsidiaries to, propose, negotiate, offer and commit to make any divestitures, assign or hold separate any assets and agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or the Company’s and its Subsidiaries’ business, to resolve such objections, if any, as any Governmental Entity or private party may assert under the Antitrust Laws with respect to the transactions contemplated by this Agreement so as to avoid the entry of any Order or establishment of any Law preliminarily or permanently restraining, enjoining or prohibiting the transactions contemplated by this Agreement and to enable the Closing to occur before the Outside Date (including, without limitation, unless Parent otherwise agrees in its sole discretion that the Marketing Period would otherwise commence notwithstanding that the conditions to closing set forth in Section 6.01(c) (other than the Excluded Conditions) are not satisfied, to enable the conditions to Closing set forth in Section 6.01(c) (other than the Excluded Conditions) to be satisfied before the date that is thirty (30) Business Days prior to the Outside Date), unless such action would, individually or in the aggregate, be materially adverse (determined based on aggregate revenues) to Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the transactions contemplated by this Agreement. Without limiting the prior sentence, Parent shall not be required to agree to any amendment to, or waiver under, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Parent and Merger Sub shall have the sole and exclusive right to propose, negotiate, offer or commit to make or effect any divestitures, to assign or hold separate any assets, or to agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of their or the Company’s and its Subsidiaries’ business in order to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement. The Company and its Subsidiaries shall agree to make or effect any divestitures, assign or hold separate any assets, or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its Subsidiaries’ business (in each case solely to the extent implementation and effectiveness of such actions are contingent upon the Closing) pursuant to this Section 5.03(f) to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement if and to the extent instructed in writing by Parent or Merger Sub. For avoidance of doubt, the Company and its Subsidiaries shall not make or effect any divestitures, assign or hold separate any assets, or agree to or implement any other remedy, requirement, obligation, condition or restriction on the conduct of its and its Subsidiaries’ business pursuant to this Section 5.03(f), unless so instructed in writing by Parent or Merger Sub in order to resolve any Governmental Entity’s or private party’s objections to or concerns about the transactions contemplated by this Agreement.

(g) Parent shall not, and shall not permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect Parent’s ability to: (i) obtain termination or

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expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date; and (ii) avoid the entry of the commencement of any action or proceeding seeking the entry of, or effect the dissolution of, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws.

(h) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any Contract required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 5.03 will require a party to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any Contract required for the consummation of the transactions contemplated by this Agreement.

Section 5.04 Company Equity Awards .. Other than with respect to equity and equity-based awards described in Section 4.01(a)(x) of the Company Disclosure Letter (which shall be treated in the manner described in the Company Disclosure Letter), outstanding equity and equity-based awards of the Company shall be treated as follows:

(a) Company Stock Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all actions it determines to be necessary and appropriate to provide that, each Company Stock Option shall become vested and fully exercisable for a reasonable period of time prior to the Effective Time, provide written notice to the holders of the Company Stock Options at least twenty (20) days prior to the effective time of the period to exercise the Company Stock Option and that such Company Stock Option will terminate and be of no further force and effect as of the Effective Time. Except as may otherwise be agreed by and between Parent and a holder of a Company Stock Option, each Company Stock Option that remains outstanding immediately prior to the Effective Time will be automatically exercised immediately prior to the Effective Time on a net exercise basis whereby (A) the full payment of the aggregate exercise price for each such Company Stock Option is satisfied by the Company withholding from the shares of Company Common Stock otherwise issuable to such holder of a Company Stock Option, that number of shares of Company Common Stock having an aggregate fair market value, determined based on the closing price of a share of Company Common Stock on the last trading day prior to the Effective Time (as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as Parent may determine)) (the “Per Share Closing Price”), equal to the product of (x) the exercise price for such Company Stock Option and (y) the number of shares of Company Common Stock subject to such Company Stock Option, and (B) the applicable Tax withholding obligation in respect of such Company Stock Option exercise is satisfied by the Company withholding from the shares of Company Common Stock otherwise issuable to the holder of such Company Stock Options that number of shares of Company Common Stock having an aggregate fair market value, determined based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law. Each such holder of a net exercised Company Stock Option shall thereafter be entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon such net exercise.

(b) Company RSU Awards. Except as may otherwise be agreed by and between Parent and a holder of a Company RSU Award, each Company RSU Award that is outstanding immediately prior to the Effective Time, shall become fully vested immediately prior to the Effective Time for the number of shares of Company Common Stock subject to such Company RSU Award minus the number of shares of Company Common Stock having an aggregate fair market value based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the vesting of such Company RSU Award. Each such holder of a settled Company RSU Award shall thereafter be

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entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon the vesting of the Company RSU Awards.

(c) Company PSU Awards. Except as may otherwise be agreed by and between Parent and a holder of a Company PSU Award, each Company PSU Award that is outstanding immediately prior to the Effective Time, shall become fully vested immediately prior to the Effective Time for the number of shares of Company Common Stock subject to such Company PSU Award, determined based on the target number of shares of Company Common Stock subject to Company PSUs Awards awarded to each holder thereof, minus the number of shares of Company Common Stock having an aggregate fair market value based on the Per Share Closing Price, equal to the amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the vesting of such Company PSU Award. Each such holder of a settled Company PSU Award shall thereafter be entitled to receive the Merger Consideration with respect to the net number of shares (including with respect to any fractional shares of Company Common Stock) of Company Common Stock issued upon the vesting of the Company PSU Awards.

(d) Company Restricted Stock. Except as may otherwise be agreed by and between Parent and a holder of a Company Restricted Stock, effective as of immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock shall automatically become fully vested and the restrictions thereon shall lapse, and each such share of Company Restricted Stock shall be cancelled and converted into the right to receive the Merger Consideration.

(e) Dividend Equivalents. Where holders of Company Restricted Stock, Company RSU Awards or Company PSU Awards are entitled to dividends in respect of such awards, effective as of immediately prior to the Effective Time, all such dividends corresponding to such awards shall vest and Parent shall pay to the holders of such awards the cash amounts in respect of such dividends, less such amounts as are required to be withheld or deducted under the Code or any other applicable Tax Law with respect to the making of such payment, within five calendar days following the Effective Time. For Company PSU Awards, the total number of shares of Company Common Stock with respect to which dividends shall be payable shall be determined in the manner set forth in Section 5.04(c).

(f) Management Equity Rollover. Notwithstanding any other provision in this Agreement to the contrary, the Company shall, and shall cause its Subsidiaries and Representatives to, reasonably cooperate with Parent and Merger Sub and their respective Representatives to allow, immediately prior to the Effective Time, Company Common Stock or Company Equity Awards held by certain employees of the Company or its Subsidiaries to be contributed to Parent, Merger Sub or their Affiliates in exchange for equity securities of Parent, Merger Sub or their Affiliates, with the written agreement of Parent and the holders of such Company Equity Awards.
(g) Employee Stock Purchase Plan. The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP and all outstanding rights thereunder as of immediately prior to the Effective Time; provided, that, from and after the date hereof, the Company shall take all actions necessary to ensure that (i) no new offering periods under the Company ESPP shall commence after the date hereof, (ii) no new participants be permitted into the Company ESPP, and (iii) that the existing participants thereunder may not increase their elections with respect to the offering period then in effect. Immediately prior to the Effective Time, any then outstanding offering periods under the Company ESPP shall terminate and the Company shall distribute to each Company ESPP participant all Company Common Stock purchased pursuant to such offering period and all of his or her remaining accumulated payroll deductions which are not used with respect to such offering period.

Section 5.05 Non-U.S. Employee Notifications. Prior to Closing, the Company agrees to take such reasonable steps as the Company, in good faith, considers to be necessary in respect of applicable notice or

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information and consultation requirements regarding any works council, labor agreements and non-U.S. Law with respect to non-U.S. employees of the Company or any of its Subsidiaries.

Section 5.06 Indemnification, Exculpation and Insurance.

(a) Parent shall cause the Surviving Corporation or its applicable Subsidiary to assume and honor the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (other than VMware and its Subsidiaries) as provided in the Company Articles, the Company Bylaws, the organizational documents of the Company’s Subsidiaries (other than VMware’s Subsidiaries) or any indemnification Contract between such directors or officers and the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof. For a period of six years following the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries).

(b) For a period of six years following the Closing Date, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) and each person who served, at the request of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries), as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), to the same extent any such Indemnified Party would have been entitled to be indemnified and held harmless (and been entitled to advancement of funds) prior to the date of this Agreement under the Company Articles or Company Bylaws or the organizational documents of the Company’s Subsidiaries (other than VMware’s Subsidiaries), against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (other than VMware and its Subsidiaries) (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company), including the Merger and the other transactions contemplated by this Agreement; provided, that any person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance (or such other insurance that is no less favorable to the current beneficiaries thereof than the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance and fiduciary liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies (complete and accurate copies of which have been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date hereof; provided, however, (i) the Company may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance and fiduciary liability insurance with policy limits,

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terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company and its Subsidiaries; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers; provided, further, that in connection with this Section 5.06(c), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of 300% of the amount set forth in Section 5.06(c)(i) of the Company Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy or fiduciary liability insurance policy described above) in excess of the annual premiums set forth in Section 5.06(c)(ii) of the Company Disclosure Letter. It is understood and agreed that if such coverage cannot be obtained for such amount or less, then the Surviving Corporation shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) To the fullest extent permitted under applicable Law, from and after the Effective Time, Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.06 if and to the extent that such Indemnified Party is determined to be entitled to receive such indemnification.

(e) The provisions of this Section 5.06 (i) shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnitee referred to above and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties, rights and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.06.

Section 5.07 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude, after consultation with its outside legal advisors, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement. Notwithstanding the foregoing, except as may be necessary for the Company to comply with its obligations in Section 4.02, the Company shall not be required to provide any such review or right to comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, and Parent shall not be required to provide any such review or right to comment to the Company in connection with any response to an Acquisition Proposal or a Change of Recommendation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take appropriate action to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Class V Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a)

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of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Class V Common Stock to be approved for listing upon the Effective Time on the NYSE or NASDAQ, at the election of Parent, subject to official notice of issuance, and the Company shall use its reasonable best efforts to provide to Parent such assistance in connection with the foregoing as Parent reasonably requests.

Section 5.10 Transaction Litigation. If any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, any executive officers of the Company or any members of the Board of Directors of the Company (in their capacity as executive officers or as members of the Board of Directors of the Company) after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed on a continuing basis with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and promptly and diligently responding to reasonable inquiries with respect to any Transaction Litigation made by Parent or its counsel. The Company shall give Parent the opportunity to (i) participate in the defense of any Transaction Litigation and (ii) consult with counsel to the Company regarding the defense, settlement or compromise of any Transaction Litigation and consider Parent’s views with respect to any Transaction Litigation, and the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.11 Employee Matters.

(a) Parent covenants and agrees to cause the Surviving Corporation and its Subsidiaries to, for the period commencing from the Closing Date and ending no earlier than the first anniversary of the Closing Date provide to each employee of the Company or its Subsidiaries who continues employment following the Closing (collectively, the “Continuing Employees”) (i) annual base salary or base wages, as applicable, and cash target incentive compensation opportunities (excluding equity incentives), in each case, that are no less favorable than such annual base salary or base wages, as applicable, and cash target incentive compensation opportunities provided to the Continuing Employees immediately prior to the Closing, (ii) severance compensation and benefits to any Continuing Employee during the one (1) year period following the Closing Date at levels that are no less favorable than the levels of such severance compensation and benefits as in effect under the Company Benefit Plans immediately prior to the Closing and (iii) defined contribution retirement and health and welfare benefits that are no less favorable in the aggregate than those provided to Continuing Employees under the Company Benefit Plans immediately prior to the Closing.

(b) For purposes of eligibility, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor or other entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service. In addition, Parent, the Surviving Corporation or any of their respective Subsidiaries will cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (iii) for the

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plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable copayments, deductibles or out-of-pocket requirements under any Parent Plan.

(c) Nothing in this Agreement shall confer upon any Company Personnel any right to continue in the employ or service of Parent, the Company or any of their respective Subsidiaries. Any provision in this Agreement to the contrary notwithstanding, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Plan, (ii) create any third party rights in any current or former service provider or employee of Parent, the Company or any of their respective Subsidiaries (or any beneficiaries or dependents thereof), (iii) alter or limit the ability of Parent, the Company or of their respective Subsidiaries to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (iv) confer upon any current or former employee or other service provider of Parent, the Company or their respective Subsidiaries, any right to employment or service or continued employment or continued service with Parent, the Company or any of their respective Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of, any employee or other service provider.

Section 5.12 Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Chapters 110C, 110D and 110F of the Massachusetts General Laws) or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.13 Financing. (a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Papers (including, as necessary, the “flex” provisions contained in any Fee Letter), including using its reasonable best efforts with respect to (i) complying with and maintaining in effect the Commitment Papers, including by complying with the “flex” provisions contained in any Fee Letter in accordance with the terms thereof and using reasonable best efforts to ensure the accuracy of all representations and warranties and the compliance with all covenants and agreements of Parent and its Subsidiaries under the Commitment Papers, (ii) negotiating, executing and delivering definitive agreements (and thereafter and until the Effective Time complying with and maintaining in effect such definitive agreements) with respect to the Debt Financing (the “Definitive Agreements”) (draft and executed copies of definitive credit agreements, indentures and/or purchase agreements and material ancillary documents shall be provided to the Company as promptly as practicable following reasonable request therefor) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any Fee Letter) or, if available, on other terms that (A) are acceptable to Parent in its sole discretion, (B) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.13(b)(ii), and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions to obtaining the Financing that are within the control of Parent and its Subsidiaries and by paying when due any fees or deposits required by the Commitment Papers or any Fee Letter. If all of the respective conditions contained in any of the Commitment Papers have been satisfied (or upon funding will be satisfied) or waived, Parent shall use its reasonable best efforts to timely (A) cause the Financing Sources under the Debt Commitment Letter to fully fund the Financing provided for thereunder and (B) fully enforce its rights (including through litigation) under such Commitment Papers (and in the case of the Debt Financing under any Definitive Agreements) in the event of breach or threatened breach by the Financing Sources, including by seeking specific performance of the parties’ obligations thereunder, in each case, to the extent required to consummate the transactions contemplated by this Agreement at the Closing.

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Without limiting this Section 5.13(a), Parent acknowledges and agrees that it shall be fully responsible for obtaining the Common Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain and consummate the Common Equity Financing at or prior to the Closing, including (1) satisfying on a timely basis all conditions to the obligations of the Financing Sources under the Common Equity Purchase Agreements to consummate the Common Equity Financing that are within the control of Parent and its Subsidiaries and (2) in the event any net proceeds are received by Parent under the Common Equity Purchase Agreements in advance of the Closing, holding and maintaining such funds for the purpose of consummating the transactions contemplated by this Agreement at the Closing.

(b) Parent shall not, without the prior written consent of the Company, (i) terminate or permit the termination, withdrawal, repudiation or rescission of, or release the obligations of any Financing Sources under, any of the Commitment Papers or Definitive Agreements (other than in the case of the Debt Financing either (x) a reduction of commitments in respect of the facilities in an amount equal to the net cash proceeds received by Parent or any of its domestic subsidiaries from the issuance of debt securities or incurrence of loans in accordance with the terms of the Debt Commitment Letter or (y) a Financing Reduction Exception), unless such Commitment Paper or Definitive Agreement is replaced at such time with a new commitment letter or credit agreement that, were it structured as an amendment to such Commitment Paper or Definitive Agreement, would satisfy the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, any of the Commitment Papers or Definitive Agreements if such amendment, modification, waiver, or replacement (w) adversely impacts in any material respect the ability of Parent to enforce its rights against the Financing Sources party to such Commitment Papers or Definitive Agreements, (x) would (1) add any new condition to the Financing (or modify any existing condition in a manner adverse to Parent) or otherwise be reasonably expected to materially delay or adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated by this Agreement, or (2) taking into account the expected timing of the Marketing Period, reasonably be expected to materially delay or prevent or make less likely the timely funding in full of any of the Financing or satisfaction of the conditions to obtaining any of the Financing, (y) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing provided for under such Commitment Papers or Definitive Agreements (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing) unless, in the case of a reduction in the amount of the Debt Financing, the transactions contemplated hereby could still be consummated and all of Parent’s obligations hereunder satisfied through the aggregate net proceeds of the Common Equity Financing, any remaining portion of the Debt Financing and any debt financing under any new debt commitment letter that, were it structured as an amendment to the Debt Commitment Letter, would otherwise satisfy this clause (ii), together with the Parent Cash on Hand to be made available by Parent at the Effective Time and the Target Amount of Cash on Hand to be made available by the Company at the Effective Time (this clause (y), the “Financing Reduction Exception”), or (z) taking into account the expected timing of the Marketing Period, would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent may amend the Debt Commitment Letter to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof. Notwithstanding the foregoing, Parent shall not, without the prior written consent of the Company, (A) terminate or permit the termination, withdrawal, repudiation or rescission of, or release the obligations of any Financing Sources under, the Common Equity Purchase Agreements or (B) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, the Common Equity Purchase Agreements. Upon any such amendment, modification, waiver or replacement of the Debt Financing or the Common Equity Financing in accordance with this Section 5.13(b), the term “Debt Financing,” or “Common Equity Financing” shall mean the Debt Financing or Common Equity Financing, as the case may be, as so amended, supplemented, modified, waived or replaced, and the terms “Debt Commitment Letter,” “Definitive Agreements,” and “Common Equity Purchase Agreements” shall mean the Debt Commitment Letter, the Definitive Agreements, and the Common Equity Purchase Agreements, as the case may be, as so amended, supplemented, modified, waived or replaced.

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(c) If any portion of the aggregate amount of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter, regardless of the reason therefor, Parent shall (i) as promptly as practicable after obtaining Knowledge that such portion has become or is reasonably expected to become unavailable, notify the Company of such unavailability and, to the Knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the transactions contemplated hereby to be consummated) from the same or other sources and on terms and conditions that are not less favorable in the aggregate to Parent than such unavailable Debt Financing (including the “flex” provisions contained in any Fee Letter) pursuant to commitment letters (or other agreements) (complete and correct executed copies of which shall be promptly provided to the Company; provided, that any Fee Letter (or similar confidential letter) may be redacted in a customary manner solely with respect to fee amounts, yield and interest caps, original issue discount amounts and “flex” and “securities demand” terms and other similar economic terms that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Debt Financing). Notwithstanding the foregoing, no such alternative financing may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the funding of such alternative financing less likely to occur. For the purposes of this Agreement, the terms “Debt Commitment Letter”, “Debt Financing” and “Fee Letter” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this Section 5.13(c) (and any Debt Commitment Letter, Debt Financing and Fee Letter remaining in effect at the time in question).

(d) If any portion of the aggregate amount of the Common Equity Financing becomes unavailable (or is reasonably expected to become unavailable) on the terms and conditions set forth in the respective Common Equity Purchase Agreements, regardless of the reason therefor, Parent shall (i) as promptly as practicable after obtaining Knowledge thereof, notify the Company of such unavailability and, to the Knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative common equity financing (in an amount sufficient to enable the transactions contemplated hereby to be consummated) from, pursuant to commitment letters (or similar agreements) with (complete and correct executed copies of which shall be promptly provided to the Company), the same or other sources and on terms and conditions that are not less favorable in the aggregate to Parent than such unavailable Common Equity Financing. Notwithstanding the foregoing, no such alternative financing may expand upon the conditions precedent or contingencies to the funding of the Common Equity Financing, as applicable, on the Closing Date as set forth in the respective Common Equity Purchase Agreements, in each case, in effect on the date hereof or otherwise include terms that would reasonably be expected to make the funding of such alternative financing less likely to occur. For the purposes of this Agreement, the terms “Common Equity Purchase Agreements” and “Common Equity Financing”, shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this Section 5.13(d) (and any Common Equity Purchase Agreements and Common Equity Financing, as applicable, remaining in effect at the time in question).

(e) The Company acknowledges and agrees that Parent shall not be required to consummate the Debt Financing until the final day of the Marketing Period. Parent acknowledges and agrees that the obtaining of the Financing (including any alternative financing) or any portion thereof is not a condition to the Closing.

(f) Parent shall provide the Company with prompt oral and written notice (i) of (x) any breach or default (or threatened breach or default or event which with notice or lapse of time or both would reasonably be expected to constitute a default) by any party to any of the Commitment Papers or the Definitive Agreements of which Parent has Knowledge or any actual or threatened termination, withdrawal, repudiation or rescission of any of the Commitment Papers or the Definitive Agreements or (y) any dispute or disagreement between or

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among Parent, on the one hand, and the Financing Sources under the Financing on the other hand, with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing), and (ii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the aggregate amount of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Papers or the Definitive Agreements; provided, however, that in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by clause (x) or (y) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing (or any alternative financing).

(g) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (including, for the avoidance of doubt, any offering of Notes (as defined in the Debt Commitment Letter)) (provided, that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) except as set forth in Section 5.13(g)(x) below, VMware and its Subsidiaries shall not be considered a Subsidiary of the Company for which the Company is obligated to comply with this Section 5.13(g)), which reasonable best efforts shall include:

(i) furnishing Parent as promptly as reasonably practicable with (x) financial information and other pertinent information and disclosures regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing as is customary to be included in Syndication and Offering Materials, (y) (A) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three (3) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date and unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year) and, in each case, setting forth comparative figures for the prior fiscal year or the related period in the prior fiscal year, as the case may be, and summary and selected financial data related to the Company and its Subsidiaries of the type customarily included in Syndication and Offering Materials, in each case prepared in accordance with GAAP, except (in the case of the consolidated balance sheets and related statements of income and cash flows in respect of a fiscal quarter) for normal year-end audit adjustments, and (B) all other information and data related to the Company and its Subsidiaries necessary for Parent to satisfy the conditions set forth in paragraph 5, and clause (a) of paragraph 12 of Exhibit G of the Debt Commitment Letter and (z) all information and data related to the Company and its Subsidiaries that would be necessary for the lead arrangers to receive customary (in connection with an offering of debt securities pursuant to Rule 144A promulgated under the Securities Act) “comfort” letters (which shall include customary “negative assurance” comfort) from the independent accountants of the Company and its Subsidiaries in connection with such an offering;

(ii) reasonably cooperating with Parent in the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X as of the date that would be prescribed by Rule 11-02 of Regulation S-X as of the last day of the Marketing Period to be included in Syndication and Offering Materials; provided, that (x) Parent shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the Merger and the other transactions contemplated herein and (y) the cooperation by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records (such financial information and data required to prepare such pro forma financial statements, together with all information described in clause (i)(y) above, the “Required Information”);

(iii) in each case following Parent’s reasonable request, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with

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prospective lenders and sessions with rating agencies in connection with the Financing (in each case at times and locations to be reasonably mutually agreed), and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, registration statements, prospectuses, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents customarily required in connection with financings similar to the Financing;

(iv) in each case following Parent’s reasonable request, cooperating with respect to due diligence in connection with the Financing, to the extent customary and reasonable;

(v) in each case following Parent’s reasonable request, using reasonable best efforts to obtain (A) customary consents of independent accountants of the Company and its Subsidiaries for use of their auditor opinions in customary materials relating to the Financing, (B) drafts of customary “comfort” letters of independent accountants of the Company and its Subsidiaries (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period, which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act upon completion of customary procedures, (C) surveys of real property owned by the Company or any of its Subsidiaries that is to be mortgaged in connection with the Debt Financing, (D) title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (E) reasonable assistance with Parent’s obtaining legal opinions;

(vi) in each case following Parent’s reasonable request, assisting reasonably in the preparation of a customary confidential information memorandum, rating agency presentations, road show presentations, offering documents, private placement memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), prospectuses and similar documents to be used in connection with the syndication of the Credit Facilities or offering of notes in connection with the Debt Financing (collectively, “Syndication and Offering Materials”);

(vii) in each case following Parent’s reasonable request, reasonably assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower or parent guarantor under the Credit Facilities and public ratings for any of the Credit Facilities or securities to be offered in connection with the Debt Financing;

(viii) to the extent that the Company or any of its Subsidiaries are to be party to the Financing following the Closing Date, in each case following Parent’s reasonable request, (A) assisting reasonably in the preparation of one or more credit or other agreements required in connection with the Financing, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and required in connection with the Financing and otherwise reasonably facilitating the pledging and perfection of collateral required in connection with the Debt Financing (including the perfection of a security interest in the VMware Common Stock to be pledged in connection with the Margin Loan Financing as required in the Debt Commitment Letter), (B) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of Parent, (C) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Company and its Subsidiaries that is reasonably requested by the lenders in connection with the Debt Financing and such lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to Closing and (D) reasonably facilitating the execution of resolutions or consents by the Company and its Subsidiaries that do not become effective until the Closing with respect to entering into such definitive financing documents and otherwise as necessary to permit consummation of the Financing, solely with

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the assistance of directors and officers who will continue to hold such offices and positions from and after the Effective Time;

(ix) in each case following Parent’s reasonable request, establishing one or more special purpose vehicles requested by Parent prior to Closing in connection with the Margin Loan Financing included in the Financing, with organizational documents for such special purpose vehicles in such customary form (including with respect to establishing bankruptcy remoteness) as Parent reasonably requests and appointing concurrently with the Effective Time to the board of directors (or comparable governing body) of such special purpose vehicles those persons reasonably designated by Parent in writing prior to Closing; provided, that no transfer of properties or assets or assignment of rights to such special purpose vehicles shall be effective prior to Closing; and

(x) with respect to the VMware Common Stock to be pledged in connection with the Margin Loan Financing, facilitating discussions with VMware regarding (A) the deposit of such shares of VMware Common Stock with The Depository Trust Company and the registration of such pledged shares of VMware Common Stock in the name of The Depository Trust Company or its nominee without any restrictive legends, (B) the execution and delivery of a customary issuer letter and (C) if requested by Parent in order to facilitate the perfection of security interest in such Common Stock, the issuance of physical certificates evidencing such Common Stock to the Company prior to Closing (or, in lieu thereof, the execution and delivery of a customary issuer control agreement by VMware with respect thereto);

provided, however, (A) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Financing prior to the Effective Time (except as otherwise provided by Section 5.13(g)(viii)(D)), (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any agreement, certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing, and (C) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to (x) pay any commitment or other fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Dell promptly after written request by the Company or incur any other liability, in each case in connection with the Financing prior to the Closing, (y) take any action or permit the taking of any action that would conflict with or violate the Company’s organizational documents or any Laws or material Contracts or (z) take or permit the taking of any action that would (i) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, or (ii) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability. Nothing contained in this Section 5.13(g) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Financing that is not conditioned on the Closing. Parent or Dell shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Financing or any other financing that Parent may raise in connection with the transactions contemplated by this Agreement, any action taken by them pursuant to this Section 5.13(g) and any information utilized in connection therewith (other than information regarding the Company or its Subsidiaries provided in writing by the Company or its Subsidiaries specifically for use in connection therewith).

(h) The Company hereby consents to the use of its and its Subsidiaries’ logos (in the case of VMware’s and its Subsidiaries’ logos, solely to the extent the Company may be entitled to consent thereto) solely for the purpose of obtaining the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(i) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to

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require, any of Parent to (i) pay any fees to the lenders or increase any interest rates or original issue discounts applicable to the Debt Financing in excess of those contemplated in the Debt Commitment Letter and any related Fee Letters (including the “flex” provisions thereof), whether to secure waiver of any conditions contained therein or otherwise, (ii) amend or waive any of the terms or conditions hereof or under any of the Commitment Papers or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 1.02.

(j) No later than the date of commencement of the Marketing Period (such date, the “Marketing Period Commencement Date”) and thereafter at all times until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with its terms and (iii) the date on which such Marketing Period is deemed to have not commenced pursuant to the definition thereof so that such period ceases to be the Marketing Period (such period, a “Minimum Parent Cash Period”), each of Parent and Dell shall take all actions required so that they collectively have available cash on hand in bank accounts located in the United States in an amount no less than Two Billion Nine Hundred Fifty Million ($2,950,000,000) (such minimum amount, the “Parent Cash on Hand”); provided, that the required minimum amount of Parent Cash on Hand shall be decreased (but not below zero) by the aggregate amount of any indebtedness for borrowed money of Parent or its Subsidiaries that is repaid or redeemed by Parent or its Subsidiaries before the Closing Date that, if outstanding as of the Closing Date, would have been required to be repaid, redeemed, discharged or refinanced as required by Annex I to Exhibit A to the Debt Commitment Letter (any such reduction, a “Permitted Reduction”). Parent and Dell shall cause the Parent Cash on Hand (after giving effect to any Permitted Reduction) to be available without restriction no later than the Closing Date for the purpose of financing the transactions contemplated by this Agreement at the Effective Time. On the Marketing Period Commencement Date, Parent shall confirm to the Company in writing that it and Dell have the Parent Cash on Hand, providing reasonable supporting evidence of the sources thereof. During any Minimum Parent Cash Period, Parent shall notify the Company in writing promptly (A) of any Permitted Reduction, providing reasonable supporting evidence thereof, and (B) in the event that at any time Parent and Dell do not have the Parent Cash on Hand (after giving effect to any Permitted Reduction). Parent and Dell agree that, at the Closing, Parent and Dell shall make available to finance the cash payments to be made on the Closing Date in accordance with this Agreement, no less than the Parent Cash on Hand (after giving effect to any Permitted Reduction).

Section 5.14 Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish a mechanism reasonably acceptable to both parties by which the parties will, subject to applicable Law, confer on a regular and continued basis regarding integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 5.15 Liquidation of Investments; Cash Transfers.

(a) Prior to the Closing Date, subject to compliance with applicable Law by the Company and its Subsidiaries, the Company shall, and shall cause its wholly-owned Subsidiaries to (i) sell for cash, with effect as of a date reasonably proximate to the Closing Date, marketable securities (other than shares of VMware Common Stock) and cash equivalents held by, or on behalf of or for the benefit of, the Company and/or any of such Subsidiaries (the “Investments Liquidation”), and (ii) transfer from such Subsidiaries (whether through loans, loan repayments, dividends, distributions or other transfers to the Company or other such Subsidiaries), prior to the Effective Time, an amount of Available Cash to the Company (the “Cash Transfers”), such that the Company shall (A) make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)) and (B) use reasonable efforts to make available at the Effective Time any additional Available Cash that exceeds the Target Amount of Cash on Hand to the extent a specific amount of Available Cash in excess of the Target Amount of Cash on Hand is requested in writing by Parent at least fifteen (15) days prior to the anticipated expiration of the Marketing Period. The Company shall, and shall cause its Representatives to, keep Parent and its Representatives reasonably informed regarding the planning and status of the Cash Transfers and consult with Parent and its Representatives in good faith in advance on the method of completing the Cash Transfers. The Company agrees that, at the Closing, the Company shall make available to

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finance the cash payments to be made on the Closing Date in accordance with this Agreement, no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)) and shall use reasonable efforts to make available any additional Available Cash pursuant to clause (B) above.

(b) The Company shall not make Cash Transfers from Subsidiaries located outside of the United States if such Cash Transfers would be reasonably likely to result in any Tax becoming payable with respect to such Cash Transfers, unless Parent shall have given its prior written consent to such Cash Transfers (or, if applicable, any strategic plan preapproved by Parent in writing under which such Cash Transfers will be effected, which strategic plan contemplates such Taxes becoming payable); provided, that if any Cash Transfers with respect to which Parent withheld its consent pursuant to this sentence are necessary to permit the Company to make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)), then Parent and the Company shall cooperate in good faith to find an alternative structure to effect such Cash Transfers (including through loans to Subsidiaries of Parent, as designated by Parent, made concurrently with the Closing on the Closing Date) and if no such alternative is agreed after such cooperation, upon the tenth (10th) day prior to the anticipated expiration of the Marketing Period, Parent shall automatically be deemed to have consented to any such Cash Transfers solely to the extent necessary to permit the Company to make available at the Effective Time no less than the Target Amount of Cash on Hand (giving effect to any reduction pursuant to Section 5.15(c)). It is understood and agreed that any Taxes payable with respect to Cash Transfers required by this Section 5.15 shall be the responsibility of the Company or its applicable Subsidiaries following the Closing and shall not reduce Available Cash for purposes of determining whether the Company has made available the Target Amount of Cash on Hand.

(c) As promptly as practicable prior to the Closing (but not less than three (3) Business Days prior to the Closing Date), if Parent determines that the amount of Cash on Hand necessary to effectuate the transactions contemplated by this Agreement to occur on the Closing Date is less than the Target Amount, Parent may, in its sole discretion, elect to irrevocably notify the Company in writing (which notification shall include a schedule of estimated sources and uses of cash on the Closing Date in connection with the transactions contemplated by this Agreement) of a decrease in the Target Amount of Cash on Hand that the Company is required to make available at the Effective Time and if such notice identifies the Subsidiaries of the Company that will continue to retain cash that would otherwise have been the subject of a Cash Transfer but for the notice delivered pursuant to this Section 5.15(c), such cash shall be retained at such Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 6.02(b), as it applies to the obligations under this Section 5.15, shall be deemed satisfied if the Company makes available at the Effective Time no less than the Target Amount of Cash on Hand and has complied in good faith using all reasonable efforts with respect to all other obligations under this Section 5.15.

(d) The Company shall confirm in writing to Parent and provide reasonable supporting evidence of the amount of Cash on Hand as of the opening of business on the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company shall (i) not be obligated to initiate or effect any Cash Transfers or Investments Liquidation until on or after the date that is fifteen (15) days prior to the anticipated expiration of the Marketing Period and (ii) have no obligation to initiate or effect any Cash Transfers or Investments Liquidation under this Section 5.15 unless and until Parent has delivered a written notice meeting the requirements of Section 5.13(j) with respect to the Parent Cash on Hand, together with any updates thereto to the extent required under Section 5.13(j).

(e) For the purposes of this Section 5.15:

(i) “Available Cash” means cash that is unrestricted under applicable Law) and that (prior to the Cash Transfers, but after giving effect to the Investments Liquidation) is held by one or more wholly-owned Subsidiaries of the Company that, in the aggregate, exceeds One Billion Dollars ($1,000,000,000).

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(ii) “Cash on Hand” means cash held in one or more bank accounts registered in the name of the Company and available without restriction for the funding of the Merger and the other transactions contemplated by this Agreement to occur at the Closing.

(iii) “Target Amount” means an amount equal to:

(A) Four Billion Seven Hundred Fifty Million Dollars ($4,750,000,000);

(B) plus, the aggregate amount of any indebtedness for borrowed money of the Company and its Subsidiaries (other than VMware and its Subsidiaries) incurred between September 30, 2015 and the Closing Date (for avoidance of doubt, excluding (A) any such indebtedness for borrowed money outstanding between (i) the Company and any wholly-owned Subsidiary of the Company or (ii) wholly-owned Subsidiaries of the Company) and (B) any letters of credit (to the extent undrawn on the Closing Date), capital leases, operating leases or similar obligations), to the extent such indebtedness for borrowed money remains outstanding on the Closing Date;

(C) plus, the aggregate amount, if any, received from VMware prior to the Closing upon any voluntary repayment of the outstanding principal amount of the VMware Promissory Notes; and

(D) minus, the aggregate amount of any indebtedness for borrowed money of the Company and its Subsidiaries (other than VMware and its Subsidiaries) repaid or redeemed by the Company and its Subsidiaries (other than VMware and its Subsidiaries) between September 30, 2015 and the Closing Date that, if outstanding as of the Closing Date, would have been Commercial Paper Debt (it being understood and agreed that pursuant to the definition thereof, no notes constituting Commercial Paper Debt shall be permitted to mature on a date occurring after the Effective Time) or otherwise required to be repaid, redeemed, discharged or refinanced as required by Annex I to Exhibit A to the Debt Commitment Letter (which Annex I includes the Revolving Credit Facility);

provided, that the Target Amount shall be irrevocably decreased to the extent set forth in any notice delivered by Parent pursuant to Section 5.15(c).

Section 5.16 Cooperation with Divestitures. To the extent requested by Parent, the Company will, and will cause its Subsidiaries (other than VMware and its Subsidiaries) to, use commercially reasonable efforts to provide assistance with respect to such actions as may be reasonably necessary and reasonably requested by Parent in connection with its pursuit of divestitures of certain businesses of the Company after the Closing Date, including (a) assisting Parent in preparation for commencing a sales process (including setting up an electronic data room) with potential purchasers of any of the Company’s or its Subsidiaries’ businesses or other assets proposed by Parent to be subject to any such divestitures, (b) furnishing available materials describing each business that is contemplated to be divested such as sales and marketing materials and internal reports regarding the performance of such businesses, (c) preparing and furnishing financial (including pro forma) information and other pertinent information regarding the Company and its Subsidiaries and preparing and furnishing financial statements for such businesses or assets and, if requested, assisting in any audit of such financial statements and in the preparation of pro forma financial information, (d) preparing confidential information memoranda and related presentation and other materials with respect to any such divestitures, (e) assisting with the evaluation and planning of restructuring activities to permit the consummation of such divestitures and (f) participating in a reasonable number of due diligence meetings, presentations and sessions with Parent and its Representatives in connection with the foregoing; provided, however, that the Company shall not be required to take any action that would be reasonably likely to prevent or delay the consummation of the Merger; provided, further, the foregoing shall not be construed as requiring the Company or any of its Subsidiaries to negotiate or enter into, prior to the Closing, any Contracts for the sale of any of its businesses or other assets and Parent agrees not to contact any potential purchasers regarding any divestiture of any business of the Company or any of its Subsidiaries until after the Effective Time without the prior consent of the Company. Parent and Dell agree to reimburse the Company and its Subsidiaries upon demand for all out-of-pocket costs and expenses reasonably incurred by them in taking the actions requested by Parent pursuant to this Section 5.16.

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Section 5.17 Treatment of Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall deliver to Parent a copy of a payoff letter (subject to delivery of funds), in customary form and substance, from the Administrative Agent (as defined in the Revolving Credit Facility) under the Revolving Credit Facility. The Company shall, and shall cause its Subsidiaries to, deliver all notices (which notices may be subject to the consummation of the Financing) and take all other actions to facilitate the termination of commitments under the Revolving Credit Facility, the repayment in full of all Obligations (as defined in the Revolving Credit Facility) then outstanding thereunder and the release of any Liens and termination of all guarantees (if any) in connection therewith on the Closing Date.

Section 5.18 Works Councils. Within sixty (60) days following the date hereof, the Company shall inform Parent of whether the Company or any of its Subsidiaries is bound by any material local or national level collective agreements with trade unions, works councils or other similar employee representative bodies, and provide to Parent copies of any such agreements to the extent that they may impact any party’s obligations to inform and/or consult with employees of the Company or any of its Subsidiaries or their representatives. Neither the Company nor any of its Subsidiaries shall provide any material information to any of its employees or employee representatives in connection with the intentions of Parent regarding the Company’s and its Subsidiaries’ employees without first consulting with Parent.

Section 5.19 Parent Certificate; By-laws; Tracking Stock Policy Statement. Prior to the Effective Time, Parent shall cause the Parent Certificate to be filed with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit C, except for such amendments or modifications thereto that would not require the consent of the holders of Class V Common Stock voting as a separate class if such amendment or modifications were made following the Effective Time. Concurrent with the filing of the Parent Certificate pursuant to this Section 5.19, Parent’s Board of Directors shall adopt by-laws containing the provisions set forth on Exhibit D and the Tracking Stock Policy Statement Regarding DHI Group Matters and Class V Group Matters in the form attached hereto as Exhibit E.

Section 5.20 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Company Common Stock to be de-listed from the NYSE and deregistered under the Exchange Act, and to cause all other registration statements related to securities of the Company to be withdrawn and the securities covered thereby to be deregistered under the Exchange Act, in each case, as soon as practicable following the Effective Time.

Section 5.21 Tax Matters.

(a) Notwithstanding anything herein to the contrary, none of Parent, the Company or Merger Sub shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as an exchange described in Section 351 of the Code. Both prior to and following the Effective Time, Parent and the Company shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”), including (i) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Merger to such party or its shareholders), and (iii) using its reasonable best efforts to obtain the opinions referred to in Section 6.02(d) and Section 6.03(c), and any tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, including by executing customary letters of representation. In the event the parties are not able to obtain such tax opinions, solely to the extent necessary to obtain the opinions referred to in Section 6.02(d) and Section 6.03(c), Parent and the Company shall modify the structure of the transaction such that a new holding corporation is formed to acquire both Parent and Company in a transaction described in Section 351 of the Code, which modification to the structure of the

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transaction shall preserve to the greatest extent possible the economic substance of the transactions contemplated by this Agreement, and shall work together in good faith to promptly implement such modification. Each of Parent and the Company shall report the Merger, taken together with related transactions (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions), as an exchange described in Section 351 of the Code and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) After the date of this Agreement, Parent shall cooperate with the Company in good faith to deliver to the Company a copy of the proposed form of the Parent Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Parent Tax Opinion Materials”). The Company shall be entitled to a reasonable amount of time to provide Parent with written comments on the Parent Tax Opinion Materials. Parent shall furnish the Company with a copy of the final Parent Tax Opinion Materials.

(c) After the date of this Agreement, the Company shall cooperate with Parent in good faith to deliver to Parent a copy of the proposed form of the Company Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Company Tax Opinion Materials”). Parent shall be entitled to a reasonable amount of time to provide the Company with written comments on the Company Tax Opinion Materials. The Company shall furnish Parent with a copy of the final Company Tax Opinion Materials.

(d) Prior to Closing, the Company shall use reasonable efforts to facilitate discussions between VMware and Parent as to an amendment to the Tax Sharing Agreement dated August 13, 2007 between the Company, VMware and the other parties thereto (the “Tax Sharing Agreement”), whereby Parent and its Subsidiaries will become parties to the Tax Sharing Agreement effective as of the Closing Date and which amendment will reflect that the Company and its Subsidiaries will become members of one or more combined, consolidated or affiliated tax groups, the common parent of which is Parent.

Section 5.22 Headquarters. As of and for at least ten (10) years following the Effective Time, the global headquarters for the combined enterprise systems business of Parent and the Company shall be located in the Commonwealth of Massachusetts.

Section 5.23 Independent Directors. Prior to the Effective Time, representatives of Parent shall consult with the Chairman of the Board of Directors of the Company concerning the three (3) persons to serve on the Board of Directors of Parent following the Effective Time who satisfy the independence requirements of a company listed on the national securities exchange on which the Class V Stock will be listed (the “Parent Independent Directors”). After such consultation and after being provided with the list of three (3) persons who Parent desires to serve as the Parent Independent Directors, the Chairman of the Board of Directors of the Company may within two (2) Business Days after receiving such list deliver a written notice to Parent that he desires one (but not more than one) of such persons to be taken out of consideration for election as a Parent Independent Director. If such a notice is properly delivered, Parent will not designate such person to be elected as a Parent Independent Director and will instead determine in its sole discretion, but after consultation with the Chairman of the Board of Directors of the Company, the person who will serve as the third Parent Independent Director. Parent shall take such actions as are necessary to cause the three (3) persons selected in accordance with the provisions of this Section 5.23 to be elected to the Board of Directors of Parent as of the Effective Time.

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ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, has material business or operations (each such jurisdiction, an “Applicable Jurisdiction”) that prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in the United States or any Applicable Jurisdiction that prohibits or makes illegal the consummation of the Merger.

(c) Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(c) of the Parent Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(d) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(c)(i), (ii), (iii), (v), (vi), (ix) and (x), Section 3.01(d) and Section 3.01(x) shall be true and correct in all material respects (which, with respect to the representations and warranties contained in Section 3.01(c)(i), (ii), (iii), (vi) or (ix) will mean that there are no inaccuracies in such representations and warranties that, individually or in the aggregate would result in the sum of (x) the increase in the aggregate of consideration required to be paid to the holders of Company Common Stock and Company Equity Awards hereunder at the Closing) and (y) the increase in the aggregate outstanding principal amount of indebtedness for borrowed money exceeding $275,000,000, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01(i) and Section 3.01(v) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing (except for the obligation under Section 5.15(a) for the Company to make available no less than the Target Amount of Cash

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on Hand (giving effect to any reduction pursuant to Section 5.15(c)), which the Company shall have performed in all respects), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(d) Tax Opinion. Parent shall have received (A) from Simpson Thacher & Bartlett LLP a written opinion dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, (x) the Merger, taken together with related transactions, (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions) should qualify as an exchange described in Section 351 of the Code and (y) for U.S. Federal income tax purposes the Class V Common Stock should be considered common stock of Parent (collectively, the “Parent Tax Opinion”) and (B) a copy of the Company Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Parent and the Company (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Dell and Merger Sub contained in Section 3.02(h) and Section 3.02(l) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of Parent, Dell and Merger Sub contained in Section 3.02(i) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) all other representations and warranties of Parent, Dell and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, have not prevented, and would not reasonably be expected to prevent, the ability of Parent, Dell, or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent, Dell and Merger Sub. Parent, Dell and Merger Sub shall have performed in all material respects (except for the obligations under Section 5.19, which Parent, Dell and Merger Sub shall have performed in all respects) all obligations required to be performed by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received (A) from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, a written opinion dated the Closing Date to the effect that, based on the facts, representations, assumptions and exclusions set forth

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or described in such opinion, (x) the Merger, taken together with related transactions, (or, if the structure of the transaction is modified pursuant to Section 5.21(a), such modified transaction, taken together with related transactions) should qualify as an exchange described in Section 351 of the Code and (y) for U.S. Federal income tax purposes the Class V Common Stock should be considered common stock of Parent (collectively, the “Company Tax Opinion”) and (B) a copy of the Parent Tax Opinion. Such counsel shall be entitled to rely upon customary representation letters from each of Parent and the Company (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(d) Listing. The shares of Class V Common Stock issuable to the Company’s shareholders pursuant to this Agreement shall have been approved for listing on the NYSE or NASDAQ, subject to official notice of issuance.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (other than in the case of a termination pursuant to Section 7.01(d)(ii) which may only be invoked prior to the receipt of the Company Shareholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 16, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity of competent jurisdiction located in the United States or any Applicable Jurisdiction shall have (x) adopted, enacted, issued, entered, or promulgated, enforced or deemed applicable to the Merger any Law that prohibits or makes permanently illegal the consummation of the Merger or (y) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote was taken;

(c) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company at least three Business Days prior to the Outside Date or, if capable of being so cured, shall not have been cured by the Company until the earlier of (x) three Business days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be capable of being satisfied; or

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(ii) (A) the Board of Directors of the Company or any committee thereof shall have made a Change of Recommendation, (B) the Company shall have Willfully and Materially breached or Willfully and Materially failed to perform in any material respect its obligations or agreements contained in Section 4.02 or its obligation under Section 5.01 to convene the Company Shareholders’ Meeting, (C) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (D) an Acquisition Proposal has been publicly announced and the Board of Directors of the Company shall have failed to issue a press release that expressly reaffirms the Company Recommendation within ten Business Days of receipt of a written request by Parent to provide such reaffirmation, (E) any tender offer or exchange offer is commenced with respect to the outstanding shares of Company Common Stock, and the Board of Directors of the Company shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten Business Days after commencement of such tender offer or exchange offer, or (F) the Company or its Board of Directors (or any committee thereof) shall have resolved to, or publicly announced its intention to, take any of the actions specified in this Section 7.01(c)(ii);

(d) by the Company if:

(i) Parent, Dell or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by Parent, Dell or Merger Sub at least three Business Days prior to the Outside Date or, if capable of being cured, shall not have been so cured by Parent, Dell or Merger Sub until the earlier of (x) three Business Days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be capable of being satisfied;

(ii) at any time prior to obtaining the Company Shareholder Approval (but only after the expiration of any notice period required under Section 4.02(d)) if (A) the Board of Directors of the Company determines, in response to an Acquisition Proposal from a person that is not an Affiliate of the Company, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, that such Acquisition Proposal is a Superior Proposal (after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise) and that, after consultation with its outside legal advisors, the failure to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law, (B) the Company has complied in all material respects with its obligations under Section 4.02, (C) the Company executes an Alternative Acquisition Agreement with respect to such Superior Proposal concurrently with the termination of this Agreement and (D) the Company concurrently with the termination of this Agreement pays to Parent the Company Termination Fee; or

(iii) (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that, by their nature, cannot be satisfied until the Closing so long as such conditions would be satisfied if the Closing Date were the date of such termination of this Agreement) at the time the Closing is required to occur pursuant to Section 1.02; (B) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the Closing so long as such conditions would be satisfied if the Closing Date were the date of such notice of termination of this Agreement) or that it is waiving any such unsatisfied conditions to Section 6.01 and Section 6.03 for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing and will consummate the Closing if Parent and Merger Sub do (provided that such irrevocable notice may remain subject to the continued satisfaction as of the Closing of the conditions set forth in Section 6.01(b), Section 6.03(a) (solely as

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such condition relates to the representations set forth in Section 3.02(h)), Section 6.03(b) (solely as such condition relates to the obligations under Section 5.19), Section 6.01(d) and Section 6.03(d)); and (C) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the later of (x) the date the Closing was required to occur under Section 1.02 and (y) the date of receipt of such notice from the Company (provided that during such three (3)-Business Day period Parent shall not be permitted to terminate this Agreement pursuant to Section 7.01(b)(i)).

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Dell, Merger Sub or the Company under this Agreement, except that (a) the Dell Obligations and (b) this Section 7.02, Section 7.03 and Article VIII shall survive such termination indefinitely; provided, however, that no such termination shall relieve the Company from any liability or damages for fraud or Willful and Material Breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement, up to a maximum aggregate amount of Four Billion Dollars ($4,000,000,000) suffered by Parent, Dell or Merger Sub. “Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

Section 7.03 Fees and Expenses.

(a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) If this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) (or by the Company pursuant to Section 7.01(b)(i) at a time when Parent was permitted to terminate this Agreement pursuant to Section 7.01(c)(ii)), then the Company shall pay Parent (or its designee) a fee in the amount equal to Two Billion Five Hundred Million Dollars ($2,500,000,000) (the “Company Termination Fee”) by wire transfer of same-day funds no later than the second Business Day following the date of such termination of this Agreement.

(c) If this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds prior to or concurrently with such termination; provided, that, and only in such circumstances, if such termination occurs prior to the No-Shop Period Start Date, the Company Termination Fee shall mean a fee in the amount equal to Two Billion Dollars ($2,000,000,000).

(d) If after the date hereof, (i) an Acquisition Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(iii) or Section 7.01(c)(i) and (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into an Alternative Acquisition Agreement with respect to, or consummates the transactions contemplated by, an Acquisition Proposal (regardless of whether such Acquisition Proposal is (x) made before or after termination of this Agreement or (y) is the same Acquisition Proposal referred to in clause (i) above), then (subject to the aggregate limitation set forth in the proviso to Section 7.02), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii); provided, however, that for purposes of the definition of “Acquisition Proposal” in this Section 7.03(d), references to “20%” shall be replaced by “50%”; and references

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to “or any Significant Subsidiary of the Company” and “or any of its Significant Subsidiaries” shall be deemed to refer only to VMware, subject to Section 7.03(d) of the Company Disclosure Letter.

(e) If this Agreement is terminated by the Company (x) pursuant to Section 7.01(d)(i) due to a breach of covenants by Parent, Dell or Merger Sub or due to a breach of the representations and warranties contained in Section 3.02(g) or Section 3.02(h), (y) pursuant to Section 7.01(d)(iii) or (z) by Parent pursuant to Section 7.01(b)(i) in circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(d)(i) due to a breach of covenants by Parent, Dell or Merger Sub or due to a breach of the representations and warranties contained in Section 3.02(g) or Section 3.02(h), then Parent or Dell shall pay to the Company a fee in the amount equal to Four Billion Dollars ($4,000,000,000) (the “Reverse Termination Fee”); provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.01(d)(iii) and at such time (1) the Company has made available the Target Amount of Cash on Hand and has otherwise complied with its obligations under Section 5.15 and (2) the Financing Sources for the Debt Financing have confirmed that the Debt Financing will be funded in accordance with the terms thereof at the Closing (assuming the substantially concurrent funding of the Common Equity Financing, the Target Amount of Cash on Hand and the Parent Cash on Hand), and (3) Parent and Dell do not make available the Parent Cash on Hand for the purpose of financing the transactions contemplated by this Agreement, then Dell shall pay to the Company, in lieu of the Reverse Termination Fee (and without duplication), a fee in the amount equal to Six Billion Dollars ($6,000,000,000) (the “Alternative Reverse Termination Fee”). The Reverse Termination Fee or the Alternative Reverse Termination Fee, as applicable, shall be paid by Parent or Dell by wire transfer of same-day funds no later than the second Business Day following the date of such termination of this Agreement.

(f) Without limiting or otherwise affecting other remedies that may be available to Parent and Merger Sub, in the event of the termination of this Agreement by the Company or Parent pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), then the Company shall pay to, or as directed by, Parent as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent, Merger Sub or their respective Affiliates, and all out-of-pocket fees and expenses of Financing Sources for which Parent, Merger Sub or their Affiliates may be responsible) incurred by Parent, Merger Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum amount of Fifty Million Dollars ($50,000,000), by wire transfer of same day funds, which amount shall be credited against any Company Termination Fee that becomes subsequently payable to Parent.

(g) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing when required by Section 1.02 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (x) a decree or order of specific performance or an injunction or injunctions if and to the extent permitted by Section 8.09, (y) the termination of this Agreement pursuant to Section 7.01(b)(i), Section 7.01(d)(i) or Section 7.01(d)(iii) and receipt of payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) pursuant to Section 7.03(e), if payable in accordance with the terms hereof and (z) the Company’s rights against Parent and Dell in respect of the Dell Obligations, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against any of Parent, Merger Sub, Dell, the stockholders of Parent, the Financing Sources and any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except with respect to Parent, Merger Sub and Dell as provided in the immediately foregoing clause (i), none of the Specified

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Persons will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Commitment Papers or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the right of Parent and Merger Sub (or following the Effective Time, the Surviving Corporation) under the Commitment Papers or the Company’s rights as a third party beneficiary of Parent’s rights under the Common Equity Purchase Agreements to cause Parent to obtain the proceeds of and consummate the Common Equity Financing if and to the extent permitted thereunder and by Section 8.09, the Company acknowledges and agrees that none of the Financing Sources shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Commitment Papers. Without limiting clause (ii) above or the Company’s rights set forth in the immediately preceding sentence, upon payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) in accordance with the terms of this Agreement, none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Commitment Papers or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, other than liability of Dell in respect of the Dell Obligations. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be deemed to be in breach of this Agreement or to have failed to perform any of its obligations under this Agreement, including for purposes of Section 7.01(b)(i), solely as a result of the inability (in and of itself) of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing was required to have occurred pursuant to Section 1.02 due to the proceeds of the Debt Financing not being available in full pursuant to the terms thereof, if neither Parent nor Merger Sub has otherwise breached or failed to perform its representations, warranties, covenants or agreements contained in this Agreement; provided, that the foregoing shall not limit the Company’s rights to seek specific performance or injunctive relief to the extent otherwise permitted under Section 8.09.

(h) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the Company Termination Fee, Reverse Termination Fee or the Alternative Reverse Termination Fee, as applicable, or any portion thereof, the Company shall pay to Parent, or Dell shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company. The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion and in no event will Dell be required to pay both the Reverse Termination Fee and the Alternative Reverse Termination Fee or to pay either such fee on more than one occasion.

Section 7.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 7.03(g), this Section 7.04, Section 8.06, Section 8.07, Section 8.09 and Section 8.10 may not be modified, waived or terminated in a manner adverse in any respect to the Financing Sources or their Specified Persons without the prior written consent of the relevant Financing Source.

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Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.06 Procedure for Termination or Amendment. A party terminating this Agreement pursuant to Section 7.01 (other than pursuant to Section 7.01(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 7.01 pursuant to which this Agreement is being terminated. A termination of this Agreement pursuant to Section 7.01 or an amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or a duly authorized committee thereof.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival; No Other Representations and Warranties; Due Investigation.

(a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

(b) Except for the representations and warranties contained in Article III, neither the Company nor any of its Representatives makes or has made any other representation or warranty on behalf of the Company or otherwise in respect of the Company and its Subsidiaries, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including set forth in any electronic data room or provided in any presentations, supplemental information or other due diligence materials) or otherwise made available by or on behalf of the Company. The Company expressly disclaims any and all other representations and warranties, whether express or implied.

(c) Except for the representations and warranties contained in Article IV, none of Parent, Dell or Merger Sub, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Parent, Dell or Merger Sub or otherwise in respect of Parent and its Subsidiaries, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including set forth in any electronic data room or provided in any presentations, supplemental information or other due diligence materials) or otherwise made available by or on behalf of Parent. Parent, Dell and Merger Sub expressly disclaim any and all other representations and warranties, whether express or implied.

(d) Each of Parent, Dell and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company. In entering into this Agreement, each of Parent, Dell and Merger Sub has relied solely upon its own investigation and analysis, and acknowledges and agrees that, other than with respect to the representations and

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warranties contained in Article III, the Company, its Subsidiaries and their respective Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates or any of their respective Representatives (including in Contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub or their respective Affiliates or any of their respective Representatives.

Section 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed by non-automated response) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Dell or Merger Sub, to:

Dell Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682

Facsimile: (512) 283-9501

Attention: Richard Rothberg, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Fax: (650) 251-5002

Attention: Richard Capelouto; Atif I. Azher

and:

Simpson Thacher & Bartlett LLP

600 Travis Street

Suite 5400

Houston, Texas 77002

Fax: (713) 821-5602

Attention: Christopher R. May

if to the Company, to:

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Fax: (508) 497-6915

Attention: Office of the General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Fax: (617) 305-4815

Attention: Margaret A. Brown; Laura P. Knoll

Notices shall be deemed given upon receipt.

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Section 8.03 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Commercial Paper Debt” means indebtedness of the Company in a principal amount not to exceed Two Billion Five Hundred Million Dollars ($2,500,000,000) in the aggregate at any time outstanding, evidenced by unsecured promissory notes with a maximum maturity of 30 days for any such notes issued and sold after the date hereof; provided, that, from and after the date of the Company’s receipt of a written notice from Parent stating that Parent reasonably and in good faith expects that the Effective Time will occur not later than 30 days after the date of such notice, the maximum maturity of any notes issued and sold after receipt of such notice shall be seven days and, in no event, shall any such notes mature on a date occurring after the Effective Time.

(d) “Company Personnel” means any current or former officer, employee, director or individual consultant of the Company or any of its Subsidiaries.

(e) “Company Stock Plans” means collectively, the EMC Corporation 1985 Stock Option Plan (as amended June 7, 2002), the 1992 EMC Corporation Stock Option Plan for Directors (as amended January 27, 2005), the EMC Corporation 1993 Stock Option Plan (as amended June 7, 2002), the EMC Corporation 2001 Stock Option Plan (as amended April 29, 2010), the EMC Corporation Amended and Restated 2003 Stock Plan (as amended and restated as of April 30, 2015), the Avamar Technologies, Inc. 2000 Equity Incentive Plan (as amended and restated as of February 20, 2002, and further amended as of April 1, 2003, July 21, 2004, May 6, 2005 and February 9, 2006), the Aveksa, Inc. 2005 Equity Incentive Plan, the BusinessEdge Solutions, Inc. Amended and Restated 1999 Stock Incentive Plan, the Fundamental Software, Inc. 2000 Stock Option / Stock Issuance Plan, the Data Domain, Inc. 2002 Stock Plan, the Data Domain, Inc. 2007 Equity Incentive Plan, the DSSD, Inc. 2013 Equity Incentive Plan (as amended), the FastScale Technology, Inc. 2006 Stock Incentive Plan, the Greenplum, Inc. 2006 Stock Plan (as amended November 26, 2007), the Iomega Corporation 1997 Stock Incentive Plan, the Iomega Corporation 2007 Stock Incentive Plan, the Isilon Systems, Inc. 2006 Equity Incentive Plan (as amended and restated April 12, 2010), the Kashya Israel Ltd. 2003 Stock Plan, the Kazeon Systems, Inc. 2003 Stock Plan (as amended September 20, 2006, December 13, 2006 and November 14, 2007), the Likewise Software, Inc. 2004 Stock Plan (as amended April 15, 2010), the Maginatics, Inc. 2010 Stock Incentive Plan, the NetWitness Acquisition Corp. 2006 Equity Incentive Plan, the nLayers Ltd. 2003 Share Option Plan, the nLayers Ltd. US Appendix to the 2003 Share Option Plan, the Pi Corporation 2006 Stock Plan, the PassMark Security, Inc. 2004 Stock Plan, the ScaleIO, Inc. 2011 Stock Incentive Plan, the Silver Tail Systems, Inc. 2008 Stock Plan, the Spanning Cloud Apps, Inc. Amended and Restated 2011 Stock Plan, the Tablus, Inc. 2006 Stock Plan, the TwinStrata, Inc. 2008 Stock Option and Purchase Plan, the Virtustream Group Holdings, Inc. 2009 Equity Incentive Plan (as amended December 15, 2009, January 15, 2010, December 14, 2011, March 14, 2012 and April 21, 2014), the SysDm, Inc. 2003 Stock Option/Stock Issuance Plan, the Amended and Restated Stock Option Plan for Xtreme Labs Inc., the XtremIO Ltd. Amended and Restated 2010 US Share Option Plan and the XtremIO Ltd. 2010 Israeli Share Option Plan.

(f) “Credit Facilities” means the credit facilities contemplated by the Debt Commitment Letter.

(g) “Dell Obligations” means (i) all costs and expenses of the Company and interest on the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) payable by Dell pursuant to Section 7.03(e) in connection with the Company’s collection of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable), (ii) all reimbursement and indemnification obligations of Dell pursuant to Section 5.13(g) in connection with the Company’s cooperation with the Financing, (iii) all reimbursement

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obligations of Dell pursuant to Section 5.16 in connection with the Company’s cooperation with proposed divestitures, and (iv) all liabilities and obligations of Parent under the Confidentiality Agreement, including those arising pursuant to Section 5.02(b).

(h) “Existing Transfer Restrictions” means Transfer Restrictions on the VMware Common Stock owned by the Company or its Affiliates (i) on account of the fact that the Company or its Affiliates, as the case may be, is an “affiliate” of VMware within the meaning of Rule 144 under the Securities Act (“Rule 144”); (ii) on account of the fact that the shares of VMware Common Stock are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than October 12, 2014, and (iii) as set forth in the VMware Certificate.

(i) “Filed Contracts” means each Contract filed by the Company with the SEC, furnished by the Company to the SEC, or incorporated by reference, (i) as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014 or in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “material definitive agreement” filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after January 1, 2015 and prior to the date hereof.

(j) “Financing Sources” means the entities that have committed to provide the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Papers and any joinder agreements or definitive agreements relating thereto.

(k) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and (ii) any substance or waste defined or regulated under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, or any term of similar meaning.

(l) “Intellectual Property” shall mean all intellectual property rights worldwide, including without limitation patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including Software, databases, applications, source and object code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, social media identifiers, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, data and other confidential or proprietary information, and in the case of each of the foregoing, any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, reexaminations, substitutions, extensions, registrations and applications.

(m) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company (other than VMware or its Subsidiaries or Pivotal and its Subsidiaries) with the title of Senior Vice President or higher.

(n) “Knowledge” means, with respect to any matter in question, (i) in the case of the Company, the actual knowledge of the individuals identified on Section 8.03(n) of the Company Disclosure Letter and (ii) in the case of Parent, the actual knowledge of the individuals identified on Section 8.03(n) of the Parent Disclosure Letter.

(o) “Margin Loan Financing” means the financing contemplated by Exhibit E to the Debt Commitment Letter.

(p) “Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Section 6.01 and Section 6.02 are satisfied

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(other than those conditions in Section 6.02 that by their nature are to be satisfied at Closing, but subject to those conditions being capable of being satisfied at such time); provided, that if on the date that is thirty (30) Business Days prior to the Outside Date, all of such conditions are satisfied except for Section 6.01(b) or Section 6.01(c) solely in respect of the Applicable Jurisdictions set forth on Section 8.03(p) of the Company Disclosure Letter (the “Excluded Conditions”) and no Excluded Condition is incapable of being satisfied on or prior to the Outside Date, the satisfaction of the Excluded Conditions shall not be required in order to commence or continue the Marketing Period as long as all other prerequisites to commencing and continuing the Marketing Period have been satisfied (it being understood that such Marketing Period shall be deemed to have commenced no earlier than such date that is thirty (30) Business Days prior to the Outside Date), and (ii) nothing has occurred and no condition exists that entitles Parent to terminate this Agreement pursuant to Section 7.01(c)(i); provided, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained in full; provided further that (x) such twenty (20) consecutive Business Day period shall only occur within any of the following time periods: (i) beginning on January 4, 2016 and ending on (and including) February 8, 2016, (ii) beginning on March 24, 2016 and ending on (and including) May 9, 2016, (iii) beginning on May 10, 2016 and ending on (and including) June 11, 2016, (iv) beginning June 3, 2016 and ending on (and including) August 8, 2016, (v) beginning on August 9, 2016 and ending on (and including) September 10, 2016, (vi) beginning on September 12, 2016 and ending on (and including) November 8, 2016, and (vii) beginning on November 9, 2016 and ending on (and including) December 10, 2016, (y) the Marketing Period shall either end on or prior to August 19, 2016 or, if the Marketing Period has not ended on or prior to August 19, 2016, then the Marketing Period shall commence no earlier than September 6, 2016, and (z) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in any documents filed or furnished by the Company or VMware with the SEC, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty (20) consecutive Business Day period are not, during each day of such period, the most recent consolidated financial statements of the Company on which the Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the Marketing Period shall not be deemed to commence until the receipt by Parent of such most recent consolidated financial statements, (III) the Required Information, when taken as a whole along with any documents filed or furnished by the Company with the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information and documents filed or furnished by the Company with the SEC have been updated so that there is no longer any such untrue statement or omission, or (IV) the Company or any of its Subsidiaries shall have announced any intention to restate any historical financial statements of the Company or any of its Subsidiaries or other financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, or (B) the Company or any of its Subsidiaries shall have been delinquent in filing or furnishing any document required to be filed or furnished with the SEC, in which case, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured. If the Company shall in good faith reasonably believe that (1) clause (b) to this definition has been satisfied and (2) it has delivered the Required Information that satisfies the requirements of clause (z) of the proviso to this definition, it may give to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with clauses (1) and (2) sufficient to commence the Marketing Period, unless Parent in good faith reasonably believes the Company has not so complied, and within eight (8) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity which elements of clauses (1) and (2) have not been complied with, including whether Required Information has not been delivered by the Company or does not satisfy the requirements of clause (z) of the proviso to this definition).

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(q) “Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) the negotiation, execution, delivery or performance of this Agreement (other than with respect to the Company’s obligations under the first sentence of Section 4.01(a)), the identity of Parent, or the public announcement, pendency or consummation of this Agreement or the Merger or the other transactions contemplated hereby (including the effect thereof on relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, partners or Governmental Entities), and including any Transaction Litigation or any demand, action, claim or proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the MBCA in connection herewith, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (v) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (vi) any change in the price or trading volume of the Company Common Stock or the VMware Common Stock or the credit rating of the Company or VMware, in and of itself, (vii) any failure by the Company or VMware to meet any published analyst estimates or expectations of the Company’s or VMware’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or VMware to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (viii) compliance with the terms of, or the taking of any action expressly required by, this Agreement (other than with respect to the Company’s obligations under the first sentence Section 4.01(a)); except (A) in the cases of clause (i), (ii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate and (B) that clause (vi) or (vii) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (viii) hereof) underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clause (iii) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.01(e) (to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement.

(r) “Parent Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) the negotiation, execution, delivery or performance of this Agreement, the identity of the Company or VMware, or the public announcement, pendency or consummation of this Agreement or the Merger or the other transactions contemplated hereby (including the effect thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers, partners or Governmental

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Entities), and including any Transaction Litigation to the extent Parent or its Subsidiaries is a defendant thereto, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (v) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (vi) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (vii) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iv) or (v), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Parent and its Subsidiaries operate and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(v) or (vii) hereof) underlying such changes or failures constitute or contribute to a Parent Material Adverse Effect.

(s) “Permitted Liens” means any (i) Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity which, in each case, would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (iv) Liens, encroachments, covenants, restrictions, or state of facts which an accurate survey or inspection of the real property owned or leased by the Company or its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (v) with respect to securities, restrictions on transfer imposed by applicable securities Laws, and (vi) nonexclusive licenses or other nonexclusive grants of Intellectual Property.

(t) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(u) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(v) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(w) “Revolving Credit Facility” means the revolving credit facility pursuant to the Credit Agreement, dated as of February 27, 2015, by and among the Company, the lenders party thereto and Citibank, N.A. as administrative agent.

(x) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and training documentation, related to any of the foregoing.

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(y) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(z) “Transfer Restrictions” means, with respect to any shares of VMware Common Stock, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such shares or enforce the provisions thereof or of any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such shares of VMware Common Stock be consented to or approved by any person including the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such shares and (iii) any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to any federal securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such shares being a “restricted security” or the Company being an “affiliate” of VMware, as such terms are defined in Rule 144).

(aa) “VMware Intercompany Agreements” means the (i) Master Transaction Agreement, dated as of August 13, 2007, (ii) Administrative Services Agreement, dated as of August 13, 2007, (iii) Employee Benefits Agreement, dated as of August 13, 2007, (iv) Insurance Matters Agreement, dated as of August 13, 2007, (v) Intellectual Property Agreement, dated as of August 13, 2007, (vi) Amended and Restated Real Estate License Agreement, dated as of September 21, 2015, (vii) Purchase and Sale Agreement, dated as of August 1, 2007 and (viii) Tax Sharing Agreement, dated as of August 13, 2007, in each case, between the Company and VMware.

Section 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; provided, that for purposes of any representation or warranty contained in this Agreement that is made as of a specific date or dates, references to any Contract, instrument or Law shall be deemed to refer to such Contract, instrument or Law, in each case, as of such date. The words “made available to Parent” or words of similar import refer to documents (x) posted to an electronic data room accessible by Parent, Merger Sub or any of their respective Representatives prior to the date of this Agreement, (y) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives prior to the date of this Agreement or (z) filed or furnished with the SEC by the Company or VMware to the extent publicly available, including all reports, schedules, forms, statements and other documents and any exhibits and other information incorporated therein at least one (1) Business Day prior to the date of this

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Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The specification of any dollar amount in any representation or warranty contained in ARTICLE III is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. References to a person are also to its successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

Section 8.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except for (a) Section 7.03(g), Section 7.04, this sentence of this Section 8.06, Section 8.09(d) and Section 8.10 (in each case, solely to the extent relating to the Financing Sources), which shall be for the benefit of the Financing Sources and their Specified Persons, (b) Section 7.03(g) which shall be for the benefit of the Specified Persons and (c) Section 5.06, which shall be for the benefit of any indemnitee referred to in Section 5.06, this Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any agreements entered into contemporaneously herewith are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.07 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that without the consent of the other parties, the rights, interests and obligations of Merger Sub hereunder may be assigned to another wholly-owned Subsidiary of Parent if such other wholly-owned Subsidiary of Parent provides in writing that the representation in the first sentence of Section 3.02(k) is true with respect to such Subsidiary as of the date of such assignment, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

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Section 8.09 Specific Enforcement; Consent to Jurisdiction.

(a) Subject to Section 8.09(b), the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, subject to Section 8.09(b), the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedies are subject to Section 7.03(g). The parties expressly acknowledge and agree that the Company’s entitlement to specific performance under this Section 8.09(a) in respect of Parent’s obligations to have and maintain the Parent Cash on Hand as required by Section 5.13(j) shall not be subject to the conditions set forth in Section 8.09(b).

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance and any other injunctive relief in order to cause Parent to cause the full funding of the Common Equity Financing under the Common Equity Purchase Agreements and to cause Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement to occur at the Closing, if and only if:

(i) all of the conditions to Closing set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to those conditions being capable of being satisfied at such time if specific performance was granted pursuant to this Section 8.09(b)) at the time when the Closing would have been required to occur pursuant to Section 1.02;

(ii) Parent and Merger Sub have failed to complete the Closing following the date the Closing is required to occur pursuant to Section 1.02;

(iii) the Debt Financing has been funded or the Financing Sources for the Debt Financing have confirmed that the Debt Financing will be funded in accordance with the terms thereof at the Closing; and

(iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able for the Closing to occur if specific performance is granted and that if the Debt Financing is funded, then the Closing will occur (provided that such irrevocable notice may remain subject to the continued satisfaction as of the Closing of the conditions set forth in Section 6.01(b), Section 6.03(a) (solely as such condition relates to the representations set forth in Section 3.02(h), Section 6.01(d) and Section 6.03(d)) and Section 6.03(b) (solely as such condition relates to the obligations under Section 5.19).

For the avoidance of doubt, it is understood and agreed that (A) in no event shall the Company be entitled to the remedies set forth in this Section 8.09(b) if the conditions set forth under clauses (i) through (iv) above are not satisfied and (B) the election of the Company to pursue a grant of specific performance and any other injunctive relief to the extent permitted by this Section 8.09(b) with respect to the matters set forth in this Section 8.09(b) shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and collect payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) pursuant to Section 7.03(e); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance to require Parent and Merger Sub to consummate the Closing and (B) payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable).

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(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding brought by any party to this Agreement with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (or if such court does not have jurisdiction, any state court located within the Commonwealth of Massachusetts, or if those courts do not have jurisdiction, then any federal court of the United States located within the Commonwealth of Massachusetts). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party to this Agreement with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.09(c), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) waives, to the fullest extent permitted by the applicable Law, any claim that (A) such suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.02.

(d) Notwithstanding the foregoing and without limiting Section 8.09(c), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources for the Debt Financing or their Specified Persons in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York. Notwithstanding the foregoing, claims and actions that may be based upon, arise out of, or relate to, the Debt Financing or involve the Financing Sources for the Debt Financing or their Specified Persons (whether in law, contract, tort, equity or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or Merger Sub have the right (taking into account any applicable cure provisions) to terminate its obligations under this Agreement or decline to consummate the Merger and (iii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO

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ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, that the parties intend that the remedies and limitations thereon (including the limitations on liability contained in Section 7.02 and provisions that, subject to the terms and limitations set forth in Section 8.09(b), payment of the Reverse Termination Fee or the Alternative Reverse Termination Fee (as applicable) be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Specified Persons) contained in Article VII and Section 8.09 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

[signature page follows]

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IN WITNESS WHEREOF, Parent, Dell, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

DENALI HOLDING INC.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

DELL INC.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

UNIVERSAL ACQUISITION CO.

By:	/s/ Thomas W. Sweet
	Name: Title:	Thomas W. Sweet Senior Vice President and Chief Financial Officer

EMC CORPORATION

By:	/s/ Paul T. Dacier
	Name: Title:	Paul T. Dacier Executive Vice President and General Counsel

[Signature Page to Agreement and Plan of Merger]

Annex B

FORM OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DENALI HOLDING INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Denali Holding Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is Denali Holding Inc. Denali Holding Inc. was originally incorporated under the name Denali Holding Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 2013, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2013, the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 10, 2013 and the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2013.

(b) This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245, and by written consent of stockholders in accordance with Section 228, of the General Corporation Law of the State of Delaware (the “DGCL”).

(c) This Fourth Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety as follows:

ARTICLE I

The name of the Corporation is “Denali Holding Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of capital stock of the Corporation shall be 2,144,025,308 shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) two billion, one hundred forty-three million, twenty-five thousand, three hundred and eight (2,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1 Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with Section 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

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(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2 Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is hereby created and designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is hereby created and designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is hereby created and designated as “Class C Common Stock” consisting of nine-hundred million (900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is hereby created and designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock”, and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is hereby created and designated as “Class V Common Stock” consisting of three-hundred, forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock.

(c) Reclassification. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Incorporation, (a) each share of Series A Common Stock of the Corporation, par value $0.01 per share (the “Series A Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class A Common Stock on a one-for-one basis, (b) each share of Series B Common Stock of the Corporation, par value $0.01 per share (the “Series B Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued fully-paid and non-assessable share of Class B Common Stock on a one-for-one basis, and (c) each share of Series C Common Stock of the Corporation, par value $0.01 per share,

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(together with the Series A Stock and the Series B Stock, the “Original Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class C Common Stock on a one-for-one basis, in each case without any action by any holder thereof.

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common

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Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

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(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name

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on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, as amended, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of the Corporation; provided that the holders of Class A Common Stock (and no other classes of Common Stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors.

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day of such period), then in each case, such action will be subject to, and will not be undertaken unless, the Corporation has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of

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the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided that, this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

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(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of

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(I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive

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Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

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(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

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(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10 Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition

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precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder,

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certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

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(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided that any of such determinations that would require approval of the Capital Stock Committee under the

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Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase was attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

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(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p),

and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of their designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of their

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designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

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(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”), who shall initially number three (3). The holders of Common Stock (other than the holders of Class D Common Stock) voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors can be increased (to no more than seven (7)) or decreased (to no less than three (3)) by action of the Board of Directors that includes the affirmative vote of (i) a majority of the Board of Directors, (ii) a majority of the Group II Directors (as defined below) and (iii) a majority of the Group III Directors (as defined below). Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office; provided that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock) voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. In the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the Group II directors (the “Group II Directors”), who shall initially number one (1). The holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) Group II Directors, and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or

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without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the Group III directors (the “Group III Directors”), who shall initially number two (2). The holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) Group III Directors, and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holder of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock and/or the Class B Common Stock shall not prevent the election of directors other than the Group II Directors and/or the Group III Directors, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors and/or the Group III Directors, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the corporation shall also serve as Chairman of the Board of Directors (provided the Chief Executive Officer is a director).

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(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the terms of office the Group II Directors shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the terms of office of the Group III Directors shall terminate and the number of directors comprising the Board of Directors shall be reduced accordingly.

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earlier of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

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ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable Proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the

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Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates; and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his

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or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

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ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

“Aggregate Group II Director Votes” means, as of the date of measurement:

i)	seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (1) is not applicable,

ii)	three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

iii)	two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

iv)	one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

v)	zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the

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Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

i)	three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

ii)	two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

iii)	one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

iv)	zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

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“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clauses (1)(A), (1)(B), (1)(C) or (1)(D) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this Fourth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

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“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

“Class V Group Available Dividend Amount” as of any date, shall mean the amount of dividends, as determined by the Board of Directors, that could be paid by a Corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

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“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, shall mean the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value)

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equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means the date on which this Certificate of Incorporation is filed with the Secretary of State of Delaware.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of a given date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

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“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Common Stock on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of an initial underwritten public offering that is registered under the Securities Act of DHI Common Stock.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

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“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

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“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed, or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount

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(rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o) and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

“outstanding”, when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1.	In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.	one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

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d.	any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clauses (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

w.	in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clauses (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

x.	any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

y.	in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clauses (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

z.	MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (1)(a) through (1)(e) of this definition of “Permitted Transferee” are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.	In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.	In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

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“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for, or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight-hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return”, and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock contemplated by Section 5.2(c) be deemed to have resulted in any “Return”.

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“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction”, the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the

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MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Denali Holding Inc. 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

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“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

[Remainder of Page Intentionally Left Blank]

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Annex C

FORM OF AMENDED AND RESTATED

BYLAWS

OF

DENALI HOLDING INC.

(Effective [    ], 2016)

ARTICLE I

OFFICES

SECTION 1.01 Registered Office. The registered office and registered agent of Denali Holding Inc. (the “Corporation”) shall be as set forth in the Amended and Restated Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

STOCKHOLDERS

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors or by directors representing a majority of the voting power of the Board of Directors, and shall be called by the Chief Executive Officer, President or Secretary of the Corporation (the “Secretary”) upon the written request of stockholders, stating the purpose or purposes of the meeting, signed by the holders of at least fifty percent (50%) of the voting power of the issued and outstanding stock entitled to vote at such meeting. Special meetings may be held at such place, if any, either within or without the State of Delaware and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the

Amended and Restated Sponsor Stockholder Agreement dated as of [    ], 2016 between the Corporation and the stockholders party thereto (the “Sponsor Stockholders Agreement”) and the Corporation’s amended and restated certificate of incorporation as then in effect (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Amended and Restated Certificate of Incorporation”), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class V Common Stock (as defined in the Amended and Restated Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [    ], 2016); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) Such stockholder’s notice shall set forth (a) in the case where a stockholder proposes to nominate an individual for election or re-election as a member of the Company’s Board of Directors, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) a representation that the stockholder is a holder of record at the time of the giving of the notice and will be entitled to vote at such meeting (A) the requisite shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class V Common Stock (each as defined in the Amended and Restated Certificate of Incorporation) if the nominee is nominated to be a Group I Director (as defined in the Amended and Restated Certificate of Incorporation), (B) the requisite shares of Class A Common Stock if the nominee is nominated to be a Group II Director (as defined in the Amended and Restated Certificate of Incorporation), and/or (C) the requisite shares of Class B Common Stock if the nominee is nominated to be a Group III Director (as defined in the Amended and Restated Certificate of Incorporation); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration

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and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including any contract to purchase or sell, the acquisition or grant of any option, right or warrant to purchase or sell or any swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The foregoing notice requirements of this Section 2.03 shall be deemed satisfied by a stockholder with respect to business other than a nomination of a person for election to the Board of Directors if the stockholder has notified

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the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) as provided in the Sponsor Stockholders Agreement and the Amended and Restated Certificate of Incorporation, (2) by or at the direction of the Board of Directors or any committee thereof or (3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Sponsor Stockholders Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to

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questions or comments by participants and on stockholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) hereof), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (C)(3) of this Section 2.03, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time). Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Sponsor Stockholders Agreement remains in effect with respect to any Sponsor Stockholder (as defined in the Amended and Restated Certificate of Incorporation), such Sponsor Stockholder shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by applicable law, the Amended and Restated Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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SECTION 2.05 Quorum. Unless otherwise required by applicable law, the Amended and Restated Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Unless required by the Amended and Restated Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such a proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Amended and Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Amended and Restated Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Amended and Restated Certificate of Incorporation and in accordance with the DGCL.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat on the matters in question, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such

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adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 Powers. Except as otherwise provided by the Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the

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Corporation and do all such lawful acts and things as are not by the DGCL or the Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chairman. The number of directors shall be fixed in the manner provided in the Amended and Restated Certificate of Incorporation. The term of each director shall be as set forth in the Amended and Restated Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, directors representing a majority of the voting power of the directors present at such meeting shall elect one (1) of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Amended and Restated Certificate of Incorporation and the DGCL.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders Agreement. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Chief Executive Officer or the Secretary if directed by directors representing a majority of the voting power of the Board of Directors, and any such meeting shall be at such place, date and time as may be fixed by the person or persons at whose direction the meeting is called. Notwithstanding the foregoing, to the extent the Group II Directors and/or the Group III Directors (each as defined in the Amended and Restated Certificate of Incorporation) are permitted or required to approve any matter or take any action without the participation of any other members of the Board of Directors, a special meeting may be called by members representing a majority of the voting power of all Group II Directors and/or Group III Directors, as the case may be. Notice need not be given of regular meetings of the Board of Directors. At least forty eight (48) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director entitled to attend such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, the attendance as contemplated in any manner permitted by the DGCL, of (A) members of the Board of Directors who are entitled to vote a majority of the aggregate number of votes of the total number of directors of the Board of Directors, (B) at least one of the Group II Directors for so long as the MD Stockholders (as defined in the Amended and Restated Certificate of Incorporation) are entitled to nominate at least one such director and (C) at least one of the Group III Directors for so long as the SLP Stockholders (as defined in the Amended and Restated Certificate of Incorporation) are entitled to nominate at

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least one such director shall constitute a quorum for the transaction of business of the Board of Directors, and the affirmative vote of a majority of the aggregate number of votes of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the immediately preceding sentence, but subject to this Section 3.07, if a quorum does not exist at any meeting of a Board of Directors due solely to the lack of attendance of at least one Group II Director and/or one Group III Director at a properly called meeting of the Board of Directors, (x) such meeting shall be adjourned and, following notice to all members of the Board of Directors in accordance with Section 3.06 as if such adjournment were a newly called special meeting, recalled for the same purpose on a date not less than four (4) calendar days (or two (2) calendar days solely in the event that a bona fide emergency would result in a material adverse effect on the Corporation and its Subsidiaries (as defined in the Amended and Restated Certificate of Incorporation), taken as a whole) and not more than ten (10) calendar days from the date of adjournment, and (y) the attendance of at least one Group II Director and one Group III Director shall not be required to establish a quorum for such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting, and so long as a quorum is otherwise present at such recalled meeting); provided that in no event may such adjourned meeting be convened unless there are present directors entitled to cast at least one-third of the aggregate number of votes of the total number of directors of the Board of Directors. Each director shall be entitled to a number of votes as determined pursuant to the Amended and Restated Certificate of Incorporation.

SECTION 3.08 Action Without a Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.09 Remote Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.10 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity. Notwithstanding the foregoing, the Corporation shall reimburse the Sponsor Stockholders in connection with meetings of the Board of Directors and its committees as provided in the Sponsor Stockholders Agreement.

SECTION 3.11 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

COMMITTEES

SECTION 4.01 Committees; Committee Rules. Subject to the provisions of the Sponsor Stockholders Agreement, the Board of Directors may designate from time to time one or more committees, including, without

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limitation, an Audit Committee, a Capital Stock Committee and such other committees as may be required by the Sponsor Stockholders Agreement, each such committee to consist of one or more of the directors of the Corporation, in each case subject to the provisions of the Sponsor Stockholders Agreement. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee, in each case subject to the provisions of the Sponsor Stockholders Agreement. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee and consistent with the provisions of the Sponsor Stockholders Agreement, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee and in each case consistent with the provisions of the Sponsor Stockholders Agreement. Unless otherwise provided in such a resolution, the presence of directors representing a majority of the voting power of the members of the committee shall be necessary to constitute a quorum, provided that (i) if a committee has one or more Group II Directors (as defined in the Amended and Restated Certificate of Incorporation) as its members, the presence of at least one Group II Director shall be necessary to constitute a quorum and (ii) if a committee has one or more Group III Directors (as defined in the Amended and Restated Certificate of Incorporation) as its members, the presence of at least one Group III Director shall be necessary to constitute a quorum; and, unless otherwise provided in these Bylaws or the Sponsor Stockholders Agreement, all matters shall be determined by a vote of members representing a majority of the voting power of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member consistent with the provisions of the Sponsor Stockholders Agreement.

SECTION 4.02 Capital Stock Committee. For so long as any shares of Class V Common Stock remain outstanding, the Board of Directors shall maintain a Capital Stock Committee, which committee shall consist of at least three members, and shall at all times be composed of directors a majority of whom the Board of Directors has determined satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or, if the Class V Common Stock is not so listed, then of a company listed on the New York Stock Exchange. Each member of the Capital Stock Committee shall have one vote on all matters to come before the committee.

The Capital Stock Committee shall have and may exercise such powers, authority and responsibilities as may be granted by the Board of Directors in connection with the adoption of general policies governing the relationship between business groups or otherwise, including such powers, authority and responsibilities as are granted by the Board of Directors with respect to, among other things: (a) the business and financial relationships between the DHI Group (or any business or subsidiary allocated thereto) and the Class V Group (or any business or subsidiary allocated thereto) and (b) any matters arising in connection therewith. In addition, the Board of Directors shall not approve any (i) investment made by or attributed to the Class V Group, including any investment of any dividends received on the VMware, Inc. shares attributed to the Class V Group, other than (A) investments made by VMware, Inc. or (B) any reallocation related to the Retained Interest Dividend Amount or Retained Interest Redemption Amount, (ii) allocation of any acquired assets, businesses or liabilities to the Class V Group, (iii) allocation or reallocation of any assets, businesses or liabilities from one Group to the other

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(other than a pledge of any assets of one Group to secure obligations of the other, or any foreclosure on the assets subject to such a pledge), or (iv) resolution, or the submission to the shareholders of the Company of any resolution, setting forth an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class V Common Stock or any series thereof at any time the common stock of VMware, Inc. is publicly traded on a U.S. securities exchange and VMware, Inc. is required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case (i)-(iv), without the consent of the Capital Stock Committee. Any Board of Directors determination to amend, modify or rescind such general policies shall be effective only with the approval of the Capital Stock Committee.

Notwithstanding anything to the contrary contained herein, for so long as any shares of Class V Common Stock remain outstanding, this Section 4.02 shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates (as defined in the Amended and Restated Certificate of Incorporation), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon voting together as a separate class and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

For purposes of this Section 4.02, all capitalized terms used in this Section 4.02 but not defined herein shall have the respective meanings assigned thereto in the Amended and Restated Certificate of Incorporation.

ARTICLE V

OFFICERS

SECTION 5.01 Number. The officers of the Corporation shall include a Chief Executive Officer (who shall also be President for the purpose of the DGCL, unless otherwise determined by the Board of Directors), a Chief Financial Officer, a Chief Legal Officer or General Counsel and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 5.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chairman, each of whom does not need to be a member of the Board of Directors.

SECTION 5.03 Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The selection of the Chief Executive Officer shall be subject to the provisions of the Amended and Restated Certificate of Incorporation and the Sponsor Stockholders Agreement.

SECTION 5.04 President/Vice Presidents. The President and each Vice President, if any are elected (of whom one or more may be designated an Executive Vice President or Senior Vice President), shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

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SECTION 5.05 Chief Financial Officer. The Chief Financial Officer shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.06 Chief Legal Officer/General Counsel. The Chief Legal Officer or General Counsel shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.07 Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He or she shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.08 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 5.09 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 5.10 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 5.11 Contracts and Other Documents. The Chief Executive Officer, the Secretary and such other officer or officers as may from time to time be authorized by the Chief Executive Officer, the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors to authorize such action, shall each have the power to sign and execute on behalf of the Corporation deeds, conveyances, contracts and any and all other documents requiring execution by the Corporation.

SECTION 5.12 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the

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Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation, in each case consistent with the provisions of the Sponsor Stockholders Agreement.

SECTION 5.13 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 5.14 Resignation and Removal. Subject to the provisions of the Amended and Restated Certificate of Incorporation, any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03.

SECTION 5.15 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE VI

STOCK

SECTION 6.01 Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, (a) the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 6.02 Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 6.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives in the manner prescribed by law, the Amended and Restated Certificate of Incorporation, these Bylaws and the Sponsor Stockholder Agreement, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer

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if, when the certificates are presented for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 6.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 6.05 List of Stockholders Entitled To Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then, in addition to the foregoing requirements, a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then, in addition to the foregoing requirements, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 6.06 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 6.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, to the fullest extent permitted by applicable law, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

NOTICE AND WAIVER OF NOTICE

SECTION 7.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 7.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

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ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Right to Indemnification. Each person who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each, a “Person”), or by reason of any action alleged to have been taken or omitted by indemnitee in any such capacity or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), from and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees, costs and expenses), judgments, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by or on behalf of indemnitee in connection with such action, suit or proceeding, including any appeals or suffered by such indemnitee in connection therewith and such indemnification shall continue as to a indemnitee who has ceased to serve in the capacity which initially entitled such indemnitee to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that the Corporation not be obligated under this Section 8.01: (a) to indemnify indemnitee under these Bylaws for any amounts paid in settlement of an action, suit or proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned, or (b) to indemnify indemnitee for any disgorgement of profits made from the purchase or sale by indemnitee of securities of the Corporation under Section 16(b) of the Exchange Act.

In addition, subject to Section 8.04, the Corporation shall not be liable under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder (including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the indemnitee has otherwise actually received such payment under this Article VIII or any insurance policy, contract, agreement or otherwise.

SECTION 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right, to the fullest extent permitted by the DGCL, to be paid by the Corporation the expenses (including attorney’s fees, costs and expenses) incurred by the indemnitee in appearing at, participating in or defending, or otherwise arising out of or related to, any action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII pursuant to Section 8.03 (hereinafter an “advancement of expenses”); provided, however, that,

(a) if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such indemnitee, including, without limitation, service to an

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employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay any amounts so advanced (without interest) to the extent that it is determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 8.01 and 8.02 or otherwise;

(b) with respect to any action suit or proceeding of which the Corporation is so notified, the Corporation shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to indemnitee, upon the delivery to indemnitee of written notice of its election to do so.

SECTION 8.03 Right of Indemnitee to Bring Suit. In the event that (i) following a final adjudication, the Corporation determines in accordance with this Article VIII that the indemnitee is not entitled to indemnification, (ii) following a final adjudication, the Corporation denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within thirty (30) days following receipt of a request for indemnification as described above, (iii) payment of a claim under Section 8.01 or 8.02 is not paid in full by the Corporation within (a) ninety (90) days after a written claim for indemnification has been received by the Corporation following a final adjudication or (b) fifteen (15) days after a written claim for an advancement of expenses has been received by the Corporation or (iv) any other person takes or threatens to take any action designed to deny, or to recover from, the indemnitee the benefits provided or intended to be provided to indemnitee under this Article VIII, the indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense (including attorneys’ fees, costs and expenses) of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder following a final adjudication (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

SECTION 8.04 Indemnification Not Exclusive. (a) The provisions for indemnification to or the advancement of expenses and costs to any indemnitee under this Article VIII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VIII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by applicable law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, the Amended and Restated Certificate of Incorporation, other agreements or arrangements, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

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(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation shall be fully and primarily responsible for payments to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of (i) the DGCL, (ii) the Amended and Restated Certificate of Incorporation, (iii) this Article VIII, (iv) any other agreement between the Corporation or any of the Corporation’s Affiliates and the indemnitee pursuant to which the indemnitee is indemnified, (v) the laws of the jurisdiction of incorporation or organization of the Corporation or any of its Affiliates and/or (vi) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the Corporation or any of its Affiliates irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation or any of its Affiliates be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation or any of its Affiliates hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 8.04(b) and entitled to enforce this Section 8.04(b).

For purposes of this Section 8.04(b), the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Corporation and any indemnity-related entity pursuant to the DGCL, any agreement with and/or any certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 8.05 Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 8.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

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Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Subject to Section 8.04, in the event of any payment by the Corporation under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee with respect to any insurance policy or any other indemnity agreement covering the indemnitee. The indemnitee shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by the indemnitee in connection with such subrogation.

SECTION 8.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, individually or as a group, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 8.08 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 9.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 9.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall consist of the 52- or 53-week period ending on the Friday nearest January 31.

SECTION 9.04 Construction; Section Headings. For purposes of these Bylaws, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of these Bylaws and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 9.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Amended and Restated Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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ARTICLE X

AMENDMENTS

SECTION 10.01 Amendments. Subject to any approvals required by the Sponsor Stockholders Agreement or Section 4.02 herein, the Board of Directors is authorized to make, alter, amend, repeal and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Amended and Restated Certificate of Incorporation.

[Remainder of Page Intentionally Left Blank]

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Annex D

Tracking Stock Policy

DENALI HOLDING INC.

BOARD OF DIRECTORS

TRACKING STOCK POLICY STATEMENT

REGARDING DHI GROUP

AND CLASS V GROUP MATTERS

1.	General Policy

The Class V Common Stock is intended to initially reflect the direct and indirect economic rights of Denali Holding Inc., a Delaware corporation (the “Company”), in [                ] shares of Class A Common Stock, par value $0.01 per share, of VMware, Inc., a Delaware corporation (“VMware”), and [                    ] shares of Class B Common Stock, par value $0.01 per share, of VMware, in each case as owned by the Company as of the Effective Date. From time to time additional assets and liabilities may be allocated and reallocated to the Class V Group in accordance with the limitations set forth in the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Bylaws of the Company and as set forth herein.

All material matters as to which the holders of DHI Common Stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Board of Directors or any committee appointed by the Board of Directors to so act (in either case, the “Board”) of the Company and, where expressly provided herein or in the Bylaws, the Capital Stock Committee (as defined below) determine in accordance with such directors’ business judgment to be in the best interests of the Company and its stockholders as a whole. All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Certificate of Incorporation.

To the extent this or any subsequent policy statement (this “Policy Statement”) conflicts with any agreement that may exist from time to time between VMware and EMC (collectively, the “EMC/VMware Agreements”), the terms of such EMC/VMware Agreement shall control, and shall be deemed consistent with this Policy Statement.

2.	Amendment and Modification

The Board may, with the approval of the Capital Stock Committee (as defined below) but without stockholder approval, subject in each case to any limitations set forth in the Certificate of Incorporation, the Bylaws of the Company and to any limitations imposed by the fiduciary duties of the Board or applicable law, change the policies set forth in this Policy Statement, including any resolution implementing the provisions of this Policy Statement. The Board also may, with the approval of the Capital Stock Committee but without stockholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in this Policy Statement in connection with particular facts and circumstances, all as the Board may determine in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any decision by the Board to amend, modify or rescind this Policy Statement shall require the approval of the Capital Stock Committee and will be final, binding and conclusive.

3.	Corporate Opportunities

(i) Allocation. The Board will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group (together, the “Groups”), in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Board determines to be relevant including, without limitation:

(a)	whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of one Group’s business;

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(b)	whether one Group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business; and

(c)	existing contractual agreements and restrictions.

(ii) No Prohibition. No Group will be prohibited from:

(a)	engaging in the same or similar business activities or lines of business as the other Group;

(b)	doing business with any potential or actual supplier, competitor or customer of the other Group; or

(c)	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other Group.

(iii) No Duty, Responsibility or Obligation. In addition, neither the Company nor any Group will have any duty, responsibility or obligation:

(a)	to communicate or offer any business or other corporate opportunity that one Group has to the other Group, including any business or other corporate opportunity that may arise that either Group may be financially able to undertake, and that is, from its nature, in the line of either Group’s business and is of practical advantage to either Group;

(b)	to have one Group provide financial support to the other Group; or

(c)	otherwise to have one Group assist the other Group.

4.	Relationship between the Groups

The Company will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both Groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

(i) Commercial Inter-Group Transactions. All material commercial transactions in the ordinary course of business between the Groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither Group is under any obligation to use or make available to its customers services provided by the other Group, and each Group may use or make available to its customers services provided by a competitor of the other Group.

(ii) Other Transfers of Assets and Liabilities. To the extent not governed by clause (i) above, the Board may, with the approval of the Capital Stock Committee but without stockholder approval, otherwise allocate and reallocate assets and liabilities from one Group to the other. Any such reallocation will be effected by:

(a)	the reallocation of other assets or consideration (including services) of the transferee Group to the transferor Group and/or of liabilities of the transferor Group to the transferee Group;

(b)	in the case of a reallocation of assets, the creation of inter-Group debt owed by the transferee Group to the transferor Group or the reduction of inter-Group debt owed by the transferor Group to the transferee Group;

(c)	in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares;

(d)	in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

(e)	a combination of any of the above;

in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Certificate of Incorporation to the extent applicable and otherwise by the Board with the approval of the Capital Stock Committee, in each case in good faith in accordance with its business judgment.

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(iii) Treasury and Cash Management Policies. As of the Effective Date, all of the debt and preferred stock of the Company and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) will be allocated to the DHI Group. Thereafter, the following will apply:

(a)	The Company will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, except as otherwise provided with respect to Convertible Securities in paragraph (c) below or where the Board with the approval of the Capital Stock Committee determines that such debt or preferred stock is being incurred for the benefit of the Class V Group rather than the DHI Group. Any repurchases or repayment of debt or preferred stock will be charged to the Group to which such debt or preferred stock was allocated.

(b)	Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, will bear interest at a rate at which the Company could borrow such funds. Debt attributed to the DHI Group will bear interest at a rate equal to the difference between the Company’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries). Interest rates will be calculated on a quarterly basis. Dividends on any preferred stock attributed to the DHI Group will be charged to the DHI Group, and dividends on any preferred stock attributed to the Class V Group will be charged to the Class V Group.

(c)	The Company will attribute each future issuance of DHI Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of DHI Common Stock) and the proceeds thereof to the DHI Group. The Company will attribute each future issuance of Class V Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) and the proceeds thereof to the Class V Group, except to the extent the Company attributes any such issuance and the proceeds thereof to the DHI Group in respect of a reduction in the Number of Retained Interest Shares.

(d)	Dividends on DHI Common Stock will be charged against the DHI Group, and dividends on Class V Common Stock will be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, the Company will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

(e)	Repurchases of DHI Common Stock will be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Board in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares shall not be changed as a result thereof.

(f)

The Company will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-Group revolving credit loans unless (i) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (ii) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest Shares, or (iii) the Board determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when the Company will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-Group revolving credit loan. The Board will make such a determination in the exercise of its business judgment at the time of such transfer based upon all

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relevant circumstances. Factors the Board may consider include, without limitation, the current and projected capital structure of each Group; the financing needs and objectives of the recipient Group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

(g)	Cash transfers accounted for as inter-Group loans will bear interest at the rates described in paragraph (a) above. In addition, any cash transfers accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Company could borrow such funds.

(h)	Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution will correspondingly increase the Class V Group’s equity account and the Number of Retained Interest Shares.

(i)	Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares will correspondingly reduce the Class V Group’s equity account and the Number of Retained Interest Shares.

(j)	In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise shall be allocated to the DHI Group and the Number of Retained Interest Shares will be correspondingly reduced.

(iv) Intangible Assets. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. These assets will be attributed to the respective Groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group, the intangible assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each Group.

5.	Dividend Policy

Subject to the limitations on dividends set forth in the Certificate of Incorporation and to applicable law, the holders of DHI Common Stock and the holders of Class V Common Stock will be entitled to receive dividends on that stock when, as and if the Board authorizes and declares dividends on that stock.

The Company does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Board will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of the Company as a whole, and other factors that the Board considers relevant.

6.	Financial Reporting; Allocation Matters

(i) Financial Reporting. The Company will prepare and include in its periodic filings with the Securities and Exchange Commission consolidated financial statements of the Company and unaudited financial information that will show the attribution of the Company’s assets, liabilities, revenue and expenses to the Class V Group in accordance with this tracking stock policy for so long as the Class V Common Stock is outstanding. For purposes of the unaudited financial information, the Class V Group will be allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time.

(ii) Shared Services and Support Activities. If the Class V Group is allocated operating assets, the Company will directly charge specifically identifiable corporate overhead and other costs to the Class V

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Group. Where determinations based on specific usage alone are impracticable, the Company will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in and total revenues generated by each Group.

7.	Taxes

In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of a Group will be attributed to that Group in the reasonable discretion of the Board. Tax items that are attributable to a Group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that Group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both Groups, such taxes and tax benefits will be attributed to each Group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each Group. Such allocation to or from a Group is intended to reflect its actual effect, whether positive or negative, on the Company’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a Group generating those benefits but can be used to reduce the tax liability of the other Group will be credited to the Group that generated those benefits, and a corresponding amount will be charged to the Group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each Group may not necessarily be the same as that which would have been payable or refundable had that Group filed separate income tax returns.

EMC, VMware and the other entities included in the Company’s consolidated tax group are parties to a tax sharing agreement (the “Agreement”). The Agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Company’s or EMC’s affiliated group. Any payments made pursuant to the Agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment shall offset the applicable charge or credit, as determined in the reasonable discretion of the Board.

Taxes and tax items from employee or director compensation or employee benefits will be allocated to the Group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).

Notwithstanding the foregoing, the DHI Group shall be allocated any tax liability of the Company or its subsidiaries resulting from the Class V Common Stock issued on the [closing date] being treated as other than stock of the Company or the deemed disposition of assets of the Class V Group resulting from the issuance of Class V Common Stock on the [closing date]; provided, that any such tax liability shall be allocated to the Class V Group to the extent such tax liability results from any change in U.S. federal income tax law described in clause (i) of the definition of Tax Event set forth in the Certificate of Incorporation or any comparable change in state or local income tax laws after the [closing date] (a “Post-Change Tax Liability”). Notwithstanding the proviso set forth in the immediately preceding sentence, the Class V Group shall not be allocated any Post-Change Tax Liability, and the DHI Group shall be allocated any Post-Change Tax Liability, to the extent such tax liability reasonably could have been avoided by the conversion of Class V Common Stock into Class C Common Stock by the Company after the occurrence of a Tax Event pursuant to Section 5.2(r) of the Certificate of Incorporation and (i) the Company has not so converted the Class V Common Stock or (ii) has so converted the Class V Common Stock but failed to use its reasonable best efforts to list the Class C Common Stock for trading on the New York Stock Exchange or the NASDAQ Stock Market.

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8.	Capital Stock Committee

The Company will establish a standing committee of the Board known as the Capital Stock Committee (the “Capital Stock Committee”). The Capital Stock Committee shall consist of at least three members, and shall at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or if the Class V Common Stock is not so listed then of a company listed on the New York Stock Exchange. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee. The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Bylaws of the Company and in this Policy Statement, and such other powers, authority and responsibilities as the Board may grant to such committee, which shall include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Common Stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Board) of the value at grant of all such compensation shall consist of Class V Common Stock or options thereon.

In making determinations in connection with this Policy Statement, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Board and of the Capital Stock Committee, in performing their duties in connection with the matters covered by this Policy Statement, shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, advice or statements presented to the Company, the Board or the Capital Stock Committee by any of the Company’s officers or employees, or other committees of the Board, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of the Company, the Board or the Capital Stock Committee.

[Remainder of Page Intentionally Left Blank]

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Annex E

Part 13 of the Massachusetts Business Corporation Act

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

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Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate; (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

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(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights

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of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

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(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

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Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

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Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

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(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

[Remainder of Page Intentionally Left Blank]

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Annex F

October 11, 2015

The Board of Directors

EMC Corporation

176 South Street

Hopkinton, MA 01748

Members of the Board:

We understand that EMC Corporation (the “Company”), Denali Holding Inc. (the “Buyer”), Dell Inc. and Universal Acquisition Co., a direct wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 11, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held directly or indirectly by the Buyer, Acquisition Sub or any subsidiary which is directly or indirectly wholly-owned by the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive (i) a certain number of shares of common stock, par value $0.01 per share, designated as Class V common stock of the Buyer (the “Class V Common Stock”), determined pursuant to the formula set forth in the Merger Agreement and having the terms set forth in the Amended and Restated Certificate of Incorporation of the Buyer included as Exhibit C to the Merger Agreement (the “Stock Consideration”), and (ii) $24.05 per share in cash (together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and VMware, Inc. (“VMware”), respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and VMware, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company concerning the Company and VMware;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer;

5)	Discussed the past and current operations and financial condition and the prospects of the Company and VMware, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Reviewed the reported prices and trading activity for the Company Common Stock and the VMware common stock;

7)	Compared the financial performance of the Company and VMware and the prices and trading activity of the Company Common Stock and the VMware common stock with that of certain other publicly-traded companies comparable with the Company and VMware, respectively, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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9)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Buyer related to the Class V Common Stock, the draft commitment letter from a lender substantially in the form of the draft dated October 10, 2015 (the “Commitment Letter”) and certain related documents;

11)	Reviewed the Buyer’s proposed sources and uses of funds in connection with the transactions contemplated by the Merger Agreement; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Buyer, respectively, of the future financial performance of the Company and VMware. At the Company’s direction, our analysis relating to the business and financial prospects of the Company and VMware for purposes of this opinion has been made on the basis of the Company projections concerning the Company and VMware. We have been advised by the Company, and have assumed, with the Company’s consent, that the financial projections are reasonable bases upon which to evaluate the business and financial prospects of the Company and VMware, respectively. We express no view as to the financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as an exchange, pursuant to the Internal Revenue Code of 1986, as amended, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of VMware, the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, the Buyer or VMware, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any parties, other than the Buyer, as to the possible acquisition of the Company or any of its constituent businesses.

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We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and financial advisory and financing services for the Buyer and certain affiliates of the Buyer, and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company, VMware, the Buyer and certain affiliates of the Buyer in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, VMware or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in investment funds managed by affiliates of Morgan Stanley that in the ordinary course may hold direct equity and/or partnership interests in private equity funds managed by affiliates of the Buyer. In addition, a director of the Company is also a member of the Morgan Stanley board of directors and qualifies as an “independent director” under Morgan Stanley’s corporate governance policies.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Class V Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Robert Eatroff
Robert Eatroff Managing Director

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Annex G

October 11, 2015

The Board of Directors of

EMC Corporation

176 South Street

Hopkinton, MA 01748

Members of the Board of Directors:

We understand that EMC Corporation, a Massachusetts corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of October 12, 2015 (the “Merger Agreement”), with Denali Holding Inc., a Delaware corporation (“Parent”), Dell Inc., a Delaware corporation and Universal Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), other than Company Common Stock directly or indirectly owned by Parent or Merger Sub, Company Common Stock beneficially owned by a Subsidiary of the Company that is directly or indirectly wholly owned by the Company and any Dissenting Shares, will be converted into the right to receive (i) a number of shares of Class V Common Stock, par value, $0.01 per share, of Parent (which will have the terms set forth in the Amended and Restated Certificate of Incorporation of Parent attached as Exhibit C to the Merger Agreement) equal to the quotient obtained by dividing (I) 222,966,450 by (II) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued as a result of vesting of Company Equity Awards) (the “Stock Consideration”) and (ii) $24.05 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and VMware, Inc. (“VMware”) that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and VMware prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company under alternative business assumptions and certain non-public projected financial data relating to the Company, the Company (excluding VMware) and VMware on a stand-alone basis, each prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock and VMware common stock;

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(vii)	reviewed certain publicly available information relating to financial performance of publicly traded tracking stock of other companies;

(viii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	reviewed a draft of the Merger Agreement, dated October 11, 2015, including a draft of Exhibit C thereto received on the same date, which we have assumed are in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(x)	reviewed Parent’s proposed sources and uses of funds in connection with the transactions contemplated by the Merger Agreement; and

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and VMware referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and VMware under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or VMware, or the assumptions on which they are based. We have further assumed that (i) Parent and its Subsidiaries will be Solvent immediately after giving effect to the transactions contemplated by the Merger Agreement and (ii) neither Parent nor any of its Subsidiaries will incur any material Tax obligation as a result of the consummation of the transactions contemplated by the Merger Agreement. We have also assumed that the Merger, together with the related transactions contemplated by the Merger Agreement, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification

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to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of Parent, including Class V Common Stock, or shares of VMware will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C. and its affiliates, provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, the only material relationship that existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship was the representation of the Special Committee of the Board of Directors of Dell Inc. in relation to its acquisition by a consortium of investors. Prior to this engagement, we, Evercore Group L.L.C. and its affiliates, have also performed services for certain portfolio companies of funds managed by Silver Lake Partners, which also manages funds that are investors in Parent, and have received customary fees for rendering these services. We may provide financial or other services to Parent (or the Surviving Corporation) in the future and in connection with any such services we may receive compensation. In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, VMware, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ J. Stuart Francis
J. Stuart Francis Senior Managing Director

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